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Filed pursuant to Rule 424(b)(3)
Registration Number 333-143629

OFFER BY DG FASTCHANNEL, INC.
to
Exchange 0.1895 of a Share of Common Stock
of
DG FastChannel, Inc.
for
Each Outstanding Share of Common Stock
(Including the Associated Preferred Share Purchase Rights)
of
Point.360

        THIS OFFER, AND YOUR RIGHT TO WITHDRAW SHARES OF POINT.360 COMMON STOCK YOU TENDER INTO THIS OFFER, WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, AUGUST 8, 2007, UNLESS WE EXTEND THIS OFFER.

        We are offering to exchange 0.1895 shares of DG FastChannel common stock for each share of Point.360 common stock (including the associated preferred share purchase rights) that you validly tender in this offer, on the terms and conditions contained in this prospectus and in the related letter of transmittal. The number of shares of DG FastChannel common stock to be exchanged for each share of Point.360 common stock was obtained by dividing 2,000,000 by the number of shares of Point.360 common stock (excluding shares owned directly or indirectly by DG FastChannel or Point.360) issued and outstanding immediately prior to the consummation of this offer.

        This offer is being made pursuant to an Agreement and Plan of Merger and Reorganization, which is referred to throughout this prospectus as the merger agreement, dated as of April 16, 2007, as amended, by and among DG FastChannel, Point.360 and New 360, a wholly-owned subsidiary of Point.360. The board of directors of Point.360 has (1) adopted the merger agreement and approved the transactions contemplated thereby, including this offer, and (2) recommended that holders of Point.360 common stock accept this offer and tender their Point.360 common stock to DG FastChannel pursuant to this offer. Haig S. Bagerdjian, the largest stockholder of Point.360 and its chairman, president and chief executive officer, who holds approximately 25.23% of the fully diluted shares of Point.360 common stock, calculated as described in this prospectus, has entered into an agreement with DG FastChannel pursuant to which he will be required to tender his shares in the exchange offer.

        This offer is conditioned on (1) there being validly tendered and not properly withdrawn prior to the expiration of this offer at least a majority of the fully diluted shares of Point.360 common stock, calculated as described in this prospectus, (2) the completion of the spin-off of New 360, a wholly-owned subsidiary of Point.360 to which Point.360 will contribute all of the assets owned, licensed or leased by Point.360 that are not used exclusively in connection with the advertising distribution business of Point.360, to the Point.360 shareholders and (3) the other conditions described in this prospectus under "The Offer—Conditions of the Offer" on page 46.

        After completion of this offer, DG FastChannel will cause Point.360 to complete a merger with and into DG FastChannel, with DG FastChannel continuing as the surviving corporation, in which each outstanding share of Point.360 common stock (except for shares beneficially owned directly or indirectly by DG FastChannel for its own account) will be converted into the right to receive shares of DG FastChannel common stock at the same exchange ratio as used in this offer, subject to appraisal rights to the extent applicable under California law. If after the completion of this offer we beneficially own more than 90% of the outstanding shares of Point.360 common stock or if we exercise our option to purchase additional shares directly from Point.360 to reach the 90% threshold, we may effect this merger without the approval of Point.360 stockholders, as permitted under California and Delaware law.

        DG FastChannel is not asking Point.360 stockholders for a proxy at this time and Point.360 stockholders are requested not to send a proxy. Any solicitation of proxies, if required, will be made pursuant to separate proxy solicitation materials complying with the requirements of Section 14(a) of the Securities Exchange Act of 1934, as amended, which is referred to throughout this prospectus as the Exchange Act.

        SEE "RISK FACTORS" BEGINNING ON PAGE 24 FOR A DISCUSSION OF ISSUES THAT YOU SHOULD CONSIDER IN DETERMINING WHETHER TO TENDER YOUR SHARES IN THIS OFFER.

        DG FastChannel common stock is traded on the Nasdaq Global Market under the symbol "DGIT." Point.360 common stock is traded on the Nasdaq Global Market under the symbol "PTSX."

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED IN THIS OFFER AND THE SUBSEQUENT MERGER OR DETERMINED IF THE INFORMATION CONTAINED IN THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is June 8, 2007, as amended on June 27, 2007 and July 11, 2007, and it will be distributed on or about July 11, 2007.

i

        As permitted under the rules of the Securities and Exchange Commission (the "SEC"), this prospectus incorporates important business and financial information about DG FastChannel that is contained in documents filed with the SEC but that is not included in or delivered with this prospectus. You may obtain copies of these documents, without charge, from the website maintained by the SEC at www.sec.gov, as well as other sources. See "Additional Information—Where You Can Find Additional Information" on page 91. You may also obtain copies of these documents, without charge, upon written or oral request to our information agent, D.F. King & Co., Inc. ("D.F. King") (Banks and Brokerage Firms, please call (212) 269-5550; all others call toll free: (800) 488-8075; the e-mail address is info@dfking.com). To obtain timely delivery of copies of these documents, you should request them no

ii

later than five business days prior to the expiration of this offer. UNLESS THIS OFFER IS EXTENDED, THE LATEST YOU SHOULD REQUEST COPIES OF THESE DOCUMENTS IS MONDAY, JULY 30, 2007.

        Except as otherwise specifically noted, "DG FastChannel," "we," "our," "us" and similar words in this prospectus refer to DG FastChannel, Inc. We refer to Point.360 as "Point.360" and to New 360 as "New 360."

        In "Questions and Answers About the Offer" below and in the "Summary" beginning on page 7, we highlight selected information from this prospectus, but we have not included all of the information that may be important to you. To better understand the offer and the subsequent merger, and for a more complete description of their legal terms, you should carefully read this entire prospectus, including the section entitled "Risk Factors" on page 24 and the annexes hereto, as well as the documents we have incorporated by reference into this prospectus. See "Additional Information—Where You Can Find Additional Information" on page 91.

        You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. The information contained in this prospectus and the documents incorporated by reference are accurate only as of their respective dates, regardless of the time of delivery of this prospectus. Our business, financial condition, results of operations and prospects may have changed since those dates.

iii

QUESTIONS AND ANSWERS ABOUT THE OFFER

Q.	Who Is Offering to Buy Your Shares?
A.
DG FastChannel delivers the standard in digital media services to the advertising, broadcast and publishing industries. DG FastChannel's innovative technology solutions help advertisers and agencies work faster, smarter and more competitively. Offering both the ubiquitous reach of multicast satellite transmissions and the targeted capabilities of Internet technologies, DG FastChannel has deployed a suite of business intelligence and asset management tools and creative and production resources designed specifically for the advertising community. DG FastChannel's next generation distribution platform includes high definition electronic video distribution capabilities that streamline the advertising process from point of ingest via digital distribution to its edge-servers located at TV, cable and network broadcasters. DG FastChannel's online media distribution network and suite of products and services are relied upon by more than 5,000 advertisers and agencies, and over 21,000 online radio, television, cable, network and print publishing destinations.
Q.	Why Are We Making the Offer?
A.	We are making the offer for the purpose of acquiring control of Point.360 and ultimately all of the outstanding shares of Point.360 common stock.
Q.	How will Point.360 be Restructured Prior to the Consummation of the Offer?
A.
Pursuant to a Contribution Agreement, which is referred to throughout this prospectus as the contribution agreement, dated as of April 16, 2007, as amended, by and among DG FastChannel, Point.360 and New 360, prior to the consummation of the offer, Point.360 will contribute to its wholly owned subsidiary, New 360, all of the assets owned, licensed or leased by Point.360 that are not used exclusively in connection with the business of Point.360 representing advertising agencies, advertisers, brands and other media companies, which is referred to throughout this prospectus as the ADS business, and New 360 will assume certain liabilities of Point.360. Immediately following such contribution but prior to the consummation of the offer, Point.360 will distribute to its shareholders pro rata all of the capital stock then outstanding of New 360, which is referred throughout this prospectus as the spin-off. Immediately thereafter, DG FastChannel will contribute to New 360 all of its shares of the capital stock of New 360. The shares of capital stock of New 360 will be registered under the Exchange Act and will be approved for listing on the Nasdaq Global Market. As a result of such contribution and spin-off transactions, at the consummation of the offer, the assets and liabilities of Point.360 will consist only of those assets and liabilities exclusively related to the ADS business.
Q.	What Will You Receive in Exchange for the Shares of Point.360 Common Stock that You Tender in the Offer?
A.
If we complete the offer, you will receive 0.1895 shares of DG FastChannel common stock for each share of Point.360 common stock (including the associated preferred share purchase rights) that you validly tender in the offer, on the terms and conditions contained in this prospectus and in the related letter of transmittal. The exact number of shares of DG FastChannel common stock to be exchanged for each share of Point.360 common stock was obtained by dividing 2 million by the number of shares of Point.360 common stock (excluding shares owned directly or indirectly by DG FastChannel or Point.360) issued and outstanding immediately prior to the consummation of the offer.

We will not issue fractional shares of DG FastChannel common stock. Instead, any Point.360 shareholder entitled to receive a fractional share of DG FastChannel common stock will receive a cash payment in lieu of the fractional interest. See "The Offer—Cash Instead of Fractional Shares of DG FastChannel Common Stock" on page 53.

Q.	What Does the Board of Directors of Point.360 Think of the Offer and the Merger?
A.
On April 13, 2007, the board of directors of Point.360 approved the merger agreement, the offer and the merger, the contribution agreement and determined that the merger agreement and the transactions contemplated thereby, including the offer, are advisable, fair to and in the best interest of Point.360 shareholders. The board of directors of Point.360 also has recommended that Point.360 shareholders approve the merger contemplated by the merger agreement, if required by applicable law, accept the offer and tender their shares of Point.360 common stock in the offer. The board of directors of Point.360 has received a written opinion, dated April 13, 2007, from Marshall & Stevens, Incorporated, or Marshall & Stevens, the financial advisor to Point.360, to the effect that, as of the date of the opinion and based on and subject to the matters described in the opinion, the consideration to be received by Point.360 shareholders in the offer and merger is fair, from a financial point of view, to such shareholders. A summary of Marshall & Stevens' opinion, including the analyses performed, the bases and methods of arriving at the opinion and a description of Marshall & Stevens' investigation and assumptions, is provided in Point.360's Solicitation/Recommendation Statement on Schedule 14D-9, which is referred to throughout this prospectus as the Point.360 Recommendation Statement, which is being mailed to you together with this prospectus. The full text of Marshall & Stevens' written opinion, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached to the Point.360 Recommendation Statement as Annex A. For more information about the position of the board of directors of Point.360 on the offer, see the Point.360 Recommendation Statement.
Q.	What Does Point.360's Largest Shareholder Think of the Offer and the Merger?
A.
On April 16, 2007, Haig S. Bagerdjian, the largest shareholder of Point.360 and Point.360's chairman, president and chief executive officer, holding approximately 25.23% of the fully diluted shares of Point.360 common stock, entered into a support agreement with DG FastChannel pursuant to which he will be required to tender his shares in the offer. See "Interests of Certain Persons in the Offer and Subsequent Merger—Certain Agreements Between Haig Bagerdjian and DG FastChannel" on page 65.
Q.	What Are the Potential Benefits of the Offer and the Merger to Point.360 Shareholders?
A.	We believe that the offer should be attractive to Point.360 shareholders for the reasons described elsewhere in this prospectus, as well as for the following reasons:
•
based on the closing prices of shares of Point.360 common stock on April 16 and 17, 2007, the last trading day preceding, and the trading day immediately following, respectively, our first announcement of our intention to acquire the outstanding shares of Point.360 common stock, the price per share of Point.360 Common Stock increased by 47%. On July 6, 2007, the last trading date prior to the printing of this prospectus for which this information was practicably available, the closing prices of a share of DG FastChannel common stock and a share of Point.360 common stock, as reported on the Nasdaq Global Market, were $20.68 and $5.70, respectively;
•
you will have the opportunity to hold shares in a larger, more diversified combined company which we believe will have greater access to capital to pursue strategic growth opportunities in the digital media services industry than would Point.360 on a stand-alone basis; and
•
you will have the opportunity to continue to share in the ADS business, future performance through your ownership of shares of DG FastChannel common stock, as well as an opportunity to similarly share in the performance of our other businesses.

Q.	What Are Some of the Other Factors You Should Consider in Deciding Whether to Tender Your Shares of Point.360 Common Stock?
A.	In addition to the factors described elsewhere in this prospectus, you should consider the following:
•
as a DG FastChannel stockholder, your interest in the performance and prospects of the ADS business would only be indirect and in proportion to your share ownership in DG FastChannel. You, therefore, will not realize the same financial benefits of future appreciation in the value of the ADS business, if any, that you may realize if the offer and the merger were not completed and you remained a Point.360 shareholder; and
•
an investment in a company of Point.360's size may be associated with greater risk and a greater potential for a higher return than an investment in a more diversified company such as DG FastChannel. On the other hand, as a shareholder in a more diversified company, your investment will be exposed to risks and events that likely would have had little or no effect on Point.360 as a stand-alone company.

We describe various factors Point.360 shareholders should consider in deciding whether to tender their shares under "Risk Factors" on page 24 and "Background and Reasons for the Offer and Contemplated Merger—Additional Factors for Consideration by Point.360 Shareholders" on page 44.
Q.	How Do You Participate in the Offer?
A.
You are urged to read this entire prospectus carefully, and to consider how the offer and the merger affect you. Then, if you wish to tender your shares of Point.360 common stock, you should complete and sign the enclosed letter of transmittal and return it with your stock certificates to the exchange agent and depository at its address set forth on the back cover page of this prospectus or, if you hold your shares in "street name" through a broker, ask your broker to tender your shares. Please read this prospectus carefully for more information about procedures for tendering your shares, the timing of the offer, extensions of the offer period and your rights to withdraw your shares from the offer.
Q.	What Are the Most Significant Conditions to the Offer?
A.
The offer is conditioned upon, among other things, satisfaction of the requirement that there must be validly tendered, and not properly withdrawn, prior to the expiration of the offer, at least a majority of the fully diluted shares of Point.360 common stock, which is defined as the sum of all outstanding shares of Point.360 common stock and all shares of Point.360 common stock issuable pursuant to outstanding Point.360 stock options. In addition to this "minimum condition," the following conditions must also be met as of the expiration of the offer, unless waived by us, where permissible:
	•	the registration statement on Form S-4 of which this prospectus is a part must have become effective;
	•	the shares of DG FastChannel common stock issuable in the offer shall have been approved for listing on the Nasdaq Global Market;
	•	Point.360 and DG FastChannel shall have received certain tax opinions;
	•	there shall have been no event having a material adverse effect on Point.360 and no specified breaches by Point.360 of the merger agreement;
•
there shall be no legal impediments to the offer and certain events such as trading suspensions, banking moratoriums or the commencement or acceleration of a war or any material terrorist activities involving the United States shall not have occurred;

•
Point.360's board of directors shall not have withdrawn its recommendation of the offer and no person (other than DG FastChannel, Julia Stefanko or Mr. Bagerdjian) shall have become the beneficial owner of more than 10% of the outstanding shares of Point.360 common stock;
	•	the contribution and the spin-off shall have been completed;
•
DG FastChannel shall have received, from New 360, an executed non-competition agreement, post-production services agreement, working capital reconciliation agreement, and indemnification and tax matters agreement;
	•	DG FastChannel shall have received, from certain members of Point.360 management, an executed officer confidentiality agreement; and
	•	the merger agreement shall not have been terminated pursuant to its terms.
These conditions and other conditions to the offer are discussed in this prospectus under "The Offer—Conditions of the Offer" on page 46.
Q.	If You Decide Not to Tender, How Will This Affect the Offer and Your Shares of Point.360 Common Stock?
A.
We will not acquire any shares of Point.360 common stock in the offer unless the minimum condition is satisfied. Your failure to tender your shares of Point.360 common stock will reduce the likelihood that we will receive tenders of a sufficient number of shares of Point.360 common stock to be able to complete the offer. However, in light of the agreement with Mr. Bagerdjian to tender his shares, the fact that DG FastChannel already owns 13.25% of the fully diluted shares of Point.360 common stock and the intent of the directors and officers of Point.360 to tender the shares they hold in the offer, we believe that it is highly likely that the minimum condition will be satisfied in the offer, unless an event occurs that enables Point.360 to terminate the merger agreement.

The offer is the first step in our acquisition of Point.360's ADS business and is intended to facilitate the acquisition of all outstanding shares of Point.360 common stock. After completion of the offer, we will cause Point.360 to complete a merger with and into DG FastChannel, with DG FastChannel continuing as the surviving corporation, which is referred to throughout this prospectus as the merger. The purpose of the merger is to acquire all outstanding shares of Point.360 common stock not exchanged in the offer. In the merger, each outstanding share of Point.360 common stock (except for shares beneficially owned directly or indirectly by DG FastChannel for its own account) will be converted into the right to receive shares of DG FastChannel common stock at the same exchange ratio used in the offer, subject to appraisal rights to the extent applicable under California law. If the merger takes place, except for your right to an appraisal of your shares of Point.360 common stock to the extent applicable under California law, the only difference to you between tendering your Point.360 common stock in the offer and not tendering your Point.360 common stock is that you will receive shares of DG FastChannel common stock earlier if you tender your shares in the offer. An earlier tender of your shares of Point.360 common stock may, however, help to ensure the satisfaction of the minimum condition and the completion of the offer and merger.

Q.	How Long Will It Take to Complete the Offer and the Merger?
A.
We hope to complete the offer by the third quarter of 2007. The offer is currently scheduled to expire at 12:00 midnight, New York City time, on Wednesday, August 8, 2007. However, we may extend the offer if the conditions to the offer have not been satisfied as of the offer's scheduled expiration or if we are required to extend the offer pursuant to the SEC's tender offer rules. After completion of the offer, DG FastChannel will cause Point.360 to be merged with and into DG FastChannel, with each outstanding share of Point.360 common stock (except for shares beneficially owned directly or indirectly by DG FastChannel for its own account) being converted into the right to receive shares of DG FastChannel common stock at the same exchange ratio as used in the offer, subject to appraisal rights to the extent applicable under California law. If, after the completion of the offer we beneficially own more than 90% of the outstanding shares of Point.360 common stock, including because we have exercised our option to purchase shares directly from Point.360, we may effect the merger without the approval of Point.360 shareholders, as permitted under California and Delaware law, which could occur promptly following the completion of the offer. If we complete the offer but own less than 90% of the Point.360 common stock after the offer, and we do not exercise our option to purchase shares directly from Point.360, then the merger will require Point.360 shareholder approval. As the then-majority shareholder of Point.360, we will approve the merger by written consent and we will complete the merger after a definitive information statement regarding the merger is disseminated to Point.360 shareholders. In such circumstances, the consummation of the merger could take six weeks or more following the completion of the offer.
Q.	Do You Have to Vote to Approve the Offer or the Merger?
A.
Because we are extending the offer directly to Point.360 shareholders, Point.360 shareholders are not being asked to vote to approve the offer. Approval by Point.360 shareholders, however, may be required to approve the merger following the successful completion of the offer. If approval is required, once the offer is completed, it can be accomplished solely by us because we will own a majority of the shares of Point.360 common stock at that time. Point.360 shareholders will receive an information statement relating to our approval of the merger. If we own 90% or more of the outstanding common stock of Point.360 following completion of the offer or if we exercise our option to purchase additional shares directly from Point.360 to reach the 90% threshold, the merger can be accomplished without any vote of Point.360 shareholders under applicable California and Delaware law.
Q.	What Percentage of the DG FastChannel Common Stock Will Current Point.360 Shareholders Own after the Completion of the Offer and the Merger?
A.
We anticipate that the completion of the offer and the merger will result in the exchange of the outstanding shares of Point.360 common stock into approximately 11% of the DG FastChannel common stock outstanding at the conclusion of the transactions, without regard to DG FastChannel stock options, and approximately 10% on a fully diluted basis. In general, this assumes that:
• 2.0 million shares of DG FastChannel common stock would be issued in the offer and the subsequent merger;
• approximately 15.9 million shares of DG FastChannel common stock are outstanding before giving effect to the completion of the offer and the subsequent merger; and
• no Point.360 shareholders exercise appraisal rights.

Q.	Will You be Taxed on the Shares of DG FastChannel Common Stock that You Receive?
A.
It is a condition to the completion of the offer that DG FastChannel and Point.360 receive legal opinions from their respective tax counsel to the effect that the offer and the merger together will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or the Code. A Point.360 shareholder who, consistent with such opinions, receives his, her or its shares of DG FastChannel common stock pursuant to a transaction constituting a reorganization within the meaning of Section 368(a) of the Code will not recognize any gain or loss in the offer and/or the merger, except for gain or loss attributable to cash received in lieu of a fractional share of DG FastChannel common stock. Shareholders should consult their tax advisors for a full understanding of all of the tax consequences of the offer and the merger to them. See "The Offer—Material U.S. Federal Income Tax Consequences" on page 53.
Q.
Do the Statements on the Cover Page Regarding this Prospectus Being Subject to Change or Amendment and the Registration Statement Filed with the SEC Not Yet Being Effective Mean that the Offer May Not Commence?
A.
No. As permitted under SEC rules, we may commence the offer without the registration statement, of which this prospectus is a part, having been declared effective by the SEC. We cannot, however, complete the offer and accept for exchange any shares of Point.360 common stock tendered in the offer until the registration statement is declared effective by the SEC and the other conditions to our offer have been satisfied or, where permissible, waived. The offer will commence when we first mail this prospectus and the related letter of transmittal to Point.360 shareholders.
Q.	Are DG FastChannel's Business, Results of Operations, Financial Condition and Prospects Relevant to Your Decision to Tender Your Shares in the Offer?
A.
Yes. Shares of Point.360 common stock accepted in the offer will be exchanged for shares of DG FastChannel common stock and therefore you should consider DG FastChannel's business, results of operations, financial condition and prospects before you decide whether to tender your shares in the offer. In considering our business, results of operations, financial condition and prospects, you should review the documents attached as Annexes G through I to this prospectus because they contain detailed business, financial and other information about us.
Q.	Whom Can You Call with Questions about the Offer?
A.	You can contact our information agent for the offer:
D.F. King & Co., Inc. 48 Wall Street, 22nd Floor New York, NY 10005 Banks and Brokerage Firms, please call (212) 269-5550 All others call toll-free: (800) 488-8075

Cautionary Statement Regarding Forward-Looking Statements

        This prospectus contains "forward-looking statements." These statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management of DG FastChannel, whose assumptions are based on information currently available to DG FastChannel management. When we use words such as "believes," "expects," "anticipates," "intends," "plans," "estimates," "should," "likely," "potential" or similar expressions, we are making forward-looking statements. Forward-looking statements include, but are not limited to, the information concerning possible or assumed future results of operations of DG FastChannel and Point.360 set forth in this prospectus.

        Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The actual results of the combined company after the merger may differ materially from those expressed in the forward-looking statements. Many of the factors that will determine these results and values are beyond DG FastChannel's or Point.360's ability to control or predict. Point.360 shareholders are cautioned not to put undue reliance on any forward-looking statements.

        For a discussion of some of the factors that may cause actual results to differ materially from those suggested by the forward-looking statements, please read carefully the information under "Risk Factors" beginning on page 24.

        The list of factors discussed under "Risk Factors" that may affect future performance and the accuracy of forward-looking statements is illustrative, but by no means exhaustive. Accordingly, all forward-looking statements should be evaluated with the understanding of their inherent uncertainty.

SUMMARY

        This brief summary highlights selected information from this prospectus. It does not contain all of the information that is important to Point.360 shareholders. Point.360 shareholders are urged to read carefully the entire prospectus and the other documents referred to and incorporated by reference in this prospectus to fully understand the offer and the merger. In particular, shareholders of Point.360 should read the documents attached to this prospectus, including the merger agreement, which is attached as Annex A, and the contribution agreement, which is attached as Annex B. For a guide as to where you can obtain more information on DG FastChannel, see "Additional Information—Where You Can Find Additional Information" on page 91.

The Offer

        We are proposing to acquire all of the outstanding shares of Point.360 common stock. We are offering to exchange 0.1895 shares of DG FastChannel common stock for each share of Point.360 common stock (including the associated preferred share purchase rights) that you validly tender in the offer, on the terms and conditions contained in this prospectus and in the related letter of transmittal. The exact number of shares of DG FastChannel common stock to be exchanged for each share of Point.360 common stock was obtained by dividing 2 million by the number of shares of Point.360 common stock (excluding shares owned directly or indirectly by DG FastChannel or Point.360) issued and outstanding immediately prior to the consummation of the offer.

        After completion of the offer, DG FastChannel will cause Point.360 to complete a merger with and into DG FastChannel, in which each outstanding share of Point.360 common stock (except for shares beneficially owned directly or indirectly by DG FastChannel for its own account) will be converted into the right to receive shares of DG FastChannel common stock at the same exchange ratio as used in the offer, subject to appraisal rights to the extent applicable under California law. If, after the completion of the offer, either as a result of the offer alone or in conjunction with the exercise of our option to purchase shares directly from Point.360, we beneficially own more than 90% of the outstanding shares of Point.360 common stock, we may effect the merger without the approval of Point.360 shareholders, as permitted under California and Delaware law. If, on the other hand, after the completion of the offer, we beneficially own more than 50%, but less than 90%, of the outstanding shares of Point.360 common stock, a meeting of Point.360 shareholders and the affirmative vote of at least a majority of the shares of Point.360 common stock outstanding on the record date for such meeting will be needed to complete the merger. Since DG FastChannel will own a majority of the shares of Point.360 common stock outstanding on the record date, approval of the merger by Point.360 shareholders will be assured.

        The number of shares of DG FastChannel common stock issued to Point.360 shareholders in the offer and the merger will constitute approximately 11% of the outstanding common stock of the combined company after the merger, without regard to DG FastChannel stock options, and approximately 10% on a fully diluted basis.

  Exchange of Shares of Point.360 Common Stock (Page 45)

        Upon the terms and subject to the conditions of the offer, promptly after the expiration of the offer, we will accept shares of Point.360 common stock that are validly tendered and not properly withdrawn in exchange for shares of DG FastChannel common stock. Assuming 10,554,730 shares of Point.360 common stock are issued and outstanding immediately prior to the consummation of the offer (excluding shares owned directly or indirectly by DG FastChannel or Point.360), each share of Point.360 common stock validly tendered and not properly withdrawn prior to the expiration of the offer will be exchanged for 0.1895 shares of DG FastChannel common stock.

  Timing of the Offer (Page 46)

        We commenced the offer on June 27, 2007, the date of the initial distribution of this prospectus. The offer is scheduled to expire at 12:00 midnight, New York City time, on Wednesday, August 8, 2007, unless we extend the period of the offer. All references to the expiration of the offer mean the time of expiration, as extended.

  Conditions of the Offer (Page 46)

        The offer is subject to a number of conditions, and DG FastChannel will not be required to accept any tendered shares for exchange if any of these conditions are not satisfied or, where permissible, waived as of the expiration of the offer. These conditions provide, among other things, that:

  •
  there must be validly tendered and not properly withdrawn prior to the expiration of the offer at least a majority of the fully diluted shares of Point.360 common stock, calculated as described in this prospectus;

  •
  the registration statement on Form S-4 of which this prospectus is a part must have become effective;

  •
  the shares of DG FastChannel common stock issuable in the offer shall have been approved for quotation on the Nasdaq Global Market;

  •
  Point.360 and DG FastChannel shall have received certain tax opinions;

  •
  there shall have been no event having a material adverse effect on Point.360 and no specified breaches by Point.360 of the merger agreement;

  •
  there shall be no legal impediments to the offer and certain events such as trading suspensions, banking moratoriums or the commencement or acceleration of a war or any material terrorist activities involving the United States shall not have occurred;

  •
  Point.360's board of directors shall not have withdrawn its recommendation of the offer and no person (other than DG FastChannel, Julia Stefanko or Mr. Bagerdjian) shall have become the beneficial owner of more than 10% of the outstanding shares of Point.360 common stock;

  •
  the contribution and the spin-off shall have been completed;

  •
  DG FastChannel shall have received, from New 360, an executed non-competition agreement, post-production services agreement, working capital reconciliation agreement, and indemnification and tax matters agreement;

  •
  DG FastChannel shall have received, from certain members of Point.360 management, an executed officer confidentiality agreement; and

  •
  the merger agreement shall not have been terminated pursuant to its terms.

  Extension, Termination and Amendment (Page 49)

        Subject to the right of DG FastChannel to cause the offer to be extended, DG FastChannel can terminate the merger agreement if the offer has expired without acceptance for exchange any shares of Point.360 common stock; provided that DG FastChannel is not entitled to terminate the merger agreement if DG FastChannel is in material breach of the merger agreement and such breach has been the cause of, or resulted in, the failure to satisfy any of the conditions to DG FastChannel's obligation to accept for exchange such shares in the offer. If any condition to the offer is not satisfied or, if permissible, waived, by any scheduled expiration date of the offer, then we may extend the expiration date from time to time. Each extension may last for such period as DG FastChannel may determine. We also have the right to extend the offer for any period of time required by the applicable rules and regulations of the SEC. We may elect to provide a subsequent offering period of up to 20 business days after the acceptance of shares of Point.360 common stock in the offer if, on the expiration date of the offer, all of the conditions to the offer have been satisfied or waived, but the total number of shares of Point.360 common stock that have been validly tendered and not withdrawn pursuant to the offer is less than 90% of the total number of shares of Point.360 common stock then outstanding or the requirements of Rule 14d-11 under the Exchange Act have been met. DG FastChannel or Point.360 can terminate the merger agreement if the offer is not consummated by March 31, 2008. We can extend the offer by giving oral or written notice of an extension to American Stock Transfer & Trust Company, the exchange agent and depository for the offer. If we decide to extend the offer, we will make a public announcement to that effect no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration. We are not giving any assurance that we will extend the offer. During any extension, all shares of Point.360 common stock previously tendered and not validly withdrawn will remain deposited with the exchange agent and depository, subject to your right to withdraw your shares of Point.360 common stock. If we exercise our right to use a subsequent offering period, we will first consummate the exchange with respect to the shares tendered and not withdrawn in the initial offer period.

        Subject to the SEC's applicable rules and regulations and subject to the limitations contained in the merger agreement, we also reserve the right, in our discretion:

  •
  to terminate the offer and not accept for exchange or exchange any shares of Point.360 common stock not previously accepted for exchange, or exchanged, upon the failure of any of the conditions of the offer to be satisfied prior to the expiration of the offer; and

  •
  to waive any condition or otherwise amend the offer in any respect (subject to certain amendments requiring Point.360's consent) prior to the expiration of the offer, by giving oral or written notice of such termination, waiver or amendment to the exchange agent and depository and by making a public announcement.

        We will follow any extension, termination, waiver or amendment, as promptly as practicable, with a public announcement. Subject to the requirements of the Exchange Act and other applicable law, and without limiting the manner in which we may choose to make any public announcement, we assume no obligation to publish, advertise or otherwise communicate any public announcement other than by making a release to Business Wire.

  Procedure for Tendering Shares (Page 50)

        For you to validly tender shares of Point.360 common stock into the offer, you must do one of the following:

  •
  deliver certificates of your shares, a properly completed and duly executed letter of transmittal or a duly executed copy thereof, along with any other required documents, to the exchange agent and depository at one of its addresses set forth on the back cover of this prospectus prior to the expiration of the offer;

  •
  arrange for a book-entry transfer of your shares to be made to the exchange agent and depository's account at The Depository Trust Company, or DTC, and receipt by the exchange agent and depository of a confirmation of this transfer prior to the expiration of the offer, and the delivery of a properly completed and duly executed letter of transmittal or a duly executed copy thereof, and any other required documents, to the exchange agent and depository at one of its addresses set forth on the back cover of this prospectus prior to the expiration of the offer; or

  •
  arrange for a book-entry transfer of your shares to the exchange agent and depository's account at DTC and receipt by the exchange agent and depository of confirmation of this transfer, including an "agent's message," prior to the expiration of the offer.

        These deliveries and arrangements must be made before the expiration of the offer. TENDERS BY NOTICE OF GUARANTEED DELIVERY WILL NOT BE ACCEPTED.

  Withdrawal Rights (Page 51)

        You may withdraw any shares of Point.360 common stock that you previously tendered into the offer by following the procedures described under "The Offer—Withdrawal Rights" on page 51.

  Delivery of Shares of DG FastChannel Common Stock (Page 52)

        Subject to the satisfaction (or, where permissible, waiver) of the conditions to the offer as of the expiration of the offer, we will accept for exchange shares of Point.360 common stock validly tendered and not properly withdrawn promptly after the expiration of the offer and will exchange shares of DG FastChannel common stock and cash instead of fractional shares for the tendered shares of Point.360 common stock promptly afterwards. In all cases, the exchange of shares of Point.360 common stock tendered and accepted for exchange pursuant to the offer will be made only if the exchange agent and depository timely receives:

  •
  certificates for those shares of Point.360 common stock, or a timely confirmation of a book-entry transfer of those shares of Point.360 common stock in the exchange agent and depository's account at DTC, and a properly completed and duly executed letter of transmittal, or a duly executed copy, and any other required documents; or

  •
  a timely confirmation of a book-entry transfer of those shares of Point.360 common stock in the exchange agent and depository's account at DTC, together with an "agent's message" as described above under "—Procedure for Tendering Shares."

  Cash Instead of Fractional Shares of DG FastChannel Common Stock (Page 53)

        We will not issue any fraction of a share of DG FastChannel common stock pursuant to the offer or the merger. Instead, each tendering shareholder who would otherwise be entitled to a fraction of a share of DG FastChannel common stock, after the combination of all fractional shares to which such tendering shareholder would otherwise be entitled, will receive cash (without interest and subject to any withholding for taxes) in lieu of the fractional interests.

  The Merger Agreement (Page 67)

        The merger agreement provides that, after completion of the offer, Point.360 will, subject to certain conditions, be merged with and into DG FastChannel. Upon completion of the merger, DG FastChannel will continue as the "surviving corporation." In the event that DG FastChannel beneficially owns more than 90% of the outstanding shares of Point.360 common stock upon completion of the offer, the merger agreement provides that the parties will take all necessary and appropropriate action to cause the merger to become effective as soon as practicable, without a meeting of Point.360 shareholders, by effecting a short form merger under California and Delaware law. If at the end of the offer DG FastChannel beneficially owns more than 50%, but less than 90%, of the outstanding shares of Point.360 common stock, DG FastChannel will acquire the remaining outstanding Point.360 common stock by effecting a long form merger under California and Delaware law. This would require notice to and approval by the Point.360 shareholders, which approval may be obtained by DG FastChannel's approval as the majority shareholder of Point.360.

  No Solicitation of Alternative Transactions (Page 75)

        Point.360 has agreed, subject to limited exceptions, that neither Point.360 nor any of its subsidiaries nor any of their respective officers, directors, employees, agents and representatives will initiate or engage in any negotiations concerning an acquisition proposal. However, the merger agreement provides that, prior to the acceptance for exchange by DG FastChannel of Point.360 shares pursuant to the offer, in the event that a third party has made a bona fide acquisition proposal that the Point.360 board of directors reasonably concludes in good faith, after consultation with its financial advisor and outside legal counsel, constitutes, or is reasonably likely to lead to, a superior proposal, Point.360 may engage or participate in discussions or negotiations with such third party and/or furnish to such third party nonpublic information relating to Point.360, provided, that in each case (a) neither Point.360 nor any representative of Point.360 and its subsidiaries have violated any of the restrictions set forth in the merger agreement related to non-solicitation, (b) the Point.360 board of directors reasonably determines in good faith, after consultation with its outside legal counsel, that in light of such acquisition proposal the failure to take such action would reasonably be expected to be a violation of the fiduciary obligations of the Point.360 board of directors to the Point.360 shareholders, and (c) contemporaneously with furnishing any such information to such person or group, Point.360 furnishes such information to DG FastChannel to the extent it has not previously been so furnished to DG FastChannel.

        Point.360 has further agreed to take all necessary steps to inform the officers, directors, employees, agents and representatives of Point.360 and its subsidiaries of the non-solicitation obligations under the merger agreement. Point.360 will notify DG FastChannel promptly, orally and in writing (including the name(s) of any party making, the principal terms of, and any written materials provided in connection with, any such proposal, request or inquiry), if any such proposals, requests or inquiries are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated with, Point.360.

  Termination of the Merger Agreement (Page 79)

        The merger agreement provides that it can be terminated by Point.360 or DG FastChannel under a number of different scenarios, including:

  •
  by the mutual written consent of the parties;

  •
  by either party, subject to various conditions, if:

  •
  any governmental entity or court issues a nonappealable final order permanently restraining, enjoining or otherwise prohibiting the transactions set forth in the merger agreement; or

  •
  the offer is not consummated by March 31, 2008 and the failure to consummate by such date is not due to the breach of the merger agreement by the terminating party.

  •
  by DG FastChannel, subject to various conditions, if, prior to completion of the offer:

  •
  Point.360 breaches any of its covenants set forth in the merger agreement, which breach results in any condition to the offer not being satisfied, and such breach (if curable) has not been cured within 20 business days after notice of such breach;

  •
  Point.360's board of directors withdraws its approval of the offer or merger or otherwise breaches provisions of the merger agreement with respect to third-party proposals;

  •
  any person (other than DG FastChannel, Julia Stefanko or Mr. Bagerdjian) becomes the beneficial owner of more than 20% of the outstanding shares of Point.360 common stock;

  •
  the offer expires pursuant to its terms (and we have not extended the offer) without the purchase of any shares by DG FastChannel and the failure to purchase shares is not due to the breach of the merger agreement by DG FastChannel; or

  •
  a material adverse event has occurred with respect to Point.360.

  •
  by Point.360, subject to various conditions, if, prior to completion of the offer:

  •
  DG FastChannel breaches any of its covenants set forth in the merger agreement, which breach has a material adverse effect on DG FastChannel, and such breach (if curable) has not been cured within 20 business days after notice of such breach;

  •
  Point.360's board of directors accepts a superior proposal in compliance with the merger agreement and Point.360 enters into an agreement regarding such superior proposal and pays the termination fee; or

  •
  a material adverse event has occurred with respect to DG FastChannel.

  Termination Fees (Page 80)

        Termination of the merger by either DG FastChannel or Point.360 under specified circumstances could result in Point.360 being required to pay DG FastChannel a termination fee equal to the sum of (1) $2 million and (2) an amount equal to the aggregate of all expenses undertaken by DG FastChannel in connection with the execution of the merger agreement and the consummation of the transactions contemplated thereunder (such expense amount not to exceed $500,000). Termination of the merger by Point.360 under a specified circumstance could result in DG FastChannel being required to pay Point.360 an amount equal to the sum of (1) $2 million and (2) an amount equal to the aggregate of all expenses undertaken by Point.360 in connection with the execution of the merger agreement and the consummation of the transactions contemplated thereunder (such expense amount not to exceed $500,000).

  Point.360 Board of Directors (Page 77)

        The merger agreement provides that, upon acceptance for exchange of Point.360 shares in the offer, we will be entitled to designate a number of directors of Point.360, rounded up to the next whole number, equal to the product of the total number of directors on Point.360's board of directors and the percentage of outstanding Point.360 shares of common stock beneficially owned by us. This would enable us to control the Point.360 board of directors.

  Material U.S. Federal Income Tax Consequences (Page 53)

        It is a condition to the completion of the offer that DG FastChannel and Point.360 receive legal opinions from their respective tax counsel to the effect that the offer and the merger together will constitute a reorganization within the meaning of Section 368(a) the Code. A Point.360 shareholder who, consistent with such opinions, receives his or her shares of DG FastChannel common stock pursuant to a transaction constituting a reorganization within the meaning of Section 368(a) of the Code will not recognize any gain or loss in the offer and/or the merger, except for gain or loss attributable to cash received in lieu of a fractional share of DG FastChannel common stock. Shareholders should consult their tax advisors for a full understanding of all of the tax consequences of the offer and the merger to them.

  Appraisal Rights (Page 57)

        Under California law, you will not have any appraisal rights in connection with the offer. However, appraisal rights may be available in connection with the merger following completion of the offer under Chapter 13 of the California General Corporation Law (the "CGCL"). A copy of the appraisal rights provisions of the CGCL is attached as Annex C to this prospectus.

  Regulatory Approvals (Page 60)

        We are not aware of any regulatory license or permit material to the ADS business of Point.360 that may be materially adversely affected by our acquisition of Point.360 common stock, or any regulatory filing or approval that would be required for our acquisition of Point.360 common stock. DG FastChannel and Point.360 have made all required filings under the Securities Act of 1933, as amended, which is referred to throughout this prospectus as the Securities Act, and the Exchange Act, in connection with the offer and merger. We are unaware of any requirement for the filing of information with, or the obtaining of the approval of, governmental authorities in any non-U.S. jurisdiction that is applicable to the offer or the merger.

  Accounting Treatment (Page 62)

        In accordance with Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations," DG FastChannel will account for the transactions as a business combination. Upon consummation of the transactions, DG FastChannel will record the market value of the DG FastChannel common stock issued, the fair value of the assets and liabilities assumed, as well as the amount of direct transaction costs.

  Interests of Certain Persons in the Offer and the Subsequent Merger (Page 63)

        Certain Point.360 directors, officers and shareholders have interests in the offer and the merger that are different from, or are in addition to, those of other shareholders. These interests include:

  •
  the acceleration of vesting of certain options; and

  •
  the indemnification of directors and officers of Point.360 against certain liabilities.

        In addition, Haig S. Bagerdjian, Point.360's chairman, president and chief executive officer, has entered into a support agreement with DG FastChannel, pursuant to which he will be required to tender his shares in the offer. The members of the boards of directors of DG FastChannel and Point.360 were aware of these interests and considered them, among other matters, when they approved the offer, the merger and the merger agreement.

        As of the date of this prospectus, DG FastChannel beneficially owns of record 1,612,436 shares of Point.360 common stock, constituting approximately 13.25% of the fully diluted shares of Point.360 common stock. Such shares will be counted for purposes of determining whether the minimum condition in the offer has been satisfied and, after completion of the offer, DG FastChannel will vote such shares in favor of the merger. In addition, pursuant to the indemnification and tax matters agreement, following the consummation of the offer, each of DG FastChannel and New 360 is obligated to indemnify the other party for any and all losses arising out of or relating to any of the liabilities of such party. In other words, New 360 will indemnify DG FastChannel for any and all losses incurred by DG FastChannel resulting from liabilities of New 360. New 360 will also indemnify DG FastChannel for all pre-closing tax liabilities of Point.360.

        Comparison of Rights of Holders of Point.360 Common Stock and Holders of DG FastChannel Common Stock (Page 81)

        Point.360 is a California corporation, while DG FastChannel is a Delaware corporation. If we complete the offer, holders of Point.360 common stock will become DG FastChannel shareholders, and their rights as shareholders will be governed by Delaware law as well as DG FastChannel's certificate of incorporation and bylaws. There are differences between California law, the articles of incorporation and bylaws of Point.360, on the one hand, and Delaware law, the certificate of incorporation and bylaws of DG FastChannel, on the other hand.

The Spin-Off

        Pursuant to the contribution agreement, prior to the consummation of the offer, Point.360 will contribute, which is referred to throughout this prospectus as the contribution, to its wholly owned subsidiary, New 360, all of the assets owned, licensed or leased by Point.360 that are not used exclusively in connection with the ADS business of Point.360, and New 360 will assume certain liabilities of Point.360. Immediately following the contribution but prior to the consummation of the offer, Point.360 will distribute to its shareholders pro rata all of the capital stock then outstanding of New 360. Immediately thereafter, DG FastChannel will contribute to New 360 all of its shares of the capital stock of New 360. The shares of capital stock of New 360 will be registered under the Exchange Act and will be approved for listing on the Nasdaq Global Market. As a result of the contribution and the spin-off, at the consummation of the offer, the assets and liabilities of Point.360 will consist only of those assets and liabilities exclusively related to the ADS business.

The Companies

  DG FastChannel, Inc.
  750 W. John Carpenter Freeway, Suite 700
  Irving, Texas 75039
  Telephone: (972) 581-2000
  www.dgfastchannel.com

        DG FastChannel, Inc., founded in 1991 and incorporated under the laws of Delaware, offers a suite of digital technology products and services. DG FastChannel operates a nationwide digital network out of its Network Operation Center, or "NOC," located in Irving, Texas. The network beneficially links more than 5,000 advertisers and advertising agencies with more than 3,800 television, cable and network broadcast destinations and over 10,000 radio stations across the United States and Canada. Through the NOC, DG FastChannel delivers audio, video, image and data content that comprise transactions between the advertising and broadcast industries.

        DG FastChannel's common stock is currently quoted on the Nasdaq Global Market (symbol: DGIT).

  Point.360
  2777 North Ontario Street
  Burbank, CA 91504
  Telephone: (818) 565-1400
  www.point360.com

        Point.360, incorporated under the laws of California, is one of the largest providers of high definition and standard definition digital mastering, data conversion and video and film asset management services to owners, producers and distributors of entertainment and advertising content. Point.360 provides the services necessary to edit, master, reformat, archive and ultimately distribute its clients' film and video content, including television programming, spot advertising, feature films and movie trailers. The company delivers commercials, movie trailers, electronic press kits, infomercials and syndicated programming, by both physical and electronic means, to hundreds of broadcast outlets worldwide. Point.360 provides worldwide electronic distribution, using fiber optics, satellites, and the Internet. Point.360's interconnected facilities in Los Angeles, New York, Chicago, Dallas and San Francisco provide service coverage in each of the major U.S. media centers. Clients include major motion picture studios, advertising agencies and corporations.

        Point.360's common stock is currently quoted on the Nasdaq Global Market (symbol: PTSX).

Comparative Per Share Market Price and Dividend Information (Page 22)

        On April 16, 2007, the last trading day before DG FastChannel and Point.360 announced the offer, DG FastChannel common stock closed at $16.94 per share and Point.360 common stock closed at $3.69 per share. On July 6, 2007, the last trading day prior to the printing of this prospectus for which this information was practicably available, DG FastChannel common stock closed at $20.68 per share and Point.360 common stock closed at $5.70 per share.

Questions About the Offer and Subsequent Merger

        If you have any questions about the offer or the merger or if you need additional copies of this prospectus, you should contact our information agent:

  D.F. King & Co., Inc.
  48 Wall Street, 22nd Floor
  New York, NY 10005
  Banks and Brokerage Firms, please call (212) 269-5550
  All others call toll-free: (800) 488-8075

SELECTED CONSOLIDATED HISTORICAL FINANCIAL INFORMATION

DG FastChannel Selected Historical Financial Data

        The information in the following tables is based on the DG FastChannel historical financial statements that DG FastChannel has presented in its prior filings with the SEC. You should read the selected historical financial information in the following tables in connection with the historical financial statements. The DG FastChannel historical financial statements are set forth in DG FastChannel's Annual Report on Form 10-K for the year ended December 31, 2006, attached as Exhibit H and I to this prospectus, and DG FastChannel's Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, attached as Exhibit G to this prospectus.

        On May 31, 2006 DG FastChannel completed its acquisition of FastChannel Network, Inc., ("FastChannel") and as a result, FastChannel became a wholly owned subsidiary of DG FastChannel. Accordingly, the operating results of FastChannel have been consolidated into those of DG FastChannel beginning in June, 2006.

        The consolidated statement of operations data for the years ended December 31, 2006, 2005, 2004, 2003, and 2002 and the consolidated balance sheet data at December 31, 2006, 2005, 2004, 2003, and 2002 are derived from the consolidated financial statements of DG FastChannel, which were audited by KPMG LLP, an independent registered public accounting firm.

        Amounts (except per share amounts) are shown in thousands.

Statement of Operations Data (for continuing operations):

	For the years ended December 31,
	2006	2005	2004	2003	2002
Revenues:	$68,667	$51,824	$53,570	$47,928	$53,145
Costs and expenses:
Cost of revenues	33,322	32,184	28,941	23,871	26,336
Sales and marketing	4,240	3,915	4,264	3,970	4,011
Research and development	1,779	1,107	1,520	1,958	2,449
General and administrative	10,462	7,587	6,328	4,968	6,937
Restructuring charges	—	434	—	—	771
Impairment charges	—	—	1,048	—	—
Depreciation and amortization	8,563	6,348	5,143	5,685	6,476

Total expenses	58,366	51,575	47,244	40,452	46,980
Income from operations	$10,301	$249	$6,326	$7,476	$6,165
Other (income) expense:
Reduction in fair value of long-term investments	4,758	—	—	—	—
Interest income and other (income) expense, net	(58)	—	—	—	—
Interest expense	2,844	2,990	1,284	211	680

Net income (loss) before income taxes and cumulative effect of change in accounting principle from continuing operations	$2,757	$(2,741)	$5,042	$7,265	$5,485
Provision (benefit) for income taxes	2,378	(768)	1,728	1,469	2,114
Net income (loss) before cumulative effect of change in accounting principle from continuing operations	$379	$(1,973)	$3,314	$5,796	$3,371
Cumulative effect of change in accounting principle	—	—	—	—	(130,234)
Net income (loss) after cumulative effect of change in accounting principle from continuing operations	$379	$(1,973)	$3,314	$5,796	$(126,863)
(Loss) income from operations of discontinued operations	(539)	1,455	(6,181)	(2,575)	(788)
Income tax benefit (expense)	209	(572)	6,071	978	266
Loss on disposal of discontinued operations, net of tax benefit	(698)	—	—	—	—

Net (loss) income from discontinued operations	(1,028)	883	(110)	(1,597)	(522)

Net income (loss) after cumulative effect of change in accounting principle	$(649)	$(1,090)	$3,204	$4,199	$(127,385)

Basic net income (loss) per common share from continuing operations	$0.04	$(0.27)	$0.46	$0.81	$(17.94)
Basic net income (loss) per common share from discontinued operations	$(0.10)	$0.12	$(0.02)	$(0.22)	$(0.07)
Basic net income (loss) per common share	$(0.06)	$(0.15)	$0.44	$0.59	$(18.01)
Diluted net income (loss) per common share from continuing operations	$0.04	$(0.27)	$0.46	$0.77	$(17.92)
Diluted net income (loss) per common share from discontinued operations	$(0.10)	$0.12	$(0.02)	$(0.21)	$(0.07)
Diluted net income (loss) per common share	$(0.06)	$(0.15)	$0.44	$0.56	$(17.99)
Basic weighted average common shares outstanding	10,568	7,378	7,277	7,137	7,072
Diluted weighted average common shares outstanding	10,568	7,378	7,320	7,489	7,081

Balance Sheet Data (continuing operations):

	December 31,
	2006	2005	2004	2003	2002
Cash and cash equivalents	$24,474	$1,886	$8,059	$7,236	$2,527
Working capital	25,106	1,722	9,054	9,206	2,150
Property and equipment, net	12,829	11,494	10,692	9,471	12,212
Current assets	43,008	13,988	24,401	16,787	13,683
Non-current assets	129,989	96,077	77,626	61,570	68,993
Total assets	172,996	110,065	102,027	78,357	82,676
Current liabilities	17,902	12,266	15,347	7,580	11,294
Non-current liabilities	15,650	20,834	9,176	2,400	7,944
Long-term debt, excluding current portion	15,650	20,834	8,447	2,400	4,548
Net assets (liabilities) of discontinued operations	2,441	3,242	1,928	7,097	(17,495)
Book value per common share	8.96	10.80	10.92	10.47	9.77
Shareholders' equity	141,886	80,207	79,432	75,474	69,213

Point.360 ADS Business Selected Historical Financial Data

        The information in the following tables is based on the Point.360 ADS business historical financial statements, which are included in Annex D. You should read the selected historical financial information in the following tables in connection with the historical financial statements.

        The consolidated statement of operations data for the years ended December 31, 2006, 2005, and 2004 and the consolidated balance sheet data at December 31, 2006 and 2005 are derived from the consolidated financial statements of Point.360's ADS business, which were audited by Singer Lewak Greenbaum & Goldstein LLP, independent public accountants. The consolidated statement of operations data for the years ended December 31, 2003 and 2002 and the consolidated balance sheet data at December 31, 2004, 2003 and 2002 are derived from the consolidated financial statements of Point.360's ADS business, which are not audited.

        Amounts (except per share amounts) are shown in thousands.

Statement of Operations Data:

	For the years ended December 31,
	2006	2005	2004	2003	2002
Revenues	$20,685	$23,139	$24,757	$27,358	25,237
Costs and expenses
Cost of revenues	13,095	13,695	12,563	13,897	13,331
Selling expenses	1,707	8,538	1,131	1,048	985
General and Administrative	8,222	1,684	9,349	8,636	9,124
Allocation of corporate expenses to subsidiary	(3,446)	(3,771)	(4,138)	(3,082)	(4,294)
Income from operations	1,107	2,993	5,852	6,861	6,091
Interest expense, net	185	244	152	266	552
Income before income taxes	922	2,749	5,700	6,595	5,539
Provision for income taxes	532	2,292	2,195	2,649	2,304
Net Income	$390	$457	$3,505	3,946	3,235
Basic net income per common share	$0.04	$0.05	$0.38	$0.44	$0.36
Diluted net income per common share	$0.04	$0.05	$0.36	$0.41	$0.35
Basic weighted average common shares outstanding	9,511	9,347	9,197	9,067	9,013
Diluted weighted average common shares outstanding	9,615	9,714	9,671	9,555	9,377

Balance Sheet Data:

	December 31,
	2006	2005	2004	2003	2002
Cash and cash equivalents	—	—	—	—	—
Working capital	2,396	1,509	1,445	1,166	3,031
Property and equipment, net	1,289	1,605	2,014	2,319	2,595
Total assets	43,697	44,539	44,632	41,362	39,273
Long-term debt, excluding current portion	317	816	988	—	2,340
Stockholders' equity	40,021	39,510	38,944	34,512	34,512

SUMMARY UNAUDITED PRO-FORMA CONDENSED COMBINED FINANCIAL INFORMATION

        The following summary unaudited pro forma condensed combined financial information was prepared using the purchase method of accounting. The unaudited pro forma condensed combined balance sheet data as of March 31, 2007 assumes the merger took place on March 31, 2007 and combines the DG FastChannel historical balance sheet at March 31, 2007 with Point.360's ADS business historical balance sheet at March 31, 2007. The unaudited pro forma condensed combined balance sheet data as of December 31, 2006 assumes the merger took place on December 31, 2006 and combines the DG FastChannel historical balance sheet at December 31, 2006 with Point.360's ADS business historical balance sheet at December 31, 2006. The unaudited pro forma condensed combined statement of operations data for the three months ended March 31, 2007 gives effect to the merger as if it had occurred on January 1, 2007 and combines DG FastChannel's historical statement of operations for the three months ended March 31, 2007 with Point.360's ADS business statement of operations for the three months ended March 31, 2007. The unaudited pro forma condensed combined statement of operations data for the year ended December 31, 2006 gives effect to the merger as if it had occurred on January 1, 2006 and combines DG FastChannel's historical statement of operations for the year ended December 31, 2006 with Point.360's ADS business statement of operations for the year ended December 31, 2006. The unaudited pro forma condensed combined financial statements all give effect to the recently completed acquisition by DG FastChannel of Pathfire, Inc. DG FastChannel previously announced its acquisition of Pathfire, which was completed on June 4, 2007.

        The summary unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of the combined financial position or results of operations of future periods or the results that actually would have been realized had the entities been a single entity or members of a consolidated group during the period. The summary unaudited pro forma condensed combined financial information presented below is derived from the unaudited pro forma condensed combined financial statements beginning at page 94 of this prospectus and should be read in conjunction with those statements and the related notes. See "Unaudited Pro Forma Condensed Combined Financial Information." Amounts (except per share amounts) shown are in thousands.

	Three Months Ended March 31, 2007	Year Ended December 31, 2006
Unaudited Pro Forma Condensed Combined Statement of Operations Data:
Revenue	$29,311	$104,608
Net income (loss) from continuing operations	$1,882	$(4,860)
Net income (loss) from continuing operations per share:
Basic	$0.11	$(0.39)
Diluted	$0.10	$(0.39)
Weighted average number of shares:
Basic	17,844	12,568
Diluted	18,148	12,568

	As of March 31, 2007	As of December 31, 2006
Unaudited Pro Forma Condensed Combined Balance Sheet Data:
Cash, cash equivalents and short-term investments	10,000	26,534
Working capital	15,438	27,164
Total assets	241,515	261,459
Long-term liabilities	41,272	58,351
Stockholders' equity	178,026	175,680

UNAUDITED COMPARATIVE PER COMMON SHARE DATA

        The following table summarizes the net income from continuing operations and book value per common share information for DG FastChannel and Point.360 on a historical and unaudited pro forma combined basis. Pro forma per common share information for DG FastChannel reflects the pro forma impact of the acquisition by DG FastChannel of Pathfire and gives effect to the issuance of additional debt in that acquisition.

        The pro forma combined financial information gives effect to the merger and the purchase of Pathfire on the purchase method basis as described in "Unaudited Pro Forma Condensed Combined Financial Information" beginning on page 94. The pro forma combined financial information is presented as if the merger and DG FastChannel's acquisition of Pathfire was completed as of the beginning of each period presented.

        The pro forma book value per common share of DG FastChannel is computed by dividing total pro forma stockholders' equity by the pro forma number of shares of DG FastChannel common stock outstanding at the end of the period, in each case, after giving effect to the merger. The historical book value per common share of DG FastChannel and Point.360 is computed by dividing total stockholders' equity by the number of shares of common stock outstanding at the end of the period. The pro forma combined book value per DG FastChannel common share is computed by dividing pro forma combined stockholders' equity by the pro forma number of shares of DG FastChannel common stock outstanding at the end of the period assuming for such purposes that the merger and DG FastChannel's recent acquisition of Pathfire occurred as of the beginning of each period presented.

        DG FastChannel expects to incur merger and integration charges as a result of combining DG FastChannel and Point.360's ADS business. DG FastChannel also anticipates that the merger will provide the combined company with financial benefits that include reduced operating expenses and the opportunity to generate more revenue. The pro forma financial information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect these expenses or benefits and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had DG FastChannel, Pathfire, and Point.360's ADS business actually been combined during the periods presented.

        The information in the following table is based on, and should be read together with, the DG FastChannel historical financial information contained in prior SEC filings, which are set forth in Annexes G and H hereto, Point.360's ADS business historical financial information contained in

Annex E attached hereto and the "Unaudited Pro Forma Condensed Combined Financial Information" beginning on page 94.

	As of and For the Three Months Ended March 31, 2007	As of and For the Year Ended December 31, 2006
Historical DG FastChannel:
Net income from continuing operations per common share—basic	$0.15	$0.04
Net income from continuing operations per common share—diluted	$0.15	$0.04
Book value per common share	$9.10	$8.96
Dividends declared per common share	—	—
Historical Point.360:
Net income per common share—basic	$0.05	$0.04
Net income per common share—diluted	$0.05	$0.04
Book value per common share	$4.07	$4.10
Dividends declared per common share	—	—
Unaudited pro forma combined per DG FastChannel share:
Net income (loss) from continuing operations per common share—basic	$0.11	$(0.39)
Net income (loss) from continuing operations per common share—diluted	$0.10	$(0.39)
Book value per common share	$9.97	$9.85
Dividends declared per common share	—	—

COMPARATIVE PER SHARE MARKET PRICE
AND DIVIDEND INFORMATION

        DG FastChannel and Point.360 common stock are both listed on the Nasdaq Global Market. DG FastChannel's and Point.360's ticker symbols are "DGIT" and "PTSX," respectively. The following table shows, for the calendar quarters indicated, based on published financial sources, the high and low closing prices of shares of DG FastChannel and Point.360 common stock as reported on the Nasdaq Global Market.

        During the periods covered by the following table, neither DG FastChannel nor Point.360 paid dividends.

	DG FastChannel Common Stock		Point.360 Common Stock
	High	Low	High	Low
Fiscal Year 2005
First quarter	$15.80	$10.60	$3.95	$3.21
Second quarter	$13.50	$9.60	$3.50	$2.76
Third quarter	$9.80	$6.00	$3.21	$2.21
Fourth quarter	$7.10	$4.70	$2.25	$1.65
Fiscal Year 2006
First quarter	$7.40	$5.20	$2.70	$1.85
Second quarter	$7.80	$4.65	$2.70	$1.98
Third quarter	$10.64	$5.50	$2.40	$1.74
Fourth quarter	$13.53	$10.81	$3.59	$1.64
Fiscal Year 2007
First quarter	$16.63	$12.79	$4.09	$3.15
Second quarter	$22.22	$15.96	$5.98	$3.40
Third quarter (through July 6, 2007)	$20.85	$20.68	$5.82	$5.70

        The prices shown are adjusted to give effect for DG FastChannel's 1-for-10 reverse split on May 26, 2006.

        DG FastChannel has never declared or paid cash dividends on its capital stock. DG FastChannel currently expects to retain any future earnings for use in the operation and expansion of its business and does not anticipate paying any cash dividends in the foreseeable future.

RECENT CLOSING PRICES

        The following table sets forth the closing prices per share of DG FastChannel common stock and Point.360 common stock as reported on the Nasdaq Global Market on April 16, 2007 the last full trading day prior to the announcement of the entry into the merger agreement, and July 6, 2007, the most recent practicable date prior to the mailing of this prospectus to Point.360's stockholders.

        The following table also sets forth the equivalent price per share of Point.360 common stock reflecting the value of the DG FastChannel common stock that Point.360 stockholders would receive in exchange for each share of Point.360 common stock if the offer or the merger was completed on these two dates. The following table does not reflect the value of the New 360 common stock that Point.360 stockholders would receive in the spin-off.

Date	DG FastChannel Common Stock	Point.360 Common Stock	Equivalent Per Share Price of Point.360 Common Stock with Exchange Ratio of 0.1895
April 16, 2007	$16.94	$3.69	$3.21
July 6, 2007	$20.68	$5.70	$4.00

        The above table shows only historical and hypothetical comparisons. These prices may fluctuate prior to the offer and the merger, and Point.360 stockholders are urged to obtain current stock price quotations for DG FastChannel common stock and Point.360 common stock and to review carefully the other information contained in this prospectus or incorporated by reference into this prospectus in deciding whether to tender their shares. See the section entitled "Additional Information—Where You Can Find Additional Information" on page 91.

RISK FACTORS

        In deciding whether to tender your shares pursuant to the offer, you should carefully consider the following factors and the other information contained in this document.

Risks Relating to the Offer and the Subsequent Merger

DG FastChannel may not successfully integrate the Point.360 ADS business operations after the merger.

        The integration of DG FastChannel and Point.360's ADS business operations after the merger may be difficult, time consuming and costly and may divert the attention of senior management. After completion of the merger, the combined company must successfully integrate, among other things, management, product offerings, sales, facilities, administrative and customer service functions and the management information systems of Point.360's ADS business with those of DG FastChannel. DG FastChannel will need to retain the key employees, customers and other business partners of both companies. In addition, DG FastChannel has also completed a recent acquisition of Pathfire. It is possible that efforts to integrate each of the companies will not be completed as smoothly as planned, which could have a material and adverse impact on the operations of the combined company.

DG FastChannel expects to incur potentially significant merger-related restructuring and integration costs in connection with the transaction and the integration of Point.360's ADS business operations and the acquisition of Pathfire.

        DG FastChannel and Point.360 expect to incur costs associated with combining the ADS business operations of the two companies, transaction fees and other costs related to the offer and the merger. DG FastChannel also expects to incur additional costs associated with the acquisition of Pathfire and the integration of each business. DG FastChannel faces potential costs related to employee redeployment or relocation, reorganization or closure of facilities, relocation and disposition of excess telecom lines and equipment and other integration costs. It is expected that DG FastChannel will charge consolidation and integration expenses to operations in fiscal years 2007 and 2008. DG FastChannel has estimated a range of an aggreate of approximately $1.5 to $2.0 million of transaction costs and a range of an aggregate of approximately $2.5 to $3.0 million of consolidation and integration costs. Actual transaction and integration costs may exceed our estimates and may have an adverse effect on the combined company's financial condition and operating results. DG FastChannel expects to account for certain of these costs as purchase-related adjustments when the merger is completed.

The number of shares of DG FastChannel common stock that you will receive in the offer and/or the subsequent merger will be based upon a fixed exchange ratio. The value of the shares of DG FastChannel common stock at the time you receive them could be less than at the time you tender your shares of Point.360 common stock.

        In the offer and the subsequent merger, each share of Point.360 common stock will be exchanged for 0.1895 of a share of DG FastChannel common stock. This is a fixed exchange ratio. We will not adjust the exchange ratio as a result of any change in the market price of DG FastChannel common stock or Point.360 common stock between the date of this prospectus and the date you receive DG FastChannel common stock. The market price of the DG FastChannel common stock will likely be different on the date you receive such shares than it is today or on the date you tender shares of Point.360 common stock or on the date the offer expires or the date a subsequent merger is completed, because of changes in the business, financial condition, results of operations or prospects of DG FastChannel, market reactions to our offer, general market and economic conditions and other factors. You are urged to obtain current market quotations for DG FastChannel common stock and

Point.360 common stock. See "Comparative Per Share Market Price and Dividend Information" on page 22.

The trading price of shares of DG FastChannel common stock may be affected by factors in addition to those factors affecting the price of Point.360 common stock. The price of shares of DG FastChannel common stock could decline following the offer.

        The trading price of DG FastChannel common stock has fluctuated significantly in the past. The future trading price of DG FastChannel common stock is likely to be volatile and could be subject to wide price fluctuations in response to such factors, including:

  •
  actual or anticipated fluctuations in revenues or operating results;

  •
  failure to meet securities analysts' or investors' expectations of performance;

  •
  changes in key management personnel;

  •
  announcements by DG FastChannel or its competitors of significant contracts, new or enhanced products or service offerings, distribution partnerships, joint ventures or capital commitments;

  •
  proposed and completed acquisitions by DG FastChannel or its competitors;

  •
  adverse changes in market valuation of networking, Internet and telecommunications companies; and

  •
  general economic conditions, particularly fluctuations of stock prices quoted on the Nasdaq Global Market.

Point.360 shareholders may receive a lower return on their investment after the merger.

        Although DG FastChannel and Point.360 believe that the merger will create financial, operational and strategic benefits for the combined company and its shareholders, these benefits may not be achieved. The combination of DG FastChannel's and Point.360's ADS businesses, even if conducted in an efficient, effective and timely manner, may not result in combined operating efficiencies and financial performance that are better than what each company would have achieved independently if the merger had not occurred. In addition, the issuance of DG FastChannel common stock in the offer and the merger could reduce the market price of DG FastChannel common stock.

Certain of Point.360's directors and officers have interests in the merger that differ from, or are in addition to, their interests as Point.360 shareholders in recommending the offer and merger to Point.360 shareholders.

        In considering the recommendation of the Point.360 board of directors that Point.360 shareholders tender their shares, Point.360 shareholders should recognize that some of Point.360's directors and officers have interests in the merger that differ from, or are in addition to, their interests as Point.360 shareholders. These interests include:

  •
  the acceleration of vesting of certain options; and

  •
  the indemnification of directors and officers of Point.360 against certain liabilities.

        In addition, Haig S. Bagerdjian, Point.360's chairman, president and chief executive officer, has entered into a support agreement with DG FastChannel, pursuant to which he will be required to tender his shares in the offer.

        These and additional interests are described under the heading "Interests of Certain Persons in the Offer and Subsequent Merger" on page 63.

Point.360 shareholders will have a reduced ownership and voting interest after the merger. In addition, if the value of Point.360's ADS business, together with any synergies to be achieved from its combination with DG FastChannel, is less than the value of the stock to be issued in connection with the offer and the merger, the price of DG FastChannel common stock could decrease.

        After completion of the merger, Point.360 shareholders will own a significantly smaller percentage of the combined company and its voting stock than they currently own of Point.360. Following completion of the merger, Point.360 shareholders will own approximately 11% of the combined company. Consequently, Point.360 shareholders will not be able to exercise as much influence over the management and policies of the combined company as they currently exercise over Point.360.

        It is possible that the price of the common stock of the combined company will decrease following consummation of the merger. To the extent that the price of the common stock declines as a result of the belief that the value of the stock to be issued in connection with the merger is greater than the value of Point.360's ADS business, together with any synergies to be achieved from its combination with DG FastChannel, the merger could have a dilutive effect on the value of the common stock held by DG FastChannel stockholders.

DG FastChannel could lose key Point.360 personnel necessary to achieve the benefits DG FastChannel and Point.360 expect as a result of the merger.

        Point.360's contribution to the combined company's success will depend in part on the continued service of specific Point.360 personnel. The process of combining DG FastChannel and Point.360 could negatively affect employee morale. If a substantial portion of Point.360's key employees leave after DG FastChannel and Point.360 complete the merger, the combined company's business could be adversely affected.

Failure to complete the merger could be costly to Point.360 and its shareholders.

        If the tender is not consummated or the merger is not completed for any reason:

  •
  the price of Point.360 common stock may decline, assuming that current market prices reflect a market assumption that the merger will be completed; and

  •
  Point.360 must still pay its costs related to the merger, such as legal, accounting and financial advisory fees.

        In addition, the merger agreement provides for the payment by Point.360 of a termination fee equal to the sum of (1) $2 million and (2) an amount equal to the aggregate of all expenses incurred by DG FastChannel in connection with the execution of the merger agreement and the consummation of the transactions contemplated thereunder (such expense amount not to exceed $500,000), if the merger agreement is terminated under certain circumstances. The obligation to make that payment may adversely affect the ability of Point.360 to engage in another transaction and may have an adverse impact on the financial condition of Point.360. See "The Merger Agreement—Termination and Termination Fees" on page 79.

Risks Related to DG FastChannel and the Combined Company

We have a history of losses which must be considered in assessing our future prospects.

        2003 was the first year we reported net income after having been unprofitable since our inception. While we reported profit again in 2004, we experienced a loss in 2005 and 2006. In 2002, we were profitable only after excluding the effect of a change in accounting principle. We could continue to generate net losses in the future, which could depress our stock price. Decreases in revenues could occur, which could impair our ability to operate profitably in the future. Future success also depends in part on obtaining reductions in delivery and service costs, particularly our ability to continue to automate order processing and to reduce telecommunications costs. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in new and rapidly evolving markets, such as risks that the market might fail to grow, expenses relating to modifying products and services to meet industry standards as they change over time, and difficulties in gaining and maintaining market share. To address these risks, we must, among other things, respond to competitive developments, attract, retain and motivate qualified persons, continually upgrade our technologies and begin to commercialize products incorporating such technologies. We may not be successful in addressing any or all of these risks and may not be able to achieve and sustain profitability.

We may not be able to obtain additional financing to satisfy our future capital needs.

        We intend to continue making capital expenditures to market, develop, produce and deploy at no cost to our customer the various equipment required by the customers to receive our services and to introduce additional services. In addition, we will need to make the investments necessary to maintain and improve our network. We also expect to expend capital to consummate any mergers and acquisitions that we undertake in the future. We may require additional capital sooner than currently anticipated and may not be able to obtain additional funds adequate for our capital needs. We cannot predict any of the factors affecting the revenues and costs of these activities with any degree of certainty. Accordingly, we cannot predict the precise amount of future capital that we will require, particularly if we pursue one or more additional acquisitions.

        Furthermore, additional financing may not be available to us, or if it is available, it may not be available on acceptable terms. Our inability to obtain the necessary financing on acceptable terms may prevent us from deploying our products and services effectively, maintaining and improving our products and network and completing advantageous acquisitions. Our inability to obtain the necessary financing could seriously harm our business, financial condition, results of operations and prospects. Consequently, we could be required to:

  •
  significantly reduce or suspend our operations;

  •
  seek an additional merger partner; or

  •
  sell additional securities on terms that are highly dilutive to our stockholders.

Our business is highly dependent upon radio and television advertising. If demand for, or margins from, our radio and television advertising delivery services decline, our business results will decline.

        We expect that a significant portion of our revenues will continue to be derived from the delivery of radio and television advertising spots from advertising agencies, production studios and dub and ship houses to radio and television stations in the United States. A decline in demand for, or average selling prices of, our radio and television advertising delivery services for any of the following reasons, or otherwise, would seriously harm our business, financial condition, results of operations and prospects:

  •
  competition from new advertising media;

  •
  new product introductions or price competition from competitors;

  •
  a shift in purchases by customers away from our premium services; and

  •
  a change in the technology used to deliver such services.

        Additionally, we are dependent on our relationship with the radio and television stations in which we have installed communications equipment. Should a substantial number of these stations go out of business, experience a change in ownership or discontinue the use of our equipment in any way, our business, financial condition, results of operations and prospects would be harmed.

If we are not able to maintain and improve service quality, our business and results of operations will be susceptible to decline.

        Our business will depend on making cost-effective deliveries to broadcast stations within the time periods requested by our customers. If we are unsuccessful in making these deliveries, for whatever reason, a station might be prevented from selling airtime that it otherwise could have sold. Our ability to make deliveries to stations within the time periods requested by customers depends on a number of factors, some of which will be outside of our control, including:

  •
  equipment failure;

  •
  interruption in services by telecommunications service providers; and

  •
  inability to maintain our installed base of audio and video units that will comprise our distribution network.

        Stations may assert claims for lost air-time in these circumstances and dissatisfied advertisers may refuse to make further deliveries through us in the event of a significant occurrence of lost deliveries, which would result in a decrease in our revenues or an increase in our expenses, either of which could lead to a reduction in net income or an increase in net loss. Although we expect that we will maintain insurance against business interruption, such insurance may not be adequate to protect us from significant loss in these circumstances or from the effects of a major catastrophe (such as an earthquake or other natural disaster), which could result in a prolonged interruption of our business.

Our business is highly dependent on electronic video advertising delivery service deployment.

        Our inability to maintain units necessary for the receipt of electronically delivered video advertising content in an adequate number of television stations or to capture market share among content delivery customers, which may be the result of price competition, new product introductions from competitors or otherwise, would be detrimental to our business objectives and deter future growth. We have made a substantial investment in upgrading and expanding our NOC and in populating television stations with the units necessary for the receipt of electronically delivered video advertising content. However, we cannot assure you that the maintenance of these units will cause this service to achieve adequate market acceptance among customers that require video advertising content delivery.

        In addition, we believe that to more fully address the needs of video delivery customers we have developed a set of ancillary services that typically are provided by dub and ship houses. These ancillary services include cataloging, physical archiving, closed-captioning, modification of slates and format conversions. We will need to provide these services on a localized basis in each of the major cities in which we provide services directly to agencies and advertisers. We currently provide certain of such services to a portion of our customers through our facilities in New York, Los Angeles, Detroit and Chicago. However, we may not be able to successfully provide these services to all customers in those markets or any other major metropolitan area at competitive prices. Additionally, we may not be able to provide competitive video distribution services in other U.S. markets because of the additional costs and expenses necessary to do so and because we may not be able to achieve adequate market acceptance among current and potential customers in those markets.

        While we are taking the steps we believe are required to achieve the network capacity and scalability necessary to deliver video content, such as HDTV content, reliably and cost effectively as video advertising delivery volume grows, we may not achieve such goals because they are highly dependent on the services provided by our telecommunication providers and the technological capabilities of both our customers and the destinations to which content is delivered. If our telecommunication providers are unable or unwilling to provide the services necessary at a rate we are willing to pay or if our customers and/or our delivery destinations do not have the technological capabilities necessary to send and/or receive video content, our goals of adequate network capacity and scalability could be jeopardized.

        In addition, we may be unable to retain current audio delivery customers or attract future audio delivery customers who may ultimately demand delivery of both media content unless we can successfully continue to develop and provide video transmission services. The failure to retain such customers could result in a reduction of revenues, thereby decreasing our ability to achieve and maintain profitability.

We rely on bandwidth providers or other third parties for key aspects of the process of providing products and services to our customers, and any failure or interruption in the services and products provided by these third parties could harm our ability to operate our business and damage our reputation.

        We rely on third-party vendors, including bandwidth providers. Any disruption in the network access services provided by these third-party providers or any failure of these third-party providers to handle current or higher volumes of use could significantly harm our business. Any financial or other difficulties our providers face may have negative effects on our business, the nature and extent of which we cannot predict. We exercise little control over these third party vendors, which increases our vulnerability to problems with the services they provide. We license technology from third parties to facilitate aspects of our connectivity operations. We have experienced and expect to continue to experience interruptions and delays in service and availability for such elements. Any errors, failures, interruptions or delays experienced in connection with these third-party technologies could negatively impact our relationship with users and adversely affect our business and could expose us to liabilities to third parties.

If we were no longer able to rely on our existing providers of transmissions services, our business and results of operations could be harmed affected.

        We obtain our local access transmission services and long distance telephone access through contracts with Sprint, which expires in November 2007, and MCI, which expired in March 2007. While our MCI service continues on a month-to-month basis with no contract, we are evaluating which service provider(s) we will select for future needs. The agreement with Sprint provides for reduced pricing on various services provided in exchange for minimum purchases of $1.0 million for each year of the Sprint contract and the MCI contract provided reduced pricing in exchange for minimum purchases of $0.5 million for 2006. The agreements provide for certain achievement credits once specified purchase levels are met. Any interruption in the supply or a change in the price of either local access or long distance carrier service could increase costs or cause a significant decline in revenues, thereby decreasing our operating results.

We face various risks associated with purchasing satellite capacity.

        As part of our strategy of providing transmittal of audio, video, data and other information using satellite technology, we periodically purchase satellite capacity from third parties owning satellite systems. Although our management attempts to match these expenditures against anticipated revenues from sales of products to customers, they may not be successful at estimating anticipated revenues, and actual revenues from sales of products may fall below expenditures for satellite capacity. In addition, the purchases of satellite capacity require a significant amount of capital. Any inability to purchase satellite capacity or to achieve revenues sufficient to offset the capital expended to purchase satellite capacity may make our business more vulnerable and significantly affect financial condition and results of operations.

If the existing relationship with Clear Channel Satellite Services is terminated, or if Clear Channel Satellite Services fails to perform as required under its agreement with us, our business could be interrupted.

        We have designed and developed the necessary software to enable our current video delivery systems to receive digital satellite transmissions over the AMC-9 satellite system. However, the Clear Channel satellite system may not have the capacity to meet our future delivery commitments and broadcast quality requirements on a cost-effective basis, if at all. We have a non-exclusive agreement with Clear Channel that expires in June 2010. The agreement provides for fixed pricing on dedicated bandwidth and gives us access to satellite capacity for electronic delivery of digital audio and video transmissions by satellite. Clear Channel is required to meet performance specifications as outlined in the agreement, and we are given a credit allowance for future fees if Clear Channel does not meet these requirements. The agreement states that Clear Channel can terminate the agreement if we do not make timely payments or become insolvent.

Certain of our products depend on satellites; any satellite failure could result in interruptions of our service that could negatively impact our business and reputation.

        A reduction in the number of operating satellites or an extended disruption of satellite transmissions would impair the current utility of the accessible satellite network and the growth of current and additional market opportunities. Satellites and their ground support systems are complex electronic systems subject to weather conditions, electronic and mechanical failures and possible sabotage. The satellites have limited design lives and are subject to damage by the hostile space environment in which they operate. The repair of damaged or malfunctioning satellites is nearly impossible. If a significant number of satellites were to become inoperable, there could be a substantial delay before they are replaced with new satellites. In addition, satellite transmission can be disrupted by natural phenomena causing atmospheric interference, such as sunspots.

        Certain of our products rely on signals from satellites, including, but not limited to, satellite receivers and head-end equipment. Any satellite failure could result in interruptions of our service, negatively impacting our business. We attempt to mitigate this risk by having our customers procure their own agreements with satellite providers.

Interruption or failure of our information technology and communications systems could impair our ability to effectively provide our products and services, which could damage our reputation and harm our operating results.

        Our provision of our products and services depends on the continuing operation of our information technology and communications systems. Any damage to or failure of our systems could result in interruptions in our service. Interruptions in our service could reduce our revenues and profits, and our brand could be damaged if people believe our system is unreliable. Our systems are vulnerable to damage or interruption from earthquakes, terrorist attacks, floods, fires, power loss, telecommunications failures, computer viruses, computer denial of service attacks or other attempts to harm our systems, and similar events. Some of our systems are not fully redundant, and our disaster recovery planning cannot account for all eventualities. The occurrence of a natural disaster, a decision to close a facility we are using without adequate notice for financial reasons or other unanticipated problems at our NOC could result in lengthy interruptions in our service.

        We have experienced system failures in the past and may in the future. Any unscheduled interruption in our service puts a burden on our entire organization and may result in a loss of revenue. If we experience frequent or persistent system failures in our NOC or web-based management systems, our reputation and brand could be permanently harmed. The steps we have taken to increase the reliability and redundancy of our systems are expensive, reduce our operating margin and may not be successful in reducing the frequency or duration of unscheduled downtime.

The market price of our common stock is likely to continue to be volatile.

        Some of the factors that may cause the market price of our common stock to fluctuate significantly include:

  •
  the addition or departure of key personnel;

  •
  variations in our quarterly operating results;

  •
  announcements by us or our competitors of significant contracts, new or enhanced products or service offerings, acquisitions, distribution partnerships, joint ventures or capital commitments;

  •
  changes in coverage and financial estimates by securities analysts;

  •
  changes in market valuations of networking, Internet and telecommunications companies;

  •
  fluctuations in stock market prices and trading volumes, particularly fluctuations of stock prices quoted on the Nasdaq Global Market; and

  •
  sale of a significant number of shares of our common stock by us or our significant holders.

Sales of substantial amounts of our common stock in the public market could harm the market price of our common stock.

        The sale of substantial amounts of our shares (including shares issuable upon exercise of outstanding options and warrants to purchase our common stock) may cause substantial fluctuations in the price of our common stock. Because investors would be more reluctant to purchase shares of our common stock following substantial sales, the sale of these shares also could impair its ability to raise capital through the sale of additional stock.

Our inability to enter into or develop strategic relationships in key market segments could harm our operating results.

        Our strategy depends in part on the development of strategic relationships with leading companies in key market segments, including media broadcasters and digital system providers. We may not be able to successfully form or enter into such relationships, which may jeopardize our ability to generate sales of our products or services in those segments. Specific product lines are dependent to a significant degree on strategic alliances and joint ventures formed with other companies. Various factors could limit our ability to enter into or develop strategic relationships, including, but not limited to, our relatively short operating history, history of losses and the resources available to our competitors. Moreover, the terms of strategic alliances and joint ventures may vest control in a party other than us. Accordingly, the success of the strategic alliance or joint venture may depend upon the actions of that party and not us.

Insiders have substantial control over us which could limit others' ability to influence the outcome of key transactions, including changes in control.

        As of December 31, 2006, our executive officers and directors and their respective affiliates owned approximately 17% of our common stock. As a result, these stockholders may be able to control or significantly influence all matters requiring stockholder approval, including the election of directors and the approval of significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change in control of us even if a change of control is in the best interest of all stockholders.

Our business may be harmed if we are not able to protect our intellectual property rights from third-party challenges.

        We cannot assure that our intellectual property does not infringe on the proprietary rights of third parties. The steps taken to protect our proprietary information may not prevent misappropriation of such information, and such protection may not preclude competitors from developing confusingly similar brand names or promotional materials or developing products and services similar to ours. We consider our trademarks, copyrights, advertising and promotion design and artwork to be of value and important to our businesses. We rely on a combination of trade secret, copyright and trademark laws and nondisclosure and other arrangements to protect our proprietary rights. We generally enter into confidentiality or license agreements with our distributors and customers and limit access to and distribution of our software, documentation and other proprietary information. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or obtain and use information that we regard as proprietary. In addition, the laws of some foreign countries do not protect our proprietary rights to the same extent as do the laws of the United States.

        While we believe that our trademarks, copyrights, advertising and promotion design and artwork do not infringe upon the proprietary rights of third parties, we may still receive future communications from third parties asserting that we are infringing, or may be infringing, on the proprietary rights of third parties. Any such claims, with or without merit, could be time-consuming, require us to enter into royalty arrangements or result in costly litigation and diversion of management attention. If such claims are successful, we may not be able to obtain licenses necessary for the operation of our business, or, if obtainable, such licenses may not be available on commercially reasonable terms, either of which could prevent our ability to operate our business.

We may enter into or seek to enter into business combinations and acquisitions that may be difficult to integrate, disrupt our business, dilute stockholder value or divert management attention.

        We recently acquired FastChannel Network Inc., Media DVX, Inc., SourceEcreative and the Broadcast Division of Applied Graphics Technologies, Inc., each of which became our wholly-owned subsidiary. In addition, we have recently acquired Pathfire. Our business strategy will include the acquisition of additional complementary businesses and product lines. Any such acquisitions would be accompanied by the risks commonly encountered in such acquisitions, including:

  •
  the difficulty of assimilating the operations and personnel of the acquired companies;

  •
  the potential disruption of our business;

  •
  the inability of our management to maximize our financial and strategic position by the successful incorporation of acquired technology and rights into our product and service offerings;

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  difficulty maintaining uniform standards, controls, procedures and policies, with respect to accounting matters and otherwise;

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  the potential loss of key employees of acquired companies; and

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  the impairment of relationships with employees and customers as a result of changes in management and operational structure.

        We may not be able to successfully complete any acquisition or, if completed, the acquired business or product line may not be successfully integrated with our operations, personnel or technologies. Any inability to successfully integrate the operations, personnel and technologies associated with an acquired business and/or product line may negatively affect our business and results of operation. We may dispose of any of our businesses or product lines in the event that we are unable to successfully integrate them, or in the event that management determines that any such business or product line is no longer in our strategic interests.

Failure to manage future growth could hinder the future success of our business.

        Our personnel, systems, procedures and controls may not be adequate to support our existing as well as future operations. We will need to continue to implement and improve our operational, financial and management information systems, procedures and controls on a timely basis and to expand, train, motivate and manage our work force. We must also continue to further develop our products and services while implementing effective planning and operating processes, such as continuing to implement and improve operational, financial and management information systems; hiring and training additional qualified personnel; continuing to expand and upgrade our core technologies; and effectively managing multiple relationships with various customers, joint venture and technological partners and other third parties.

We will depend on key personnel to manage the business effectively, and if we are unable to retain our key employees or hire additional qualified personnel, our ability to compete could be harmed.

        Our future success will depend to a significant extent upon the services of Scott K. Ginsburg, Chairman of the Board and Chief Executive Officer; and Omar A. Choucair, Chief Financial Officer. Uncontrollable circumstances, such as the death or incapacity of any key executive officer, could have a serious impact on our business.

        Our future success will also depend upon our ability to attract and retain highly qualified management, sales, operations, technical and marketing personnel. At the present time there is, and will continue to be, intense competition for personnel with experience in the markets applicable to our products and services. Because of this intense competition, we may not be able to retain key personnel or attract, assimilate or retain other highly qualified technical and management personnel in the future. The inability to retain or to attract additional qualified personnel as needed could have a considerable impact on our business.

Certain provisions of our bylaws may have anti-takeover effects that could prevent a change in control even if the change would be beneficial to its shareholders.

        We have a classified board which might, under certain circumstances, discourage the acquisition of a controlling interest of its stock because such acquirer would not have the ability to replace these directors except as the term of each class expires. The directors are divided into three classes with respect to the time for which they hold office. The term of office of one class of directors expires at each annual meeting of stockholders. At each annual meeting of stockholders, directors elected to succeed those directors whose terms then expire are elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election.

Our board of directors may issue, without stockholder approval, preferred stock with rights and preferences superior to those applicable to the common stock.

        Our certificate of incorporation includes a provision for the issuance of "blank check" preferred stock. This preferred stock may be issued in one or more series, with each series containing such rights and preferences as the board of directors may determine from time to time, without prior notice to or approval of stockholders. Among others, such rights and preferences might include the rights to dividends, superior voting rights, liquidation preferences and rights to convert into common stock. The rights and preferences of any such series of preferred stock, if issued, may be superior to the rights and preferences applicable to the common stock and might result in a decrease in the price of the common stock.

We depend upon a number of single or limited-source suppliers, and our ability to produce audio and video distribution equipment could be harmed if those relationships were discontinued.

        We rely on fewer than five single or limited-source suppliers for integral components used in the assembly of our audio and video units. If a supplier were to experience financial or operational difficulties that resulted in a reduction or interruption in component supply to us, this would delay our deployment of audio and video units. We rely on our suppliers to manufacture components for use in our products. Some of our suppliers also sell products to our competitors and may in the future become our competitors, possibly entering into exclusive arrangements with our existing competitors. In addition, our suppliers may stop selling our products or components to us at commercially reasonable prices or completely stop selling our products or components to us. If a reduction or interruption of supply were to occur, it could take a significant period of time for us to qualify an alternative subcontractor, redesign our products as necessary and contract for the manufacture of such products. This would have the effect of depressing our business until we were able to establish sufficient component supply through an alternative source. We believe that there are currently alternative component manufacturers that could supply the components required to produce our products, but based on the financial condition and service levels of our current suppliers, we do not feel the need to pursue agreements or understandings with such alternative sources or pursue long-term contracts with our current suppliers. We have experienced component shortages in the past, and material component shortages or production or delivery delays may occur in the future.

We determined that there was a material weakness in our disclosure controls and procedures related such that those controls and procedures were not effective as of December 31, 2006 and December 31, 2004. In the event a material weakness occurs again in the future, our financial statements and results of operations could be harmed and you may not be justified in relying on those financial statements.

        For the year ended December 31, 2006, we determined that our disclosure controls and procedures were not effective, and we identified a material weakness in our internal controls over financial reporting for business combinations and stock compensation as of December 31, 2006. For the year ended December 31, 2004, we determined that our disclosure controls and procedures were not effective, and we identified a material weakness in our internal controls over financial reporting for income taxes as of December 31, 2004. In the event that this or any other material weakness occurs in the future, our financial statements and results of operations could be harmed and you may not be justified in relying on those financial statements, either of which could result in a decrease in our stock price.

The Public Company Accounting Oversight Board, or PCAOB, is conducting an annual inspection of our external auditors and we cannot assure you that in the course of this inspection, the PCAOB will not identify additional information in our financial statements which it believes could have been reported differently.

        The PCAOB is conducting an inspection of our external auditors, KPMG LLP, and their audit of our financial statements as of and for the year ended December 31, 2005. The PCAOB is a private agency established to oversee the auditors of publicly held companies, and the PCAOB conducts annual inspections on all large public accounting firms that audit the financial statements of publicly held companies. As part of this inspection, the PCAOB has selected, among others, to review KPMG LLP's audit of our financial statements as of and for the year ended December 31, 2005. The PCAOB's inspection of KPMG LLP is ongoing and there can be no assurance as to when it will be completed. In addition, we cannot assure you that in the course of this inspection, the PCAOB will not identify additional information contained in our historical financial statements which it believes could have been reported differently, or the prospective impact of any such items on our financial statements.

We are required to evaluate our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002, and any adverse results from such evaluation could result in a loss of investor confidence in our financial reports and harm our stock price.

        Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, beginning with our Annual Report on Form 10-K for the fiscal year ending December 31, 2007, we will be required to furnish a report by our management on our internal control over financial reporting. Such a report will contain, among other matters, an assessment of the effectiveness of our internal control over financial reporting as of the end of our fiscal year, including a statement as to whether or not our internal control over financial reporting is effective. This assessment must include disclosure of any material weaknesses in our internal control over financial reporting identified by management. Such report must also contain a statement that our auditors have issued an attestation report on management's assessment of such internal controls.

        The Committee of Sponsoring Organizations of the Treadway Commission (COSO) provides a framework for companies to assess and improve their internal control systems. The Public Company Accounting Oversight Board's Auditing Standard No. 5, or Standard No. 5 provides the professional standards and related performance guidance for auditors to attest to, and report on, the effectiveness of internal control over financial reporting under Section 404. Management's assessment of internal controls over financial reporting requires management to make subjective judgments and some of the judgments will be in areas that may be open to interpretation and therefore the report may be uniquely difficult to prepare, and our auditors may not agree with management's assessments. We are still performing the system and process documentation and evaluation needed to comply with Section 404, which is both costly and challenging.

        During this process, if our management identifies one or more material weaknesses in our internal control over financial reporting, we will be unable to assert such internal control is effective. If we are unable to assert that our internal control over financial reporting is effective as of December 31, 2007 (or if our auditors are unable to attest that our management's report is fairly stated or they are unable to express an opinion on the effectiveness of our internal controls), we could lose investor confidence in the accuracy and completeness of our financial reports, which would harm our stock price.

        We have in the past discovered, and may in the future discover, areas of our internal controls that need improvement. We cannot be certain as to the timing of completion of our evaluation, testing and any required remediation due in large part to the fact that there is very little precedent available by which to measure compliance with the new Auditing Standard No. 5. If we are not able to complete our assessment under Section 404 in a timely manner, we and our auditors would be unable to conclude that our internal control over financial reporting is effective as of December 31, 2007.

Risks Relating to the Industry

The media distribution products and services industry is divided into several distinct markets, some of which are relatively mature while others are growing rapidly. If the mature markets begin to decline at a time when the developing markets fail to grow as anticipated, it will be increasingly difficult to achieve and maintain profitability.

        To date, our design and marketing efforts for our products and services have involved the identification and characterization of the broadcast market segments within the media distribution products and services industry that will be the most receptive to our products and services. We may not have correctly identified and characterized such markets and our planned products and services may not address the needs of those markets. Furthermore, our current technologies may not be suitable for specific applications within a particular market and further design modifications, beyond anticipated changes to accommodate different markets, may be necessary.

        While the electronic distribution of media has been available for several years and growth of this market is modest, many of the products and services now on the market are relatively new. It is difficult to predict the rate at which the market for these new products and services will grow, if at all. Even if the market does grow, it will be necessary to quickly conform our products and services to customer needs and emerging industry standards in order to be a successful participant in those markets, such as the market for high definition, or HD, spots. If the market fails to grow, or grows more slowly than anticipated, it will be difficult for any market participant to succeed and it will be increasingly difficult for us to achieve and maintain profitability.

        To achieve and sustain profitability and growth, we must expand our product and service offerings beyond the broadcast markets to include additional market segments within the media distribution products and services industry. Potential new applications for our existing products in new markets include distance learning and training, finance and retail. While our products and services could be among the first commercial products that may be able to serve the convergence of several industry segments, including digital networking, telecommunications, compression products and Internet services, our products and services may not be accepted by that market. In addition, it is possible that:

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  the convergence of several industry segments may not continue;

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  the markets may not develop as a result of such convergence; or

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  if markets develop, such markets may not develop either in a direction beneficial to our products or product positioning or within the time frame in which we expect to launch new products and product enhancements.

        Because the convergence of digital networking, telecommunications, compression products and Internet services is new and evolving, the growth rate, if any, and the size of the potential market for our products cannot be predicted. If markets for these products fail to develop, develop more slowly than expected or become served by numerous competitors, or if our products do not achieve the anticipated level of market acceptance, our future growth could be jeopardized. Broad adoption of our products and services will require us to overcome significant market development hurdles, many of which we cannot predict.

The industry is in a state of rapid technological change and we may not be able to keep up with that pace.

        The advertisement distribution and asset management industry is characterized by extremely rapid technological change, frequent new products, service introductions and evolving industry standards. The introduction of products with new technologies and the emergence of new industry standards can render existing products obsolete and unmarketable. Our future success will depend upon our ability to enhance existing products and services, develop and introduce new products and services that keep pace with technological developments and emerging industry standards and address the increasingly sophisticated needs of our customers, including the need for HD spots. We may not succeed in developing and marketing product enhancements or new products and services that respond to technological change or emerging industry standards. We may experience difficulties that could delay or prevent the successful development, introduction and marketing of these products and services. Our products and services may not adequately meet the requirements of the marketplace and achieve market acceptance. If we cannot, for technological or other reasons, develop and introduce products and services in a timely manner in response to changing market conditions, industry standards or other customer requirements, particularly if we have pre-announced the product and service releases, our business, financial condition, results of operations or cash flows will be harmed.

The marketing and sale of our products and services involve lengthy sales cycles. This makes business forecasting extremely difficult and can lead to significant fluctuations in quarterly results.

        Due to the complexity and substantial cost associated with providing integrated product and services to provide audio, video, data and other information across a variety of media and platforms, licensing and selling products and services to our potential customers typically involves a significant technical evaluation. In addition, there are frequently delays associated with educating customers as to the productive applications of our products and services, complying with customers' internal procedures for approving large expenditures and evaluating and accepting new technologies that affect key operations. In addition, certain customers have even longer purchasing cycles that can greatly extend the amount of time it takes to place our products and services with these customers. Because of the lengthy sales cycle and the large size of our potential customers' average orders, if revenues projected from a specific potential customer for a particular quarter are not realized in that quarter, product revenues and operating results for that quarter could be harmed. Revenues will also vary significantly as a result of the timing of product and service purchases and introductions, fluctuations in the rate of development of new markets and new applications, the degree of market acceptance of new and enhanced versions of our products and services, and the level of use of satellite networking and other transmission systems. In addition, increased competition and the general strength of domestic and international economic conditions also impact revenues.

        Because expense levels such as personnel and facilities costs, are based, in part, on expectations of future revenue levels, if revenue levels are below expectations, our business, financial condition, results of operations or cash flows will be harmed.

Seasonality in buying patterns also makes forecasting difficult and can result in widely fluctuating quarterly results.

        On a historical basis, the industry has experienced lower sales for services in the first quarter, which is somewhat offset with higher sales in the fourth quarter due to increased customer advertising volumes for the holiday selling season. In addition, product and service revenues are influenced by political advertising, which generally occurs every two years. Nevertheless, in any single period, product and service revenues and delivery costs are subject to variation based on changes in the volume and mix of deliveries performed during such period. In addition, we have historically operated with little or no backlog. The absence of backlog and fluctuations in revenues and costs due to seasonality increases the difficulty of predicting our operating results.

The markets in which we will operate are highly competitive, and competition may increase further as new participants enter the market and more established companies with greater resources seek to expand their market share.

        Competition within the markets for media distribution is intense. Moreover, these markets have become increasingly concentrated in recent years as a result of acquisitions. We believe that our ability to compete successfully depends on a number of factors, both within and outside of our control, including: (1) the price, quality and performance of our products and those of our competitors; (2) the timing and success of new product introductions; (3) the emergence of new technologies; (4) the number and nature of our competitors in a given market; (5) the protection of intellectual property rights; and (6) general market and economic conditions. In addition, the assertion of intellectual property rights by others and general market and economic conditions factor into the ability to compete successfully. The competitive environment could result in price reductions that could result in lower profits and loss of our market share.

        While we offer products and services focused on the electronic distribution of media, we compete with dub and ship houses and production studios. Although many dub and ship houses and production studios, such as Point.360, generally do not offer electronic delivery, they often have long-standing ties to local distributors that can be difficult to replace. Many of these dub and ship houses and production studios also have greater financial, distribution and marketing resources than we and have achieved a higher level of brand recognition. Production studios, advertising agencies and media buying firms also could deliver directly through entities with package delivery expertise such as Federal Express, United Parcel Service, the United States Postal Service and DHL.

        In addition, we compete with a satellite-based video distribution network operated by Vyvx, an operating division of Willtel Communications, which is a wholly-owned subsidiary of Level 3 Communications, Inc. We also anticipate that certain common and/or value-added telecommunications carriers and other companies, could develop and deploy high bandwidth network services targeted at the advertising and broadcast industries, although we believe that no such carriers have yet entered the market for spot distribution in any significant way.

        With respect to new markets, such as the delivery of other forms of content to radio and television stations, competition is likely to come from companies in related communications markets and/or package delivery markets. Some of the companies capable of offering products and services with superior functionality include telecommunications providers, such as AT&T, MCI and other fiber and telecommunication companies, each of which would enjoy materially lower electronic delivery transportation costs. Radio networks such as ABC Radio Networks or Westwood One could also become competitors by selling and transmitting advertisements as a complement to their content programming.

        Further, other companies may in the future focus significant resources on developing and marketing products and services that will compete with ours.

Our business may not grow if the internet advertising market does not continue to develop or if we are unable to successfully implement our business model.

        We have identified video advertising on the Internet as a potential business opportunity. Accordingly, a future component of our business model is to generate revenue by providing interactive marketing and delivery solutions to advertisers, ad agencies and web publishers. The profit potential for this business model is unproven. For our business to be successful, internet advertising will need to achieve increasing market acceptance by advertisers, ad agencies and web publishers. The intense competition among Internet advertising sellers has led to the creation of a number of pricing alternatives for Internet advertising. These alternatives make it difficult for us to project future levels of advertising revenue and applicable gross margin that can be sustained by us or the Internet advertising industry in general.

        Intensive marketing and sales efforts may be necessary to educate prospective advertisers regarding the uses and benefits of, and to generate demand for, our products and services. Advertisers may be reluctant or slow to adopt a new approach that may replace, limit or compete with their existing systems. Acceptance of our new solutions will depend on the continued emergence of Internet commerce, communication, and advertising, and demand for its solutions. We cannot assure you that use of the Internet will continue to grow or that current uses of the Internet are sustainable.

Our failure to successfully compete in the internet advertising market may impact our growth.

        The markets for Internet advertising and related products and services are intensely competitive and such competition is expected to increase. Our failure to successfully compete may impact our growth. Many of our competitors have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than ours. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their products or services to address the needs of our prospective clients. We cannot be certain that we will be able to successfully compete against current or future competitors. In addition, the Internet must compete for a share of advertisers' total budgets with traditional advertising media, such as television, radio, cable and print, as well as content aggregation companies and other companies that facilitate Internet advertising. To the extent that the Internet is perceived to be a limited or ineffective advertising or direct marketing medium, advertisers and direct marketers may be reluctant to devote a significant portion of their advertising budgets to Internet marketing.

We will need to keep pace with rapid technological change in the internet advertising industries.

        In order to remain competitive, we will be continually required to enhance and to improve the functionality and features of our Internet advertising systems services, which could require us to invest significant capital. If our competitors introduce new services embodying new technologies, or if new industry standards and practices emerge, our existing services, technology, and systems may become obsolete and we may not have the funds or technical know-how to upgrade our services, technology, and systems. We may face material delays in introducing new services, products, and enhancements. If such delays occur, our users may forego use of our services and select those of our competitors, in which event, our business, prospects, financial condition and results of operations could be materially adversely affected.

BACKGROUND AND REASONS FOR THE OFFER AND THE CONTEMPLATED MERGER

Background of the Offer and the Contemplated Merger

        In the past several years, DG FastChannel has been executing a strategic plan for growth that involves acquiring and forming alliances with companies in the business of television and radio advertising distribution. In May 2006, Digital Generation Systems, Inc. merged with FastChannel Network, Inc., and the combined company became known as DG FastChannel, Inc. In the discussion that follows, we refer to the company as DG FastChannel with respect to events both before and after the merger with FastChannel Network, Inc.

        The following chronology summarizes the key meetings and events that led to the signing of the merger agreement among DG FastChannel, Point.360 and New 360. During this period, Scott K. Ginsburg, Chairman and CEO of DG FastChannel, and Haig S. Bagerdjian, Chairman and CEO of Point.360, held many conversations, both by telephone and in person, about the possible merger of their businesses. The chronology covers only the key events leading up to the merger agreement, and does not purport to catalogue every conversation between representatives of DG FastChannel and Point.360.

        In 2002, DG FastChannel identified Point.360 as a possible merger partner. On November 22, 2002, DG FastChannel engaged Roth Capital, an investment bank, to advise the company regarding the possibility of a merger with Point.360 and the potential terms of such a transaction. On January 22, 2003, Roth Capital sent an offer to negotiate letter to Point.360 but received no response from Point.360. During this period, DG FastChannel conducted due diligence based on publicly available information about Point.360.

        On September 21, 2004, DG FastChannel sought to acquire a stake in Point.360 and offered to purchase all of Julia Stefanko's shares of Point.360 for $4.00 per share. Ms. Stefanko is the wife of Luke Stefanko, the former President and CEO of Point.360. At the time, Ms. Stefanko owned approximately 18% of the shares of Point.360 common stock then outstanding. Ms. Stefanko rejected DG FastChannel's offer.

        On November 17, 2004, Point.360's board of directors adopted a shareholder rights plan—a so-called "poison pill" takeover defense. Under the plan, preferred share purchase rights would be triggered in the event that a person or group (other than Mr. Bagerdjian) acquired or announced an intention to acquire 20% or more of Point.360's common stock. The plan was intended to encourage anyone seeking to acquire Point.360 to negotiate with the Point.360 board of directors prior to attempting a takeover.

        On November 30, 2004, DG FastChannel submitted a written offer to the Point.360 board of directors offering to purchase all outstanding shares of Point.360 common stock at $3.50 per share. As of the close of business on that date, shares of Point.360 were trading at $2.46 per share. Point.360's board of directors considered the offer and on December 6, 2004, informed DG FastChannel that it was not interested in pursuing the proposed transaction.

        Nearly two years elapsed, during which time Messrs. Bagerdjian and Ginsburg continued informal discussions regarding a possible strategic transaction, before DG FastChannel and Point.360 signed a Nondisclosure Agreement on August 16, 2006. After that agreement was signed, Alan R. Steel, Executive Vice President of Point.360, sent Mr. Ginsburg a letter outlining ideas for a possible transaction between the two companies.

        On September 11, 2006, DG FastChannel offered to purchase either Point.360's ADS business for $29 million or the entire company for $4.25 per share in a stock-for-stock merger. As of the close of business on that day, shares of Point.360 were trading at $1.77 per share. Point.360's board of directors was made aware of DG FastChannel's interest and the terms of the proposed transaction, but did not respond to DG FastChannel's offer.

        In late September 2006, Mr. Bagerdjian informed Mr. Ginsburg that he believed the value of Point.360's ADS business was more than $35 million.

        On September 29, 2006, DG FastChannel increased its offer for the ADS business to $36 million. Point.360's board of directors was made aware of the offer, but did not respond. DG FastChannel deemed Point.360 to have rejected its offer.

        From October to December 2006, Messrs. Bagerdjian and Ginsburg engaged in informal discussions solely of a general nature about DG FastChannel's interest in Point.360.

        On December 22, 2006, DG FastChannel purchased 1.1 million shares of Point.360, or approximately 11.4% of the then-outstanding shares of Point.360 common stock, from Midwood Capital Management LLC. In the following weeks, DG FastChannel sought to increase its holdings in Point.360 by purchasing Point.360 common stock on the open market. By January 24, 2007, DG FastChannel had increased its ownership stake in Point.360 to approximately 16.5% of the then-outstanding shares of Point.360 common stock. During this period, Messrs. Bagerdjian and Ginsburg met in person at Point.360's headquarters in Burbank, California, and discussed a possible transaction involving the two companies.

        On February 5, 2007, Mr. Ginsburg and Omar A. Choucair, Chief Financial Officer of DG FastChannel, met with Messrs. Bagerdjian and Steel at the law offices of Troy & Gould PC in Los Angeles, CA. Also present for the meeting were William Gould and Marty Goldblum of Troy & Gould PC, serving as outside counsel to Point.360. The group discussed the terms and structure of DG FastChannel's proposed acquisition of Point.360's ADS business. DG FastChannel made a presentation that proposed acquiring all of Point.360 at roughly $4.50 per share in a stock-for-stock exchange.

        On February 7, 2007, DG FastChannel sent Point.360 a non-binding letter of intent and proposed merger terms. The letter indicated that DG FastChannel valued Point.360's ADS business at between $32 million and $36 million.

        On February 12, 2007, Point.360 sent a letter seeking to clarify certain parts of DG FastChannel's proposed February 7 letter of intent and attaching certain additional conditions. Point.360's letter did not include a valuation of the ADS business.

        On February 14, 2007, Mr. Choucair sent another non-binding letter of intent to Messrs. Bagerdjian and Steel. The letter provided additional clarification for certain terms, but maintained its previous valuation of Point.360's ADS business of between $32 million and $36 million.

        On the same day, Mr. Steel responded to Mr. Choucair and sought further clarification of several aspects of DG FastChannel's most recent letter of intent. Mr. Steel also requested that DG FastChannel state a fixed price for the ADS business.

        On February 15, 2007, Mr. Choucair responded to Mr. Steel that DG FastChannel valued the ADS business at $32 million.

        On the same day, the Point.360 board of directors met and discussed, among other things, the status of the discussions between Messrs. Bagerdjian and Ginsburg. Mr. Bagerdjian told the board that no agreement had been reached, and that he would keep the board informed of any progress.

        On February 22, 2007, Messrs. Ginsburg and Choucair met with Messrs. Bagerdjian and Steel at Point.360's offices. Messrs. Ginsburg and Choucair proposed a stock transaction in which the Point.360 ADS business would be valued at $36.5 million. Messrs. Bagerdjian and Steel took the offer under advisement.

        On February 23, 2007, Mr. Ginsburg wrote a letter to Mr. Bagerdjian expressing frustration with the pace of the negotiations and asking the Point.360 board of directors to terminate the company's shareholder rights plan. Mr. Bagerdjian responded that Point.360 would respond once the Point.360 board of directors had a full opportunity to review DG FastChannel's request.

        On February 26, 2007, the Point.360 board of directors met to consider DG FastChannel's offer and the February 23 letter from Mr. Ginsburg.

        On March 1, 2007, the Point.360 board of directors met once again, and determined that DG FastChannel's offer as structured was not in the best interests of Point.360 or its shareholders.

        On March 2, 2007, Mr. Bagerdjian sent an email to Mr. Ginsburg outlining revised terms and conditions for a possible transaction.

        On March 2, 2007, Mr. Steel sent to Mr. Ginsburg a non-binding letter of intent that outlined the terms and conditions pursuant to which Point.360 was prepared to proceed with merger negotiations. The non-binding letter proposed that DG FastChannel and Point.360 enter into an exchange offer and merger agreement. According to the proposed terms of the letter, prior to the completion of the offer, Point.360 would (1) contribute to a new entity all of the assets of Point.360 not related to the ADS business and (2) distribute shares in the new entity to existing Point.360 shareholders other than DG FastChannel. In addition, under the letter's terms, DG FastChannel would offer aggregate consideration of 2 million shares of its common stock and the assumption of up to $7 million of Point.360 debt in exchange for all the shares of Point.360 other than those already owned by DG FastChannel. The letter of intent also proposed that DG FastChannel and Point.360 would execute a post-production services agreement, pursuant to which after the contemplated merger, DG FastChannel would outsource vaulting and post-production services to the newly-created entity. The parties agreed to move forward with drawing up documents related to the transaction on the basis of this letter of intent.

        On March 5, 2007, DG FastChannel sent a due diligence request list to Point.360. Two days later, Latham & Watkins LLP, counsel to DG FastChannel, distributed a draft merger agreement to Troy & Gould.

        On March 10, 2007, Latham & Watkins distributed to Troy & Gould various ancillary and support agreements to the merger agreement.

        On March 12, 2007, Messrs. Ginsburg and Choucair and representatives from Latham & Watkins participated in a conference call with Messrs. Bagerdjian and Steel and attorneys from Troy & Gould. The participants negotiated various issues regarding the structure of the transaction and terms and conditions set forth in the draft transaction agreements. They discussed, among other things, the timing of the offer, the spin-off of Point.360's post-production business and whether Point.360 would have limited flexibility to continue discussions with third parties regarding alternative transactions. Subsequent to that conference call, attorneys from Latham & Watkins and Troy & Gould continued to negotiate the transaction agreements.

        During the week of March 12, 2007, Point.360 provided DG FastChannel and its other advisors with various documents in response to DG FastChannel's due diligence request. The materials related to Point.360's business, operations, and financial condition. Grant Thornton LLP assisted DG FastChannel with tax diligence, and Gardere Wynne Sewell LLP assisted DG FastChannel with real property diligence.

        On March 20, 2007, Latham & Watkins circulated revised drafts of the transaction agreements.

        On March 27, 2007, Mr. Ginsburg spoke with Mr. Bagerdjian to resolve various issues regarding the merger agreement. On the same day, Messrs. Bagerdjian and Steel, along with attorneys from Troy

Gould, spoke on the telephone with representatives of Latham & Watkins regarding the ancillary and support agreements to the merger agreement.

        On March 28, 2007, DG FastChannel held a telephonic meeting of its board of directors during which the Board discussed the proposed acquisition of Point.360's ADS business.

        On March 29, 2007, Mr. Bagerdjian reported to the Point.360 board of directors about the progress of negotiations with DG FastChannel. The directors asked Mr. Bagerdjian to keep them informed as negotiations continued, and Mr. Bagerdjian agreed.

        On March 30, 2007, Point.360 engaged Marshall and Stevens, Inc. to provide a fairness opinion to the Point.360 Board of Directors with respect to the proposed transaction.

        On April 2, 2007, Messrs. Ginsburg and Choucair and representatives from Latham & Watkins participated in a conference call with Messrs. Bagerdjian and Steel and attorneys from Troy & Gould. The participants discussed unresolved diligence items and engaged in further negotiations over the merger agreement and certain ancillary agreements thereto.

        Throughout the first two weeks in April, attorneys from Latham & Watkins and Troy & Gould continued to negotiate the merger and ancillary agreements. At the same time, DG FastChannel and its other advisers continued to conduct due diligence on Point.360's ADS business.

        On April 9, 2007, Mr. Choucair clarified certain terms of the merger agreement with Mr. Steel.

        On April 11, 2007, DG FastChannel held a meeting of its board of directors to discuss the proposed transaction.

        On April 12, 2007, and again the next day, Messrs. Bagerdjian and Steel, along with attorneys from Troy & Gould, spoke on the telephone with attorneys at Latham & Watkins regarding the ancillary agreements to the merger agreement.

        On April 13, 2007, Point.360's board of directors met and approved the transaction with DG FastChannel, including the spin-off of the post-production business. At the meeting, Marshall & Stevens delivered its opinion that the transaction was fair to the shareholders of Point.360, and Troy & Gould expressed a tax opinion that the spin-off would qualify as a tax-free reorganization under the Code.

        Throughout the morning and afternoon on April 15, 2007, Messrs. Ginsburg and Bagerdjian negotiated the terms of the post-production services agreement. The terms of this agreement provided that for an initial period of five years, DG FastChannel would (1) outsource post-production services to New 360 and (2) use New 360's vaulting services in Los Angeles, provided in each case that New 360's services remain competitive as to price and quality. The agreement was originally proposed by Mr. Bagerdjian in his March 2, 2007 non-binding letter of intent. Subsequent to those discussions, Messrs. Bagerdjian and Steel and attorneys from Troy & Gould spoke on the telephone with representatives from Latham & Watkins regarding the other ancillary agreements to the merger agreement.

        In the evening on April 15, 2007, DG FastChannel held a telephonic meeting of its board of directors. William O'Neill, a corporate partner at Latham & Watkins, participated in the board meeting at the invitation of Mr. Ginsburg. During the meeting, Mr. O'Neill discussed the directors' various fiduciary duties in relation to the transaction under Delaware law. Following Mr. O'Neill's presentation, CIBC delivered an oral opinion that the transaction is fair to DG FastChannel, from a financial point of view. The board of directors then conducted a final review of the transaction agreements. The board determined that the merger agreement and the ancillary agreements are in the best interests of DG FastChannel and its shareholders, and voted to approve the merger agreement, the ancillary agreements and the related transactions with Point.360.

        On April 16, 2007, after the close of the financial markets in New York, DG FastChannel, Point.360 and New 360 executed the merger agreement and the contribution agreement. Mr. Bagerdjian entered into and executed a support agreement with DG FastChannel.

        On the same day, DG FastChannel and Point.360 issued separate press releases announcing the execution of the merger agreement and the contribution agreement and the transactions contemplated thereby, including the offer and the merger.

Additional Factors for Consideration by Point.360 Shareholders

  DG FastChannel's Reasons for Making the Offer

        DG FastChannel's board of directors believes that the merger with Point.360 represents an opportunity to enhance value for DG FastChannel stockholders. The decision of DG FastChannel's board of directors to enter into the merger agreement was the result of careful consideration by the board of directors of numerous factors. Significant factors considered by the DG FastChannel board of directors include, among others:

  •
  Strategic Growth through Acquisition.  DG FastChannel believes that the most successful providers of advertising-and marketing-related products and services will be those with greater financial resources, more extensive publisher networks and a broader suite of products and services. The merger with Point.360 furthers DG FastChannel's strategy of expanding its digital networks and operations through combinations with well-established companies.

  •
  Operating Synergies.  The combination of DG FastChannel and Point.360 will enable the combined enterprise to enhance net operating margins by reducing the costs of certain duplicative facilities and the redundant expenses of certain marketing, communications, administrative and compliance activities.

  •
  Sales/Customer Service Management.  Point.360's sales and customer service managers have skill sets that complement and enhance those of DG FastChannel's personnel.

        The foregoing discussion of factors considered by DG FastChannel's board is not meant to be exhaustive, but includes the material factors considered by the DG FastChannel board in approving the merger agreement and the transactions contemplated by the merger agreement. The DG FastChannel board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. Rather, the board members made their respective determinations based on the totality of the information presented to them, including the recommendation by DG FastChannel management, and the judgments of individual members of the board may have been influenced to a greater or lesser degree by different factors.

  Other Factors You Should Consider

        In deciding whether or not to tender your shares of Point.360 common stock, you should consider the factors described above under "Background and Reasons for the Offer and the Contemplated Merger" on page 40 as well as the factors set forth under "Risk Factors" on page 24 and the other factors set forth in this prospectus. While we believe the offer should be attractive to you as a Point.360 stockholder, you should also consider the following matters:

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  As a stockholder of DG FastChannel, your interest in the performance and prospects of Point.360 would only be indirect and in proportion to your share ownership in DG FastChannel, if any, that you may realize if the offer and the subsequent merger were not completed and you were to remain a Point.360 stockholder.

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  As a stockholder in a more diversified company like DG FastChannel, your investment will be exposed to risks and events that are likely to have little or no effect on Point.360. You therefore would experience the impact of developments (both positive and negative) in the online advertising industry to a lesser extent, but would also experience the impact of developments (both positive and negative) in a variety of related industries.

RECOMMENDATION OF POINT.360'S BOARD OF DIRECTORS

        On April 13, 2007, Point.360's board of directors approved the merger agreement, the offer and the merger. Point.360's board of directors also has recommended that Point.360 shareholders accept the offer and tender their shares of Point.360 common stock in the offer. For more information about the Point.360 board of directors' recommendation and the reasons for its recommendation, please see the Point.360 Recommendation Statement which is being mailed to you together with this offer and prospectus.

        Point.360's board of directors has received a written opinion, dated April 13, 2007, from Marshall & Stevens to the effect that, as of the date of the opinion and based on and subject to the matters described in the opinion, the consideration to be received by the holders of Point.360 common stock in the offer and merger is fair, from a financial point of view, to such holders. A summary of Marshall & Stevens' opinion and of the analyses performed, the bases and methods of arriving at the opinion, and a description of Marshall & Stevens' investigation and assumptions, is included in the Point.360 Recommendation Statement. The full text of Marshall & Stevens' written opinion, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Marshall & Stevens in rendering its opinion, is attached to the Point.360 Recommendation Statement.

THE OFFER

Exchange of Shares of Point.360 Common Stock

        We are proposing to acquire all of the outstanding shares of Point.360 common stock. We are offering to exchange 0.1895 shares of DG FastChannel common stock for each share of Point.360 common stock (including the associated preferred share purchase rights) that you validly tender in this offer, on the terms and conditions contained in this prospectus and in the related letter of transmittal. The exact number of shares of DG FastChannel common stock to be exchanged for each share of Point.360 common stock was obtained by dividing 2 million by the number of shares of Point.360 common stock (excluding shares owned directly or indirectly by DG FastChannel or Point.360) issued and outstanding immediately prior to the consummation of this offer.

        We will not acquire any shares of Point.360 common stock in the offer unless Point.360 stockholders have validly tendered and not properly withdrawn prior to the expiration of the offer that number of shares which, together with the shares then beneficially owned by DG FastChannel, represents at least a majority (50%) of the shares outstanding on a fully diluted basis and no less than a majority (50%) of the voting power of the outstanding shares of Point.360 entitled to vote in the election of directors or (if a greater majority) upon the adoption of the merger agreement.There are also other conditions to the offer that are described under "—Conditions of the Offer" on page 46.

        After completion of the offer, DG FastChannel will cause Point.360 to complete a merger with and into DG FastChannel, in which each outstanding share of Point.360 common stock (except for shares beneficially owned directly or indirectly by DG FastChannel for its own account) will be converted into the right to receive DG FastChannel common stock at the same exchange ratio as used in the offer, subject to appraisal rights to the extent applicable under California law. If, after the completion of the offer, either as a result of the offer alone or in conjunction with the exercise of our option to purchase shares directly from Point.360, we beneficially own more than 90% of the outstanding shares of Point.360 common stock, we may effect this merger without the approval of Point.360 shareholders, as permitted under California and Delaware law. If, on the other hand, after the completion of the offer, we beneficially own more than 50%, but less than 90%, of the outstanding shares of Point.360 common stock, a meeting of Point.360 shareholders and the affirmative vote of at least a majority of the shares of Point.360 common stock outstanding on the record date for such meeting will be needed to complete the merger. Since DG FastChannel will own a majority of the shares of Point.360 common stock outstanding on the record date, approval of the merger by Point.360 shareholders will be assured. See "—Approval of the Merger" on page 56.

        When we refer to the expiration of the offer, we mean 12:00 midnight, New York City time, on Wednesday, August 8, 2007, unless we extend the period of time for which the offer is open, in which case the offer will expire, and references to the expiration of the offer will mean, the latest time and date on which the offer is open.

        The number of shares of DG FastChannel common stock issued to Point.360 shareholders in the offer and the merger will constitute approximately 11% of the outstanding common stock of the combined company after the merger, without regard to DG FastChannel stock options, and approximately 10% on a fully diluted basis.

        If you are the record owner of your shares and you tender your shares directly to the exchange agent and depository, you will not be obligated to pay any charges or expenses of the exchange agent and depository or any brokerage commissions. If you own your shares through a broker or other nominee, and your broker or nominee tenders the shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply.

Timing of the Offer

        We commenced the offer on June 27, 2007, the date of the initial distribution of this prospectus. The offer is scheduled to expire at 12:00 midnight, New York City time, on Wednesday, August 8, 2007, unless we extend the period of the offer. All references to the expiration of the offer mean the time of expiration, as extended. For more information, see the discussion under "—Extension, Termination and Amendment" below.

Conditions of the Offer

        The offer is subject to a number of conditions, which we describe below. Notwithstanding any other provisions of the offer, and in addition to DG FastChannel's rights to extend and amend the offer at any time in its sole discretion (subject to the provisions of the merger agreement and any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act), DG FastChannel shall not be required to accept for exchange, or exchange the offer consideration for, any validly tendered shares if any of these conditions are not satisfied or, where permissible, waived as of the expiration of the offer.

  Minimum Condition

        There must be validly tendered and not properly withdrawn prior to the expiration of the offer that number of shares which, together with the shares then beneficially owned by DG FastChannel, represents at least a majority (50%) of the shares outstanding on a fully diluted basis and no less than a majority (50%) of the voting power of the outstanding shares of Point.360 entitled to vote in the election of directors or (if a greater majority) upon the adoption of the merger agreement.

  Registration Statement Effectiveness Condition

        The registration statement on Form S-4 of which this prospectus is a part must have become effective under the Securities Act and not be the subject of any stop order or proceedings seeking a stop order.

  Nasdaq Listing Condition

        The shares of DG FastChannel common stock issuable in exchange for shares of Point.360 common stock in the offer and the merger shall have been approved (if such approval is necessary) for quotation on the Nasdaq Global Market.

  Tax Opinion Condition

        DG FastChannel shall have received a written opinion from Latham & Watkins LLP to the effect that the offer and the merger together will constitute a reorganization within the meaning of Section 368(a) of the Code (which opinion may rely on such assumptions and representations as such counsel reasonably deems appropriate). In addition, Point.360 shall have received a written opinion from Troy & Gould PC to the effect that the offer and the merger together will constitute a reorganization within the meaning of Section 368(a) of the Code (which opinion may rely on such assumptions and representations as such counsel reasonably deems appropriate).

  Additional Conditions

        In addition, notwithstanding any other provisions of the offer, subject to the provisions of the merger agreement and any applicable rules and regulations of the SEC (including Rule 14e-1(c) under the Exchange Act), DG FastChannel shall not be required to accept for exchange, or exchange the offer consideration for, any validly tendered shares if any of the following events has occurred:

  •
  there shall be threatened in writing or pending any suit, action or proceeding by any person against DG FastChannel, Point.360 or any Point.360 subsidiary that, in the reasonable judgment of DG FastChannel, is (1) seeking to prohibit or impose any material limitations on DG FastChannel's ownership or operation of its businesses or assets, the ADS business or the acquired assets, or to compel DG Fastchannel to dispose of, license or hold separate any material portion of the ADS business or the acquired assets or the business or assets of DG FastChannel, (2) challenging the acquisition by DG FastChannel of any shares under the offer or the top-up option or seeking to restrain or prohibit the making or consummation of the offer or the merger or the exercise of the top-up option or seeking to obtain from Point.360 or DG FastChannel any damages in connection with or seeking to make more costly the making or consummation of the offer or the consummation of the merger, (3) seeking to impose material limitations on the ability of DG FastChannel to accept for exchange the shares pursuant to the offer, the top-up option or the merger, or seeking to require divestiture thereof or any material portion of the acquired assets, (4) seeking to impose material limitations on the ability of DG FastChannel effectively to exercise full rights of ownership of the shares of Point.360 common stock or (5) which otherwise has had or would reasonably be expected to have a material adverse effect on Point.360;

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  there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or which is deemed applicable pursuant to an authoritative interpretation by or on behalf of a government entity to the offer or the merger, or any other action shall be taken by any governmental entity, that is likely, individually or in the aggregate, to result, directly or indirectly, in any of the consequences referred to in the preceding paragraph;

  •
  certain representations and warranties of Point.360 contained in the merger agreement shall not be true and correct in all material respects as of the date of such determination, except for representations and warranties that relate to a specific date or time (which need only be true and correct in all material respects as of such date or time);

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  since the date of the merger agreement, any fact(s), change(s), event(s), development(s) or circumstance(s) has occurred, arisen or come into existence or become known to Point.360 or DG FastChannel which has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Point.360;

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  Point.360 shall have breached or failed, in any material respect, to perform or to comply with any agreement or covenant to be performed or complied with by it under the merger agreement and such breach or failure shall not have been cured;

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  DG FastChannel shall have failed to receive a certificate executed by the Chief Executive Officer and the Chief Financial Officer of Point.360, dated as of the scheduled expiration of the offer, to the effect that the conditions set forth in the preceding three paragraphs have not occurred;

  •
  there shall have occurred (1) any general suspension of trading in, or limitation on prices for, securities on the NYSE, the American Stock Exchange or the NASDAQ Stock Market for a period in excess of three hours (excluding suspensions or limitations resulting from physical damage or interference with such exchanges not related to market conditions), (2) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (3) a commencement of war, armed hostilities, any material terrorist activities or other international or national calamity directly or indirectly involving the United States, or a (4) material acceleration or worsening thereof;

  •
  there shall have been a change in recommendation by the Point.360 board of directors, or any person (other than DG FastChannel, Julia Stefanko or Mr. Bagerdjian) shall have become the beneficial owner of more than 10% of the outstanding shares of Point.360 common stock;

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  Point.360 shall not have secured irrevocable resignations from all but two (2) directors, each of whom is an "independent director" as defined by Rule 4200(a)(15) of the Nasdaq Marketplace Rules and eligible to serve on Point.360's audit committee under the Exchange Act and Nasdaq rules, effective upon the consummation of the offer;

  •
  the contribution and the spin-off shall not have been consummated in accordance with the contribution agreement;

  •
  New 360 shall have failed to execute and deliver to DG FastChannel a noncompetition agreement in substantially the form attached to the merger agreement;

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  New 360 shall have failed to execute and deliver to DG FastChannel a post-production services agreement in substantially the form attached to the merger agreement;

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  either Point.360 or New 360 shall have failed to execute and deliver to DG FastChannel a working capital reconciliation agreement in substantially the form attached to the merger agreement;

  •
  New 360 shall have failed to execute and deliver to DG FastChannel an indemnification and tax matters agreement in substantially the form attached to the merger agreement;

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  either Mr. Bagerdjian or Alan R. Steel shall have failed to execute and deliver to DG FastChannel a confidentiality agreement in substantially the form attached to the merger agreement; or

  •
  the merger agreement shall have been terminated in accordance with its terms.

  General

        All of the foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition and may be waived by us in whole or in part at any time prior to the expiration of the offer or, with respect to conditions relating to regulatory approvals, prior to the acceptance for exchange of any shares of Point.360 common stock pursuant to the offer, and in our sole discretion, subject in each case to the terms of the merger agreement. Any reference to a condition or requirement being satisfied shall be deemed met if such condition or requirement is so waived. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and, each such right shall be deemed an ongoing right that may be asserted at any time prior to the expiration of the offer or, with respect to conditions relating to regulatory approvals, prior to the acceptance for exchange of any shares of Point.360 common stock pursuant to the offer.

        DG FastChannel and Point.360 cannot assure you that all of the conditions to completing the offer will be satisfied or waived.

Extension, Termination and Amendment

        Subject to the right of DG FastChannel to cause the offer to be extended, DG FastChannel can terminate the merger agreement if the offer has expired without acceptance for exchange any shares of Point.360 common stock; provided that DG FastChannel is not entitled to terminate the merger agreement if DG FastChannel is in material breach of the merger agreement and such breach has been the cause of, or resulted in, the failure to satisfy any of the conditions to DG FastChannel's obligations to accept for exchange such shares in the offer. If any condition to the offer is not satisfied or, if permissible, waived, by any scheduled expiration date of the offer, then we may extend the expiration date from time to time. Each extension may last for such period as DG FastChannel may determine. We also have the right to extend the offer for any period of time required by the applicable rules and regulations of the SEC. We may elect to provide a subsequent offering period of up to 20 business days after the acceptance of shares of Point.360 common stock in the offer if, on the expiration date of the offer, all of the conditions to the offer have been satisfied or waived, but the total number of shares of Point.360 common stock that have been validly tendered and not withdrawn pursuant to the offer is less than 90% of the total number of shares of Point.360 common stock then outstanding or the requirements of Rule 14d-11 under the Exchange Act have been met. DG FastChannel or Point.360 can terminate the merger agreement if the offer is not consummated by March 31, 2008. We can extend the offer by giving oral or written notice of an extension to American Stock Transfer & Trust Company, the exchange agent and depository for the offer. If we decide to extend the offer, we will make a public announcement to that effect no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration. We are not giving any assurance that we will extend the offer. During any extension, all shares of Point.360 common stock previously tendered and not validly withdrawn will remain deposited with the exchange agent and depository, subject to your right to withdraw your shares of Point.360 common stock. If we exercise our right to use a subsequent offering period, we will first consummate the exchange with respect to the shares tendered and not withdrawn in the initial offer period.

        Subject to the SEC's applicable rules and regulations and subject to the limitations contained in the merger agreement, we also reserve the right, in our discretion:

  •
  to terminate the offer and not accept for exchange or exchange any shares of Point.360 common stock not previously accepted for exchange, or exchanged, upon the failure of any of the conditions of the offer to be satisfied prior to the expiration of the offer; and

  •
  to waive any condition or otherwise amend the offer in any respect (subject to certain amendments requiring Point.360's consent) prior to the expiration of the offer, by giving oral or written notice of such termination, waiver or amendment to the exchange agent and depository and by making a public announcement.

        We will follow any extension, termination, waiver or amendment, as promptly as practicable, with a public announcement. Subject to the requirements of the Exchange Act and other applicable law, and without limiting the manner in which we may choose to make any public announcement, we assume no obligation to publish, advertise or otherwise communicate any public announcement other than by making a release to Business Wire.

Procedure for Tendering Shares

        For you to validly tender shares of Point.360 common stock in the offer, you must do one of the following:

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  deliver certificates for your shares, a properly completed and duly executed letter of transmittal or a duly executed copy thereof, along with any other required documents, to the exchange agent and depository at one of its addresses set forth on the back cover of this prospectus prior to the expiration of the offer;

  •
  arrange for a book-entry transfer of your shares to be made to the exchange agent and depository's account at DTC and receipt by the exchange agent and depository of a confirmation of this transfer prior to the expiration of the offer, and the delivery of a properly completed and duly executed letter of transmittal or a duly executed copy thereof, and any other required documents, to the exchange agent and depository at one of its addresses set forth on the back cover of this prospectus prior to the expiration of the offer; or

  •
  arrange for a book-entry transfer of your shares to the exchange agent and depository's account at DTC and receipt by the exchange agent and depository of confirmation of this transfer, including an "agent's message," prior to the expiration of the offer.

        These deliveries and arrangements must be made before the expiration of the offer. TENDERS BY NOTICE OF GUARANTEED DELIVERY WILL NOT BE ACCEPTED. The term "agent's message" means a message, transmitted by DTC to, and received by, the exchange agent and depository and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering the shares of Point.360 common stock which are the subject of the book-entry confirmation, that the participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce that agreement against the participant.

        The exchange agent and depository will establish an account with respect to the shares of Point.360 common stock at DTC for purposes of the offer within two business days after the date of the distribution of this prospectus, and any financial institution that is a participant in DTC may make book-entry delivery of the shares of Point.360 common stock by causing DTC to transfer these shares of Point.360 common stock into the exchange agent and depository's account in accordance with DTC's procedure for the transfer. For a tender made by transfer of shares of Point.360 common stock through book-entry delivery at DTC to be valid, the exchange agent and depository must receive, prior to the expiration of the offer, a book-entry confirmation of transfer and either a duly executed letter of transmittal or a duly executed copy thereof, along with any other required documents, at one of its addresses set forth on the back cover of this prospectus, or an agent's message as part of the book-entry confirmation. Signatures on all letters of transmittal must be guaranteed by an eligible institution, except in cases in which shares of Point.360 common stock are tendered either by a registered holder of shares of Point.360 common stock who has not completed the box entitled "Special

Delivery Instructions" on the letter of transmittal or for the account of an eligible institution. By "eligible institution" we mean a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of a recognized Medallion Program approved by the Securities Transfer Association Inc., including the Securities Transfer Agents Medallion Program (STAMP), the Stock Exchanges Medallion Program (SEMP) and the Nasdaq Medallion Signature Program (MSP), or any other "eligible guarantor institution," as that term is defined in Rule 17Ad-15 under the Exchange Act.

        If the certificates for shares of Point.360 common stock are registered in the name of a person other than the person who signs the letter of transmittal, the certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signature(s) on the certificates or stock powers guaranteed in the manner described above.

        The method of delivery of certificates representing shares of Point.360 common stock and all other required documents, including delivery through DTC, is at your option and risk, and the delivery will be deemed made only when actually received by the exchange agent and depository. If delivery is by mail, we recommend registered mail with return receipt requested, properly insured. In all cases, you should allow sufficient time to ensure timely delivery before expiration of the offer.

Withdrawal Rights

        Shares of Point.360 common stock that you tender pursuant to the offer may be withdrawn according to the procedures set forth below at any time prior to the expiration of the offer and, unless theretofore accepted for exchange and exchanged in the offer, may also be withdrawn at any time after August 25, 2007.

        For your withdrawal to be effective, the exchange agent and depository must timely receive from you a written or facsimile transmission notice of withdrawal at one of its addresses set forth on the back cover of this prospectus, and your notice must include your name, address, social security number, the certificate number(s) and the number of shares of Point.360 common stock to be withdrawn, as well as the name of the registered holder, if it is different from that of the person who tendered those shares of Point.360 common stock. If shares of Point.360 common stock have been tendered pursuant to the procedures for book-entry tender discussed above under "—Procedure for Tendering Shares," any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn shares of Point.360 common stock and must otherwise comply with DTC's procedures. If certificates have been delivered or otherwise identified to the exchange agent and depository, the name of the registered holder and the serial numbers of the particular certificates evidencing the shares of Point.360 common stock withdrawn must also be furnished to the exchange agent and depository, as stated above, prior to the physical release of the certificates. We will decide all questions as to the form and validity (including time of receipt) of any notice of withdrawal, in our sole discretion, and our decision will be final and binding.

        An eligible institution must guarantee all signatures on the notice of withdrawal unless the shares of Point.360 common stock have been tendered for the account of an eligible institution.

        None of DG FastChannel, the exchange agent and depository, the information agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any notification. Any shares of Point.360 common stock that you properly withdraw will be deemed not to have been validly tendered for purposes of the offer. However, you may retender withdrawn shares of Point.360 common stock by following one of the procedures discussed under "—Procedure for Tendering Shares" at any time before the expiration of the offer.

Subsequent Offering Period

        If less than 90% of the Point.360 shares have been tendered, or if the requirements of Rule 14d-11 under the Exchange Act have been met, we may elect to provide a subsequent offering period of up to 20 business days after the acceptance of shares of Point.360 common stock in the initial offer. You will not have the right to withdraw any shares of Point.360 common stock that you tender during the subsequent offering period. We are required to accept for exchange, and to deliver DG FastChannel common stock in exchange for, shares of Point.360 common stock that are validly tendered, promptly after they are tendered during any subsequent offering period. If we elect to provide a subsequent offering period, we are required to make a public announcement to that effect no later than 9:00 a.m., New York time, on the next business day after the previously scheduled expiration date.

Effect of a Tender of Shares

        By executing a letter of transmittal, you will agree and acknowledge that our acceptance for exchange of shares of Point.360 common stock you tender in the offer will, without any further action, revoke any prior powers of attorney and proxies that you may have granted in respect of those shares and you will not grant any subsequent proxies and, if any are granted, they will not be deemed effective. We reserve the right to require that, in order for shares of Point.360 common stock to be validly tendered, we must be able to exercise full voting, consent and other rights with respect to those shares of Point.360 common stock immediately upon our acceptance of those shares of Point.360 common stock for exchange.

        We will determine questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of shares of Point.360 common stock, in our sole discretion, and our determination will be final and binding. We reserve the absolute right to reject any and all tenders of shares of Point.360 common stock that we determine are not in proper form or the acceptance of or exchange for which may, in the opinion of our counsel, be unlawful. No tender of shares of Point.360 common stock will be deemed to have been validly made until all defects and irregularities in tenders of those shares have been cured or waived. None of DG FastChannel, the exchange agent and depository, the information agent, nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any shares of Point.360 common stock or will incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of our offer, including the letter of transmittal and instructions, will be final and binding.

        The tender of shares of Point.360 common stock pursuant to any of the procedures described above will constitute a binding agreement between you and us upon the terms and subject to the conditions of the offer.

Delivery of Shares of DG FastChannel Common Stock

        Subject to the satisfaction (or, where permissible, waiver) of the conditions to the offer as of the expiration of the offer, we will accept for exchange shares of Point.360 common stock validly tendered and not properly withdrawn promptly after the expiration of the offer and will exchange DG FastChannel common stock and cash in lieu of fractional shares for the tendered shares of Point.360 common stock promptly afterwards. In all cases, exchange of shares of Point.360 common stock tendered and accepted for exchange pursuant to the offer will be made only if the exchange agent and depository timely receives:

  •
  certificates for those shares of Point.360 common stock, or a timely confirmation of a book-entry transfer of those shares of Point.360 common stock in the exchange agent and depository's account at DTC, and a properly completed and duly executed letter of transmittal or a duly executed copy thereof, and any other required documents; or

  •
  a timely confirmation of a book-entry transfer of those shares of Point.360 common stock in the exchange agent and depository's account at DTC, together with an "agent's message" as described under "—Procedure for Tendering Shares."

        For purposes of the offer, we will be deemed to have accepted for exchange shares of Point.360 common stock validly tendered and not properly withdrawn when, as and if we notify the exchange agent and depository of our acceptance of the tender of those shares of Point.360 common stock pursuant to the offer. The exchange agent and depository will deliver shares of DG FastChannel common stock in exchange for shares of Point.360 common stock pursuant to the offer and cash in lieu of a fraction of a share of DG FastChannel common stock promptly after receipt of our notice. The exchange agent and depository will act as agent for tendering Point.360 stockholders for the purpose of receiving shares of DG FastChannel common stock and cash instead of a fraction of a share of DG FastChannel common stock and transmitting the shares and cash to you. You will not receive any interest on any cash that you are entitled to receive, even if there is a delay in making the exchange. If we do not accept shares of Point.360 common stock for exchange pursuant to the offer or if certificates are submitted for more shares of Point.360 common stock than are tendered in the offer, we will return certificates for these unexchanged shares of Point.360 common stock without expense to the tendering stockholder. If we do not accept shares of Point.360 common stock for exchange pursuant to the offer, shares of Point.360 common stock tendered by book-entry transfer into the exchange agent and depository's account at DTC pursuant to the procedures set forth under "—Procedure for Tendering Shares" will be credited to the account maintained with DTC from which those shares were originally transferred, promptly following expiration or termination of the offer.

Cash Instead of Fractional Shares of DG FastChannel Common Stock

        We will not issue any fraction of a share of DG FastChannel common stock pursuant to the offer or the merger. In lieu thereof, DG FastChannel will arrange for the exchange agent and depository to make a cash payment (without interest and subject to any withholding for taxes) equal to the fractional share interest multiplied by the closing price of a share of DG FastChannel common stock on the Nasdaq Global Market on the first date that DG FastChannel accepts shares tendered pursuant to the offer.

Material U.S. Federal Income Tax Consequences

        The following is a general summary of the anticipated material United States federal income tax consequences of the offer and merger to United States holders (as defined below) of Point.360 common stock. This summary applies only to Point.360 stockholders that hold their shares of Point.360 common stock, and will hold the shares of DG FastChannel common stock received in exchange for their shares of Point.360 common stock, as capital assets within the meaning of Section 1221 of the Code.

        For purposes of this discussion, a United States holder means:

  •
  a citizen or resident of the United States;

  •
  a corporation or other entity taxable as a corporation created or organized under the laws of the United States or any state thereof or in the District of Columbia;

  •
  a trust, the substantial decisions of which are controlled by one or more United States persons and which is subject to the primary supervision of a United States court, or a trust that validly has elected under applicable Treasury Regulations to be treated as a United States person for United States federal income tax purposes; or

  •
  an estate that is subject to U.S. federal income tax on its income regardless of its source.

        This discussion does not address all of the United States federal income tax consequences that may be relevant to particular stockholders in light of their individual circumstances, and does not address the tax consequences arising under the laws of any state, local or foreign jurisdiction. In addition, this discussion does not consider any specific facts or circumstances that may be relevant to a stockholder subject to special rules under United States federal income, including without limitation:

  •
  banks, trusts and other financial institutions;

  •
  tax-exempt organizations;

  •
  insurance companies;

  •
  dealers in securities or foreign currencies;

  •
  mutual funds, regulated investment companies or real estate investment trusts;

  •
  traders in securities that elect to use a mark-to-market method of accounting;

  •
  holders that are not United States holders (as defined above);

  •
  holders whose functional currency is not the U.S. dollar;

  •
  partnerships or other entities treated as partnerships for United States federal income tax purposes;

  •
  holders who hold shares as part of a hedge, straddle or other risk reduction, constructive sale or conversion transaction; and

  •
  holders who acquired their shares upon the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan.

        If a partnership or other entity treated as a partnership for United States federal income tax purposes holds shares of Point.360 common stock, the tax treatment of a partner generally will depend on the status of the partner and on the activities of the partnership. Partners of partnerships holding Point.360 common stock should consult their tax advisors about the tax consequences of the offer and the merger to them.

        No information is provided in this document or the tax opinions referred to in the following paragraphs with respect to the tax consequences, if any, of the offer and the merger under applicable foreign, state, local and other tax laws. This discussion is based, and the tax opinions referred to in the following paragraphs will be based, upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury Regulations, IRS rulings and judicial decisions, as in effect as of the date of this document or the date of the tax opinions, as the case may be. There can be no assurance that future legislative, administrative or judicial changes or interpretations, which changes could apply retroactively, will not affect the accuracy of this discussion or the statements or conclusions set forth in the tax opinions referred to in the following paragraphs. No rulings have been or will be sought from the IRS concerning the tax consequences of the offer and the merger, and none of the tax opinions of counsel to be received in connection with the offer and the merger will be binding on the IRS. As such, there can be no assurance that the IRS will not take a contrary position regarding the tax consequences of the offer and the merger described in this discussion or the tax opinions of counsel or that any such contrary position would not be sustained. The tax opinions referred to in the following paragraphs rely on facts, assumptions and representations of factual statements and covenants contained in officer's certificates of DG FastChannel and Point.360. In addition, the opinions set forth below assume the absence of changes in facts or in law between the date of this registration statement and the effective time of each of the completion of the offer and the effective time of the merger.

        Tax matters are very complicated, and the tax consequences of the offer and the merger to Point.360 stockholders will depend on such stockholder's particular tax situation. POINT.360

STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO SPECIFIC TAX CONSEQUENCES TO THEM OF THE OFFER AND THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS AND OF CHANGES IN APPLICABLE TAX LAWS.

  Tax Consequences of the Offer and the Merger

        The obligations of DG FastChannel and Point.360 to complete the offer are conditioned upon the delivery of an opinion to DG FastChannel and to Point.360 by Latham & Watkins LLP and Troy & Gould PC, respectively, that, for federal income tax purposes, the offer and the merger together will constitute a reorganization within the meaning of Section 368(a) of the Code. These opinions of counsel will be given in reliance on customary representations of DG FastChannel and Point.360 and assumptions as to certain factual matters, including that the merger will occur in the ordinary course after completion of the offer.

        Subject to the limitations and qualifications set forth in this section "Material U.S. Federal Income Tax Consequences," and in the opinions filed as Exhibits 8.1 and 8.2 to this registration statement, the following are the material federal income tax consequences to Point.360 stockholders who, consistent with the opinions of counsel referred to above, receive their shares of DG FastChannel common stock pursuant to a transaction constituting a reorganization within the meaning of Section 368(a) of the Code:

  •
  A Point.360 stockholder who exchanges his or her shares of Point.360 common stock for DG FastChannel common stock pursuant to the offer and the merger will not recognize gain or loss for United States federal income tax purposes, except with respect to cash, if any, that he or she receives in lieu of a fractional share of DG FastChannel common stock.

  •
  Each holder's aggregate tax basis in the DG FastChannel common stock received in the offer and the merger will be the same as his or her aggregate tax basis in the Point.360 common stock surrendered in the offer and the merger, decreased by the amount of any tax basis allocable to any fractional share interest for which cash is received. The holding period of the DG FastChannel common stock received in the offer and the merger by a holder of Point.360 common stock will include the holding period of Point.360 common stock that he or she surrendered in the offer and the merger. If a Point.360 stockholder has differing tax bases and/or holding periods in respect of the stockholder's shares of Point.360 common stock, the stockholder should consult with a tax advisor in order to identify the tax bases and/or holding periods of the particular shares of DG FastChannel common stock that the stockholder receives.

  •
  A cash payment received by a Point.360 stockholder in lieu of a fractional share of DG FastChannel common stock will be treated as received in exchange for that fractional share interest, and gain or loss will be recognized for federal income tax purposes on the receipt of the cash payment, measured by the difference between the amount of cash received and the portion of the basis of the Point.360 common stock allocable to the fractional share interest. The gain or loss will be long-term capital gain or loss if the Point.360 common stock is considered to have been held for more than one year at the time of the exchange.

        If the Internal Revenue Service determines successfully that the offer and the merger together do not constitute a reorganization within the meaning of Section 368(a) of the Code, each Point.360 stockholder would be required to recognize gain or loss with respect to each share of Point.360 common stock that he or she surrenders in the offer and the merger in an amount equal to the difference between (a) the sum of the fair market value of any DG FastChannel common stock and cash received in lieu of a fractional share of DG FastChannel common stock and (b) the tax basis of the shares of Point.360 common stock surrendered in exchange therefor. The amount and character of gain or loss will be computed separately for each block of Point.360 common stock that was purchased by the holder in the same transaction. A Point.360 stockholder's aggregate tax basis in the DG FastChannel common stock received in the offer and the merger would in this case equal its fair market value at the time of the closing of the offer or the merger, as applicable, and the holding period for the DG FastChannel common stock will begin the day after the closing of the offer or the merger, as applicable.

        Holders of Point.360 common stock may be entitled to appraisal rights in connection with the merger. If a holder of Point.360 common stock receives cash pursuant to the exercise of appraisal rights, such holder generally will recognize gain or loss, measured by the difference between the amount received (other than any amount relating to interest, if any, which will be taxable as ordinary income) and such holder's tax basis in such Point.360 common stock. A holder of Point.360 common stock who exercises appraisal rights is urged to consult its, his or her own tax advisor.

  Information Reporting and Backup Withholding

        Holders of Point.360 common stock may be subject to "backup withholding" for United States federal income tax purposes on any cash received in the offer or in the merger in lieu of a fractional share of DG FastChannel common stock, unless certain requirements are met. Payments will not be subject to backup withholding if the stockholder (1) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (2) provides DG FastChannel or the third-party paying agent, as appropriate, with the holder's correct taxpayer identification number and completes a form in which the holder certifies that the holder is not subject to backup withholding. The taxpayer identification number of an individual is his or her Social Security number. Any amount paid as backup withholding will be credited against the holder's U.S. federal income liability provided the holder furnishes the required information to the IRS.

Transferability of Shares of DG FastChannel Common Stock

        The shares of DG FastChannel common stock offered hereby will be registered under the Securities Act and quoted on the Nasdaq Global Market. Accordingly, such shares may be traded freely subject to restrictions under the Securities Act applicable to subsequent transfers of our shares by "affiliates" (as defined in the Securities Act) which, in general, provide that affiliates may not transfer our shares except pursuant to further registration of those shares under the Securities Act or in compliance with Rule 145 (or if applicable, Rule 144) under the Securities Act or another available exemption from registration under the Securities Act.

Approval of the Merger

        Under the CGCL and the Delaware General Corporation Law (the "DGCL"), the approval of the board of directors of a company and the affirmative vote of the holders of a majority of the outstanding shares entitled to vote are required to approve a merger and adopt a merger agreement. Point.360's board of directors has previously approved the merger and adopted the merger agreement. If, after completion of this offer, we own less than 90% of the outstanding shares of Point.360 common stock, approval of the merger can be accomplished through a special meeting of Point.360 stockholders to vote on the merger. Since we will own a majority of the shares of Point.360 common stock on the record date, we would have a sufficient number of shares of Point.360 common stock to approve the merger without the vote of any other Point.360 stockholder and, therefore, approval of the merger by Point.360 stockholders will be assured. Completion of the transaction in this manner is referred to in this prospectus as a "long-form merger." Under the CGCL and the DGCL, a merger can occur without a vote of Point.360 stockholders, referred to as a "short-form merger," if, after completion of the offer, as it may be extended and including any subsequent offering period, we were to own at least 90% of the outstanding shares of Point.360 common stock. If, after completion of the offer, as it may be extended and including any subsequent offering period, or after DG FastChannel's exercise of its option to purchase additional shares from Point.360 directly, we own at least 90% of the outstanding shares of Point.360 common stock, we may complete the acquisition of the remaining outstanding shares of Point.360 common stock by completing a short-form merger.

Appraisal Rights

        In connection with the merger, Point.360 shareholders may be entitled to dissenters' rights under Chapter 13 of the CGCL, the full text of which is attached to this prospectus as Annex C. The description of these dissenters' rights contained in this prospectus is not a complete statement of the law pertaining to dissenters' rights under the CGCL and is qualified in its entirety by reference to Chapter 13 of the CGCL. Annex C should be reviewed carefully by any Point.360 shareholder who wishes to exercise dissenters' rights or who wishes to preserve the right to do so, since failure to timely comply with the procedures of the relevant statute will result in the loss of dissenters' rights.

ANY HOLDER OF POINT.360 COMMON STOCK WISHING TO EXERCISE DISSENTERS' RIGHTS IS URGED TO CONSULT LEGAL COUNSEL BEFORE ATTEMPTING TO EXERCISE SUCH RIGHTS.

        In the event of a short-form merger, or if the merger agreement is approved by the vote of Point.360 shareholders in a long-form merger and is not abandoned or terminated, holders of Point.360 common stock who did not vote in favor of the merger may, by complying with the procedures and in the manner prescribed by Chapter 13 of the CGCL, be entitled to dissenters' rights as described therein. We refer to the record holders of the shares of Point.360 common stock that are eligible to, and do, exercise their dissenters' rights with respect to the merger as "dissenting shareholders," and the shares with respect to which they exercise dissenters' rights as "dissenting shares."

        To qualify as dissenting shares under California law, shares of Point.360 stock must satisfy the following requirements:

  •
  the shares must have been outstanding on the record date for the determination of shareholders entitled to vote on the merger or on the effective date of the short-form merger;

  •
  in the event of a long-form merger, the shares must have been voted against the proposal to approve the merger;

  •
  the holder of the shares must make a written demand to Point.360 that Point.360 repurchase the shares for cash at their fair market value (as described below); and

  •
  the holder of the shares must submit stock certificates for endorsement (as described below) within 30 days after the date on which the merger approval notice described below is mailed to the holder.

        In addition, because Point.360 common stock is traded on the Nasdaq Global Market, Point.360 shareholders will not have dissenters' rights, and there will be no dissenting shares, unless holders of 5% or more of the outstanding shares of Point.360 common stock make demands for payment in cash of their shares at their fair market value pursuant to Section 1301 of the CGCL.

        The "fair market value" to which a dissenting shareholder is entitled is to be determined as of April 16, 2007, the day before the initial public announcement of the terms of the merger, excluding any appreciation or depreciation in consequence of the merger. The last closing price per share of Point.360's common stock prior to the public announcement of the merger, as reported on the Nasdaq Global Market on April 16, 2007, was $3.69 per share.

        The demand for payment must:

  •
  be a written demand to purchase the dissenting shares from the shareholder for cash at their fair market value as of April 16, 2007;

  •
  state what the shareholder believes to be the fair market value of the shares as of April 16, 2007, which will constitute an offer to sell the shares to Point.360 at that price;

  •
  state the number and class of shares held of record by the shareholder that the shareholder demands that Point.360 purchase; and

  •
  be received by Point.360 by the date of the special meeting.

        A shareholder who has made this demand for payment may not withdraw the demand unless Point.360 consents to the withdrawal.

        If the merger is approved by Point.360 shareholders, Point.360 will mail to each shareholder who has voted against the merger and made a proper written demand for payment a notice of the approval of the merger by the Point.360 shareholders within ten days after the date of the approval. This notice of approval of the merger will be accompanied by:

  •
  a copy of Sections 1300, 1301, 1302, 1303 and 1304 of Chapter 13 of the CGCL;

  •
  a statement of the price determined by Point.360 to represent the fair market value of the dissenting shares, which will constitute an offer by Point.360 to purchase the shares at that price; and

  •
  a brief description of the procedure to be followed if the shareholder desires to exercise his or her dissenters' rights under the CGCL.

        A dissenting shareholder must in turn submit the certificates representing the dissenting shares for endorsement as dissenting shares to Point.360 at its principal office or at the office of its transfer agent within 30 days after the date on which notice of approval of the merger by Point.360 shareholders was mailed to the dissenting shareholder. If the dissenting shareholder transfers the dissenting shares prior to their submission to Point.360 for the required endorsement, the shares will lose their status as dissenting shares.

        If upon a dissenting shareholder's delivery to Point.360 or its transfer agent of the stock certificates representing the dissenting shares, Point.360 and the shareholder agree that the shares are dissenting shares and upon the price to be paid for the dissenting shares, then the agreed price plus the legal rate of interest on judgments from the date of the agreement is required by law to be paid to the dissenting shareholder within the later of 30 days after the date of the agreement or 30 days after any statutory or contractual conditions to the completion of the merger are satisfied or waived.

        If Point.360 and a shareholder disagree as to whether shares are entitled to be classified as dissenting shares or as to the price for dissenting shares, either the shareholder or Point.360 may file a complaint, within six months after the date on which the notice of the shareholders' approval of the merger was mailed to the shareholder (but not thereafter), in the superior court of the proper county in California requesting that the court determine this issue. The court will determine whether the shares of Point.360 common stock held by the shareholder are dissenting shares, the fair market value of the shares, or both. The court may appoint one or more impartial appraisers to determine the fair market value of the shares.

        Point.360 shareholders considering exercising dissenters' rights should be aware that the fair value of their shares of capital stock, as determined under California law, could be more than, the same as or less than the amount that would be paid to them pursuant to the merger agreement. The costs and expenses of appraisal proceedings under California law, including reasonable compensation to the appraisers to be fixed by the court, will be assessed or apportioned between Point.360 and the shareholder as the court considers equitable. However, if the fair market value as determined in the proceeding exceeds the price offered by Point.360, Point.360 will pay the costs, and, if the fair market value exceeds the price offered by Point.360 in its notice of the approval of the merger by more than

25%, Point.360 may be required to pay the shareholders' attorneys' fees and other fees, together with interest thereon at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 of the CGCL.

        A person having a beneficial interest in Point.360 common stock that is held of record in the name of another person, such as a trustee or nominee, must act promptly to cause the record holder to follow the requirements of Chapter 13 of the CGCL in a timely manner if the person elects to demand payment of the fair market value of the shares.

        Any demands, notices, certificates or other documents delivered to Point.360 prior to approval of the merger may be sent to Secretary, Point.360, 2777 North Ontario Street, Burbank, CA 91504. After approval of the merger, they may be sent to Secretary, DG FastChannel, Inc., 750 W. John Carpenter Freeway, Suite 700, Irving, TX 75039.

CERTAIN LEGAL MATTERS

Regulatory Approvals

        We are not aware of any regulatory license or permit material to the ADS business of Point.360 that may be materially adversely affected by our acquisition of Point.360 common stock, or any regulatory filing or approval that would be required for our acquisition of Point.360 common stock. DG FastChannel and Point.360 have made all required filings under the Securities Act and the Exchange Act, in connection with the offer and the merger. We are unaware of any requirement for the filing of information with, or the obtaining of the approval of, governmental authorities in any non-U.S. jurisdiction that is applicable to the offer or the merger.

State Takeover Laws

        A number of states have adopted takeover laws and regulations which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which have substantial assets, shareholders, principal executive offices or principal places of business in those states. We have not attempted to comply with any state takeover statutes in connection with the offer, since we do not believe that any of these apply. However, we reserve the right to challenge the validity or applicability of any state law allegedly applicable to the offer, and nothing in this prospectus nor any action taken in connection herewith is intended as a waiver of that right. If one or more takeover statutes apply to the offer and are not found to be invalid, we may be required to file documents with, or receive approvals from, relevant state authorities and we may also be unable to accept for exchange shares of Point.360 common stock tendered into the offer or may delay the offer. See "The Offer—Conditions of the Offer" on page 46.

CERTAIN EFFECTS OF THE OFFER

Effects on the Market; Exchange Act Registration

        The tender and the acceptance of shares of Point.360 common stock in the offer will reduce the number of shares of Point.360 common stock that might otherwise trade publicly and also the number of holders of shares of Point.360 common stock. This could adversely affect the liquidity and market value of the remaining shares of Point.360 common stock held by the public. Depending upon the number of shares of Point.360 common stock tendered to and accepted by us in the offer, the shares of Point.360 common stock may no longer meet the requirements of the National Association of Securities Dealers for continued inclusion on the Nasdaq Global Market.

        If the Nasdaq Global Market ceased publishing quotations for the shares of Point.360 common stock, it is possible that the shares of Point.360 common stock would continue to trade in the over-the-counter market and that price or other quotations would be reported by other sources. The extent of the public market for such shares of Point.360 common stock and the availability of such quotations would depend, however, upon such factors as the number of shareholders and/or the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the shares of Point.360 common stock on the part of securities firms, the possible termination of registration under the Exchange Act as described below and other factors. We cannot predict whether the reduction in the number of shares of Point.360 common stock that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the shares of Point.360 common stock.

        Shares of Point.360 common stock are currently registered under the Exchange Act. Point.360 can terminate that registration upon application to the SEC if the outstanding shares of Point.360 common stock are not listed on a national securities exchange and if there are fewer than 300 holders of record of shares of Point.360 common stock. Termination of registration of the shares of Point.360 common stock under the Exchange Act would reduce the information that Point.360 must furnish to its shareholders and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirement of furnishing a proxy statement in connection with shareholders meetings pursuant to Section 14(a) and the related requirement of furnishing an annual report to stockholders, no longer applicable with respect to the shares of Point.360 common stock. In addition, if the shares of Point.360 common stock are no longer registered under the Exchange Act, the requirements of Rule 13e-3 under the Exchange Act with respect to "going-private" transactions would no longer be applicable to Point.360. Furthermore, the ability of "affiliates" of Point.360 and persons holding "restricted securities" of Point.360 to dispose of such securities pursuant to Rule 144 under the Securities Act may be impaired or eliminated. If registration of the shares of Point.360 common stock under the Exchange Act were terminated, they would no longer be eligible for Nasdaq Global Market listing or for continued inclusion on the Federal Reserve Board's list of "margin securities." DG FastChannel may seek to cause Point.360 to apply for termination of registration of the shares of Point.360 common stock under the Exchange Act as soon after the expiration of the offer as the requirements for such termination are met. If the Nasdaq Global Market listing and the Exchange Act registration of the shares of Point.360 common stock are not terminated prior to the merger, then the shares of Point.360 common stock will be delisted from the Nasdaq Global Market and the registration of the shares of Point.360 common stock under the Exchange Act will be terminated following the consummation of the merger. The shares of Point.360 common stock are presently "margin securities" under the regulations of the Federal Reserve Board, which has the effect, among other things, of allowing brokers to extend credit on the collateral of shares of Point.360 common stock. Depending on the factors similar to those described above with respect to listing and market quotations, following consummation of the offer, the shares of Point.360 common stock may no longer constitute "margin securities" for the purposes of the Federal Reserve

Board's margin regulations, in which event the shares of Point.360 common stock would be ineligible as collateral for margin loans made by brokers.

Financing of the Offer

        Our offer is not conditioned on the receipt of financing. DG FastChannel's fees and expenses in connection with the offer will be paid from DG FastChannel's available capital resources. DG FastChannel intends to deliver the shares of DG FastChannel common stock offered in the offer and the merger from DG FastChannel's available authorized shares.

Conduct of Point.360 if the Offer is not Completed

        If the offer is not completed because the minimum condition or another condition is not satisfied or, if permissible, waived, we expect that Point.360 will continue to operate its business as presently operated, subject to market and industry conditions, and will not complete the contribution to, and spin-off of, New 360.

Accounting Treatment

        In accordance with SFAS No. 141, "Business Combinations," DG FastChannel will account for the transactions as a business combination. Upon consummation of the transactions, DG FastChannel will record the market value of the DG FastChannel common stock issued, the fair value of the assets and liabilities assumed, as well as the amount of direct transaction costs.

Fees and Expenses

        We have retained D.F. King & Co., Inc. as information agent in connection with the offer. The information agent may contact holders of Point.360 common stock by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee stockholders to forward materials relating to the offer to beneficial owners of Point.360 common stock. We will pay the information agent customary fees for these services in addition to reimbursing the information agent for its reasonable out-of-pocket expenses. We have agreed to indemnify the information agent against certain liabilities and expenses in connection with the offer, including certain liabilities under the U.S. federal securities laws. In addition, we have retained American Stock Transfer & Trust Company as the exchange agent and depository with respect to the offer and the merger. We will pay the exchange agent and depository reasonable and customary fees for its services in connection with the offer and the merger, will reimburse the exchange agent and depository for its reasonable out-of-pocket expenses and will indemnify the exchange agent and depository against certain liabilities and expenses in connection with the performance of its services. We will reimburse brokers, dealers, commercial banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers. We will pay the costs mentioned above in this section. We will not pay any costs or expenses associated with the offer of any Point.360 stockholder. Finally, we are responsible for up to $425,000 of Point.360's transaction-related expenses and, to the extent such expenses exceed $425,000, New 360 is obligated to reimburse us for such excess.

INTERESTS OF CERTAIN PERSONS IN THE OFFER AND THE SUBSEQUENT MERGER

Interests of Management and the Point.360 Board

        In considering the recommendations of the Point.360 board of directors regarding the offer, Point.360 shareholders should be aware that the directors and officers of Point.360 have interests in the offer and the merger that differ from those of other shareholders of Point.360, as described below. The Point.360 board of directors was aware of these matters and considered them in recommending the tender of shares in the offer.

        As a result of these interests, the directors and officers of Point.360 could be more likely to vote to recommend the offer and authorize the merger than if they did not hold these interests, and may have reasons for doing so that are not the same as the interests of Point.360 shareholders. Point.360 shareholders should consider whether these interests may have influenced the directors and officers to support or recommend the offer and the merger.

  Stock Options

        Certain directors and officers of Point.360 are eligible to receive, and have received, stock options under Point.360's 1996 Stock Incentive Plan, 2000 Nonqualified Stock Option Plan and 2005 Equity Incentive Plan, collectively referred to throughout this prospectus as the Point.360 stock option plans. As of April 13, 2007, the day prior to the execution of the merger agreement, the following directors and officers of Point.360 had outstanding stock options to purchase the number of shares of Point.360's common stock under the Point.360 stock option plans as specified below:

Name	Title	Options	Exercise Prices
Haig S. Bagerdjian(1)	Chairman, President and Chief Executive Officer	15,000 120,000 100,000	$ $ $	3.75 3.94 2.24
Alan R. Steel(2)	Executive Vice President, Finance and Administration, Chief Financial Officer and Secretary	250,000 6,300 20,000 20,000 20,000	$ $ $ $ $	3.75 1.75 2.62 2.38 2.24
Robert A. Baker	Director	5,000 5,000 5,000 15,000 7,500 7,500	$ $ $ $ $ $	2.08 2.55 3.40 3.75 2.95 2.33
Gregory J. Hutchins	Director	15,000 5,000 7,500	$ $ $	3.75 3.40 2.95
G. Samuel Oki	Director	15,000 5,000 7,500 7,500	$ $ $ $	4.63 3.40 2.55 2.33

Sam P. Bell	Director	15,000 5,000 5,000 7,500 7,500	$ $ $ $ $	2.08 2.55 3.40 2.95 2.33

(1)
As of April 13, 2007, 130,000 shares subject to the options granted under the Point.360 stock option plans remained unvested. All options have become fully vested.

(2)
As of April 13, 2007, 35,000 shares subject to the options granted under the Point.360 stock option plans remained unvested. All options have become fully vested.

        The merger agreement provides that, at the effective time of the merger, each outstanding option to purchase shares of Point.360 common stock issued by Point.360 pursuant to the Point.360 stock option plans, or any other agreement or arrangement, will be terminated immediately without the payment of consideration to the holder thereof.

        However, pursuant to certain revisions of the Point.360 stock option plans, upon approval of the merger agreement, the Point.360 board of directors determined that all options shall vest and become immediately exercisable. Accordingly, all options granted under those plans have vested, and, assuming exercise by the holder of each such option prior to the consummation of the merger, the shares of Point.360 common stock subject thereto will be converted into shares of DG FastChannel common stock as noted above. See "The Merger Agreement—The Merger—The Treatment of Point.360 Stock Options and Stock Appreciation Rights" on page 70.

  Assignment of Point.360's Agreements with Messrs. Bagerdjian and Steel to New 360

        The severance and change-in-control agreements between Point.360 and each of Messrs. Bagerdjian and Steel will be contributed to, and assumed by New 360, prior to the spin-off, and neither DG FastChannel nor, from and after the contribution, Point.360 shall have any liability thereunder.

  Non-Competition Agreement

        It is a condition to DG FastChannel's obligation to complete the offer that New 360 execute a non-competition agreement with DG FastChannel that was prepared in connection with the merger agreement. Pursuant to the non-competition agreement, New 360 has agreed not to compete with the ADS business and not to solicit current employees or customers of DG FastChannel or Point.360 for a period of five years from the effective time of the merger. In addition, Messrs. Bagerdjian and Steel have agreed to execute an officer confidentiality agreement pursuant to which they have agreed to keep confidential certain information of the ADS business of Point.360 for a period of three years after the effective time of the merger.

  Indemnification

        The merger agreement provides that, after the effective time of the merger, DG FastChannel will indemnify, advance expenses to and hold harmless, to the fullest extent required or permitted under applicable law and to the extent not covered by insurance, the present and former directors and officers of Point.360 and its subsidiaries in respect of acts or omissions occurring prior to or at the effective time of the merger, including in connection with the merger agreement and the transactions contemplated thereby.

        DG FastChannel has agreed to purchase run-off or "tail" insurance coverage under its existing directors' and officers' liability insurance polices, or from another insurer, that provides coverage for a period of six years after the effective time of the merger, for Point.360's directors and officers for claims arising from facts or events that occurred at, or prior to, the effective time of the merger agreement and the consummation of the transactions contemplated by the merger agreement. Such insurance coverage shall be substantially equivalent to the coverage afforded by Point.360's existing policies, or if substantially equivalent insurance coverage is unavailable, the best available coverage; provided that the aggregate cost for the purchase of such insurance coverage (for the entire six year "tail" coverage period) shall not exceed $210,000.

Certain Agreements Between Haig Bagerdjian and DG FastChannel

        In connection with the merger agreement, Mr. Bagerdjian, who holds approximately 25.23% of the fully diluted shares of Point.360 common stock, entered into a support agreement with DG FastChannel on April 16, 2007. Pursuant to such support agreement, among other things:

  •
  Mr. Bagerdjian will be required to tender his shares in the exchange offer no later than two business days prior to the expiration of the offer (including any extension of the offer);

  •
  Mr. Bagerdjian has agreed not to:

  •
  transfer his shares;

  •
  enter into any agreement with respect to a transfer of his shares;

  •
  grant any proxy, power-of-attorney or other authorization or consent with respect to his shares; or

  •
  deposit his shares into a voting trust, or enter into a voting agreement or arrangement with respect to his shares; and

  •
  Mr. Bagerdjian has agreed to vote his shares in favor of the merger or any other transaction pursuant to which DG FastChannel proposes to acquire Point.360 and against any action or agreement which would impede, interfere with or prevent the merger.

        Mr. Bagerdjian's support agreement with DG FastChannel will terminate, and he will have no obligation to tender his shares of Point.360, and may withdraw any shares previously tendered, if:

  •
  the merger agreement is terminated pursuant to its terms, as described in "The Merger Agreement—Termination and Termination Fees" on page 79; or

  •
  DG FastChannel and Mr. Bagerdjian agree to terminate the support agreement.

Interests of DG FastChannel in the Offer

        As of the date of this prospectus, DG FastChannel beneficially owns of record 1,612,436 shares of Point.360 common stock, constituting approximately 13.25% of the fully diluted shares of Point.360 common stock, which DG FastChannel acquired from another Point.360 shareholder on December 22, 2006 and in ordinary brokerage transactions on the open market on December 28 and 29, 2006 and January 3 and 5, 2007. Such shares will be counted for purposes of determining whether the minimum condition in the offer has been satisfied and, after completion of the offer, DG FastChannel will vote such shares in favor of the merger.

        In addition to the noncompetition agreement discussed above, it is a condition to DG FastChannel's obligation to complete the offer that New 360 execute a working capital reconciliation agreement and an indemnification and tax matters agreement that were prepared in connection with the merger agreement. Pursuant to the working capital reconciliation agreement, following the consummation of the offer, DG FastChannel is required to pay New 360 for any net working capital of Point.360 in excess of $1 million. Pursuant to the indemnification and tax matters agreement, following the consummation of the offer, each of DG FastChannel and New 360 is obligated to indemnify the other party for any and all losses arising out of or relating to any of the liabilities of such party. In other words, New 360 will indemnify DG FastChannel for any and all losses incurred by DG FastChannel resulting from liabilities of New 360. In addition, New 360 is obligated to indemnify DG FastChannel for all pre-closing tax liabilities of Point.360.

        Pursuant to the merger agreement, DG FastChannel has agreed to assume up to $7 million of indebtedness under that certain Standard Loan Agreement, dated March 29, 2006, between Point.360 and Bank of America, N.A. and those certain Promissory Notes between General Electric Capital Corporation and Point.360, dated December 30, 2005 and March 30, 2007, respectively. DG FastChannel is required to cause Point.360 to repay all such indebtedness upon the closing of the merger.

THE MERGER AGREEMENT

        The following is a summary of the merger agreement. This summary does not purport to be a complete description of the terms and conditions of the merger agreement and is qualified in its entirety by reference to the merger agreement, a copy of which is attached as Annex A to this prospectus. Point.360 shareholders are urged to read the merger agreement in its entirety. In the event of any discrepancy between the terms of the merger agreement and the following summary, the merger agreement will control.

The Spin-Off

        Prior to the consummation of the offer, Point.360 will contribute to New 360 all of the assets owned, licensed or leased by Point.360 that are not used exclusively in connection with the ADS business of Point.360. New 360 will also assume certain liabilities of Point.360.

        Immediately after the contribution to New 360, and prior to the acceptance by DG FastChannel of shares of Point.360 common stock in the offer, Point.360 will distribute to its shareholders pro rata all of the capital stock then outstanding of New 360. Immediately thereafter, DG FastChannel will contribute to New 360 all of its shares of the capital stock of New 360. As a result of these transactions, at the completion of the offer, the assets and liabilities of Point.360 will consist only of those assets and liabilities exclusively related to the ADS Business. In connection with the spin-off, Point.360 has caused or will cause New 360 to (1) prepare and file with the SEC a registration statement on Form 10 promulgated under the Exchange Act to register the capital stock of New 360, (2) prepare and submit to the Nasdaq a listing application covering the shares of capital stock of New 360 to be distributed in the spin-off, (3) use its reasonable efforts to obtain approval for the listing of the shares of New 360 and (4) take any other action reasonably necessary or desirable to effect the contribution and the spin-off.

        New 360 and Point.360 have agreed to provide DG FastChannel with any comments that New 360 or Point.360 may receive from time to time from the SEC or its staff with respect to the Form 10 promptly after receipt of such comments, and any written or oral responses. New 360 and Point.360 have agreed to use all reasonable efforts to have the Form 10 declared effective under the Exchange Act as promptly as practicable and to keep the Form 10 effective as long as is necessary to complete the spin-off. If, at any time, New 360 or Point.360 discovers any information relating to it, or any of its affiliates, officers or directors, that should be set forth in an amendment to the Form 10 so that such document would not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, New 360 or Point.360 have agreed to promptly notify DG FastChannel and an appropriate amendment or supplement describing such information will be promptly filed with the SEC and disseminated to Point.360's shareholders, to the extent required by applicable federal securities laws.

The Offer

        The merger agreement provides for the making of the offer. The obligation of DG FastChannel to accept for exchange shares of Point.360 common stock tendered pursuant to the offer is subject to the satisfaction of the minimum condition and certain other conditions described under "The Offer—Conditions of the Offer" on page 46.

        We may extend the offer beyond the scheduled expiration date set forth on the cover of this prospectus, or any subsequent scheduled expiration date, for such period as we may determine, if at the scheduled expiration of the offer, any of the conditions to our obligation to accept for exchange, and to exchange shares of DG FastChannel common stock for, shares of Point.360 common stock tendered shall not be satisfied or waived.

        In addition, we may elect to provide a subsequent offering period after the acceptance of shares of Point.360 common stock in the offer:

  •
  For a period of not more than twenty business days, if, on the expiration date of the offer, there have not been validly tendered (and not withdrawn) at least 90% of the total number of shares of Point.360 common stock then outstanding, on a fully diluted basis; or

  •
  If the requirements of Rule 14d-11 under the Exchange Act have been met.

  Top-Up Option

        We may purchase additional shares of Point.360 common stock at a purchase price per top-up option share equal to the offer consideration, payable in shares of DG FastChannel common stock or cash in an amount equal to the value of the offer consideration, directly from Point.360 if the number of shares of Point.360 common stock that have been validly tendered and not withdrawn pursuant to the offer is less than 90% of the total number of shares of Point.360 common stock then outstanding. Point.360 has granted us an irrevocable option to purchase up to that number of shares of Point.360 common stock equal to the lowest number of shares of Point.360 common stock that, when added to the number of shares of Point.360 common stock owned by DG FastChannel at the time, equals 90% of the total number of shares of Point.360 common stock then outstanding, on a fully diluted basis. DG FastChannel may exercise this option, subject to certain conditions, at any one time after DG FastChannel's acceptance for exchange pursuant to the offer but before the effective time of the merger.

  Prompt Exchange for Shares of Point.360 Common Stock in the Offer

        Subject to the terms of the offer and the merger agreement, and the satisfaction, or waiver, of the conditions to the offer, we are required to accept for exchange all shares of Point.360 common stock validly tendered and not withdrawn pursuant to the offer promptly after the applicable expiration date of the offer, as it may be extended pursuant to the merger agreement, and are required to exchange all accepted shares of Point.360 common stock promptly after acceptance. We will not issue fractional shares of DG FastChannel common stock in the offer. Instead, each tendering Point.360 shareholder who would otherwise be entitled to a fractional share (after aggregating all fractional shares of DG FastChannel common stock that otherwise would be received by the shareholder) will receive cash equal to the fractional share interest multiplied by the closing price of a share of DG FastChannel common stock on the Nasdaq Global Market on the date that DG FastChannel accepts shares tendered pursuant to the offer.

  Point.360 Board of Directors

        Subject to the terms of the merger agreement, promptly upon the acceptance by DG FastChannel of any shares for exchange pursuant to the offer which, together with the shares then beneficially owned by DG FastChannel, represent at least a majority of the shares of Point.360 and at all times thereafter, DG FastChannel shall be entitled to designate such number of directors, rounded up to the next whole number, on the Point.360 board of directors (the "Point.360 Board") as will give DG FastChannel, subject to compliance with Section 14(f) of the Exchange Act, representation on the Point.360 Board is equal to the product of the total number of directors on the Point.360 Board multiplied by the percentage that the aggregate number of shares beneficially owned by DG FastChannel or any of its affiliates bears to the number of shares outstanding. Point.360 has agreed, upon request by DG FastChannel, to promptly fill vacancies or newly-created directorships on the Point.360 Board, promptly increase the size of the Point.360 Board and/or promptly secure the resignations of such number of incumbent directors as is necessary to enable DG FastChannel's designees to be elected or designated to the Point.360 Board, and shall use its best efforts to cause

DG FastChannel's designees to be elected. Subject to applicable law, Point.360 has agreed to promptly take all action necessary pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under the merger agreement, including mailing to shareholders (together with the Schedule 14D-9) such information required by Section 14(f) and Rule 14f-1 as is necessary to enable DG FastChannel's designees to be elected or designated to the Point.360 Board. DG FastChannel has agreed to provide Point.360 with information with respect to DG FastChannel's designees and DG FastChannel's officers, directors and affiliates to the extent required by Section 14(f) and Rule 14f-1.

        In the event DG FastChannel's designees are elected in accordance with the foregoing, until the effective time of the merger, Point.360 has agreed to cause the Point.360 Board to maintain two directors (the "continuing directors") who are "independent directors" as defined by Rule 4200(a)(15) of the Nasdaq Marketplace Rules and eligible to serve on Point.360's audit committee under the Exchange Act and Nasdaq rules, and at least one of whom shall be an "audit committee financial expert" as defined in Item 401(h) of Regulation S-K and the instructions thereto. If any continuing director is unable to serve due to death, disability or resignation, the remaining continuing director shall be entitled to elect or designate another person to fill the vacancy, and that person shall be deemed a continuing director. If no continuing director then remains, the other directors shall designate two persons to fill the vacancies, and such persons shall be deemed continuing directors. If DG FastChannel's designees constitute a majority of the Point.360 Board after the acceptance of any shares for exchange pursuant to the offer and before the effective time, then the vote of a majority of the continuing directors shall (in addition to any approval rights of the Point.360 Board or the shareholders of Point.360) be required (1) for Point.360 to amend or terminate the merger agreement, (2) to exercise or waive any of Point.360's rights, benefits or remedies under the merger agreement, if such action would materially and adversely affect the shareholders of Point.360 (other than DG FastChannel), (3) to amend Point.360's governing documents if such action would materially and adversely affect the shareholders of Point.360 (other than DG FastChannel) or (4) to take any other action of the Point.360 Board in connection with the merger agreement if such action would materially and adversely affect the shareholders of Point.360 (other than DG FastChannel); provided that if there shall be no continuing directors as a result of such persons' deaths, disabilities or refusal to serve, then the actions above may be effected by majority vote of the entire Point.360 Board.

The Merger

  Generally

        The merger agreement provides that, after completion of the offer, Point.360 will, subject to the conditions described below, be merged with and into DG FastChannel, with DG FastChannel continuing as the "surviving corporation."

  The Completion of the Merger

        The merger will become effective when a certificate of merger is filed with the Secretary of State of the State of California and the Secretary of State of the State of Delaware or at such other time as specified in the certificate of merger. The merger will be completed after all of the conditions to the merger contained in the merger agreement are satisfied or, where permissible, waived.

        Upon the effective time of the merger:

  •
  the separate corporate existence of Point.360 shall cease;

  •
  DG FastChannel shall be the surviving corporation and shall continue to be governed by the applicable laws of the State of Delaware;

  •
  DG FastChannel's separate corporate existence with all its property, rights, privileges, powers and franchises shall continue unaffected by the merger;

  •
  the directors of DG FastChannel immediately before the merger and the officers of DG FastChannel immediately before the merger will be the directors and officers, respectively, of the surviving corporation.

        DG FastChannel shall take all necessary action such that (1) the certificate of incorporation of DG FastChannel as in effect immediately before the effective time shall be the certificate of incorporation of the surviving corporation until thereafter changed or amended as provided therein or by applicable law and (2) the bylaws of DG FastChannel as in effect immediately before the effective time shall be the bylaws of the surviving corporation until thereafter changed or amended as provided therein or by applicable law.

  Manner and Basis of Converting Shares of Point.360 Common Stock in the Merger

        Under the terms of the merger agreement, upon the effective time of the merger, each share of Point.360 common stock (including the associated preferred share repurchase rights) issued and outstanding immediately before the merger other than dissenting shares or shares held by Point.360, DG FastChannel or any wholly-owned subsidiary of DG FastChannel, will be converted into the right to receive 0.1895 of a share of DG FastChannel common stock. (For the method of calculating the exact ratio of conversion, see "Offer—Exchange of Shares of Point.360 Common Stock" on page 45.) Shares of Point.360 common stock held by Point.360, DG FastChannel or any wholly-owned subsidiary of DG FastChannel immediately before the completion of the merger will be canceled at the effective time of the merger without payment of any consideration and without any action on the part of DG FastChannel or Point.360.

        We will not issue fractional shares of DG FastChannel common stock in the merger. Instead, each tendering Point.360 shareholder who would otherwise be entitled to a fractional share (after aggregating all fractional shares of DG FastChannel common stock that otherwise would be received by the shareholder) will receive cash equal to the fractional share interest multiplied by the closing price of a share of DG FastChannel common stock on the Nasdaq Global Market on the date of the effective time of the merger.

        The merger agreement provides that, promptly after the effective time of the merger, the exchange agent will mail to each record holder of a certificate or certificates that represented outstanding shares of Point.360 common stock immediately before the merger, a letter of transmittal and instructions for use in exchanging Point.360 common stock certificates for DG FastChannel common stock certificates. In addition, the merger agreement contemplates that, after the exchange agent receives back from a record holder a Point.360 common stock certificate, together with the letter of transmittal, properly completed and duly executed, the record holder shall be entitled to receive (1) a check representing cash in lieu of any fractional shares and any dividends or other distributions to which such holder is entitled pursuant to the merger agreement, and (2) a certificate representing that number of shares of DG FastChannel common stock which such holder has the right to receive pursuant to the merger agreement.

  Treatment of Point.360 Stock Options and Stock Appreciation Rights

        Prior to the completion of the merger, the administrator of the Point.360 stock plans shall have resolved to determine that each unexercised option to purchase shares of Point.360 common stock and each stock appreciation right granted pursuant to such stock plans shall terminate immediately before the effective time without the payment of consideration to the holders thereof. Point.360 will take all necessary and appropriate action to effect the termination of all such options and stock appreciation rights, without any liability to Point.360 or the surviving corporation.

Representations and Warranties

        The merger agreement contains a number of representations and warranties made by DG FastChannel and Point.360, including the following:

  •
  due organization, valid existence, good standing and qualification to do business;

  •
  capital structure;

  •
  corporate power and authority to enter into the merger agreement and authorization, execution, delivery, and enforceability of the merger agreement;

  •
  consents and approvals;

  •
  absence of conflicts caused by the merger with corporate governance documents, contracts or laws;

  •
  accuracy in all material respects of SEC reports, financial statements and the information provided for inclusion in this prospectus;

  •
  absence of untrue statements of material fact or omissions of material fact in the information statement to be mailed to Point.360 shareholders;

  •
  absence of untrue statements of material fact or omissions of material fact in the registration statement, offer documents, and Schedule 14D-9 to be filed with the SEC;

  •
  absence of undisclosed material litigation;

  •
  absence of undisclosed liabilities with respect to the ADS business or DG FastChannel since December 31, 2006;

  •
  absence of certain material adverse changes or events with respect to the ADS business or DG FastChannel since December 31, 2006;

  •
  absence of facts or actions that would prevent the merger from qualifying as a reorganization under Section 368(a) of the Code; and

  •
  brokers' fees.

        The merger agreement also contains representations and warranties made solely by Point.360, including:

  •
  maintenance of internal controls over financial reporting sufficient to provide reasonable assurances regarding the reliability of financial reporting;

  •
  conduct of the ADS business in the ordinary course consistent with past practice since December 31, 2006;

  •
  employee benefit plans with respect to the ADS business;

  •
  tax matters;

  •
  material contracts with respect to the ADS business;

  •
  title to property with respect to the ADS business;

  •
  intellectual property with respect to the ADS business;

  •
  labor matters;

  •
  compliance in all material respects with applicable laws with respect to the ADS business;

  •
  environmental matters with respect to the ADS business;

  •
  insurance related to the ADS business;

  •
  receipt of a fairness opinion from Point.360's financial advisor;

  •
  the effect of the company rights agreement and state takeover laws on the merger;

  •
  major customers and suppliers with respect to the ADS business.

        The merger agreement also contains a representation and warranty made solely by DG FastChannel that no vote of DG FastChannel shareholders is required for DG FastChannel to consummate the transactions contemplated by the merger agreement.

        In addition, the merger agreement contains representations and warranties made by New 360, including:

  •
  due organization, valid existence, and good standing;

  •
  corporate power and authority to enter into the merger agreement and authorization, execution, delivery, and enforceability of the merger agreement;

  •
  no prior activities.

        The representations and warranties asserted in the merger agreement will not survive the merger.

Conduct of Business Pending the Merger

  Covenants of Point.360

        Except as set forth in the merger agreement, made known in the Point.360 disclosure schedule, or as consented to in writing by DG FastChannel, Point.360 has agreed that, until completion of the merger or termination of the merger agreement, it will conduct its and its subsidiaries' business in the ordinary course of business consistent with past practice. In addition, Point.360 will seek to preserve intact the ADS business present business organizations, maintain satisfactory relations with and keep available the services of their current officers and other key employees who are employed in the ADS business, maintain in effect all licenses, approvals and authorizations relating to the ADS business, and preserve existing relationships with customers and suppliers. Without limiting the above, Point.360 has agreed that it and its subsidiaries will be subject to specific restrictions laid out in the merger agreement relating to:

  •
  any changes in their charters or bylaws;

  •
  any issuance, sale or delivery of capital stock, including through the issuance or granting of options, warrants or otherwise, except pursuant to the exercise of Point.360 stock options outstanding on April 16, 2007;

  •
  any split, combination or reclassification of capital stock, the declaration or payment of any dividend or distribution or the redemption or acquisition of any securities of Point.360 or any of its subsidiaries;

  •
  any adoption of a plan of liquidation, whether complete or partial, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, other than the merger with DG FastChannel;

  •
  any acquisition in one transaction or any series of transactions any assets related to the ADS business having a fair market value in excess of $25,000 or any equity interests in any entity;

  •
  any sale, lease, license or other disposition of any ADS business assets, other than sales in the ordinary course of business consistent with past practice and dispositions of equipment and property no longer used in the operation of the business;

  •
  any incurrence, assumption or forgiveness of indebtedness, except for borrowings under existing lines of credit;

  •
  any material modification or amendment to the terms of existing credit facilities;

  •
  any assumption of the obligations of any other entity to the extent DG FastChannel would retain those obligations upon consummation of the merger;

  •
  any loans, advances or capital contributions to, or investments in, any other entity, other than loans, advances or capital contributions to subsidiaries made in the ordinary course of business consistent with past practice or loans, advances, capital contributions or investments that DG FastChannel will not retain upon consummation of the merger;

  •
  any change in the compensation or benefits payable to any of its directors or ADS business employees, other than certain increases in wages to employees in the ordinary course of business consistent with past practice;

  •
  any entry into or amendment to any employment, consulting, severance, retention, change in control, termination pay, collective bargaining or other agreement or any equity based compensation, pension, deferred compensation, welfare benefits or other employee benefit plan or arrangement, other than as required by law;

  •
  any loans to any of its directors or ADS business employees or any change in existing borrowing or lending arrangements for such persons;

  •
  any payment, accrual or arrangement for payment of any pension, retirement allowance, vacation day allowance or other employee benefit pursuant to any existing arrangement to any director or ADS business employee, except payments and accruals made in the ordinary course of business consistent with past practice;

  •
  any adoption or payment, grant, issuance, acceleration or accrual of salary or other payments or benefits pursuant to any employee benefit plan, agreement or arrangement, or any employment or consulting agreement with or for the benefit of any director or ADS business employee;

  •
  any plan, announcement or implementation of any material reduction in labor force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of ADS business employees other than routine employee terminations for cause or following performance reviews, except as publicly announced prior to April 16, 2007;

  •
  any capital expenditures relating to the ADS business in excess of $20,000, individually, or $75,000, in the aggregate during any calendar month;

  •
  any agreement or arrangement that limits or otherwise restricts Point.360 or its subsidiaries (other than New 360) from engaging or competing in any line of business or in any location;

  •
  any entry into, or amendment, modification or termination of any material contract, agreement or arrangement relating to the ADS business, or any waiver, release or assignment of any material rights, claims or benefits under any such agreement;

  •
  any settlement, payment or discharge of any litigation, investigation, arbitration, proceeding or other claim relating to the ADS business, other than payment in the ordinary course of business consistent with past practice of liabilities (1) expressly disclosed or reserved against in the most recent Point.360 financial statements included in the documents filed with SEC prior to April 16, 2007, or (2) incurred in the ordinary course of business consistent with past practice since the date of such financial statements.

  •
  any cancellation without reasonable prior notice to DG FastChannel of any insurance policy relating to the ADS business naming it as a beneficiary or a loss payee;

  •
  any change in any of the accounting methods used by Point.360 materially affecting its assets, liabilities or business, except for such changes required by GAAP or Regulation S-X promulgated under the Exchange Act, as concurred in by its independent registered public accountants;

  •
  any revaluation in any material respect of any assets to be acquired by DG FastChannel in the merger, other than in the ordinary course of business consistent with past practice;

  •
  making or changing any material tax election, changing an annual accounting period, adopting or changing any accounting method, or filing any amended tax returns;

  •
  any action which would restrict or impair the ability of DG FastChannel to vote, or otherwise to exercise the rights and receive the benefits of a shareholder with respect to, securities of Point.360 acquired or controlled or to be acquired or controlled by DG FastChannel;

  •
  any action that would or is reasonably likely to result in any of the conditions to the merger or any of the conditions or requirements to the offer not being satisfied, or would make any representation or warranty of Point.360 inaccurate in any material respect at, or as of any time prior to, the effective time, or that would materially impair the ability of Point.360 to consummate the merger in accordance with the terms of the merger agreement or materially delay such consummation; and

  •
  entry into any written agreement, contract, commitment or arrangement to do any of the foregoing, or authorize, recommend, propose, in writing or announce an intention to do any of the foregoing.

  Covenants of DG FastChannel

        Except as set forth in the merger agreement or as consented to in writing by Point.360, DG FastChannel and its subsidiaries have agreed that, until the effective time of the merger or termination of the merger agreement, they will be subject to specific restrictions laid out in the merger agreement relating to:

  •
  any changes in the charter or bylaws that would be adverse to Point.360's shareholders as opposed to any other holders of shares of DG FastChannel common stock;

  •
  any split, combination, or reclassification of any shares of capital stock of DG FastChannel without appropriate adjustment being made to the offer consideration payable to the holders of shares of Point.360 common stock in the offer or the merger;

  •
  any declaration or payment of any dividend or other distribution payable in cash, stock or property (or any combination thereof) with respect to DG FastChannel's capital stock;

  •
  adoption of any plan of complete or partial liquidation or dissolution;

  •
  any issuance, sale or grant of any shares of DG FastChannel capital stock except at the market price or upon the exercise of options, warrants, convertible securities, calls, commitments or rights of any kind to acquire any shares of such capital stock which were issued with an exercise or conversion price of not less than the market price at the time of issuance;

  •
  acquisition in one transaction or any series of related transactions of any equity interests in another entity, unless such acquisition would not, in the reasonable judgment of DG FastChannel, (A) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any governmental entity necessary to consummate the offer or the merger, or (B) materially increase the risk of any governmental entity entering an order prohibiting the consummation of the offer or the merger;

  •
  entry into any written agreement, contract, commitment or arrangement to do any of the foregoing, or authorize, recommend, propose, in writing or announce an intention to do any of the foregoing.

Preparation of Registration Statement

        DG FastChannel is obligated to prepare and file the Form S-4 registration statement with the SEC, of which this prospectus is a part. DG FastChannel shall use its reasonable efforts to have:

  •
  the S-4 declared effective by the SEC; and

  •
  the S-4 remain effective as long as necessary to complete the offer and the merger.

        DG FastChannel has agreed to promptly provide Point.360 with copies of any written comments and to promptly inform Point.360 of any oral comments that DG FastChannel may receive from time to time from the SEC with respect to the S-4 or the offer documents. DG FastChannel has agreed not to make any amendment or supplement to the S-4 without providing Point.360 a reasonable opportunity to review the amendment or supplement, and has agreed to give due consideration to all reasonable additions, deletions or changes suggested by Point.360.

        DG FastChannel has also agreed to advise Point.360 promptly of the time when the S-4 is declared effective, the issuance of any stop order, the suspension of the qualification of the DG FastChannel common stock issuable in connection with the offer or the merger for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the S-4.

        If, prior to the effective time of the merger, either DG FastChannel or Point.360 discovers any information relating to either party that should be set forth in an amendment or a supplement to the S-4, or to any of the filings related to the offer, so that the documents would not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, the party that discovers that information is obligated to promptly notify the other party, and an appropriate amendment or supplement describing such information will be promptly filed with the SEC and disseminated to holders of Point.360 common stock.

No Solicitation of Alternative Transactions

        Point.360 has agreed not to:

  •
  solicit or initiate the making or submission of any third-party acquisition proposal;

  •
  solicit any inquiries that may relate to a third-party acquisition proposal;

  •
  participate or engage in any discussions or negotiations with, or disclose or provide any non-public information or data relating to Point.360 or any subsidiary or afford access to the properties, books or records or employees of Point.360 or any subsidiary to, any person other than DG FastChannel and its subsidiaries and representatives relating to a third-party acquisition proposal;

  •
  attempt to make or implement a third-party acquisition proposal;

  •
  accept a third-party acquisition proposal; or

  •
  enter into any agreement or understanding contemplating a third-party acquisition proposal or enter into any agreement, arrangement or understanding requiring Point.360 to abandon, terminate or fail to consummate the transactions contemplated by the merger agreement.

        Notwithstanding the above, prior to the consummation of the offer, if (1) Point.360 receives an unsolicited bona fide written proposal from a third party relating to an acquisition proposal or a bona fide written proposal relating to an acquisition proposal from a third party with whom Point.360 has conducted discussions or negotiations prior to the date of the merger agreement, and (2) the Point.360 Board concludes in good faith, after consultation with its financial advisor and outside legal counsel, that such acquisition proposal is, or is reasonably likely to result in, a superior proposal and that the failure to provide nonpublic information concerning Point.360 or participate in negotiations or discussions would result in a breach by the Point.360 Board of its fiduciary duties to Point.360 shareholders under applicable law, Point.360 may, subject to its giving DG FastChannel at least three business days' prior written notice:

  •
  furnish information related to such acquisition proposal to the third party pursuant to a customary confidentiality agreement containing terms no less restrictive than the terms of the confidentiality agreement between DG FastChannel and Point.360, provided that a copy of all such information is delivered simultaneously to DG FastChannel to the extent it has not previously been so furnished to DG FastChannel; and

  •
  participate in discussions or negotiations regarding such acquisition proposal.

        In addition to the prior notice obligations above, Point.360 has agreed to promptly notify and advise DG FastChannel of any acquisition proposal or of any request for information or inquiry that relates to an acquisition proposal. This notification shall include:

  •
  the applicable written acquisition proposal, request or inquiry (or, if oral, the material terms and conditions of such acquisition proposal, request or inquiry); and

  •
  the identity of the person(s) making such acquisition proposal, request or inquiry.

        Point.360 has agreed to promptly inform DG FastChannel of any changes in the material terms or conditions of any acquisition proposal received.

        Point.360 may continue discussions or negotiations with respect to an acquisition proposal with any third party if such discussions or negotiations were commenced prior to the date of the merger agreement, but Point.360 has the burden of demonstrating that such discussions or negotiations commenced prior to the date of the merger agreement in the event of a dispute with DG FastChannel.

        An "acquisition proposal" includes any inquiry, offer, proposal or indication of interest by any third party that relates to:

  •
  a transaction or series of transactions (including any merger, consolidation, recapitalization, liquidation or other direct or indirect business combination) involving Point.360 or any subsidiary or the issuance or acquisition of shares of (A) Point.360 representing 10% or more (by voting power) of the outstanding capital stock of the Point.360, or (B) of any subsidiary;

  •
  any tender or exchange offer that if consummated would result in any person beneficially owning shares of capital stock of Point.360 representing 10% or more (by voting power) of the outstanding capital stock of Point.360; or

  •
  the acquisition, license, purchase or other disposition of the technology, business or assets (including the capital stock or assets of any subsidiary) of Point.360 outside the ordinary course of business or inconsistent with past practice.

        A "superior proposal" includes any bona fide written acquisition proposal, obtained after the date of the merger agreement and not in breach of the merger agreement, which the Point.360 Board determines in its good faith judgment would be more favorable to Point.360's shareholders than the offer by and merger with DG FastChannel and is reasonably capable of being completed in a time frame that is customary for similar transactions, and that relates to:

  •
  a transaction or series of transactions (including any merger, consolidation, recapitalization, liquidation or other direct or indirect business combination) involving Point.360 or any subsidiary or the issuance or acquisition of shares of (A) Point.360 representing 65% or more (by voting power) of the outstanding capital stock of the Point.360, or (B) of any subsidiary;

  •
  any tender or exchange offer that if consummated would result in any person beneficially owning shares of capital stock of Point.360 representing 65% or more (by voting power) of the outstanding capital stock of Point.360; or

  •
  the acquisition, license, purchase or other disposition of at least sixty-five percent of the technology, business or assets (including the capital stock or assets of any subsidiary) of Point.360 outside the ordinary course of business or inconsistent with past practice.

Point.360 Board of Directors

        In connection with entering into the merger agreement, the Point.360 Board has determined that the merger agreement, the contribution agreement, the offer and the merger are advisable, fair to, and in the best interests of Point.360 and its shareholders. In addition, the Point.360 Board has recommended that its shareholders accept the offer and approve the merger and the merger agreement, if required by applicable law, and has agreed not to withdraw, qualify or amend in any manner adverse to DG FastChannel or to the transactions contemplated by the merger agreement, the approval or recommendation by the Point.360 Board. The Point.360 Board has also agreed, among other things, not to approve or recommend any third-party acquisition proposal, and to recommend that Point.360's shareholders not tender their shares into any tender or exchange offer that, if successful, would result in any person or group becoming a beneficial owner of 10% or more of the outstanding shares of Point.360 (other than a tender or exchange offer by DG FastChannel or Mr. Bagerdjian).

        However, the Point.360 board of directors may take any of the above prohibited actions if all of the following conditions are satisfied:

  •
  Point.360 provides to DG Fastchannel a written notice of its intention to make a change in recommendation, and if the change in recommendation is in connection with a superior proposal, a written notice specifying the material terms and conditions of the superior proposal, including the amount per share that Point.360's shareholders will receive and including a copy of the superior proposal, and identifying the person making the superior proposal;

  •
  Point.360 cooperates in good faith with DG FastChannel to make adjustments in the terms and conditions of the merger agreement that would enable Point.360 to proceed without a change in recommendation; and

  •
  if DG FastChannel does not, within five business days of the receipt of notice, make an offer that the Point.360 Board determines in good faith (1) if in connection with a superior proposal, to be as favorable to Point.360's shareholders as such superior proposal or (2) if not in connection with a superior proposal, would otherwise enable the Point.360 Board to proceed with its recommendation.

        Notwithstanding the above, Point.360 has agreed not to enter into any written agreement (other than a confidentiality agreement), arrangement or understanding with respect to a superior proposal unless the merger agreement is validly terminated and DG FastChannel has received payment for its transaction expenses and a termination fee of $2,000,000.

Indemnification and Insurance

        The merger agreement provides that, for a period of six years after the effective time of the merger, DG FastChannel will cause the surviving company in the merger to indemnify persons who were directors or officers of Point.360 or its subsidiaries prior to the effective time of the merger who incur liabilities or expense arising out of or relating to actions or omissions occurring before the effective time of the merger to the full extent permissible under applicable law. In addition, DG FastChannel has agreed to cause the surviving company in the merger to advance expenses with respect to any matters subject to indemnification, to the extent provided for in Point.360's articles of incorporation and bylaws.

        DG FastChannel has agreed to purchase run-off or "tail" insurance coverage under its existing directors' and officers' liability insurance polices, or from another insurer, that provides coverage for a period of six years after the effective time of the merger, for Point.360's directors and officers for claims arising from facts or events that occurred at, or prior to, the effective time of the merger agreement and the consummation of the transactions contemplated by the merger agreement. Such insurance coverage shall be substantially equivalent to the coverage afforded by Point.360's existing policies, or if substantially equivalent insurance coverage is unavailable, the best available coverage; provided that the aggregate cost for the purchase of such insurance coverage (for the entire six year "tail" coverage period) shall not exceed $210,000.

Employee Benefits

        After the effective time of the merger, DG FastChannel has agreed that it will assume and honor all employee benefit plans and programs in which any employee of the ADS business participates, in accordance with the terms in effect immediately before the effective time. However, DG FastChannel may provide to ADS business employees who continue to be employed by DG FastChannel after the effective time benefits under DG FastChannel's employee benefit plans in lieu of any benefits under Point.360's benefit plans.

Conditions to the Offer

        For a list of the conditions to the offer, see "The Offer—Conditions of the Offer" on page 46.

Conditions to the Merger

        Neither DG FastChannel nor Point.360 will be required to complete the merger unless:

  •
  if required by applicable law, the merger and the merger agreement are approved by the holders of a majority of all of the shares of Point.360 common stock entitled to vote;

  •
  no statute, rule or regulation enacted by any governmental entity and no order or injunction of a court of competent jurisdiction prohibits the merger;

  •
  DG FastChannel accepts for exchange all shares of Point.360 common stock validly tendered and not withdrawn in the offer;

  •
  the shares of DG FastChannel common stock to be issued in the merger are authorized for listing on Nasdaq;

  •
  this S-4 is declared effective by the SEC and no stop order suspending the effectiveness of the S-4 has been issued by the SEC;

  •
  each of the directors of Point.360 resigns effective as of the closing of the merger;

  •
  all legal actions involving DG FastChannel and Point.360 have been dismissed with prejudice; and

  •
  the Point.360 shareholders have approved the merger agreement, if and to the extent required by applicable law, in order to complete the merger.

        DG FastChannel and Point.360 cannot assure you that all of the conditions to completing the merger will be satisfied or waived.

Termination and Termination Fees

  Right to Terminate

        The merger agreement may be terminated and the offer and the merger may be abandoned at any time before the effective time of the merger in a number of different ways.

        The merger agreement may be terminated by mutual written consent of DG FastChannel and Point.360.

        The merger agreement may also be terminated by either DG FastChannel or Point.360 if:

  •
  a court or other governmental entity issues an order prohibiting any of the transactions contemplated by the merger agreement such that the conditions to the offer or the conditions to the merger cannot be satisfied;

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  the other party breaches the merger agreement and the breach, in the case of Point.360, results in a condition to the offer not being satisfied, or, in the case of DG FastChannel, results in a material adverse effect, and is not reasonably capable of being cured within 20 days of notice of such breach; or

  •
  the offer has not been consummated by March 31, 2008, and the failure of the offer to be consummated is not due to the breach of the merger agreement by the terminating party.

        The merger agreement may be terminated by DG FastChannel alone if prior to DG FastChannel's acceptance of Point.360 common stock for exchange pursuant to the offer:

  •
  there is a Point.360 material adverse effect;

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  the Point.360 Board makes a change in recommendation;

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  Point.360 breaches its obligations regarding third-party acquisition proposals;

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  anyone other than DG FastChannel, Mr. Bagerdjian, or Julia Stefanko becomes a beneficial owner of more than 20% of the outstanding shares of Point.360 common stock;

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  DG FastChannel does not accept for exchange shares of Point.360 common stock and the failure to consummate the offer is not the result of a breach of the merger agreement by DG FastChannel; or

  •
  the minimum condition of the offer (see "The Offer—Conditions of the Offer" on p. 46) is not satisfied by the initial expiration date of the offer and such failure is not the result of DG FastChannel's material breach of its obligations under the merger agreement.

        The merger agreement may be terminated by Point.360 alone if, prior to DG FastChannel's acceptance of Point.360 common stock for exchange pursuant to the offer:

  •
  there is a DG FastChannel material adverse effect; or

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  Point.360 enters into an agreement with a third party regarding a superior proposal and has otherwise complied with its obligations under the merger agreement.

        Should any of these potential grounds for termination occur, DG FastChannel's and Point.360's board of directors may or may not exercise their respective rights to terminate the merger agreement.

  Termination Fees

        Point.360 has agreed to pay DG FastChannel (1) a fee of $2,000,000 and (2) an amount equal to DG FastChannel's actual expenses in connection with the negotiation, execution, and delivery of the merger agreement and actions taken in furtherance of the transactions contemplated by the merger agreement, not exceeding $500,000 in the aggregate, in liquidated damages if the merger agreement is terminated by DG FastChannel due to:

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  a breach of the merger agreement by Point.360 that results in a condition to the offer not being satisfied;

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  a breach by Point.360 of its obligations regarding third-party acquisition proposals; or

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  a change in recommendation by the Point.360 Board.

        DG FastChannel has agreed to pay Point.360 (1) a fee of $2,000,000 and (2) an amount equal to Point.360's actual expenses in connection with the negotiation, execution, and delivery of the merger agreement and actions taken in furtherance of the transactions contemplated by the merger agreement, not exceeding $500,000 in the aggregate, in liquidated damages if the merger agreement is terminated by Point.360 due to a DG FastChannel material adverse effect.

        Except for any claims based on fraud, if the termination fee is paid, such fee is the exclusive monetary and equitable remedy against the other party for damages suffered as a result of the failure of the offer, the merger and the other transactions contemplated by the merger agreement to be consummated.

Amendment

        DG FastChannel, Point.360 and New 360 may amend the merger agreement in writing by action taken by their respective boards of directors at any time. However, after the completion of the offer, no amendment may be made which decreases the merger consideration, and, after adoption of the merger agreement by Point.360 shareholders, no amendment may be made which by law requires further approval by the shareholders without obtaining such further approval.

Costs and Expenses

        Except as set forth in the working capital reconciliation agreement, all fees, costs and expenses incurred in connection with the merger agreement, the offer and the merger shall be paid by the party incurring such fees, costs and expenses.

INFORMATION ABOUT POINT.360'S ADS BUSINESS

        Point.360 is one of the largest providers of distribution services to owners of advertising content. Point.360 provides the services necessary to distribute its clients' spot advertising, using electronic and physical means. Point.360 delivers commercials to hundreds of broadcast outlets worldwide. Through interconnected facilities in Los Angeles, New York, Chicago, Dallas and San Francisco, Point.360 provides service coverage in each of the major U.S. media centers. Clients include major advertising agencies and corporations.

        Point.360 operates in a highly competitive environment in which customers desire a broad range of service at a reasonable price. There are many competitors offering some or all of the services provided by Point.360. Point.360 attracts and retains customers by maintaining a high service level at reasonable prices.

        In recent years, electronic delivery services have grown while physical duplication and delivery have been declining. Point.360 expects this trend to continue for the foreseeable future. All of Point.360's electronic, fiber optics, satellite and Internet deliveries are made using third party vendors, which eliminates its need to invest in such capability. However, the use of others to deliver its services poses the risk that costs may rise in certain situations that cannot be passed on to customers, thereby lowering gross margins. There is also the risk that third party vendors who directly compete with Point.360 will succeed in taking away business or refuse to allow Point.360 to use their distribution channels. While curtailment of these services has not materially affected Point.360's ability to deliver commercial spots, Point.360 has not been able to pass on increased alternative delivery costs to its customers since June 2005. While Point.360 is exploring other lower cost alternatives, gross margins related to spot delivery revenues will be lower until such alternatives become available.

        The Point.360 has an opportunity to expand its business by establishing closer relationships with its customers through excellent service at a competitive price and maintaining adequate third party distribution channels. Point.360's success is also dependent upon attracting and maintaining employees capable of maintaining such relationships. Also, growth can be achieved by acquiring similar businesses which can increase revenues by adding new customers, or expanding services provided to existing customers.

        Point.360's business generally involves the immediate servicing needs of customers. Most orders are fulfilled within several days. At any particular time, Point.360 has little firm backlog.

COMPARISON OF THE RIGHTS OF HOLDERS OF POINT.360 COMMON STOCK AND HOLDERS OF DG FASTCHANNEL COMMON STOCK

        In connection with the offer and the merger, Point.360 shareholders will be exchanging shares of Point.360, a California corporation, for shares of DG FastChannel, a Delaware corporation. California law and Delaware law differ in many respects. It is not practical to summarize all of the differences that could materially affect the rights of Point.360 shareholders as holders of shares of DG FastChannel common stock following the offer and the merger. However, the significant differences between the corporation laws of California and Delaware and between the articles of incorporation and bylaws of Point.360 and the certificate of incorporation and bylaws of DG FastChannel include the following:

Classes of Stock

        Point.360.    Point.360's articles of incorporation authorize 50,000,000 shares of common stock, no par value per share, and 5,000,000 shares of preferred stock, no par value per share.

        DG FastChannel.    DG FastChannel's certificate of incorporation authorizes 200,000,000 shares of common stock, par value $0.001 per share, and 15,000,000 shares of preferred stock, par value $0.001 per share. DG FastChannel's certificate of incorporation provides that shares of preferred stock may be issued from time to time in one or more series by the board of directors. The board can fix the designations, preference, limitations and relative rights of each series of preferred stock. The rights of preferred stockholders may supersede the rights of common stockholders. As of July 6, 2007, there were no shares of DG FastChannel preferred stock issued and outstanding.

Size of Board of Directors

        Point.360.    Under California law, although changes in the number of directors must in general be approved by the shareholders, the board of directors may fix the exact number of directors within a stated range set forth in the articles of incorporation or bylaws. A bylaw specifying or changing a fixed number of directors or the maximum or minimum number of directors may only be adopted by the approval of the majority of the outstanding shares. Point.360's bylaws provide that the number of directors shall be five.

        DG FastChannel.    Delaware law permits the board of directors to change the authorized number of directors by amendment to the bylaws or in the manner provided in the bylaws unless the number of directors is fixed in the certificate of incorporation, in which case a change in the number of directors may be made only by amendment to the certificate of incorporation. DG FastChannel's certificate of incorporation does not currently fix or restrict the number of directors. DG FastChannel's bylaws provide that the number of directors shall be fixed from time to time by resolution of the Board of Directors. DG FastChannel's board of directors currently consists of seven members.

Cumulative Voting

        Point.360.    California Law provides that any shareholder is entitled to cumulate his or her votes in the election of directors upon proper notice of his or her intention to do so, except that a "listed" corporation may eliminate cumulative voting with shareholder approval. Point.360's bylaws eliminate cumulative voting with respect to the election of directors.

        DG FastChannel.    Under Delaware law, cumulative voting in the election of directors is not mandatory, and for cumulative voting to be effective it must be expressly provided for in the certificate of incorporation. In an election of directors under cumulative voting, each share of stock normally having one vote is entitled to a number of votes equal to the number of directors to be elected. A shareholder may then cast all such votes for a single candidate or may allocate them among as many candidates as the shareholder may choose. Without cumulative voting, the holders of a majority of the shares present at an annual meeting would have the power to elect all the directors to be elected at that meeting, and no person could be elected without the support of holders of a majority of the shares. DG FastChannel's certificate of incorporation does not provide for cumulative voting.

Removal of Directors

        Point.360.    Under California law, any director or the entire board of directors may be removed, with or without cause, with the approval of a majority of the outstanding shares entitled to vote; however, no directors may be removed (unless the entire board is removed) if the number of votes cast against the removal would be sufficient to elect the director under cumulative voting.

        DG FastChannel.    Under Delaware law, a director of a corporation that does not have a classified board of directors or cumulative voting may be removed without cause by a majority shareholder vote. In the case of a Delaware corporation having cumulative voting, if less than the entire board is to be removed, a director may not be removed unless the shares voted against such removal would not be sufficient to elect the director under cumulative voting. A director of a corporation with a classified board of directors can be removed only for cause unless the certificate of incorporation otherwise provides. DG FastChannel's certificate of incorporation and bylaws do not provide for cumulative voting. The company has a classified board of directors.

Vacancies on the Board of Directors

        Point.360.    Under California law, any vacancy on the board of directors other than one created by removal of a director may be filled by the board of directors, unless otherwise provided in the articles of incorporation or bylaws. If the number of directors is less than a quorum, a vacancy may be filled by the unanimous written consent of the directors then in office, by the affirmative vote of a majority of the directors at a meeting held pursuant to notice or waivers of notice, or by a sole remaining director. A vacancy created by removal of a director can only be filled by the shareholders unless board approval is authorized by a corporation's articles of incorporation or by a bylaw approved by the corporation's shareholders. The bylaws of Point.360 provide that vacancies on its board of directors (other than vacancies created by the removal of a director) may be filled by the majority of the directors then in office, or by a sole remaining director.

        DG FastChannel.    Under Delaware law, unless otherwise provided in the certificate of incorporation or the bylaws, (i) vacancies on a board of directors and (ii) newly created directorships resulting from an increase in the number of directors may be filled by a majority of the directors then in office. The bylaws of DG FastChannel provide that any vacancies on its board of directors may be filled by a majority of the directors then in office, or by a sole remaining director.

Loans to Officers and Employees

        Point.360.    Under California law, any loan or guaranty to or for the benefit of a director or officer of the corporation or any of its subsidiaries requires approval of the shareholders unless such loan or guaranty is provided under a plan approved by shareholders owning a majority of the outstanding shares of the corporation. In addition, under California law, shareholders of any corporation with 100 or more shareholders of record may approve a bylaw authorizing the board of directors alone to approve a loan or guaranty to or on behalf of an officer (whether or not a director) if the board determines that such a loan or guaranty may reasonably be expected to benefit the corporation. Point.360's bylaws do not contain any provision authorizing the board of directors alone to approve a loan or guaranty to or on behalf of an officer.

        DG FastChannel.    Under Delaware law, a corporation may make loans to, guarantee the obligations of, or otherwise assist its officers or other employees and those of its subsidiaries when such action, in the judgment of the directors, may reasonably be expected to benefit the corporation. DG FastChannel's certificate of incorporation and bylaws do not contain any provisions addressing loans or guarantees to or for the benefit of its and its subsidiaries' officers and employees.

        Section 13(k) of the Exchange Act added pursuant to Section 402 of the Sarbanes Oxley Act of 2002, makes it unlawful for any issuer, "directly or indirectly, including through any subsidiary, to extend or maintain credit, to arrange for the extension of credit, or to renew an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of that issuer." Rule 3b-7 under the Exchange Act defines "executive officer" of an issuer to include the issuer's "president, any vice president ... in charge of a principal business unit, division or function (such as sales, administration or finance), any other officer who performs a policy making function or any other person who performs similar policy making functions for the issuer." The impact of Section 13(k) is to limit loans or guarantees with respect to persons who are directors or officers subject to Section 16 of the Exchange Act.

Power to Call Special Shareholders' Meeting

        Point.360.    Under California law, a special meeting of shareholders may be called by the board of directors, the chairman of the board, the president, the holders of shares entitled to cast not less than 10% of the votes at such meeting or such other persons as are authorized by the articles of incorporation or bylaws. Point.360's bylaws provide that a special meeting of the shareholders may be called by the chairman of the board, or by the president, or by the board of directors, or by the holders of shares entitled to cast not less than 10% of the votes at the meeting.

        DG FastChannel.    Under Delaware law, a special meeting of shareholders may be called by the board of directors or by any other person authorized to do so in the certificate of incorporation or the bylaws. DG FastChannel's bylaws provide that a special meeting of the stockholders, other than those required by statute, may be called at any time by order of the board of directors and shall be called by the chairman of the board, the president, or the secretary at the request in writing of the holders of not less than 10% of the voting power represented by all the shares issued, outstanding and entitled to be voted at the proposed special meeting.

Indemnification and Limitation of Liability

        California law and Delaware law contain similar provisions and limitations on indemnification by a corporation of its officers, directors, employees and other agents. Neither DG FastChannel nor Point.360 is aware of any pending legal action against the officers, directors or employees of such company which would be covered by such indemnification provisions. Both California law and Delaware law also permit a corporation to adopt a provision in its charter eliminating the liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, provided such liability does not arise from certain proscribed conduct (including intentional misconduct and breach of the duty of loyalty).

        Point.360.    California law does not permit the elimination of monetary liability where such liability is based on: (i) intentional misconduct or knowing and culpable violation of law; (ii) acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director; (iii) receipt of an improper personal benefit; (iv) acts or omissions that show reckless disregard for the director's duty to the corporation or its shareholders, where the director in the ordinary course of performing a director's duties should be aware of a risk of serious injury to the corporation or its shareholders; (v) acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation and its shareholders; (vi) transactions between the corporation and a director who has a material financial interest in such transaction; or (vii) liability for improper distributions, loans or guarantees. Point.360's articles of incorporation eliminate liability of the directors for monetary damages to the fullest extent permissible under California law.

        DG FastChannel.    Delaware law permits a corporation to eliminate the liability of directors for monetary damages arising out of a breach of fiduciary duty, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. Such limitation of liability provisions may not limit a director's liability for violation of, or otherwise relieve the company or its directors from the necessity of complying with federal or state securities laws, or affect the availability of nonmonetary remedies such as injunctive relief or rescission. DG FastChannel's certificate of incorporation eliminates the liability of directors for monetary damages to the fullest extent permitted by Delaware law.

Inspection of Shareholders' List

        Both California law and Delaware law allow any shareholder to inspect the shareholders' list for a purpose reasonably related to such person's interest as a shareholder. California law provides, in addition, an absolute right to inspect and copy the corporation's shareholders' list by a person or persons holding 5% or more of a corporation's voting shares, or any shareholder or shareholders holding 1% or more of such shares who has filed a Schedule 14A with the SEC relating to the election of directors. Delaware law provides for inspection rights as to a list of stockholders entitled to vote at a meeting within a ten day period preceding a stockholders' meeting for any purpose germane to the meeting. However, Delaware law contains no provisions comparable to the absolute right of inspection provided by California law to certain shareholders. Point.360's and DG FastChannel's bylaws contain provisions that confirm but that do not extend the rights granted to their shareholders in accordance with California and Delaware law, respectively.

Preemptive Rights

        Point.360.    Under California law, a shareholder is not entitled to preemptive rights to subscribe for additional issuances of stock, or any security convertible into stock, unless the rights are specifically granted in the articles of incorporation. The Point.360 articles of incorporation do not provide for any such preemptive rights.

        DG FastChannel.    Under Delaware law, a stockholder is not entitled to preemptive rights to subscribe for additional issuances of stock, or any security convertible into stock, unless the rights are specifically granted in the certificate of incorporation. The DG FastChannel certificate of incorporation does not provide for any such preemptive rights.

Dividends and Repurchases of Shares

        Point.360.    California law dispenses with the concepts of par value of shares as well as statutory definitions of capital, surplus and the like. Under California law, a corporation may not make any distribution (including dividends, whether in cash or other property, and repurchases of its shares) unless either the corporation's retained earnings immediately prior to the proposed distribution equal or exceed the amount of the proposed distribution or, immediately after giving effect to such distribution, the corporation's assets (exclusive of good will, capitalized research and development expenses and deferred charges) would be at least equal to 125% of its liabilities (not including deferred taxes, deferred income and other deferred credits), and the corporation's current assets, as defined, would be at least equal to its current liabilities (or 125% of its current liabilities if the average pre-tax and pre-interest earnings for the preceding two fiscal years were less than the average interest expenses for such year). Such tests are applied to California corporations on a consolidated basis. Under California law, there are certain exceptions to the foregoing rules for repurchases of shares in connection with certain rescission actions or pursuant to certain employee stock plans.

        DG FastChannel.    Delaware law recognizes the concepts of par value, capital and surplus. Delaware law permits a corporation, unless otherwise restricted by its certificate of incorporation, to declare and pay dividends out of its surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year, as long as the amount of capital of the corporation is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. DG FastChannel's certificate of incorporation does not provide for any such restriction on the ability to declare and pay dividends.

        In addition, Delaware law generally provides that a corporation may redeem or repurchase its shares only if such redemption or repurchase would not impair the capital of the corporation. The ability of a Delaware corporation to pay dividends on, or to make repurchases or redemptions of, its shares is dependent on the financial status of the corporation standing alone and not on a consolidated basis. In determining the amount of surplus of a Delaware corporation, the assets of the corporation, including stock of subsidiaries owned by the corporation, must be valued at their fair market value as determined by the board of directors, regardless of their historical book value.

Shareholder Approval of Mergers and Other Business Combinations

        Both California and Delaware law generally require that a majority of the shareholders of both acquiring and target corporations approve statutory mergers. In addition, under both California and

Delaware law, with certain exceptions, any merger or sale of all or substantially all of the assets must be approved by a majority of the outstanding shares entitled to vote of the corporation transferring such assets. With certain exceptions, California law also requires that mergers, reorganizations, certain sales of assets and similar transactions be approved by a majority vote of each class of shares outstanding. By contrast, Delaware law generally does not require class voting, except in certain transactions involving an amendment to the certificate of incorporation which adversely affects a specific class or series of shares. California law also requires that holders of non-redeemable common stock receive non-redeemable common stock in a merger of the corporation with the holder of more than 50% but less than 90% of such common stock or its affiliate unless all of the holders of such common stock consent to the transaction. This provision of California law may have the effect of making a "cash-out" merger by a majority shareholder more difficult to accomplish. Delaware law has no comparable provision.

        Point.360.    California law contains an exception to its voting requirements for reorganizations where shareholders or the corporation itself, or both, immediately prior to the reorganization will own immediately after the reorganization equity securities constituting more than 83.3% (or five-sixths) of the voting power of the surviving or acquiring corporation or its parent entity. California law also provides that, except in certain circumstances, when a tender offer or a proposal for a reorganization or for a sale of assets is made by an interested party (generally, a controlling or managing party of the target corporation), an affirmative opinion in writing as to the fairness of the consideration to be paid to the shareholders must be delivered to shareholders. This fairness opinion requirement does not apply to a corporation which does not have shares held of record by at least 100 persons, or to a transaction which has been qualified under California state securities laws. Furthermore, if a tender of shares or vote is sought pursuant to an interested party's proposal and a later proposal is made by another party at least ten days prior to the date of acceptance of the interested party proposal, the shareholders must be informed of the later offer and be afforded a reasonable opportunity to withdraw any vote, consent or proxy, or to withdraw any tendered shares. Delaware law has no comparable provision.

        DG FastChannel.    Delaware law does not require a stockholder vote of the surviving corporation in a merger (unless the corporation provides otherwise in its certificate of incorporation) if: (i) the merger agreement does not amend the existing certificate of incorporation; (ii) each share of stock of the surviving corporation outstanding immediately before the effective date of the merger is an identical outstanding share after the merger and; (iii) either no shares of common stock of the surviving corporation and no shares, securities or obligations convertible into such stock are to be issued or delivered under the plan of merger, or the authorized unissued shares or shares of common stock of the surviving corporation to be issued or delivered under the plan of merger plus those initially issuable upon conversion of any other shares, securities or obligations to be issued or delivered under such plan do not exceed 20% of the shares of common stock of such constituent corporation outstanding immediately prior to the effective date of the merger.

Amendment of Articles of Incorporation

        Point.360.    Under California law, an amendment to the articles of incorporation requires the approval of the corporation's board of directors and a majority of the outstanding shares entitled to vote, either before or after the board approval, although certain minor amendments may be adopted by the board alone such as amendments causing stock splits (including an increase in the authorized number of shares in proportion thereto) and amendments changing names and addresses given in the articles.

        DG FastChannel.    Under Delaware law, an amendment to the certificate of incorporation requires the approval of the corporation's board of directors and a majority of the outstanding shares.

DG FastChannel's certificate of incorporation reserves the right of DG FastChannel to amend, change or repeal any provision of the certificate in the manner prescribed by Delaware law.

Amendment of Bylaws

        Point.360.    Under California law, a corporation's bylaws may be adopted, amended or repealed by either the board of directors or the shareholders of the corporation. Point.360's bylaws may be amended or repealed by the affirmative vote of a majority of the outstanding shares entitled to vote or by the written assent of shareholders entitled to vote such shares, except as otherwise provided by law.

        DG FastChannel.    Under Delaware law, after a corporation has received any payment for any of its stock, the power to adopt, amend or repeal bylaws is entirely with the shareholders of the corporation. However, a corporation may, in its certificate of incorporation, confer the power to adopt, amend or repeal bylaws upon the directors of the corporation. DG FastChannel's bylaws authorize the board of directors to adopt, amend or repeal the bylaws of the corporation.

Shareholder Consent in Lieu of Meeting

        Point.360.    Under California law, unless otherwise provided in the articles of incorporation, any action required to be taken or which may be taken at an annual or special meeting of shareholders may be taken without a meeting if a consent in writing is signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize such action at a meeting at which all shares entitled to vote were present and voted. If consent is sought for less than the shareholders entitled to vote, notice, as required under California law, shall be given. Point.360's bylaws provide for action by written consent of its shareholders consistent with California law and require that, with respect to the election of directors, a written consent shall be effective only if signed by the holders of all of the outstanding shares entitled to vote for the election of directors.

        DG FastChannel.    Under Delaware law, unless otherwise provided in the certificate of incorporation, any action to be taken at an annual or special meeting of shareholders may be taken without a meeting, without prior notice and without a vote if a written consent to the action shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize such action at a meeting at which all shares entitled to vote were present and voted. DG FastChannel's certificate of incorporation denies shareholders the power to act by written consent.

Dissenters' Rights

        Under California and Delaware law, a shareholder of a corporation participating in certain major corporate transactions may, under varying circumstances, be entitled to dissenters' rights pursuant to which such shareholder may receive cash in the amount of the fair market value of the shares held by such shareholder (as determined by a court or by agreement of the corporation and the shareholder) in lieu of the consideration such shareholder would otherwise receive in the transaction.

        Point.360.    Under California law, shareholders of a California corporation whose shares do not have transfer restrictions imposed by the corporation or by law and are listed on a national securities exchange (including the Nasdaq) or on a list of over-the-counter margin stocks issued by the Board of Governors of the Federal Reserve System generally, which we refer to as a listed company, do not have dissenters' rights unless the holders of at least 5% of the class of outstanding shares demand the right. Additionally, dissenters' rights are unavailable if the shareholders of a corporation or the corporation itself, or both, immediately prior to a reorganization will own (immediately after the reorganization) more than five-sixths of the voting power of the surviving or acquiring corporation or its parent. Under California law, a shareholder attempting to assert dissenters' rights must hold capital stock that satisfies each of the following requirements: (i) the shares must have been outstanding on the company's record date; (ii) the shares must not have been voted in favor of the reorganization (or, in the case of a listed company, must have been voted against the reorganization); (iii) the holder of such shares must make a written demand that the company repurchase such shares of capital stock at fair market value; and (iv) the holder of such shares must submit certificates for endorsement. A vote by proxy or in person against the merger does not in and of itself constitute a demand for appraisal under California law. California law generally affords dissenters' rights in reorganizations that are structured as sales of assets.

        DG FastChannel.    The limitations on the availability of dissenters' rights under Delaware law are different from those under California law. Under Delaware law, dissenters' rights are not available to (i) shareholders with respect to a merger or consolidation by a corporation the shares of which are either listed on a national securities exchange or designated as a national market system security on an inter-dealer quotation system by the National Association of Securities Dealers, Inc. or are held of record by more than 2,000 holders if such shareholders receive only shares of the surviving corporation or shares of any other corporation which are either listed on a national securities exchange or designated as a national market system security on an inter-dealer quotation system by the National Association of Securities Dealers, Inc. or are held of record by more than 2,000 holders; or (ii) shareholders of a corporation surviving a merger if no vote of the shareholders of the surviving corporation is required to approve the merger because, among other things, the number of shares to be issued in the merger does not exceed 20% of the shares of the surviving corporation outstanding immediately prior to the merger and if certain other conditions are met. Delaware law also does not provide shareholders of a corporation with dissenters' rights when the corporation acquires another business through the issuance of its stock (a) in exchange for the assets of the business to be acquired; (b) in exchange for the outstanding stock of the corporation to be acquired; or (c) in a merger of the corporation to be acquired with a subsidiary of the acquiring corporation. California law, by contrast, treats these kinds of acquisitions in the same manner as a direct merger of the acquiring corporation with the corporation to be acquired.

Dissolution

        Point.360.    Under California law, shareholders holding 50% or more of the voting power of a corporation may authorize its dissolution, with or without the approval of the corporation's board of directors. California law provides that this right may not be modified by the articles of incorporation. Point.360's articles of incorporation do not contain any provisions that contradict these provisions of California law.

        DG FastChannel.    Under Delaware law, a dissolution must be approved by shareholders holding 100% of the total voting power of the corporation or the dissolution must be initiated by the board of directors and approved by a simple majority of the shareholders of the corporation. In the event of such a board-initiated dissolution, Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions. DG FastChannel's certificate of incorporation contains no such supermajority voting requirement. Accordingly, a majority of the shares voting at a meeting at which a quorum is present would be sufficient to approve a dissolution of DG FastChannel that had previously been approved by its board of directors.

Shareholder Rights Plan

        Point.360.    California law does not include a statute expressly validating shareholders rights plans. Point.360 currently has a shareholder rights plan in effect. The rights under that plan are triggered upon the earlier of (i) 10 business days following the later of (a) the first date of a public announcement that a person or group of affiliated or associated persons has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding shares of common stock or (b) the first date on which an executive officer of the Point.360 has actual knowledge of such acquisition, or (ii) 10 business days following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 20% or more of the outstanding shares of common stock. However, under the plan, as amended, the rights are not triggered by the acquisition of shares of Point.360 common stock by DG FastChannel pursuant to the merger agreement.

        DG FastChannel.    The Delaware General Corporation Law does not include a statutory provision expressly validating stockholder rights plans; however, such plans have generally been upheld by decisions of courts applying Delaware law. DG FastChannel currently does not have a shareholder rights plan in effect.

Anti-Takeover Legislation

        Point.360.    California law does not have any provision comparable to the anti-takeover provisions in Delaware law that are described below. However, as described above in "Shareholder Approval of Mergers and Other Business Combinations," California law does require the consent of all of the shareholders of the class to a "cash-out" merger by a majority shareholder, except where the majority shareholder already owns 90% or more of the voting power of the target corporation. Delaware law has no comparable provision.

        DG FastChannel.    Delaware law prohibits, in certain circumstances, a "business combination" between the corporation and an "interested stockholder" within three years of the stockholder becoming an "interested stockholder." An "interested stockholder" is a holder who, directly or indirectly, controls 15% or more of the outstanding voting stock or is an affiliate of the corporation and was the owner of 15% or more of the outstanding voting stock at any time within the prior three-year period. A "business combination" includes a merger or consolidation, a sale or other disposition of assets having an aggregate market value equal to 10% or more of the consolidated assets of the corporation or the aggregate market value of the outstanding stock of the corporation and certain transactions that would increase the interested stockholder's proportionate share ownership in the corporation. This provision does not apply where:

  •
  either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder is approved by the corporation's board of directors prior to the date the interested stockholder acquired such 15% interest;

  •
  upon the completion of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the outstanding voting stock of the corporation excluding for the purposes of determining the number of shares outstanding shares held by persons who are directors and also officers and by employee stock plans in which participants do not have the right to determine confidentially whether the shares held subject to the plan will be tendered;

  •
  the business combination is approved by a majority of the board of directors and the affirmative vote of two-thirds of the outstanding votes entitled to be cast by disinterested stockholders at an annual or special meeting;

  •
  the corporation does not have a class of voting stock that is listed on a national securities exchange, authorized for quotation on an inter-dealer quotation system of a registered national securities association, or held of record by more than 2,000 stockholders unless any of the foregoing results from action taken, directly or indirectly, by an interested stockholder or from a transaction in which a person becomes an interested stockholder;

  •
  the stockholder acquires a 15% interest inadvertently and divests itself of such ownership and would not have been a 15% stockholder in the preceding 3 years but for the inadvertent acquisition of ownership;

  •
  the stockholder acquired the 15% interest when these restrictions did not apply; or which participants do not have the right to determine confidentially whether the shares held subject to the plan will be tendered; or

  •
  the corporation has opted out of this provision.

        DG FastChannel's certificate of incorporation and bylaws do not exempt the corporation from the coverage of Section 203. The application of Section 203 to DG FastChannel confers upon the board of directors the power to reject a proposed business combination in certain circumstances, even though a potential acquiror may be offering a substantial premium for DG FastChannel's shares over the then-current market price.

Interested Director Transactions

        Under both California and Delaware law, certain contracts or transactions in which one or more of a corporation's directors has an interest are not void or voidable because of such interest provided that certain conditions, such as obtaining the required approval and fulfilling the requirements of good faith and full disclosure, are met. With certain exceptions, the conditions are similar under California and Delaware law. Under both California and Delaware law, (i) either the shareholders or the board of directors must approve any such contract or transaction after full disclosure of the material facts, and, in the case of board of director approval, the contract or transaction must also be "just and reasonable" (in California) or "fair" (in Delaware) to the corporation or (ii) the contract or transaction must have been just and reasonable or fair as to the corporation at the time it was approved. In the latter case, California law explicitly places the burden of proof on the interested director. Under California law, if shareholder approval is sought, the interested director is not entitled to vote his or her shares at a shareholder meeting with respect to any action regarding such contract or transaction. If the approval of the board of directors is sought, the contract or transaction must be approved by a majority vote of a quorum of the directors, without counting the vote of any interested directors (except that interested directors may be counted for purposes of establishing a quorum).

Shareholder Derivative Suits

        California law provides that a shareholder bringing a derivative action on behalf of a corporation need not have been a shareholder at the time of the transaction in question, provided that certain tests are met. Under Delaware law, a shareholder may only bring a derivative action on behalf of the corporation if the shareholder was a shareholder of the corporation at the time of the transaction in question or his or her stock thereafter devolved upon him or her by operation of law. California law also provides that the corporation or the defendant in a derivative suit may make a motion to the court for an order requiring the plaintiff shareholder to furnish a security bond. Delaware law does not have a similar bonding requirement.

Fair Price Provisions

        There are no "fair price" or similar provisions in either Point.360's or DG FastChannel's articles or certificate of incorporation or bylaws.

INFORMATION CONCERNING DIRECTORS AND
EXECUTIVE OFFICERS OF DG FASTCHANNEL

        Information regarding the business and background of our executive officers and directors, executive compensation and certain relationships and related transactions is contained in Amendment No. 1 to DG FastChannel's Annual Report on Form 10-K for the year ended December 31, 2006, as filed on April 27, 2007, and attached as Annex I to this prospectus.

ADDITIONAL INFORMATION

Legal Matters

        Gardere Wynne Sewell LLP, counsel to DG FastChannel, has passed upon the validity of the DG FastChannel common stock to be issued in connection with the offer and the merger. Latham & Watkins LLP, counsel to DG FastChannel, and Troy & Gould PC, counsel to Point.360, are expected to render opinions concerning the federal income tax consequences of the merger.

Experts

        The consolidated financial statements and schedule of DG FastChannel, Inc. and subsidiaries (f/k/a Digital Generation Systems, Inc.) as of December 31, 2006 and 2005, and for each of the years in the three-year period ended December 31, 2006 have been included herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

        The financial statements of Point.360's ADS business as of December 31, 2006, and for each of the three years in the period ended December 31, 2006 have been included herein in reliance upon the report of Singer Lewark Greenbaum & Goldstein LLP, independent auditors, as set forth in their report thereon appearing elsewhere in this document and upon the authority of said firm as experts in accounting and auditing.

        The financial statements of Pathfire, Inc. as of December 31, 2006, and for each of the two years in the period ended December 31, 2006 have been included herein in reliance upon the report of Habif, Arogeti & Wynne, LLP, independent auditors, as set forth in their report thereon appearing in our Form 8-K incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

Where You Can Find Additional Information

        DG FastChannel and Point.360 file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or information that the companies file at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information. DG FastChannel's and Point.360's SEC filings are also available to the public from commercial document retrieval services and at the Internet website maintained by the SEC at http://www.sec.gov.

        DG FastChannel filed the registration statement on Form S-4 to register with the SEC the shares of DG FastChannel common stock to be issued to Point.360 stockholders in the offer and the merger. This prospectus is a part of that registration statement and constitutes a prospectus of DG FastChannel. DG FastChannel also filed with the SEC, on the same day as it commenced the offer, a tender offer statement on Schedule TO pursuant to the Exchange Act in connection with the offer. You may obtain copies of the Form S-4 and the Schedule TO (and any amendments to those documents) in the manner described above. Point.360 filed with the SEC a solicitation/recommendation statement on Schedule 14D-9 regarding the offer. A copy of Point.360's recommendation statement on

Schedule 14D-9 was enclosed in the initial mailing of this prospectus. You may also obtain a copy of the Schedule 14D-9 (and any amendments to that document) in the manner described above.

        As allowed by SEC rules, this prospectus does not contain all the information you can find in the DG FastChannel registration statement or the exhibits to the registration statement. The SEC allows DG FastChannel to "incorporate by reference" information into this prospectus, which means that DG FastChannel can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be a part of this prospectus, except for any information that is superseded by information that is included directly in this document. This prospectus incorporates by reference the documents set forth below that DG FastChannel has previously filed with the SEC. These documents contain important information about DG FastChannel and its financial condition.

DG FastChannel SEC Filings (File No. 0-27644)	Period
Current Reports on Forms 8-K and 8-K/A (other than any disclosure furnished, but not filed, pursuant to Item 2.02 or Item 7.01 of Form 8-K)	Filed on June 8, May 10, May 8, April 25, April 16, April 13 and March 26, 2007

        DG FastChannel has supplied all information contained or incorporated by reference in this prospectus relating to DG FastChannel. Point.360 has supplied all information contained in this prospectus relating to Point.360.

        You can obtain any of the documents incorporated by reference through DG FastChannel, the SEC or the SEC's Internet web site as described above. Documents incorporated by reference are available from DG FastChannel without charge, excluding all exhibits unless DG FastChannel has specifically incorporated by reference an exhibit in this prospectus. Stockholders may obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from DG FastChannel at the following addresses:

  DG FastChannel, Inc.
  Attention: Investor Relations
  750 W. John Carpenter Freeway, Suite 700
  Irving, Texas 75039
  (972) 581-2000

        If you would like to request documents from us, please do so by Monday, July 30, 2007 to receive them before the expiration of the exchange offer. If you request any incorporated documents from DG FastChannel, DG FastChannel will mail them to you by first-class mail, or other equally prompt means, within one business day of receipt of your request.

        You should rely only on the information contained or incorporated by reference in this prospectus to make your decision regarding the tender of shares. DG FastChannel and Point.360 have not authorized anyone to provide you with information that is different from what is contained in this prospectus. This prospectus is dated June 8, 2007, as amended on June 27, 2007 and July 11, 2007, and was mailed to stockholders, as amended, on July 11, 2007. You should not assume that the information contained in the prospectus is accurate as of any date other than that date, and neither the mailing of this prospectus to the stockholders nor the issuance of DG FastChannel shares in the offer or the merger shall create any implication to the contrary.

Miscellaneous

        The offer is being made solely by this prospectus and the related letter of transmittal and is being made to holders of all outstanding shares of Point.360 common stock. We are not aware of any jurisdiction where the making of the offer is prohibited by any administrative or judicial action or pursuant to any valid state statute. If we become aware of any valid state statute prohibiting the making of the offer or the acceptance of shares pursuant thereto, we will make a good faith effort to comply with any such state statute. If, after making a good faith effort, we cannot comply with that state statute, the offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares in that state. In any jurisdiction where the securities, blue sky or other laws require the offer to be made by a licensed broker or dealer, the offer shall be deemed to be made on our behalf by one or more registered brokers or dealers licensed under the laws of that jurisdiction. No person has been authorized to give any information or make any representation on behalf of DG FastChannel not contained in this prospectus or in the letter of transmittal, and if given or made, such information or representation must not be relied upon as having been authorized.

UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL INFORMATION

        Under the terms of the merger agreement, the holders of Point.360 common stock will receive up to 2,000,000 shares of DG FastChannel common stock and as a result, after the Offer and the merger, holders of Point.360 common stock immediately prior to the Offer and the merger will own approximately 11% of the combined company and the holders of DG FastChannel common stock immediately prior to the Offer and the merger will collectively own approximately 89% of the combined company.

        DG FastChannel will be the parent of Point.360, and will be the surviving registrant in the merger. On the date of the merger, the assets and liabilities of Point.360 will be recorded at their estimated fair values.

        In accordance with Rule 11-02 of Regulation S-X, the accompanying pro forma financial information does not include discontinued operations. Accordingly, the financial information of Point.360 only reflects its advertising distribution business which is proposed to be acquired by DG FastChannel pursuant to the merger agreement. The financial results of Point.360's non-advertising distribution business, which is proposed to be contributed to New 360 and spun-off immediately prior to consummating the Offer, is not contained in the pro forma financial statements.

        The combined company unaudited pro forma condensed consolidated balance sheet as of March 31, 2007 is derived from the unaudited financial statements of DG FastChannel, Point.360 and Pathfire and gives effect to (i) the merger, (ii) the acquisition of Pathfire, and (iii) the pro forma adjustments as if the transactions had occurred on March 31, 2007.

        The combined company unaudited pro forma condensed consolidated statement of operations for the three months ended March 31, 2007 is derived from the unaudited financial statements of DG FastChannel, Point.360 and Pathfire and gives effect to (i) the merger, (ii) the acquisition of Pathfire, and (iii) the pro forma adjustments as if the transactions had occurred on January 1, 2007.

        The combined company unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2006 is derived from the audited financial statements of DG FastChannel, Point.360 and Pathfire and gives effect to (i) the merger, (ii) the acquisition of Pathfire, and (iii) the pro forma adjustments as if the transactions had occurred on January 1, 2006.

        The combined company unaudited pro forma condensed consolidated balance sheet and statements of operations do not purport to represent what the financial position or results of operations actually would have been if the merger and the Pathfire acquisition had occurred as of such dates, or what such results will be for any future periods.

        The combined company unaudited pro forma condensed consolidated financial information is derived from the historical financial statements of DG FastChannel, Point.360, and Pathfire and the assumptions and adjustments described in the accompanying notes. The pro forma adjustments are based on preliminary estimates and assumptions that DG FastChannel believes are reasonable under the circumstances. The preliminary allocations of the estimated purchase prices to the assets and liabilities of Point.360 and Pathfire reflects the assumption that the historical carrying amounts of assets and liabilities approximate their fair market values except for certain purchased intangible assets which have been included at their estimated fair values. The actual allocation of the purchase price may differ from that reflected in the combined company unaudited pro forma condensed consolidated financial statements after a more extensive review of the fair value of the assets and liabilities is completed. The combined company unaudited pro forma financial information should be read in conjunction with the historical financial statements and the accompanying notes thereto of DG FastChannel, Point.360, and Pathfire appearing elsewhere in the registration statement or incorporated by reference. The combined company unaudited pro forma condensed combined financial information does not reflect any cost savings, restructuring charges or other economic efficiencies nor debt refinancing which may result from the merger and the acquisition.

COMBINED COMPANY UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED BALANCE SHEET
MARCH 31, 2007

	Historical DG FastChannel	Historical Point.360	Historical Pathfire	Subtotal	Pro Forma Adjustments		Pro Forma Combined
Cash	$24,574	$—	$1,740	$26,314	$(16,314	)(1)	$10,000
Accounts receivable, net	16,322	4,421	2,567	23,310	(280	)(8)	23,030
Inventory	—	195	46	241	—		241
Deferred Income taxes	2,129	244	—	2,373	—		2,373
Other current assets	1,370	51	323	1,744	—		1,744
Assets held for sale from discontinued operations	267	—	—	267	—		267

Total current assets	44,662	4,911	4,676	54,249	(16,594)		37,655
Property and equipment, net	11,837	1,167	3,271	16,275	—		16,275
Long term investments	5,773	13,298	—	19,071	(19,071	)(4)	—
Goodwill	65,194	23,736	—	88,930	22,412	(2),(7)	111,342
Deferred income taxes, net	8,949	249	—	9,198	162	(5)	9,360
Intangible assets, net	34,525	—	—	34,525	28,000	(2)	62,525
Other noncurrent assets	914	209	1,480	2,603	—		2,603
Noncurrent assets held for sale from discontinued operations	1,755	—	—	1,755	—		1,755

Total assets	$173,609	$43,570	$9,427	$226,606	$14,909		$241,515

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable and accrued liabilities	$9,018	$1,536	$1,928	$12,482	$(280	)(8)	$12,202
Deferred revenue	1,159	—	2,021	3,180	—		3,180
Current portion of long-term debt and capital leases	4,188	907	2,426	7,521	(907	)(6)	6,614
Obligations of discontinued operations	221	—	—	221	—		221

Total current liabilities	14,586	2,443	6,375	23,404	(1,187)		22,217
Long-term debt and capital leases	14,800	452	2,353	17,605	11,014	(1),(6)	28,619
Other long-term liabilities	—	—	1,453	1,453			1,453
Deferred income taxes	—	—	—	—	11,200	(7)	11,200

Total liabilities	29,386	2,895	10,181	42,462	21,027		63,489
Redeemable convertible preferred stock	—	—	131,933	131,933	(131,933	)(3)	—
Shareholders' equity:
Capital stock	333,983	20,165	5,169	359,317	8,722	(1),(3)	368,039
Accumulated deficit	(189,159)	20,510	(137,856)	(306,505)	117,346	(3)	(189,159)
Treasury stock, at cost	(853)	—	—	(853)	—		(853)
Other comprehensive income	252	—	—	252	(253	)(5)	(1)

Total shareholders' equity	144,223	40,675	(132,687)	52,211	125,815		178,026

Total liabilities, redeemable convertible preferred stock and shareholders' equity	$173,609	$43,570	$9,427	$226,606	$14,909		$241,515

Pro Forma Adjustments

(1)
Records the purchase price for Point.360 and Pathfire, respectively.

(2)
Eliminates historical goodwill and allocates the purchase price as follows:
	Point.360	Pathfire	Total
Tangible net assets	$(2,759)	$(5,554)	$(8,313)
Purchased intangibles	16,000	12,000	28,000
Goodwill	27,273	18,875	46,148

Total purchase price	$40,514	$25,321	$65,835
(3)
Eliminates historical Point.360 and Pathfire equity and redeemable convertible preferred stock in consolidation.

(4)
Eliminates historical Point.360 investment in New 360 and the reclassification of DG FastChannel's historical investment in Point.360.

(5)
Eliminates other comprehensive income and deferred taxes associated with the historical investment in Point.360.

(6)
To refinance Point.360 debt.

(7)
Records net deferred tax liability created as a result of purchase accounting entries.

(8)
Eliminates intercompany payable/receivable.

COMBINED COMPANY UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2007

	Historical
					Pro Forma Adjustments		Pro Forma Combined
	DG FastChannel	Point.360	Pathfire	Subtotal
Revenues:	$19,894	$5,175	$4,267	$29,336	$(25)	(4)	$29,311
Costs and expenses:
Cost of revenues	8,870	2,827	1,969	13,666	—		13,666
Sales and marketing	1,362	304	599	2,265	—		2,265
Research and development	476	—	758	1,234	—		1,234
General and administrative	2,584	970	685	4,239	—		4,239
Depreciation and amortization	2,545	212	612	3,369	700	(1)	4,069

Total costs and expenses	15,837	4,313	4,623	24,773	700		25,473

Income (loss) from operations	4,057	862	(356)	4,563	(725)		3,838
Other (income) expense:
Interest income and other (income) expense, net	(196)	(1)	(29)	(226)	130	(2)	(96)
Interest expense	370	11	176	557	244	(2)	801

Total other expense	174	10	147	331	374		705

Net income (loss) before provision for income taxes from continuing operations	3,883	852	(503)	4,232	(1,099)		3,133
Provision for income taxes	1,551	341	—	1,892	(641)	(3)	1,251

Net income (loss) from continuing operations	2,332	$511	$(503)	$2,340	$(458)		$1,882

Basic net income (loss) per common share from continuing operations	$0.15						$0.11
Diluted net income (loss) per common share from continuing operations	$0.15						$0.10
Basic weighted average common shares outstanding	15,844			15,844	2,000		17,844
Diluted weighted average common shares outstanding	16,148			16,148	2,000		18,148

Pro Forma Adjustments

(1)
Records additional amortization expense related to purchased intangibles based upon an assumed 10 year life.

(2)
Reflects additional interest expense from debt portion of purchase price and reduces interest income for cash portion of purchase price.

(3)
Applies an estimated federal and state combined tax rate of 40% to the additional pro forma expenses and to the operating results of Pathfire.

(4)
Eliminates intercompany transactions.

COMBINED COMPANY UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2006

	Historical
					Pro Forma Adjustments		Pro Forma Combined
	DG FastChannel	Point.360	Pathfire	Subtotal
Revenues:	$68,667	$20,685	$16,225	$105,577	$(969)	(4)	$104,608
Costs and expenses:
Cost of revenues	33,322	12,709	8,103	54,134	(869)	(4)	53,265
Sales and marketing	4,240	1,707	2,332	8,279	—		8,279
Research and development	1,779	—	2,756	4,535	—		4,535
General and administrative	10,462	4,275	3,883	18,620	—		18,620
Depreciation and amortization	8,563	887	2,517	11,967	2,800	(1)	14,767

Total costs and expenses	58,366	19,578	19,591	97,535	1,931		99,466

Income (loss) from operations	10,301	1,107	(3,366)	8,042	(2,900)		5,142
Other (income) expense:
Reduction in fair value of long-term investments	4,758	—	—	4,758	—		4,758
Interest income and other (income) expense, net	(58)	(16)	(82)	(156)	35	(2)	(121)
Interest expense	2,844	201	718	3,763	2,444	(2)	6,207

Total other (income) expense	7,544	185	636	8,365	2,479		10,844

Net income (loss) before provision for income taxes from continuing operations	2,757	922	(4,002)	(323)	(5,379)		(5,702)
Provision (benefit) for income taxes	2,378	532	—	2,910	(3,752)	(3)	(842)

Net income (loss) from continuing operations	379	390	(4,002)	(3,233)	(1,627)		(4,860)

Basic net income (loss) per common share from continuing operations	$0.04						$(0.39)
Diluted net income (loss) per common share from continuing operations	$0.04						$(0.39)
Basic weighted average common shares outstanding	10,568			10,568	2,000		12,568
Diluted weighted average common shares outstanding	10,568			10,568	2,000		12,568

Pro Forma Adjustments

(1)
Records additional amortization expense related to purchased intangibles based on an assumed 10 year life.

(2)
Reflects additional interest expense from debt portion of purchase price and reduces interest income for cash portion of purchase price.

(3)
Applies an estimated federal and state combined tax rate of 40% to the additional pro forma expenses and to the operating results of Pathfire.

(4)
Eliminates intercompany transactions.

ANNEX A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

by and among

DG FASTCHANNEL, INC.
(the "Purchaser"),

POINT.360
(the "Company")

and

NEW 360
(the "PPB Sub")

Dated as of April 16, 2007

ANNEX
Annex I	Conditions to the Offer
EXHIBITS
Exhibit A	Contribution Agreement
Exhibit B	Form of Rule 145 Affiliate Letter
Exhibit C	Form of Noncompetition Agreement
Exhibit D	Form of Post Production Services Agreement
Exhibit E	Form of Working Capital Reconciliation Agreement
Exhibit F	Form of Indemnification and Tax Matters Agreement
Exhibit G	Form of Officer Confidentiality Agreement
COMPANY DISCLOSURE SCHEDULE
Section 3.1(a)	Foreign Jurisdictions
Section 3.2(b)	Company Stock Rights
Section 3.5	Consents
Section 3.8	Absence of Certain Changes
Section 3.10	Litigation
Section 3.11	Employee Benefit Plans
Section 3.13	Material Contracts
Section 3.14	Title to Properties
Section 3.15	Intellectual Property
Section 3.22	Environmental
Section 3.23	Brokers/Transaction Expenses
Section 3.26	Unaudited Income Statement
Section 5.1	Interim Operations
Section 6.6(c)	D&O Insurance
Section 7.1(g)	Litigation Matters
Section 9.5	ADS Customers

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

        This AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this "Agreement"), is dated as of April 16, 2007, by and among DG FastChannel, Inc., a Delaware corporation (the "Purchaser"), POINT.360, a California corporation (the "Company"), and NEW 360, a California corporation and a wholly-owned subsidiary of the Company (the "PPB Sub"). Capitalized terms used herein have the meanings assigned to them in Section 9.5 or elsewhere in this Agreement as described in Section 9.6.

        WHEREAS, the respective Boards of Directors of the Purchaser and the Company have approved, and deem it advisable and in the best interests of their respective shareholders to consummate, the acquisition of the Company by the Purchaser upon the terms and subject to the conditions set forth herein;

        WHEREAS, in furtherance thereof and pursuant to this Agreement, the Purchaser has agreed to commence an exchange offer (as it may be amended from time to time as permitted by this Agreement, the "Offer") to acquire all of the common stock, no par value per share, of the Company (the "Company Common Stock") issued and outstanding, including the associated preferred share purchase rights (the "Company Rights") issued pursuant to the Amended and Restated Rights Agreement, dated as of November 17, 2004, between the Company and American Stock Transfer and Trust Company, as Rights Agent (the "Company Rights Agreement") (which Company Rights together with the Company Common Stock are hereinafter referred to as the "Shares"), in which Offer each Share validly tendered and not properly withdrawn would be exchanged for a number of shares of common stock, par value $0.001 per share, of the Purchaser (the "Purchaser Common Stock") equal to the quotient obtained by dividing (x) 2,000,000 by (y) the number of Shares (excluding Shares owned directly or indirectly by the Purchaser or the Company) issued and outstanding immediately prior to the consummation of the Offer (such amount of shares, or any greater amount of shares, of Purchaser Common Stock paid per Share pursuant to the Offer, the "Offer Consideration", which would equal 0.2252 assuming 8,882,882 Shares (excluding Shares owned directly or indirectly by the Purchaser or the Company) are issued and outstanding immediately prior to the consummation of the Offer);

        WHEREAS, the Board of Directors of the Company (the "Company Board of Directors") has, on the terms and subject to the conditions set forth herein, (i) approved the Offer and (ii) adopted this Agreement, and is recommending that the Company's shareholders accept the Offer, tender their Shares to the Purchaser and approve this Agreement;

        WHEREAS, the respective Boards of Directors of the Purchaser and the Company have approved the merger of the Company with and into the Purchaser with the Purchaser as the survivor, as set forth below (the "Merger" and, together with the Offer and the other transactions contemplated by this Agreement, the "Transactions"), in accordance with the General Corporation Law of the State of California (the "CGCL") and the General Corporation Law of the State of Delaware (the "DGCL"), and upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding Share not owned directly or indirectly by the Purchaser or the Company will be converted into the right to receive the Offer Consideration;

        WHEREAS, as a condition of and inducement to the Purchaser's willingness to enter into this Agreement, simultaneously with the execution of this Agreement, Haig S. Bagerdjian is entering into a support agreement with the Purchaser (the "Support Agreement"), pursuant to which, among other things, Mr. Bagerdjian has agreed to validly tender and not withdraw pursuant to the Offer all of the Shares beneficially owned by him, net of shares, if any, sold by Mr. Bagerdjian upon the exercise of Company Options to pay the exercise price of such options and net of shares, if any, withheld by the Company to satisfy withholding obligations upon the exercise of such options;

        WHEREAS, as a condition of and inducement to the Purchaser's willingness to enter into this Agreement, simultaneously with the execution of this Agreement, the Company is entering into a media distribution service agreement with the Purchaser (the "Media Distribution Service Agreement");

        WHEREAS, on the Acceptance Date, the Company shall contribute (the "Contribution") all of the Excluded Assets owned, licensed or leased by the Company to the PPB Sub, and the PPB Sub shall assume all of the Assumed Liabilities, in each case in accordance with that certain contribution agreement, dated as of the date hereof, among the PPB Sub, the Purchaser and the Company attached hereto as Exhibit A (the "Contribution Agreement");

        WHEREAS, immediately following the Contribution but prior to the consummation of the Offer, the Company shall distribute (the "Spin-Off") to its shareholders (other than the Purchaser) pro rata all of the capital stock then outstanding of the PPB Sub;

        WHEREAS, following the consummation of the Merger on the Closing Date, the PPB Sub shall change its name to "Point.360";

        WHEREAS, as a condition of and inducement to the Company's willingness to enter into this Agreement, the Purchaser has agreed to enter into the Post Production Services Agreement on the Acceptance Date;

        WHEREAS, for federal income tax purposes, the Offer and the Merger are intended to qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and this Agreement is intended to constitute a plan of reorganization; and

        WHEREAS, the parties hereto desire to (i) make certain representations and warranties, (ii) enter into certain covenants and agreements in connection with the Offer and the Merger and (iii) prescribe various conditions to the Offer and the Merger.

        NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

ARTICLE I

THE OFFER AND MERGER

        Section 1.1    The Offer.     (a) Provided that (i) this Agreement shall not have been terminated in accordance with Section 8.1, (ii) none of the events set forth in Annex I (other than paragraphs (f) and (i)) shall have occurred and be continuing and (iii) the Company shall have complied with its applicable obligations under Section 1.2, as promptly as practicable after the effectiveness of the Form 10, and in any event, within five (5) business days thereafter, the Purchaser shall commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act")) the Offer, subject to (i) there being validly tendered in the Offer (in the aggregate) and not withdrawn prior to the expiration of the Offer that number of Shares which, together with the Shares then beneficially owned by the Purchaser, represents at least a majority of the Shares outstanding on a fully diluted basis and no less than a majority of the voting power of the outstanding shares of capital stock of the Company entitled to vote in the election of directors or (if a greater majority) upon the adoption of this Agreement (collectively, the "Minimum Condition") and (ii) the satisfaction or waiver of the other conditions and requirements set forth in Annex I. Subject to the prior satisfaction or waiver by the Purchaser of the Minimum Condition and the other conditions and requirements set forth in Annex I, the Purchaser shall consummate the Offer in accordance with its terms and accept for exchange, and exchange the Offer Consideration for, all Shares tendered pursuant to the Offer as soon as practicable after the Purchaser is legally permitted to do so under applicable law; provided, however, that the initial expiration date of the Offer shall be the date that is twenty (20) business days following the commencement of the Offer (the "Initial Expiration Date"). The obligation of the Purchaser to accept for exchange, and to exchange the Offer Consideration for, any Shares validly tendered on or prior to the expiration of the Offer and not withdrawn shall be subject to the Minimum Condition and the other conditions and requirements set forth in Annex I. The Offer shall be made by means of an offer to exchange (the "Offer to Exchange") that contains the terms set forth in this Agreement, the Minimum Condition and the other conditions and requirements set forth in Annex I. The Purchaser shall not decrease the Offer Consideration, change the form of consideration payable in the Offer or reduce the maximum number of Shares to be purchased in the Offer without the prior written consent of the Company. For the avoidance of doubt: (x) if on the Initial Expiration Date (as it may be extended), all conditions to the Offer shall not have been satisfied or waived, the Purchaser may, from time to time, in its sole discretion, extend the Initial Expiration Date, for such period as the Purchaser may determine, (y) the Purchaser may, in its sole discretion, provide a "subsequent offering period" in accordance with Rule 14d-11 under the Exchange Act and (z) the Purchaser may, in its sole discretion, extend the Offer for any reason on one or more occasions for an aggregate period of not more than ten (10) business days beyond the latest expiration date of the Offer that would otherwise be permitted under clause (x) of this sentence if, on such expiration date, there have not been tendered (and not withdrawn) at least ninety percent (90%) of the outstanding Shares on a fully diluted basis. The Purchaser may (i) increase the Offer Consideration and extend the Offer to the extent required by applicable law in connection with such increase and (ii) extend the Offer to the extent otherwise required by applicable law, in each case in its sole discretion and without the Company's consent. The Purchaser shall not terminate the Offer prior to any scheduled expiration date (as the same may be extended or required to be extended) without the written consent of the Company, except in the event that this Agreement is terminated pursuant to Section 8.1. If the Offer is terminated or withdrawn by the Purchaser, or this Agreement is terminated prior to the exchange of Shares in the Offer, the Purchaser shall promptly return, and shall cause any depository or exchange agent, including the Exchange Agent, acting on behalf of the Purchaser, to return all tendered Shares to the registered holders thereof.

        (b)   Notwithstanding anything to the contrary contained in this Article I, no certificates or scrip representing fractional shares of Purchaser Common Stock shall be issued upon the surrender for exchange of the Shares pursuant to the Offer, no dividends or other distributions with respect to the Purchaser Common Stock shall be payable on or with respect to any such fractional share interest and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a shareholder of the Purchaser. In lieu of any such fractional shares, each tendering shareholder who would otherwise be entitled to a fractional share of Purchaser Common Stock (after aggregating all fractional shares of Purchaser Common Stock that otherwise would have been received by such shareholder) shall, upon surrender of his or her Certificate or Certificates, be entitled to receive an amount of cash (without interest) determined by multiplying (i) the closing price of a share of Purchaser Common Stock as reported on the Nasdaq Global Market (the "Nasdaq") on the Acceptance Date by (ii) the fractional share interest to which such shareholder would otherwise be entitled. The parties acknowledge that payment of the cash consideration in lieu of issuing fractional shares was not separately bargained for consideration, but merely represents a mechanical rounding off for purposes of simplifying the corporate and accounting complexities that would otherwise be caused by the issuance of fractional shares.

        (c)   As soon as practicable on the date the Offer is commenced, the Purchaser shall (i) file with the Securities and Exchange Commission (the "SEC"), pursuant to Regulation M-A under the Exchange Act ("Regulation M-A"), a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments, supplements and exhibits thereto, the "Schedule TO") and (ii) file with the SEC a registration statement on Form S-4 to register, under the Securities Act, the offer and sale of the Purchaser Common Stock pursuant to the Offer and the Merger (together with all amendments, supplements and exhibits thereto, the "Registration Statement"). The Registration Statement shall include a preliminary prospectus (the "Prospectus") containing the information required under Rule 14d-4(b) promulgated under the Exchange Act. The Schedule TO shall include the summary term sheet required under Regulation M-A and, as exhibits, the Offer to Exchange and a form of letter of transmittal and summary advertisement (collectively with the Prospectus, and together with any amendments and supplements thereto and to the Prospectus, the "Offer Documents"). The Purchaser shall cause the Offer Documents to be disseminated to the holders of the Shares as and to the extent required by applicable federal securities laws. The Company shall provide the Purchaser with all information concerning the Company and its directors, officers and affiliates as shall be required to be included in the Offer Documents and the Registration Statement. The Company and its counsel shall be given a reasonable opportunity to review the Registration Statement and the Offer Documents before they are filed with the SEC, and the Purchaser shall give due consideration to all reasonable additions, deletions or changes suggested thereto by the Company and its counsel. In addition, the Purchaser shall provide the Company and its counsel with copies of any written comments, and shall inform them of any oral comments, that the Purchaser or its counsel may receive from time to time from the SEC or its staff with respect to the Registration Statement or the Offer Documents promptly after receipt of such comments, and any written or oral responses thereto. The Company and its counsel shall be given a reasonable opportunity to review any such written responses, and the Purchaser shall give due consideration to all reasonable additions, deletions or changes suggested thereto by the Company and its counsel. No amendment or supplement to the Offer Documents shall be made by the Purchaser without providing the Company and its counsel a reasonable opportunity to review any such amendment or supplement, and the Purchaser shall give due consideration to all reasonable additions, deletions or changes suggested thereto by the Company and its counsel.

        (d)   The Purchaser shall use its reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after the filing thereof with the SEC and to keep the Registration Statement effective as long as is necessary to complete the Offer and the Merger. Notwithstanding any other provision herein to the contrary, no amendment or supplement to the Registration Statement will be made by the Purchaser without the approval of the Company, which will not be unreasonably withheld, conditioned or delayed; provided, that with respect to documents filed by the Purchaser which are incorporated by reference in the Registration Statement, this right of approval shall apply only with respect to information relating to this Agreement, the Transactions or the Company or its business, financial condition or results of operations. The Purchaser shall take any action (other than qualifying to do business in any jurisdiction in which it is now not so qualified) reasonably required to be taken under applicable state securities or Blue Sky laws in connection with the issuance of the Purchaser Common Stock in the Offer and the Merger. The Purchaser will advise the Company, promptly after it receives notice thereof, of the time when the Registration Statement is declared effective, the issuance of any stop order, the suspension of the qualification of the Purchaser Common Stock issuable in connection with the Offer or the Merger for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Registration Statement. Following the time the Registration Statement is declared effective, the Purchaser shall file the final prospectus included therein under Rule 424(b) promulgated pursuant to the Securities Act.

        (e)   If, at any time prior to the Effective Time, the Company or the Purchaser discovers any information relating to either party, or any of their respective affiliates, officers or directors, that should be set forth in an amendment or a supplement to any of the Registration Statement, the Offer Documents or the Schedule 14D-9, as the case may be, so that such documents would not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, the party that discovers that information shall promptly notify the other party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to holders of the Shares, in each case as and to the extent required by applicable federal securities laws.

        (f)    The Company agrees that no Shares held by the Company or any of its Subsidiaries will be tendered to the Purchaser pursuant to the Offer. The Company hereby consents to the inclusion in the Offer Documents of the recommendation of the Company Board of Directors referred to in clause (iii) of Section 3.4

        (g)   Notwithstanding anything herein to the contrary, the Purchaser, the Company or the Exchange Agent may withhold the Offer Consideration as it reasonably deems necessary to satisfy its withholding obligations under applicable law, and the withholding of any such Offer Consideration for such purpose shall be treated as the payment thereof to the Person from whom such amount was withheld for purposes of determining whether such Person received amounts to which such Person is entitled hereunder.

        Section 1.2    Company Actions.     (a) Contemporaneous with the filing of the Schedule TO and the Registration Statement, the Company shall, in a manner that complies with Rule 14d-9 under the Exchange Act, file with the SEC a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (together with all amendments, supplements and exhibits thereto, the "Schedule 14D-9") that shall contain the recommendation referred to in clause (iii) of Section 3.4. The Company shall cause the Schedule 14D-9 to be disseminated to the holders of the Shares as and to the extent required by applicable federal securities laws. The Purchaser shall provide the Company with all information concerning the Purchaser and its directors, officers and affiliates as shall be required to be included in the Schedule 14D-9. The Company, on the one hand, and the Purchaser, on the other hand, agrees to promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect or as otherwise required by applicable law. The Company further agrees to take all steps necessary to cause the Schedule 14D-9, as so corrected (if applicable), to be filed with the SEC and disseminated to holders of the Shares, in each case as and to the extent required by applicable federal securities laws. The Purchaser and its counsel shall be given a reasonable opportunity to review the Schedule 14D-9 before it is filed with the SEC, and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by the Purchaser and its counsel. In addition, the Company shall provide the Purchaser and its counsel with copies of any written comments, and shall inform them of any oral comments, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after the Company's receipt of such comments, and any written or oral responses thereto. The Purchaser and its counsel shall be given a reasonable opportunity to review any such written responses, and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by the Purchaser and its counsel. No amendment or supplement to the Schedule 14D-9 shall be made by the Company without providing the Purchaser and its counsel a reasonable opportunity to review any such amendment or supplement, and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by the Purchaser and its counsel.

        (b)   In connection with the Offer, the Company shall promptly furnish or cause its transfer agent to furnish to the Purchaser mailing labels, security position listings of Shares held in stock depositories and any available listing or computer files containing the names and addresses of the record holders of the Shares as of the most recent practicable date, and shall promptly furnish the Purchaser with such information and assistance (including, but not limited to, lists of record holders and beneficial owners of the Shares, updated promptly from time to time upon the Purchaser's request, and their addresses, mailing labels and lists of security positions) as the Purchaser or its agent may reasonably request for the purpose of communicating the Offer to the record and beneficial holders of the Shares. Except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer, the Merger and the other Transactions, the Purchaser shall hold in confidence the information contained in any such labels, listings and files, shall use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, shall promptly deliver to the Company all copies of such information.

        Section 1.3    Directors.     (a) Promptly upon the acceptance of any Shares for exchange pursuant to the Offer which, together with the Shares then beneficially owned by the Purchaser, represent at least a majority of the Shares outstanding on a fully diluted basis and at all times thereafter, the Purchaser shall be entitled to elect or designate such number of directors, rounded up to the next whole number, on the Company Board of Directors as is equal to the product of the total number of directors on the Company Board of Directors (giving effect to the directors elected or designated by the Purchaser pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by the Purchaser and any of its affiliates bears to the total number of Shares then outstanding. The Company shall, upon the Purchaser's request at any time following the acceptance of any Shares for exchange pursuant to the Offer, take such actions, including but not limited to promptly filling vacancies or newly-created directorships on the Company Board of Directors, promptly increasing the size of the Company Board of Directors (including by amending the Company Bylaws if necessary so as to increase the size of the Company Board of Directors) and/or promptly securing the resignations of such number of its incumbent directors as are necessary or desirable to enable the Purchaser's designees to be so elected or designated to the Company Board of Directors, and shall use its best efforts to cause the Purchaser's designees to be so elected or designated at such time. The Company shall, upon the Purchaser's request following the acceptance of any Shares for exchange pursuant to the Offer, also cause Persons elected or designated by the Purchaser to constitute the same percentage (rounded up to the next whole number) as is on the Company Board of Directors of (i) each committee of the Company Board of Directors, (ii) each board of directors (or similar body) of each Company Subsidiary and (iii) each committee (or similar body) of each such board, in each case only to the extent permitted by applicable law and the Marketplace Rules of the Nasdaq. Upon consummation of the Offer, the Company shall take all action necessary to elect to be treated as a "controlled company" as defined by Nasdaq Marketplace Rule 4350(c) and make all necessary filings and disclosures associated with such status. The Company's obligations under this Section 1.3(a) shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly upon execution of this Agreement take all actions required pursuant to Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 1.3(a), including mailing to shareholders (together with the Schedule 14D-9) the information required by Section 14(f) and Rule 14f-1 as is necessary to enable the Purchaser's designees to be elected or designated to the Company Board of Directors. The Purchaser shall provide the Company with information with respect to the Purchaser's designees and the Purchaser's officers, directors and affiliates to the extent required by Section 14(f) and Rule 14f-1. The provisions of this Section 1.3(a) are in addition to and shall not limit any rights that the Purchaser or any of its affiliates may have as a holder or beneficial owner of Shares as a matter of applicable law with respect to the election of directors or otherwise.

        (b)   In the event that the Purchaser's designees are elected or designated to the Company Board of Directors pursuant to Section 1.3(a), then, until the Effective Time, the Company shall cause the Company Board of Directors to maintain two (2) directors who are members of the Company Board of Directors on the date hereof, each of whom shall be an "independent director" as defined by Rule 4200(a)(15) of the Nasdaq Marketplace Rules and eligible to serve on the Company's audit committee under the Exchange Act and Nasdaq rules and, at least one of whom shall be an "audit committee financial expert" as defined in Item 401(h) of Regulation S-K and the instructions thereto (the "Continuing Directors"); provided, however, that if any Continuing Director is unable to serve due to death, disability or resignation, the remaining Continuing Director(s) shall be entitled to elect or designate another Person (or Persons) to fill such vacancy, and such Person (or Persons) shall be deemed to be a Continuing Director for all purposes of this Agreement. If no Continuing Director then remains, the other directors shall designate two (2) Persons to fill such vacancies and such Persons shall be deemed Continuing Directors for all purposes of this Agreement. Notwithstanding anything in this Agreement to the contrary, if the Purchaser's designees constitute a majority of the Company Board of Directors after the acceptance of any Shares for exchange pursuant to the Offer and prior to the Effective Time, then the affirmative vote of a majority of the Continuing Directors shall (in addition to the approval rights of the Company Board of Directors or the shareholders of the Company as may be required by the Restated Articles of Incorporation of the Company (as amended, the "Company Articles"), the bylaws of the Company (as amended, the "Company Bylaws", and together with the Company Articles, the "Company Governing Documents") or applicable law) be required (i) for the Company to amend or terminate this Agreement, (ii) to exercise or waive any of the Company's rights, benefits or remedies hereunder, if such action would materially and adversely affect the holders of the Shares (other than the Purchaser), (iii) to amend the Company Governing Documents if such action would materially and adversely affect the holders of the Shares (other than the Purchaser) or (iv) to take any other action of the Company Board of Directors under or in connection with this Agreement if such action would materially and adversely affect the holders of the Shares (other than the Purchaser); provided, however, that if there shall be no Continuing Directors as a result of such Persons' deaths, disabilities or refusal to serve, then such actions may be effected by majority vote of the entire Company Board of Directors.

        Section 1.4    Offer Exchange Fund; Distributions on Shares of Purchaser Common Stock.     (a) The Purchaser shall designate a bank or trust company to act as agent for the holders of the Shares in connection with the Offer and the Merger (the "Exchange Agent") and to receive the consideration to which the holders of the Shares shall become entitled pursuant to Section 1.1 and Section 2.1. Prior to the Acceptance Date, the Purchaser shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of the Shares, for exchange in accordance with the terms of the Offer set forth in this Article I, (i) certificates representing the shares of Purchaser Common Stock issuable to such holders in the Offer and (ii) any cash in lieu of fractional shares of Purchaser Common Stock to be paid pursuant to Section 1.1(b) (such cash and certificates for shares of Purchaser Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as, the "Offer Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions, make cash payments and deliver the shares of Purchaser Common Stock contemplated to be issued pursuant to Section 1.1 out of the Offer Exchange Fund. Any cash and shares of Purchaser Common Stock remaining in the Offer Exchange Fund seven (7) business days following the Acceptance Date shall be returned to the Purchaser, which shall thereafter be responsible to make payments to the holders of the Shares that have validly tendered their Shares pursuant to the Offer.

        (b)   For purposes of determining entitlement to dividends or other distributions declared on shares of Purchaser Common Stock, holders of the Shares who have validly tendered and not withdrawn such shares pursuant to the Offer shall be deemed to be record holders of the shares of Purchaser Common Stock as of the Acceptance Date, notwithstanding the fact that certificates representing such shares have not yet been issued or delivered to tendering shareholders (or, if applicable, appropriate book-entries have not yet been made).

        Section 1.5    The Merger.     (a) Subject to the terms and conditions of this Agreement, and in accordance with the CGCL and the DGCL, at the Effective Time, the Company and the Purchaser shall consummate the Merger pursuant to which (i) the Company shall be merged with and into the Purchaser and the separate corporate existence of the Company shall thereupon cease, (ii) the Purchaser shall be the surviving corporation in the Merger and shall continue to be governed by the applicable laws of the State of Delaware and (iii) the separate corporate existence of the Purchaser with all its property, rights, privileges, powers and franchises shall continue unaffected by the Merger. The corporation surviving the Merger is sometimes hereinafter referred to as the "Surviving Corporation." The Merger shall have the effects set forth in Section 1107 of the CGCL and Section 259 of the DGCL.

        (b)   The Purchaser and the Surviving Corporation shall take all necessary action such that (i) the certificate of incorporation of the Purchaser as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law and (ii) the bylaws of the Purchaser as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

        Section 1.6    Effective Time.     The Purchaser and the Company shall cause appropriate articles of merger or other appropriate documents (the "Articles of Merger") to be executed and filed on the Closing Date (or on such other date as the Purchaser and the Company may agree) with (i) the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and (ii) the Secretary of State of the State of California in accordance with the relevant provisions of the CGCL and shall make all other filings or recordings required under the CGCL or the DGCL. The Merger shall become effective at the time such Articles of Merger have been duly filed with the Secretary of State of the State of Delaware or such date and time as is agreed upon by the parties and specified in the Articles of Merger, such date and time hereinafter referred to as the "Effective Time."

        Section 1.7    Closing.     The closing of the Merger (the "Closing") will take place at 9:00 a.m., New York City time, on a date to be specified by the parties, such date to be no later than the second (2nd) business day after satisfaction or waiver of all of the conditions set forth in Article VII (the "Closing Date"), at the offices of Latham & Watkins LLP, 555 Eleventh Street NW, Suite 1000, Washington, DC unless another date or place is agreed to in writing by the parties hereto.

        Section 1.8    Directors and Officers of the Surviving Corporation.     The directors of the Purchaser immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation, and the officers of the Purchaser immediately prior to the Effective Time, from and after the Effective Time, shall be the officers of the Surviving Corporation, in each case until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation's articles of incorporation and bylaws.

        Section 1.9    Subsequent Actions.     If at any time after the Effective Time the Surviving Corporation shall determine, in its sole discretion, or shall be advised, that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

        Section 1.10    Stockholder Approval.     (a) As promptly as practicable following the Acceptance Date, (i) the Purchaser shall vote, or cause to be voted, all of the Shares then owned by it or any of its Subsidiaries and affiliates (including, without limitation, all Shares acquired pursuant to the Offer), or shall approve an action by written consent, in favor of the approval of the Merger and the adoption of this Agreement and (ii) if required by applicable law in order to consummate the Merger, the Company, acting through the Company Board of Directors, shall, in accordance with applicable law and the Company Governing Documents, in conjunction with the Purchaser, prepare and file with the SEC an information statement pursuant to Regulation 14C under the Exchange Act (the "Information Statement") relating to the Merger and this Agreement and obtain and furnish the information required by the SEC to be included therein and respond promptly to any comments made by the SEC with respect to such preliminary Information Statement and cause a definitive Information Statement to be mailed to its shareholders at the earliest practicable date. The Purchaser shall provide the Company with all information concerning the Purchaser and its directors, officers and affiliates as shall be required to be included in the Information Statement. The Company, on the one hand, and the Purchaser, on the other hand, agrees to promptly correct any information provided by it for use in the Information Statement if and to the extent that it shall have become false or misleading in any material respect or as otherwise required by applicable law. The Company further agrees to take all steps necessary to cause the Information Statement, as so corrected (if applicable), to be filed with the SEC and disseminated to holders of the Shares, in each case as and to the extent required by applicable federal securities laws. The Purchaser and its counsel shall be given a reasonable opportunity to review the Information Statement before it is filed with the SEC, and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by the Purchaser and its counsel. In addition, the Company shall provide the Purchaser and its counsel with copies of any written comments, and shall inform them of any oral comments, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Information Statement promptly after the Company's receipt of such comments, and any written or oral responses thereto. The Purchaser and its counsel shall be given a reasonable opportunity to review any such written responses, and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by the Purchaser and its counsel. No amendment or supplement to the Information Statement shall be made by the Company without providing the Purchaser and its counsel a reasonable opportunity to review any such amendment or supplement, and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by the Purchaser and its counsel.

        (b)   Notwithstanding the foregoing, in the event that the Purchaser shall acquire at least ninety percent (90%) of the outstanding Shares on a fully diluted basis pursuant to the Offer or otherwise in accordance with the provisions hereof, the parties hereto agree, at the request of the Purchaser and subject to Article VII, to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of the shareholders of the Company, in accordance with Section 253 of the DGCL and Section 1110 of the CGCL.

ARTICLE II

CONVERSION OF SECURITIES

        Section 2.1    Conversion of Capital Stock.     As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any securities of the Company or the Purchaser:

        (a)   Purchaser Common Stock. Each issued and outstanding share of Purchaser Common Stock shall remain outstanding and be one fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

        (b)   Cancellation of Treasury Stock and Purchaser-Owned Stock. All Shares that are owned by the Company as treasury stock and any Shares owned by the Purchaser or any wholly-owned Subsidiary of the Purchaser shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

        (c)   Conversion of Shares. Each issued and outstanding Share (other than the Shares to be cancelled in accordance with Section 2.1(b) and other than any Dissenting Shares) shall be converted into the right to receive the Offer Consideration (together with any cash in lieu of fractional shares of Purchaser Common Stock to be paid pursuant to Section 2.2(d)) (collectively, the "Merger Consideration"). From and after the Effective Time, all such Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate in accordance with Section 2.2, without interest thereon.

        Section 2.2    Exchange of Certificates.

        (a)   Merger Exchange Fund. Prior to the Effective Time, the Purchaser shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of the Shares, the aggregate Merger Consideration, including (i) certificates representing the shares of Purchaser Common Stock issuable to such holders in the Merger pursuant to Section 2.1 and (ii) any cash in lieu of fractional shares of Purchaser Common Stock to be paid pursuant to Section 2.2(d) (such cash and certificates for shares of Purchaser Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as, the "Merger Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions, make cash payments and deliver the shares of Purchaser Common Stock contemplated to be issued pursuant to Section 2.1 out of the Merger Exchange Fund.

        (b)   Exchange Procedures. Promptly after the Effective Time, the Purchaser shall instruct the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the "Certificates") and whose Shares were converted pursuant to Section 2.1 into the right to receive the Merger Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as the Purchaser may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by the Purchaser, together with such letter of transmittal, properly completed and duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor (x) a check representing (I) cash in lieu of any fractional shares of Purchaser Common Stock to which such holder is entitled pursuant to Section 2.2(d) and (II) any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(c), and (y) a certificate representing that number of whole shares of Purchaser Common Stock which such holder has the right to receive in respect of each Share formerly represented by such Certificate (after taking into account all Shares then held by such holder), and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any cash in lieu of fractional shares or on any unpaid dividends and distributions payable to holders of Certificates. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition precedent of payment that (x) the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and (y) the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such Tax either has been paid or is not required to be paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by this Section 2.2, without interest thereon.

        (c)   Distributions with Respect to Unexchanged Shares of Purchaser Common Stock. No dividends or other distributions declared or made after the Effective Time with respect to the Purchaser Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Purchaser Common Stock represented thereby, and no cash payment in lieu of any fractional shares shall be paid to any such holder pursuant to Section 2.2(d), unless and until the holder of such Certificate shall surrender such Certificate. Subject to the effect of escheat, Tax or other applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Purchaser Common Stock issued in exchange therefor, without interest, (i) the amount of any cash payable with respect to a fractional share of Purchaser Common Stock to which such holder is entitled pursuant to Section 2.2(d) and the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such whole shares of Purchaser Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Purchaser Common Stock.

        (d)   No Fractional Shares. No certificates or scrip representing fractional shares of Purchaser Common Stock shall be issued upon the surrender for exchange of Certificates pursuant to the Merger, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of the Purchaser. In lieu of any such fractional shares, each shareholder who would otherwise be entitled to a fractional share of Purchaser Common Stock (after aggregating all fractional shares of Purchaser Common Stock that otherwise would have been received by such shareholder) shall, upon surrender of his or her Certificate or Certificates, be entitled to receive an amount of cash (without interest) determined by multiplying (i) the closing price of a share of Purchaser Common Stock as reported on the Nasdaq on the date of the Effective Time by (ii) the fractional share interest to which such shareholder would otherwise be entitled. The parties acknowledge that payment of the cash consideration in lieu of issuing fractional shares was not separately bargained for consideration, but merely represents a mechanical rounding off for purposes of simplifying the corporate and accounting complexities that would otherwise be caused by the issuance of fractional shares.

        (e)   Transfer Books; No Further Ownership Rights in Shares. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of any Shares on the records of the Company. From and after the Effective Time, the holders of Certificates outstanding immediately prior to the Effective Time shall cease to have any rights with respect to the Shares formerly represented thereby, except as otherwise provided for herein or by applicable law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II.

        (f)    Termination of Merger Exchange Fund; No Liability. At any time following six (6) months after the Effective Time, the Surviving Corporation shall be entitled to require the Exchange Agent to deliver to it any consideration (including any interest received with respect thereto) made available to the Exchange Agent and not disbursed (or for which disbursement is pending subject only to the Exchange Agent's routine administrative procedures) to holders of Certificates, and thereafter such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates, without any interest thereon. Notwithstanding the foregoing, neither the Surviving Corporation nor the Exchange Agent shall be liable to any holder of a Certificate for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

        (g)   Withholding Rights. The Purchaser, the Surviving Corporation and the Exchange Agent, as the case may be, shall be entitled to deduct and withhold from the relevant Merger Consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts that the Purchaser, the Surviving Corporation or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, the rules and regulations promulgated thereunder or any provision of applicable state, local or foreign law. To the extent that amounts are so withheld by the Purchaser, the Surviving Corporation or the Exchange Agent, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by the Purchaser, the Surviving Corporation or the Exchange Agent.

        (h)   Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Purchaser or the Surviving Corporation, the posting by such Person of a bond if the fair market value of the Shares formerly represented by such Certificate exceeds $3,000, in such reasonable amount as the Purchaser or the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate (i) a check representing (x) cash in lieu of any fractional shares of Purchaser Common Stock to which such holder is entitled pursuant to Section 2.2(d) and (y) any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(c), and (ii) a certificate representing that number of whole shares of Purchaser Common Stock which such holder has the right to receive in respect of each Share formerly represented by such Certificate (after taking into account all Shares then held by such holder).

        Section 2.3    Dissenting Shares.     (a) Notwithstanding anything in this Agreement to the contrary, any Shares outstanding immediately prior to the Effective Time and held by a holder who is entitled to demand and properly demands appraisal of such Shares ("Dissenting Shares") pursuant to, and who complies in all respects with, Chapter 13 of the CGCL (the "Dissenters Provisions") shall be entitled to payment of the fair value of such Dissenting Shares in accordance with the Dissenters Provisions; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to dissent under the Dissenters Provisions, then the right of such holder to be paid the fair value of such holder's Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for, the right to receive the Merger Consideration.

        (b)   The Company shall serve prompt notice to the Purchaser of any demands received by the Company for dissenter's rights of any Shares, and the Purchaser shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of the Purchaser, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demand, or agree to do any of the foregoing. Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.2(a) to pay for Shares for which dissenter's rights have been perfected shall be returned to the Purchaser upon demand.

        Section 2.4    Top-Up Option.     (a) The Company hereby grants to the Purchaser an irrevocable option (the "Top-Up Option") to purchase that number of Shares (the "Top-Up Option Shares") equal to the lowest number of Shares that, when added to the number of Shares owned by the Purchaser at the time of such exercise, shall constitute one (1) Share more than ninety percent (90%) of the Shares then outstanding, on a fully diluted basis, at a price per Top-Up Option Share equal to the Offer Consideration, payable (at the Purchaser's option) in shares of Purchaser Common Stock or cash in an amount equal to the value of the Offer Consideration; provided, however, that the Top-Up Option shall not be exercisable, unless immediately after such exercise the Purchaser would own more than ninety percent (90%) of the Shares then outstanding, on a fully diluted basis; provided, further, that the Top-Up Option shall not be exercisable to the extent doing so would cause the merger not to qualify as a reorganization within the meaning of Section 368(a) of the Code.

        (b)   The Purchaser may exercise the Top-Up Option, in whole but not in part, at any one time after the occurrence of a Top-Up Exercise Event and prior to the Effective Time. For purposes of this Agreement, a "Top-Up Exercise Event" shall occur if the Purchaser shall have accepted at least a majority of the Shares then outstanding, on a fully diluted basis, for exchange pursuant to the Offer (including, without limitation, any subsequent offering that the Purchaser may elect to extend pursuant to the terms and conditions of this Agreement) but constituting, together with the number of Shares owned by the Purchaser at the time of such acceptance, less than ninety percent (90%) of the Shares then outstanding, on a fully diluted basis.

        (c)   In the event the Purchaser wishes to exercise the Top-Up Option, the Purchaser shall send to the Company a written notice (a "Top-Up Exercise Notice," and the date of which notice is referred to herein as the "Top-Up Notice Date") specifying the denominations of the certificate or certificates evidencing the Top-Up Option Shares which the Purchaser wishes to receive, and the place, time and date for the closing of the purchase and sale of the Top-Up Option Shares pursuant to the Top-Up Option (the "Top-Up Closing"). The Company shall, promptly after receipt of the Top-Up Exercise Notice, deliver a written notice to the Purchaser confirming the number of Top-Up Option Shares and the aggregate purchase price therefore (the "Top-Up Notice Receipt"). At the Top-Up Closing, the Purchaser shall pay the Company the aggregate price required to be paid for the Top-Up Option Shares, by, at the Purchaser's option, (i) delivery of shares of Purchaser Common Stock or (ii) wire transfer of same day funds to a bank account designated by the Company, and the Company shall cause to be issued to the Purchaser a certificate or certificates representing the Top-Up Option Shares. Upon delivery by the Purchaser to the Company of the Top-Up Exercise Notice, and the payment of the consideration described in the immediately preceding sentence, the Purchaser shall be deemed to be the holder of record of the Top-Up Option Shares issuable upon that exercise, notwithstanding that the stock transfer books of the Company shall then be closed or that certificates representing those Top-Up Option Shares shall not then be actually delivered to the Purchaser or the Company shall have failed or refused to designate the bank account described in the immediately preceding sentence.

        (d)   Subject to the terms and conditions hereof, and for so long as this Agreement has not been terminated pursuant to Section 8.1, the Company agrees that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued Shares issuable pursuant to this Agreement so that the Top-Up Option may be exercised without additional authorization of Shares, after giving effect to all other options, warrants, convertible securities and other rights to purchase Shares.

        Section 2.5    Treatment of Company Options, SARs and Restricted Stock.     (a) At or prior to the Closing, the administrator of the Company Stock Plans shall have resolved under the Company Stock Plans (including under Section 7.2(b) of the Company's 1996 Stock Incentive Plan, Section 6.1.2 of the Company's 2000 Nonqualified Stock Option Plan and Section 6.1.2 of the Company's 2005 Equity Incentive Plan) to determine that each unexercised option to purchase Shares ("Company Options") and stock appreciation right ("SAR"), whether settled in cash or Shares, granted pursuant to such Company Stock Plans shall terminate immediately prior to the Effective Time (collectively, the "Canceled Stock Rights") without the payment of consideration to the holders thereof, and the Company will take all necessary and appropriate action to effect the termination of all Canceled Stock Rights (including, but not limited to, the giving of any notice required under any agreement relating to the Canceled Stock Rights), in each case without any Liability to the Company or the Surviving Corporation.

        (b)   Upon the consummation of the Offer each Share subject to restrictions and forfeiture ("Restricted Stock") granted pursuant to the Company Stock Plans will, by its terms and with no action of the Company, be fully vested. The vesting of Restricted Stock shall be net of all applicable withholding Taxes.

        Section 2.6    Affiliates.     Notwithstanding anything to the contrary herein, no shares of Purchaser Common Stock shall be delivered to a Person who may be deemed an "affiliate" of the Company in accordance with Section 6.9 hereof for purposes of Rule 145 under the Securities Act until such Person has executed and delivered to the Purchaser an executed copy of the affiliate letter contemplated in Section 6.9 hereof.

ARTICLE III

REPRESENTATIONS AND
WARRANTIES OF THE COMPANY

        Except as set forth in the Company's disclosure schedule delivered to the Purchaser immediately prior to the execution of this Agreement (the "Company Disclosure Schedule"), the Company represents and warrants to the Purchaser as set forth below. Each disclosure set forth in the Company Disclosure Schedule is identified by reference to, or has been grouped under a heading referring to, a specific individual section of this Agreement and disclosure made pursuant to any section thereof shall be deemed to be disclosed on each of the other sections of the Company Disclosure Schedule to the extent the applicability of the disclosure to such other section is reasonably apparent from the disclosure made.

        Notwithstanding anything to the contrary in this Agreement, except for the representations and warranties that are contained in Sections 3.1 to 3.7, 3.10, 3.12, 3.16, 3.18, 3.19, 3.20, 3.23 and 3.24, none of the Company's representations or warranties that are contained in this Article III shall be deemed to have been made with respect to (and none of such representations or warranties shall be deemed to apply or refer to) any Assets or Liabilities other than (i) the Acquired Assets, (ii) the Retained Liabilities, or (iii) the ADS Business.

        Section 3.1    Organization.     (a) The Company and each of the Company Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California and has the requisite corporate power and authority to own, operate and lease the Acquired Assets and to conduct the ADS Business as it is now being conducted. The Company and each of the Company Subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of the ADS Business or the ownership, leasing or operation of the Acquired Assets makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Section 3.1(a) of the Company Disclosure Schedule sets forth a true, complete and correct list of all foreign jurisdictions in which the Company and each Company Subsidiary is so qualified or licensed and in good standing. The Company has delivered to or made available to the Purchaser prior to the execution of this Agreement true, complete and correct copies of any amendments to the Company Governing Documents not filed as of the date hereof with the SEC. The Company is in compliance with the terms of the Company Governing Documents.

        (b)   Subsidiaries. Other than International Video Conversions, Inc., a California corporation, the Company does not directly or indirectly beneficially own or hold any Equity Interests in any other Person. All outstanding shares of capital stock of, or other Equity Interests in, each Company Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable and are owned directly or indirectly by the Company, free and clear of any Liens.

        Section 3.2    Capitalization.     (a) The authorized capital stock of the Company consists of (i) 50,000,000 Shares, (ii) 5,000,000 shares of preferred stock, no par value per share (the "Company Preferred Stock"), and (iii) 400,000 shares of Series A junior participating preferred stock, no par value per share (the "Junior Preferred Stock"). As of March 31, 2007, (i) 9,984,746 Shares were issued and outstanding, (ii) no shares of Company Preferred Stock were issued and outstanding, (iii) no shares of Junior Preferred Stock were issued and outstanding, (iv) no Shares were issued and held in the treasury of the Company or otherwise owned by the Company and (v) a total of 3,667,570 Shares were reserved for issuance pursuant to the Company Stock Plans of which 2,182,420 Shares were subject to outstanding Company Options and SARs (collectively, the "Company Stock Rights"). All of the outstanding Shares are, and all Shares which may be issued pursuant to the exercise of outstanding Company Stock Rights will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable. Except for issuances of Shares pursuant to the Company Stock Rights described in the first sentence of Section 3.2(b), since March 31, 2007, the Company has not issued any Shares or designated or issued any shares of Company Preferred Stock or Junior Preferred Stock. There are no bonds, debentures, notes or other indebtedness having general voting rights (or convertible into securities having such rights) ("Voting Debt") of the Company or any Company Subsidiary issued and outstanding. Except for the Company Stock Rights described in the first sentence of Section 3.2(b), there are no (x) options, warrants, calls, pre-emptive rights, subscriptions or other rights, agreements, arrangements or commitments of any kind, including any shareholder rights plan, relating to, or the value of which is determined in reference to, the issued or unissued capital stock of the Company or any Company Subsidiary, obligating the Company or any Company Subsidiary to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity interest in, the Company or any Company Subsidiary or securities convertible into or exchangeable for such shares or equity interests, or obligating the Company or any Company Subsidiary to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment (collectively, "Equity Interests") or (y) outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Shares or any capital stock of, or other Equity Interests in, the Company or any Company Subsidiary or any affiliate of the Company or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in the Company, any Company Subsidiary or other Person. No Company Subsidiary owns any Shares.

        (b)   As of March 31, 2007, the Company had outstanding Company Options to purchase 2,182,420 Shares, no SARs and no shares of Restricted Stock granted under the Company Stock Plans. All of such Company Stock Rights and Restricted Stock have been granted to employees or directors of the Company and the Company Subsidiaries in the ordinary course of business consistent with past practice pursuant to the Company Stock Plans. Since March 31, 2007, the Company has not granted any Company Stock Rights or shares of Restricted Stock. Section 3.2(b) of the Company Disclosure Schedule sets forth a listing of all outstanding Company Stock Rights and shares of Restricted Stock as of March 31, 2007 and (i) the date of their grant and the portion of which that is vested as of March 31, 2007 and if applicable, the exercise price therefor, (ii) the date upon which each Company Stock Right would normally be expected to expire absent termination of employment or other acceleration and (iii) whether or not such Company Option is intended to qualify as an "incentive stock option" within the meaning of Section 422 of the Code.

        (c)   There are no voting trusts or other agreements or understandings to which the Company or any Company Subsidiary is a party with respect to the voting of any Shares or any capital stock of, or other Equity Interest in, the Company, any of the Company Subsidiaries or other Person. Neither the Company nor any Company Subsidiary has granted any preemptive rights, anti-dilutive rights or rights of first refusal or similar rights.

        Section 3.3    Authorization; Validity of Agreement; Company Action.

        (a)   The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the Transactions, have been duly and validly authorized by the Company Board of Directors and no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by it of the Transactions, subject, in the case of the Merger, to the approval of this Agreement by the holder(s) of a majority of all of the Shares entitled to be cast, if required by applicable law. This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery hereof by the Purchaser, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

        (b)   The Company Rights Agreement has been amended so that, until the valid termination of this Agreement in accordance with Article VIII hereto: (i) the Purchaser and each Purchaser Subsidiary are each exempt from the definition of "Acquiring Person" contained in the Company Rights Agreement, and no "Shares Acquisition Date" or "Distribution Date" or "Triggering Event" (as such terms are defined in the Company Rights Agreement) will occur as a result of the execution of this Agreement or the consummation of the Offer, the Merger and the other Transactions and (ii) the Company Rights Agreement will terminate and the Company Rights will expire immediately prior to the Effective Time. The Company Rights Agreement, as so amended, has not been further amended or modified. The Company has previously provided a true, complete and correct copy of the Company Rights Agreement and all amendments thereto through the date hereof to the Purchaser.

        Section 3.4    Board Approvals.     The Company Board of Directors, at a meeting duly called and held, has unanimously (i) determined that this Agreement, the Offer, the Merger and other Transactions are advisable, fair to, and in the best interests of the Company and its shareholders; (ii) duly and validly approved and taken all corporate action required to be taken by the Company Board of Directors to authorize the consummation of the Transactions and (iii) recommended that the shareholders of the Company accept the Offer, tender their Shares to the Purchaser pursuant to the Offer and approve and adopt this Agreement and the Merger, if required by applicable law. No further corporate action is required by the Company Board of Directors, pursuant to the CGCL or otherwise, in order for the Company to approve this Agreement or the Transactions, including the Merger, subject to the approval of this Agreement by the holder(s) of a majority of all of the Shares entitled to be cast, if required by applicable law, as contemplated by Section 1.10, which is the only shareholder vote that is required for approval of this Agreement and the consummation of the Merger by the Company. The Company has been advised by its directors and officers that they intend to tender all Shares beneficially owned by them into the Offer.

        Section 3.5    Consents and Approvals; No Violations.    Except as set forth in Section 3.5 of the Company Disclosure Schedule, none of the execution, delivery or performance of this Agreement by the Company, the acceptance for exchange or acquisition of the Shares pursuant to the Offer, the consummation by the Company of the Transactions or compliance by the Company with any of the provisions of this Agreement will (i) conflict with or result in any breach of any provision of the Company Governing Documents or the organizational documents of any Company Subsidiary, (ii) require any filing by the Company or any Company Subsidiary with, or the permit, authorization, consent or approval of, any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, foreign, federal, state, local or supernational (a "Governmental Entity") or any other Person (except for (A) compliance with any applicable requirements of the Securities Act, the Exchange Act or any state securities or Blue Sky laws, (B) any filings as may be required under the DGCL or the CGCL in connection with the Merger, (C) filings, permits, authorizations, consents and approvals as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), or (D) the filing with the SEC and the Nasdaq of (1) the Schedule 14D-9, (2) an Information Statement, if required by applicable law, (3) the information required by Rule 14f-1 under the Exchange Act, (4) the Form 10 and (5) such reports under Section 13(a) of the Exchange Act as may be required in connection with this Agreement and the Offer and the Merger), (iii) result in a modification, violation or breach of, constitute (with or without notice or lapse of time or both) a default (or give rise to any right, including, but not limited to, any right of termination, vesting, amendment, cancellation or acceleration) under, or require any consent or approval under, any of the terms, conditions or provisions of any note, bond, mortgage, lien, indenture, lease, license, contract, understanding or agreement, whether oral or written, or other instrument or obligation to which the Company or any Company Subsidiary is a party (or by which any of them or any of their respective properties or assets is bound) (the "Company Agreements"), (iv) result in the creation or imposition of any Lien (other than Permitted Liens) on any of the Acquired Assets held by the Company or any of the Company Subsidiaries, or (v) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any Company Subsidiary or any of their respective properties or assets; except in the case of clauses (ii), (iii), (iv) or (v) where (w) any failure to obtain such permits, authorizations, consents or approvals, (x) any failure to make such filings, (y) any creation or imposition of such Lien, or (z) any such modifications, violations, rights, breaches or defaults have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or have a material adverse effect on the ability of the Company to consummate the Offer, the Merger or any of the other Transactions.

        Section 3.6    Company SEC Documents and Company Financial Statements.    (a) The Company and each Company Subsidiary has filed or furnished (as applicable) with the SEC all forms, reports, schedules, statements and other documents required by it to be filed or furnished (as applicable) since and including December 31, 2003 under the Exchange Act or the Securities Act of 1933, as amended (the "Securities Act") (together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act")) (such documents and any other documents filed by the Company and each Company Subsidiary with the SEC, as have been amended since the time of their filing, collectively, the "Company SEC Documents"). As of their respective dates the Company SEC Documents (a) did not (or with respect to Company SEC Documents filed after the date hereof, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC thereunder. None of the Company Subsidiaries is currently required to file any forms, reports or other documents with the SEC. All of the audited consolidated financial statements and unaudited consolidated interim financial statements of the Company and its consolidated Subsidiaries included in the Company SEC Documents, as amended or supplemented prior to the date hereof (collectively, the "Company Financial Statements"), (i) have been or will be, as the case may be, prepared from, are in accordance with, and accurately reflect the books and records of the Company and its consolidated Subsidiaries in all material respects, (ii) have been or will be, as the case may be, prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and (iii) fairly present in accordance with GAAP the consolidated financial position and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries as of the times and for the periods referred to therein.

        (b)   Without limiting the generality of Section 3.6(a), (i) Singer Lewak Greenbaum & Goldstein LLP has not resigned or been dismissed as independent public accountant of the Company as a result of or in connection with any disagreement with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, (ii) no executive officer of the Company has failed in any respect to make, without qualification, the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any form, report or schedule filed by the Company with the SEC since the enactment of the Sarbanes-Oxley Act and (iii) no enforcement action has been initiated or, to the knowledge of the Company, threatened against the Company by the SEC relating to disclosures contained in any Company SEC Document.

        (c)   The Company represents and warrants that, by reason of the Company's status as a "non-accelerated filer," the Company is not yet required to comply with the provisions of Section 404 of the Sarbanes-Oxley Act and the rules of the SEC thereunder regarding internal control over financial reporting, and, assuming such representation and warranty is true and accurate, the Purchaser acknowledges that the Company shall not be construed as representing or warranting in this Agreement that it is in compliance with Section 404 of the Sarbanes-Oxley Act or the SEC rules thereunder.

        Section 3.7    Internal Controls; Sarbanes-Oxley Act.    The Company and the Company Subsidiaries have designed and maintained a system of internal controls over financial reporting (as defined in

Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting. The Company (i) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC's rules and forms and is accumulated and communicated to the Company's management as appropriate to allow timely decisions regarding required disclosure and (ii) has disclosed to the Company's auditors and the audit committee of the Company Board of Directors (and made summaries of such disclosures available to the Purchaser) (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company's ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls over financial reporting. The Company is in compliance in all material respects with all effective provisions of the Sarbanes-Oxley Act.

        Section 3.8    Absence of Certain Changes.    (a) Except as contemplated by this Agreement and except as set forth in Section 3.8 of the Company Disclosure Schedule or in the Company SEC Documents filed prior to the date hereof, since December 31, 2006 (the "Balance Sheet Date"), the Company and each Company Subsidiary has conducted the ADS Business in the ordinary course of business consistent with past practice.

        (b)   From the Balance Sheet Date through the date of this Agreement (i) no fact(s), change(s), event(s), development(s) or circumstance(s) relating to the ADS Business, the Acquired Assets or the Retained Liabilities has occurred, arisen, come into existence or become known, which has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (ii) no action has been taken by the Company or any Company Subsidiary that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.1.

        Section 3.9    No Undisclosed Liabilities.    Except (a) as disclosed in the Company SEC Documents filed prior to the date hereof or the Company Financial Statements included therein, (b) for Retained Liabilities incurred since the Balance Sheet Date that would not or would not reasonably be expected to, individually or in the aggregate, be in excess of $25,000, (c) for Retained Liabilities incurred under this Agreement or in connection with the Transactions and (d) for Retained Liabilities incurred under any Company Agreement other than Retained Liabilities due to breaches thereunder, neither the Company nor any Company Subsidiary has incurred any Retained Liabilities required by GAAP to be recognized or disclosed on a consolidated balance sheet of the Company or any Company Subsidiary or in the notes thereto. The Company's accruals for loss contingencies relating to the ADS Business, the Acquired Assets or the Retained Liabilities reflected in its balance sheet included in its most recent report on Form 10-K filed prior to the date hereof are the only accruals which would be required under Statement of Financial Accounting Standards No. 5 with regard to such loss contingencies of the Company existing on the date hereof or hereafter, except for such losses which, in the aggregate, do not exceed $25,000.

        Section 3.10    Litigation.    Except as set forth on Section 3.10 of the Company Disclosure Schedule, there is no claim, action, suit, arbitration, investigation, alternative dispute resolution action or any other judicial or administrative proceeding, in law or equity, pending against (or, to the Company's knowledge, threatened against or naming as a party thereto), the Company or any Company Subsidiary (or any of their respective rights or properties) or any executive officer or director of the Company or any Company Subsidiary (in their capacity as such). None of the Company or any Company Subsidiary is subject to any outstanding order, writ, injunction, decree or arbitration ruling, judgment, award or other finding where the amount at issue exceeds $25,000 or which would reasonably be expected to prohibit or materially delay the consummation of the Offer, the Merger or any of the other Transactions.

        Section 3.11    Employee Benefit Plans; ERISA.    (a) With respect to the ADS Employees, Section 3.11(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of all employee benefit plans, programs, agreements or arrangements, including pension, retirement, profit sharing, deferred compensation, stock option, change in control, retention, equity or equity-based compensation, stock purchase, employee stock ownership, severance pay, vacation, bonus or other incentive plans, all medical, vision, dental or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including "employee benefit plans" as that term is defined in Section 3(3) of ERISA, in each case, whether oral or written, funded or unfunded, or insured or self-insured, maintained by the Company or any Company Subsidiary, or to which the Company or any Company Subsidiary contributed or is obligated to contribute thereunder, or with respect to which the Company or any Company Subsidiary has or may have any Liability, in each case, for or to any current or former ADS Employees (collectively, the "Company Benefit Plans").

        (b)   All Company Benefit Plans that are intended to be subject to Code Section 401(a) and any trust agreement that is intended to be tax exempt under Code Section 501(a) have been determined by the Internal Revenue Service to be qualified under Code Section 401(a) and exempt from taxation under Code Section 501(a), and, to the knowledge of the Company, nothing has occurred that would adversely affect the qualification of any such plan. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) each Company Benefit Plan and any related trust subject to ERISA complies with and has been administered in substantial compliance with, (A) the provisions of ERISA, (B) all provisions of the Code, (C) all other applicable laws and (D) its terms and the terms of any collective bargaining or collective labor agreements; (ii) neither the Company nor any Company Subsidiary has received any written notice from any Governmental Entity questioning or challenging such compliance; (iii) there are no unresolved claims or disputes under the terms of, or in connection with, the Company Benefit Plans other than claims for benefits which are payable in the ordinary course; (iv) there has not been any "prohibited transaction" (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Company Benefit Plan; (v) no litigation has been commenced with respect to any Company Benefit Plan and, to the knowledge of the Company, no such litigation is threatened (other than routine claims for benefits in the normal course); (vi) there are no governmental audits or investigations pending or, to the knowledge of the Company, threatened in connection with any Company Benefit Plan; and (vii) to the knowledge of the Company, there are not any facts that could give rise to any liability in the event of any governmental audit or investigation.

        (c)   Except as set forth in Section 3.11(c) of the Company Disclosure Schedule, neither the Company nor any ERISA Affiliate of the Company (as defined below) (i) sponsors or contributes to a Company Benefit Plan that is a "defined benefit plan" (as defined in ERISA Section 3(35)); (ii) has an "obligation to contribute" (as defined in ERISA Section 4212) to a Company Benefit Plan that is a "multiemployer plan" (as defined in ERISA Sections 4001(a)(3) and 3(37)(A)); (iii) has any Liability under Title IV of ERISA with respect to a Company Benefit Plan, either directly or through any ERISA Affiliate; and (iv) sponsors, maintains or contributes to any plan, program or arrangement that provides for post-retirement or other post-employment welfare benefits (other than health care continuation coverage as required by applicable law).

        (d)   With respect of each of the Company Benefit Plans which is subject to Title IV of ERISA, the present value of accrued benefits under such plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such plan's actuary with respect to such plan, did not, as of its latest valuation date, exceed the then current value of the assets of such plan allocable to such accrued benefits. No Company Benefit Plan nor any trust established under a Company Benefit Plan has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each of the Company Benefit Plans ended prior to the date of this Agreement.

        (e)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all reports, returns and similar documents with respect to all Company Benefit Plans required to be filed by the Company or any Company Subsidiary with any Governmental Entity or distributed to any Company Benefit Plan participant have been duly and timely filed or distributed.

        (f)    Section 3.11(f) of the Company Disclosure Schedule discloses whether each Company Benefit Plan that is an employee welfare benefit plan is (i) unfunded or self-insured, (ii) funded through a "welfare benefit fund", as such term is defined in Code Section 419(e) or other funding mechanism or (iii) insured. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each such employee welfare benefit plan may be amended or terminated (including with respect to benefits provided to retirees and other former employees) without liability (other than benefits then payable under such plan without regard to such amendment or termination) to the Company or any Company Subsidiary at any time. The Company and each Company Subsidiary complies in all material respects with the applicable requirements of Section 4980B(f) of the Code or any similar state statute with respect to each Company Benefit Plan that is a group health plan within the meaning of Section 5000(b)(1) of the Code or such state statute. Neither the Company nor any Company Subsidiary has any material obligations for retiree health or life insurance benefits under any Company Benefit Plan (other than for continuation coverage under Section 4980B(f) of the Code).

        (g)   Except as may be required by applicable law, or as contemplated under this Agreement, neither the Company nor any Company Subsidiary has any plan or commitment to create any additional Company Benefit Plans, or to amend or modify any existing Company Benefit Plan in such a manner as to materially increase the cost of such Company Benefit Plan to the Company or any Company Subsidiary.

        (h)   Section 3.11(h) of the Company Disclosure Schedule discloses: (i) each material payment (including any bonus, severance, unemployment compensation, deferred compensation, forgiveness of indebtedness or golden parachute payment) becoming due to any current or former ADS Employee under any Company Benefit Plan; (ii) any increase in any material respect any benefit otherwise payable under any Company Benefit Plan; (iii) any acceleration in any material respect of the time of payment or vesting of any such benefits under any Company Benefit Plan; or (iv) any material obligation to fund any trust or other arrangement with respect to compensation or benefits under a Company Benefit Plan in each case caused or triggered by the execution and delivery of this Agreement or the consummation of the Offer, the Merger or the other Transactions. No payment or benefit which has been, will or may be made by the Company or any Company Subsidiary with respect to any current or former ADS Employee located in the United States in connection with the execution and delivery of this Agreement or the consummation of the Transactions would be characterized as an "excess parachute payment" with the meaning of Section 280G(b)(1) of the Code or fail to be deductible under Section 162(m) of the Code.

        (i)    True, correct and complete copies have been delivered or made available to the Purchaser by the Company of all Company Benefit Plans (including all amendments and attachments thereto); written summaries of any Company Benefit Plan not in writing, all related trust documents; all insurance contracts or other funding arrangements to the degree applicable; the two (2) most recent annual information filings (Form 5500) and annual financial reports for those Company Benefit Plans (where required); the most recent determination letter from the Internal Revenue Service (where required); and the most recent summary plan descriptions for the Company Benefit Plans and in respect of defined Company Benefit Plans, the most recent actuarial valuation and any subsequent valuation or funding advice (including draft valuations).

        (j)    None of the Company or any Company Subsidiary has entered into any contract, agreement, arrangement or understanding with any officer or director of the Company or any Company Subsidiary in connection with or in contemplation of the Transactions.

        (k)   None of the Company nor any Company Subsidiary has any non-U.S. employees.

        Section 3.12    Taxes.     (a) The Company and each Company Subsidiary has timely filed with the appropriate Governmental Entity all income Tax Returns and other material Tax Returns required to be filed by them, and all such Tax Returns are complete and correct in all material respects. All Taxes due and payable by the Company and each Company Subsidiary have been paid, and the Company and each Company Subsidiary have provided adequate reserves in accordance with GAAP in their financial statements for any Taxes that have not been paid. The Company has delivered or made available and will continue to make available to the Purchaser complete and accurate copies of all material Tax Returns relating to any Tax periods of the Company or any Company Subsidiary for which the statute of limitations has not expired.

        (b)   There are currently no deficiencies for Taxes that have been claimed, proposed or assessed by any Governmental Entity against the Company or any Company Subsidiary for which adequate reserves have not been provided in the Company Financial Statements. There are no pending, or, to the Company's knowledge, any threatened audits or other administrative proceedings or court proceedings with regard to any Taxes or Tax Returns of the Company or any Company Subsidiary. There are no matters under discussion with any Governmental Entity with respect to Taxes.

        (c)   The Company and each Company Subsidiary has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

        (d)   To the knowledge of the Company, no payment of any consideration with respect to the Offer or the Merger is subject to withholding under Section 1441 or 1445 of the Code.

        (e)   None of the Company or any Company Subsidiary has engaged in a transaction similar to any "reportable transaction" or "listed transaction" within the meaning of current, former or temporary Treasury Regulation Section 1.6011-4 for which there is no amount reflected in the financial statements of the Company or relevant Company Subsidiary.

        (f)    Neither the Company nor, to its knowledge, any of its affiliates has taken or agreed to take any action that would prevent the Offer and the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. The Company is not aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

        Section 3.13    Contracts.     Except as filed as exhibits to the Company SEC Documents filed prior to the date hereof, or as disclosed in Section 3.13 of the Company Disclosure Schedule, there is no Company Agreement relating to the ADS Business, the Acquired Assets or the Retained Liabilities (a) any of the benefits to any party of which will be increased, or the vesting of the benefits to any party of which will be accelerated, by the occurrence of any of the Transactions or the value of any of the benefits to any party of which will be calculated on the basis of any of the Transactions (except as disclosed pursuant to Section 3.11) or (b) which, as of the date hereof, (i) is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (ii) involves aggregate expenditures in excess of $50,000 per annum, (iii) involves aggregate expenditures in excess of $50,000 and was not entered into in the ordinary course of business, (iv) contains "take or pay" provisions applicable to the Company or any Company Subsidiary, (v) contains any non-compete or exclusivity provisions with respect to any line of business or geographic area with respect to the Company, any Company Subsidiary or any of the Company's current or future affiliates, or which restricts the conduct of any line of business by the Company, any of the Company's current or future affiliates, any Company Subsidiary or any geographic area in which the Company, any Company Subsidiary or any of the Company's current or future affiliates may conduct business, in each case in any respect, (vi) would reasonably be expected to prohibit or materially delay the consummation of the Offer, the Merger or any of the other Transactions or (vii) is necessary for the conduct of the ADS Business as currently conducted but constitutes an Excluded Asset. Each contract of the type described in this Section 3.13, whether or not set forth in Section 3.13 of the Company Disclosure Schedule, is referred to herein as a "Company Material Contract". Each Company Agreement relating to the ADS Business, the Acquired Assets or the Retained Liabilities is valid and binding on the Company and each Company Subsidiary party thereto and, to the Company's knowledge, each other party thereto, as applicable, and in full force and effect, and the Company and each Company Subsidiary has performed all obligations required to be performed by it under each such Company Agreement and, to the Company's knowledge, each other party to each such Company Agreement has performed all obligations required to be performed by it under such Company Agreement, except as would not, or would not be reasonably expected to, individually or in the aggregate, (1) prohibit or materially delay the consummation of the Offer, the Merger or any of the other Transactions, (2) otherwise prevent or materially delay performance by the Company of any of its material obligations under this Agreement or (3) result in a Company Material Adverse Effect. None of the Company or any Company Subsidiary knows of, or has received notice of, any violation or default under (or any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any Company Agreement relating to the ADS Business, the Acquired Assets or the Retained Liabilities except for violations or defaults that would not, or would not be reasonably expected to, individually or in the aggregate, (1) prohibit or materially delay consummation of the Offer, the Merger or any of the other Transactions, (2) otherwise prevent or materially delay performance by the Company of any of its material obligations under this Agreement or (3) result in a Company Material Adverse Effect.

        The Company has delivered to the Purchaser or provided to the Purchaser for review, prior to the execution of this Agreement, true, complete and correct copies of all of the Company Material Contracts or other Company Agreements relating to the ADS Business, the Acquired Assets or the Retained Liabilities required to be disclosed in Section 3.13 of the Company Disclosure Schedule, which are not filed as exhibits to the Company SEC Documents and the Company Material Contracts or other Company Agreements required to be disclosed in Section 3.13 of the Company Disclosure Schedule filed as exhibits to the Company SEC Documents are true, complete and correct copies of such contracts.

        Section 3.14    Title to Properties; Encumbrances.     Except as disclosed in Section 3.14 of the Company Disclosure Schedule, the Company and each of the Company Subsidiaries has good, valid and marketable title to, or, in the case of leased properties and assets, valid leasehold interests in, all of the Acquired Assets except where the failure to have such good, valid and marketable title has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; in each case subject to no Liens, except for (a) Liens reflected in the consolidated balance sheet of the Company and its consolidated Subsidiaries as of the Balance Sheet Date, (b) Liens consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto, which do not materially impair the value of such properties or the use of such properties by the Company or any of the Company Subsidiaries in the operation of its respective business, (c) Liens for current Taxes, assessments or governmental charges or levies on property not yet due and payable and Liens for Taxes that are being contested in good faith by appropriate proceedings and for which an adequate reserve has been provided on the appropriate financial statements, (d) purchase money Liens incurred in the ordinary course of business, and (e) materialmen's, mechanics', carriers', workmens', warehousemens', repairmens' and other like Liens arising in the ordinary course of business, or deposits to retain the release of such Liens (the foregoing Liens (a)-(e), "Permitted Liens"). The Company and each of the Company Subsidiaries is in compliance with the terms of all material leases of Acquired Assets to which it is a party. All such material leases are in full force and effect, and the Company and each of the Company Subsidiaries enjoys peaceful and undisturbed possession under all such material leases. The Acquired Assets are sufficient to conduct the ADS Business as currently conducted as a division of the Company. The Company's general ledger attached to the Contribution Agreement is complete and accurate in all material respects as of the date hereof and, after being updated between the date hereof and the Acceptance Date, will be complete and accurate in all material respects as of the Acceptance Date.

        Section 3.15    Intellectual Property.

        (a)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or a Company Subsidiary owns free and clear of all Liens or has the defensible right to use, whether through ownership, licensing or otherwise, all Intellectual Property used in the ADS Business ("Company Intellectual Property") in each case in substantially the same manner as such Company Intellectual Property is used in connection with the ADS Business as conducted on the date hereof. Except as set forth in Section 3.15 of the Company Disclosure Schedule and except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (a) no written claim of invalidity or conflicting ownership rights has been made or, to the Company's knowledge, threatened by a third party with respect to any Company Intellectual Property and no Company Intellectual Property is the subject of any pending or, to the Company's knowledge, threatened action, suit, claim, investigation, arbitration or other proceeding, (b) no registration for any Company Intellectual Property has been cancelled, abandoned or adjudicated invalid, (c) no Person has given notice to the Company or any Company Subsidiary that the use of any Company Intellectual Property by the Company, any Company Subsidiary or any licensee is infringing or has infringed any third party's domestic or foreign rights in or to any Intellectual Property, or that the Company, any Company Subsidiary or any licensee has misappropriated or improperly used or disclosed any trade secret, confidential or proprietary information or know-how, (d) to the Company's knowledge, none of the Company Intellectual Property has been or is currently being infringed, misappropriated or otherwise violated by any third party, (e) the making, using, selling, manufacturing, marketing, licensing, reproduction, distribution or publishing of any process, machine or product, or any component thereof, does not and will not infringe any domestic or foreign rights of any third party, and does not and will not involve the misappropriation or improper use or disclosure of any trade secrets, confidential or proprietary information or know-how of any third party, (f) there exists no prior act or current conduct or use by the Company, any Company Subsidiary or any third party that would void or invalidate any Company Intellectual Property, (g) the Company and each Company Subsidiary has taken reasonable measures to safeguard the confidentiality and value of all Company Intellectual Property comprising trade secrets or other confidential information, (h) no third party has any joint ownership interest in or to any Company Intellectual Property in which the Company or any Company Subsidiary claims an ownership right and (i) the execution, delivery and performance of this Agreement by the Company and the consummation of the Transactions will not breach, violate or conflict with any instrument or agreement concerning any Company Intellectual Property, will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any rights in or to the Company Intellectual Property or impair the right of the Purchaser or the Surviving Corporation to make, use, sell, license or dispose of, or to bring any action for the infringement of, any Company Intellectual Property in the same manner as the Company has prior to the date hereof.

        (b)   To the Company's knowledge, all Software that is reasonably necessary for the conduct of the ADS Business as it is currently conducted was developed by either (i) employees of the Company within the scope of their employment or under obligation to assign all of their rights to the Company pursuant to a written agreement or (ii) agents, consultants, or independent contractors who have assigned or are obligated to assign all of their rights in such Software to the Company pursuant to a written agreement. Without limiting the foregoing, to the Company's knowledge, all former and current employees, agents, consultants and independent contractors of the Company or any of the Company Subsidiaries who were or are members of management or who have contributed or participated in the conception or development of Technology that is reasonably necessary for the conduct of the ADS Business as it is currently conducted, or are or will be contributing to or participating in such conception or development, have assigned or otherwise transferred, or are obligated to assign or otherwise transfer pursuant to a written agreement, to the Company all of their rights in any such Technology.

        (c)   To the Company's knowledge, no Software or other material that is distributed as "free software," "open source software," or under a similar licensing or distribution model is incorporated into, combined with, or distributed in conjunction with any product of the ADS Business ("Incorporated Open Source Materials"). To the Company's knowledge, none of the Incorporated Open Source Materials are licensed under terms that create, or purport to create, obligations for the Company or any of the Company Subsidiaries with respect to its or their Technology that is reasonably necessary for the conduct of the ADS Business as it is currently conducted or that grant, or purport to grant, to any third Person, any rights to such Technology or any immunities under such Intellectual Property (including but not limited to using any Incorporated Open Source Materials that require, as a condition of use, modification and/or distribution, that other Software incorporated into, derived from or distributed with such Incorporated Open Source Materials be (i) disclosed or distributed in source code form, (ii) disclosed for the purpose of making derivative works, or (iii) redistributable at no charge).

        Section 3.16    Labor Matters.

        (a)   Neither the Company nor any Company Subsidiary is or has been a party to any collective bargaining or other labor union or foreign work council contract applicable to Persons employed by the Company or any of the Company Subsidiaries. As of the date of this Agreement, there is no labor dispute, strike or work stoppage against the Company or any of the Company Subsidiaries pending or, to the knowledge of the Company, threatened that may interfere with the respective business activities of the Company or any Company Subsidiary. As of the date of this Agreement, to the knowledge of the Company, none of the Company, any Company Subsidiary or any of their respective representatives or employees has committed any material unfair labor practice in connection with the operation of the respective businesses of the Company and the Company Subsidiaries.

        (b)   With respect to the ADS Business, the Company and the Company Subsidiaries have complied in all material respects with all applicable laws, rules and regulations with respect to employment, employment practices, and terms, conditions and classification of employment (including applicable laws, rules and regulations regarding wage and hour requirements, immigration status, discrimination in employment, employee health and safety and the Workers' Adjustment and Retraining Notification Act).

        Section 3.17    Compliance with Laws; Permits.

        (a)   The Company and the Company Subsidiaries have complied and are in compliance with all laws, rules and regulations, ordinances, judgments, decrees, orders, writs and injunctions of all Government Entities relating to the ADS Business, the Acquired Assets or the Retained Liabilities, except for instances of possible noncompliance that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and no notice, charge or assertion has been received by the Company or any Company Subsidiary or, to the Company's knowledge, threatened against the Company or any Company Subsidiary alleging any violation of any of the foregoing, except for instances of possible noncompliance that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All licenses, authorizations, consents, permits and approvals relating to the ADS Business, the Acquired Assets or the Retained Liabilities required under such laws, rules and regulations are in full force and effect except where the failure to be in full force and effect has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        (b)   The Company and each Company Subsidiary is in possession of all authorizations, licenses, permits, certificates, approvals and clearances of any Governmental Entity necessary for the Company and each Company Subsidiary to own, lease and operate the Acquired Assets or to carry on the ADS Business substantially in the manner described in the Company SEC Documents filed prior to the date hereof and substantially as it is being conducted as of the date hereof (the "Company Permits"), and all such Company Permits are valid, and in full force and effect, except where the failure to have, or the suspension or cancellation of, or failure to be valid or in full force and effect of, any of the Company Permits have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        (c)   None of the Company or any of the Company Subsidiaries, any of their respective directors, officers, agents, employees or representatives (in each case acting in their capacities as such) has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) directly or indirectly paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent or other party acting on behalf of or under the auspices of a governmental official or Governmental Entity, in the United States or any other country, that was illegal under any applicable law, (iii) made any payment to any customer or supplier, or to any officer, director, partner, employee or agent of any such customer or supplier, for the unlawful sharing of fees to any such customer or supplier or any such officer, director, partner, employee or agent for the unlawful rebating of charges or (iv) engaged in any other unlawful reciprocal practice, or made any other unlawful payment or given any other unlawful consideration to any such customer or supplier or any such officer, director, partner, employee or agent, except, in each case, for such payments, violations, conduct or other practices that have not and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        Section 3.18    Information in the Information Statement.     The Information Statement, if any (and any amendment thereof or supplement thereto), at the date mailed to the Company's shareholders and at the time of any meeting of Company shareholders to be held in connection with the Merger, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made therein based on information supplied by the Purchaser for inclusion in the Information Statement. The Information Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The representations and warranties that are contained in this Section 3.18 are limited to information provided by the Company prior to the Acceptance Date for inclusion in the Information Statement and do not apply to any actions or omissions that occur on or after the Acceptance Date.

        Section 3.19    Information in the Registration Statement, the Offer Documents and the Schedule 14D-9.     The information supplied by the Company prior to the Acceptance Date expressly for inclusion in the Registration Statement will not (at the time it becomes effective under the Securities Act) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The information supplied by the Company prior to the Acceptance Date expressly for inclusion in the Offer Documents will not (at the respective times such materials, or any amendments or supplements thereto, are filed with the SEC, first published, sent or given to shareholders of the Company, the Offer expires or shares of Purchaser Common Stock are delivered in connection with the Offer, or at the Effective Time, as the case may be) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Schedule 14D-9 will comply as to form in all material respects with the provisions of Rule 14d-9 of the Exchange Act and any other applicable federal securities laws and will not (at the time the Schedule 14D-9, or any amendment or supplement thereto, is filed with the SEC, first published, sent or given to shareholders of the Company, the Offer expires or shares of Purchaser Common Stock are delivered in connection with the Offer, or at the Effective Time, as the case may be) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except that the Company makes no representation or warranty with respect to statements made in the Schedule 14D-9 based on information furnished by the Purchaser for inclusion therein.

        Section 3.20    Opinion of Financial Advisor.     The Company has received the opinion of Marshall & Stevens, Incorporated (the "Company Financial Advisor"), to the effect that, as of the date hereof, the consideration to be received in the Offer and the Merger by the holders of the Shares is fair to such shareholders from a financial point of view, and such opinion has not been modified or withdrawn. The Company has been authorized by the Company Financial Advisor to permit the inclusion of such opinion in its entirety in the Offer Documents, the Schedule 14D-9 and the Information Statement.

        Section 3.21    Insurance.     With respect to the ADS Business, the Company maintains insurance coverage with reputable and financially sound insurers, or maintains self-insurance practices, in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to the ADS Business (taking into account the cost and availability of such insurance). All such policies are in full force and effect, all premiums due and payable have been paid, and no written notice of cancellation or termination has been received with respect to any such policy. Neither the Company nor any Company Subsidiary is in material breach or default, and neither the Company nor any Company Subsidiary has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or material modification of any of the insurance policies. The consummation of the Transactions will not, in and of itself, cause the revocation, cancellation or termination of any such insurance policy.

        Section 3.22    Environmental Laws and Regulations.     Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and except as set forth in Section 3.22 of the Company Disclosure Schedule or in the Company SEC Documents filed prior to the date hereof, (i) Hazardous Materials have not been generated, used, treated or stored on, transported to or from or Released or disposed of on, any Company Property, (ii) the Company and each of Company Subsidiary is in compliance with all applicable Environmental Laws and the requirements of any permits issued under such Environmental Laws with respect to any Company Property, (iii) there are no past, pending or, to the Company's knowledge, threatened Environmental Claims against the Company or any of the Company Subsidiaries with respect to the ADS Business or any Company Property and (iv) there are no facts or circumstances, conditions or occurrences regarding the ADS Business or any Company Property that would reasonably be expected to form the basis of an Environmental Claim against the Company or any of the Company Subsidiaries or any Company Property.

        Section 3.23    Brokers; Expenses.

        (a)   No broker, investment banker, financial advisor or other Person, other than the Company Financial Advisor, the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Offer or the Merger based upon arrangements made by or on behalf of Company.

        (b)   Section 3.23 of the Company Disclosure Schedule sets forth a good faith estimate of all third party fees and expenses agreed to, or expected to be incurred, by the Company or any Company Subsidiary in connection with the negotiation, execution and delivery of this Agreement and the consummation of the Transactions, including the portion of such fees and expenses that the Purchaser is responsible for paying. The fee payable by the Company to the Company Financial Advisor shall not exceed the amount specified in Section 3.23 of the Company Disclosure Schedule. True, complete and correct copies of all agreements between the Company and the Company Financial Advisor concerning this Agreement and the Transactions, including, without limitation, any fee arrangements, have been previously provided to the Purchaser, except to the extent such agreements have been redacted with respect to pricing incentives thresholds.

        Section 3.24    Takeover Statutes.     The Company Board of Directors and the Company have taken all action necessary to irrevocably render inapplicable to the Transactions, during the period from the date of this Agreement until the termination of this Agreement, the Company Rights and each and every state takeover statute or similar statute or regulation that applies or purports to apply to the Company with respect to this Agreement, the Offer, the Merger or any other Transaction.

        Section 3.25    Customers.     The documents and information supplied by the Company to the Purchaser or any of its representatives in connection with this Agreement with respect to relationships and volumes of ADS Business done with its significant customers are accurate in all material respects. During the last twelve (12) months, the Company has not received any notice of termination from any of the ten (10) largest customers of the Company relating to the ADS Business or any information that any such customer intends to materially decrease the amount of ADS Business that it does with the Company.

        Section 3.26    Unaudited Income Statement.     Attached as Section 3.26 of the Company Disclosure Schedule is a true and complete copy of the unaudited pro forma consolidated statement of income of the Company and its consolidated Subsidiaries for the ADS Business for the twelve-month period ended December 31, 2006 (the "Unaudited Income Statement"). The audited pro forma consolidated statement of income of the Company and its consolidated Subsidiaries for the ADS Business for such twelve-month period (the "Audited Income Statement") accompanying the unqualified opinion and report by Singer Lewak Greenbaum & Goldstein LLP to be delivered to the Purchaser pursuant to Section 6.13 will not differ materially from the Unaudited Income Statement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES
OF THE PURCHASER

        The Purchaser represents and warrants to the Company as follows:.

        Section 4.1    Organization.     The Purchaser and each of the Purchaser Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to own, operate and lease its properties and assets and to conduct its business as it is now being conducted, except, as to the Purchaser Subsidiaries, for those jurisdictions where the failure to be so organized, existing or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect. The Purchaser and each of the Purchaser Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

        Section 4.2    Subsidiaries.     Exhibit 21.1 to the Purchaser's Annual Report on Form 10-K for the fiscal year ended December 31, 2006, includes all the Purchaser Subsidiaries that, as of the date of this Agreement, are "Significant Subsidiaries" (as defined in Rule 1-02 of Regulation S-X of the SEC). All outstanding shares of capital stock of, or other Equity Interests in, each such Significant Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by the Purchaser, free and clear of any Liens. Other than the Purchaser Subsidiaries, the Purchaser does not directly or indirectly beneficially own any Equity Interests in any other Person except for non-controlling investments made in the ordinary course of business in entities which are not individually or in the aggregate material to the Purchaser and the Purchaser Subsidiaries as a whole.

        Section 4.3    Capitalization.     (a) The authorized capital stock of the Purchaser consists of (i) 200,000,000 shares of Purchaser Common Stock and (ii) 15,000,000 shares of preferred stock, $0.001 par value per share (the "Purchaser Preferred Stock"). As of March 31, 2007, 2007, (i) 15,793,396 and 15,849,766 shares of Purchaser Common Stock were issued and outstanding, respectively, (ii) no shares of Preferred Stock were issued and outstanding, (iii) 56,370 shares of Purchaser Common Stock were issued and held in the treasury of the Purchaser or otherwise owned by the Purchaser, (iv) 1,751,195 shares of Purchaser Common Stock were reserved for issuance pursuant to the Purchaser Stock Plans, of which 553,695 shares of Purchaser Common Stock were subject to outstanding options to purchase shares of Purchaser Common Stock ("Purchaser Options") granted pursuant to the Purchaser Stock Plans and (v) 660,491 shares of Purchaser Common Stock were subject to Warrants (collectively with Purchaser Options, the "Purchaser Stock Rights"). All of the outstanding shares of the Purchaser's capital stock are, and all shares of Purchaser Common Stock which may be issued pursuant to the exercise of outstanding Purchaser Stock Rights will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable. Since March 31, 2007, the Purchaser has not issued any shares of Purchaser Common Stock or designated or issued any shares of Purchaser Preferred Stock. There is no Voting Debt of the Purchaser or any Purchaser Subsidiary issued and outstanding. Except for the Purchaser Stock Rights, there are no (x) options, warrants, calls, pre-emptive rights, subscriptions or other rights, agreements, arrangements or commitments of any kind, including any shareholder rights plan, relating to, or the value of which is determined in reference to, the issued or unissued capital stock of the Purchaser or any Purchaser Subsidiary, obligating the Purchaser or any Purchaser Subsidiary to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other Equity Interest in, the Purchaser or any Purchaser Subsidiary or (y) outstanding contractual obligations of the Purchaser or any Purchaser Subsidiary to repurchase, redeem or otherwise acquire any shares of Purchaser Common Stock or any capital stock of, or other Equity Interests in, the Purchaser or any Purchaser Subsidiary or any affiliate of the Purchaser or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in the Purchaser or any Purchaser Subsidiary. No Purchaser Subsidiary owns any shares of Purchaser Common Stock.

        (b)   There are no voting trusts or other agreements or understandings to which the Purchaser or any Purchaser Subsidiary is a party with respect to the voting of shares of Purchaser Common Stock or any capital stock of, or other Equity Interest in, the Purchaser, any of the Purchaser Subsidiaries or other Person.

        (c)   The shares of Purchaser Common Stock to be issued pursuant to the Offer and the Merger in accordance with Section 1.1 and Section 2.1 (i) will be duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the Purchaser's articles of incorporation or bylaws (the "Purchaser Governing Documents") or any agreement to which the Purchaser is a party or is bound and (ii) will, when issued, be registered under the Securities Act and the Exchange Act and registered or exempt from registration under applicable state securities or Blue Sky laws.

        Section 4.4    Authorization; Validity of Agreement; Purchaser Action.     The Purchaser has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by the Purchaser of this Agreement, and the consummation by it of the Transactions, have been duly and validly authorized by all necessary corporate action on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser and, assuming due and valid authorization, execution and delivery hereof by the Company, is a valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

        Section 4.5    Consents and Approvals; No Violations.     None of the execution, delivery or performance of this Agreement by the Purchaser, the consummation by the Purchaser of the Transactions or compliance by the Purchaser with any of the provisions of this Agreement will (i) conflict with or result in any breach of any provision of the Purchaser Governing Documents or the organizational documents of any Purchaser Subsidiary, (ii) require any filing by the Purchaser or any Purchaser Subsidiary with, or the permit, authorization, consent or approval of, any Governmental Entity or any other Person (except for (A) compliance with any applicable requirements of the Securities Act, the Exchange Act or any state securities or Blue Sky laws, (B) any filings as may be required under the CGCL or the DGCL in connection with the Merger, (C) filings, permits, authorizations, consents and approvals as may be required under the HSR Act or (D) the filing with the SEC of (1) the Schedule TO and (2) the Registration Statement), (iii) result in a modification, violation or breach of, constitute (with or without notice or lapse of time or both) a default (or give rise to any right, including, but not limited to, any right of termination, amendment, cancellation or acceleration) under, or require any consent or approval under, any of the terms, conditions or provisions of any note, bond, mortgage, lien, indenture, lease, license, contract, understanding or agreement, whether oral or written, or other instrument or obligation to which the Purchaser or any Significant Subsidiary is a party or by which any of them or any of their respective properties or assets is bound (the "Purchaser Agreements"), or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Purchaser, any Purchaser Subsidiaries or any of their respective properties or assets; except in the case of clauses (ii) or (iii) where (x) any failure to obtain such permits, authorizations, consent or approvals, (y) any failure to make such filings or (z) any such modifications, violations, rights, breaches or defaults have not had and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect or have a material adverse effect on the ability of the Purchaser to consummate the Offer, the Merger or any of the other Transactions.

        Section 4.6    Purchaser SEC Documents and Purchaser Financial Statements.     The Purchaser and each of the Purchaser Subsidiaries has filed or furnished (as applicable) with the SEC all forms, reports, schedules, statements and other documents required by it to be filed or furnished (as applicable) since and including December 31, 2003 under the Exchange Act or the Securities Act (together with all certifications required pursuant to the Sarbanes-Oxley Act) (such documents and any other documents filed by the Purchaser and each Purchaser Subsidiary with the SEC, as have been amended since the time of their filing, collectively, the "Purchaser SEC Documents"). As of their respective dates the Purchaser SEC Documents (a) did not (or with respect to Purchaser SEC Documents filed after the date hereof, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC thereunder. None of the Purchaser Subsidiaries is currently required to file any forms, reports or other documents with the SEC. All of the audited consolidated financial statements and unaudited consolidated interim financial statements of the Purchaser and its consolidated Subsidiaries included in the Purchaser SEC Documents, as amended or supplemented prior to the date hereof (collectively, the "Purchaser Financial Statements"), (i) have been or will be, as the case may be, prepared from, are in accordance with, and accurately reflect the books and records of the Purchaser and its consolidated

Subsidiaries in all material respects, (ii) have been or will be, as the case may be, prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and (iii) fairly present in all material respects in accordance with GAAP the consolidated financial position and the consolidated results of operations and cash flows of the Purchaser and its consolidated Subsidiaries as of the times and for the periods referred to therein.

        Section 4.7    Litigation.     There is no claim, action, suit, arbitration, investigation, alternative dispute resolution action or any other judicial or administrative proceeding pending against (or, to the Purchaser's knowledge, threatened against or naming as a party thereto), the Purchaser or any Purchaser Subsidiary (or any of their respective rights or properties) or any executive officer or director of the Purchaser or any Purchaser Subsidiary (in their capacity as such), which has had or would reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect. None of the Purchaser or any Purchaser Subsidiary is subject to any outstanding order, writ, injunction, decree or arbitration ruling, judgment, award or other finding, which has had or would reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect or prohibit or materially delay the consummation of the Offer, the Merger or any of the other Transactions.

        Section 4.8    No Undisclosed Liabilities.     Except (a) as disclosed in the Purchaser SEC Documents filed prior to the date hereof or the Purchaser Financial Statements included therein, (b) for Liabilities incurred since December 31, 2006 that would not or would not reasonably be expected to, individually or in the aggregate, be in excess of $250,000, (c) for Liabilities incurred under this Agreement or in connection with the Transactions and (d) for Liabilities incurred under any Purchaser Agreement other than Liabilities due to breaches thereunder, neither the Purchaser nor any Purchaser Subsidiary has incurred any Liabilities required by GAAP to be recognized or disclosed on a consolidated balance sheet of the Purchaser or any Purchaser Subsidiary or in the notes thereto.

        Section 4.9    Absence of Purchaser Material Adverse Effect.     From December 31, 2006 through the date of this Agreement, no fact(s), change(s), event(s), development(s) or circumstance(s) has occurred, arisen, come into existence or become known, which has had or would reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

        Section 4.10    Information in the Information Statement.     None of the information supplied by the Purchaser in writing expressly for inclusion or incorporation by reference in the Information Statement (or any amendment thereof or supplement thereto) will, at the date mailed to the Company's shareholders and at the time of any meeting of Company shareholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.

        Section 4.11    Information in the Registration Statement, the Offer Documents and the Schedule 14D-9.     The Registration Statement will not (at the time it becomes effective under the Securities Act) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Purchaser with respect to statements made therein based on information supplied by the Company for inclusion in the Registration Statement. The Offer Documents will not (at the respective times such materials, or any amendments or supplements thereto, are filed with the SEC, first published, sent or given to shareholders of the Company, the Offer expires or shares of Purchaser Common Stock are delivered in connection with the Offer, or at the Effective Time, as the case may be) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Purchaser with respect to statements made therein based on information supplied by the Company for inclusion in the or the Offer Documents. Each of the Registration Statement and the Offer Documents will comply as to form in all material respects with applicable federal securities laws and the rules and regulations thereunder. The information supplied by the Purchaser expressly for inclusion in the Schedule 14D-9 will not (at the time the Schedule 14D-9, or any amendment or supplement thereto, is filed with the SEC, first published, sent or given to shareholders of the Company, the Offer expires or shares of Purchaser Common Stock are delivered in connection with the Offer, or at the Effective Time, as the case may be) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

        Section 4.12    No Vote Required.     No vote of the shareholders of the Purchaser is required by law, the Purchaser Governing Documents or otherwise in order for the Purchaser to consummate the Transactions.

        Section 4.13    Ownership of Shares.     As of the date of this Agreement, the Purchaser owns 1,612,436 Shares.

        Section 4.14    Tax Matters.     Neither the Purchaser nor, to its knowledge, any of its affiliates has taken or agreed to take any action that would prevent the Offer and the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. The Purchaser is not aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

        Section 4.15    Brokers; Expenses.     No broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Offer or the Merger based upon arrangements made by or on behalf of the Purchaser, other than those Persons the fees and expenses of which will be paid by the Purchaser.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER

        Section 5.1    Interim Operations of the Company.     Except as expressly set forth in Section 5.1 of the Company Disclosure Schedule, as expressly required pursuant to this Agreement (including with respect to the consummation of the Contribution and the Spin-Off) or as agreed in writing by the Purchaser, from the date hereof until the earlier of (A) the valid termination of this Agreement in accordance with Article VIII hereto and (B) the time the designees of the Purchaser have been elected to, and shall constitute a majority of, the Company Board of Directors pursuant to Section 1.3 (the "Appointment Date"), the Company shall, and shall cause the Company Subsidiaries to, (i) conduct the ADS Business in the ordinary course consistent with past practice, (ii) use commercially reasonable efforts to preserve intact the ADS Business present business organizations, (iii) use commercially reasonable efforts to maintain satisfactory relations with and keep available the services of their current officers and other key employees who are employed in the ADS Business, (iv) maintain in effect all material foreign, federal, state and local licenses, approvals and authorizations relating to the ADS Business, the Acquired Assets or the Retained Liabilities, including all material licenses and permits that are required for the Company or any Company Subsidiary to carry on the ADS Business and (v) use commercially reasonable efforts to preserve existing relationships with material customers, lenders, suppliers, distributors and others having material ADS Business relationships with the Company and the Company Subsidiaries. Without limiting the generality of the foregoing, except as expressly set forth in Section 5.1 of the Company Disclosure Schedule, as expressly required pursuant to this Agreement (including with respect to the consummation of the Contribution and the Spin-Off) or as agreed in writing by the Purchaser, from the date hereof until the earlier of (x) the valid termination of this Agreement in accordance with Article VIII hereto and (y) the Appointment Date, the Company shall not, nor shall it permit any Company Subsidiary to, directly or indirectly:

        (a)   amend the Company Governing Documents or equivalent documents of any Company Subsidiary or amend the terms of any outstanding security of the Company or any Company Subsidiary;

        (b)   split, combine, subdivide, redeem or reclassify any shares of capital stock of the Company or any Company Subsidiary;

        (c)   declare, set aside or pay any dividend or other distribution payable in cash, stock or property (or any combination thereof) with respect to its capital stock;

        (d)   redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, any Equity Interests;

        (e)   issue, sell, pledge, deliver, transfer, dispose of or encumber any shares of, or securities convertible into or exchangeable for, or grant any Company Stock Rights, Restricted Stock or warrants, calls, commitments or rights of any kind to acquire any shares of, capital stock of any class, or grant to any Person any right the value of which is based on the value of Shares or other capital stock, other than the issuance of Shares reserved for issuance on the date hereof pursuant to the exercise of the Company Stock Rights disclosed in Section 3.2(b) of the Company Disclosure Schedule and outstanding on the date hereof in the ordinary course of business consistent with past practice of the Company Stock Plans (or, if a Triggering Event (as defined in the Company Rights Agreement) by a party other than the Purchaser shall occur, the Company Rights);

        (f)    acquire (whether pursuant to merger, stock or asset purchase or otherwise) in one transaction or any series of related transactions (i) except in the ordinary course of business consistent with past practice, any assets (not constituting Excluded Assets) having a fair market value in excess of $25,000 or (ii) any Equity Interests in any Person or any business or division of any Person or all or substantially all of the assets of any Person (or business or division thereof);

        (g)   transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any Acquired Assets, other than (i) sales in the ordinary course of business consistent with past practice and (ii) dispositions of equipment and property no longer used in the operation of the business;

        (h)   (i) (A) incur or assume any long-term or short-term indebtedness for borrowed money constituting Retained Liabilities, other than under the Bank of America and General Electric Capital Corporation credit facilities referred to in the definition of "Retained Liabilities," or (B) make any material modification or amendment to the terms thereof; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person to the extent such obligations constitute Retained Liabilities; or (iii) make any loans, advances or capital contributions to, or investments in, any other Person other than (x) loans, advances or capital contributions to, or investments in, wholly owned Company Subsidiaries made in the ordinary course of business consistent with past practice or (y) loans, advances, capital contributions or investments that constitute Assumed Liabilities;

        (i)    make any change in, or accelerate the vesting of, the compensation or benefits payable or to become payable to, or grant any severance or termination pay to, any of its directors or ADS Employees (other than increases in wages to employees who are not directors, executive officers or affiliates, in the ordinary course of business consistent with past practice or as required by applicable law or the terms of any agreement existing on the date hereof and other than the acceleration of the vesting of Company Options), other than as required by law enter into or amend any employment, consulting, severance, retention, change in control, termination pay, collective bargaining or other agreement or any equity based compensation, pension, deferred compensation, welfare benefits or other employee benefit plan or arrangement, or make any loans to any of its directors or ADS

Employees or make any change in its existing borrowing or lending arrangements for or on behalf of any of such Persons pursuant to a Company Benefit Plan or otherwise;

        (j)    pay or make any accrual or arrangement for payment of any pension, retirement allowance or other employee benefit pursuant to any existing plan, agreement or arrangement to any director or ADS Employee or make any accrual or arrangement for payment to any directors of the Company or ADS Employees of any amount relating to unused vacation days, except payments and accruals made in the ordinary course of business consistent with past practice; adopt or pay, grant, issue, accelerate or accrue salary or other payments or benefits pursuant to any pension, profit-sharing, bonus, extra compensation, incentive, deferred compensation, Company Stock Plan, stock purchase, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or any employment or consulting agreement with or for the benefit of any Company director or ADS Employee, whether past or present, or amend in any material respect any such existing plan, agreement or arrangement in a manner inconsistent with the foregoing;

        (k)   except as publicly announced prior to the date hereof, plan, announce, implement or effect any material reduction in labor force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of ADS Employees other than routine employee terminations for cause or following performance reviews;

        (l)    incur any capital expenditures relating to the ADS Business or any Retained Liabilities in respect thereof in excess of $20,000, individually, or $75,000, in the aggregate during any calendar month;

        (m)  enter into any agreement or arrangement that limits or otherwise restricts the Company, any Company Subsidiary (other than the PPB Sub) or any of their present or future affiliates or any successor thereto from engaging or competing in any line of business or in any location;

        (n)   enter into, amend, modify or terminate any material contract, agreement or arrangement (including any Company Material Contract) relating to the ADS Business, the Acquired Assets or the Retained Liabilities, or otherwise waive, release or assign any material rights, claims or benefits thereunder;

        (o)   settle, pay or discharge any litigation, investigation, arbitration, proceeding or other claim relating to the ADS Business or Retained Liability, other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice, of such claims and Liabilities (i) expressly disclosed or reserved against in the most recent Company Financial Statements included in the Company SEC Documents filed prior to the date hereof in amounts no greater than the amount reserved with respect to the relevant Liability therein or (ii) incurred in the ordinary course of business consistent with past practice since the date of such financial statements;

        (p)   permit any insurance policy relating to the ADS Business naming it as a beneficiary or a loss payee to be cancelled or terminated without reasonable prior notice to the Purchaser;

        (q)   change any of the accounting methods used by it materially affecting its assets, liabilities or business, except for such changes required by GAAP or Regulation S-X promulgated under the Exchange Act, as concurred in by its independent registered public accountants;

        (r)   revalue in any material respect any Acquired Assets, including writing down the value of inventory or writing down notes or accounts receivable, other than in the ordinary course of business consistent with past practice;

        (s)   make or change any material Tax election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Returns;

        (t)    adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary (other than as contemplated by this Agreement);

        (u)   take any action, including the amendment of the Company Rights Agreement (other than as contemplated by this Agreement) or the adoption of any other shareholder rights plan, which would, directly or indirectly, restrict or impair the ability of the Purchaser to vote, or otherwise to exercise the rights and receive the benefits of a shareholder with respect to, securities of the Company acquired or controlled or to be acquired or controlled by the Purchaser;

        (v)   take, or agree in writing or otherwise to take, any action that would or is reasonably likely to result in any of the conditions to the Merger set forth in Article VII hereto or any of the conditions or requirements to the Offer set forth in Annex I not being satisfied, or would make any representation or warranty of the Company contained herein inaccurate in any material respect at, or as of any time prior to, the Effective Time, or that would materially impair the ability of the Company to consummate the Merger in accordance with the terms hereof or materially delay such consummation; and

        (w)  enter into any written agreement, contract, commitment or arrangement to do any of the foregoing, or authorize, recommend, propose, in writing or announce an intention to do any of the foregoing.

        Section 5.2    Interim Operations of the Purchaser.     Except as expressly required pursuant to this Agreement or as agreed in writing by the Company, from the date hereof until the earlier of (x) the valid termination of this Agreement in accordance with Article VIII hereto and (y) the Effective Time, the Purchaser shall not, nor shall it permit any Purchaser Subsidiary to, directly or indirectly:

        (a)   amend the Purchaser Governing Documents in a manner adverse to the Company's shareholders as opposed to any other holders of shares of Purchaser Common Stock;

        (b)   split, combine, subdivide or reclassify any shares of capital stock of the Purchaser without appropriate adjustment being made to the Offer Consideration payable to the holders of Shares in the Offer or the Merger;

        (c)   declare, set aside or pay any dividend or other distribution payable in cash, stock or property (or any combination thereof) with respect to its capital stock;

        (d)   adopt a plan of complete or partial liquidation or dissolution;

        (e)   issue, sell or grant any shares of capital stock of the Purchaser except at the market price or upon the exercise of options, warrants, convertible securities, calls, commitments or rights of any kind to acquire any shares of such capital stock which were issued with an exercise or conversion price of not less than the market price at the time of issuance; provided, however, that the foregoing shall not prohibit issuances of capital stock, options or rights as part of normal employee compensation in the ordinary course of business; and provided, further, however, that this clause (e) shall not prohibit the issuance of capital stock, options, warrants, convertible securities or other rights in connection with the acquisition of another Person or business or division of another Person if such acquisition is otherwise permitted by clause (f) below;

        (f)    acquire (whether pursuant to merger, stock or asset purchase or otherwise) in one transaction or any series of related transactions any equity interests in any Person or any business or division of any Person or all or substantially all of the assets of any Person (or business or division thereof), unless such acquisition or the entering into of a definitive agreement relating to the consummation of such acquisition would not, in the reasonable judgment of the Purchaser at the time of such determination, (A) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Entity necessary to consummate the Offer or the Merger or the expiration or termination of any applicable waiting period under the HSR Act, or (B) materially increase the risk of any Governmental Entity entering an order prohibiting the consummation of the Offer or the Merger or commencing any action seeking to achieve any of the effects described in clause (i) of paragraph (a) of Annex I; and

        (g)   enter into any written agreement, contract, commitment or arrangement to do any of the foregoing, or authorize, recommend, propose, in writing or announce an intention to do any of the foregoing.

        Section 5.3    No Solicitation; Unsolicited Proposals.     (a) Except as permitted by Section 5.3(f), from the date of this Agreement until the Effective Time or, if earlier, the valid termination of this Agreement in accordance with Article VIII, the Company shall not, and shall cause all of the Company Subsidiaries and the Company's and such Company Subsidiaries' respective officers, directors, employees, investment bankers, attorneys, accountants or other agents (collectively, "Representatives") not to, directly or indirectly, (i) solicit or initiate (including by way of furnishing information) any inquiries or the making or submission of any proposal that constitutes an Acquisition Proposal, (ii) solicit any inquiries that may relate to an Acquisition Proposal, (iii) participate or engage in any discussions or negotiations with, or disclose or provide any non-public information or data relating to the Company or any Company Subsidiary or afford access to the properties, books or records or employees of the Company or any Company Subsidiary to, any Person (or group of Persons) other than the Purchaser and its Subsidiaries and Representatives (any such Person and its Representatives (excluding the Company's and the Purchaser's Representatives in their capacity as such), a "Third Party") relating to an Acquisition Proposal, (iv) attempt to make or implement an Acquisition Proposal, (v) accept an Acquisition Proposal, or (vi) enter into any agreement, arrangement, undertaking, contract, commitment or understanding (including any agreement in principle or letter of intent or understanding) with respect to or contemplating an Acquisition Proposal or enter into any agreement, arrangement, undertaking, contract, commitment or understanding requiring the Company to abandon, terminate or fail to consummate the Transactions.

        (b)   Notwithstanding the restrictions set forth in Section 5.3(a), if, at any time prior to the Acceptance Date, (i) the Company receives an unsolicited bona fide written proposal from a Third Party relating to an Acquisition Proposal and under circumstances in which the Company has complied with its obligations under Section 5.3(a) or the Company receives a bona fide written proposal relating to an Acquisition Proposal from a Third Party with whom the Company has conducted discussions or negotiations prior to the date of this Agreement with respect to an Acquisition Proposal and (ii) the Company Board of Directors concludes in good faith (after consultation with its financial advisor and outside legal counsel) (such consultation with a financial advisor and outside legal counsel, "After Consultation") that (A) such Acquisition Proposal is, or is reasonably likely to result in, a Superior Proposal and (B) the failure to provide nonpublic information or data concerning the Company or participate in negotiations or discussions concerning such Acquisition Proposal would result in a breach by the Company Board of Directors of its fiduciary duties to the Company's shareholders under applicable law, the Company may, subject to its giving the Purchaser at least three (3) business days' prior written notice (which notice shall contain, the identity of such Third Party, a copy of the written Acquisition Proposal, a description of any other material terms pertinent thereto and a statement to the effect that the Company has complied with its covenants under, and made the determination required by, this Section 5.3 and intends to furnish nonpublic information to, or enter into discussions or negotiations with, such Third Party), (x) furnish information with respect to the Company and Company Subsidiaries to such Third Party pursuant to a customary confidentiality agreement containing terms no less restrictive than the terms of the Confidentiality Agreement, dated August 16, 2006, by and between the Purchaser and the Company (the "Confidentiality Agreement"), provided, that a copy of all such information is delivered simultaneously to the Purchaser to the extent it has not previously been so furnished to the Purchaser and (y) participate in discussions or negotiations regarding such Acquisition Proposal.

        (c)   In addition to any prior notice obligations contained in Section 5.3(b), the Company shall as promptly as practicable (and in any event within twenty-four (24) hours) notify and advise the Purchaser of any Acquisition Proposal or of any request for information or inquiry that relates to or could be expected to lead to an Acquisition Proposal, which notification shall include (i) the applicable written Acquisition Proposal, request or inquiry (or, if oral, the material terms and conditions of such Acquisition Proposal, request or inquiry) and (ii) the identity of the Person (and its principals) making such Acquisition Proposal, request or inquiry. The Company shall inform the Purchaser as promptly as practicable (and in any event within twenty-four (24) hours) of any changes (whether or not in writing) in the material terms or conditions of any Acquisition Proposal received (including any change in price, structure or form of the consideration). In fulfilling its obligations under this Section 5.3(c), the Company shall provide or make available promptly (and in any event within twenty-four (24) hours) to the Purchaser copies of all written correspondence or other written material, including material in electronic form, between the Company or its Representatives and such Third Party or its Representatives.

        (d)   Nothing contained in this Agreement shall prohibit the Company from issuing a "stop-look-and-listen communication" pursuant to Rule 14d-9(f) or taking and disclosing to its shareholders a position as required by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act, subject to compliance with the requirements of Section 5.3(a), (b) and (c) and Section 5.4.

        (e)   The Company agrees not to release or permit the release of any Person from, or to waive or permit the waiver of any provision of, any confidentiality, "standstill" or similar agreement to which any of the Company or any Company Subsidiary is a party and will promptly provide the Purchaser with a copy of such agreements. The Company will use its best efforts to enforce or cause to be enforced each such agreement at the request of the Purchaser.

        (f)    Nothing in this Section 5.3 or in any other provision of this Agreement shall prohibit the Company or its Representatives from continuing discussions or negotiations with respect to an Acquisition Proposal with any Third Party if such discussions or negotiations with the Third Party were commenced prior to the date of this Agreement; provided that the Company shall have the burden of demonstrating that such discussions or negotiations commenced prior to the date of this Agreement in the event of a dispute with the Purchaser regarding that issue.

        Section 5.4    Board Recommendation.     (a) Subject to Section 5.4(b), neither the Company Board of Directors nor any committee thereof shall (i) withdraw, qualify, modify, change or amend in any manner adverse to the Transactions, the Purchaser (including pursuant to the Schedule 14D-9 or any amendment thereto), the approval or recommendation by the Company Board of Directors or any committee thereof of the Offer, this Agreement, the Merger or any other Transaction (the "Company Recommendation") or take any action or make any statement, filing or release inconsistent with the Company Recommendation, (ii) take a neutral position or make no recommendation with respect to an Acquisition Proposal that has been publicly disclosed or otherwise become known to any Person other than the Company, the Purchaser and their respective Representatives ("Public Disclosure") after a reasonable amount of time has elapsed for the Company Board of Directors or any committee thereof to review and make a recommendation with respect thereto (and in no event more than ten (10) business days following such Public Disclosure), (iii) fail to reconfirm the Company Recommendation or its approval of this Agreement, the Offer, the Merger or any other Transaction promptly, and in any event within two (2) business days, following the Purchaser's request to do so, (iv) approve or recommend (or propose publicly to approve or recommend) any Acquisition Proposal, (v) if a tender offer or exchange offer that, if successful, would result in any Person or group becoming a beneficial owner of ten percent (10%) or more of the outstanding Shares is commenced (other than by the Purchaser or Haig S. Bagerdjian), fail to recommend that the Company's shareholders not tender their Shares in such tender or exchange offer, (vi) permit the Company or any Company Subsidiary to enter into any agreement (other than a confidentiality agreement as contemplated by Section 5.3(b)), arrangement or understanding, including any letter of intent or understanding, with respect to any Acquisition Proposal or (vii) resolve or propose to take any action described in clauses (i) through (vi) (each of the foregoing actions described in clauses (i) through (vii) being referred to as a "Company Change in Recommendation").

        (b)   Notwithstanding the provisions of Section 5.4(a), if, prior to the Acceptance Date, the Company Board of Directors determines in good faith, After Consultation, that the failure to make a

Company Change in Recommendation described in clause (i), (ii), (iii), (iv) or (v) would result in a breach by the Company Board of Directors of its fiduciary duties to the Company's shareholders under applicable law, the Company Board of Directors may make a Company Change in Recommendation described in such clauses of Section 5.4(a) to the extent required to prevent such a breach but, in each case, only (i) after the Company provides to the Purchaser a written notice (a "Notice of Recommendation Change") (x) of its intention to make a Company Change in Recommendation, (y) if such Company Change in Recommendation is in connection with a Superior Proposal, (1) specifying the material terms and conditions of such Superior Proposal, including the amount per Share that the Company's shareholders will receive and including a copy of such Superior Proposal with all accompanying documentation and (2) identifying the Person making such Superior Proposal (it being understood and agreed that any amendment to the financial terms or any other material terms of such Superior Proposal shall require a new Notice of Recommendation Change and a new five (5) business day period) and (z) if such Company Change in Recommendation is not in connection with a Superior Proposal, specifying the reason therefor, (ii) after cooperating in good faith with the Purchaser to make such adjustments in the terms and conditions of this Agreement as would enable the Company to proceed with the Company Recommendation without a Company Change in Recommendation; provided, however, that any such adjustment to the terms and conditions of this Agreement shall be at the sole discretion of the Purchaser at the time, and (iii) if the Purchaser does not, within five (5) business days of the Purchaser's receipt of the Notice of Recommendation Change, make an offer that the Board of Directors of the Company determines in good faith, After Consultation, (x) in the case of a Company Change in Recommendation in connection with a Superior Proposal, to be as favorable to the Company's shareholders as such Superior Proposal or (y) if such Company Change in Recommendation is not in connection with a Superior Proposal, would otherwise enable the Company to proceed with the Company Recommendation. Notwithstanding the foregoing, the Company shall not be entitled to enter into any written agreement (other than a confidentiality agreement as contemplated by Section 5.3(b)), arrangement or understanding with respect to a Superior Proposal unless this Agreement has been or concurrently is validly terminated by its terms pursuant to Section 8.1(f) and the Purchaser has received, by wire transfer of immediately available funds, any amounts due to the Purchaser pursuant to Section 8.2(b).

        Section 5.5    Notification.     The Company agrees that it will promptly inform its and the Company Subsidiaries' respective Representatives of the obligations undertaken in this Article V.

ARTICLE VI

ADDITIONAL AGREEMENTS

        Section 6.1    Additional Agreements.     Subject to the terms and conditions hereof, the Company, the Purchaser and the PPB Sub shall comply in all material respects with all applicable laws and with all applicable rules and regulations of any Governmental Entity to achieve the satisfaction of the Minimum Condition and all other conditions and requirements set forth in Annex I attached hereto and in Article VII, and to consummate and make effective the Merger and the other Transactions. Subject to the limitations set forth in Section 6.4, the Company, the Purchaser and the PPB Sub shall use their commercially reasonable efforts to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and to use their commercially reasonable efforts to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the Transactions; provided, that nothing contained in this Section 6.1 shall require any party to waive or exercise any right hereunder which is waivable or exercisable in the sole discretion of such party. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of the Company, the Purchaser and the

PPB Sub shall use their commercially reasonable efforts to take, or cause to be taken, all such necessary actions.

        Section 6.2    Notification of Certain Matters.     The Company shall give prompt notice to the Purchaser and the Purchaser shall give prompt notice to the Company, of (a) the occurrence or non-occurrence of any event whose occurrence or non-occurrence, as the case may be, would be likely to cause either (i) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time or (ii) any condition or requirement set forth in Annex I to be unsatisfied at any time from the date hereof to the Acceptance Date (except to the extent it refers to a specific date) and (b) any material failure of the Company or the Purchaser, as the case may be, or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.2 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the representations or warranties of the parties or the conditions to the obligations of the parties hereto.

        Section 6.3    Access; Confidentiality.

        (a)   From the date of this Agreement until the Effective Time, the Company shall, and shall cause the Company Subsidiaries to, (i) upon reasonable prior notice, give the Purchaser, its officers and a reasonable number of its employees and its authorized representatives, reasonable access during normal business hours to the Company Agreements relating to the ADS Business and to contracts, books, records, analysis, projections, plans, systems, personnel, commitments, offices and other facilities and properties of the Company and the Company Subsidiaries relating to the ADS Business and their accountants and accountants' work papers relating to the ADS Business and (ii) furnish the Purchaser on a timely basis with such financial and operating data and other information with respect to the ADS Business, the Acquired Assets and the Retained Liabilities as the Purchaser may from time to time reasonably request and use commercially reasonable efforts to make available at all reasonable times during normal business hours to the officers, employees, accountants, counsel and other representatives of the Purchaser the appropriate individuals (including management personnel, attorneys, accountants and other professionals) for discussion of the ADS Business, the Acquired Assets and the Retained Liabilities as the Purchaser may reasonably request.

        (b)   The terms of the Confidentiality Agreement shall apply to any information provided to the Purchaser pursuant to Section 6.3(a).

        (c)   No investigation heretofore conducted or conducted pursuant to this Section 6.3 shall affect any representation or warranty made by the parties hereunder.

        Section 6.4    Consents and Approvals.

        (a)   Each of the Company and the Purchaser shall use its commercially reasonable efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under any applicable law or otherwise to consummate and make effective the Transactions as promptly as practicable, (ii) obtain from any Governmental Entities any consents, licenses, permits, waivers, clearances, approvals, authorizations or orders required to be obtained or made by the Purchaser or the Company or any of their respective Subsidiaries, or avoid any action or proceeding by any Governmental Entity (including, without limitation, those in connection with the HSR Act), in connection with the authorization, execution and delivery of this Agreement and the consummation of the Transactions, (iii) make or cause to be made the applications or filings required to be made by the Purchaser or the Company or any of their respective Subsidiaries under or with respect to the HSR Act or any other applicable laws in connection with the authorization, execution and delivery of this Agreement and the consummation of the Transactions, and pay any fees due in connection with such applications or filings, as promptly as is reasonably practicable, and in any event within ten (10) business days after the date hereof, (iv) comply at the earliest practicable date with any request under or with respect to the HSR Act and any such other applicable laws for additional information, documents or other materials received by the Purchaser or the Company or any of their respective Subsidiaries from the Federal Trade Commission or the Department of Justice or any other Governmental Entity in connection with such applications or filings or the Transactions and (v) coordinate and cooperate with, and give due consideration to all reasonable additions, deletions or changes suggested by the other party in connection with, making (A) any filing under or with respect to the HSR Act or any such other applicable laws and (B) any filings, conferences or other submissions related to resolving any investigation or other inquiry by any such Governmental Entity. Each of the Company and the Purchaser shall, and shall cause their respective affiliates to, furnish to the other party all information necessary for any such application or other filing to be made in connection with the Transactions. Each of the Company and the Purchaser shall promptly inform the other of any material communication with, and any proposed understanding, undertaking or agreement with, any Governmental Entity regarding any such application or filing. If a party hereto intends to independently participate in any meeting with any Governmental Entity in respect of any such filings, investigation or other inquiry, then such party shall give the other party reasonable prior notice of such meeting and invite Representatives of the other party to participate in the meeting with the Governmental Entity unless prohibited by such Governmental Entity. The parties shall coordinate and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with all meetings, actions and proceedings under or relating to any such application or filing.

        (b)   The Company and the Purchaser shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, commercially reasonable efforts to obtain any third party consents, (i) necessary, proper or advisable to consummate the Transactions, (ii) required to be disclosed in the Company Disclosure Schedule or (iii) required to prevent a Company Material Adverse Effect or a Purchaser Material Adverse Effect from occurring prior to or after the consummation of the Offer; provided, however, that the Company and the Purchaser shall coordinate and cooperate in determining whether any actions, notices, consents, approvals or waivers are required to be given or obtained, or should be given or obtained, from parties to any Company Material Contracts in connection with consummation of the Transactions and seeking any such actions, notices, consents, approvals or waivers. In the event that either party shall fail to obtain any third party consent described in the first sentence of this Section 6.4(b), such party shall use commercially reasonable efforts, and shall take any such actions reasonably requested by the other party hereto, to mitigate any adverse effect upon the Company and the Purchaser, their respective Subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result after the consummation of the Offer, from the failure to obtain such consent. Notwithstanding the foregoing, the Purchaser shall not be required to, and neither the Company or any Company Subsidiary will without the written consent of the Purchaser, make any material payment to any third party or agree to any limitation on the conduct of its business, in order to obtain any such consent.

        (c)   From the date of this Agreement until the consummation of the Offer, each of the Purchaser and the Company shall promptly notify the other in writing of any pending or, to the knowledge of the Purchaser or the Company (as the case may be), threatened action, suit, arbitration or other proceeding or investigation by any Governmental Entity or any other Person (i) challenging or seeking material damages in connection with the Transactions or (ii) seeking to restrain or prohibit the consummation of the Transactions or otherwise limit in any material respect the right of the Purchaser or any affiliate of the Purchaser to own or operate all or any portion of the businesses or assets of the Company or any Company Subsidiary.

        (d)   If any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity challenging the Transactions as violative of any applicable law, each of the Company and the Purchaser shall, and shall cause their respective affiliates to, cooperate and use their commercially reasonable efforts to contest and resist, except insofar as the Company and the Purchaser may otherwise agree, any such action or proceeding, including any action or proceeding that seeks a temporary restraining order or preliminary injunction that would prohibit, prevent or restrict consummation of the Transactions.

        (e)   Notwithstanding anything set forth in this Agreement, nothing contained in this Agreement shall give the Purchaser, directly or indirectly, the right to control or direct the operations of the Company prior to the consummation of the Offer. Prior to the consummation of the Offer, the Company shall exercise, consistent with the terms and conditions of this Agreement, control and supervision over its business operations.

        (f)    If necessary to obtain from any Governmental Entities any consents, licenses, permits, waivers, clearances approvals, authorizations or orders required to be obtained or made by the Purchaser or the Company or any of their respective Subsidiaries, under the HSR Act, each of the Purchaser and the Company shall cooperate with each other, and if necessary to (x) obtain any such regulatory approval or (y) have vacated, lifted, reversed or overturned any decree, judgment, injunction, or other order (whether temporary, preliminary or permanent).

        Section 6.5    Publicity.     So long as this Agreement is in effect, neither the Company nor the Purchaser, nor any of their respective controlled affiliates, shall issue or cause the publication of any press release or other announcement with respect to the Offer, the Merger or this Agreement without the prior consent of the other party, except as such party reasonably concludes, after receiving the advice of outside counsel, is required by applicable law or by any listing agreement with or the listing rules of a national securities exchange or trading market in which event such party shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other party to review and comment upon such press release or other announcement and shall give due consideration to all reasonable additions, deletions or changes suggested thereto.

        Section 6.6    Directors' and Officers' Insurance and Indemnification.

        (a)   For a period of six (6) years after the Effective Time, the Surviving Corporation shall indemnify, defend and hold harmless the individuals who served as officers or directors of the Company and the Company Subsidiaries at any time at or prior to the Effective Time (the "Covered Persons") as provided by the terms of the Company Governing Documents in effect on the date hereof and under any agreements (the "Indemnification Agreements") as in effect on the date hereof (true, complete and correct copies of which previously have been provided to the Purchaser) against any liabilities and expenses (including counsel fees and disbursements, and amounts of judgments, fines or penalties against, or amounts paid in settlement by, any Covered Person) actually and reasonably incurred by such Covered Persons arising out of or relating to actions or omissions occurring at or prior to the Effective Time to the full extent permissible under applicable provisions of the CGCL and/or the DGCL; provided, that the Surviving Corporation's obligation to pay any amount in settlement shall be conditioned upon such settlement being effected with the written consent of the Surviving Corporation, which consent shall not be unreasonably withheld; provided, further, that in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims.

        (b)   The Surviving Corporation shall advance expenses (including reasonable legal fees and expenses) incurred in the defense of any claim, action, suit, proceeding or investigation with respect to any matters subject to indemnification pursuant to Section 6.6(a) pursuant to the procedures set forth, and to the extent provided, in the Company Governing Documents or the Indemnification Agreements as in effect on the date hereof; provided, however, that any Person to whom expenses are advanced undertakes, to the extent required by the Company Governing Documents or the CGCL and/or the

DGCL, to repay such advanced expenses if it is ultimately determined that such Person is not entitled to indemnification.

        (c)   The Surviving Corporation shall maintain and extend all existing officers' and directors' liability insurance ("D&O Insurance") for a period of not less than six (6) years after the Effective Time with respect to claims arising in whole or in part from facts or events that actually or allegedly occurred on or before the Effective Date, including in connection with the approval of this Agreement and the Transactions; provided, however, that the Surviving Corporation may substitute therefor policies of substantially equivalent coverage and amounts containing terms no less favorable to the Covered Persons than the existing D&O Insurance; provided, further, that if the existing D&O Insurance expires or is terminated or cancelled during such period through no fault of the Surviving Corporation, the Surviving Corporation shall obtain substantially similar D&O Insurance; provided further, however, that in no event shall the Surviving Corporation be required to pay aggregate premiums for insurance under this Section 6.6(c) in excess of 300% of the aggregate premiums paid by the Company in 2006 for such purpose (the "Base Premium"), the true and correct amount of which is set forth in Section 6.6(c) of the Company Disclosure Schedule; and provided, further, that if the Surviving Corporation is unable to obtain the amount of insurance required by this Section 6.6(c) for such aggregate premium, the Surviving Corporation shall obtain as much insurance as can be obtained for aggregate premiums not in excess of 300% of the Base Premium. In lieu of the foregoing, the Purchaser may elect to obtain prepaid policies prior to the Effective Time, which policies provide the Covered Persons with D&O Insurance coverage of equivalent amount and on at least as favorable terms as that provided by the Company's current D&O Insurance for an aggregate period of at least six (6) years with respect to claims arising from facts or events that occurred on or before the Effective Time, including, without limitation, in connection with the approval of this Agreement and the Transactions. If such prepaid policies have been obtained prior to the Effective Time, the Surviving Corporation shall be relieved of all further obligations under this Section 6.6(c); provided, that the Surviving Corporation shall maintain such policies in full force and effect, and continue to honor its obligations thereunder.

        (d)   In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in each such case, proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume all of the applicable obligations set forth in this Section 6.6.

        (e)   The Covered Persons (and their successors and heirs) are intended third party beneficiaries of this Section 6.6, and this Section 6.6 shall not be amended in a manner that is adverse to the Covered Persons (including their successors and heirs) or terminated without the consent of the Covered Persons (including their successors and heirs) affected thereby.

        Section 6.7    State Takeover Laws.     If any "control share acquisition", "fair price" or other anti-takeover laws or regulations enacted under state or federal laws becomes or is deemed to become applicable to the Company, the Offer, the acquisition of Shares pursuant to the Offer, the Merger or any other Transaction, then the Company Board of Directors shall take all action necessary to render such statute inapplicable to the foregoing.

        Section 6.8    Certain Tax Matters.

        (a)   During the period from the date hereof to the Effective Time, the Company shall and shall cause each of the Company Subsidiaries to: (i) timely file all Tax Returns ("Post Signing Returns") required to be filed by the Company or such Company Subsidiary, as the case may be, and all Post Signing Returns shall be prepared in a manner consistent with past practice, (ii) timely pay all Taxes due and payable by the Company and such Company Subsidiary, respectively and (iii) promptly notify the Purchaser of any federal or state income or franchise, or other material Tax, suit, claim, action, investigation, proceeding or audit pending against or with respect to the Company or any Company Subsidiary in respect of any Tax matters (or any significant developments with respect to ongoing Tax matters), including material Tax liabilities and material refund claims.

        (b)   This Agreement is intended to constitute a "plan of reorganization" within the meaning of Section 1.368-2(g) of the income tax regulations promulgated under the Code. From and after the date of this Agreement and until the Effective Time, each party hereto shall use its reasonable best efforts to cause the Offer and the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Offer and the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Following the Effective Time, none of the Surviving Corporation or any of its affiliates knowingly shall take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could cause the Offer and the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.

        Section 6.9    Company Affiliates.     No later than five (5) business days after the date of this Agreement, the Company shall deliver to the Purchaser a list of names and addresses of those persons who were, in the Company's reasonable judgment, on such date, affiliates (within the meaning of Rule 145 of the rules and regulations promulgated under the Securities Act (each such person being, a "Company Affiliate")) of the Company. The Company shall provide the Purchaser with such information and documents as the Purchaser shall reasonably request for purposes of reviewing such list. The Company shall use its reasonable best efforts to deliver or cause to be delivered to the Purchaser, prior to the Initial Expiration Date, an affiliate letter in the form attached hereto as Exhibit B, executed by each of the Company Affiliates identified in the foregoing list and any person who shall, to the knowledge of the Company, have become a Company Affiliate subsequent to the delivery of such list. Notwithstanding anything in this Agreement to the contrary, the Purchaser shall not be required to maintain the effectiveness of the Registration Statement for the purpose of resale by Company Affiliates of shares of Purchaser Common Stock.

        Section 6.10    Nasdaq Listing.     The Purchaser shall as promptly as practicable prepare and submit to the Nasdaq a listing application covering the shares of Purchaser Common Stock to be issued in the Offer and the Merger, and shall use its reasonable efforts to obtain, prior to the Initial Expiration Date (or as soon thereafter as practicable) and prior to the Effective Time, approval for the listing of Purchaser Common Stock to be issued in the Offer and the Merger, as the case may be, subject to official notice of issuance to the Nasdaq, and the Company shall cooperate with the Purchaser with respect to such listing.

        Section 6.11    Company Rights Agreement.     The Company covenants and agrees that, prior to the valid termination of this Agreement in accordance with Article VIII hereto, it will not (A) redeem the Company Rights, (B) amend the Company Rights Agreement or (C) take any action which would allow any Person (as defined in the Company Rights Agreement) other than the Purchaser, any Purchaser Subsidiary or Haig Bagerdjian to beneficially own (for purposes of this Section 6.11, as defined in the Company Rights Agreement) twenty percent (20%) or more of the Shares without causing a Distribution Date or a Triggering Event (as each such term is defined in the Company Rights Agreement) to occur.

        Section 6.12    Employee Benefit and Section 16 Matters.     The Purchaser agrees that, from and after the Effective Time, except as explicitly provided herein, the Purchaser shall assume and honor all employee benefit plans and programs in which any ADS Business employee of the Company or any Company Subsidiary (the "ADS Employees") participates in accordance with their terms as in effect immediately prior to the Effective Time, subject to any amendment or termination thereof that may be permitted by such terms or as otherwise permitted by applicable law; provided that, in lieu of any benefits under Company Benefit Plans, the Purchaser may provide the ADS Employees who continue to be employed by the Purchaser after the Effective Time with employee benefits under the Purchaser's employee benefit plans and programs pursuant to the terms thereof. The foregoing shall not be construed to prevent the termination of employment of any ADS Employee or the amendment or termination of any particular employee benefit plan or program to the extent permitted by its terms as in effect immediately prior to the Effective Time or as otherwise permitted by applicable law. The provisions of this Section 6.12 are not intended to create rights of third party beneficiaries. Prior to the Effective Time, the Company Board of Directors, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the receipt by any officer or director of the Company who is a covered person of the Company for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder ("Section 16") of shares of Purchaser Common Stock in exchange for Shares pursuant to this Agreement and the Merger shall be an exempt transaction for purposes of Section 16.

        Section 6.13    Contribution and Spin-Off Transactions.     On the Acceptance Date prior to the consummation of the Offer, the Company and the PPB Sub shall consummate the Contribution and immediately thereafter consummate the Spin-Off. In connection therewith, the PPB Sub shall, and the Company shall cause the PPB Sub to, (i) as promptly as practicable, and in any event, within forty five (45) business days after the date hereof, prepare and file with the SEC a registration statement on Form 10 promulgated under the Exchange Act to register the capital stock of the PPB Sub (the "Form 10"); (ii) prepare and submit to the Nasdaq a listing application covering the shares of capital stock of the PPB Sub to be distributed to the Company's shareholders in the Spin-Off; (iii) use its reasonable efforts to obtain, prior to the consummation of the Spin-Off, approval for the listing of such shares, subject to official notice of issuance to the Nasdaq; and (iv) take any other action reasonably necessary or desirable to effect the Contribution and the Spin-Off. The PPB Sub and the Company shall provide the Purchaser and its counsel with copies of any written comments, and shall inform them of any oral comments, that the PPB Sub or the Company or their counsel may receive from time to time from the SEC or its staff with respect to the Form 10 promptly after receipt of such comments, and any written or oral responses thereto. The PPB Sub shall, and the Company shall cause the PPB Sub to, use all reasonable efforts to have the Form 10 declared effective under the Exchange Act as promptly as practicable and to keep the Form 10 effective as long as is necessary to consummate the Spin-Off. If, at any time, the PPB Sub or the Company discovers any information relating to it, or any of its affiliates, officers or directors, that should be set forth in an amendment to the Form 10 so that such document would not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, the PPB Sub and the Company shall promptly notify the Purchaser and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the Company's shareholders, in each case as and to the extent required by applicable federal securities laws. The Company shall use its best efforts to deliver the Audited Income Statement to the Purchaser as soon as practicable, and in any event, within thirty (30) business days after the date hereof.

        Section 6.14    Delivery of Financial Statements.     The Company shall cause to be delivered to the Purchaser unaudited consolidated balance sheets for the ADS Business and related unaudited consolidated statements of income of the Company and its consolidated Subsidiaries for the ADS Business, for each monthly period completed subsequent to the date of this Agreement (the "Monthly Unaudited Financial Information"). The Monthly Unaudited Financial Information shall be so delivered on or before the date that is thirty (30) days following the end of the relevant month.

        Section 6.15    Non-Solicitation by the Parties.     Prior to the Acceptance Date and, if this Agreement is terminated for any reason, prior to the first anniversary of the termination of this Agreement, each party hereto agrees that it shall not, directly or indirectly, (i) seek to employ or recruit any employee of the other party (or its Subsidiaries), unless such employee (x) resigns voluntarily (without any direct or indirect solicitation or other inducement from such party or any of its affiliates), (y) is terminated by such other party, or (z) seeks employment on an unsolicited basis, or in response to general advertising conducted in the ordinary course of the business of such party consistent with past practice and which is not specifically directed towards employees of such other party or its Subsidiaries or (ii) induce or attempt to induce any officer or director of the other party to leave the employ of the other party. Other than as contemplated by the Media Distribution Service Agreement, prior to the Acceptance Date, each party hereto agrees that it shall not, directly or indirectly, (a) solicit any customer, supplier, licensee, licensor or other business relation of the other party with respect to the products and/or services of the ADS Business or the equivalent business of the Purchaser, as applicable, or (b) induce or attempt to induce any customer, supplier, licensee, licensor or other business relation of the ADS Business or the equivalent business of the Purchaser, as applicable, to cease doing business with the other party; provided, however, that notwithstanding the foregoing, the Purchaser may respond to unsolicited requests from customers of the ADS Business. Other than as contemplated by the Media Distribution Service Agreement, if this Agreement is terminated for any reason, during the 120-day period following the termination of this Agreement, the Purchaser agrees that it shall not, directly or indirectly, (I) solicit any customer, supplier, licensee, licensor or other business relation of the Company with respect to the products and/or services of the ADS Business or (II) induce or attempt to induce any customer, supplier, licensee, licensor or other business relation of the ADS Business to cease doing business with the Company; provided, however, that notwithstanding the foregoing, the Purchaser may respond to unsolicited requests from customers of the ADS Business.

        Section 6.16    Appraisal.     As soon as reasonably practicable following the date hereof, the Company shall retain the Company Financial Advisor to determine the PPB Fair Market Value (such determination being referred to as the "Appraisal"). The Company Financial Advisor shall deliver to the Purchaser and the Company a written report setting forth the Appraisal (the "PPB Appraisal Report"). The Company and the PPB Sub will cooperate with the Company Financial Advisor in connection with the conduct of the Appraisal and promptly provide the Company Financial Advisor with such information that the Company Financial Advisor shall reasonably request to complete the Appraisal, and the Company and the PPB Sub will use reasonable efforts to cause (i) the Appraisal to be completed and (ii) the Company Financial Advisor to complete the PPB Appraisal Report as soon as reasonably practicable after the date hereof. The fees and expenses of the Company Financial Advisor shall be paid as set forth in Section 3.23 of the Company Disclosure Schedule. For the purpose hereof, the "PPB Fair Market Value" means the fair market value of the PPB Sub as a going concern assuming that the PPB Sub's liabilities consist solely of the Assumed Liabilities.

        Section 6.17    Repayment of Loans.     After the Acceptance Date but prior to the Effective Time, the Company shall repay in full all outstanding indebtedness under the Standard Loan Agreement, dated March 29, 2006, between the Company and Bank of America, N.A. and the Promissory Notes between General Electric Capital Corporation and the Company, dated December 30, 2005 and March 30, 2007, respectively; provided that such repayment obligation shall not exceed a total of $7,000,000. Within five (5) business days after such repayment is made, (i) the Company shall pay to the PPB Sub, by a wire transfer of immediately available funds to an account specified in writing by the PPB Sub, an amount in cash equal to the excess, if any, of $7,000,000 over the amount of such indebtedness that was outstanding as of the Acceptance Date, and (ii) the PPB Sub shall pay to the Company, by a wire transfer of immediately available funds to an account specified in writing by the Company, an amount in cash equal to the excess, if any, of the amount of such indebtedness that was outstanding as of the Acceptance Date over $7,000,000.

        Section 6.18    Delivery of Purchaser Certificate.     The Purchaser shall deliver to the Company, on the Acceptance Date, a certificate executed by the Chief Executive Officer and the Chief Financial Officer of the Purchaser, dated as of the Acceptance Date, to the effect that none of the events set forth in Sections 8.1(b)(ii)(B) and 8.1(b)(v) have occurred and to the effect that each of the representations and warranties of the Purchaser contained in Article IV remains true and correct in all material respects as of the Acceptance Date except for representations and warranties that relate to a specific date or time (which need only be true and correct in all material respects as of such date or time).

        Section 6.19    Ancillary Agreements.     On the Acceptance Date, the Purchaser, the Company and the PPB Sub, as applicable, shall enter into the Ancillary Agreements.

        Section 6.20    ADS Business Revenue Reconciliation.     Within one (1) business day of the date hereof, the Company shall provide the Purchaser with a reconciliation statement by customer of the aggregate amount of ADS Business revenue set forth in Section 9.5 of the Company Disclosure Schedule to the aggregate amount of ADS Business revenue set forth in the Unaudited Income Statement.

ARTICLE VII

CONDITIONS

        Section 7.1    Conditions to Each Party's Obligations to Effect the Merger.     The respective obligations of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by the Purchaser and the Company, as the case may be, to the extent permitted by applicable law:

        (a)   Shareholder Approval.    The Merger shall have been approved and this Agreement shall have been adopted by the holder(s) of a majority of all of the Shares entitled to be cast, if required by applicable law;

        (b)   Statutes; Court Orders.    No statute, rule or regulation shall have been enacted or promulgated by any Governmental Entity which prohibits the consummation of the Merger, and there shall be no order or injunction of a court of competent jurisdiction in effect preventing the consummation of the Merger;

        (c)   Exchange of Shares in Offer.    The Purchaser shall have accepted for exchange, and exchanged the Offer Consideration for, all Shares validly tendered and not withdrawn pursuant to the Offer; provided, however, that this condition shall be deemed to have been satisfied with respect to the obligation of the Purchaser to effect the Merger if the Purchaser fails to accept for exchange, or exchange the Offer Consideration for, Shares validly tendered and not withdrawn pursuant to the Offer in violation of the terms of the Offer or of this Agreement;

        (d)   Nasdaq Listing.    The shares of Purchaser Common stock to be issued in the Merger shall have been authorized for listing on the Nasdaq, subject to official notice of issuance to the Nasdaq;

        (e)   Registration Statement.    The Registration Statement shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceeding for that purpose shall have been initiated by the SEC and not concluded or withdrawn;

        (f)    Resignations.    Each of the directors of the Company (other than the Purchaser's designees to the Company Board of Directors) shall have delivered his or her resignation to the Company Board of Directors and/or the board of directors of each of the Company Subsidiaries, as applicable, effective as of the Closing; and

        (g)   Dismissal of Litigation.    The legal actions involving the Purchaser and the Company listed in Section 7.1(g) of the Company Disclosure Schedule shall have been dismissed with prejudice pursuant to documents and court filings reasonably satisfactory to the Purchaser, the Company and the PPB Sub.

ARTICLE VIII

TERMINATION

        Section 8.1    Termination.     This Agreement may be terminated and the Transactions may be abandoned at any time before the Effective Time, whether before or after shareholder approval thereof:

        (a)   By mutual written consent of the Purchaser and the Company duly authorized by the Company Board of Directors and the Board of Directors of the Purchaser;

        (b)   By the Purchaser, in the case of clause (iii) below, by either the Purchaser or the Company (by action of the Company Board of Directors), in the case of clauses (i), (ii) and (iv) below, or by the Company in the case of clause (v) below:

          (i)    if a court of competent jurisdiction or other Governmental Entity shall have issued a final, non-appealable order, decree or ruling or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting any of the Transactions such that the conditions or requirements set forth in Article VII or Annex I shall not be capable of being satisfied;

          (ii)   if, prior to the Acceptance Date, there has been a breach by the other party of any covenant or agreement set forth in this Agreement, which breach (A) in the case of a breach by the Company, shall result in any condition or requirement set forth in Annex I not being satisfied and (B) in the case of a breach by the Purchaser, shall have had or would reasonably by expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect (and in each case such breach is not reasonably capable of being cured or such condition is not reasonably capable of being satisfied within twenty (20) days after the receipt of notice thereof by the defaulting party from the non-defaulting party);

          (iii)  if, prior to the Acceptance Date, any fact(s), change(s), event(s), development(s) or circumstance(s) has occurred, arisen, come into existence or became known which has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

          (iv)  if the Acceptance Date has not occurred by March 31, 2008 (the "Outside Date"); provided, further, however, that the right to terminate this Agreement pursuant to this clause (iv) shall not be available to any party if it is in material breach of its representations and warranties, covenants or other obligations under this Agreement and such breach has been the cause of, or resulted in, the failure of the Acceptance Date to have occurred by the Outside Date; or

          (v)   if, prior to the Acceptance Date, any fact(s), change(s), event(s), development(s) or circumstance(s) has occurred, arisen, come into existence or became known which has had or would reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

        (c)   By the Purchaser, at any time prior to the Acceptance Date, if (i) the Company Board of Directors or any committee thereof shall have made a Company Change in Recommendation, (ii) the Company shall have violated or breached any of its obligations under Section 5.3 or Section 5.4 or (iii) any Person other than the Purchaser, Haig S. Bagerdjian and Julia Stefanko shall have become the beneficial owner of more than twenty percent (20%) of the outstanding Shares;

        (d)   By the Purchaser, if the Offer shall have expired without acceptance for exchange of Shares thereunder, other than as a result of a breach by the Purchaser of its obligations hereunder or thereunder;

        (e)   By the Purchaser, if the Minimum Condition shall not have been satisfied by the Initial Expiration Date (including any extensions thereof); provided, however, that the Purchaser shall not be entitled to terminate this Agreement pursuant to this Section 8.1(e) if it is in material breach of its representations and warranties, covenants or other obligations under this Agreement and such breach has been the cause of, or resulted in, such failure to satisfy the Minimum Condition; or

        (f)    By the Company, prior to the Acceptance Date, if the Company enters into an agreement with a Third Party regarding a Superior Proposal and if the Company has complied with its obligations under Section 5.3 and Section 5.4.

        Section 8.2    Effect of Termination.     (a) In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall forthwith be given to the other party specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and there shall be no liability on the part of the Purchaser or the Company to the other party, except (i) as set forth in Section 6.3(b), Section 6.5, and Section 6.15, this Section 8.2 and Section 9.3 through Section 9.14 and (ii) nothing herein shall relieve any party from liability for any act of fraud committed by such party in connection with this Agreement or the transactions contemplated by this Agreement.

        (b)   If the Purchaser shall have terminated this Agreement pursuant to Section 8.1(b)(ii), Section 8.1(c)(i) or Section 8.1(c) (ii), or, if the Company shall have terminated this Agreement pursuant to Section 8.1(f), then the Company shall (i) pay to the Purchaser promptly, but in no event later than five (5) business days after the date of such termination, a termination fee of $2,000,000 (the "Termination Fee") and (ii) pay to the Purchaser promptly (and in no event later than five (5) business days after receipt of statement(s) therefor) an amount equal to the Purchaser's actual documented out-of-pocket expenses in connection with the negotiation, execution and delivery of this Agreement (including due diligence), compliance with the obligations of the Purchaser hereunder and actions taken in furtherance of the consummation of the Transactions, not to exceed $500,000 in the aggregate (the "Purchaser Expenses").

        (c)   Intentionally Omitted.

        (d)   If the Company shall have terminated this Agreement pursuant to Section 8.1(b)(ii), then the Purchaser shall (i) pay to the Company promptly, but in no event later than five (5) business days after the date of such termination, the Termination Fee and (ii) pay to the Company promptly (and in no event later than five (5) business days after receipt of statement(s) therefor) an amount equal to the Company's actual documented out-of-pocket expenses in connection with the negotiation, execution and delivery of this Agreement (including due diligence), compliance with the obligations of the Company hereunder and actions taken in furtherance of the consummation of the Transactions, not to exceed $500,000 in the aggregate (the "Company Expenses").

        (e)   The Termination Fee, the Purchaser Expenses and the Company Expenses, as applicable, shall be paid by wire transfer of immediately available funds to an account designated in writing by the recipient thereof. For the avoidance of doubt, in no event shall (i) the Company or the Purchaser be obligated to pay the Termination Fee on more than one occasion, (ii) the Company's aggregate liability for the Purchaser Expenses exceed $500,000, or (iii) the Purchaser's aggregate liability for Company Expenses exceed $500,000. Except to the extent required by applicable law, neither the Company or the Purchaser shall withhold any withholding Taxes on any payment under this Section 8.2.

        (f)    Each party acknowledges that the agreements contained in this Section 8.2 are an integral part of the Transactions and (i) if the Purchaser fails to pay the Termination Fee and/or the Company Expenses and the Company commences a suit which results in a judgment against the Purchaser for the Termination Fee and/or the Company Expenses, the Purchaser shall pay the Company its costs and expenses (including reasonable attorney's fees and disbursements) in connection with such suit or (ii) if the Company fails to pay the Termination Fee and/or the Purchaser Expenses and the Purchaser commences a suit which results in a judgment against the Company for the Termination Fee and/or the Purchaser Expenses, the Company shall pay the Purchaser its costs and expenses (including reasonable attorney's fees and disbursements) in connection with such suit.

        (g)   The Purchaser and the Company agree that the Termination Fee is not a penalty but is instead intended to represent liquidated damages in a reasonable amount that will compensate the Purchaser or the Company, as applicable, for the efforts and resources expended and opportunities foregone while negotiating this Agreement, which amount would otherwise be impossible to calculate with precision. Each of the Purchaser and the Company also agrees that the payment of the Termination Fee, the Purchaser Expenses or the Company Expenses, as applicable, shall constitute its exclusive monetary and equitable remedy against the other party and its shareholders, directors, officers and agents for losses, expenses and damages suffered as a result of the failure of the Offer, the Merger and the other transactions contemplated by this Agreement to be consummated, except nothing herein shall relieve any party from liability for any act of fraud committed by such party in connection with this Agreement or the transactions contemplated by this Agreement.

ARTICLE IX

MISCELLANEOUS

        Section 9.1    Amendment and Modification.     Subject to applicable law and as otherwise provided in this Agreement, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of shareholders of the Company contemplated hereby, by written agreement of the parties hereto, by action taken by their respective boards of directors, but, after the Acceptance Date, no amendment shall be made which decreases the Merger Consideration and, after the adoption of this Agreement by the shareholders of the Company, no amendment shall be made which by law requires further approval by such shareholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

        Section 9.2    Non-Survival of Representations and Warranties.     None of the representations and warranties in this Agreement, or in any instrument delivered pursuant to this Agreement, shall survive the Effective Time or a termination of this Agreement in accordance with Section 8.1. This Section 9.2 does not limit any covenant of the parties to this Agreement that, by its terms, contemplates performance after the Effective Time.

        Section 9.3    Expenses.     Except as expressly set forth in Section 8.2(b) and Section 8.2(d) and in the Working Capital Reconciliation Agreement (as defined in Annex I to this Agreement), all fees, costs and expenses incurred in connection with this Agreement, the Offer and the Merger shall be paid by the party incurring such fees, costs and expenses.

        Section 9.4    Notices.     All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt), telecopied (notice deemed given upon confirmation of receipt) or sent by a nationally recognized overnight courier service, such as Federal Express (notice deemed given upon receipt of proof of delivery), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a)   if to the Purchaser, to:

      DG FastChannel, Inc.
      750 W. John Carpenter Freeway, Suite 700
      Irving, TX 75039
      Attention: Chief Financial Officer

      Telephone No.: (972) 581-2000
      Facsimile No.: (972) 581-2100

      with a copy to:

      Latham & Watkins LLP
      555 Eleventh Street NW, Suite 1000
      Washington, DC 20004
      Attention: William P. O'Neill
                          Eric L. Bernthal
      Telephone No.: (202) 637-2200
      Facsimile No.: (202) 637-2201

                and

          (b)   if to the Company or the PPB Sub, to:

      Point.360
      2777 North Ontario Street
      Burbank, CA 91504
      Attention: Chief Financial Officer
      Telephone No.: (818) 565-1400
      Facsimile No.: (818) 847-2503

      with a copy to:

      Troy & Gould PC
      1801 Century Park East, Suite 1600
      Los Angeles, CA 90067
      Attention: William Gould
      Telephone No.: (310) 780-1338
      Facsimile No.: (310) 201-4746

        Section 9.5    Certain Definitions.     For the purposes of this Agreement, the term:

        "Acceptance Date" means the date on which the Purchaser accepts for exchange, and exchanges the Offer Consideration for, all Shares validly tendered and not withdrawn pursuant to the Offer.

        "Acquired Assets" means all of the Assets set forth in Schedule C (Acquired Assets) to the Contribution Agreement and any Assets identified after the date hereof but prior to the Acceptance Date by the Company's independent public accountants that should have been set forth in such schedule (including the general ledger attached thereto) but for the fact that such accountants have not completed the audit of the ADS Business as of the date hereof.

        "Acquisition Proposal" means any inquiry, offer, proposal or indication of interest, whether or not in writing, as the case may be, by any Third Party that relates to (i) a transaction or series of transactions (including any merger, consolidation, recapitalization, liquidation or other direct or indirect business combination) involving the Company or any Company Subsidiary or the issuance or acquisition of shares of capital stock or other equity securities of (A) the Company representing ten percent (10%) or more (by voting power) of the outstanding capital stock of the Company or (B) any Company Subsidiary, (ii) any tender or exchange offer that if consummated would result in any Person, together with all affiliates thereof, beneficially owning shares of capital stock or other equity securities of the Company representing ten percent (10%) or more (by voting power) of the outstanding capital stock of the Company or (iii) the acquisition, license, purchase or other disposition of the technology, business or assets (including the capital stock or assets of any Company Subsidiary) of the Company outside the ordinary course of business or inconsistent with past practice.

        "ADS Business" means the business, activities and operations of the Company representing advertising agencies, advertisers, brands and other media companies which require services for short-form media content (i.e., short-form commercial advertising spots) including, but not limited to, electronic and physical distribution of standard and high definition content to local television stations, television networks, cable systems, cable networks and radio stations; provided that such service was performed in any of the facilities constituting Acquired Assets; provided, further, that the ADS Business shall also include (i) digital video and audio editing (including closed captioning and tagging), (ii) standards conversion, (iii) broadcast encoding, (iv) archival services, (v) international delivery and (vi) DVD authoring, in each case solely to the extent any such service was performed for any of the ADS Customers in any of the facilities constituting Acquired Assets.

        "ADS Customers" means the Company's customers during calendar years 2006 and 2005 listed in Section 9.5 of the Company Disclosure Schedule, which sets forth the amount of ADS Business revenue generated by each such customer during each such calendar year.

        "Ancillary Agreements" means, collectively, the Noncompetition Agreement, the Post Production Services Agreement, the Working Capital Reconciliation Agreement, the Indemnification and Tax Matters Agreement and the Officer Confidentiality Agreement.

        "Assets" means all of the Company's or any Company Subsidiary's right, title and interest in and to all assets, properties and claims of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible and wherever situated), including, without limitation, cash, the Company Agreements (including leases of real property and contracts with employees), the Company Intellectual Property (including Software), Books and Records (as defined in the Contribution Agreement), accounts receivable, equity interests in Subsidiaries and in other Persons, inventories, prepaid expenses, security deposits, real estate, fixtures, equipment, furniture, office supplies, vehicles, Tax refunds, deferred Tax benefits, claims against other Persons, insurance policies, licenses, permits and goodwill.

        "Assumed Liabilities" means (i) accounts payable and other accrued expenses not exclusively related to the ADS Business; (ii) accrued wages and benefits of the employees of the Company or any Subsidiary (other than the employees listed in Schedule C (Acquired Assets) to the Contribution Agreement); (iii) any indebtedness in excess of $7,000,000 under (x) that certain Standard Loan Agreement, dated March 29, 2006, between the Company and Bank of America, N.A. and (y) those certain Promissory Notes between General Electric Capital Corporation and the Company, dated December 30, 2005 and March 30, 2007, respectively, (iv) any and all Liabilities of the Company or any Company Subsidiary, whether arising before, on or after the consummation of the Contribution, to the extent resulting from or arising out of (x) the operation or conduct of the Company's business (other than the ADS Business) prior to the consummation of the Contribution on the Acceptance Date or (y) the past, present or future ownership or use of any of the Excluded Assets, (v) all Liabilities for Taxes of the Company and its Subsidiaries for any Pre-Acceptance Date Tax Period (as such term is defined in the Indemnification and Tax Matters Agreement) and (vi) those Liabilities set forth in Schedule B (Assumed Liabilities) to the Contribution Agreement; provided, however, that the Assumed Liabilities shall not include any of the Retained Liabilities.

        "beneficial owner" has the meaning ascribed to such term under Rule 13d-3 of the Exchange Act.

        "business days" means any day, other than Saturday, Sunday or a United States federal holiday, and shall consist of the time period from 12:01 a.m. through 12:00 midnight New York City time.

        "Cash" as of any date means cash and cash equivalents calculated net of issued but uncleared checks and drafts.

        "Company Material Adverse Effect" means an effect which is or is reasonably likely to (i) be either in the short term or in the long term materially adverse to the properties, assets, liabilities, condition

(financial or otherwise), business or results of operations of the ADS Business, taken as a whole, (ii) impair the ability of the Company to perform its obligations under this Agreement or (iii) prevent or materially delay the consummation of the Transactions; but shall exclude any effect resulting from (w) the announcement of the Offer or the Merger, (x) any changes in general economic conditions in industries in which the Company operates, which conditions do not affect the Company or the Company Subsidiaries disproportionately relative to other entities operating in such industries, (y) any changes in the United States or global economy as a whole and (z) any generally applicable change in law, rule or regulation or GAAP, which do not disproportionately affect the Company or the Company Subsidiaries.

        "Company Property" means any real property and improvements included in the Acquired Assets, now or heretofore, owned, leased or operated by the Company or any of the Company Subsidiaries or their respective predecessors.

        "Company Stock Plans" mean collectively the Company's 1996 Stock Incentive Plan, 2000 Nonqualified Stock Option Plan, 2005 Equity Incentive Plan and each other stock option, stock appreciation rights or other equity incentive plan maintained or assumed by the Company or any Company Subsidiary.

        "Company Subsidiary" means each Person which is a Subsidiary of the Company.

        "Environmental Claims" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, Liens, notices of noncompliance or violation, investigations or proceedings under any Environmental Law or any permit issued under any such Environmental Law, including, without limitation, (A) any and all Environmental Claims by Governmental Entities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (B) any and all Environmental Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

        "Environmental Law" means any federal, state, foreign or local statute, law, rule, regulation, ordinance, code or rule of common law and any judicial or administrative interpretation thereof binding on the Company or its operations or property as of the date hereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, health or Hazardous Materials, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. sec. 9601 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. sec. 6901 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. sec. 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. sec. 2601 et seq.; the Clean Air Act, 42 U.S.C. sec. 7401 et seq.; Oil Pollution Act of 1990, 33 U.S.C. sec. 2701 et seq.; the Safe Drinking Water Act, 42 U.S.C. sec. 300f et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. sec. 1801 et seq.; the Occupational Safety and Health Act of 1970, 29 U.S.C. sec. 651 et seq., and all similar or analogous foreign, state, regional or local statutes, secondary and subordinate legislation, and directives, and the rules and regulations promulgated thereunder.

        "ERISA Affiliate" means any trade or business, whether or not incorporated, that together with the Company would be deemed a single employer for purposes of Section 4001 of ERISA or Sections 414(b), (c), (m), (n) or (o) of the Code.

        "Excluded Assets" means all of the Assets not used exclusively in connection with the ADS Business, including, without limitation, those Assets set forth in Schedule A (Excluded Assets) to the Contribution Agreement; provided, however, that the Excluded Assets shall not include any of the Assets set forth in Schedule C (Acquired Assets) to the Contribution Agreement and any Assets identified after the date hereof but prior to the Acceptance Date by the Company's independent public accountants that should have been set forth in such schedule (including the general ledger attached thereto) but for the fact that such accountants have not completed the audit of the ADS Business as of the date hereof.

        "Hazardous Materials" means (A) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; (B) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "extremely hazardous substances," "restricted hazardous wastes," "toxic substances," "toxic pollutants," or words of similar import, under any applicable Environmental Law; and (C) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Entity.

        "Intellectual Property" means all intellectual property, confidential information and proprietary information, including, but not limited to, (a) patents and patent applications (including all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof) and patent disclosures and inventions (whether or not patentable and whether or not reduced to practice); (b) trademarks, service marks, trade dress, trade names, Internet domain names, assumed names and corporate names, together with the goodwill of the business associated with and symbolized by such trademarks, service marks, trade dress, trade names and corporate names, in each case whether or not registered; (c) published and unpublished works of authorship, whether copyrightable or not, including all statutory and common law copyrights associated therewith; (d) all registrations, applications, extensions and renewals for any of the items listed in clauses (b) and (c); (e) trade secrets; (f) websites; (g) all computer programs, including operating systems, applications, routines, interfaces and all software implementation of algorithms, models and methodologies, whether in source code or object code form (collectively, "Software"); and (h) lists of customers and potential customers (including any lists of electronic mail addresses of customers and potential customers); formulae; compositions; know how; research and development information; artwork and graphic design; manuscripts; drawings; specifications; lists of suppliers and service providers; pricing and cost information and records; test reports; manuals; financial, business, sales and marketing proposals, research, data and plans; technical and computer data; databases; documentation; promotional materials and related information; and other intellectual property, confidential information and proprietary rights, in each case in any medium, including digital, and in any jurisdiction, together with all causes of action, judgments, settlements, claims and demands of any nature related thereto, including the right to prosecute any past infringements or other violations thereof.

        "knowledge" will be deemed to be present when the matter in question was known by, or brought to the attention of, any officer or director of the Purchaser or the Company, as the case may be.

        "Liabilities" means all liabilities and obligations, whether accrued, fixed or contingent, mature or inchoate, known or unknown, reflected on a balance sheet or otherwise, including those arising under any Company Agreement, and those arising under any law, rule, regulation, ordinance, judgment, decree, order, writ or injunction of any Government Entity or any award of any arbitrator of any kind.

        "Lien" means, with respect to any asset (including any security) any mortgage, pledge, lien, security interest, conditional and installment sale agreement, encumbrance, charge or other claim of third parties of any kind, including, without limitation, any easement, right of way or other encumbrance to title, or any option, right of first refusal or right of first offer, in respect of such asset; provided, however, that Liens shall not include restrictions on transfer of securities imposed by applicable state and federal securities laws.

        "on a fully diluted basis" means, as of the relevant date, (i) all Shares and other capital stock of the Company entitled to vote in the election of directors or upon the adoption of this Agreement plus (ii) all Shares and other capital stock of the Company that may be required to be issued or delivered pursuant to Company Stock Rights or other Equity Interests, whether or not then vested or exercisable; provided that shares of Junior Preferred Stock issuable with respect to the Company Rights shall be excluded from such number.

        "Person" means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

        "Purchaser Material Adverse Effect" means an effect which is or is reasonably likely to (i) be either in the short term or in the long term materially adverse to the properties, assets, liabilities, condition (financial or otherwise), business or results of operations of the Purchaser and the Purchaser Subsidiaries, taken as a whole, (ii) impair the ability of the Purchaser to perform its obligations under this Agreement or (iii) that prevent or materially delay the consummation of the Transactions; but shall exclude any effect resulting from (w) the announcement of the Offer or the Merger, (x) any changes in general economic conditions in industries in which the Purchaser operates, which conditions do not affect the Purchaser or the Purchaser Subsidiaries disproportionately relative to other entities operating in such industries, (y) any changes in the United States or global economy as a whole and (z) any generally applicable change in law, rule or regulation or GAAP, which do not disproportionately affect the Purchaser or the Purchaser Subsidiaries. Notwithstanding the foregoing, all references to Purchaser Material Adverse Effect contained in this Agreement shall be deemed to refer solely to the properties, assets, liabilities, condition (financial or otherwise), business or results of operations of the Purchaser and the Purchaser Subsidiaries, taken as a whole, without including its ownership of the Company and the Company Subsidiaries after giving effect to the Merger.

        "Purchaser Stock Plans" mean collectively the Purchaser's 1992 Stock Option Plan, 1996 Supplement Option Plan, 1995 Director Option Plan and each other stock option, stock appreciation rights or other equity incentive plan maintained or assumed by the Purchaser or any Purchaser Subsidiary.

        "Purchaser Subsidiary" means each Person which is a Subsidiary of the Purchaser.

        "Release" means disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying or seeping into or upon any land or water or air, or otherwise entering into the environment.

        "Retained Liabilities" means (i) accounts payable and other accrued expenses exclusively related to the ADS Business; (ii) accrued wages and benefits of the employees listed in Schedule C (Acquired Assets) to the Contribution Agreement; (iii) no more than $7,000,000 of indebtedness under (x) that certain Standard Loan Agreement, dated March 29, 2006, between the Company and Bank of America, N.A. and (y) those certain Promissory Notes between General Electric Capital Corporation and the Company, dated December 30, 2005 and March 30, 2007, respectively; (iv) any and all Liabilities (other than for Taxes) of the Company or any Company Subsidiary, whether arising before, on or after the Acceptance Date, to the extent not inconsistent with any Liabilities set forth in the definition of "Assumed Liabilities" or identified in Schedule B (Assumed Liabilities) to the Contribution Agreement and resulting exclusively from or arising exclusively out of (x) the operation or conduct of the ADS Business prior to or after the consummation of the Contribution, (y) the operation or conduct of the Company's business after the consummation of the Contribution or (z) the past, present or future ownership or use of any of the Acquired Assets; (v) all Liabilities for Taxes of the Company for any Post-Acceptance Date Tax Period (as such term is defined in the Indemnification and Tax Matters Agreement); and (vi) those Liabilities set forth in Schedule D (Retained Liabilities) to the Contribution Agreement.

        "Subsidiary" means with respect to any Person, any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, of which (i) at least a majority of the outstanding shares of capital stock of, or other equity interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries or (ii) such Person or any other Subsidiary of such Person is a general partner (excluding any such partnership where such Person or any Subsidiary of such Person does not have a majority of the voting interest in such partnership).

        "Superior Proposal" means any bona fide written Acquisition Proposal, obtained after the date hereof and not in breach of this Agreement (provided, that for the purposes of this definition, (A) the applicable percentages in clauses (i) and (ii) of the definition of Acquisition Proposal shall be sixty-five percent (65%) as opposed to ten percent (10%) and (B) any acquisition, license, purchase or other disposition referred to in clause (iii) of the definition of Acquisition Proposal shall be for at least sixty-five percent (65%) of the assets (including the capital stock or assets of any Company Subsidiary)), which on its most recently amended or modified terms (if amended or modified) the Company Board of Directors determines in its good faith judgment, After Consultation, taking into account, among other things, all legal, financial, regulatory, timing and other aspects of the proposal and the Third Party making the Acquisition Proposal and any adjustment to the terms and conditions of this Agreement proposed by the Purchaser in response to such Acquisition Proposal (i) would, if consummated, be more favorable to the Company's shareholders than the Offer and the Merger and (ii) is reasonably capable of being completed in a time frame that is customary for similar transactions.

        "Tax" or "Taxes" means any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity or domestic or foreign taxing authority or the payment or reimbursement for which is due pursuant to contract, including, without limitation, license, registration, transfer and documentation fees.

        "Tax Claim" means any audit, investigation, litigation or other proceeding conducted by or with any Governmental Entity with respect to Taxes.

        "Tax Return" means any return, report, certificate, form or similar statement or document or other communication required or permitted to be supplied to, or filed with, a Governmental Entity in connection with the determination, assessment or collection of any Tax or the administration of any laws relating to any Tax.

        "Technology" means all tangible embodiments or instantiations of any of the following, in any format or medium: (a) Software; (b) works of authorship other than Software; (c) inventions and improvements, whether or not patentable; (d) trade secrets; (e) tools, methods and processes.

        "Warrants" means the outstanding warrants to purchase shares of Purchaser Common Stock.

        Section 9.6    Terms Defined Elsewhere.     The following terms are defined elsewhere in this Agreement, as indicated below:

ADS Employees	Section 6.12
After Consultation	Section 5.3(b)
Agreement	Preamble
Appointment Date	Section 5.1
Appraisal	Section 6.16
Articles of Merger	Section 1.6
Audited Income Statement	Section 3.26
Balance Sheet Date	Section 3.8(a)
Base Premium	Section 6.6(c)
Canceled Stock Rights	Section 2.5(a)
Certificates	Section 2.2(b)
CGCL	Recitals
Closing	Section 1.7

Closing Date	Section 1.7
Code	Recitals
Company	Preamble
Company Affiliate	Section 6.9
Company Agreements	Section 3.5
Company Articles	Section 1.3(b)
Company Benefit Plans	Section 3.11(a)
Company Board of Directors	Recitals
Company Bylaws	Section 1.3(b)
Company Change in Recommendation	Section 5.4(a)
Company Common Stock	Recitals
Company Disclosure Schedule	Article III
Company Expenses	Section 8.2(d)
Company Financial Advisor	Section 3.20
Company Financial Statements	Section 3.6(a)
Company Governing Documents	Section 1.3(b)
Company Intellectual Property	Section 3.15
Company Material Contract	Section 3.13
Company Options	Section 2.5(a)
Company Permits	Section 3.16(b)
Company Preferred Stock	Section 3.2(a)
Company Recommendation	Section 5.4(a)
Company Rights	Recitals
Company Rights Agreement	Recitals
Company SEC Documents	Section 3.6(a)
Company Stock Rights	Section 3.2(a)
Confidentiality Agreement	Section 5.3(b)
Continuing Directors	Section 1.3(b)
Contribution	Recitals
Contribution Agreement	Recitals
Covered Persons	Section 6.6(a)
D&O Insurance	Section 6.6(c)
DGCL	Recitals
Dissenters Provisions	Section 2.3(a)
Dissenting Shares	Section 2.3(a)
Effective Time	Section 1.6
Equity Interests	Section 3.2(a)
Exchange Act	Section 1.1(a)
Exchange Agent	Section 1.4(a)
Form 10	Section 6.13
GAAP	Section 3.6(a)
Governmental Entity	Section 3.5
HSR Act	Section 3.5
Incorporated Open Source Materials	Section 3.15(c)
Indemnification Agreements	Section 6.6(a)
Indemnification and Tax Matters Agreement	Annex I
Information Statement	Section 1.10(a)
Initial Expiration Date	Section 1.1(a)
Junior Preferred Stock	Section 3.2(a)
Media Distribution Service Agreement	Recitals
Merger	Recitals

Merger Consideration	Section 2.1(c)
Merger Exchange Fund	Section 2.2(a)
Minimum Condition	Section 1.1(a)
Monthly Unaudited Financial Information	Section 6.14
Nasdaq	Section 1.1(b)
Noncompetition Agreement	Annex I
Notice of Recommendation Change	Section 5.4(b)
Offer	Recitals
Offer Consideration	Recitals
Offer Documents	Section 1.1(c)
Offer Exchange Fund	Section 1.4(a)
Offer to Exchange	Section 1.1(a)
Officer Confidentiality Agreement	Annex I
Outside Date	Section 8.1(b)(iv)
Permitted Liens	Section 3.14
Post Production Services Agreement	Annex I
Post Signing Returns	Section 6.8(a)
PPB Appraisal Report	Section 6.16
PPB Fair Market Value	Section 6.16
PPB Sub	Preamble
Prospectus	Section 1.1(c)
Public Disclosure	Section 5.4(a)
Purchaser	Preamble
Purchaser Agreements	Section 4.5
Purchaser Common Stock	Recitals
Purchaser Expenses	Section 8.2(b)
Purchaser Financial Statements	Section 4.6
Purchaser Governing Documents	Section 4.3(c)
Purchaser Options	Section 4.3(a)
Purchaser Preferred Stock	Section 4.3(a)
Purchaser SEC Documents	Section 4.6
Purchaser Stock Rights	Section 4.3(a)
Registration Statement	Section 1.1(c)
Regulation M-A	Section 1.1(c)
Representatives	Section 5.3(a)
Restricted Stock	Section 2.5(b)
SAR	Section 2.5(a)
Sarbanes-Oxley Act	Section 3.6(a)
Schedule 14D-9	Section 1.2(a)
Schedule TO	Section 1.1(c)
SEC	Section 1.1(c)
Section 16	Section 6.12
Securities Act	Section 3.6(a)
Shares	Recitals
Significant Subsidiaries	Section 4.2
Spin-Off	Recitals
Support Agreement	Recitals
Surviving Corporation	Section 1.5(a)
Termination Fee	Section 8.2(b)
Third Party	Section 5.3(a)
Top-Up Closing	Section 2.4(c)

Top-Up Exercise Event	Section 2.4(b)
Top-Up Exercise Notice	Section 2.4(c)
Top-Up Notice Date	Section 2.4(c)
Top-Up Notice Receipt	Section 2.4(c)
Top-Up Option	Section 2.4(a)
Top-Up Option Shares	Section 2.4(a)
Transactions	Recitals
Unaudited Income Statement	Section 3.26
Voting Debt	Section 3.2(a)
Working Capital Reconciliation Agreement	Annex I

        Section 9.7    Interpretation.     The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. All references made in this Agreement to Articles, Sections, subsections, paragraphs and clauses are references to Articles, Sections, subsections, paragraphs and clauses of this Agreement unless otherwise indicated. Whenever the words "include", "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." As used in this Agreement, the term "affiliates" shall have the meaning set forth in Rule 12b-2 of the Exchange Act.

        Section 9.8    Counterparts.     This Agreement may be executed manually or by facsimile by the parties hereto, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each party and delivered to the other party.

        Section 9.9    Entire Agreement; No Third-Party Beneficiaries.     This Agreement (including the Company Disclosure Schedule and the Annex and Exhibits hereto) and the Confidentiality Agreement:

          (a)   constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements (except the Confidentiality Agreement) and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof, and

          (b)   except as provided in Section 6.6, are not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

        Section 9.10    Severability.     If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Offer or the Merger is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Offer and the Merger are fulfilled to the extent possible.

        Section 9.11    Governing Law; Jurisdiction.

        (a)   Except as required by the mandatory provisions of the CGCL and the DGCL, this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to conflicts of laws principles that would result in the application of the law of any other state.

        (b)   Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Delaware State court and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such court, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Delaware State court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Delaware State court and (iv) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Delaware State court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.4. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

        Section 9.12    Waiver of Jury Trial.     EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE OFFER AND MERGER CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.12.

        Section 9.13    Assignment.     This Agreement shall not be assigned by any party hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, but without relieving any party hereto of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

        Section 9.14    Enforcement.     The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties hereto shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

        Section 9.15    Representations of the PPB Sub.     The PPB Sub represents and warrants to the Purchaser as set forth below.

        (a)   The PPB Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of California, and the PPB Sub has all requisite corporate power and corporate authority to execute and deliver this Agreement and to perform its obligations hereunder and consummate the transactions contemplated hereby, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement.

        (b)   This Agreement has been duly authorized, executed and delivered by the PPB Sub, and constitutes a valid and binding obligation of the PPB Sub enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

        (c)   The PPB Sub was formed solely for purposes of engaging in the Transactions, and the PPB Sub has not conducted any activities other than in connection with the Agreement and the Contribution Agreement and activities related thereto or in furtherance thereof.

        IN WITNESS WHEREOF, the Purchaser, the Company and the PPB Sub have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

DG FASTCHANNEL, INC.
By	/s/ SCOTT K. GINSBURG Name: Scott K. Ginsburg Title: Chairman and CEO
POINT.360
By	/s/ HAIG S. BAGERDJIAN Name: Haig S. Bagerdjian Title: Chairman, President and CEO
NEW 360
By	/s/ HAIG S. BAGERDJIAN Name: Haig S. Bagerdjian Title: Chairman, President and CEO

[Signature page to Agreement and Plan of Merger and Reorganization]

ANNEX I

        Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) the Purchaser's rights to extend and amend the Offer at any time in its sole discretion (subject to the provisions of the Merger Agreement and any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act), the Purchaser shall not be required to accept for exchange, or exchange the Offer Consideration for, any validly tendered Shares unless (i) the Minimum Condition shall have been satisfied; (ii) the Registration Statement shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceeding for that purpose shall have been initiated by the SEC and not concluded or withdrawn; (iii) the shares of Purchaser Common Stock to be issued in exchange for Shares in the Offer shall have been authorized for listing on the Nasdaq, subject to official notice of issuance to the Nasdaq; (iv) the Purchaser shall have received, prior to the consummation of the Spin-Off, a written opinion of Latham & Watkins LLP to the effect that the Offer and the Merger together will constitute a reorganization within the meaning of Section 368(a) of the Code (which opinion may rely on such assumptions and representations as such counsel reasonably deems appropriate); and (v) the Company shall have received, prior to the consummation of the Spin-Off, a written opinion of Troy & Gould PC to the effect that the Offer and the Merger together will constitute a reorganization within the meaning of Section 368(a) of the Code (which opinion may rely on such assumptions and representations as such counsel reasonably deems appropriate). Furthermore, notwithstanding any other provisions of the Offer, subject to the provisions of the Merger Agreement and any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, the Purchaser shall not be required to accept for exchange, or exchange the Offer Consideration for, any validly tendered Shares if any of the following events has occurred:

        (a)   there shall be threatened in writing or pending any suit, action or proceeding by any Person against the Purchaser, the Company or any Company Subsidiary that, in the reasonable judgment of the Purchaser, is (i) seeking to prohibit or impose any material limitations on the Purchaser's ownership or operation (or that of any of its Subsidiaries or affiliates) of all or a material portion of its businesses or assets, the ADS Business or the Acquired Assets, taken as a whole, or to compel the Purchaser or its Subsidiaries and affiliates to dispose of, license or hold separate any material portion of the ADS Business or the Acquired Assets or the business or assets of the Purchaser and its Subsidiaries, in each case taken as a whole, (ii) challenging the acquisition by the Purchaser of any Shares under the Offer or the Top-Up Option or seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the exercise of the Top-Up Option or seeking to obtain from the Company or the Purchaser any damages in connection with or seeking to make more costly the making or consummation of the Offer or the consummation of the Merger, in each case in amounts that are or would be, individually or in the aggregate, material in relation to the Company and the Company Subsidiaries, taken as a whole, (iii) seeking to impose material limitations on the ability of the Purchaser, or render the Purchaser unable, to accept for exchange, or exchange the Offer Consideration for, some or all of the Shares pursuant to the Offer, the Top-Up Option or the Merger, or seeking to require divestiture thereof or any material portion of the Acquired Assets, (iv) seeking to impose material limitations on the ability of the Purchaser effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased or owned by it on all matters properly presented to the Company's shareholders or (v) which otherwise has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

        (b)   there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or which is deemed applicable pursuant to an authoritative interpretation by or on behalf of a Government Entity to the Offer or the Merger, or any other action shall be taken by any Governmental Entity, that is likely, individually or in the aggregate, to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above;

        (c)   (i) any of the representations and warranties of the Company contained in Section 3.2, Section 3.3, Section 3.4, the final sentence of Section 3.6(a), Section 3.8(b)(i), the first sentence of Section 3.20, Section 3.23(a) and Section 3.24 of the Merger Agreement shall not be true and correct in all material respects as of the date of such determination, except for representations and warranties that relate to a specific date or time (which need only be true and correct in all material respects as of such date or time) or (ii) except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, any of the representations and warranties of the Company contained in the Merger Agreement, other than the representations and warranties referenced in clause (i) of this paragraph (c), shall not be true and correct (without giving effect to any references to materiality or Company Material Adverse Effect contained therein) as of the date of such determination, except for representations and warranties that relate to a specific date or time (which need only be true and correct (without giving effect to any references to materiality or Company Material Adverse Effect contained therein) as of such date or time);

        (d)   since the date of the Merger Agreement, any fact(s), change(s), event(s), development(s) or circumstance(s) has occurred, arisen or come into existence or become known to the Company or the Purchaser which has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

        (e)   the Company shall have breached or failed, in any material respect, to perform or to comply with any agreement or covenant to be performed or complied with by it under the Merger Agreement and such breach or failure shall not have been cured;

        (f)    the Purchaser shall have failed to receive a certificate executed by the Chief Executive Officer and the Chief Financial Officer of the Company, dated as of the scheduled expiration of the Offer, to the effect that the conditions set forth in paragraphs (c), (d) and (e) of this Annex I have not occurred;

        (g)   there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on the NYSE, the American Stock Exchange or the NASDAQ Stock Market for a period in excess of three (3) hours (excluding suspensions or limitations resulting from physical damage or interference with such exchanges not related to market conditions), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) a commencement of war, armed hostilities, any material terrorist activities or other international or national calamity directly or indirectly involving the United States, or (iv) in the case of clause (iii), a material acceleration or worsening thereof;

        (h)   (i) there shall have been a Company Change in Recommendation; or (ii) any Person (other than the Purchaser, Julia Stefanko or Haig S. Bagerdjian) shall have become the beneficial owner of more than ten percent (10%) of the outstanding Shares;

        (i)    the Company shall not have secured irrevocable resignations from all but two (2) directors, each of whom is an "independent director" as defined by Rule 4200(a)(15) of the Nasdaq Marketplace Rules and eligible to serve on the Company's audit committee under the Exchange Act and Nasdaq rules, effective upon the consummation of the Offer;

        (j)    the Contribution and the Spin-Off shall not have been consummated in accordance with the Contribution Agreement;

        (k)   the PPB Sub shall have failed to execute and deliver to the Purchaser a noncompetition agreement in substantially the form attached to the Merger Agreement as Exhibit C (the "Noncompetition Agreement");

        (l)    the PPB Sub shall have failed to execute and deliver to the Purchaser a post-production agreement in substantially the form attached to the Merger Agreement as Exhibit D (the "Post Production Services Agreement");

        (m)  either the Company or the PPB Sub shall have failed to execute and deliver to the Purchaser a working capital reconciliation agreement in substantially the form attached to the Merger Agreement as Exhibit E (the "Working Capital Reconciliation Agreement");

        (n)   the PPB Sub shall have failed to execute and deliver to the Purchaser an indemnification and tax matters agreement in substantially the form attached to the Merger Agreement as Exhibit F (the "Indemnification and Tax Matters Agreement");

        (o)   either Haig S. Bagerdjian or Alan R. Steel shall have failed to execute and deliver to the Purchaser a confidentiality agreement in substantially the form attached to the Merger Agreement as Exhibit G (the "Officer Confidentiality Agreement"); or

        (p)   the Merger Agreement shall have been terminated in accordance with its terms.

        The foregoing conditions are for the sole benefit of the Purchaser, may be asserted by the Purchaser regardless of the circumstances giving rise to such condition, and may be waived by the Purchaser in whole or in part at any time and from time to time and in the sole discretion of the Purchaser, subject in each case to the terms of the Merger Agreement. Any reference in this Annex I or in the Merger Agreement to a condition or requirement being satisfied shall be deemed met if such condition or requirement is so waived. The failure by the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and, each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

        The capitalized terms used in this Annex I shall have the meanings set forth in the Merger Agreement to which it is annexed, except that the term "Merger Agreement" shall be deemed to refer to the agreement to which this Annex I is annexed.

FIRST AMENDMENT TO AGREEMENT
AND PLAN OF MERGER AND REORGANIZATION

        This FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this "First Amendment") is entered into June 22, 2007, by and among DG FastChannel, Inc., a Delaware corporation (the "Purchaser"), POINT.360, a California corporation (the "Company"), and New 360, a California corporation and a wholly-owned subsidiary of the Company (the "PPB Sub"), for the purpose of amending the Agreement and Plan of Merger and Reorganization, dated as of April 16, 2007, by and among the Purchaser, the Company and the PPB Sub (the "Merger Agreement"). All capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Merger Agreement.

        WHEREAS, the parties hereto desire to amend certain provisions of the Merger Agreement as provided herein;

        NOW, THEREFORE, in consideration of the mutual covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

        SECTION 1. The Spin-Off and the Post-Spin-Off Contribution.

        (a)   The eighth recital to the Merger Agreement is deleted in its entirety and the following is substituted therefor:

    WHEREAS, immediately following the Contribution but prior to the consummation of the Offer, the Company shall distribute (the "Spin-Off") to its shareholders pro rata all of the capital stock then outstanding of the PPB Sub, and immediately thereafter, the Purchaser shall contribute (the "Post-Spin-Off Contribution") to the PPB Sub all of the Purchaser's shares of the capital stock of the PPB Sub for no consideration;

        (b)   Section 6.13 of the Merger Agreement is amended by adding the following sentence at the end thereof:

    Immediately following the completion of the Spin-Off but prior to the consummation of the Offer, the Purchaser shall consummate the Post-Spin-Off Contribution.

        (c)   A new Section 7.1(h) is added to the Merger Agreement to provide as follows:

    Post-Spin-Off Contribution.    The Purchaser shall have consummated the Post-Spin-Off Contribution; provided, however, that this condition shall be deemed to have been satisfied with respect to the obligation of the Purchaser to effect the Merger if the Purchaser fails to consummate the Post-Spin-Off Contribution in violation of the terms of this Agreement.

        SECTION 2. Additional Term Defined Elsewhere.

        (a)   Section 9.6 of the Merger Agreement is amended by adding the following new entry:

        Post-Spin-Off Contribution                                         Recitals

        SECTION 3. Construction of the Merger Agreement

        (a)   The Merger Agreement shall be read together and shall have the same force and effect as if the provisions of the Merger Agreement and this First Amendment were contained in one document. Except as expressly amended by this First Amendment, the Merger Agreement shall remain in full force and effect in accordance with its terms.

        SECTION 4. Counterparts.

        (a)   This First Amendment may be executed manually or by facsimile by the parties hereto, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each party and delivered to the other party.

AA-1

        IN WITNESS WHEREOF, the Purchaser, the Company and the PPB Sub have caused this First Amendment to be signed by their respective officers thereunto duly authorized as of the date first written above.

DG FASTCHANNEL, INC.

By:	/s/ SCOTT K. GINSBURG Name: Scott K. Ginsburg Title: Chairman and CEO
POINT.360

By:	/s/ ALAN R. STEEL Name: Alan R. Steel Title: Chief Financial Officer
NEW 360

By:	/s/ ALAN R. STEEL Name: Alan R. Steel Title: Chief Financial Officer

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ANNEX B

CONTRIBUTION AGREEMENT

        This CONTRIBUTION AGREEMENT (this "Agreement"), dated as of April 16, 2007, is by and among Point.360, a California corporation ("Point.360"), New 360, a California corporation and wholly owned subsidiary of Point.360 ("New 360"), and DG FastChannel, Inc., a Delaware corporation ("DG"). All capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Merger Agreement (as defined below).

        WHEREAS, Point.360, New 360, and DG are parties to an Agreement and Plan of Merger and Reorganization, dated as of the date hereof (the "Merger Agreement"), pursuant to which, among other things, DG will acquire the ADS Business of Point.360;

        WHEREAS, pursuant to the Merger Agreement, DG has agreed to commence an exchange offer (the "Exchange Offer") to acquire all of the issued and outstanding shares (the "Point.360 Shares") of the common stock, no par value per share, of Point.360, in which Exchange Offer each Point.360 Share validly tendered and not properly withdrawn will be exchanged for a certain number of shares of common stock, par value $0.001 per share, of DG (the "DG Common Stock") as provided in the Merger Agreement (such amount of shares of DG Common Stock paid per Point.360 Share pursuant to the Exchange Offer, the "Exchange Offer Consideration");

        WHEREAS, the Merger Agreement provides that, following the date (the "Acceptance Date") on which DG accepts for exchange, and exchanges the Exchange Offer Consideration for, all Point.360 Shares validly tendered and not withdrawn pursuant to the Exchange Offer, Point.360 will be merged with and into DG, with DG continuing as the surviving corporation;

        WHEREAS, the Merger Agreement contemplates that, on the Acceptance Date immediately prior to the consummation of the Exchange Offer: (i) Point.360 will contribute to New 360 all of the Excluded Assets in exchange for shares of New 360 common stock; (ii) New 360 will assume all of the Assumed Liabilities; and (iii) immediately thereafter, Point.360 will distribute to its shareholders (other than DG), on a pro rata basis, without consideration being paid by such shareholders, all then-outstanding shares of New 360 common stock (the "Spin-Off");

        WHEREAS, it is the intention of the parties to this Agreement that the contribution by Point.360 of the Excluded Assets to New 360 and the assumption of the Assumed Liabilities by New 360, together with the Spin-Off, will qualify as a reorganization within the meaning of Sections 368(a)(1)(D) and 355 of the Internal Revenue Code of 1986, as amended;

        NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement and in the Merger Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

        SECTION 1.    DEFINITIONS

For purposes of this Agreement, the following terms shall have the respective meanings set forth below:

        (a)   "Acceptance Date" has the meaning set forth in the recitals to this Agreement.

        (b)   "Agreement" has the meaning set forth in the first paragraph of this Agreement.

        (c)   "Assumption of Assumed Liabilities" has the meaning set forth in Section 2(b).

        (d)   "Books and Records" means all books of account, ledgers, general, financial, legal, regulatory, Tax, accounting, personnel and employment records, files, customer lists, sales and promotional literature, correspondence, manuals, data, papers and other information, whether in hard copy or computer or other format, of Point.360 and/or IVC.

        (e)   "Cash" as of any specified date means cash and cash equivalents calculated net of issued but uncleared checks and drafts.

        (f)    "CBS Agreement" has the meaning set forth in Section 2(f) of this Agreement.

        (g)   "Contribution" has the meaning set forth in Section 2(b).

        (h)   "DG" has the meaning set forth in the first paragraph of this Agreement.

        (i)    "DG Common Stock" has the meaning set forth in the recitals to this Agreement.

        (j)    "DG Confidentiality Agreement" has the meaning set forth in Section 3(b)(ii).

        (k)   "Exchange Offer" has the meaning set forth in the recitals to this Agreement.

        (l)    "Exchange Offer Consideration" has the meaning set forth in the recitals to this Agreement.

        (m)  "Indemnification Agreement" has the meaning set forth in Section 6.

        (n)   "IVC" means International Video Conversions, Inc., a California corporation and wholly owned subsidiary of Point.360.

        (o)   "Licensed IP" has the meaning set forth in Section 4(a).

        (p)   "Merger Agreement" has the meaning set forth in the recitals to this Agreement.

        (q)   "Merger Effective Time" means the time at which the merger of Point.360 with and into DG that is contemplated by the Merger Agreement becomes effective in accordance with the Delaware General Corporation Law and the California General Corporation Law.

        (r)   "New 360" has the meaning set forth in the first paragraph of this Agreement.

        (s)   "Non-ADS Real Property Leases" means the six (6) leases or sub-leases by Point.360 of real property that are described in Schedule A to this Agreement.

        (t)    "Point.360" has the meaning set forth in the first paragraph of this Agreement.

        (u)   "Point.360 Shares" has the meaning set forth in the recitals to this Agreement.

        (v)   "Spin-Off" has the meaning set forth in the recitals to this Agreement.

        (w)  "Tax Attribute" means a net operating loss, net capital loss, investment credit, foreign Tax credit, excess charitable contribution, general business credit or any other item of loss, deduction or credit that could reduce a Tax liability.

        (x)   "Tax Item" means any item of income, gain, loss, deduction, credit, recapture of credit or any other item (including the basis or adjusted basis of property) which increases or decreases Income Taxes paid or payable in any taxable period.

        (y)   "Tentative Tax Item Allocation" has the meaning set forth in Section 7.

        (z)   "Tentative Tax Item Allocation Date" has the meaning set forth in Section 7.

        (aa) "Transfer" or "Transfers" means the contribution, assignment, conveyance and transfer.

        (bb) "Transfer of Excluded Assets" has the meaning set forth in Section 2(a).

        SECTION 2.    CONTRIBUTION AND SPIN-OFF

        (a)   Transfer of Excluded Assets by Point.360 to New 360.    Effective as of immediately prior to DG's consummation of the Exchange Offer on the Acceptance Date, Point.360 hereby Transfers to

New 360 (the "Transfer of Excluded Assets"), in exchange for the concurrent issuance by New 360 to Point.360 of a number of shares of New 360 common stock equal to the number of Point.360 Shares outstanding on the Acceptance Date (other than Point.360 Shares owned by DG), all of the right, title and interest of Point.360 and/or IVC in and to all of the Excluded Assets. Point.360 shall retain all of its right, title and interest in and to all of the Acquired Assets.

        (b)   Assumption of Assumed Liabilities by New 360.    Effective as of immediately prior to DG's consummation of the Exchange Offer on the Acceptance Date, Point.360 hereby delegates to New 360, and New 360 hereby assumes from Point.360, and agrees to pay, perform, discharge and fulfill, all of the Assumed Liabilities (the "Assumption of Assumed Liabilities" and, together with the Transfer of Excluded Assets, the "Contribution").

        (c)   Spin-Off of New 360 Common Stock.    On the Acceptance Date immediately following the Contribution but immediately prior to DG's consummation of the Exchange Offer, Point.360 shall distribute to its shareholders (other than DG), on a pro rata basis, without consideration being paid by such shareholders, all of the outstanding shares of New 360 common stock. Subject to any limitations imposed by applicable law, Point.360 shall be entitled to select the record date to be used in determining the shareholders entitled to receive the distribution of shares of New 360 common stock in the Spin-Off; provided that such record date must be prior to the Acceptance Date.

        (d)   Further Assurances.    This Agreement is intended by the parties to fully evidence and carry out (without the need for additional documents) the Acceptance Date Transfer of the Excluded Assets by Point.360 to New 360 pursuant to Section 2(a) and the Acceptance Date assumption by New 360 of the Assumed Liabilities pursuant to Section 2(b); provided, however, from and after the Acceptance Date, (i) if requested by New 360, Point.360 shall execute and deliver to New 360 a bill of sale or similar instrument that further evidences the Transfer of the Excluded Assets to New 360 and/or stock powers with respect to the Transfer of the capital stock of IVC to New 360, and (ii) if requested by Point.360 or DG, New 360 shall execute and deliver to Point.360 an assumption agreement or similar instrument that further evidences New 360's assumption of the Assumed Liabilities. Each such instrument must be in form and substance reasonably satisfactory to Point.360, New 360 and DG. Without limiting the generality of the foregoing, from and after the Acceptance Date, each of Point.360, New 360 and DG shall cooperate with the other parties in executing and delivering any other instruments necessary to effectuate the Contribution as may be reasonably requested by any other party from time to time, in each case consistent with the terms of this Agreement.

        (e)   Conditions to Point.360's Obligations.    Point.360 shall not be obligated to Transfer the Excluded Assets to New 360, and New 360 shall not be obligated to assume the Assumed Liabilities, unless and until (i) the Form 10 to be filed by New 360 with the SEC has been declared effective under the Exchange Act, and no stop order with respect thereto is in effect and (ii) DG has given Point.360 at least one (1) business day's prior written notice of the Acceptance Date.

        (f)    CBS Agreement.    Point.360 and CBS Worldwide Distribution, CBS Broadcasting, Inc. are parties to an Agreement, dated January 31, 2006 (the "CBS Agreement"), that constitutes an Excluded Asset. New 360 hereby agrees that: (i) it shall comply with the terms of the CBS Agreement from and after the Acceptance Date; (ii) it shall not use any products or services under the CBS Agreement from and after the Acceptance Date; and (iii) it shall not allow any renewal, extension or further assignment of the CBS Agreement.

        (g)   No Representations or Warranties.    This Agreement shall not be construed as containing, expressly or by implication, any representations or warranties by Point.360, New 360 or DG regarding (i) the nature, condition, amount or value of any Acquired Assets, Assumed Liabilities, Excluded Assets or Retained Liabilities, (ii) any consents, waivers or approvals from Governmental Entities and other third parties that are required to be obtained in connection with the transactions contemplated by this Agreement or (iii) the absence of security interests, liens, claims and other encumbrances with respect to any Acquired Assets or Excluded Assets. All Acquired Assets and Excluded Assets are being transferred or retained, as applicable, on an "as is," "where is" basis.

        SECTION 3.    RETENTION BY POINT.360 OF THE ACQUIRED ASSETS AND RETAINED LIABILITIES

        (a)   For the avoidance of doubt, from and after the Contribution: (i) Point.360 shall retain all of its right, title and interest in and to the Acquired Assets to the same extent that such right, title, and interest existed immediately prior to the Contribution; (ii) Point.360 shall retain the obligation to pay, perform, discharge and fulfill all of the Retained Liabilities; (iii) New 360 shall have no right, title or interest in or to any of the Acquired Assets; and (iv) New 360 shall have no obligation to pay, perform, discharge or fulfill any of the Retained Liabilities.

        (b)   Books and Records.

          (i)    For a period of at least five years after the Acceptance Date (or the later of the applicable statute of limitations for Books and Records relating to Taxes), New 360 shall retain the Books and Records that constitute Excluded Assets. For a period of at least five years after the Acceptance Date (or the later of the applicable statute of limitations for Books and Records relating to Taxes), Point.360 and DG shall retain the minute books and share record books relating to Point.360 and the Books and Records that constitute Acquired Assets.

          (ii)   During the five-year period after the Acceptance Date (or the later period described in Section 3(b)(i) for Books and Records relating to Taxes), each of New 360, on the one hand, and DG and Point.360, on the other hand, shall provide to the other party and its authorized accountants, counsel and other designated representatives, promptly after receipt of a written request from the requesting party and with any related out-of-pocket expenses to be paid by the requesting party, reasonable access during normal business hours to the Books and Records that such providing party is required to retain pursuant to the terms of Section 3(b)(i), subject to appropriate restrictions for classified, privileged or confidential information; provided, however, a request for access that is made by New 360, DG or Point.360, as applicable, must specify in reasonable detail the Books and Records to which such requesting party desires access, and such request must specify a legitimate business purpose for such access; provided, further, however, (i) in the case of a request by DG or Point.360, such request must relate solely to Books and Records relating to the Acquired Assets, the Retained Liabilities or the ADS Business and (ii) in the case of a request by New 360, such request must relate solely to Books and Records relating to the Excluded Assets, the Assumed Liabilities or Point.360's business prior to the Merger Effective Time. The confidentiality provisions contained in Section 1 of the Noncompetition Agreement to be entered into by and between DG and New 360 shall govern the use and disclosure of any ADS Confidential Information (as defined in said agreement) that is obtained by New 360 pursuant to this Section 3(b)(ii). The Confidentiality Agreement, dated August 16, 2006, by and between DG and Point.360, as amended on April 16, 2007 to add New 360 as a party thereto (the "DG Confidentiality Agreement"), shall govern the obligations owed to New 360 regarding the use and disclosure of any Confidential Information (as defined in said agreement) that is obtained by DG or Point.360 pursuant to this Section 3(b)(ii).

          (iii)  Nothing in this Section 3(b) shall require any party to violate any agreement with any third party regarding the confidentiality of confidential and proprietary information relating to that third party or its business; provided, however, that in the event that a party is otherwise required to disclose any such information pursuant to this Section 3(b), such party shall use commercially reasonable efforts to seek to obtain a consent from such third party to the disclosure of such information.

          (iv)  After the Acceptance Date, each of New 360, Point.360 and DG may receive from third parties mail, packages and other communications properly belonging to another party. The receiving party shall promptly deliver such mail, packages or other communications at its expense to the proper party.

          (v)   New 360 shall promptly deliver any Books and Records which are in electronic format or otherwise and which constitute Acquired Assets to DG upon written request; provided that such Books and Records are identified with reasonable specificity in such request. Notwithstanding anything in this Agreement to the contrary, New 360 shall not be obligated to deliver any Books and Records which are in electronic format (other than those Books and Record specifically identified in Schedule C) unless and until a request for such Books and Records is received in accordance with the immediately preceding sentence.

        (c)   Point.360 Lockbox.    From and after the Acceptance Date, New 360 shall remit to DG on a weekly basis any payments received by New 360 in respect of accounts receivable constituting Acquired Assets (regardless of the manner in which such payments are received by New 360).

        SECTION 4.    INTELLECTUAL PROPERTY LICENSES

        (a)   Effective upon the consummation of the Contribution, New 360 hereby grants to Point.360 and DG a non-exclusive, non-transferable, royalty-free license for a term of five (5) years after the Acceptance Date to use, solely in connection with the operation of the ADS Business, all Intellectual Property constituting Excluded Assets that is currently used in the conduct of the ADS Business (the "Licensed IP"); provided that New 360 shall not further license the Licensed IP to any third party engaged in a business equivalent to the ADS Business. Neither Point.360 nor New 360 makes any representation or warranty, expressed or implied, regarding any of the Licensed IP. Neither Point.360 nor DG shall have the right to use any of the Licensed IP after the expiration of the five-year term described in this Section 4(a). DG hereby agrees to pay any license fees or other fees owed by New 360 to third party licensors in respect of the Licensed IP arising from DG's use of the Licensed IP; provided that DG shall be responsible to pay only the incremental fees owed by New 360 arising out of DG's use of the Licensed IP in a manner other than the manner in which Point.360 currently uses the Licensed IP to conduct the ADS Business.

        (b)   After the Acceptance Date, New 360 shall cooperate with DG and Point.360 in permitting such parties to use the Licensed IP to the same extent and in the same manner that Point.360 currently uses the Licensed IP to conduct the ADS Business. DG and Point.360 agree to comply with any reasonable quality control standards and confidentiality requirements regarding the Licensed IP that may be delivered to them from time to time by New 360, and New 360 shall be entitled to terminate the license granted pursuant to Section 4(a) if DG or Point.360 fails in any material respect to comply with the requirements of this sentence and such failure remains uncured after ten (10) business days following DG's receipt of written notice thereof.

        (c)   From the consummation of the Contribution through and until the Merger Effective Time, New 360 hereby grants to Point.360 an exclusive, non-transferable, royalty-free license to use and display the trademark "Point.360" solely in connection with the conduct of the ADS Business.

        (d)   From and after the Merger Effective Time, (i) neither Point.360 nor DG shall have any right to use the trademark "Point.360" and (ii) each of Point.360 and DG shall use its best efforts to remove or strike "Point.360" from the Acquired Assets, including stationery, websites, e-mail and other documents as soon as practicable thereafter.

        SECTION 5.    NON-ADS REAL PROPERTY LEASES

        (a)   Notwithstanding anything else in this Agreement to the contrary, with respect to each Non-ADS Real Property Lease for which a lessor's consent to the Transfer of such lease to New 360 has not been obtained prior to the Acceptance Date but for which a lessor's consent to a sublease to New 360 has been obtained prior to the Acceptance Date, (i) such Non-ADS Real Property Lease shall be deemed to be an Acquired Asset until such time, if any, as the lessor's consent to the Transfer of such lease to New 360 is obtained and (ii) Point.360 and New 360 shall enter into a sublease regarding such Non-ADS Real Property Lease prior to the Acceptance Date, such sublease to have substantially the same terms as such Non-ADS Real Property Lease.

        (b)   Notwithstanding anything else in this Agreement to the contrary, with respect to each Non-ADS Real Property Lease for which a lessor has neither consented to the Transfer of such lease to New 360 nor consented to a sublease to New 360 (a "Problematic Lease"), (i) such Problematic Lease shall be deemed to be an Acquired Asset until such time, if any, as the lessor's consent to the Transfer of such lease to New 360 is obtained; (ii) Point.360 shall use its reasonable commercial efforts to cooperate in any reasonable and lawful arrangement to permit New 360 to occupy and use the real property and improvements covered by such Problematic Lease in the ordinary course of business in accordance with past practice, including accepting such reasonable direction as New 360 shall request of Point.360; and (iii) New 360 shall pay and remit to Point.360 at the beginning of each month following the Acceptance Date, an amount equal to the sum of the rent and any other amounts payable to the lessor under such Problematic Lease for such month. Notwithstanding anything else in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign, license, sublicense, lease, sublease, convey or transfer any Problematic Lease or any claim or right or any benefit arising thereunder or resulting therefrom unless and until the lessor's consent to the Transfer of such lease to New 360 or the sublease to New 360 has been obtained.

        (c)   From and after the Acceptance Date, DG shall cooperate, at New 360's sole cost and expense, with New 360 to obtain the lessor's consent to the Transfer of any Non-ADS Real Property Lease deemed to be an Acquired Asset pursuant to this Section 5 to New 360.

        SECTION 6.    INDEMNIFICATION

On the Acceptance Date, New 360 and DG will become parties to an Indemnification and Tax Matters Agreement (the "Indemnification Agreement") substantially in the form of Exhibit F to the Merger Agreement. The Indemnification Agreement will set forth certain indemnification and other obligations of New 360 and DG regarding the Assumed Liabilities, the Retained Liabilities, Taxes and other matters.

        SECTION 7.    TAX MATTERS

        Any Tax Items or Tax Attributes required or permitted to be allocated to or between Point.360 and New 360 for taxable periods ending on or before the Acceptance Date shall be allocated to or between Point.360 and New 360 in accordance with applicable Tax law. Within sixty (60) days of the Contribution (the "Tentative Tax Item Allocation Date"), the accountants for New 360 shall tentatively determine (or cause to be determined) reasonably and in good faith the amounts and proper allocation of such items and attributes to and between Point.360 and New 360, and the Tax basis of the assets and liabilities transferred to New 360 in connection with the Contribution (the tentative determination and allocation of such Tax Items, Tax Attributes and tax basis information, the "Tentative Tax Item Allocation"). On the Tax Item Tentative Allocation Date, New 360 shall forward to DG the Tentative Tax Item Allocation and information in adequate detail to explain the basis of such calculation. New 360 shall provide DG with access to the Books and Records used by New 360 to determine the Tentative Tax Items Allocation and such other information as DG reasonably requests that may be pertinent to its review of the Tentative Tax Items Allocation. DG may dispute the calculation of the Tentative Tax Item Allocation or any element thereof by notifying New 360 of such disagreement in writing, setting forth in reasonable detail the particulars of such disagreement, within thirty (30) days after its receipt of the Tentative Tax Item Allocation. In the event that DG does not provide such a notice of disagreement within such thirty (30) day period, it shall be deemed to have accepted the accuracy of such Tentative Tax Item Allocation, which shall be final, binding and conclusive for all purposes hereunder. In the event any such notice of disagreement is timely provided, New 360 and DG shall use their commercially reasonable efforts for a period of thirty (30) days (or such longer period as they may mutually agree) to resolve any disagreements with respect to the calculation of the Tentative Tax Item Allocation. If New 360 and DG are unable to resolve such disagreements then, at any time thereafter, either New 360 or DG may require that an independent accounting firm of recognized national standing mutually selected by New 360 and DG (the "Auditor") shall resolve any remaining disagreements. The Auditor shall determine as promptly as practicable whether the Tentative Tax Item Allocation is correct under applicable Tax law and (only with respect to the remaining disagreements submitted to the Auditor) whether and to what extent (if any) the Tentative Tax Item Allocation requires adjustment. The fees and expenses of the Auditor shall be shared equally by New 360 and DG. The determination of the Auditor shall be final, conclusive and binding on the parties. The Tax Item Allocation as finally determined in accordance with this Section 7 is hereinafter referred as to the "Final Tax Item Allocation". New 360 and Point.360 agree to compute their Tax liabilities for taxable periods after the Acceptance Date consistent with the Final Tax Item Allocation and treat the Tax Attributes and Tax Items as reflected on any federal (or applicable state, local or foreign) income Tax Return filed by the parties as presumptively correct.

        SECTION 8.    MISCELLANEOUS

        (a)   Notices.    All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt), telecopied (notice deemed given upon confirmation of receipt), or sent by a nationally recognized overnight courier service, such as Federal Express (notice deemed given upon receipt of proof of delivery), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (i)    if to DG, or to Point.360 after the Acceptance Date, to:

      DG FastChannel, Inc.
      750 W. John Carpenter Freeway, Suite 700
      Irving, TX 75039
      Attention: Chief Financial Officer
      Telephone No.: (972) 581-2000
      Facsimile No.: (972) 581-2100

      with a copy to:

      Latham & Watkins LLP
      555 Eleventh Street NW, Suite 1000
      Washington, DC 20004
      Attention: William P. O'Neill
      Telephone No.: (202) 637-2200
      Facsimile No.: (202) 637-2201

                and

          (ii)   if to New 360, or to Point.360 prior to the Acceptance Date, to:

      New 360 (to be renamed Point.360 after the Merger Effective Time)
      2777 North Ontario Street
      Burbank, CA 91504
      Attention: Chief Financial Officer
      Telephone No.: (818) 565-1400
      Facsimile No.: (818) 847-2503

      with a copy to:

      Troy & Gould PC
      1801 Century Park East, Suite 1600
      Los Angeles, CA 90067
      Attention: William Gould
      Telephone No.: (310) 780-1338
      Facsimile No.: (310) 201-4746

        (b)   Counterparts; Facsimile.    This Agreement may be executed manually or by facsimile by the parties hereto, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each party and delivered to the other party.

        (c)   Governing Law.    This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, without giving effect to conflicts of laws principles that would result in the application of the law of any other state.

        (d)   Assignment.    This Agreement shall not be assigned by any party hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, but without relieving any party hereto of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties and their respective successors and assigns.

        (e)   Amendments; Waiver.    This Agreement may be amended or modified only by a written instrument signed by each of the parties hereto. Any party may waive any provision of this Agreement or compliance therewith; provided that such waiver is set forth in an instrument in writing signed by the party to be bound thereby. Any waiver or failure to insist on strict compliance with any agreement or obligation contained herein shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

        (f)    Severability.    If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement are not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible..

        (g)   WAIVER OF JURY TRIAL.    EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (1) NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (2) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (3) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (4) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8(g).

        (h)   Termination.    This Agreement, and all rights and obligations of the parties hereunder, shall terminate on the date the Merger Agreement is terminated in accordance with its terms; provided, however, that this Section 8 shall survive any termination of this Agreement.

[remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

POINT.360
By:	/s/ HAIG S. BAGERDJIAN Name: Haig S. Bagerdjian Title: Chairman, President and CEO
NEW 360
By:	/s/ HAIG S. BAGERDJIAN Name: Haig S. Bagerdjian Title: Chairman, President and CEO
DG FASTCHANNEL, INC.
By	/s/ SCOTT K. GINSBURG Name: Scott K. Ginsburg Title: Chairman and CEO

[Signature page to Contribution Agreement]

Schedule A

Excluded Assets

        "Excluded Assets" means all of the Assets not used exclusively in connection with the ADS Business, including, without limitation, those Assets set forth in this Schedule A.

        (1)   The severance and change-in-control agreements between Point.360 and each of Haig S. Bagerdjian and Alan R. Steel;

        (2)   All employees of Point.360 and/or IVC, other than employees listed in Schedule C to this Agreement;

        (3)   The "Point.360" trademark and all other Intellectual Property (including Software and the trademarks "Reel-Safe", "Vision.360", "Spot.360", "Point Perfect", "Vault.360", "Audio.360" and "Post.360");

        (4)   All IVC capital stock owned by Point.360;

        (5)   All Cash (including proceeds from the exercise prior to the Merger Effective Time of the Company Options) and bank accounts;

        (6)   All Non-ADS Real Property Leases, which consist of:

          (a)   Building Lease (1133 Hollywood Way, Burbank Facility) dated June 11, 1998 between Point.360 and Hollywood Way Office Ventures LLC;

          (b)   Standard Industrial/Commercial Single—Tenant Lease—Net (712 N. Seward St., Los Angeles facility) dated January 24, 1997 between Point.360 and Richard Hourizadeh as amended in July 2002;

          (c)   Standard Industrial/Commercial Multi-Tenant Lease-Net (West Los Angeles facility) dated March 17, 2004 between Point.360 and Martin Shephard, as co-Trustee of the Shephard Family Trust of 1988;

          (d)   Standard Industrial Lease—Net (Highland facility) dated April 3, 1989 between Point.360 and Leon Vahn FBO for Leon Vahn Living Trust, as amended;

          (e)   Standard Industrial/Commercial Multi-Tenant Lease-Net (IVC facility) dated March 1, 2002 between Point.360 and 2777 LLC, as amended; and

          (f)    Lease Agreement (Media Center) dated March 29, 2006 between Point.360 and LEAFS Properties, LP;

        (7)   All security deposits delivered in connection with the Non-ADS Real Property Leases, other than the security deposit under any Non-ADS Real Property Lease for which the lessor's consent to the Transfer of such lease to New 360 is not obtained within 45 days after the Closing Date;

        (8)   All Company Agreements (including the CBS Agreement and the DG Confidentiality Agreement), other than Company Agreements that constitute Acquired Assets;

        (9)   All Tax refunds and other Tax benefits arising from any activities of Point.360 and/or IVC conducted during the Pre-Acceptance Date Tax Period (as such term is defined in the Indemnification Agreement);

        (10) All Books and Records, other than minute books and share records relating to Point.360 and other than Books and Records pertaining exclusively to the ADS Business, any Acquired Asset or any Retained Liability;

        (11) Assets identified in the attached general ledger of Point.360 (as updated through the Acceptance Date) under the "Post Group" heading; and

        (12) Asset Purchase Agreement, dated March 7, 2007, by and among Point.360, Eden FX and the shareholders of Eden FX.

        Notwithstanding the foregoing provisions of this Schedule A, the Excluded Assets shall not include any of the Assets set forth in the Schedule C to this Agreement and any Assets identified after the date hereof but prior to the Acceptance Date by Point.360's independent public accountants that should have been set forth in Schedule C to this Agreement (including the general ledger attached hereto) but for the fact that such accountants have not completed the audit of the ADS Business as of the date hereof.

Schedule B

Assumed Liabilities

        "Assumed Liabilities" means (i) accounts payable and other accrued expenses not exclusively related to the ADS Business; (ii) accrued wages and benefits of the employees of Point.360 and/or IVC (other than the employees listed in Schedule C to this Agreement); (iii) any indebtedness in excess of $7,000,000 under (x) that certain Standard Loan Agreement, dated March 29, 2006, between Point.360 and Bank of America, N.A. and (y) those certain Promissory Notes between General Electric Capital Corporation and Point.360, dated December 30, 2005 and March 30, 2007, respectively, (iv) any and all Liabilities of Point.360 and/or IVC, whether arising before, on or after the consummation of the Contribution, to the extent resulting from or arising out of (x) the operation or conduct of Point.360's business (other than the ADS Business) prior to the consummation of the Contribution on the Acceptance Date or (y) the past, present or future ownership or use of any of the Excluded Assets, (v) all Liabilities for Taxes of Point.360 and/or IVC for any Pre-Acceptance Date Tax Period (as such term is defined in the Indemnification Agreement) and (vi) those Liabilities set forth in this Schedule B.

        (1)   Liabilities arising under the Company Agreements described in Schedule A to this Agreement; and

        (2)   Liabilities identified in the attached general ledger of Point.360 (as updated through the Acceptance Date) under the "Post Group" heading.

        Notwithstanding the foregoing provisions of this Schedule B, the Assumed Liabilities shall not include any of the Retained Liabilities.

Schedule C

Acquired Assets

        "Acquired Assets" means all of the Assets set forth in this Schedule C and any Assets identified after the date hereof but prior to the Acceptance Date by Point.360's independent public accountants that should have been set forth in this Schedule C (including the general ledger attached hereto) but for the fact that such accountants have not completed the audit of the ADS Business as of the date hereof.

        (1)   The severance contract between Point.360 and Jonathan Lurie, dated March 2, 2007, and the severance contract between Point.360 and John Lipuma, dated February 15, 2007;

        (2)   Change in Control Agreements between Point.360 and the following employees of the ADS Business: Jonathan Lurie; Mark Dunn; Bruce Jones; John McKinley; Mike Rizzotti; and George Bonet;

        (3)   The following employees of Point.360 and/or IVC: Enstrom, Kathleen Dawn; Lurie, Jonathan; Coppage, Marty Lee; Cuomo, Andrew G.; Dunn, Mark A.; Francis, Kenneth R.; Kroeter, Clifford; Kroll, Valerie D.; Lipuma, John J.; Rashid, Gary S.; Webb, James M.; Mendez, Raul F.; Jones, Bruce F.; McCallum, Richard Eugene; Delos Reyes, Maria Regina; Ruhtz, Craig A.; Snyder, Shane; Otto, David L.; Desiderio, Kent P.; Guardado, Vladimir D.; Sanchez, Marlon; Gonzalez, Jesus Pancho D.; Averseng, Alain; Robles, Abel; Isavi, Allen; Mersola, Jamie M.; Orellana, Veronica; Rizzotti, Michael A.; Schoeder, Richard E.; Cucinotti, Christina; Foster, Monica Thea; Kachoian, Leslie Heskin; Kroll, Stephanie Diane; Lives, Wesley H.; Moreno, Nicole M.; Norman, Connie; Russomano, Pamela Ann; Sheveck, Vicki Ann; Mendoza, Victor; Pellerin, Ruth N.; Apodaca, Miguel; Luna, Daniel; Romandi, Adam; Valenzuela, Julio Roberto; Hutcherson, Anise Antonetta; Rodriguez, Aracely; Bey, Tyryn; Cruz, Percy M.; Vasquez, Ellery; Bailey, Lonnie; Bonet, George A.; Joaquin, Juneann M.; Marquez, Oscar; Williams, Mikel U.; Alcocer, Moises; Malloy, Norman A.; Mauras, Roberto; Ogletree, Derrick S.; Thompson, Ramel R.; Yorke, Patricia R.; Nunez, Juan E.; Rosado, Ricky; Karst, Susan I.; Abbinante, John; Andrew, Gregory H.; Rios Lira, Jose Angel; Lorek, Jon; McKinley, John; Barnes, Merlin K.; Foster, Karen D.; Mannino, Vincent; Michelon, Maria; Harris, Yvonne B; Archer, Marcello D.; Ortiz, Ramon G.; Van Riper, Mary S.; Enstrom, Kimberly J.; Johnson, Robert C.; Thomas, Erin L.; Lowery, Darci A.; Rhodes, Jerry D.; McClintock, Magan E.; Smith, Kati Lea; Emmert, Steven C.; Davis, Gary Dewayne; Scoggins, Kevin Scott; Smith, Anna M.; Alfaro, Efrain; Fernandez, Gerardo Manuel; Grant, Dennis E.; Villacorta Baian Lombardo;

        (4)   Accounts receivable, deposits, inventory (including, without limitation, tape stock and labels), and prepaid expenses exclusively related to the ADS Business;

        (5)   Security deposits delivered in connection with any Non-ADS Real Property Lease for which the lessor's consent to the Transfer of such lease to New 360 is not obtained within 45 days after the Closing Date;

        (6)   The following Company Agreements:

          (a)   Commercial Lease Agreement (Dallas Facility) dated August 1, 2000 between VDI Multimedia (now Point.360) and JLCX Property Fund, Ltd., as amended February 28, 2005;

          (b)   Lease (Chicago Facility) dated May 8, 1992 between Multimedia Services, Inc. (now Point.360) and ZVI/430 Associates Limited Partnership, as amended on August 28, 1996, July 10, 1998 and September 16, 2002;

          (c)   Office Building Lease (San Francisco Facility) dated October 30, 2002 between Point.360 and Abbott Corporation;

          (d)   Agreement of Lease (New York Facility) dated December 10, 1998 between VDI Media Co. (now Point.360) and 114 West 26th Street Associates, L.P.;

          (e)   AIR Commercial Real Estate Association Standard Industrial/ Commercial Single—Tenant Lease (Los Angeles- McCadden Facility) dated August 16, 2005 between Point.360 and Isadore M. Chait, d/b/a I.M. Chait Gallery/Auctioneers;

          (f)    Services Agreement dated July 1, 2005 between Point.360 and Burger King Corporation;

          (g)   FedEx Pricing Agreement dated May 2, 2005 among Point.360, Federal Express Corporation, and FedEx Ground Package System, Inc. as amended on June 9, 2005;

          (h)   Letter Agreement dated June 23, 2005 among Point.360, Digital Generation Systems, Inc. Pepsi-Cola Advertising and Marketing, Inc., Frito-Lay, Inc., and Quaker Oats Company, as amended December 13, 2005;

          (i)    Letter Agreement dated July 26, 2001 between Point.360 and Audio Audit, Inc.; and

          (j)    Various agreements related exclusively to telephone, data, copier, utility, and other services at the five Point.360 offices described in sub-paragraphs (a) to (e) of this paragraph (6);

        (7)   Minute books and share record books relating to Point.360;

        (8)   Books and Records pertaining exclusively to the ADS Business, any Acquired Asset or any Retained Liability, including, without limitation, invoices and order history, rate cards, historical monthly financial statements, detailed inventory of the boxed or pallet storage of media assets (regardless of where stored), attached hereto, customers' media files, customer lists and employee/payroll files of the employees listed in this Schedule C;

        (9)   Assets identified in the attached general ledger of Point.360 (as updated through the Acceptance Date) under the "ADS Group" heading; and

        (10) Any shares of DG Common Stock owned, beneficially or of record, by Point.360.

Schedule D

Retained Liabilities

        "Retained Liabilities" means (i) accounts payable and other accrued expenses exclusively related to the ADS Business; (ii) accrued wages and benefits of the employees listed in Schedule C to this Agreement; (iii) no more than $7,000,000 of indebtedness ("Specified Indebtedness") under (x) that certain Standard Loan Agreement, dated March 29, 2006, between Point.360 and Bank of America, N.A. and (y) those certain Promissory Notes between General Electric Capital Corporation and Point.360, dated December 30, 2005 and March 30, 2007, respectively; (iv) any and all Liabilities (other than for Taxes) of Point.360 and/or IVC, whether arising before, on or after the Acceptance Date, to the extent not inconsistent with any Liabilities set forth in the definition of "Assumed Liabilities" or identified in Schedule B to this Agreement and resulting exclusively from or arising exclusively out of (x) the operation or conduct of the ADS Business prior to or after the consummation of the Contribution, (y) the operation or conduct of Point.360's business after the consummation of the Contribution or (z) the past, present or future ownership or use of any of the Acquired Assets; (v) all Liabilities for Taxes of Point.360 for any Post-Acceptance Date Tax Period (as such term is defined in the Indemnification Agreement); and (vi) those Liabilities set forth in this Schedule D.

        (1)   Liabilities arising under the Company Agreements described in Schedule C to this Agreement; and

        (2)   Liabilities identified in the attached general ledger of Point.360 (as updated through the Acceptance Date) under the "ADS Group" heading; provided that, notwithstanding anything to the contrary in such general ledger, it is understood and agreed by the parties hereto that Retained Liabilities shall include up to $7,000,000 of Specified Indebtedness.

FIRST AMENDMENT TO CONTRIBUTION AGREEMENT

        This FIRST AMENDMENT TO CONTRIBUTION AGREEMENT (this "First Amendment") is entered into June 22, 2007, by and among DG FastChannel, Inc., a Delaware corporation ("DG"), POINT.360, a California corporation ("Point.360"), and New 360, a California corporation and a wholly-owned subsidiary of the Company ("New 360"), for the purpose of amending the Contribution Agreement, dated as of April 16, 2007, by and among DG, Point.360 and New 360 (the "Contribution Agreement"). All capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Contribution Agreement or in the Agreement and Plan of Merger and Reorganization, dated as of April 16, 2007, by and among DG, Point.360 and New 360 (the "Merger Agreement"), as applicable.

        WHEREAS, the parties hereto desire to amend certain provisions of the Contribution Agreement as provided herein;

        NOW, THEREFORE, in consideration of the mutual covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

        SECTION 1. The Spin-Off and the Post-Spin-Off Contribution.

        (a)   The fourth recital to the Contribution Agreement is deleted in its entirety and the following is substituted therefor:

  WHEREAS, the Merger Agreement contemplates that, on the Acceptance Date immediately prior to the consummation of the Exchange Offer: (i) Point.360 will contribute to New 360 all of the Excluded Assets in exchange for shares of New 360 common stock; (ii) New 360 will assume all of the Assumed Liabilities; (iii) immediately thereafter, Point.360 will distribute to its shareholders, on a pro rata basis, without consideration being paid by such shareholders, all then-outstanding shares of New 360 common stock (the "Spin-Off"); and (iv) immediately thereafter, DG will contribute to New 360 all of DG's shares of the capital stock of New 360 (the "Post-Spin-Off Contribution").

        (b)   Section 2(c) of the Contribution Agreement is deleted in its entirety and the following is substituted therefor:

  Spin-Off of New 360 Common Stock. On the Acceptance Date immediately following the Contribution but prior to DG's consummation of the Exchange Offer, Point.360 shall distribute to its shareholders, on a pro rata basis, without consideration being paid by such shareholders, all of the outstanding shares of New 360 common stock. Subject to any limitations imposed by applicable law, Point.360 shall be entitled to select the record date to be used in determining the shareholders entitled to receive the distribution of shares of New 360 common stock in the Spin-Off; provided that such record date must be prior to the Acceptance Date. Immediately following the Spin-Off but prior to DG's consummation of the Exchange Offer, DG shall consummate the Post-Spin-Off Contribution.

        SECTION 2. Construction of the Contribution Agreement

        (a)   The Contribution Agreement shall be read together and shall have the same force and effect as if the provisions of the Contribution Agreement and this First Amendment were contained in one document. Except as expressly amended by this First Amendment, the Contribution Agreement shall remain in full force and effect in accordance with its terms.

        SECTION 3. Counterparts.

        (a)   This First Amendment may be executed manually or by facsimile by the parties hereto, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each party and delivered to the other party.

BB-1

        IN WITNESS WHEREOF, DG, Point.360 and New 360 have caused this First Amendment to be signed by their respective officers thereunto duly authorized as of the date first written above.

DG FASTCHANNEL, INC.
By:	/s/ SCOTT K. GINSBURG
Name: Scott K. Ginsburg
Title: Chairman and CEO
POINT.360
By:	/s/ ALAN R. STEEL
Name: Alan R. Steel
Title: Chief Financial Officer
NEW 360
By:	/s/ ALAN R. STEEL
Name: Alan R. Steel
Title: Chief Financial Officer

BB-2

Annex C

CHAPTER 13 OF THE CALIFORNIA GENERAL CORPORATION LAW

        § 1300.

        (a)   If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

        (b)   As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

          (1)   Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or (B) listed on the National Market System of the NASDAQ Stock Market, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

          (2)   Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

          (3)   Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

          (4)   Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

        (c)   As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

        § 1301.

        (a)   If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, that corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of that approval, accompanied by a copy of Sections 1300, 1302, 1303, and 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under those sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

        (b)   Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase shares shall make written demand upon the corporation for the purchase of those shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause(A) or (B) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

        (c)   The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what that shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at that price.

        § 1302.

        Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefore shall bear a like statement, together with the name of the original dissenting holder of the shares.

        § 1303.

        (a)   If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

        (b)   Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefore, unless provided otherwise by agreement.

        § 1304.

        (a)   If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

        (b)   Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

        (c)   On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

        § 1305.

        (a)   If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

        (b)   If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

        (c)   Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

        (d)   Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

        (e)   The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).

        § 1306.

        To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

        § 1307.

        Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefore.

        § 1308.

        Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

        § 1309.

        Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

        (a)   The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

        (b)   The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

        (c)   The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

        (d)   The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

        § 1310.

        If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

        § 1311.

        This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

        § 1312.

        (a)   No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

        (b)   If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

        (c)   If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

        § 1313.

        A conversion pursuant to Chapter 11.5 (commencing with Section 1150) shall be deemed to constitute a reorganization for purposes of applying the provisions of this chapter, in accordance with and to the extent provided in Section 1159.

Annex D

ADS BUSINESS

INDEX TO ANNUAL FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm

To the Board of Directors and
Shareholders of Point.360
Burbank, California

        We have audited the accompanying balance sheets of the advertising distribution business of Point.360 ("ADS Business" or the "Company") as of December 31, 2006 and 2005, and the related statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audits in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provided a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2006 and 2005, and the results of its operations and their cash flows for each of the three years in the period ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America.

Singer Lewak Greenbaum & Goldstein LLP
Los Angeles, California
May 21, 2007

ADS Business
Balance Sheets

	December 31,
	2005	2006
Assets
Current assets:
Cash and cash equivalents	$—	$—
Accounts receivable, net of allowances for doubtful accounts of $140,000 and $269,000, respectively	5,209,000	5,264,000
Inventories, net	221,000	210,000
Prepaid expenses and other current assets	75,000	37,000
Deferred income taxes	110,000	244,000

Total current assets	5,615,000	5,755,000
Property and equipment, net (Note 4)	1,605,000	1,289,000
Deferred income taxes	—	249,000
Deposit and other assets	202,000	209,000
Investment in and advances to New 360	16,309,000	13,975,000
Goodwill (Note 3)	20,808,000	22,220,000

Total assets	$44,539,000	$43,697,000

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$1,617,000	$1,214,000
Accrued wages and benefits	505,000	268,000
Other accrued expenses	—	228,000
Borrowings under revolving credit agreement (Notes 6)	1,852,000	1,542,000
Current portion of borrowings under notes payable (Note 6)	132,000	106,000

Total current liabilities	4,106,000	3,359,000

Deferred income taxes	107,000	—
Notes payable, less current portion (Note 6)	816,000	317,000

Total long-term liabilities	923,000	317,000

Total liabilities	5,029,000	3,676,000

Commitments and contingencies (Note 8)	—	—
Shareholders' equity
Preferred stock—no par value; 5,000,000 shares authorized; none outstanding	—	—
Common stock—no par value; 50,000,000 shares authorized; 9,368,857 and 9,749,582 shares issued and outstanding, respectively	17,971,000	18,488,000
Additional paid-in capital	1,159,000	1,077,000
Retained earnings	20,380,000	20,456,000

Total shareholders' equity	39,510,000	40,021,000

Total liabilities and shareholders' equity	$44,539,000	$43,697,000

The accompanying notes are an integral part of these financial statements.

ADS Business
Statements of Income

	Year Ended December 31,
	2004	2005	2006
Revenues	$24,757,000	$23,139,000	$20,685,000
Cost of services sold	(12,563,000)	(13,695,000)	(13,095,000)

Gross profit	12,194,000	9,444,000	7,590,000
Selling, general and administrative expense	(10,480,000)	(10,222,000)	(9,929,000)
Allocation of corporate expenses to subsidiary (Note1)	4,138,000	3,771,000	3,446,000

Operating income	5,852,000	2,993,000	1,107,000
Interest expense (net)	(152,000)	(244,000)	(185,000)

Income before income taxes	5,700,000	2,749,000	922,000
Provision for income taxes	(2,195,000)	(2,292,000)	(532,000)

Net income	$3,505,000	$457,000	$390,000

Earnings per share:
Basic:
Net income	$0.38	$0.05	$0.04
Weighted average number of shares	9,196,620	9,346,533	9,511,006

Diluted:
Net income	$0.36	$0.05	$0.04
Weighted average number of shares including the dilutive effect of stock options	9,671,395	9,713,811	9,615,431

The accompanying notes are an integral part of these financial statements.

ADS Business
Statements of Shareholders' Equity
(in thousands except for share amounts)

	Shares	Amount	Additional Paid-in Capital	Retained Earnings	Shareholders Equity
Balance on December 31, 2003	9,134,559	$17,625	$624	$19,119	$37,368
Net income	—	—	—	3,505	3,505
Net loss attributable to New 360	—	—	—	(2,258)	(2,258)
Shares issued in connection with exercise of stock options	101,573	278	—	—	278
Tax effect of options exercised	—	—	51	—	51

Balance on December 31, 2004	9,236,132	17,903	675	20,366	38,944
Net income	—	—	—	457	457
Net loss attributable to New 360	—	—	—	(443)	(443)
Shares issued in connection with purchase of equipment (Note 3)	105,000	—	484	—	484
Shares issued in connection with exercise of stock options	27,725	68	—	—	68

Balance on December 31, 2005	9,368,857	17,971	1,159	20,380	39,510
Net income	—	—	—	263	390
Net loss attributable to New 360	—	—	—	(187)	(314)
Shares issued in connection with exercise of stock options	380,725	517	—	—	517
Incentive—based option expense	—	—	140	—	140
Cash paid in conjunction with acquisition	—	—	(222)	—	(222)

Balance on December 31, 2006	9,749,582	$18,488	$1,077	$20,456	$40,021

The accompanying notes are an integral part of these financial statements.

ADS Business
Statements of Cash Flows

	Year Ended December 31,
	2004	2005	2006
Cash flows from operating activities:
Net income	$3,505,000	$457,000	$390,000
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,240,000	954,000	888,000
Provision for (recovery of) doubtful accounts	(61,000)	(10,000)	129,000
Deferred income taxes	(98,000)	95,000	(490,000)
Changes in operating assets and liabilities (net of acquisitions):
(Increase) decrease in accounts receivable	(567,000)	319,000	(184,000)
(Increase) decrease in inventories	5,000	(27,000)	11,000
(Increase) in prepaid expenses and other current assets	(94,000)	92,000	39,000
(Increase) decrease in other assets	35,000	(4,000)	(9,000)
(Decrease) increase in accounts payable	28,000	296,000	(403,000)
Increase (decrease) in accrued expenses	175,000	(35,000)	(7,000)

Net cash and cash equivalents provided by operating activities	4,168,000	2,137,000	364,000

Cash flows from investing activities:
Capital expenditures	(935,000)	(545,000)	(572,000)
Adjustments to investment in and advances to New 360	(2,539,000)	784,000	2,334,000

Net cash and cash equivalents used in investing activities	(3,474,000)	239,000	1,762,000

Cash flows from financing activities:
Change in revolving credit agreement	2,572,000	(719,000)	(311,000)
(Increase) decrease in goodwill	(172,000)	(1,542,000)	(1,412,000)
(Increase) decrease in invested equity	(2,259,000)	(443,000)	(314,000)
Proceeds from exercise of stock options	329,000	552,000	436,000
Repayment of notes payable	(1,224,000)	(194,000)	(495,000)
Repayment of capital lease obligations	60,000	(30,000)	(30,000)

Net cash and cash equivalents used in financing activities	(694,000)	(2,376,000)	(2,126,000)

Net increase in cash and cash equivalents	—	—	—
Cash and cash equivalents at beginning of year	—	—	—

Cash and cash equivalents at end of year	$—	$—	$—

The accompanying notes are an integral part of these financial statements.

ADS Business
Notes to Financial Statements

1. BASIS OF PRESENTATION:

        On April 13, 2007, Point.360's Board of Directors preliminarily approved a plan to contribute the assets and liabilities related Point.360's businesses other than the spot advertising distribution businesses to a wholly-owned subsidiary, New 360, and to subsequently distribute the common stock of New 360 of Point.360 shareholders on a share-for-sale basis to form an independent, publicly traded entity. See Note 12. The net assets contributed to New 360 are shown as Investment in New 360 in the accompanying Balance Sheets.

        The accompanying Financial Statements include the accounts and transactions of Point.360 involved primarily in the duplication and distribution of advertising content (the "ADS Business" or the "Company"). The accompanying Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States of America. All intercompany balances and transactions have been eliminated in the Financial Statements.

        The Company's combined results of operations, financial position and cash flows may not be indicative of its future performance and do not necessarily reflect what the combined results of operations, financial position and cash flows would have been had the Company operated as a separate, stand-alone entity during the periods presented, including changes in its operations and capitalization as a result of the separation of New 360 from Point.360.

        Certain corporate and general and administrative expenses, including those related to executive management, tax, accounting, legal and treasury services, have been allocated to New 360 based on the ratio of New 360's revenues to total Point.360 revenues. Additionally, certain balance sheet amounts have been allocated to New 360 based on the ratio of New 360's working capital, net fixed assets and other factors at each year end. Management believes such allocations are reasonable. However, the associated expenses recorded by the Company in the accompanying Statements of Income may not be indicative of the actual expenses that would have been incurred had the Company been operating without New 360 for the periods presented. Following the separation of New 360 from Point.360, the Company will perform these functions using other internal resources or purchased services.

        SG&A expense net of expenses allocated to subsidiary, were $6.5 million (31.3% of sales) in 2006 as compared to $6.5 million (27.9% of sales) in 2005.

Business Description

        The Company provides worldwide electronic and physical distribution of audio and video of advertising content using fiber optics, satellite, Internet and air and ground transportation. The Company delivers commercials by both physical and electronic means to thousands of broadcast outlets worldwide. The Company's interconnected facilities provide service coverage to all major U.S. media centers. Clients include major motion picture studios, advertising agencies and corporations.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Basis of Presentation

        The financial statements include the accounts of the Company's facilities engaged in the distribution of advertising content. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates in the Preparation of Financial Statements

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

        Cash equivalents represent highly liquid short-term investments with original maturities of less than three months.

Revenues and Receivables

        The Company records revenues when the services have been completed. Although sales and receivables are concentrated in the advertising industry, credit risk due to financial insolvency is limited because of the financial stability of the customer base (i.e., large advertising agencies).

Concentration of Credit Risk

        Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents, and accounts receivable. The Company maintains its cash and cash equivalents with high credit quality financial institutions; at times, such balances with any one financial institution may exceed FDIC insured limits.

        Credit risk with respect to trade receivables is concentrated due to the large number of orders with major advertising agencies in any particular reporting period. Our five largest customers represented 44% and 45% of accounts receivable at December 31, 2005 and December 31, 2006, respectively. The Company reviews credit evaluations of its customers but does not require collateral or other security to support customer receivables.

        The five largest customers accounted for 29%, 31% and 32% of net sales for the years ended December 31, 2004, 2005 and 2006, respectively. TBWA Chait Day accounted for 10% of sales in 2005, and the Weinstein Co., LLC accounted for 11% of sales in 2006.

Inventories

        Inventories comprise raw materials, principally tape stock, and are stated at the lower of cost or market. Cost is determined using the average cost method.

Property and Equipment

        Property and equipment are stated at cost. Expenditures for additions and major improvements are capitalized. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets. Amortization of leasehold improvements is computed using the straight-line method over the lesser of the estimated useful lives of the improvements or the remaining lease term.

Goodwill

        Prior to the January 1, 2002 implementation of Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"), goodwill was amortized on a straight-line basis over 5-20 years. Since that date, goodwill has been subject to periodic impairment tests in accordance with SFAS 142.

        The Company identifies and records impairment losses on long-lived assets, including goodwill that is not identified with an impaired asset, when events and circumstances indicate that such assets might be impaired. Events and circumstances that may indicate that an asset is impaired include significant decreases in the market value of an asset, a change in the operating model or strategy and competitive forces.

        The Company evaluates its goodwill on an annual basis and when events and circumstances indicate that the carrying amount of an asset may not be recoverable. If the independent appraisal or other indicator of value of the asset or the expected undiscounted future cash flow attributable to the asset is less than the carrying amount of the asset, an impairment loss equal to the excess of the asset's carrying value over its fair value is recorded. In 2006, fair value was determined using independent appraisals and other valuation techniques, depending on the nature of the assets. To date, no such impairment has been recorded.

Income Taxes

        The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes" ("SFAS 109"). SFAS 109 requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts for financial reporting purposes and the tax basis of assets and liabilities. A valuation allowance is recorded for that portion of deferred tax assets for which it is more likely than not that the assets will not be realized.

Advertising Costs

        Advertising costs are not significant to the Company's operations and are expensed as incurred.

Fair Value of Financial Instruments

        To meet the reporting requirements of SFAS No. 107, "Disclosures About Fair Value of Financial Instruments" ("SFAS 107"), the Company calculates the fair value of financial instruments and includes this additional information in the notes to financial statements when the fair value is different than the book value of those financial instruments. When the fair value is equal to the book value, no additional disclosure is made. The Company uses quoted market prices whenever available to calculate these fair values.

Accounting for Stock-Based Compensation

        Prior to January 1, 2006, as permitted by SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), the Company measured compensation costs in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees ("APB 25"), but provided pro forma disclosures of net income and earnings per share using the fair value method defined by FAS 123. Under APB No. 25, compensation expense was recognized over the vesting period based on the difference, if any, on the date of grant between the deemed fair value for accounting purposes of the Company's stock and the exercise price on the date of grant. The Company accounted for stock issued to non-employees in accordance with the provisions of SFAS No. 123 and Emerging Issues Task Force ("EITF") 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods and Services."

        Had the Company determined compensation cost based on the fair value for its stock options at grant date, as set forth under SFAS 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

	2004	2005
Net income (loss):
As reported	$3,505,000	$457,000
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(255,000)	(738,000)

Pro forma	3,250,000	(281,000)
Earnings (loss) per share:
As reported:
Basic	0.38	0.05
Diluted	0.36	0.05
Pro forma:
Basic	0.35	(0.03)
Diluted	0.34	(0.03)

        The fair value for these options was estimated at the grant date using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 2004 and 2005, respectively: expected volatility of 44% and 38% and risk-free interest rates of 1.33% and 3.26%. A dividend yield of 0% and expected life of five years was assumed for 2004 and 2005 grants. The weighted average fair value of options granted at the fair market price on the grant date in 2004 and 2005 were $1.03 and $1.05, respectively. All options granted in 2004 and 2005 were at fair market price.

        On January 1, 2006, the Company adopted SFAS No. 123 (revised 2004), "Share-Based Payment,"("SFAS 123(R)") which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors based on estimated fair values. SFAS 123(R) supersedes the Company's previous accounting under APB 25 for periods beginning in fiscal 2006. In March 2005, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 107 ("SAB 107") relating to SFAS 123(R). The Company applied the provisions of SAB 107 in its adoption of SFAS 123(R). See Note 10.

Earnings Per Share

        The Company follows SFAS No. 128, "Earnings per Share" ("SFAS 128"), and related interpretations for reporting Earnings per Share. SFAS 128 requires dual presentation of Basic Earnings per Share ("Basic EPS") and Diluted Earnings per Share ("Diluted EPS"). Basic EPS excludes dilution and is computed by dividing net income (loss) by the weighted average number of common shares outstanding during the reported period. Diluted EPS reflects the potential dilution that could occur if stock options were exercised using the treasury stock method.

        In accordance with SFAS 128, basic earnings (loss) per share are calculated based on the weighted average number of shares of common stock outstanding during the reporting period. Diluted earnings per share are calculated giving effect to all potentially dilutive common shares, assuming such shares were outstanding during the reporting period.

        A reconciliation of the denominator of the basic EPS computation to the denominator of the diluted EPS computation is as follows:

	2004	2005	2006
Weighted average number of common shares outstanding used in computation of basic EPS	9,196,620	9,346,533	9,511,006
Dilutive effect of outstanding stock options	474,775	367,278	104,425

Weighted average number of common and potential common shares outstanding used in computation of diluted EPS	9,674,395	9,713,811	9,615,431

Outstanding stock options excluded in the computation of diluted EPS	1,878,172	1,342,357	1,921,405

Supplemental Cash Flow Information

        Selected cash payments and noncash activities were as follows:

	2004	2005	2006
Cash payments for income taxes (net of refunds)	$441,000	$131,000	$1,568,000
Cash payments for interest	140,000	224,000	185,000

Recent Accounting Pronouncements

        In February 2006, the FASB issued Statement of Financial Accounting Standards No. 155, "Accounting for Certain Hybrid Financial Instruments" ("SFAS 155"), which amends SFAS No. 133, "Accounting for Derivatives Instruments and Hedging Activities" (SFAS 133") and SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities" (SFAS 140"). SFAS 155 amends SFAS 133 to narrow the scope exception for interest-only and principal-only strips on debt instruments to include only such strips representing rights to receive a specified portion of the contractual interest or principle cash flows. SFAS 155 also amends SFAS 140 to allow qualifying special-purpose entities to hold a passive derivative financial instrument pertaining to beneficial interests that itself is derivative instrument. The Company is currently evaluating the impact this new Standard, but believes that it will not have a material impact on the Company's financial position, results of operations or cash flows.

        In March 2006, the FASB issued SFAS No. 156, "Accounting for Servicing of Financial Assets—an amendment of FASB Statement No. 140". The provisions of SFAS 156 are effective for fiscal years beginning after September 15, 2006. This statement was issued to simplify the accounting for servicing rights and to reduce the volatility that results from using different measurement attributes. The Company is currently assessing the impact that the adoption of SFAS 156 will have on its results of operation and financial position.

        In July 2006, the FASB released FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109" ("FIN 48"). FIN 48 clarifies the accounting and reporting for uncertainties in income tax law. This interpretation prescribes a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of uncertain tax positions taken or expected to be taken in income tax returns. This statement is effective for fiscal years beginning after December 15, 2006. If there are changes in net assets as a result of application of FIN 48, these will be accounted for as an adjustment to retained earnings. The Company adopted FIN 48 in the first quarter of 2007, and determined that FIN 48 will not impact the Company's financial position and results of operations..

        In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements." SFAS 157 establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company is required to adopt the provision of SFAS 157, as applicable, beginning in fiscal year 2008. Management does not believe the adoption of SFAS 157 will have a material impact on the Company's financial position or results of operations.

3. ACQUISITIONS

        During 1997 to 2005, the Company acquired ten businesses. These acquisitions were accounted for as purchases, with the excess of the purchase price over the fair value of the net assets acquired allocated to goodwill. The contingent portion of the purchase prices, to the extent earned was recorded as an increase to goodwill. As of December 31, 2006, additional earn-out payments are as described below. The consolidated financial statements reflect the operations of the acquired companies since their respective acquisition dates.

        Goodwill and other intangibles, net as of December 31, 2005 and 2006, consist of the following:

	Actual
	2005	2006
Goodwill	$35,050,000	$37,050,000
Covenant not to compete	1,000,000	1,000,000

	36,050,000	38,050,000
Less accumulated amortization	(6,576,000)	(6,576,000)

	$29,474,000	$31,474,000

        The Company ceased amortizing goodwill on January 1, 2002 with the adoption of SFAS 142. The covenant not to compete was fully amortized in 2003.

        Point.360 historically operated in a single business segment due to the combination of facility assets, sales forces and management subsequent to the acquisitions and the integration of branding and communications efforts. The goodwill acquired, therefore, is common to all Point.360 facilities. As of December 31, 2006, the goodwill assignable to the Company was determined by comparing pro forma operating income generated by, and capital invested in, the facilities remaining with the Company to that of all Point.360 facilities including New 360. Based on this analysis, goodwill has been allocated to the Company as follows:

	2005	2006
Allocable to ADS Business	$20,808,000	$22,220,000
Allocable to New 360	8,666,000	9,254,000

Total Point.360 Goodwill	$29,474,000	$31,474,000

        In July 2002, Point.360 acquired an option to purchase three subsidiaries of Alliance Atlantis Communications, Inc. ("Alliance") engaged in businesses related to those of Point.360. During the following 18 months, Point.360 performed due diligence, extended the option to purchase, and attempted to obtain financing for the acquisition and toe replace existing credit facilities.

        In June 2003, discussion with Alliance and the new lenders were terminated. In July 2003, Alliance filed several actions against Point.360 seeking to recover various damages from Point.360 related to breach of the option agreement and related non-disclosure agreement. In August, 2003, Point.360 filed a counterclaim alleging breach of contract.

        Pursuant to a Settlement and Mutual Release Agreement executed in November 2004, Alliance and Point.360 agreed to settle all claims. Pursuant to the agreement, Point.360 paid Alliance $575,000 in cash in November 2004. In 2004, Point.360 wrote off the settlement amount and other deferred costs related to the proposed Alliance transaction. The portion of the write off allocated to the Company was determined using the same criteria as that prescribed for goodwill described above.

        In order to expand its relationships with customers and gain new customers, on July 1, 2004, Point.360 acquired all of the outstanding stock of International Video Conversions, Inc. ("IVC") for $7 million in cash. The purchase agreement required possible additional payments of $1 million, $2 million and $2 million in 2005, 2006 and 2007, respectively, if earnings before interest, taxes, depreciation and amortization during the 30 months after the acquisition reached certain predetermined levels (the second two increments of $2 million each were earned and are reflected as accrued liabilities on the balance sheets as of December 31, 2005 and 2006, respectively). As part of the transaction, Point.360 entered into employment and/or non competition agreements with four senior officers of IVC which fixed responsibilities, salaries and other benefits and set forth limitations on the individuals' ability to compete with Point.360 for the term of the earn-out period (30 months). To pay for the acquisition, Point.360 used $2.3 million of cash on hand and borrowed $4.7 million under the term loan portion of Point.360's bank facility.

        The total purchase consideration ($12 million either paid or accrued as of December 31, 2006) has been allocated to the assets and liabilities acquired based on their respective estimated fair values as summarized below.

Cash and cash equivalents	$1,205,000
Inventories	120,000
Other current assets	1,000
Accounts receivable	2,036,000
Goodwill	5,242,000
Property, plant and equipment	6,009,000

Total assets acquired	14,613,000
Accounts payable	(442,000)
Accrued	(417,000)
Income tax payable	(72,000)
Deferred tax liabilities	(1,682,000)

Current and other liabilities assumed	(2,613,000)

Net assets acquired over liabilities, and purchase price	$12,000,000

        As stated above, a portion of Point.360's goodwill has been allocated to New 360 based on an allocation formula.

        The unaudited pro forma results of the combined operations of the Company and IVC for the year ended December 31, 2004, as if the acquisition had occurred as of the beginning of 2004 rather than as of the acquisition date, are not shown as IVC's operations are part of New 360.

        In 2005, the Company issued 105,000 shares in connection with a purchase of assets. The shares were recorded at fair value on the issue date. In connection with the transition, $186,000 was recorded as goodwill.

        During 2005, the amount of goodwill, net, for both the Company and New 360 increased from $27,288,000 to $29,474,000 due to the $2,000,000 earn-out payment accrued for the IVC acquisition and $186,000 of excess of fair value of stock issued over the fair value of purchased assets, as noted above. During 2006, the amount of goodwill, net, increased from $29,474,000 to $31,474,000 due to the $2,000,000 earn-out payment accrued for the IVC acquisition. The periodic impairment test of goodwill performed in accordance with SFAS 142 as of September 30, 2006 required no goodwill impairment.

4. PROPERTY AND EQUIPMENT:

        Property and equipment consist of the following:

	December 31,
	2005	2006
Machinery and equipment	$3,622,000	$3,699,000
Leasehold improvements	1,503,000	1,509,000
Computer equipment	486,000	609,000
Equipment under capital lease	12,000	12,000
Office furniture	192,000	199,000
Less accumulated depreciation and amortization	(4,210,000)	(4,739,000)

	$1,605,000	$1,289,000

        Depreciation is expensed over the estimated lives of machinery and equipment (7 years), computer equipment (5 years) and leasehold improvements (2 to 10 years depending on the remaining term of the respective leases or estimated useful life of the improvement). Depreciation expense totaled $1,240,000, $954,000 and $888,000 for the years ended December 31, 2004, 2005 and 2006, respectively. Equipment under capital leases are fully amortized as of December 31, 2005 and 2006.

5. 401(K) PLAN

        The Company has a 401(K) plan, which covers substantially all employees. Each participant is permitted to make voluntary contributions not to exceed the lesser of: 20% of his or her respective compensation or the applicable statutory limitation, and is immediately 100% vested. The Company matches one-fourth of the first 4% contributed by the employee. Company contributions to the plan were $27,000, $33,000 and $35,000 in 2004, 2005 and 2006, respectively.

6. LONG TERM DEBT AND NOTES PAYABLE:

        On December 30, 2005, the Company entered into a $10 million term loan agreement. The term loan provides for interest at LIBOR (5.37% as of December 31, 2006) plus 3.15% and is secured by the Company's equipment. In March 2006, the Company prepaid $4 million of the principal with proceeds of a sale/leaseback transaction. The term loan will be repaid in 60 equal monthly principal payments plus interest. Proceeds of the term loan were used to repay the previously existing term loan.

        In March 2006, the Company entered into a new revolving credit agreement, which provides up to $10 million of revolving credit. The two-year agreement provides for interest of LIBOR (5.37% as of December 31, 2006) plus 1.85% for the first six months of the agreement, and thereafter at either (i) prime minus 0%—1.00% or (ii) LIBOR plus 1.50%—2.5%, depending on the level of the Company's ratio of outstanding debt to fixed charges (as defined). The facility is secured by all of the Company's assets, except for equipment securing the new term loan as described in Note 6. The revolving credit agreement requires the Company to comply with various financial and business covenants. There are cross default provisions contained in the two in both the new revolving and term loan agreements. As of December 31, 2006, the company was in compliance with revolving and term loan agreement covenants.

        The Company has financed the purchase of certain equipment through the issuance of bank notes payable and under capital leasing arrangements. The notes bear interest at rates ranging from 3% to LIBOR plus 3.15%. Such obligations are payable in monthly installments through May 2019.

        Amounts owed under the Point.360's borrowing arrangements have been allocated to the Company in proportion to the Company's net working capital and net property and equipment to that of the Company and New 360 combined as follows:

	Total Point.360	Allocable to New 360	Allocable to Company
Borrowing under revolving credit agreement	$3,007,000	$1,465,000	$1,542,000
Current portion of borrowings under notes payables	1,174,000	1,068,000	106,000
Notes payable, less current portion	3,474,000	3,157,000	316,000

Total	$7,655,000	$5,690,000	$1,965,000

        Annual maturities for debt under bank notes payable allocated to the Company as of December 31, 2006, are as follows:

2007	$106,000
2008	106,000
2009	106,000
2010	105,000

$423,000

7. INCOME TAXES:

        The Company's provision for (benefit from) income taxes for the three years ended December 31, 2006 consists of the following:

	Year Ended December 31,
	2004	2005	2006
Current tax (benefit) expense:
Federal	$1,866,000	$842,000	$876,000
State	413,000	178,000	145,000

Total current	2,279,000	1,020,000	1,021,000

Deferred tax expense:
Federal	(38,000)	85,000	(400,000)
State	29,000	10,000	(90,000)

Total deferred	(9,000)	95,000	(490,000)

Total provision for (benefit from) for income taxes	$2,270,000	$1,115,000	$531,000

        The composition of the deferred tax assets (liabilities) at December 31, 2005 and December 31, 2006 are listed below:

	2005	2006
Accrued liabilities	$48,000	$122,000
Allowance for doubtful accounts	60,000	115,000
Other	2,000	7,000

Total current deferred tax assets	110,000	244,000

Property and equipment	(6,000)	380,000
Goodwill and other intangibles	(114,000)	(176,000)
Other	13,000	45,000

Total non-current deferred tax liabilities	(107,000)	249,000

Net deferred tax liability	$3,000	$493,000

        The provision for (benefit from) income taxes differs from the amount of income tax determined by applying the applicable U.S. Statutory income taxes rates to income before taxes as a result of the following differences:

	2004	2005	2006
Federal tax computed at statutory rate	34%	34%	34%
State taxes, net of federal benefit and net operating loss limitation	6%	6%	6%
Other (meals and entertainment)	—	—	1%

	40%	40%	41%

8. COMMITMENTS AND CONTINGENCIES:

Operating Leases

        The Company leases office and production facilities in California, Illinois, Texas and New York under various operating leases. Approximate minimum rental payments under these non-cancelable operating leases as of December 31, 2006 are as follows:

2007	$1,158,000
2008	1,177,000
2009	1,000,000
2010	419,000
2011	384,000
Thereafter	1,792,000

        Total rental expense was approximately $1,303,000, $1,368,000 and $1,475,000 for the three years in the period ended December 31, 2006, respectively.

        On September 30, 2003 the Company entered into severance agreements with its Chief Executive Officer and Chief Financial Officer which continue in effect through December 31, 2007, and are renewed automatically on an annual basis after that unless notice is received terminating the agreement by September 30 of the preceding year. The severance agreements contain a "Golden Parachute" provision. The severance agreements will be assumed by New 360.

Contingencies

        As a result of the separation of Point.360's post production business into Subsidiary and the proposed distribution of New 360 to Point.360's shareholders, the Company will attempt to assign to New 360 the entire liability for Point.360's post production facility leases. While New 360 will indemnify the Company against any losses arising from New 360's breach of its obligation under the leases, there is a possibility that the Company could be liable for future costs associated with the leases. New 360's approximate minimum rental payments under these leases as of December 31, 2006 are as follows:

2007	$3,757,000
2008	3,447,000
2009	2,376,000
2010	2,173,000
2011	2,216,000
Thereafter	12,693,000

        On July 10, 2006, Digital Generation Systems, Inc. ("DG") filed a claim in the District Court of Dallas County, Texas, alleging that the Company interfered with a contract between DG and Pathfire, Inc. ("Pathfire"), which contract provided that DG was granted exclusive use of Pathfire's network for the distribution of advertising content. The DG/Pathfire exclusivity excluded the distribution of certain other types of content (other than advertising content) to be distributed by Pathfire for CBS/ Viacom. The claim alleges that the Company was aware of the exclusivity provision during its negotiations with CBS Worldwide Distribution. CBS Broadcasting, Inc. ("CBS"), which resulted in a January 2006 contract between the Company and CBS ("CBS Contract"). Under the CBS Contract, the Company licensed advertising content distribution services from CBS, which services were to be performed utilizing Pathfire's IP-Multicast Format Store & Forward technology. DG alleges that the Company's knowledge of the exclusivity provision during the Company's negotiations with CBS and the resulting use of Pathefire's technology for distribution of ads caused damage to DG. The claim seeks unspecified actual and punitive damages and other costs of prosecution.

        If DG is successful in its claim, the possibility exists that the Pathfire distribution technology will become unavailable to the Company, through which the Company currently distributes a portion of its commercial spots. If that occurs, the Company believes it has alternative means to fulfill customer needs.

        The Company believes the complaint is without merit and will not have a material effect on the Company's financial position. Regardless, CBS has agreed to indemnify the Company pursuant to the CBS Contract to the extent permitted by law or otherwise.

        From time to time the Company may become a party to other legal actions and complaints arising in the ordinary course of business, although it is not currently involved in any such material legal proceedings.

9. STOCK RIGHTS PLAN:

        In November 2004, the Company implemented a stock rights program. Pursuant to the program, stockholders of record November 17, 2004 received a dividend of one right to purchase for $10 one one-hundredth of a share of a newly created Series A Junior Participating Preferred Stock. The rights are attached to the Company's Common Stock and will also become attached to shares issued subsequent to November 17, 2004. The rights will not be traded separately and will not become exercisable until the occurrence of a triggering event, defined as an accumulation by a single person or group of 20% or more of the Company's Common Stock. The rights will expire on November 16, 2014 and are redeemable at $0.0001 per right.

        After a triggering event, the rights will detach from the Common Stock. If the Company is then merged into, or is acquired by, another corporation, the Company has the opportunity to either (i) redeem the rights or (ii) permit the rights holder to receive in the merger stock of the Company or the acquiring company equal to two times the exercise price of the right (i.e., $20). In the latter instance, the rights attached to the acquirer's stock become null and void. The effect of the rights program is to make a potential acquisition of the Company more expensive for the acquirer if, in the opinion of the Company's Board of Directors, the offer is inadequate.

10. STOCK OPTION PLANS:

        In May 1996, the Board of Directors approved the 1996 Stock Incentive Plan (the "1996 Plan"). The 1996 Plan provided for the award of options to purchase up to 900,000 shares of common stock, as well as stock appreciation rights, performance share awards and restricted stock awards. In July 1999, the Company's shareholders approved an amendment to the 1996 Plan increasing the number of shares reserved for grant to 2,000,000 and providing for automatic increases of 300,000 shares on each August 1 thereafter to a maximum of 4,000,000 shares. As of December 31, 2006, there were 1,293,904 options outstanding under the 1996 Plan and no options were available for grant.

        In December 2000, the Company's Board of Directors adopted the 2000 Nonqualified Stock Option Plan (the "2000 Plan"). As amended, the 2000 Plan provided for the award of options to purchase up to 1,500,000 shares of common stock. Options may be granted under the 2000 Plan solely to attract people who have not previously been employed by the Company as a substantial inducement to join the Company. As of December 31, 2006, there were 627,950 options outstanding under the plan and no options were available for grant.

        In February 2005, the Board of Directors approved the 2005 Equity Incentive Plan (the "2005 Plan"). The 2005 Plan provides for the award of options to purchase up to 2,000,000 shares of common stock, as well as stock appreciation rights and restricted stock awards. Upon approval of the 2005 Plan by the Company's shareholders in May 2005, the 1996 Plan and the 2000 Plan were terminated, except that outstanding options under those plans were not terminated. As of December 31, 2006, there were 521,150 options outstanding under the 2005 Plan and 1,478,850 options were available for grant.

        Under all plans, the stock option price per share for options granted is determined by the Board of Directors and is based on the market price of the Company's common stock on the date of grant, and each option is exercisable within the period and in the increments as determined by the Board, except that no option can be exercised later than ten years from the date it was granted. The stock options generally vest over one to five years.

        On January 1, 2006, the Company adopted SFAS 123(R) which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors based on estimated fair values. SFAS 123(R) requires companies to estimate the fair value of the award that is ultimately expected to vest is recognized as expense over the requisite service periods in our Consolidated Statements of Income. Prior to the adoption of SFAS 123(R), the Company accounted for stock-based awards to employees and directors using the intrinsic value method in accordance with APB 25 as allowed under SFAS 123. Under the intrinsic value method, no stock-based compensation expense had been recognized in our Consolidated Statements of Income for awards to employees and directors because the exercise price of our stock options equaled the fair market value of the underlying stock at the date of grant.

        SFAS 123(R) requires companies to estimate the fair value of share-based payment awards to employees and directors on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service periods in the Company's Consolidated Statements of Income (loss). Stock-based compensation expense recognized in the Consolidated Statements of Income (Loss) for the year ended December 31, 2006 included compensation expense for the share-based payment awards granted subsequent to January1, 2006 based on the grant date fair value estimated in accordance with the provisions of SFAS 123(R). There were no outstanding uninvested share-based payment awards as of January 1, 2006. For stock-based awards issued to employees and directors, stock-based compensation is attributed to expense using the straight-line single option method, which is consistent with how the prior-priced pro formas were provided were provided. As stock-based compensation expense recognized in the Statements of Consolidated Income (Loss) for 2006 is based on awards expected to vest, SFAS 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. For the year ended December 31, 2006, expected forfeitures are immaterial and as such the Company is recognizing forfeitures as the occur. In the pro-forma information provided under SFAS 123 for the periods prior to fiscal 2006, the Company accounted for forfeitures as the occurred.

        The Company adopted SFAS 123(R) using the modified prospective transition method, which requires the application of the accounting standard as of January 1, 2006, the first day of the Company's fiscal year 2006. The consolidated financial statements as of and for the year ended December 31, 2006 reflect the impact of SFAS 123(R). In accordance with the modified prospective transition method, consolidated financial statements for prior periods have not been restated to reflect, and do not include, the impact of SFAS 123(R). Stock-based compensation expense related to employee or director stock options recognized for the year ended December 31, 2006 was $81,000 ($23,000 net of tax benefit).

        The Company's determination of fair value of share-based payment awards to employees and directors on the date of grant uses the Black-Sholes model, which is affected by the Company's stock price as well as assumptions regarding a number of complex and subjective variables. These variables include, but are not limited to, the expected stock price volatility over the expected volatility over the expected term of the awards, and actual and projected employee stock options exercise behaviors. The Company estimates expected volatility using historical data. The expected term is estimated using the "safe harbor" provisions under SAB 107.

        During the year ended December 31, 2006, the Company granted awards of stock options for 399,950 shares at an average market price of $2.25 per share. At December 31, 2006, there were options outstanding to acquire 2,443,004 shares at an average exercise price of $2.89 per share. The estimated fair value of all awards granted during the year ended December 31, 2006 was $399,000. The total fair value of options expensed during 2006 was $81,000. The fair value of each option was estimated on the date of grant using the Black-Sholes option -pricing model with the following weighted average assumptions:

	Year Ended December 31,
	2005	2006
Risk-free interest rate	3.26%	4.95%
Expected term (years)	5.0	5.0
Volatility	38%	47%
Expected annual dividends	—	—

        The following table summarizes the status of these plans as of December 31, 2006:

	1996 Plan	2000 Plan	2005 Plan
Options originally available	3,800,000	1,500,000	2,000,000
Stock options outstanding	1,314,000	632,000	540,000
Options available for grant	—	—	1,479,000

        Transactions involving stock options are summarized as follows:

	Number of Shares	Weighted Average Exercise Price
Balance at December 31, 2003	2,050,678	$2.91
Granted during 2004	608,100	2.58
Exercised during 2004	(101,573)	2.76
Cancelled during 2004	(204,258)	3.14

Balance at December 31, 2004	2,352,947	$2.82
Granted during 2005	606,400	2.63
Exercised during 2005	(27,725)	1.97
Cancelled during 2005	(265,825)	3.01

Balance at December 31, 2005	2,665,797	$2.79
Granted during 2006	399,950	2.25
Exercised during 2006	(380,725)	1.50
Cancelled during 2006	(242,018)	2.95

Balance at December 31, 2006	2,443,004	$2.89

        As of December 31, 2006, the total compensation costs related to non-vested awards yet to be expensed was approximately $0.3 million to be amortized over the next four years. The Company's portion of compensation costs was approximately $0.2 million.

        The weighted average exercise prices for options granted and exercisable and the weighted average remaining contractual life for options outstanding as of December 31, 2005 and 2006 was as follows:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)	Intrinsic Value
As of December 31, 2005
Employees—Outstanding	2,300,797	$2.69	3.33	$116,000
Employees—Expected to Vest	2,300,797	$2.69	3.33	$116,000
Employees—Exercisable	2,300,797	$2.69	3.33	$116,000
Non-Employees—Outstanding	365,000	$3.44	3.87	$1,000
Non-Employees—Expected to Vest	365,000	$3.44	3.87	$1,000
Non-Employees—Exercisable	365,000	$3.44	3.87	$1,000
As of December 31, 2006
Employees—Outstanding	2,078,004	$2.80	3.09	$1,802,000
Employees—Expected to Vest	2,041,009	$2.81	3.04	$1,752,000
Employees—Exercisable	1,726,854	$2.91	2.79	$1,331,000
Non-Employees—Outstanding	365,000	$3.42	3.26	$114,000
Non-Employees—Expected to Vest	365,000	$3.42	3.26	$114,000
Non-Employees—Exercisable	365,000	$3.42	3.26	$114,000

        Additional information with respect to outstanding options as of December 31, 2006 is a follows (shares in thousands):

Options Outstanding			Options Exercisable
Options Exercise Price Range	Number of Shares	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price
$1.75- 4.79	2,438	3.1 Years	$2.88	2,087	$2.99
$7.00-10.00	5	0.2 Years	$7.00	5	$7.00

        We have elected to adopt the detailed method provided in SFAS 123(R) for calculating the beginning balance of the additional paid-in capital pool (APIC pool) related to the tax effects of employee stock-based compensation, and to determine the subsequent impact on the APIC pool and Consolidated Statements of Cash Flows of the tax effects of employee stock-based compensation awards that are outstanding upon adoption of SFAS 123(R).

11. SUPPLEMENTAL DATA (unaudited)

        The following tables set forth quarterly supplementary data for each of the years in the two-year period ended December 31, 2006 (in thousands except per share data).

	2005
	Quarter Ended
					Year Ended Dec 31
	March 31	June 30	Sept 30	Dec 31
Revenues	$6,417	$5,125	$6,294	$5,303	$23,139
Gross profit	$2,871	$2,027	$2,615	$1,931	$9,444
Net income (loss)	$201	$57	$169	$30	$457

Income (loss) per share:
Basic	$0.02	$0.01	$0.02	$0.00	$0.05
Diluted	$0.02	$0.01	$0.02	$0.00	$0.05

	2006
	Quarter Ended
					Year Ended Dec 31
	March 31	June 30	Sept 30	Dec 31
Revenues	$5,575	$5,075	$4,904	$5,131	$20,685
Gross profit	$2,010	$1,937	$1,898	$1,745	$7,590
Net income (loss)	$153	$99	$195	$(57)	$390

Income (loss) per share:
Basic	$0.02	$0.01	$0.02	$(0.01)	$0.04
Diluted	$0.02	$0.01	$0.02	$(0.01)	$0.04

12. SUBSEQUENT EVENT

        On April 16, 2007, Point.360, New 360 and DG FastChannel, Inc. ("DG FastChannel") entered into an Agreement and Plan of Merger and Reorganization (the "Merger Agreement").

        Under the terms of the Merger Agreement, DG FastChannel has agreed to make an exchange offer (the "Exchange Offer") for all outstanding shares of Point.360 common stock, no par value per share, including the associated preferred stock purchase rights (collectively, the "Point.360 Shares"), in which Exchange Offer each Point.360 Share tendered and accepted by DG FastChannel will be exchanged for a number of shares of common stock, par value $0.001 per share, of DG FastChannel (the "DG Common Stock") equal to the quotient obtained by dividing (x) 2,000,000 by (y) the number of Point.360 Shares (excluding Point.360 Shares owned by DG or Point.360) issued and outstanding immediately prior to the completion of the Exchange Offer (such amount of shares of DG Common Stock paid per Point.360 Share pursuant to the Exchange Offer is referred to herein as the "Exchange Offer Consideration"). The completion of the Exchange Offer is subject to customary conditions, including a minimum condition that not less than a majority of the outstanding Point.360 Shares on a fully diluted basis are validly tendered and not withdrawn prior to the expiration of the Exchange Offer.

        In addition, on April 16, 2007, Point.360, DG FastChannel, and New 360 entered into a Contribution Agreement (the "Contribution Agreement"). Pursuant to the Contribution Agreement,

prior to the completion of the Exchange Offer, Point.360 will contribute (the "Contribution") to New 360 all of the assets owned, licensed, or leased by Point.360 that are not used exclusively in connection with the ADS Business, and New 360 will assume certain liabilities of Point.360. Immediately following the Contribution but prior to the completion of the Exchange Offer, Point.360 will distribute (the "Spin-Off") to its shareholders on a pro rata basis all of the capital stock then outstanding of New 360.

        On May 14, 2007, New 360 filed a Registration Statement on Form 10 (the "Form 10") with the Securities and Exchange Commission for the purpose of registering New 360's common stock under Section 12(b) of the Securities Exchange Act of 1934, as amended. Among other things, the Form 10 contains: (1) a detailed description of the Contribution and the Spin-Off; (2) a description of Point.360's post-production business that will be transferred to New 360 pursuant to the Contribution; (3) risk factors relating to New 360's business, the Contribution and Spin-Off and New 360's common stock; (4) a valuation of New 360 by Point.360's financial advisor; (5) management's discussion and analysis of New 360's financial condition and results of operations for each of the three years in the period ended December 31, 2006; (6) unaudited pro forma financial statements of New 360 as of December 31, 2006, and for the year then ended, giving effect to the Contribution and Spin-Off; (7) audited financial statements for New 360 as of December 31, 2006 and 2005 and for each of the three years in the period ended December 31, 2006; and (8) a description of New 360's proposed management and executive compensation policies.

        It is anticipated that New 360's common stock will be approved for listing on the Nasdaq Global Market. As a result of the Contribution and the Spin-Off, at the completion of the Exchange Offer, the assets and liabilities of Point.360 will consist only of those assets and liabilities exclusively related to the ADS Business.

        As soon as practicable following the completion of the Exchange Offer, DG FastChannel has agreed to effect the merger of Point.360 with and into DG FastChannel (the "Merger"), with DG FastChannel continuing as the surviving corporation. Upon the completion of the Merger, each Point.360 Share not purchased in the Exchange Offer will be converted into the right to receive the Exchange Offer Consideration, without interest. The Merger Agreement contains customary representations and warranties, covenants, and conditions. Completion of the Contribution, the Spin-Off, and the Exchange Offer is a condition of DG FastChannel's obligation to effect the Merger.

        Copies of the Merger Agreement and the Contribution Agreement are attached as Annexes A and B, respectively, to this prospectus. The preceding description of the Merger Agreement and the Contribution Agreement does not purport to be complete and is qualified in its entirety by reference to such exhibits.

Annex E

ADS BUSINESS

INDEX TO INTERIM FINANCIAL STATEMENTS

ADS Business
Balance Sheets
(unaudited)

	December 31, 2006	March 31, 2007
Assets
Current assets:
Cash and cash equivalents	$—	$—
Accounts receivable, net of allowances for doubtful accounts of $269,000 and $278,000, respectively	5,264,000	4,421,000
Inventories, net	210,000	195,000
Prepaid expenses and other current assets	37,000	51,000
Deferred income taxes	244,000	244,000

Total current assets	5,755,000	4,911,000
Property and equipment, net	1,289,000	1,167,000
Deferred income taxes	249,000	249,000
Deposit and other assets	209,000	209,000
Investment in and advances to New 360	13,975,000	13,298,000
Goodwill	22,220,000	23,736,000

Total assets	$43,697,000	$43,570,000

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$1,214,000	$1,037,000
Accrued wages and benefits	268,000	204,000
Other accrued expenses	228,000	294,000
Borrowings under revolving credit agreement	1,542,000	752,000
Current portion of borrowings under notes payable	106,000	156,000

Total current liabilities	3,359,000	2,443,000

Notes payable, less current portion	317,000	452,000

Total long-term liabilities	317,000	452,000

Total liabilities	3,676,000	2,895,000

Commitments and contingencies	—	—
Shareholders' equity
Preferred stock—no par value; 5,000,000 shares authorized; none outstanding	—	—
Common stock—no par value; 50,000,000 shares authorized; 9,749,582 and 9,984,746 shares issued and outstanding, respectively	18,488,000	19,067,000
Additional paid-in capital	1,077,000	1,098,000
Retained earnings	20,456,000	20,510,000

Total shareholders' equity	40,021,000	40,675,000

Total liabilities and shareholders' equity	$43,697,000	$43,570,000

ADS Business
Statements of Income
(unaudited)

	Quarter Ended March 31,
	2006	2007
Revenues	$5,575,000	$5,175,000
Cost of services sold	(3,563,000)	(2,917,000)

Gross profit	2,012,000	2,258,000
Selling, general and administrative expense	(2,373,000)	(2,189,000)
Allocation of corporate expenses to subsidiary	838,000	793,000

Operating income	477,000	862,000
Interest expense (net)	(54,000)	(10,000)

Income before income taxes	423,000	852,000
Provision for income taxes	(169,000)	(341,000)

Net income	$254,000	$511,000

Earnings per share:
Basic:
Net income	$0.03	$0.05
Weighted average number of shares	9,370,724	9,947,730

Diluted:
Net income	$0.03	$0.05
Weighted average number of shares including the dilutive effect of stock options	9,537,361	10,448,818

ADS Business
Statements of Shareholders' Equity
(in thousands except for share amounts)

	Shares	Amount	Additional Paid-in Capital	Retained Earnings	Shareholders Equity
Balance on December 31, 2006	9,749,582	$18,488	$1,077	$20,456	$40,021
Net income	—	—	—	511	511
Net loss attributable to New 360	(457)	(457)
Shares issued in connection with exercise of stock options	235,164	579			579
Incentive-based option expense	—	—	21	—	21

Balance on March 31, 2007	9,984,746	$19,067	$1,098	$20,510	$41,131

ADS Business
Statements of Cash Flows
(unaudited)

	Quarter Ended March 31,
	2006	2007
Cash flows from operating activities:
Net income	$254,000	$511,000
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	224,000	212,000
Provision for doubtful accounts	13,000	9,000
Changes in operating assets and liabilities (net of acquisitions):
(Increase) decrease in accounts receivable	(164,000)	834,000
(Increase) decrease in inventories	18,000	15,000
(Increase) in prepaid expenses and other current assets	18,000	(14,000)
(Increase) decrease in other assets	(2,000)	—
(Decrease) increase in accounts payable	597,000	(177,000)
Increase (decrease) in accrued expenses	(35,000)	—

Net cash and cash equivalents provided by operating activities	923,000	1,390,000

Cash flows from investing activities:
Capital expenditures	(146,000)	(90,000)
Adjustments to investment in and advances to New 360	346,000	221,000

Net cash and cash equivalents used in investing activities	200,000	131,000

Cash flows from financing activities:
Change in revolving credit agreement	(713,000)	(790,000)
(Increase) decrease in goodwill	—	(1,515,000)
Proceeds from exercise of stock options	5,000	599,000
Increase in (repayment of) notes payable	(385,000)	185,000
Repayment of capital lease obligations	(30,000)	—

Net cash and cash equivalents used in financing activities	(1,123,000)	(1,521,000)

Net increase in cash and cash equivalents	—	—
Cash and cash equivalents at beginning of year	—	—

Cash and cash equivalents at end of year	$—	$—

ADS Business
Notes to Financial Statements
(unaudited)

1.     BASIS OF PRESENTATION:

        On April 13, 2007, Point.360's Board of Directors preliminarily approved a plan to contribute the assets and liabilities related Point.360's businesses other than the spot advertising distribution businesses to a wholly-owned subsidiary, New 360, and to subsequently distribute the common stock of New 360 of Point.360 shareholders on a share-for-sale basis to form an independent, publicly traded entity. The net assets contributed to New 360 are shown as Investment in New 360 in the accompanying Balance Sheets.

        The accompanying Financial Statements include the accounts and transaction of Point.360 involved primarily in the duplication and distribution of advertising content (the "ADS Business" or the "Company"). The accompanying Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States of America. All intercompany balances and transactions have been eliminated in the Financial Statements.

        The Company's combined results of operations, financial position and cash flows may not be indicative of its future performance and do not necessarily reflect what the combined results of operations, financial position and cash flows would have been had the Company operated as a separate, stand-alone entity during the periods presented, including changes in its operations and capitalization as a result of the separation of New 360 from Point.360.

        Certain corporate and general and administrative expenses, including those related to executive management, tax, accounting, legal and treasury services, have been allocated to New 360 based on the ratio of New 360's revenues to total Point.360 revenues. Additionally, certain balance sheet amounts have been allocated to New 360 based on the ration of New 360's working capital, net fixed assets and other factors at each year end. Management believes such allocations are reasonable. However, the associated expenses recorded by the Company in the accompanying Statements of Income may not be indicative of the actual expenses that would have been incurred had the Company been operating without Subsidiary for the periods presented. Following the separation of New 360 from Point.360, the Company will perform these functions using other internal resources or purchased services.

        SG&A expense net of expenses allocated to New 360, were $1.4 million (27.0% of sales) in the first quarter of 2007 as compared to $1.5 million (27.6% of sales) in the first quarter of 2006.

Business Description

        The Company provides worldwide electronic and physical distribution of audio and video of advertising content using fiber optics, satellite, Internet and air and ground transportation. The Company delivers commercials by both physical and electronic means to thousands of broadcast outlets worldwide. The Company's interconnected facilities provide service coverage to all major U.S. media centers. Clients include major motion picture studios, advertising agencies and corporations.

Annex F

ADS BUSINESS
MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion should be read in conjunction with our Financial Statements and accompanying Notes thereto included elsewhere herein. Except for the historical information contained herein, certain statements in this discussion are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995, which involve certain risks and uncertainties, which could cause actual results to differ materially from those discussed herein, including but not limited to competition, customer and industry concentration, depending on technological developments, risks related to expansion, dependence on key personnel, fluctuating results and seasonality and control by management. See the relevant portions of the Point.360's documents filed with the Securities and Exchange Commission and Risk Factors in this report, for a further discussion of these and other risks and uncertainties applicable to the Company's business. For purposes of this discussion and analysis all references to "we" or the "ADS Business" refer to the advertising distribution business of Point.360.

Overview

        We are one of the largest providers of spot advertising distribution services to owners of advertising content. We provide the services necessary to distribute our clients' spot advertising, using electronic and physical means. We deliver commercials to hundreds of broadcast outlets worldwide. Our interconnected facilities in Los Angeles, New York, Chicago, Dallas and San Francisco provide service coverage in each of the major U.S. media centers. Clients include major advertising agencies and corporations.

        We operate in a highly competitive environment in which customers desire a broad range of service at a reasonable price. There are many competitors offering some or all of the services provided by the ADS Business. We attract and retain customers by maintaining a high service level at reasonable prices.

        In recent years, electronic delivery services have grown while physical duplication and delivery have been declining. We expect this trend to continue for the foreseeable future. All of our electronic, fiber optics, satellite and Internet deliveries are made using third party vendors, which eliminates our need to invest in such capability. However, the use of others to deliver our services poses the risk that costs may rise in certain situations that cannot be passed on to customers, thereby lowering gross margins. There is also the risk that third party vendors who directly compete with us will succeed in taking away business or refuse to allow us to use their distribution channels. In fact, in June 2005, one such vendor/competitor notified us that its electronic distribution channel would not be available to us except in very limited circumstances, or unless we entered certain "preferred vendor" arrangements that we believed would not be in the best long-term interests of Point.360. While curtailment of these services has not materially affected our ability to deliver commercial spots, we have not been able to pass on increased alternative delivery costs to our customers since June 2005. While we are exploring other lower cost alternatives, gross margins related to spot delivery revenues will be lower until such alternatives become available.

        The ADS Business has an opportunity to expand its business by establishing closer relationships with our customers through excellent service at a competitive price and maintaining adequate third party distribution channels. Our success is also dependent on attracting and maintaining employees capable of maintaining such relationships. Also, growth can be achieved by acquiring similar businesses which can increase revenues by adding new customers, or expanding services provided to existing customers.

        Our business generally involves the immediate servicing needs of our customers. Most orders are fulfilled within several days. At any particular time, we have little firm backlog.

        We believe that our nationwide interconnected facilities provide the ability to better service national customers than single-location competitors. We will look to expand both our service offering and geographical presence through acquisition of other businesses or opening additional facilities.

        The following table sets forth the amount and percentage relationship to revenues of certain items included within the ADS Business' Statement of Income for the quarters ended March 31, 2006 and 2007. The commentary below is based on these financial statements (in thousands).

	Quarter Ended March 31
	2006		2007
	Amount	Percent of Revenues	Amount	Percent of Revenues
Revenues	$5,575	100.0%	$5,175	100.0%
Costs of services sold	(3,563)	(63.9)	(2,917)	(56.4)

Gross profit	2,012	36.1	2,258	43.6
Selling, general and administrative expense	(2,373)	(42.6)	(2,189)	(42.3)
Allocation of corporate expenses to subsidiary	838	15.0	793	15.3

Operating income	477	8.6	862	16.7
Interest expense, net	(54)	(1.0)	(10)	(0.2)
(Provision for) benefit from income taxes	(169)	(3.0)	(341)	(6.6)

Net income (loss)	$254	4.5	$511	9.9

Quarter Ended March 31, 2007 Compared To Quarter Ended March 31, 2006.

        Revenues.    Revenues were $5.2 million for the quarter ended March 31, 2007, compared to $5.6 million for the quarter ended March 31, 2006. Revenues declined in 2007 due to a number of factors including: (i) price compression due to competition in spot advertising distribution, (ii) consolidation among some customers that has resulted in less business being available to Point.360, and (iii) the continuing trend toward electronic distribution of commercial spots as opposed to physical duplication and distribution which results in lower revenues. These factors have been somewhat offset by acquiring new customers.

        Gross Profit.    In 2007, gross margin was 43.6% of sales, compared to 36.1% the same quarter for last year. The increase in gross profit percentage is due to lower electronic delivery costs afforded by a new distribution vendor, the elimination of a low margin sales and declining wages and benefits. We expect gross margins to fluctuate in the future as the sales mix changes.

        Selling, General and Administrative Expense, Net of Allocation of Corporate Expenses to Subsidiary.    SG&A expense, net of expenses allocated to subsidiary, were $1.4 million (27.0% of sales) in the 2007 quarter as compared to $1.5 million (27.6% of sales) in the 2006 quarter.

        Operating Income.    Operating income increased $0.4 million to $0.9 million in 2007, compared to $0.5 million in 2006.

        Interest Expense.    Interest expense in the first quarter of 2007 was $10,000, compared to $54,000 in the 2006 quarter. The decrease was due to lower debt levels offset partially by higher rates on variable interest debt.

        Net Income.    Net income for 2007 was $0.5 million compared to $0.3 million in 2006.

        The following table sets forth the amount and percentage relationship to revenues of certain items included within the ADS Business' Statement of Income for the years ended December 31, 2004, 2005 and 2006. The commentary below is based on these financial statements (in thousands).

	Year Ended December 31
	2004		2005		2006
	Amount	Percent of Revenues	Amount	Percent of Revenues	Amount	Percent of Revenues
Revenues	$24,757	100.0%	$23,139	100.0%	$20,685	100.0%
Costs of services sold	(12,563)	(50.7)	(13,695)	(59.2)	(13,095)	(63.3)

Gross profit	12,194	49.3	9,444	40.8	7,590	36.7
Selling, general and administrative expense	(10,480)	(42.3)	(10,222)	(44.2)	(9,929)	(48.0)
Allocation of corporate expenses to subsidiary	4,138	16.7	3,771	16.3	3,446	16.7

Operating income	5,852	23.6	2,993	12.9	1,107	5.4
Interest expense, net	(152)	(0.7)	(244)	(1.0)	(185)	(0.9)
(Provision for) benefit from income taxes	(2,195)	(8.9)	(2,292)	(9.9)	(532)	(2.6)

Net income (loss)	$3,505	14.2	$457	2.0	$390	1.9

Year Ended December 31, 2006 Compared To Year Ended December 31, 2005.

        Revenues.    Revenues were $20.7 million for the year ended December 31, 2006, compared to $23.1 million for the year ended December 31, 2005. Revenues declined in 2006 due to a number of factors including: (i) price compression due to competition in spot advertising distribution, (ii) consolidation among some customers that has resulted in less business being available to Point.360, and (iii) the continuing trend toward electronic distribution of commercial spots as opposed to physical duplication and distribution which results in lower revenues. These factors have been somewhat offset by acquiring new customers.

        Gross Profit.    In 2006, gross margin was 36.7% of sales, compared to 40.8% for last year. The decrease in gross profit percentage is due to lower sales offset by declining wages and benefits. The decrease was also due to higher alternative electronic and physical delivery costs necessitated by one major electronic vendor's decision in July 2005 to prohibit our use of its distribution network. We expect gross margins to fluctuate in the future as the sales mix changes.

        Selling, General and Administrative Expense, Net of Allocation of Corporate Expenses to Subsidiary.    SG&A expense, net of expenses allocated to subsidiary, were $6.5 million (31.3% of sales) in 2006 as compared to $6.5 million (27.9% of sales) in 2005.

        Operating Income.    Operating income decreased $1.9 million to $1.1 million in 2006, compared to $3.0 million in 2005.

        Interest Expense.    Interest expense for 2006 was $185,000, compared to $244,000 in 2005. The decrease was due to lower debt levels offset partially by higher rates on variable interest debt.

        Net Income.    Net income for 2006 was $0.4 million compared to $0.5 million in 2005.

Year Ended December 31, 2005 Compared To Year Ended December 31, 2004.

        Revenues.    Revenues decreased $1.7 million to $23.1 million for the year ended December 31, 2005, compared to $24.8 million in 2004. The decline is due to lower spot advertising revenues as customer's switched to electronic from physical distribution. Revenues for physical distribution of tapes containing commercial spot advertising include tape stock and freight. Revenue from freight, the charge to customers for sending commercial spots physically, declined to about 12% of sales in 2005 from 12.7% in the prior year. In electronic distribution, sales consist of only the electronic fee for distributing the advertisement.

        Gross Profit.    In 2005, gross profit decreased by 8.5% of sales. Gross profit on sales was 40.8% in 2005 compared to 49.3% in 2004, the decline being due principally to higher wages and benefits and delivery costs. In July 2005, electronic delivery vendor used by the Company ceased providing it services to us necessitating the use of more expensive delivery alternatives.

        Selling, General And Administrative Expense, net of Allocation of Corporate Expenses to Subsidiary.    SG&A expense, net of expenses allocated to subsidiary, increased $0.2 million, to $6.5 million in 2005, compared to $6.3 million in 2004 due principally to lower allocated corporate expenses partially offset by higher selling costs. As a percentage of revenues, SG&A, net of expenses allocation, was 27.9% for 2005 and 25.6% in 2004.

        In 2004, the Company wrote off approximately $1.1 million of deferred acquisition and financing and settlement costs related to the termination of the potential acquisition, a portion of which has been allocated to the Company's subsidiary.

        Operating Income.    Operating income decreased $2.9 million to $3.0 million, compared to $5.9 million in 2004.

        Interest Expense.    Interest expense for 2005 was $244,000 compared to $152,000 in 2004. The increase in 2005 resulted from generally increasing interest rates on the Company's variable rate debt and increased outstanding borrowings.

        Net Income.    The net income for 2005 was $0.5 million, a decrease of $3.0 million compared to net income of $3.5 million for 2004.

LIQUIDITY AND CAPITAL RESOURCES

        This discussion should be read in conjunction with the notes to the financial statements and the corresponding information more fully herein. The ADS Business' liquidity and capital resources have historically been those of Point.360. The following narrative reflects this fact even though debt and interest expense amounts in the ADS Business' financial statements represent allocations of total Point.360 debt and interest expense as explained in the Notes to the financial statements.

        On December 30, 2006, Point.360 entered a new $10 million term loan agreement. The term loan provides for interest at LIBOR (5.37% at December 31, 2006) plus 3.15%, or 8.52% at December 31, 2006, and is secured by Point. 360's equipment. The term loan was to be repaid in 60 equal principal payments plus interest. Proceeds of the loans were used to pay off our previously existing term loan.

        In March 2006, Point.360 entered into a new credit agreement which provides up to $10 million of revolving credit based on 80% of acceptable accounts receivables, as defined. The two-year agreement provides for interest of LIBOR plus 1.85% for the first six months of the agreement, and thereafter either (i) prime (8.25% at December 31, 2006) minus 0%—1.00% or (ii) LIBOR plus 1.50%—2.50% depending on the level of Point.360's ratio of outstanding debt to fixed charges (as defined), or 7.25% or 7.07%, respectively, at December 31, 2006. The facility is secured by all of Point.360's assets, except for equipment securing a new term loan as described above.

        In March 2006, Point.360 entered into a sale and leaseback transaction with respect to its Media Center vaulting real estate. The real estate was sold for $13,946,000 resulting in a $1.2 million after tax gain. Additionally, Point.360 received $500,000 from the purchaser for improvements. In accordance with SFAS No.28. "Accounting for Sales with Leasebacks"("SFAS 28"), the gain and the improvement allowance will be amortized over the initial 15-year lease term as reduced rent. Net proceeds at the closing of the sale and the improvement advance (approximately $13.9 million) were used to pay off the mortgage and other outstanding debt. In accordance with our agreement with the revolving credit lender, we prepaid $4 million of the term loan. As a result of the prepayment, monthly principal payments on the term loan were reduced by approximately $70,000 per month (840,000 per year).

        On March 30, 2007, Point.360 entered into an additional $2.5 million term loan agreement. The loan provides for interest at 8.35% per annum and is secured by Point.360's equipment. The loan will be repaid in 45 equal monthly installments of principal and interest.

        The following table summarizes the March 31, 2007 status of our revolving line of credit and term loans.

	Total Point.360	Portion Allocable to Company	Due from Subsidiary
Revolving credit	$1,893,000	$752,000	$1,141,000
Current portion of term loan	1,078,000	155,000	923,000
Long-term portion of term loan	5,092,000	452,000	4,640,000

Total	$8,783,000	$1,359,000	$7,424,000

        Monthly and annual principal and interest payments due under the term debt are approximately $94,000 and $1.1 million, respectively, assuming no change in interest rates, down from $260,000 and $3,100,000, respectively, from the term loan in existence in 2005.

        Cash generated by operating activities is directly dependent upon sales levels and gross margins achieved. We generally receive payments from customers in 50-90 days after services are performed. The larger payroll and freight components of cost of sales must be paid currently and within 30 days, respectively. Payment terms of other liabilities vary by vendor and type. Income taxes must be paid quarterly. Fluctuations in sales levels will generally affect cash flow negatively or positively in early periods of growth or contraction, respectively, because of operating cash receipt/payment timing. Other investing and financing cash flows also affect cash availability.

        The bank revolving credit agreement requires Point.360 to maintain a minimum "quick ratio" and a minimum "fixed charge coverage ratio." Point.360's quick ratio (current assets less current liabilities) was 1.13 as of December 31, 2006 as compared to a minimum requirement of 0.80. The fixed charge coverage ratio compares, on a rolling twelve-month basis, earnings before interests, taxes, depreciation and amortization ("EBITDA") plus rent expense and non-cash charges less income tax payments, to (ii) interest expense plus rent expense, the current portion of long term debt and maintenance capital expenditures. As of December 31, 2006, the fixed charge coverage ratio was 1.55 as compared to a minimum requirement of 1.10. If Point.360 fails to meet minimum covenant levels, amounts outstanding under the credit agreement and, by cross default provisions; the term loan will become due and payable.

        Point.360 expects that remaining amounts available under the revolving credit arrangement (approximately $6,300,000 at March 31, 2007), the availability of bank or institutional credit from new sources and cash generated from operations will be sufficient to fund debt service, operating needs and about $2.5 - 3.5 million of capital expenditures for the next twelve months.

        The acquisition of International Video Conversion, Inc. ("IVC") by Point.360 was completed in July 2004 for $2.3 million in cash and $4.7 million in borrowings. The IVC purchase agreement also required payments of $1 million, $2 million and $2 million in 2005, 2006 and 2007, respectively, if certain predetermined earnings levels (as defined) are met. In April 2005, $1 million was paid. $2 million was paid in 2006. $2 million will be paid in 2007.

        The following table summarizes Point.360's contractual obligations as of March 31, 2007 due in the future:

	Payment due by Period
Contractual Obligations	Total	Less than 1 Year	Years 2 and 3	Years 4 and 5	Thereafter
Long Term Debt Obligations	$6,903,000	$1,937,000	$3,095,000	$1,872,000	$—
Capital Lease Obligations	48,000	48,000	—	—	—
Operating Lease Obligations	31,600,000	5,038,000	8,177,000	5,329,000	13,055,000

Total	$38,551,000	$7,023,000	$11,292,000	$7,201,000	$13,055,000

        The following table summarizes Point.360's contractual obligations as of March 31, 2007 due in the future applicable to the ADS Business:

Contractual Obligations	Total	Less than 1 Year	Years 2 and 3	Years 4 and 5	Thereafter
Long Term Debt Obligations	$607,000	$170,000	$273,000	$165,000	$—
Capital Lease Obligations	—	—	—	—	—
Operating Lease Obligations	5,909,000	1,186,000	2,213,000	825,000	1,684,000

Total	$6,516,000	$1,356,000	$2,486,000	$990,000	$1,684,000

        During the past year, Point.360 has generated sufficient cash to meet operating, capital expenditure and debt service needs and obligations, as well as to provide sufficient cash reserves to address contingencies. When preparing estimates of future cash flows, we consider historical performance, technological changes, market factors, industry trends and other criteria. In our opinion, the ADS Business will continue to be able to fund its needs for the foreseeable future.

        Point.360 will continue to consider the acquisition of businesses complementary to its current operations. Consummation of any such acquisition or other expansion of the business conducted by Point.360 may be subject to Point.360 securing additional financing, perhaps at a cost higher than our existing term loans. Future earnings and cash flow may be negatively impacted to the extent that any acquired entities do not generate sufficient earnings and cash flow to offset the increased financing costs.

        On April 16, 2007, Point.360, New 360 and DG FastChannel, Inc. ("DG FastChannel") entered into an Agreement and Plan of Merger and Reorganization (the "Merger Agreement") pursuant to which the ADS Business will be merged with DG FastChannel. Pursuant to the Merger Agreement, DG FastChannel will assume or pay off the Company's contractual obligations set forth above.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

        Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates and judgments, including those related to allowance for doubtful accounts, valuation of long-lived assets, and accounting for income taxes. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions and conditions. We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements.

        Critical accounting policies are those that are important to the portrayal of the ADS Business' financial condition and results, and which require management to make difficult, subjective and/or complex judgments. Critical accounting policies cover accounting matters that are inherently uncertain because the future resolution of such matters is unknown. We have made critical estimates in the following areas:

        Revenues.    We perform various services for our clients, including duplication and distribution of advertising spots. A customer orders one or more of these services with respect to a commercial spot. The sum total of services performed on a particular element becomes the deliverable (i.e., the customer will pay for the services ordered in total when the entire job is completed).

        Allowance for doubtful accounts.    We are required to make judgments, based on historical experience and future expectations, as to the collectibility of accounts receivable. The allowances for doubtful accounts and sales returns represent allowances for customer trade accounts receivable that are estimated to be partially or entirely uncollectible. These allowances are used to reduce gross trade receivables to their net realizable value. We record these allowances as a charge to selling, general and administrative expenses based on estimates related to the following factors: i) customer specific allowance; ii) amounts based upon an aging schedule and iii) an estimated amount, based on our historical experience, for issues not yet identified.

        Valuation of long-lived and intangible assets.    Long-lived assets, consisting primarily of property, plant and equipment and intangibles (consisting only of goodwill), comprise a significant portion of the ADS Business' total assets. Long-lived assets, including goodwill are reviewed for impairment whenever events or changes in circumstances have indicated that their carrying amounts may be recoverable. Recoverability of assets is measured by comparing the carrying amount of an asset to its fair value in a current transaction between willing parties, other than in a forced liquidation sale. Fair value was estimated by independent appraisals and other valuation techniques.

        Factors we consider important which could trigger an impairment review include the following:

    •
    Significant underperformance relative to expected historical or projected future operating results;

    •
    Significant changes in the manner of our use of the acquired assets or the strategy of our overall business;

    •
    Significant negative industry or economic trends

    •
    Significant decline in our stock price for a sustained period; and

    •
    Our market capitalization relative to net book value.

        When we determine that the carrying value of intangibles, long-lived assets and related goodwill and enterprise level goodwill may not be recoverable based upon the existence of one or more of the above indicators of impairment, we measure any impairment based on comparing the carrying amount of the asset to its fair value in a current transaction between willing parties or, in the absence of such measurement, on a projected discounted cash flow method using a discount rate determined by our management to be commensurate with the risk inherent in our current business model. Any amount of impairment so determined would be written off as a charge to the income statement, together with an equal reduction of the related asset. Net intangible assets, long-lived assets and goodwill amounted to approximately $23.5 million as of December 31, 2006.

        In 2002, Statement of Financial Accounting Standards ("SFAS") No.142, "Goodwill and Other Intangible Assets" ("SFAS 142") became effective and as a result, Point.360 ceased to amortize approximately $26.3 million of goodwill in 2002 and performed an annual impairment review thereafter. The initial test on January 1, 2002 and the Fiscal 2002 to 2006 tests performed as of September 30 of each year required no goodwill impairment. In the 2006 test performed as of September 30, 2006, we determined the fair value of the enterprise using independent appraisals and other valuation techniques. If future appraisals or future performances are affected by the factors cited above, resulting potential impairment could adversely affect the reported goodwill asset value and earnings.

        Accounting for income taxes.    As part of the process of preparing our consolidated financial statements, we are required to estimate our income taxes in each of the jurisdictions in which we operate. This process involves us estimating our actual current tax exposure together with assessing temporary differences resulting from differing treatment of items, such as deferred revenue, for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are included within our consolidated balance sheet. We must then assess the likelihood that our deferred tax assets will be recovered from future taxable income and to the extent we believe that recovery is not likely, we must establish a valuation allowance. To the extent we establish a valuation allowance or increase this allowance in a period, we must include an expense within the tax provision in the statement of operations.

        Significant management judgment is required in determining our provision for income taxes, our deferred tax assets and liabilities and any valuation allowance recorded against our net deferred tax assets. The net deferred tax liability related to the ADS Business as of December 31, 2006 was $0.5 million. The ADS Business did not record a valuation allowance against its deferred tax assets as of December 31, 2006.

RECENT ACCOUNTING PRONOUNCEMENTS

        In February 2006, the FASB issued Statement of Financial Accounting Standards No. 155, "Accounting for Certain Hybrid Financial Instruments" ("SFAS 155"), which amends SFAS No. 133, "Accounting for Derivatives Instruments and Hedging Activities" (SFAS 133") and SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities" (SFAS 140"). SFAS 155 amends SFAS 133 to narrow the scope exception for interest-only and principal-only strips on debt instruments to include only such strips representing rights to receive a specified portion of the contractual interest or principle cash flows. SFAS 155 also amends SFAS 140 to allow qualifying special-purpose entities to hold a passive derivative financial instrument pertaining to beneficial interests that it is derivative instrument. We are currently evaluating the impact this new Standard, but believes that it will not have a material impact on our financial position, results of operations or cash flows.

        In March 2006, the FASB issued SFAS No. 156, "Accounting for Servicing of Financial Assets—an amendment of FASB Statement No. 140". The provisions of SFAS 156 are effective for fiscal years beginning after September 15, 2006. This statement was issued to simplify the accounting for servicing rights and to reduce the volatility that results from using different measurement attributes. We are is currently assessing the impact that the adoption of SFAS 156 will have on its results of operations and financial position.

        In July 2006, the FASB released FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109" ("FIN 48"). FIN 48 clarifies the accounting and reporting for uncertainties in income tax law. This interpretation prescribes a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of uncertain tax positions taken or expected to be taken in income tax returns. This statement is effective for fiscal years beginning after December 15, 2006. If there are changes in net assets as a result of application of FIN 48, these will be accounted for as an adjustment to retained earnings. The Company adopted FIN 48 in the first quarter of 2007, and determined that FIN 48 will not impact the Company's financial position and results of operations.

        In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurement." SFAS 157 establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. We are required to adopt the provision of SFAS 157, as applicable, beginning in fiscal year 2008. Management does not believe the adoption of SFAS 157 will have a material impact on our financial position or results of operations.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

        Market Risk.    Point.360 had borrowings of $7.6 million at December 31, 2006 under term loan and revolving credit agreements. All debt was subject to a variable interest rate. The weighted average interest rate paid during 2006 was 7.8%. For variable rate debt outstanding at December 31, 2006, a .25% increase in interest rates will increase annual interest expense by approximately $19,000. Amounts outstanding under the revolving credit facility provide for interest at the banks' prime rate minus 0%-1.00% assuming the same amount of outstanding debt or LIBOR plus 1.5% to 2.5% and LIBOR plus 3.15% for the term loan. Our market risk exposure with respect to financial instruments is to changes in prime or LIBOR rates.

Annex G

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 10-Q

☒ QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the quarterly period ended March 31, 2007
Or
☐ TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from to .

Commission file number: 0-27644

DG FastChannel, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	94-3140772
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

750 West John Carpenter Freeway, Suite 700
Irving, Texas 75039
(Address Of Principal Executive Offices, Including Zip Code)

(972) 581-2000
(Registrant's Telephone Number, Including Area Code)

        Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months and (2) has been subject to such filing requirements for the past 90 days.    Yes ☒ No ☐

        Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer or a non-accelerated filer. See definition of "accelerated filer" and "large accelerated filer" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒

        Indicate by check mark if the Registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).    Yes ☐ No ☒

        As of April 30, 2007, the Registrant had 15,862,270 shares of Common Stock, par value $0.001, outstanding.

DG FASTCHANNEL, INC.

        The discussion in this Report contains forward-looking statements that involve risks and uncertainties. The statements contained in this Report that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Words such as "anticipates," "believes," "plans," "expects," "future," "intends," and similar expressions are used to identify forward-looking statements. All forward-looking statements included in this document are based on information available to the Company on the date hereof, and we assume no obligation to update any such forward-looking statements, except as required by law. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those discussed in "Risk Factors" as reported in the Company's Annual Report on Form 10-K filed on April 2, 2007, as well as those risks discussed in this Report, and in the Company's other United States Securities and Exchange Commission filings.

PART I.	FINANCIAL INFORMATION	G-4
Item 1.	Financial Statements
	Condensed Consolidated Balance Sheets at March 31, 2007 (unaudited) and December 31, 2006	G-4
	Unaudited Condensed Consolidated Statements of Income for the three months ended March 31, 2007 and March 31, 2006	G-5
	Unaudited Condensed Consolidated Statement of Stockholders' Equity and Comprehensive Income for the three months ended March 31, 2007	G-6
	Unaudited Condensed Consolidated Statements of Cash Flows for the three months ended March 31, 2007 and March 31, 2006	G-7
	Notes to Unaudited Condensed Consolidated Financial Statements	G-8
Item 2.	Management's Discussion and Analysis of Financial Condition and Results of Operations	G-18
Item 3.	Quantitative and Qualitative Disclosures about Market Risk	G-20
Item 4.	Controls and Procedures	G-21
PART II.	OTHER INFORMATION	G-21
Item 1A.	Risk Factors	G-21
Item 6.	Exhibits	G-21
	SIGNATURES	G-22
CERTIFICATIONS

PART I. FINANCIAL INFORMATION

ITEM I. FINANCIAL STATEMENTS

DG FASTCHANNEL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 31, 2007	December 31, 2006
	(unaudited)
Assets
Cash and cash equivalents	$24,574	$24,474
Accounts receivable (less allowance for doubtful accounts of $1,107 in 2007 and $1,046 in 2006)	16,322	15,433
Current deferred income taxes	2,129	2,290
Prepaid expenses	519	547
Restricted cash	275	—
Other current assets	576	264
Current assets held for sale from discontinued operations	267	711

Total current assets	44,662	43,719

Property and equipment (net of accumulated depreciation of $21,586 in 2007 and $20,163 in 2006)	11,837	12,829
Long-term investments	5,773	5,180
Goodwill	65,194	65,545
Deferred income taxes, net	8,949	10,244
Intangible assets (net of accumulated amortization of $10,332 in 2007 and $9,210 in 2006)	34,525	35,112
Restricted cash	150	425
Other noncurrent assets	764	654
Noncurrent assets held for sale from discontinued operations	1,755	1,875

TOTAL ASSETS	$173,609	$175,583

Liabilities and Stockholders' Equity
Accounts payable	$2,916	$4,112
Accrued liabilities (includes amounts owed to related party of $332 in 2007 and $332 in 2006—see Note 9)	6,102	8,500
Deferred revenue, net	1,159	1,100
Current portion of long-term debt	4,188	4,190
Obligations of discontinued operations	221	145

Total current liabilities	14,586	18,047

Long-term debt, net of current portion	14,800	15,650

TOTAL LIABILITIES	29,386	33,697

STOCKHOLDERS' EQUITY:
Preferred stock, $0.001 par value—Authorized 15,000 shares; issued and outstanding—none	—	—
Common stock, $0.001 par value—Authorized—200,000 shares; 15,906 issued and 15,850 outstanding at March 31, 2007; 15,900 issued and 15,844 outstanding at December 31, 2006	16	16
Additional paid-in capital	333,967	333,821
Accumulated deficit	(189,159)	(191,358)
Other comprehensive income	252	260
Treasury stock, at cost	(853)	(853)

TOTAL STOCKHOLDERS' EQUITY	144,223	141,886

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$173,609	$175,583

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

DG FASTCHANNEL, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

	For the Three Months Ended March 31,
	2007	2006
Revenues:
Audio and video content distribution	$18,620	$12,516
Other	1,274	519

Total revenues	19,894	13,035
Cost of revenues:
Audio and video content distribution	8,704	6,615
Other	166	106

Total cost of revenues	8,870	6,721
Operating expenses:
Sales and marketing	1,362	853
Research and development	476	294
General and administrative	2,584	2,047
Depreciation and amortization	2,545	1,538

Total operating expenses	6,967	4,732

Income from operations	4,057	1,582
Other (income) expense:
Interest (income) and other (income) expense, net	(196)	—
Interest expense	370	510

Net income before income taxes from continuing operations	3,883	1,072
Provision for income taxes	1,551	407

Net income from continuing operations	2,332	665
Discontinued operations:
Income (loss) from operations of discontinued operations	(242)	139
Income tax benefit (expense)	94	(54)
Gain on disposal of discontinued operations, net of tax	15	—

Net income (loss) from discontinued operations	(133)	85

Net income	$2,199	$750

Basic net income per common share from continuing operations	$0.15	$0.09
Basic net income (loss) per common share from discontinued operations	$(0.01)	$0.01
Basic net income per common share	$0.14	$0.10
Diluted net income per common share from continuing operations	$0.15	$0.09
Diluted net income (loss) per common share from discontinued operations	$(0.01)	$0.01
Diluted net income per common share	$0.14	$0.10
Basic weighted average common shares outstanding	15,844	7,422
Diluted weighted average common shares outstanding	16,148	7,422

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

DG FASTCHANNEL, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
AND COMPREHENSIVE INCOME

(in thousands)

	Common Stock		Treasury Stock
					Additional Paid-in Capital	Other Comprehensive Income	Accumulated Deficit	Total Stockholders' Equity
	Shares	Amount	Shares	Amount
Balance at December 31, 2006	15,900	$16	(56)	$(853)	$333,821	$260	$(191,358)	$141,886
Exercise of stock options, net of direct costs	6	—	—	—	60	—	—	60
Share-based compensation	—	—	—	—	86	—	—	86
Comprehensive income:
Currency translation adjustment	—	—	—	—	—	1	—	1
Unrealized loss on long-term investment (net of tax benefit of $4)	—	—	—	—	—	(9)	—	(9)
Net income	—	—	—	—	—	—	2,199	2,199

Total comprehensive income								2,191

Balance at March 31, 2007	15,906	$16	(56)	$(853)	$333,967	$252	$(189,159)	$144,223

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

DG FASTCHANNEL, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	For the Three Months Ended March 31,
	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$2,199	$750
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation of property and equipment	1,424	998
Amortization of intangible and other assets	1,121	742
Share-based compensation	86	36
Provision for deferred income taxes	1,452	461
Provision for doubtful accounts	58	130
Gain on disposal of discontinued operations, net of tax	(15)	—
Changes in operating assets and liabilities, net of affects of acquisition:
Accounts receivable	(713)	(378)
Prepaid and other assets	(763)	(479)
Accounts payable and accrued liabilities	(3,168)	(2,134)
Deferred revenue, net	59	(527)

Net cash provided by (used in) operating activities	1,740	(401)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(905)	(168)
Purchase of long-term investments	(607)	—
Proceeds from sale of property and equipment	236	—
Proceeds from sale of discontinued operation	425	—

Net cash used in investing activities	(851)	(168)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock	60	—
Payment of debt issuance costs	—	(191)
Proceeds from issuance of debt	—	20,000
Repayment of debt	(850)	(17,126)

Net cash provided by (used in) financing activities	(790)	2,683

Effect of exchange rate changes on cash and cash equivalents	1	—
NET INCREASE IN CASH AND CASH EQUIVALENTS	100	2,114
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	24,474	1,886

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$24,574	$4,000

Supplemental Cash Flow Information:
Cash paid for interest	$513	$538
Cash paid for income taxes	$181	$—

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.     GENERAL

  The Company

        DG FastChannel, Inc. (the "Company") offers a suite of digital technology services through DG FastChannel, Inc. ("DGF") and its wholly-owned subsidiaries FastChannel Network, Inc. ("FastChannel"), AGT Broadcast, Inc. ("Broadcast"), Media DVX, Inc. ("MDX"), and SourceEcreative. The Company operates a nationwide digital network out of its Network Operation Center ("NOC") located in Irving, Texas. The network beneficially links more than 5,000 advertisers and agencies, and over 21,000 online radio, television, cable, network and print publishing destinations across the United States and Canada. Through the NOC, the Company delivers audio, video, image and data content that comprise transactions between the advertising and broadcast industries.

  Basis of Presentation

        The financial statements included herein have been prepared by the Company without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. However, the Company believes that the disclosures are adequate to make the information presented not misleading. The unaudited condensed consolidated financial statements reflect all adjustments, which are, in the opinion of management, of a normal and recurring nature and necessary for a fair presentation of the Company's financial position, results of operations and cash flows for the periods presented. These condensed consolidated financial statements should be read in conjunction with the financial statements and the notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 2006. Certain reclassifications have been made to conform prior year amounts to current year classifications.

  Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an ongoing basis, the Company evaluates its estimates, including those related to the allowance for doubtful accounts, inventories, intangible assets and income taxes. The Company bases its estimates on historical experience and on other relevant assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates.

  Restricted Cash

        Restricted cash consists of real estate security deposits which are carried at fair value and are restricted as to withdrawal. The security deposits are held in the name of a Company subsidiary with major financial institutions to collateralize certain of the Company's office leases. Deposits expected to be returned within one year are classified as short term on the accompanying condensed consolidated balance sheets.

2.     INVESTMENTS AND ACQUISITIONS

  Investment in Point.360

        On December 22, 2006, the Company entered into a Securities Purchase Agreement (the "Agreement") with Midwood Capital Management LLC, Midwood Capital Partners, L.P. and Midwood Capital Partners QP, L.P., related to the purchase by the Company of 1,108,674 shares (the "Shares") of common stock, no par value, of Point.360 (symbol "PTSX" on the NASDAQ Global Market), a California corporation, which were held by such entities. Subsequently, the Company made additional purchases of these shares.

        At March 31, 2007 the Company owned 1,612,436 shares of common stock or approximately 16% of Point.360 and accounts for the long-term investment as an "available for sale' equity security in accordance with Statement of Financial Accounting Standards ("SFAS") No.115. Other than a nondisclosure agreement and the Securities Purchase Agreement, the Company and its affiliates do not have a material relationship with Point.360. The Company has determined that the non-disclosure agreement is not a "material contract" for purposes of Item 601(b)(10) of Regulation S-K.

        In April 2007, the Company entered into definitive agreements with Point.360 whereby (i) Point.360 will spin off its post production operations to Point.360 stockholders and (ii) the Company will acquire Point.360's ads distribution operations. Also see Note 10.

  Merger with FastChannel

        On December 15, 2005, the Company and privately-held FastChannel entered into a definitive agreement to merge in a tax-free, stock-for-stock transaction. The purpose of the merger was to expand the Company's electronic distribution network and customer base. On May 31, 2006, the merger was consummated, pursuant to which FastChannel became a wholly-owned subsidiary of the Company. As consideration for the transaction, the Company issued to FastChannel common and preferred stockholders approximately 5.2 million shares of the Company's common stock (giving effect to the 1-for-10 share reverse stock split that was effective as of May 30, 2006) valued at $27.4 million. Additionally, the Company refinanced approximately $8.0 million of FastChannel debt. The net purchase price was allocated based on the current estimated fair values of the assets deemed acquired and liabilities deemed assumed at the date of acquisition, $14.6 million to customer relationships and $4.4 million to the trade name. Both intangibles are being amortized over 10 years. The remaining excess of the purchase price over the net assets deemed acquired was allocated to goodwill. Goodwill created as a result of the acquisition totaled $21.7 million, none of which is deductible for tax purposes.

        The Company regularly evaluates the carrying value of its investments. When the carrying value of an investment exceeds the fair value and the decline in fair value is deemed to be other-than-temporary, the Company writes down the value of the investment to its fair value.

        The following table summarizes the estimated fair values of the assets acquired and the liabilities assumed at the date of the aforementioned acquisition of FastChannel. The table also summarizes the fair values of the assets acquired and liabilities assumed adjusted to incorporate the results of a third party valuation analysis. The purchase price allocation for the acquisition is as follows (in thousands):

FastChannel
Current assets	$5,303
Property and equipment	2,950
Other non-current assets	1,052
Identifiable intangible assets	19,010
Goodwill	21,688

Total assets acquired	50,003
Liabilities assumed	21,247

Net assets acquired	$28,756

        The following pro forma information details the results of continuing operations as if the acquisition of FastChannel had taken place on January 1, 2006 (in thousands). A table of actual amounts is provided for reference:

	As Reported Three Months Ended March 31,		Proforma Three Months Ended March 31,
	2007	2006	2007	2006
Revenues	$19,894	$13,035	$19,894	$18,712
Income (loss) from operations	$4,057	$1,582	$4,057	$(175)
Net income (loss) from continuing operations:	$2,332	$665	$2,332	$(1,359)
Basic and diluted net income (loss) from continuing operations per share of common stock:	$0.15	$0.09	$0.15	$(0.11)

3.     DISCONTINUED OPERATIONS

        During the fourth quarter of fiscal 2006, the Company's Board of Directors authorized management to begin marketing for sale certain assets of two subsidiaries: StarGuide Digital Networks, Inc. ("Starguide") and Corporate Computer Systems, Inc. ("CCS"). These subsidiaries made up our previously reported Product Sales Segment. The Company determined that these businesses were no longer consistent with our strategic business goals. These assets include inventories, property and equipment and certain intangible assets. The Company completed the sale of the assets of CCS for a price of $425,000 in March, 2007.

        In accordance with the provisions of SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets," the financial data for these businesses has been presented as discontinued operations. The assets and liabilities of the discontinued operations are presented in the consolidated balance sheet under the captions "Assets held for sale from discontinued operations" and "Obligations of Discontinued Operations."

        The underlying assets and liabilities of discontinued operations as of March 31, 2007 and December 31, 2006 are as follows:

	March 31, 2007	December 31, 2006
	(In thousands)
Assets
Accounts receivable	$143	$376
Inventories	124	316
Other current assets	—	19

Total current assets	267	711
Property and equipment, net	—	7
Goodwill, net	1,750	1,750
Intangible and other assets, net	5	118

Total noncurrent assets	1,755	1,875
Liabilities
Accounts payable	$184	$102
Accrued liabilities	37	43

Total current liabilities	221	145

        Operating results of discontinued operations for the three months ended March 31, 2007 and 2006 were as follows:

	Three Months Ended March 31,
	2007	2006
	(In thousands)
Revenues	$428	$1,310
Cost of revenues	250	622
Operating expenses	420	549

Income (loss) from operations of discontinued operations	(242)	139
Income tax (expense) benefit	94	(54)
Gain on disposal of discontinued operations, net of tax	15	—

Net income (loss) from discontinued operations	$(133)	$85

4.     SHARE-BASED COMPENSATION

        Effective for the first quarter of 2006, the Company adopted SFAS No. 123-R, "Share-Based Payment," which is a revision of SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123-R focuses primarily on accounting for transactions in which an entity obtains employee services in exchange for share-based payments. Under SFAS No. 123-R, share-based awards that do not require future service (i.e., vested awards) are expensed immediately. Share-based employee awards that require future service are amortized over the relevant service period. The Company adopted SFAS No. 123-R under the modified prospective adoption method. Accordingly, beginning January 1, 2006, the Company recognizes compensation cost from share-based payment arrangements based on grant date fair value. Under the modified prospective transition method, compensation cost recognized in 2006 includes: (i) compensation cost for all share-based payments granted prior to, but not vested as of, January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of SFAS No.123, and (ii) compensation cost for all share-based payments granted subsequent to December 31, 2005, based on the grant date fair value estimated in accordance with the provisions of SFAS No.123-R. The Company recognized approximately $86,000 and $36,000 in share-based compensation expense related to employee stock options during the three months ended March 31, 2007 and 2006, respectively.

        The fair value of each option was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:

	Three Months Ended March 31,
	2007	2006
Number of options granted	—	3,500
Weighted average exercise price of options granted	—	$5.40
Volatility(1)	—	69%
Risk free interest rate(2)	—	4.4%
Expected term (years)(3)(4)	—	4.75
Expected annual dividends	—	—

(1)
Expected volatility is based on the historical volatility of the Company's stock over a preceding period commensurate with the expected term of the award.

(2)
The risk free rate for periods within the contractual term of the stock option is based on the U.S. Treasury yield curve in effect at the time of grant.

(3)
The expected term is calculated as the average between the vesting term and the contractual term, weighted by tranche, pursuant to Staff Accounting Bulletin ("SAB") No. 107.

(4)
The Company assumes a forfeiture rate of zero in its fair value calculations due to minimal turnover in holders of options in its workforce.

        A summary of the Company's stock options outstanding at March 31, 2007 and 2006 and changes during the three month periods then ended is presented below:

	2007		2006
	Shares	Wtd. Avg. Exercise Price	Shares	Wtd. Avg. Exercise Price
Outstanding at beginning of the year	572,176	$11.71	318,216	$22.50
Granted	—	—	3,500	$5.40
Exercised	(6,639)	$10.42	—	—
Canceled	(11,842)	$9.34	(1,743)	$13.70

Outstanding at March 31	553,695	$11.78	319,973	$22.30

        The following table summarizes the Company's stock options outstanding and exercisable as of March 31, 2007:

	Outstanding	Currently Exercisable
Number of options	553,695	267,675
Weighted-average exercise price	$11.78	$17.85
Weighted-average remaining contractual life	4.66	2.74
Aggregate intrinsic value (in thousands)	$3,830	$378

        As of March 31, 2007, the total compensation costs related to non-vested awards not yet recognized was approximately $1.0 million which will be recognized as expense over the next 4 years.

5.     LONG-TERM DEBT

        On February 10, 2006, the Company entered into a $25.0 million Credit Agreement with Wachovia Bank, N.A. This revolving credit facility replaced the Company's prior senior secured credit facility. The new facility provides that borrowings under the facility will bear interest at various rates, over the applicable base rate or over LIBOR. The new facility is not subject to any borrowing base, contains customary debt to EBITDA leverage tests (EBITDA is defined as earnings before interest, taxes, depreciation and amortization) and minimum EBITDA tests, provides for customary events of default, is guaranteed by all of the Company's subsidiaries and is secured by substantially all of the assets of the Company and its subsidiaries other than the stock and assets of its subsidiary that owns the assets acquired from MDX. This loan was originally set to mature on February 10, 2008.

        On May 31, 2006, the Company entered into an Amended and Restated Credit Agreement with Wachovia Bank, N.A. The facility, as amended, provides for maximum indebtedness of $35.0 million made up of a term loan for $20.0 million, and a revolving line of credit for $15.0 million, of which none was drawn on the revolving line of credit as of March 31, 2007 and December 31, 2006. Borrowings under the facility bear interest at various rates, over the applicable base rate or over LIBOR. The facility, as amended, is not subject to any borrowing base, contains customary debt to EBITDA leverage tests and minimum EBITDA tests, provides for customary events of default, is guaranteed by all of the Company's subsidiaries and is secured by substantially all of the assets of the Company and its subsidiaries, excluding the stock and assets of its subsidiary that owns the assets acquired from MDX. At March 31, 2007, the loan interest rate was approximately 7.4%. On a quarterly basis, the Company pays a nominal commitment fee for the unused portion of the revolving line of credit. As of March 31, 2007 the Company was in compliance with its covenants.

6.     INCOME TAXES

        FASB Interpretation No. 48 "Accounting for Uncertainty in Income Taxes" ("Interpretation No. 48") became effective for the Company as of January 1, 2007. Interpretation No. 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements in accordance with SFAS No. 109, "Accounting for Income Taxes." Interpretation No. 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Interpretation No. 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. Implementation of Interpretation No. 48 did not have a material impact on our consolidated financial statements.

        We recognize interest and penalties related to uncertain tax positions in income tax expense. As of and for the three month periods ended March 31, 2007 and 2006, we did not recognize any income tax related interest or penalties. At March 31, 2007, the Company has no unrecognized tax benefits.

        We are subject to U.S. federal income tax as well as income tax of multiple state jurisdictions. Federal income tax returns for 2003 through 2006 remain open to examination, while state and local income tax returns for 2002 through 2006 remain open to examination

        The Company has recorded a valuation allowance on the deferred tax asset created as a result of the write down of its investment in Verance that was recorded in 2006. A valuation allowance was deemed necessary since the Company does not have an adequate history of generating capital gains to offset the capital loss when it occurs for tax purposes, and therefore, ultimate realization of the benefit was not more likely that not. The Company acquired approximately $33.7 million in NOL carryforwards in its acquisition of FastChannel and has maintained a full valuation allowance related to those NOL carryforwards. The Company will maintain a full valuation allowance on its acquired NOL carryforward until the Company's tax position can be completely assessed. In accordance with SFAS No. 109, any future reduction in the valuation allowance related to acquired deferred tax assets will be recorded as a reduction to goodwill. Management believes that the results of future operations will generate sufficient taxable income to realize the benefits of all of its net deferred tax assets.

        For the three months ended March 31, 2007 and 2006, the Company's effective tax rate was 40% and 38%, respectively. Income tax expense for the three months ended March 31, 2007 increased $1.1 million or 281.0%, as a result of the increase in net income before taxes.

7.     EARNINGS PER SHARE

        On May 30, 2006 the Company's common stock was reverse split on a 1-for-10 basis.

        Under SFAS No. 128, "Earnings per Share," the Company is required to compute earnings per share under two different methods (basic and diluted). Basic earnings per share is calculated by dividing net income (loss) attributable to common shareholders by the weighted average shares of common stock outstanding during the period. Diluted earnings per share is calculated by dividing net income attributable to common shareholders by the weighted average shares of outstanding common stock and common stock equivalents during the period.

        A reconciliation of net income (loss) per basic and diluted share for the three months ended March 31, 2007 and 2006, respectively, follows (in thousands, except per share amounts):

	March 31,
	2007	2006
Basic:
Net income from continuing operations	$2,332	$665
Net income (loss) from discontinued operations	$(133)	$85
Net income	$2,199	$750
Weighted average shares outstanding	15,844	7,422

Basic net income from continuing operations per common share	$0.15	$0.09
Basic net income (loss) from discontinued operations per common share	$(0.01)	$0.01
Basic net income per common share	$0.14	$0.10

Diluted:
Weighted average shares outstanding	15,844	7,422
Add: Net effect of potentially dilutive shares	304	—

Total shares	16,148	7,422

Diluted net income from continuing operations per common share	$0.15	$0.09
Diluted net income (loss) from discontinued operations per common share	$(0.01)	$0.01
Diluted net income per common share	$0.14	$0.10

        For the three months ended March 31, 2007, 135,761 options with a weighted average exercise price of $25.20 per share and no warrants to purchase shares of common stock had exercise prices above the average market price of $13.81. As a result, 135,761 shares were excluded from the computation of diluted net income per share. For the three months ended March 31, 2006, 318,216 options with a weighted average exercise price of $22.50 per share and warrants to purchase 707,581 shares of common stock at a weighted average exercise price of $9.60 per share had exercise prices above the average market price of $6.00. As a result, 1,025,797 shares were excluded from the computation of diluted net income per share.

8.     SEGMENT INFORMATION

        The Company's two industry segments include (i) digital and physical distribution of audio and video content and broadcast business intelligence, and (ii) creative research services ("SourceEcreative"). The Company has defined its reportable segments based on internal financial reporting used for corporate management and decision-making purposes. The information in the following tables is derived directly from the segments' internal financial reporting used for corporate management purposes (in thousands).

	Three Months Ended March 31, 2007
	Audio and Video Content Distribution		SourceEcreative	Consolidated
Revenues	$18,620		$1,274	$19,894
Depreciation and amortization	2,437		108	2,545
Income from operations	3,565		492	4,057
Total assets	$168,212	(a)	$5,397	$173,609
	Three Months Ended March 31, 2006
	Audio and Video Content Distribution		SourceEcreative	Consolidated
Revenues	$12,516		$519	$13,035
Depreciation and amortization	1,438		100	1,538
Income from operations	1,479		103	1,582
Total assets	$111,668	(a)	$3,667	$115,335

  (a)
  Net of intersegment elimination which relates to intercompany receivables and payables that occur when one operating segment pays costs that are related to another operating segment.

9.     RELATED PARTY TRANSACTION

        In connection with the Company's acquisition of MDX, a $6.5 million promissory note was issued to the seller of MDX and was payable over three years with an interest rate of the one month LIBOR rate for the applicable period with principal and then accrued interest due as follows: $1.5 million due on April 15, 2006, $2.0 million due on April 15, 2007, and $3.0 million due on April 15, 2008. However, during the fourth quarter of 2006, the Company retired the entire remaining balance of this obligation through a combination of issuing common stock and cash. The Company paid accrued interest on the promissory note on a quarterly basis. The promissory note was personally guaranteed by Scott K. Ginsburg, the Company's Chief Executive Officer and Chairman of the Board. Mr. Ginsburg's personal guarantee of the Company's debt was evaluated for the purpose of determining an amount to compensate him for such guarantee. The Company obtained an independent valuation which determined that the improved interest rate obtained by the Company as a direct result of the personal guarantee was worth approximately $0.6 million over the term of the loan. For the three months ended March 31, 2006, the Company recognized additional interest expense of $0.1 million associated with the guarantee.

10.   SUBSEQUENT EVENTS

Point.360 Purchase

        On April 16, 2007, the Company entered into definitive agreements with Point.360 whereby (i) Point.360 will spin off its post production operations to Point.360 stockholders (other than the Company) and (ii) the Company will acquire Point.360's advertising distribution operations.

        The acquisition of Point.360's advertising distribution operations are expected to be accomplished via an exchange offer for all outstanding shares of Point.360 common stock, pursuant to which each share tendered and accepted by the Company would be exchanged for approximately one-fifth of a share of the Company's common stock. The exact exchange ratio will be determined by dividing 2.0 million by the number of shares of Point.360 common stock (other than shares owned by the Company) issued and outstanding immediately prior to the consummation of the exchange offer. The Company expects to issue 2.0 million shares of its common stock in the transaction. Prior to the consummation of the exchange offer, Point.360 will contribute its post production operations to a newly-formed and wholly-owned subsidiary of Point.360 ("New 360") and Point.360 will distribute to its shareholders (other than DG FastChannel) pro rata all of the capital stock of New 360. As a result of the contribution and distribution, at the consummation of the exchange offer, Point.360's business will consist solely of the advertising distribution operations. As soon as practicable following the completion of the exchange offer, Point.360 will be merged with and into the Company, with the Company continuing as the surviving corporation. Point.360 shareholders that did not exchange their Point.360 shares in the exchange offer will receive the same consideration in the merger, without interest thereon. As partial consideration for the overall transaction, the Company, which owns approximately 1.6 million shares of Point.360 common stock, or approximately 16% of Point.360's outstanding shares (previously acquired for approximately $5.3 million in open market purchases and negotiated transactions), will not participate in Point.360's stock dividend of New 360 capital stock. The Company anticipates that its acquisition of Point.360's advertising distribution operations will be completed during the third quarter of 2007.

Pathfire Purchase

        On April 24, 2007, the Company, entered into an Agreement and Plan of Merger ("Merger Agreement") to acquire privately-held Pathfire, Inc. ("Pathfire"), for $30 million through a stock purchase transaction pursuant to which Pathfire will become a wholly-owned subsidiary of the Company.

        Pathfire distributes third-party long-form content, primarily news and syndicated programming, through a proprietary server-based network via satellite and Internet channels. Pathfire is the primary distribution method for the majority of syndicated programming. In addition, major networks rely on the Pathfire network to distribute thousands of news stories to hundreds of television affiliates throughout the United States. Pathfire's technology is installed in approximately 1,400 U.S. television stations. Other than a nondisclosure agreement and the Merger Agreement, the Company and its affiliates do not have a material relationship with Pathfire. The Company has determined that the non-disclosure agreement is not a "material contract" for purposes of Item 601(b)(10) of Regulation S-K.

        The transaction is expected to close in the second quarter of 2007 subject to Pathfire shareholder approval and other customary closing conditions. The Company plans to finance the transaction with cash on hand and through borrowings under its existing Credit Agreement.

Starguide Asset Sale

        On April 23, 2007, the Company completed the sale of certain assets of Starguide and proceeds of $0.2 million were received in cash. Note 3 describes how this subsidiary is reflected in these financial statements as discontinued operations.

Viewpoint Alliance

        On May 7, 2007, DG FastChannel, Inc. (the "Company"), purchased 10,750,000 common shares of Viewpoint Corporation ("Viewpoint") in a private equity placement at a price of $0.40 per share, for an aggregate amount of $4.3 million. Reflecting the Company's and other investors' investments, Viewpoint has approximately 81,587,000 million shares of common stock outstanding with the Company owning approximately 13% of Viewpoint's outstanding shares. As part of the transaction, Viewpoint issued the Company, and other investors, warrants to allow them to increase their equity stake in the future.

        Further, the Company entered into a strategic relationship with Viewpoint pursuant to a Reseller Agreement by which the Company will integrate its media services platform with Viewpoint's Unicast advertising solutions technology. This Online Video partnership with Unicast will enable brands and advertisers to turn their traditional and broadcast video assets into cutting-edge display ads that are pre-certified across thousands of websites. The Company has determined that this agreement is not a "material contract" for purposes of Item 601(b)(10) of Regulation S-K.

Starguide and CCS Asset Sales

        In May, 2007, reflecting the Company's previously announced intention to divest the non-core StarGuide and CCS assets, the Company has entered into an agreement to sell the intellectual property related to these entities for a total of $2.5 million with the transaction expected to close in the third quarter of 2007.

11.   NEW ACCOUNTING PRONOUCEMENTS

        In July 2006, the Financial Accounting Standards Board ("FASB") issued Interpretation No. 48. Interpretation No. 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements in accordance with SFAS No. 109, "Accounting for Income Taxes." Interpretation No. 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Interpretation No. 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FASB Interpretation No. 48 became effective for the Company as of January 1, 2007, and did not have a material impact on our consolidated financial statements.

        In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements." SFAS No. 157 defines fair value, establishes a framework for measuring fair value and expands disclosure requirements about fair value measurements. SFAS No. 157 is effective for the Company on January 1, 2008. We believe that the adoption of SFAS No. 157 will not have a material impact on our consolidated financial statements.

        In February 2007, the FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115." SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value. Unrealized gains and losses on items for which the fair value option has been elected will be recognized in earnings at each subsequent reporting date. SFAS No. 159 is effective for the Company on January 1, 2008. The Company is evaluating the impact that the adoption of SFAS No. 159 will have on our consolidated financial statements.

Item 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following Management's Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with the Unaudited Condensed Consolidated Financial Statements and Notes thereto appearing elsewhere in this report, and contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those indicated in the forward-looking statements as a result of various factors.

Cautionary Note Regarding Forward-Looking Statements

        The Securities and Exchange Commission encourages companies to disclose forward-looking information so that investors can better understand a company's future prospects and make informed investment decisions. Certain statements contained in this quarterly report on Form 10-Q may be deemed to constitute "forward-looking statements".

        Words such as "may," "anticipate," "estimate," "expects," "projects," "intends," "plans," "believes" and words and terms of similar substance used in connection with any discussion of future operating or financial performance, identify forward-looking statements. All forward-looking statements are management's present expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, among other things: our need for additional capital to fund the current level of our technology development programs and future acquisitions; our inability to further identify, develop and achieve commercial success for new products; the possibility of delays in product development; our dependence upon a small number of large customers; the development of competing distribution products; our ability to protect our proprietary technologies; patent-infringement claims; risks of new, changing and competitive technologies; and other factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2006 under the heading "Risk Factors".

        In light of these assumptions, risks and uncertainties, the results and events discussed in the forward-looking statements contained in this filing might not occur. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this filing. We are not under any obligation, and we expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by applicable law. All subsequent forward-looking statements attributable to management or to any person authorized to act on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

Overview

        We are the leading provider of digital media distribution services to the advertising and broadcast industries. In addition, we operate the industry's largest electronic digital distribution network. Our primary source of revenue is the delivery of television and radio advertisements, or spots, which are typically delivered digitally but sometimes physically. We offer a digital alternative to dub-and-ship delivery of spots. We generally bill our services on a per transaction basis on payment terms which are usually net 30 days.

Results of Operations

        Revenues.    For the three months ended March 31, 2007, revenues increased $6.9 million, or 52.6%, as compared to the prior year period. The increases were $6.1 million and $0.8 million from the Audio and Video Content Distribution segment and the SourceEcreative segments, respectively. The increase in the Audio and Video Content Distribution segment was primarily due to the additional customers acquired in the FastChannel merger. The increase in the SourceEcreative segment was also due to the additional customers acquired in the FastChannel merger.

        Cost of Revenues.    For the three months ended March 31, 2007, cost of revenues increased $2.1 million, or 32.0%, from the prior year period. This increase was directly related to the increased revenues in both segments discussed above.

        Sales and Marketing.    Sales and marketing expense increased $0.5 million, or 59.8%, for the three months ended March 31, 2007 primarily due to increased salaries and expenses for a larger sales force in support of a larger base of customers subsequent to the merger with FastChannel.

        Research and Development.    For the three months ended March 31, 2007, research and development expense increased $0.2 million, or 62.1% from the prior year period. This was due to the increased technology spending for payroll, recruiting and consulting necessary to service the network after the merger with FastChannel.

        General and Administrative.    For the three months ended March 31, 2007, general and administrative expenses increased $0.5 million, or 26.2%, from the prior year period due primarily to supporting the increased activities across the Company now serving a larger customer base and incremental headcount to support these activities.

        Depreciation and Amortization.    For the three months ended March 31, 2007, depreciation and amortization expense increased $1.0 million, or 65.4%, from the prior year period, primarily due to amortization of certain intangible assets acquired in the FastChannel merger, as well as a full quarter's depreciation of network equipment acquired during 2006.

        Interest Income and Other Income/Expense (net).    Interest income and other income/expense increased $0.2 million for the three months ended March 31, 2007, as compared to the prior year period due to the investment of proceeds from the issuance of common stock in the fourth quarter of 2006.

        Interest Expense.    Interest expense decreased $0.1 million, or 27.5%, for the three months ended March 31, 2007, as compared to the prior year period due to the retirement of debt that occurred in the fourth quarter of 2006.

        Provision for Income Taxes.    For the three months ended March 31, 2007, as compared to the prior year, income tax provision increased $1.1 million, or 281.0%, as a result of the increase in net income before taxes. The Company's effective tax rate for the three months ended March 31, 2007, was 40% as compared to 38% in the same period in the prior year.

Liquidity and Capital Resources

        On a reported basis, net cash provided by operating activities for the three months ended March 31, 2007 was $1.7 million compared to net cash used in operating activities of $0.4 million for the three months ended March 31, 2006. The increase of $2.1 million in net cash provided by operating activities was primarily due to the increase in net income for the three months ended March 31, 2007 compared to the same period in 2006.

        The Company purchased property and equipment of $0.9 million during the three months ended March 31, 2007, up from the $0.2 million for the three months ended March 31, 2006. This increase was the result of network improvements made in 2007.

        Net borrowings (or repayments) of debt were ($0.8) million for the three months ended March 31, 2007 versus $2.9 million for the three months ended March 31, 2006. The reduction of net borrowings of $3.7 million between the two periods was due to increased cash availability resulting from improved operating results and the sale of common stock in a public offering in December 2006.

        On May 31, 2006, the Company entered into an Amended and Restated Credit Agreement with Wachovia Bank, N.A. The facility, as amended, provides for maximum indebtedness of $35.0 million, made up of a term loan for $20.0 million, and a revolving line of credit for $15.0 million. None of the revolving line of credit was outstanding as of March 31, 2007. Borrowings under the facility bear interest at various rates over (i) the applicable base rate or, (ii) LIBOR. The facility, as amended, is not subject to any borrowing base, contains customary debt to EBITDA leverage tests (EBITDA is defined as earnings before interest, taxes, depreciation and amortization) and minimum EBITDA tests, provides for customary events of default, is guaranteed by all of the Company' subsidiaries, and is secured by substantially all of the assets of the Company and its subsidiaries, excluding the stock and assets of its subsidiary that owns the assets acquired from MDX. The term loan matures on May 31, 2009. The revolving line matures on June 30, 2011. At March 31, 2007, the interest rate on the outstanding term loan was approximately 7.4%.

        At March 31, 2007 the Company's sources of liquidity included (i) cash and cash equivalents of $24.6 million, and (ii) the above referenced $15.0 million undrawn revolving line of credit. The Company believes it has sufficient capital and capital resources to satisfy its liquidity needs for the foreseeable future.

        Effective on May 30, 2006, the Company's common stock was reverse split on a 1-for-10 basis.

        The Company filed a shelf registration statement with the SEC in October 2006. As a result of the shelf registration, the Company had the ability to offer for sale, from time to time, up to 3,000,000 shares of its common stock and the selling stockholder named therein (the "Selling Stockholder") had the ability to offer up to 659,177 shares of his common stock. On December 14, 2006, the Company entered into an underwriting agreement (the "Underwriting Agreement") with Oppenheimer & Co., Inc., as representative of the several underwriters named therein (collectively, the "Underwriters") and the selling stockholder, related to a public offering of 2,556,000 shares of common stock, par value $0.001 per share, of the Company (the "Common Stock") and 400,000 shares of Common Stock of the Selling Stockholder at a price of $11.40 per share. Under the terms of the Underwriting Agreement, the Company granted the Underwriters an option, which they exercised in full, to purchase up to an additional 443,400 shares of Common Stock to cover over-allotments, if any. Net proceeds to the Company from the offering were $31.7 million.

Item 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

  Foreign Currency Exchange Risk

        The Company provides very limited services to entities located outside of the United States and, therefore, believes that the risk of fluctuations in exchange rates will adversely impact its results of operations is remote. Historically, our foreign currency exchange gains and losses have been immaterial.

  Interest Rate Risk

        The Company is exposed to interest rate risk primarily through its borrowing activities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources" for additional discussion of the terms of our credit facility.

        The Company pays interest on borrowings at a variable rate based on the lender's Prime Rate or LIBOR, plus an applicable margin. The applicable margin fluctuates based on the Company's leverage ratios as defined in its Credit Agreement. As of March 31, 2007, borrowings under the Credit Agreement accrue interest at a rate of approximately 7.4%. A hypothetical 10% increase or decrease in interest rates would increase or decrease annual interest expense by approximately $0.1 million.

Item 4. CONTROLS AND PROCEDURES

        As required by Rule 13a-15(b) and Rule 15d-15(b) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Company maintains a system of disclosure controls and procedures that are designed to ensure information required to be disclosed by the Company is recorded, processed, summarized, and reported to management, including our chief executive officer and chief financial officer, in a timely manner.

        An evaluation of the effectiveness of this system of disclosure controls and procedures was performed under the supervision and with the participation of the Company's management, including the Company's chief executive officer and chief financial officer, as of the end of the period covered by this report. Based upon this evaluation, the Company's management, including the Company's chief executive officer and chief financial officer, concluded that the current system of disclosure controls and procedures is effective, except as indicated below.

        The Company maintains a system of internal controls over financial reporting. In connection with the preparation of our financial statements for the year ended December 31, 2006 and the related audit by our independent registered public accounting firm, KPMG LLP, management identified a material weakness in our internal control over financial reporting related to certain deficiencies in the controls surrounding monitoring and oversight of accounting and financial reporting related to business combinations and stock compensation. The Public Company Accounting Oversight Board's Auditing Standard No. 2 defines a material weakness as a significant deficiency, or combination of significant deficiencies, that results in a more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. Remediation of the material weakness is in progress by the Company. However, there have been no purchase accounting related transactions during the period covered by this report. The Company believes it has completed its remediation of the material weakness related to financial reporting controls over recording stock-based compensation expense as of March 31, 2007.

        Except where remediation efforts have been completed or are in progress, there has been no change in the Company's internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company's internal control over financial reporting.

PART II. OTHER INFORMATION

Item 1A. RISK FACTORS

        The risk factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2006 under the heading "Risk Factors" should be considered when reading this Quarterly Report on Form 10-Q.

Item 6. EXHIBITS

Exhibits
31.1	Rule 13a-14(a)/15d-14(a) Certification.
31.2	Rule 13a-14(a)/15d-14(a) Certification
32.1	Section 1350 Certifications

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DG FASTCHANNEL, INC.
Dated: May 11, 2007	By:	/s/ OMAR A. CHOUCAIR Omar A. Choucair Chief Financial Officer (Principal Financial and Accounting Officer)

Exhibit 31.1

DG FASTCHANNEL, INC. AND SUBSIDIARIES

CERTIFICATION PURSUANT TO RULE 13a-14(a)/15d-14(a)

I, Scott K. Ginsburg, certify that:

1.
I have reviewed this quarterly report on Form 10-Q of DG FastChannel, Inc. (the "Registrant");

2.
Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.
Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the Registrant as of, and for, the periods presented in this report;

4.
The registrant's other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the Registrant and have:

(a)
Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the Registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)
[Intentionally omitted]

(c)
Evaluated the effectiveness of the Registrant's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d)
Disclosed in this report any change in the Registrant's internal control over financial reporting that occurred during the Registrant's most recent fiscal quarter (the Registrant's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the Registrant's internal control over financial reporting; and

5.
The Registrant's other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the Registrant's auditors and the audit committee of the Registrant's board of directors (or persons performing the equivalent functions):

(a)
All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Registrant's ability to record, process, summarize and report financial information; and

(b)
Any fraud, whether or not material, that involves management or other employees who have a significant role in the Registrant's internal control over financial reporting.

Date: May 11, 2007	/s/ SCOTT K. GINSBURG

Scott K. Ginsburg Chairman of the Board of Directors and Chief Executive Officer

Exhibit 31.2

DG FASTCHANNEL, INC. AND SUBSIDIARIES

CERTIFICATION PURSUANT TO RULE 13a-14(a)/15d-14(a)

I, Omar A. Choucair, certify that:

1.
I have reviewed this quarterly report on Form 10-Q of DG FastChannel, Inc. (the "Registrant");

2.
Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.
Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the Registrant as of, and for, the periods presented in this report;

4.
The registrant's other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the Registrant and have:

(a)
Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the Registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)
[Intentionally omitted]

(c)
Evaluated the effectiveness of the Registrant's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d)
Disclosed in this report any change in the Registrant's internal control over financial reporting that occurred during the Registrant's most recent fiscal quarter (the Registrant's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the Registrant's internal control over financial reporting; and

5.
The Registrant's other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the Registrant's auditors and the audit committee of the Registrant's board of directors (or persons performing the equivalent functions):

(a)
All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Registrant's ability to record, process, summarize and report financial information; and

(b)
Any fraud, whether or not material, that involves management or other employees who have a significant role in the Registrant's internal control over financial reporting.

Date: May 11, 2007	/s/ OMAR A. CHOUCAIR

Omar A. Choucair Chief Financial Officer

EXHIBIT 32.1

SECTION 1350 CERTIFICATIONS

        In connection with the Quarterly Report of DG FastChannel, Inc. (the "Company") on Form 10-Q for the quarterly period ended March 31, 2007, as filed with the Securities and Exchange Commission on the date hereof (the "Report"), the undersigned, in the capacities and on the dates indicated below, hereby certify pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that: (1) the Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and (2) the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: May 11, 2007	By:	/s/ SCOTT K. GINSBURG Scott K. Ginsburg Chairman of the Board of Directors and Chief Executive Officer
Date: May 11, 2007	By:	/s/ OMAR A. CHOUCAIR Omar A. Choucair Chief Financial Officer

Annex H

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 10-K

/x/	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For The Fiscal Year Ended December 31, 2006
OR
/ /	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the Transition Period From to .

COMMISSION FILE NUMBER: 0-27644

DG FastChannel, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	94-3140772
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

750 West John Carpenter Freeway, Suite 700
Irving, Texas 75039

(Address Of Principal Executive Offices, Including Zip Code)

(972) 581-2000

(Registrant's Telephone Number, Including Area Code)

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Name of each exchange on which registered
Common Stock, $0.001 par value	Nasdaq Global Market

Securities registered pursuant to Section 12(g) of the Act: None

        Indicate by check mark if the Registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act.    Yes / /    No /x/

        Indicate by check mark if the Registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Exchange Act.    Yes / /    No /x/

        Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months and (2) has been subject to such filing requirements for the past 90 days.    Yes /x/    No / /

        Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of Registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K.    / /

        Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer or a non-accelerated filer. See definition of "accelerated filer" and "large accelerated filer" in Rule 12b-2 of the Exchange Act.

Large accelerated filer / /	Accelerated filer / /	Non-accelerated filer /x/

        Indicate by check mark if the Registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).    Yes / /    No /x/

        The aggregate market value of the Common Stock held by non-affiliates of the registrant, computed by reference to the closing price and shares outstanding, was approximately $177.6 million as of December 31, 2006, and approximately $52.9 million as of June 30, 2006, the last business day of the registrant's most recently completed second quarter. Shares of Common Stock held by each officer and director of the registrant and by each person who may be deemed to be an affiliate have been excluded. This determination of affiliate status is not necessarily a conclusive determination for other purposes.

        As of March 31, 2007, the registrant had 15,849,796 shares of Common Stock outstanding.

DOCUMENTS INCORPORATED BY REFERENCE

        Portions of our definitive Proxy Statement for our 2007 Annual Meeting of Stockholders to be filed with the Securities and Exchange Commission within 120 days after the end of our 2006 fiscal year are incorporated by reference into Part III of this Annual Report on Form 10-K.

DG FASTCHANNEL, INC.

        The discussion in this Report contains forward-looking statements that involve risks and uncertainties. The statements contained in this Report that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Words such as "anticipates," "believes," "plans," "expects," "future," "intends," and similar expressions are used to identify forward-looking statements. All forward-looking statements included in this document are based on information available to the Company on the date hereof, and we assume no obligation to update any such forward-looking statements, except as required by law. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those discussed in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors" as well as those discussed elsewhere in this Report, and the risks discussed in the Company's other filings with the United States Securities and Exchange Commission.

PART I
ITEM 1.	BUSINESS	H-4
	General	H-4
	Available Information	H-4
	Industry Background	H-4
	Services	H-6
	Markets and Customers	H-8
	Sales, Marketing and Customer Service	H-8
	Competition	H-10
	Intellectual Property and Proprietary Rights	H-10
	Employees	H-11
ITEM 1A.	RISK FACTORS	H-11
ITEM 1B.	UNRESOLVED STAFF COMMENTS	H-23
ITEM 2.	PROPERTIES	H-23
ITEM 3.	LEGAL PROCEEDINGS	H-23
ITEM 4.	SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS	H-23
PART II
ITEM 5.	MARKET FOR REGISTRANT'S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES	H-24
ITEM 6.	SELECTED FINANCIAL DATA	H-26
ITEM 7.	MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	H-28
	Cautionary Note Regarding Forward-Looking Statements	H-28
	Critical Accounting Policies	H-28
	New Accounting Pronouncement	H-31
	Results of Operations	H-33
	Liquidity and Capital Resources	H-36
ITEM 7A.	QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK	H-37
ITEM 8.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA	H-37
ITEM 9.	CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE	H-37

DG FASTCHANNEL, INC.

PART I

ITEM 1.    BUSINESS

General

        DG FastChannel, Inc. (the "Company" or "DGF") is the leading provider of digital technology services that enable the electronic delivery of advertisements from advertising agencies to traditional broadcasters and other media outlets. We operate a nationwide digital network out of our Network Operation Center ("NOC"), located in Irving, Texas, which links more than 5,000 advertisers and advertising agencies with more than 21,000 radio, television, cable, network and print publishing destinations electronically throughout the United States and Canada. Through our NOC, we deliver video, audio, image and data content that comprise transactions among advertisers and various media outlets, including those in the broadcast industries.

        For the year ended December 31, 2006, we provided delivery services for 18 of the top 25 advertisers, as ranked by Ad Age. The majority of our revenue is derived from multiple services relating to electronic delivery of video and audio advertising content. Our primary source is the delivery of television and radio advertisements, or spots, which is typically performed digitally but sometimes physically. We offer a digital alternative to dub and ship delivery of spot advertising. We generally bill our services on a per transaction basis.

        Our services include online creative research, media production and duplication, distribution, management of existing advertisements and broadcast verification. This suite of innovative services addresses the needs of our customers at multiple stages along the value chain of advertisement creation and delivery in a cost-effective manner and helps simplify the overall process of content delivery.

Available Information

        We file annual reports, quarterly reports, proxy statements and other documents with the Securities and Exchange Commission ("SEC") under the Securities Exchange Act of 1934 (the "Exchange Act"). The public may read and copy any materials that we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Also, the SEC maintains a website that contains reports, proxy and information statements, and other information regarding issuers, including us, that file electronically with the SEC. The public can obtain any documents that we file with the SEC at http://www.sec.gov.

        We also make available free of charge through our website (www.dgfastchannel.com) our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and, if applicable, amendments to those reports filed or furnished pursuant to the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.

Industry Background

        We believe there are approximately 11,000 commercial radio and 4,500 television, cable and network broadcast stations in the United States. These stations primarily generate revenue by selling airtime to advertisers. In addition, there are approximately 8,100 daily and weekly newspapers in circulation in the United States. Newspapers also primarily generate revenues from advertising. Advertising is most frequently produced under the direction of advertising agencies for large national or regional advertisers or by station personnel for local advertisers. Television advertising is characterized as network or spot, depending on how it is purchased and distributed. Network advertising typically is delivered to stations as part of a network feed (bundled with network programming), while spot advertising is delivered to stations independently of other programming content.

        Advertising agencies and advertisers use third-party service companies to ensure their media assets are delivered to multiple broadcast destinations on a time-sensitive basis. Certain advertising campaigns can be extremely complex and include dozens of commercial television and radio spots which may require delivery to hundreds of discrete media locations across the United States. Additionally, advertising agencies and advertisers require certain quality control standards, web-based order management capabilities and certain tagging/editing functions by the third party service provider. Finally, these service providers must offer immediate confirmation of the delivery of the commercial content to the media outlet and detailed billing services.

        Spot advertising airtime is typically purchased by advertising agencies or media buying firms on behalf of advertisers. Advertisers, their agencies and media buying firms select individual stations or groups of stations to support marketing objectives, which usually are based on the stations' geographic and demographic characteristics. The actual commercials or spots are typically produced at a digital production studio and recorded on digital tape. Variations of the spot intended for specific demographic groups are also produced at this time. The spots undergo a review of quality and content before being cleared for distribution to broadcast stations, and can be delivered physically, via the traditional dub and ship method, or electronically.

        While many radio and television broadcasters now embrace digital technology for much of their production processes and in-station media management, current methods for the distribution of audio and video advertising content still include manual duplication and physical delivery of analog tapes. Many companies, commonly known as dub and ship houses, duplicate audio and video tapes, assemble them according to agency specified bills of material and package them for air express delivery. Advertisers and their agencies can choose to have advertising content delivered electronically via the Internet and satellite transmissions. Electronic transmission has several advantages over dub and ship delivery, including: cost, transmission time, labor, materials, quality of content and control of distribution. The amount of advertising content transmitted electronically has steadily increased, and we estimate that approximately 95% of radio spots and approximately 50% of video spots are now electronically distributed. We believe that these figures will continue to grow as advertisers continue to take advantage of the benefits of electronic distribution.

        Radio and television continue to attract significant portions of the advertising dollars spent by advertisers and advertising agencies and represent powerful mediums for cost-effectively reaching large, targeted audiences and offer the accountability and returns that advertisers increasingly demand.

        We believe there are several key drivers that are increasing the growth of digital delivery of advertising:

        Increase in demand for reliable and rapid means of content delivery.    In recent years, technological innovations in digital media have been driven by increasing demand for reliable and rapid means of information transfer, particularly in the broadcast and telecommunications industries. Digital distribution technologies are increasingly used for distributing media in forms such as audio, video, text and data. Digitized information has many advantages including ease and efficiency of storage, manipulation, transmission and reproduction, with less degradation and in greater volumes than traditional analog or hard copy formats.

        Government mandate to transition to digital broadcasting.    On February 1, 2006, the U.S. Congress passed legislation, which was signed by the President on February 8, 2006 establishing the deadline for the transition from analog to digital broadcasting by February 17, 2009. Most networks currently broadcast and are expected to continue to broadcast both analog and digital programming until February 17, 2009, when all analog broadcasting must terminate. The shift to digital provides improved picture quality and preserves network capacity by using various compression technologies. This government mandate has created strong momentum in the shift to high definition television ("HDTV"), broadcasting because of the complementary aspects between digital-only and HDTV broadcasting, which we believe will encourage the broadcast industry to move to an entirely digital work stream, including the electronic delivery of digital advertising.

        Increase in adoption and popularity of High Definition Television.    Consumer demand for superior quality, declining HDTV set prices and increasing availability of HDTV content are driving the rapid growth in HDTV adoption, with the United States leading the charge. Currently, all major broadcasters are delivering prime time content via HD broadcasting and, though advertisements are still mainly delivered in standard definition with the broadcast industry shifting towards HD, we believe that advertising will soon follow. As local television stations work towards upgrading their infrastructure to enable HDTV signals, advertisers are increasing the number of HDTV commercials, which we believe will likely require digital distribution.

        Emergence of video advertising content on the Internet.    The confluence of a successful online advertising industry and the penetration of personal broadband connections creates a strong platform for the Internet to become a significant medium with respect to video advertisements. The increase in broadband subscribers is fueling the accelerating growth in streaming media. Largely due to this growth in broadband usage, the Internet has become a widely used medium for distributing and receiving audio and video content. As the volume and quality of dynamic content progresses, we believe that there will be significant growth in video advertising over the Internet and that advertisers will look to existing digital content distributors to provide the necessary capabilities to successfully leverage this emerging medium.

Services

        Our suite of innovative services seek to address the needs of advertisers at various stages along the value chain of advertisement creation and delivery. These include idea generation, production and duplication, content distribution, media asset management and broadcast verification products. By offering services that encompass multiple stages of content creation and delivery, we are able to simplify the workflow process for advertisers. We believe our solutions offer advertisers tools essential to the creation and strategic distribution of advertisements in a cost effective manner. Our services address our clients' needs for efficient, accurate and reliable solutions for the development and delivery of advertising content across a wide spectrum of media, and include the following offerings:

        Online Creative Research.    We own and maintain an online database of content and credits of U.S. television commercials for the advertising and TV commercial production industry. We believe that this is the most comprehensive online television commercial information service available to advertising agencies and production companies. Our SourceEcreative (formerly known as "Source TV") database includes information relating to commercials, individuals and companies. Customers can use our robust search engine specifically designed for the advertising industry. SourceEcreative allows users to find out which director, post house, composer or other production resource worked on specific spots, enabling advertising agencies to identify creative and production resources, and to accelerate their creative development process. Information can be provided via fax, phone, e-mail or over the Internet. SourceEcreative services most of the major U.S. advertising agencies and production companies, as well as television networks, programs and industry associations.

        Media Production and Duplication.    Our production and duplication capabilities allow us to provide customers with ancillary services, which are offered in addition to our primary distribution service. Our services include storage of client masters or storyboards, editing of materials, tagging content, dubbing, video duplication and copying of media onto various physical multimedia formats, such as CD, DVD or tape. We believe these add-on service offerings allow us to better service our customers by reducing the number of vendors necessary to create and distribute advertisements.

        Distribution.    We provide primarily electronic and, to a lesser extent, physical distribution of broadcast advertising content to broadcast stations throughout the United States and Canada. Through our NOC, we operate a digital network, currently connecting more than 5,000 advertisers and advertising agencies with more than 4,500 television, cable and network broadcast destinations, over 10,000 radio stations, and over 6,500 print publishing destinations across the United States and Canada. Our network enables the rapid, cost-effective and reliable electronic transmission of audio and video spots and other content and provides a high level of quality, accountability and flexibility to both advertisers and broadcasters. Our technologically advanced digital network delivers near master quality audio or video to broadcasters, which is equal or superior to the content currently delivered on dub and ship analog tapes. Our network routes transmissions to stations through an automated online transaction and delivery system, enabling delivery in as little as one hour after an order is received.

  •
  Video.  We receive video content electronically at our NOC primarily via our proprietary FTP software that is deployed in video production studios. Video content also can be received through our various regional customer service locations and collection points throughout the United States. When video spots are received, our employees quality assure the spots and release the video to the NOC, where it is combined with the customer's electronic transaction to transmit the various combinations of video to designated television stations. Video transmissions are sent via a high-speed fiber link to the digital satellite uplink facility over which they are then delivered directly to DG FastChannel Spot Boxes that we have placed in television stations and cable interconnects.

  •
  Audio.  Audio content can be uploaded via the Internet electronically. In addition, audio can be received using our Upload Internet audio collection system. When audio spots are received, our employees quality assure the audio content and then initiate the electronic transaction to transmit various combinations of audio to designated radio stations. Audio transmissions are delivered over broadband connections to servers that we place in each radio station on the network, where the content will be available to the station on demand. Alternatively, these transmissions can be downloaded from our website.

  •
  Print.  Print content can be uploaded via the Internet electronically into our print media distribution system. Print transmissions are delivered over the Internet to various newspaper locations via proprietary web-based software applications. The print transmissions are modified to the specific format as required by the individual newspapers.

        Video and audio transmissions are received at designated television and radio stations on DG FastChannel-owned servers, called DG FastChannel Spot Boxes, Receive Playback Terminals, Client Workstations and Digital Media Managers. The servers enable stations to receive and play back material delivered through our digital distribution network. The units are owned by us and typically installed in the master control or production area of the stations. Upon receipt, station personnel generally review the content and transfer the spot to a standardized internal station and format for subsequent broadcast. Through our NOC, we monitor the spots stored in each of our servers and ensure that space is always available for new transmissions. We can quickly transmit video or audio at the request of a station or in response to a customer who wishes to alter an existing order, allowing us to effectively adapt to customer needs and to distribute to hundreds of locations in as little as one hour, which would be impossible for traditional physical dub and ship houses.

        We offer various levels of digital video and audio distribution services from our NOC to advertisers distributing content to broadcasters. These include the following: DGFC Priority, a service which guarantees arrival of the first spot on an order within one hour; DGFC Express, which guarantees arrival within four hours; DGFC Standard, which guarantees arrival by noon the next day;

and DGFC Economy, which guarantees arrival by noon on the second day. We also offer a set of premium services enabling advertisers to distribute audio or video spots provided after normal business hours.

        In addition to our standard services, we have developed unique products to service markets with particular time-sensitive delivery needs, including the delivery of political advertising during election campaigns, providing a rapid response mechanism for candidates and issue groups.

        Media Asset Management.    Our digital media asset management solution simplifies spot management, access, storage and collaboration for our customers. Our media asset management solution is integrated with our distribution system, enabling automatic archiving of trafficked spots, online search, send-for-review and review-and-approval capabilities, automated digital storyboarding, streaming previews, a comprehensive order and market data history for each spot, script attachment capability and online search, sort, retrieve and hardcopy fulfillment.

        Broadcast Business Intelligence Products.    Our broadcast verification solution, through various alternative detection networks, allows our customers to monitor and confirm accurate airplay of their broadcast commercials. This service offering relies on remotely controlled tuners and servers operated by others in secure locations to monitor the stations in each market.

        During the fourth quarter of fiscal 2006, the Company's Board of Directors authorized management to begin marketing for sale certain assets of two subsidiaries: StarGuide Digital Networks, Inc. and Corporate Computer Systems, Inc. These subsidiaries made up our previously reported Product Sales Segment. The Company determined that these businesses were no longer consistent with our strategic business goals. These assets include inventories, property and equipment and certain intangible assets. The Company completed the sale of the assets of Corporate Computer Systems for a price of $425,000 in March 2007 and has recorded a loss on sale of $1,163,000 related to this subsidiary. The sale of StarGuide is expected to result in a gain which will be recognized if the sale is completed.

Markets and Customers

        A large portion of DGF's revenue is derived from the delivery of spot radio and television advertising to broadcast stations, cable systems and networks. DGF derives revenue from brand advertisers and advertising agencies, and from its marketing partners, which are typically dub and ship houses that have signed agreements with DGF to consolidate and forward the deliveries of their advertising agency customers to broadcast stations, cable systems and networks via DGF's electronic delivery service in exchange for price discounts from DGF. The advertisements distributed by DGF are representative of the five leading national advertising categories of automotive, retail, business and consumer services, food and related products and entertainment. The volume of advertising from these segments is subject to seasonal and cyclical variations.

Sales, Marketing and Customer Service

        Brand Strategy.    DGF's brand strategy is to position itself as the standard transaction method for the radio, television, cable, and network broadcast industries. DGF focuses its marketing messages and programs at multiple segments within the advertising and broadcast industries. Each of the segments interacts with DGF for a different reason. Agencies purchase services from DGF on behalf of their advertisers. Production studios facilitate the transmission of audio and video to DGF's NOC. Production studios and dub and ship houses resell delivery services to agencies. Stations join the network to receive the content from their customers: the agencies and advertisers.

        Internet/E-Commerce Strategy.    The SpotCentral online order entry and management system adds functionality to our online management tool that opens up our network so customers can see the status of their media asset as it moves from endpoint to endpoint—from the time it leaves their possession until it arrives at the media outlet. With new system architecture and user-friendly applications, SpotCentral provides advertisers and agencies with an intuitive web portal to visualize and manage the distribution of their valuable advertising content. Users can upload spots, choose or create new destination groups, attach traffic instructions, view invoices, distribute media electronically to thousands of destinations across DGF's massive digital network and confirm delivery at the station level through DGF's powerful new media server, the DG Spot Box. Users have immediate access to key statistics, order status and other data, while workflow automation tools help user groups save routing instructions and destination paths for repeat orders. Users can search billing history and view invoices from any web-connected location. Customized search features let users research order history by brand, service level or transmission date. In addition, spots can be previewed at any time of the day or point in the order process. This design introduces new levels of simplicity, transparency, accountability and customer satisfaction to the spot distribution process. SpotCentral was made available to the entire advertising marketplace in February 2005.

        Sales.    DGF employs a direct sales force that calls on various departments at advertising agencies to communicate the capabilities and comparative advantages of DGF's electronic distribution system and related products and services. In addition, DGF's sales force calls on corporate advertisers who are in a position to either direct or influence agencies in directing deliveries to DGF. A separate staff sells to and services audio and video dealers, who resell DGF's distribution services. DGF currently has regional sales offices in New York, Los Angeles and Chicago. DGF's sales force includes regional sales, inside sales, and telemarketing personnel.

        Marketing.    DGF's marketing programs are directed to stimulate demand with an emphasis on popularizing the benefits of digital delivery, including fast turnaround (same day services), increased flexibility, higher quality, and greater reliability and accountability. These marketing programs include direct mail and telemarketing campaigns, newsletters, collateral material (including brochures, data sheets, etc.), application stories, and corporate briefings in major United States cities. DGF also engages in public relations activities including trade show participation, the stimulation of articles in the trade and business press, press tours and advertisements in advertising and broadcast oriented trade publications.

        DGF markets to broadcast stations to arrange for the placement of its Digital Media Managers, and DG Spot Boxes for the receipt of audio and video advertisements.

        Customer Service.    DGF's approach to customer service is based on a model designed to provide focused support from key market centered offices, located in Los Angeles, Dallas, Chicago, Detroit, New York and San Francisco. Clients work with specific, assigned account coordinators to place production service and distribution orders. National distribution orders are electronically routed to the NOC for electronic distribution or, for off-line destinations, to DGF's national duplication center in Louisville, Kentucky. DGF's distributed service approach provides direct support in key market cities enabling DGF to develop closer relationships with clients as well as the ability to support client needs for local production services. DGF also maintains a customer service team dedicated to supporting the needs of radio, television, and network stations. This support is available 7 days a week, 24 hours a day, to respond to station requests for information, traffic instructions or additional media. Providing direct support alleviates the need for client traffic departments to deal with individual stations or the challenges of staffing for off-hours support. DGF's customer service operation centers are linked to DGF's order management and media storage systems, and national distribution network. These resources enable DGF to manage the distribution of client orders to the fulfillment location best suited to meet critical customer requirements as well as providing order status and fulfillment confirmation. This distribution model also provides DGF with significant redundancy and re-route capability, enabling

DGF to meet customer needs when weather or other conditions prevent deliveries using traditional courier services.

Competition

        DGF competes with a variety of dub and ship houses and production studios that have traditionally distributed taped advertising spots via physical delivery. As local distributors, these entities have long-standing ties with advertising agencies that are often difficult for DGF to replace. In addition, these dub and ship houses and production studios often provide an array of ancillary video services, including archival storage and retrieval, closed captioning and format conversions, enabling them to deliver to their advertiser and agency customers a full range of customizable, media postproduction, preparation, distribution and trafficking services. DGF plans to continue pursuing potential dub and ship house partners where such partnerships make strategic sense.

        In the video marketplace, DGF competes with dub and ship houses across the country but additionally with a satellite-based video distribution network operated by Vyvx, an operating division of Willtel Communications, which is a wholly-owned subsidiary of Level 3 Communications, Inc. DGF also anticipates that certain common and/or value-added telecommunications carriers may develop and deploy high bandwidth network services targeted at the advertising and broadcast industries, although DGF believes that no such carriers have yet entered the market for spot distribution.

        We are aware of other companies that are focusing or may in the future focus significant resources on developing and marketing products and services that will compete with ours. We believe that our ability to compete successfully depends on a number of factors, both within and outside of our control, including: (1) the price, quality and performance of our products and those of our competitors; (2) the timing and success of new product introductions; (3) the emergence of new technologies; (4) the number and nature of our competitors in a given market; (5) the protection of intellectual property rights; and (6) general market and economic conditions.

        DGF expects competition to continue to intensify as existing and new competitors begin to offer products, services, or systems that compete with our products. Our current or future competitors, many of whom, individually or together with their affiliates, have substantially greater financial resources, research, and development resources, distribution, marketing, and other capabilities than us, may apply these resources and capabilities to compete successfully against our products and service. A number of the markets in which we sell our products and services are also served by technologies that currently are more widely accepted than ours. Although we believe that our products and services are less expensive to use and more functional than competing products and services that rely on other technologies, it is uncertain whether our potential customers will be willing to make the initial capital investment that may be necessary to convert to our products and services. The success of our systems against these competing technologies depends in part upon whether our systems can offer significant improvements in productivity and sound and video quality in a cost-effective manner. It is uncertain whether our competitors will be able to develop systems compatible with, or that are alternatives to, our proprietary technology or systems. It is also not certain that we will be able to compete successfully against current or future competitors or that competitive pressures faced by us will not materially adversely affect our business, operating results, and financial condition.

Intellectual Property and Proprietary Rights

        DGF primarily relies upon a combination of copyright, trademark and trade secret laws and license agreements to establish and protect proprietary rights in its technologies. DGF currently has 27 patents issued with expiration dates ranging from June 2012 to September 2022 and eight other patent applications pending. DGF also has eleven trademark registrations, eight trademark applications and approximately 200 copyright registrations.

Employees

        As of December 31, 2006, DGF had in its continuing operations a total of 376 employees, including 45 in research and development, 46 in sales and marketing, 242 in operations, and 43 in finance and administration. 372 of these employees are located in the United States and 4 are located in the United Kingdom. DGF's employees are not represented by a collective bargaining agreement and DGF has not experienced a work stoppage. DGF considers its relations with its employees to be good.

        DGF's business and prospects depend in significant part upon the continued service of its key management, sales and marketing and administrative personnel. The loss of key management or technical personnel could materially adversely affect DGF's operating results and financial condition. DGF believes that its prospects depend in large part upon its ability to attract and retain highly skilled managerial, sales and marketing and administrative personnel. Competition for such personnel is intense, and DGF may not be successful in attracting and retaining such personnel. Failure to attract and retain key personnel could have a material adverse effect on DGF's operating results and financial condition.

ITEM 1A.  RISK FACTORS

        In evaluating an investment in our Company, the following risk factors should be considered.

Risks Relating to the Industry

The media distribution products and services industry is divided into several distinct markets, some of which are relatively mature while others are growing rapidly. If the mature markets begin to decline at a time when the developing markets fail to grow as anticipated, it will be increasingly difficult to achieve and maintain profitability.

        To date, our design and marketing efforts for our products and services have involved the identification and characterization of the broadcast market segments within the media distribution products and services industry that will be the most receptive to our products and services. We may not have correctly identified and characterized such markets and our planned products and services may not address the needs of those markets. Furthermore, our current technologies may not be suitable for specific applications within a particular market and further design modifications, beyond anticipated changes to accommodate different markets, may be necessary.

        While the electronic distribution of media has been available for several years and growth of this market is modest, many of the products and services now on the market are relatively new. It is difficult to predict the rate at which the market for these new products and services will grow, if at all. Even if the market does grow, it will be necessary to quickly conform our products and services to customer needs and emerging industry standards in order to be a successful participant in those markets, such as the market for HD spots. If the market fails to grow, or grows more slowly than anticipated, it will be difficult for any market participant to succeed and it will be increasingly difficult for us to achieve and maintain profitability.

        To achieve and sustain profitability and growth, we must expand our product and service offerings beyond the broadcast markets to include additional market segments within the media distribution products and services industry. Potential new applications for our existing products in new markets include distance learning and training, finance and retail. While our products and services could be among the first commercial products that may be able to serve the convergence of several industry segments, including digital networking, telecommunications, compression products and Internet services, our products and services may not be accepted by that market. In addition, it is possible that:

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  the convergence of several industry segments may not continue;

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  the markets may not develop as a result of such convergence; or

  •
  if markets develop, such markets may not develop either in a direction beneficial to our products or product positioning or within the time frame in which we expect to launch new products and product enhancements.

        Because the convergence of digital networking, telecommunications, compression products and Internet services is new and evolving, the growth rate, if any, and the size of the potential market for our products cannot be predicted. If markets for these products fail to develop, develop more slowly than expected or become served by numerous competitors, or if our products do not achieve the anticipated level of market acceptance, our future growth could be jeopardized. Broad adoption of our products and services will require us to overcome significant market development hurdles, many of which we cannot predict.

The industry is in a state of rapid technological change and we may not be able to keep up with that pace.

        The advertisement distribution and asset management industry is characterized by extremely rapid technological change, frequent new products, service introductions and evolving industry standards. The introduction of products with new technologies and the emergence of new industry standards can render existing products obsolete and unmarketable. Our future success will depend upon our ability to enhance existing products and services, develop and introduce new products and services that keep pace with technological developments and emerging industry standards and address the increasingly sophisticated needs of our customers, including the need for HD spots. We may not succeed in developing and marketing product enhancements or new products and services that respond to technological change or emerging industry standards. We may experience difficulties that could delay or prevent the successful development, introduction and marketing of these products and services. Our products and services may not adequately meet the requirements of the marketplace and achieve market acceptance. If we cannot, for technological or other reasons, develop and introduce products and services in a timely manner in response to changing market conditions, industry standards or other customer requirements, particularly if we have pre-announced the product and service releases, our business, financial condition, results of operations or cash flows will be harmed.

The marketing and sale of our products and services involve lengthy sales cycles. This makes business forecasting extremely difficult and can lead to significant fluctuations in quarterly results.

        Due to the complexity and substantial cost associated with providing integrated product and services to provide audio, video, data and other information across a variety of media and platforms, licensing and selling products and services to our potential customers typically involves a significant technical evaluation. In addition, there are frequently delays associated with educating customers as to the productive applications of our products and services, complying with customers' internal procedures for approving large expenditures and evaluating and accepting new technologies that affect key operations. In addition, certain customers have even longer purchasing cycles that can greatly extend the amount of time it takes to place our products and services with these customers. Because of the lengthy sales cycle and the large size of our potential customers' average orders, if revenues projected from a specific potential customer for a particular quarter are not realized in that quarter, product revenues and operating results for that quarter could be harmed. Revenues will also vary significantly as a result of the timing of product and service purchases and introductions, fluctuations in the rate of development of new markets and new applications, the degree of market acceptance of new and enhanced versions of our products and services, and the level of use of satellite networking and other transmission systems. In addition, increased competition and the general strength of domestic and international economic conditions also impact revenues.

        Because expense levels such as personnel and facilities costs, are based, in part, on expectations of future revenue levels, if revenue levels are below expectations, our business, financial condition, results of operations or cash flows will be harmed.

Seasonality in buying patterns also makes forecasting difficult and can result in widely fluctuating quarterly results.

        On a historical basis, the industry has experienced lower sales for services in the first quarter, which is somewhat offset with higher sales in the fourth quarter due to increased customer advertising volumes for the holiday selling season. In addition, product and service revenues are influenced by political advertising, which generally occurs every two years. Nevertheless, in any single period, product and service revenues and delivery costs are subject to variation based on changes in the volume and mix of deliveries performed during such period. In addition, we have historically operated with little or no backlog. The absence of backlog and fluctuations in revenues and costs due to seasonality increases the difficulty of predicting our operating results.

The markets in which we will operate are highly competitive, and competition may increase further as new participants enter the market and more established companies with greater resource seek to expand their market share.

        Competition within the markets for media distribution is intense. Moreover, these markets have become increasingly concentrated in recent years as a result of acquisitions. We believe that our ability to compete successfully depends on a number of factors, both within and outside of our control, including: (1) the price, quality and performance of our products and those of our competitors; (2) the timing and success of new product introductions; (3) the emergence of new technologies; (4) the number and nature of our competitors in a given market; (5) the protection of intellectual property rights; and (6) general market and economic conditions. In addition, the assertion of intellectual property rights by others and general market and economic conditions factor into the ability to compete successfully. The competitive environment could result in price reductions that could result in lower profits and loss of our market share.

        While we offer products and services focused on the electronic distribution of media, we compete with dub and ship houses and production studios. Although many dub and ship houses and production studios, such as Point.360, generally do not offer electronic delivery, they often have long-standing ties to local distributors that can be difficult to replace. Many of these dub and ship houses and production studios also have greater financial, distribution and marketing resources than we and have achieved a higher level of brand recognition. Production studios, advertising agencies and media buying firms also could deliver directly through entities with package delivery expertise such as Federal Express, United Parcel Service, the United States Postal Service and DHL.

        In addition, we compete with a satellite-based video distribution network operated by Vyvx, an operating division of Willtel Communications, which is a wholly-owned subsidiary of Level 3 Communications, Inc. We also anticipate that certain common and/or value-added telecommunications carriers and other companies, such as Pathfire, may develop and deploy high bandwidth network services targeted at the advertising and broadcast industries, although we believe that no such carriers have yet entered the market for spot distribution in any significant way.

        With respect to new markets, such as the delivery of other forms of content to radio and television stations, competition is likely to come from companies in related communications markets and/or package delivery markets. Some of the companies capable of offering products and services with superior functionality include telecommunications providers, such as AT&T, MCI and other fiber and telecommunication companies, each of which would enjoy materially lower electronic delivery transportation costs. Radio networks such as ABC Radio Networks or Westwood One could also become competitors by selling and transmitting advertisements as a complement to their content programming.

        Further, other companies may in the future focus significant resources on developing and marketing products and services that will compete with ours.

        We have identified video advertising on the Internet as a potential business opportunity. This business is currently undergoing rapid change with many different companies providing innovative technology and solutions to advertisers and advertising agencies. Some of these companies capable of providing these services have established technologies and customer bases. Additionally, there is no assurance we will be able to compete on this level. Additionally, we are unsure of the amount of investment required to enter this new and quickly changing market.

Risks Related to the Company

We have a history of losses which must be considered in assessing our future prospects.

        2003 was the first year we reported net income after having been unprofitable since our inception. While we reported profit again in 2004, we experienced a loss in 2005 and 2006. In 2002, we were profitable only after excluding the effect of a change in accounting principle. We could continue to generate net losses in the future, which could depress our stock price. Decreases in revenues could occur, which could impair our ability to operate profitably in the future. Future success also depends in part on obtaining reductions in delivery and service costs, particularly our ability to continue to automate order processing and to reduce telecommunications costs. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in new and rapidly evolving markets, such as risks that the market might fail to grow, expenses relating to modifying products and services to meet industry standards as they change over time, and difficulties in gaining and maintaining market share. To address these risks, we must, among other things, respond to competitive developments, attract, retain and motivate qualified persons, continually upgrade our technologies and begin to commercialize products incorporating such technologies. We may not be successful in addressing any or all of these risks and may not be able to achieve and sustain profitability.

We may not be able to obtain additional financing to satisfy our future capital needs.

        We intend to continue making capital expenditures to market, develop, produce and deploy at no cost to our customer the various equipment required by the customers to receive our services and to introduce additional services. In addition, we will need to make the investments necessary to maintain and improve our network. We also expect to expend capital to consummate any mergers and acquisitions that we undertake in the future. We may require additional capital sooner than currently anticipated and may not be able to obtain additional funds adequate for our capital needs. We cannot predict any of the factors affecting the revenues and costs of these activities with any degree of certainty. Accordingly, we cannot predict the precise amount of future capital that we will require, particularly if we pursue one or more additional acquisitions.

        Furthermore, additional financing may not be available to us, or if it is available, it may not be available on acceptable terms. Our inability to obtain the necessary financing on acceptable terms may prevent us from deploying our products and services effectively, maintaining and improving our products and network and completing advantageous acquisitions. Our inability to obtain the necessary financing could seriously harm our business, financial condition, results of operations and prospects. Consequently, we could be required to:

  •
  significantly reduce or suspend our operations;

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  seek an additional merger partner; or

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  sell additional securities on terms that are highly dilutive to our stockholders.

Our business is highly dependent upon radio and television advertising. If demand for, or margins from, our radio and television advertising delivery services decline, our business results will decline.

        We expect that a significant portion of our revenues will continue to be derived from the delivery of radio and television advertising spots from advertising agencies, production studios and dub and ship houses to radio and television stations in the United States. A decline in demand for, or average selling prices of, our radio and television advertising delivery services for any of the following reasons, or otherwise, would seriously harm our business, financial condition, results of operations and prospects:

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  competition from new advertising media;

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  new product introductions or price competition from competitors;

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  a shift in purchases by customers away from our premium services; and

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  a change in the technology used to deliver such services.

        Additionally, we are dependent on our relationship with the radio and television stations in which we have installed communications equipment. Should a substantial number of these stations go out of business, experience a change in ownership or discontinue the use of our equipment in any way, our business, financial condition, results of operations and prospects would be harmed.

If we are not able to maintain and improve service quality, our business and results of operations will be susceptible to decline.

        Our business will depend on making cost-effective deliveries to broadcast stations within the time periods requested by our customers. If we are unsuccessful in making these deliveries, for whatever reason, a station might be prevented from selling airtime that it otherwise could have sold. Our ability to make deliveries to stations within the time periods requested by customers depends on a number of factors, some of which will be outside of our control, including:

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  equipment failure;

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  interruption in services by telecommunications service providers; and

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  inability to maintain our installed base of audio and video units that will comprise our distribution network.

        Stations may assert claims for lost air-time in these circumstances and dissatisfied advertisers may refuse to make further deliveries through us in the event of a significant occurrence of lost deliveries, which would result in a decrease in our revenues or an increase in our expenses, either of which could lead to a reduction in net income or an increase in net loss. Although we expect that we will maintain insurance against business interruption, such insurance may not be adequate to protect us from significant loss in these circumstances or from the effects of a major catastrophe (such as an earthquake or other natural disaster), which could result in a prolonged interruption of our business.

Our business is highly dependent on electronic video advertising delivery service deployment.

        Our inability to maintain units necessary for the receipt of electronically delivered video advertising content in an adequate number of television stations or to capture market share among content delivery customers, which may be the result of price competition, new product introductions from competitors or otherwise, would be detrimental to our business objectives and deter future growth. We have made a substantial investment in upgrading and expanding our NOC and in populating television stations with the units necessary for the receipt of electronically delivered video advertising content. However, we cannot assure you that the maintenance of these units will cause this service to achieve adequate market acceptance among customers that require video advertising content delivery.

        In addition, we believe that to more fully address the needs of video delivery customers we have developed a set of ancillary services that typically are provided by dub and ship houses. These ancillary services include cataloging, physical archiving, closed-captioning, modification of slates and format conversions. We will need to provide these services on a localized basis in each of the major cities in which we provide services directly to agencies and advertisers. We currently provide certain of such services to a portion of our customers through our facilities in New York, Los Angeles, Detroit and Chicago. However, we may not be able to successfully provide these services to all customers in those markets or any other major metropolitan area at competitive prices. Additionally, we may not be able to provide competitive video distribution services in other U.S. markets because of the additional costs and expenses necessary to do so and because we may not be able to achieve adequate market acceptance among current and potential customers in those markets.

        While we are taking the steps we believe are required to achieve the network capacity and scalability necessary to deliver video content, such as HDTV content, reliably and cost effectively as video advertising delivery volume grows, we may not achieve such goals because they are highly dependent on the services provided by our telecommunication providers and the technological capabilities of both our customers and the destinations to which content is delivered. If our telecommunication providers are unable or unwilling to provide the services necessary at a rate we are willing to pay or if our customers and/or our delivery destinations do not have the technological capabilities necessary to send and/or receive video content, our goals of adequate network capacity and scalability could be jeopardized.

        In addition, we may be unable to retain current audio delivery customers or attract future audio delivery customers who may ultimately demand delivery of both media content unless we can successfully continue to develop and provide video transmission services. The failure to retain such customers could result in a reduction of revenues, thereby decreasing our ability to achieve and maintain profitability.

We rely on bandwidth providers or other third parties for key aspects of the process of providing products and services to our customers, and any failure or interruption in the services and products provided by these third parties could harm our ability to operate our business and damage our reputation.

        We rely on third-party vendors, including bandwidth providers. Any disruption in the network access services provided by these third-party providers or any failure of these third-party providers to handle current or higher volumes of use could significantly harm our business. Any financial or other difficulties our providers face may have negative effects on our business, the nature and extent of which we cannot predict. We exercise little control over these third party vendors, which increases our vulnerability to problems with the services they provide. We license technology from third parties to facilitate aspects of our connectivity operations. We have experienced and expect to continue to experience interruptions and delays in service and availability for such elements. Any errors, failures, interruptions or delays experienced in connection with these third-party technologies could negatively impact our relationship with users and adversely affect our business and could expose us to liabilities to third parties.

If we were no longer able to rely on our existing providers of transmissions services, our business and results of operations could be harmed affected.

        We obtain our local access transmission services and long distance telephone access through contracts with Sprint, which expires in November 2007, and MCI, which expired in March 2007. While our MCI service continues on a month-to-month basis with no contract, we are evaluating which service provider(s) we will select for future needs. The agreement with Sprint provides for reduced pricing on various services provided in exchange for minimum purchases of $1.0 million for each year of the Sprint contract and the MCI contract provided reduced pricing in exchange for minimum purchases of

$0.5 million for 2006. The agreements provide for certain achievement credits once specified purchase levels are met. Any interruption in the supply or a change in the price of either local access or long distance carrier service could increase costs or cause a significant decline in revenues, thereby decreasing our operating results.

We face various risks associated with purchasing satellite capacity.

        As part of our strategy of providing transmittal of audio, video, data and other information using satellite technology, we periodically purchase satellite capacity from third parties owning satellite systems. Although our management attempts to match these expenditures against anticipated revenues from sales of products to customers, they may not be successful at estimating anticipated revenues, and actual revenues from sales of products may fall below expenditures for satellite capacity. In addition, the purchases of satellite capacity require a significant amount of capital. Any inability to purchase satellite capacity or to achieve revenues sufficient to offset the capital expended to purchase satellite capacity may make our business more vulnerable and significantly affect financial condition and results of operations.

If the existing relationship with Clear Channel Satellite Services is terminated, or if Clear Channel Satellite Services fails to perform as required under its agreement with us, our business could be interrupted.

        We have designed and developed the necessary software to enable our current video delivery systems to receive digital satellite transmissions over the AMC-9 satellite system. However, the Clear Channel satellite system may not have the capacity to meet our future delivery commitments and broadcast quality requirements on a cost-effective basis, if at all. We have a non-exclusive agreement with Clear Channel that expires in June 2010. The agreement provides for fixed pricing on dedicated bandwidth and gives us access to satellite capacity for electronic delivery of digital audio and video transmissions by satellite. Clear Channel is required to meet performance specifications as outlined in the agreement, and we are given a credit allowance for future fees if Clear Channel does not meet these requirements. The agreement states that Clear Channel can terminate the agreement if we do not make timely payments or become insolvent.

Certain of our products depend on satellites; any satellite failure could result in interruptions of our service that could negatively impact our business and reputation.

        A reduction in the number of operating satellites or an extended disruption of satellite transmissions would impair the current utility of the accessible satellite network and the growth of current and additional market opportunities. Satellites and their ground support systems are complex electronic systems subject to weather conditions, electronic and mechanical failures and possible sabotage. The satellites have limited design lives and are subject to damage by the hostile space environment in which they operate. The repair of damaged or malfunctioning satellites is nearly impossible. If a significant number of satellites were to become inoperable, there could be a substantial delay before they are replaced with new satellites. In addition, satellite transmission can be disrupted by natural phenomena causing atmospheric interference, such as sunspots.

        Certain of our products rely on signals from satellites, including, but not limited to, satellite receivers and head-end equipment. Any satellite failure could result in interruptions of our service, negatively impacting our business. We attempt to mitigate this risk by having our customers procure their own agreements with satellite providers.

Interruption or failure of our information technology and communications systems could impair our ability to effectively provide our products and services, which could damage our reputation and harm our operating results.

        Our provision of our products and services depends on the continuing operation of our information technology and communications systems. Any damage to or failure of our systems could result in interruptions in our service. Interruptions in our service could reduce our revenues and profits, and our brand could be damaged if people believe our system is unreliable. Our systems are vulnerable to damage or interruption from earthquakes, terrorist attacks, floods, fires, power loss, telecommunications failures, computer viruses, computer denial of service attacks or other attempts to harm our systems, and similar events. Some of our systems are not fully redundant, and our disaster recovery planning cannot account for all eventualities. The occurrence of a natural disaster, a decision to close a facility we are using without adequate notice for financial reasons or other unanticipated problems at our NOC could result in lengthy interruptions in our service.

        We have experienced system failures in the past and may in the future. Any unscheduled interruption in our service puts a burden on our entire organization and may result in a loss of revenue. If we experience frequent or persistent system failures in our NOC or web-based management systems, our reputation and brand could be permanently harmed. The steps we have taken to increase the reliability and redundancy of our systems are expensive, reduce our operating margin and may not be successful in reducing the frequency or duration of unscheduled downtime.

The market price of our common stock is likely to continue to be volatile.

        Some of the factors that may cause the market price of our common stock to fluctuate significantly include:

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  the addition or departure of key personnel;

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  variations in our quarterly operating results;

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  announcements by us or our competitors of significant contracts, new or enhanced products or service offerings, acquisitions, distribution partnerships, joint ventures or capital commitments;

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  changes in coverage and financial estimates by securities analysts;

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  changes in market valuations of networking, Internet and telecommunications companies;

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  fluctuations in stock market prices and trading volumes, particularly fluctuations of stock prices quoted on the Nasdaq Global Market; and

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  sale of a significant number of shares of our common stock by us or our significant holders.

Sales of substantial amounts of our common stock in the public market could harm the market price of our common stock.

        The sale of substantial amounts of our shares (including shares issuable upon exercise of outstanding options and warrants to purchase our common stock) may cause substantial fluctuations in the price of our common stock. Because investors would be more reluctant to purchase shares of our common stock following substantial sales, the sale of these shares also could impair its ability to raise capital through the sale of additional stock.

Our inability to enter into or develop strategic relationships in key market segments could harm our operating results.

        Our strategy depends in part on the development of strategic relationships with leading companies in key market segments, including media broadcasters and digital system providers. We may not be able to successfully form or enter into such relationships, which may jeopardize our ability to generate sales of our products or services in those segments. Specific product lines are dependent to a significant degree on strategic alliances and joint ventures formed with other companies. Various factors could limit our ability to enter into or develop strategic relationships, including, but not limited to, our relatively short operating history, history of losses and the resources available to our competitors. Moreover, the terms of strategic alliances and joint ventures may vest control in a party other than us. Accordingly, the success of the strategic alliance or joint venture may depend upon the actions of that party and not us.

Insiders have substantial control over us which could limit others' ability to influence the outcome of key transactions, including changes in control.

        As of December 31, 2006, our executive officers and directors and their respective affiliates owned approximately 17% of our common stock. As a result, these stockholders may be able to control or significantly influence all matters requiring stockholder approval, including the election of directors and the approval of significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change in control of us even if a change of control is in the best interest of all stockholders.

Our business may be harmed if we are not able to protect our intellectual property rights from third-party challenges.

        We cannot assure that our intellectual property does not infringe on the proprietary rights of third parties. The steps taken to protect our proprietary information may not prevent misappropriation of such information, and such protection may not preclude competitors from developing confusingly similar brand names or promotional materials or developing products and services similar to ours. We consider our trademarks, copyrights, advertising and promotion design and artwork to be of value and important to our businesses. We rely on a combination of trade secret, copyright and trademark laws and nondisclosure and other arrangements to protect our proprietary rights. We generally enter into confidentiality or license agreements with our distributors and customers and limit access to and distribution of our software, documentation and other proprietary information. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or obtain and use information that we regard as proprietary. In addition, the laws of some foreign countries do not protect our proprietary rights to the same extent as do the laws of the United States.

        While we believe that our trademarks, copyrights, advertising and promotion design and artwork do not infringe upon the proprietary rights of third parties, we may still receive future communications from third parties asserting that we are infringing, or may be infringing, on the proprietary rights of third parties. Any such claims, with or without merit, could be time-consuming, require us to enter into royalty arrangements or result in costly litigation and diversion of management attention. If such claims are successful, we may not be able to obtain licenses necessary for the operation of our business, or, if obtainable, such licenses may not be available on commercially reasonable terms, either of which could prevent our ability to operate our business.

We may enter into or seek to enter into business combinations and acquisitions that may be difficult to integrate, disrupt our business, dilute stockholder value or divert management attention.

        We recently acquired FastChannel Network Inc., Media DVX, Inc., SourceEcreative and the Broadcast Division of Applied Graphics Technologies, Inc., each of which became our wholly-owned subsidiary. Our business strategy will include the acquisition of additional complementary businesses and product lines. Any such acquisitions would be accompanied by the risks commonly encountered in such acquisitions, including:

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  the difficulty of assimilating the operations and personnel of the acquired companies;

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  the potential disruption of our business;

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  the inability of our management to maximize our financial and strategic position by the successful incorporation of acquired technology and rights into our product and service offerings;

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  difficulty maintaining uniform standards, controls, procedures and policies, with respect to accounting matters and otherwise;

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  the potential loss of key employees of acquired companies; and

  •
  the impairment of relationships with employees and customers as a result of changes in management and operational structure.

        We may not be able to successfully complete any acquisition or, if completed, the acquired business or product line may not be successfully integrated with our operations, personnel or technologies. Any inability to successfully integrate the operations, personnel and technologies associated with an acquired business and/or product line may negatively affect our business and results of operation. We may dispose of any of our businesses or product lines in the event that we are unable to successfully integrate them, or in the event that management determines that any such business or product line is no longer in our strategic interests.

Failure to manage future growth could hinder the future success of our business.

        Our personnel, systems, procedures and controls may not be adequate to support our existing as well as future operations. We will need to continue to implement and improve our operational, financial and management information systems, procedures and controls on a timely basis and to expand, train, motivate and manage our work force. We must also continue to further develop our products and services while implementing effective planning and operating processes, such as continuing to implement and improve operational, financial and management information systems; hiring and training additional qualified personnel; continuing to expand and upgrade our core technologies; and effectively managing multiple relationships with various customers, joint venture and technological partners and other third parties.

We will depend on key personnel to manage the business effectively, and if we are unable to retain our key employees or hire additional qualified personnel, our ability to compete could be harmed.

        Our future success will depend to a significant extent upon the services of Scott K. Ginsburg, Chairman of the Board and Chief Executive Officer; and Omar A. Choucair, Chief Financial Officer. Uncontrollable circumstances, such as the death or incapacity of any key executive officer, could have a serious impact on our business.

        Our future success will also depend upon our ability to attract and retain highly qualified management, sales, operations, technical and marketing personnel. At the present time there is, and will continue to be, intense competition for personnel with experience in the markets applicable to our products and services. Because of this intense competition, we may not be able to retain key personnel or attract, assimilate or retain other highly qualified technical and management personnel in the future. The inability to retain or to attract additional qualified personnel as needed could have a considerable impact on our business.

Certain provisions of our bylaws may have anti-takeover effects that could prevent a change in control even if the change would be beneficial to its shareholders.

        We have a classified board which might, under certain circumstances, discourage the acquisition of a controlling interest of its stock because such acquirer would not have the ability to replace these directors except as the term of each class expires. The directors are divided into three classes with respect to the time for which they hold office. The term of office of one class of directors expires at each annual meeting of stockholders. At each annual meeting of stockholders, directors elected to succeed those directors whose terms then expire are elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election.

Our board of directors may issue, without stockholder approval, preferred stock with rights and preferences superior to those applicable to the common stock.

        Our certificate of incorporation includes a provision for the issuance of "blank check" preferred stock. This preferred stock may be issued in one or more series, with each series containing such rights and preferences as the board of directors may determine from time to time, without prior notice to or approval of stockholders. Among others, such rights and preferences might include the rights to dividends, superior voting rights, liquidation preferences and rights to convert into common stock. The rights and preferences of any such series of preferred stock, if issued, may be superior to the rights and preferences applicable to the common stock and might result in a decrease in the price of the common stock.

We depend upon a number of single or limited-source suppliers, and our ability to produce audio and video distribution equipment could be harmed if those relationships were discontinued.

        We rely on fewer than five single or limited-source suppliers for integral components used in the assembly of our audio and video units. If a supplier were to experience financial or operational difficulties that resulted in a reduction or interruption in component supply to us, this would delay our deployment of audio and video units. We rely on our suppliers to manufacture components for use in our products. Some of our suppliers also sell products to our competitors and may in the future become our competitors, possibly entering into exclusive arrangements with our existing competitors. In addition, our suppliers may stop selling our products or components to us at commercially reasonable prices or completely stop selling our products or components to us. If a reduction or interruption of supply were to occur, it could take a significant period of time for us to qualify an alternative subcontractor, redesign our products as necessary and contract for the manufacture of such products. This would have the effect of depressing our business until we was able to establish sufficient component supply through an alternative source. We believe that there are currently alternative component manufacturers that could supply the components required to produce our products, but based on the financial condition and service levels of our current suppliers, we do not feel the need to pursue agreements or understandings with such alternative sources or pursue long-term contracts with our current suppliers. We have experienced component shortages in the past, and material component shortages or production or delivery delays may occur in the future.

We determined that there was a material weakness in our disclosure controls and procedures related such that those controls and procedures were not effective as of December 31, 2006 and December 31, 2004. In the event a material weakness occurs again in the future, our financial statements and results of operations could be harmed and you may not be justified in relying on those financial statements.

        For the year ended December 31, 2006, we determined that our disclosure controls and procedures were not effective, and we identified a material weakness in our internal controls over financial reporting for business combinations and stock compensation as of December 31, 2006. For the year ended December 31, 2004, we determined that our disclosure controls and procedures were not effective, and we identified a material weakness in our internal controls over financial reporting for income taxes as of December 31, 2004. In the event that this or any other material weakness occurs in the future, our financial statements and results of operations could be harmed and you may not be justified in relying on those financial statements, either of which could result in a decrease in our stock price.

The Public Company Accounting Oversight Board, or PCAOB, is conducting an annual inspection of our external auditors and we cannot assure you that in the course of this inspection, the PCAOB will not identify additional information in our financial statements which it believes could have been reported differently.

        The PCAOB is conducting an inspection of our external auditors, KPMG LLP, and their audit of our financial statements as of and for the year ended December 31, 2005. The PCAOB is a private agency established to oversee the auditors of publicly held companies, and the PCAOB conducts annual inspections on all large public accounting firms that audit the financial statements of publicly held companies. As part of this inspection, the PCAOB has selected, among others, to review KPMG LLP's audit of our financial statements as of and for the year ended December 31, 2005. The PCAOB's inspection of KPMG LLP is ongoing and there can be no assurance as to when it will be completed. In addition, we cannot assure you that in the course of this inspection, the PCAOB will not identify additional information contained in our historical financial statements which it believes could have been reported differently, or the prospective impact of any such items on our financial statements.

We are required to evaluate our internal control over financial reporting under Section 404 of the Sarbanes Oxley Act of 2002, and any adverse results from such evaluation could result in a loss of investor confidence in our financial reports and harm our stock price.

        Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, beginning with our Annual Report on Form 10-K for the fiscal year ending December 31, 2007, we will be required to furnish a report by our management on our internal control over financial reporting. Such a report will contain, among other matters, an assessment of the effectiveness of our internal control over financial reporting as of the end of our fiscal year, including a statement as to whether or not our internal control over financial reporting is effective. This assessment must include disclosure of any material weaknesses in our internal control over financial reporting identified by management. Such report must also contain a statement that our auditors have issued an attestation report on management's assessment of such internal controls.

        The Committee of Sponsoring Organizations of the Treadway Commission (COSO) provides a framework for companies to assess and improve their internal control systems. The Public Company Accounting Oversight Board's Auditing Standard No. 2, or Standard No. 2 and proposed Standard No. 5, which is expected to replace Standard 2, provides the professional standards and related performance guidance for auditors to attest to, and report on, management's assessment of the effectiveness of internal control over financial reporting under Section 404. Management's assessment of internal controls over financial reporting requires management to make subjective judgments and some of the judgments will be in areas that may be open to interpretation and therefore the report may be uniquely difficult to prepare, and our auditors may not agree with management's assessments. We are still performing the system and process documentation and evaluation needed to comply with Section 404, which is both costly and challenging.

        During this process, if our management identifies one or more material weaknesses in our internal control over financial reporting, we will be unable to assert such internal control is effective. If we are unable to assert that our internal control over financial reporting is effective as of December 31, 2007 (or if our auditors are unable to attest that our management's report is fairly stated or they are unable to express an opinion on the effectiveness of our internal controls), we could lose investor confidence in the accuracy and completeness of our financial reports, which would harm our stock price.

        We have in the past discovered, and may in the future discover, areas of our internal controls that need improvement. We cannot be certain as to the timing of completion of our evaluation, testing and any required remediation due in large part to the fact that there is very little precedent available by which to measure compliance with the new Auditing Standard No. 2. If we are not able to complete our assessment under Section 404 in a timely manner, we and our auditors would be unable to conclude that our internal control over financial reporting is effective as of December 31, 2007.

ITEM 1B. UNRESOLVED STAFF COMMENTS

        None

ITEM 2. PROPERTIES

        The Company's principal executive offices are at 750 West John Carpenter Freeway in Irving, Texas. The Irving offices include 26,000 square feet of leased space, for which the lease expires in 2011. In addition, the Company leases approximately 6,400 square feet in Dallas, TX which is occupied by production personnel and expires in 2013; approximately 9,100 square feet in Louisville, Kentucky for its dub and ship facility which expires in 2010; approximately 15,600 square feet in New York which is occupied by production service and sales personnel and expires in 2011; approximately 15,300 square feet in Los Angeles occupied by production service and sales personnel which expires in 2011; approximately 1,900 square feet in San Francisco occupied by sales personnel which expires in 2008; 4,500 square feet in Detroit, which is occupied by production service and sales personnel which expires in July 2007; 19,200 square feet in Wilmington, Ohio that expires in 2009 which is being sublet to a lessee; 18,500 square feet in Chicago, which is occupied by production service and sales personnel which expires in 2011; 1,000 square feet near Boston, Massachusetts, which is occupied by administrative personnel which expires in October 2007; and 200 square feet in Austin, Texas, which is occupied by administrative personnel which expires in October 2007. In addition, the Company leases an office in Boca Raton, Florida that is approximately 2,600 square feet and includes sales, operations and administrative staff for SourceEcreative, which expires in 2009; and 800 square feet in London, England, which is occupied by sales personnel which expires in 2009.

ITEM 3. LEGAL PROCEEDINGS

        On February 2, 2006, a subsidiary of the Company initiated an arbitration proceeding against Pathfire, Inc. Our subsidiary seeks unspecified damages suffered due to Pathfire's alleged breach and wrongful termination of a Technology License and Services Agreement between Pathfire and Media DVX, Inc., which agreement was acquired by our subsidiary in April 2005. Pathfire has asserted a breach of contract counterclaim against our subsidiary and seeks damages in the approximate amount of $387,000. A hearing is scheduled for May 2007, at which the arbitrator is expected to decide whether Pathfire is liable for breaching an exclusivity and non-competition clause in the agreement. Discovery is in progress.

        The Company is subject, from time to time, to various legal proceedings and claims, either asserted or unasserted, which arise in the ordinary course of business. While the outcome of these claims cannot be predicted with certainty, management does not believe that the outcome of any of these legal matters asserted to date will have a material effect on the financial condition or results of operations of the Company.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

        Not applicable.

PART II

ITEM 5.    MARKET FOR REGISTRANT'S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES

        The Common Stock of the Company has been traded on the Nasdaq Global Market (formerly known as the Nasdaq National Market) under the symbol DGIT since the Company's initial public offering on February 6, 1996. Prior to that time there was no public market for the Company's Common Stock or other securities. On May 26, 2006 the Company's common stock was reverse split on a 1-for-10 basis.

        The following table sets forth the high and low closing sales prices of our Common Stock from January 1, 2005 to December 31, 2006. Such prices represent prices between dealers, do not include retail mark-ups, markdowns or commissions and may not represent actual transactions.

	Fiscal Year Ended 2006		Fiscal Year Ended 2005
	High	Low	High	Low
First Quarter	$7.40	$5.20	$15.80	$10.60
Second Quarter	5.75	5.30	13.50	9.60
Third Quarter	10.64	5.50	9.80	6.00
Fourth Quarter	13.53	10.81	7.10	4.70

        The prices shown are adjusted to give effect for the 1-for-10 reverse split on May 26, 2006.

        The following table sets forth the purchases of equity securities by the Company during the period January 1, 2005 to December 31, 2005. No purchases were made during 2006. All purchases shown below were made on the open market during the time periods specified.

	Total Number of Shares Purchased	Average Price Paid per Share	Total Number of Shares Purchased as Part of Publicly Announced Plans(1)	Maximum Dollar Value of Shares that May Yet be Purchased under the Plan
January 1, 2005 to December 31, 2005	10,800	$14.60	56,371	$2,747,827

(1)
The authorization by the Board of Directors to repurchase of up to $3.5 million of its common stock was announced to the public via a press release filing on Form 8-K on November 30, 2004. No expiration date was specified.

        As of February 28, 2007, the Company had issued 15,899,235 and outstanding 15,842,865 shares of its common stock. As of February 28, 2007, the Company's common stock was held by approximately 312 stockholders of record. The Company estimates that there are approximately 5,749 beneficial stockholders.

        The Company has never declared or paid cash dividends on its capital stock. The Company currently expects to retain any future earnings for use in the operation and expansion of its business and does not anticipate paying any cash dividends in the foreseeable future.

Stock Performance Table

        The table set forth below compares the cumulative total stockholder return on the Common Stock between December 31, 2001 and December 31, 2006 with the cumulative total return of (i) the Nasdaq Non-Financial Stocks Index and (ii) the Nasdaq Computer and Data Processing Stocks Index, over the same period. This table assumes the investment of $100.00 on December 31, 2001 in the Common Stock, the Nasdaq Non-Financial Stocks Index and the Nasdaq Computer and Data Processing Stocks Index, and assumes the reinvestment of dividends, if any.

        The comparisons shown in the table below are based upon historical data. The Company cautions that the stock price performance shown in the table below is not indicative of, nor intended to forecast, the potential future performance of the Common Stock. Information used in the graph was obtained from information published by Nasdaq and Research Data Group, Inc., sources believed to be reliable, but the Company is not responsible for any errors or omissions in such information.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
Among DG Fastchannel, Inc., The NASDAQ Composite Index
And The NASDAQ Computer & Data Processing Index

    * $100 invested on 12/31/01 in stock or index-including reinvestment of dividends.
    Fiscal year ending December 31.

	Cumulative Total Return
	12/01	12/02	12/06	12/03	12/04	12/05
DG FASTCHANNEL, INC.	100.00	96.40	201.80	112.61	48.65	121.44
NASDAQ NON-FINANCIAL STOCKS INDEX	100.00	71.97	107.18	117.07	120.50	137.02
NASDAQ COMPUTER & DATA PROCESSING STOCKS INDEX	100.00	72.13	91.67	104.54	107.98	122.16

        Notwithstanding anything to the contrary set forth in any of the Company's previous or future filings under the Securities Act or the Exchange Act that might incorporate this report or future filings made by the Company under those statutes, this Stock Performance Graph shall not be deemed filed with the SEC and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by the Company under those statutes.

EQUITY COMPENSATION PLAN INFORMATION

        The following table provides information about the securities authorized for issuance under the Company's equity compensation plans as of December 31, 2006:

	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance (excluding securities reflected in column (a))(2)
Equity compensation plans approved by security holders	790,974	$10.15	1,097,500

(1)
This table excludes an aggregate of 441,692 shares issuable upon exercise of outstanding options and warrants assumed by the Company in connection with the Company's merger with StarGuide Digital Networks, Inc. in January 2001. The weighted-average exercise price of the excluded options and warrants is $11.95 per share.

(2)
Excludes 99,269 available for issue under the Employee Stock Purchase Plan.

ITEM 6.    SELECTED FINANCIAL DATA

        The following selected historical consolidated financial data should be read in conjunction with the Company's consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained herein.

        The consolidated statement of operations data for the years ended December 31, 2006, 2005, 2004, 2003, and 2002 and the consolidated balance sheet data at December 31, 2006, 2005, 2004, 2003, and 2002 are derived from the consolidated financial statements of the Company, which were audited by KPMG LLP, independent registered public accounting firm.

        Amounts (except per share amounts) are shown in thousands:

Statement of Operations Data (for continuing operations):

	For years ended December 31,
	2006	2005	2004	2003	2002
Revenues:	$68,667	$51,824	$53,570	$47,928	$53,145
Costs and expenses:
Cost of revenues	33,322	32,184	28,941	23,871	26,336
Sales and marketing	4,240	3,915	4,264	3,970	4,011
Research and development	1,779	1,107	1,520	1,958	2,449
General and administrative	10,462	7,587	6,328	4,968	6,937
Restructuring charges	—	434	—	—	771
Impairment charges	—	—	1,048	—	—
Depreciation and amortization	8,563	6,348	5,143	5,685	6,476

Total expenses	58,366	51,575	47,244	40,452	46,980
Income from operations	$10,301	$249	$6,326	$7,476	$6,165
Other (income) expense:
Reduction in fair value of long-term investments	4,758	—	—	—	—
Interest income and other (income) expense, net	(58)	—	—	—	—
Interest expense	2,844	2,990	1,284	211	680

Net income (loss) before income taxes and cumulative effect of change in accounting principle from continuing operations	$2,757	$(2,741)	$5,042	$7,265	$5,485

Provision (benefit) for income taxes	2,378	(768)	1,728	1,469	2,114
Net income (loss) before cumulative effect of change in accounting principle from continuing operations	$379	$(1,973)	$3,314	$5,796	$3,371
Cumulative effect of change in accounting principle	—	—	—	—	(130,234)
Net income (loss) after cumulative effect of change in accounting principle from continuing operations	$379	$(1,973)	$3,314	$5,796	$(126,863)
(Loss) income from operations of discontinued operations	(539)	1,455	(6,181)	(2,575)	(788)
Income tax benefit (expense)	209	(572)	6,071	978	266
Loss on disposal of discontinued operations, net of tax benefit	(698)	—	—	—	—
Net (loss) income from discontinued operations	(1,028)	883	(110)	(1,597)	(522)

Net income (loss) after cumulative effect of change in accounting principle	$(649)	$(1,090)	$3,204	$4,199	$(127,385)

Basic net income (loss) per common share from continuing operations	$0.04	$(0.27)	$0.46	$0.81	$(17.94)
Basic net income (loss) per common share from discontinued operations	$(0.10)	$0.12	$(0.02)	$(0.22)	$(0.07)
Basic net income (loss) per common share	$(0.06)	$(0.15)	$0.44	$0.59	$(18.01)
Diluted net income (loss) per common share from continuing operations	$0.04	$(0.27)	$0.46	$0.77	$(17.92)
Diluted net income (loss) per common share from discontinued operations	$(0.10)	$0.12	$(0.02)	$(0.21)	$(0.07)
Diluted net income (loss) per common share	$(0.06)	$(0.15)	$0.44	$0.56	$(17.99)
Basic weighted average common shares outstanding	10,568	7,378	7,277	7,137	7,072
Diluted weighted average common shares outstanding	10,568	7,378	7,320	7,489	7,081

Balance Sheet Data (continuing operations):

	December 31,
	2006	2005	2004	2003	2002
Cash and cash equivalents	$24,474	$1,886	$8,059	$7,236	$2,527
Working capital	25,106	1,722	9,054	9,206	2,150
Property and equipment, net	12,829	11,494	10,692	9,471	12,212
Total assets	172,996	110,065	102,027	78,357	80,070
Long-term debt, excluding current portion	15,650	20,834	8,447	2,400	4,548
Net assets (liabilities) of discontinued operations	2,441	3,242	1,928	7,097	(17,495)
Shareholders' equity	141,886	80,207	79,432	75,474	70,004

ITEM 7.    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following Management's Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with our Consolidated Financial Statements and Notes thereto contained elsewhere in the Annual Report on Form 10-K.

Cautionary Note Regarding Forward-Looking Statements

        The Securities and Exchange Commission encourages companies to disclose forward-looking information so that investors can better understand a company's future prospects and make informed investment decisions. Certain statements contained herein may be deemed to constitute "forward-looking statements".

        Words such as "may," "anticipate," "estimate," "expects," "projects," "intends," "plans," "believes" and words and terms of similar substance used in connection with any discussion of future operating or financial performance, identify forward-looking statements. All forward-looking statements are management's present expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, among other things: our need for additional capital to fund the current level of our technology development programs, our inability to further identify, develop and achieve commercial success for new products; the possibility of delays in product development; our dependence upon a small number of large customers; the development of competing distribution products; our ability to protect our proprietary technologies; patent-infringement claims; risks of new, changing and competitive technologies; and other factors discussed elsewhere herein under the heading "Risk Factors".

        In light of these assumptions, risks and uncertainties, the results and events discussed in the forward-looking statements contained herein might not occur. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this filing. We are not under any obligation, and we expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by applicable law. All subsequent forward-looking statements attributable to management or to any person authorized to act on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

Critical Accounting Policies

        Our significant accounting policies and methods used in the preparation of the Consolidated Financial Statements are discussed in Note 2 of the Notes to Consolidated Financial Statements. The following is a listing of our critical accounting policies and a brief discussion of each:

  •
  allowance for doubtful accounts;

  •
  revenue recognition;

  •
  long-lived assets and goodwill; and

  •
  deferred taxes and the deferred tax valuation allowance.

        Allowance for Doubtful Accounts.    Our allowance for doubtful accounts relates to trade accounts receivable. The allowance for doubtful accounts is an estimate prepared by management based on identification of the collectibility of specific accounts and the overall condition of the receivable portfolios. we specifically analyze trade receivables, historical bad debts, customer credits, customer concentrations, customer credit-worthiness, current economic trends and changes in customer payment terms when evaluating the adequacy of the allowance for doubtful accounts. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required. Likewise, should we determine that we would be able to realize more of our receivables in the future than previously estimated, an adjustment to the allowance would increase income in the period such determination was made. The allowance for doubtful accounts is reviewed on a monthly basis and adjustments are recorded as deemed necessary.

        Revenue Recognition.    We derive revenue from services which consist primarily of revenue for digital and analog audio, video, videotape distribution and media research resources.

        Our services revenue from digital distribution of audio and video advertising content is billed based on a rate per transmission, and we recognize revenue for these services upon notification of successful transmission of the content at the broadcast destination. Revenue for distribution of analog audio and video content by tape is recognized when delivery has occurred, which is at the time the tapes are delivered to a common carrier.

        DGF recognizes product revenue when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed and determinable and collectibility is probable. Generally for product sales, these criteria are met at the time of delivery to a common carrier. Provision is made at the time the related revenue is recognized for estimated product returns, which historically have been immaterial. DGF analyzes historical returns, current economic trends, and changes in customer demand when evaluating the adequacy of provisions for sales returns. At the time of the transaction, DGF assesses whether the fee associated with revenue transactions is fixed and determinable and whether or not collection is reasonably assured. DGF assesses whether the fee is fixed and determinable based on the payment terms associated with the transaction. DGF assesses collectibility based on a number of factors, including past transaction history with the customer and the credit-worthiness of the customer. For all sales, DGF uses either a binding purchase order or signed sales agreement as evidence of an arrangement. Shipping and handling revenues are included in product revenues and costs are included in product costs.

        Long-Lived Assets and Goodwill.    DGF assesses the impairment of long-lived assets whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Factors that DGF considers important which could trigger an impairment review include the following:

  •
  significant underperformance relative to expected historical or projected future operating results;

  •
  significant changes in the manner or use of the acquired assets or the strategy for DGF's overall business;

  •
  significant negative industry or economic trends;

  •
  significant decline in its stock price for a sustained period; and

  •
  DGF's market capitalization relative to net book value.

        In 2006, DGF engaged a third party to evaluate the amount of goodwill and identifiable intangibles to record as a result of the acquisition of FastChannel Network, Inc.

        If DGF determines that the carrying value of long-lived or intangible assets may not be recoverable based upon the existence of one or more of the above indicators of impairment, DGF assesses the recoverability of the long-lived or intangible asset by determining whether the amortization of the asset balance over its remaining life can be recovered through undiscounted future operating cash flow of the acquired operations. Any impairment is measured based on a projected discounted cash flow method using a discount rate reflecting DGF's average cost of funds. During this evaluation for the year ended December 31, 2005, DGF determined that the carrying value of a portion of its intangible assets was impaired. Accordingly, DGF recognized a loss of $0.1 million related to this impairment. During 2004, DGF upgraded its distribution network and, during the process, removed selected fixed assets from operating in the field. Certain of these fixed assets were not yet fully depreciated and, accordingly, their remaining book value became impaired. DGF recognized a loss of $1.0 million related to these assets that have been removed from service.

        In 2002, Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets" became effective, and as a result, DGF ceased amortization of goodwill beginning January 1, 2002 and evaluates goodwill for impairment at least annually. SFAS No. 142 requires DGF to test goodwill for impairment at a level referred to as a reporting unit. Goodwill is considered impaired and a loss is recognized, when its carrying value exceeds its implied fair value. As an overall check on the reasonableness of the fair values attributed to DGF's reporting units, DGF is required to compare and contrast the aggregate fair values for all reporting units with DGF's average total market capitalization for a reasonable period of time. SFAS No.142 states that the fair value may exceed market capitalization due to factors such as control premiums and synergies. DGF completed its initial impairment review during the first quarter of 2002 and recorded an impairment of approximately $130.2 million, which is reported as a cumulative effect of change in accounting principle. There have been no further impairments of either long-lived assets or goodwill since 2002 other than those described above and as incurred when discontinuing operations.

        Deferred Taxes and the Deferred Tax Valuation Allowance.    DGF has recorded both assets and liabilities for deferred taxes that arise as the result of temporary differences between amounts recorded for federal income tax purposes versus items recorded in accordance with generally accepted accounting principles. DGF offsets deferred tax liabilities against deferred tax assets for the purpose of financial statement disclosure.

        DGF also has net operating loss carryforwards (NOLs) of approximately $99.8 million which will expire on various dates ranging from 2011 to 2025. Generally accepted accounting principles require that DGF record a valuation allowance against the deferred tax asset associated with this NOL if it is "more likely than not" that DGF will not be able to utilize them to offset future taxes. During 2003, DGF concluded that realization of a portion of its tax benefits was more likely than not. As a result, $4.4 million of the valuation allowance for deferred tax assets was reversed, resulting in a non-cash tax benefit of $1.4 million, which offset fiscal 2003 income tax expense of $1.9 million. The remaining $1.6 million reduction in the valuation allowance was due to the reduction in net deferred tax assets attributable to 2003 income.

        At December 31, 2004, DGF has concluded that it was more likely than not that all deferred tax assets would ultimately be realized, so it reversed the remaining valuation allowance of $15.7 million. As a result, $6.7 million was recorded as a non-cash tax benefit, which offset income tax expense of $2.4 million. The remaining $9.0 million reduction in the valuation allowance related to acquired deferred tax assets and therefore was recorded as a reduction to goodwill. At December 31, 2005, DGF again concluded that it was more likely than not that all deferred tax assets would ultimately be realized. DGF considered several factors in concluding that it was more likely than not that DGF would fully utilize its deferred tax assets including four consecutive years of reporting taxable income and utilizing over $20 million of net operating loss carryforwards and that DGF management expects to continue to generate the earnings necessary to utilize its deferred tax assets in future years.

        During 2006, the Company recorded a valuation allowance of $0.9 million related to the deferred tax asset created as a result of the impairment charge recorded for its investment in Verance. Additionally, the Company acquired approximately $33.7 million in NOL carryforwards in its acquisition of FastChannel and has maintained a full valuation allowance related to those NOL carryforwards. The Company will maintain a full valuation allowance on its acquired NOL carryforwards until the Company's tax position can be completely assessed. In accordance with FAS 109, and any future reduction in the valuation allowance related to acquired deferred tax assets will be recorded as a reduction to goodwill.

        Adoption of Staff Accounting Bulletin No. 108.    On September 13, 2006, the SEC issued Staff Accounting Bulletin No. 108 ("SAB No. 108"). SAB No. 108 expresses the SEC Staff's views regarding the process of evaluating materiality of financial statement misstatements. SAB No. 108 addresses the diversity in evaluating materiality of financial statement misstatements and the potential under current practice used by the Company for the build up of improper amounts on the balance sheet. SAB No. 108 is effective for the Company for the year ended December 31, 2006. As allowed by SAB No. 108, the cumulative effect of the initial application of SAB No. 108 has been reported in the carrying amounts of assets and liabilities as of the beginning of fiscal 2006, with the offsetting balance to retained earnings. Upon adoption, the Company recorded an increase to accrued liabilities of $0.1 million, an increase in deferred tax liabilities of approximately $0.3 million to record liabilities not previously identified and a decrease in retained earnings of approximately $0.4 million to correct errors in previous years that were considered immaterial under the Company's previous method of evaluating materiality.

New Accounting Pronouncements

        In September 2006, the SEC published SAB No. 108, "Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements." SAB No. 108 addresses quantifying the financial statement effects of misstatements, specifically, how the effects of prior year uncorrected errors must be considered in quantifying misstatements in the current year financial statements. SAB No. 108 is effective for fiscal years ending after November 15, 2006. The adoption of SAB No. 108 by the Company in the fourth quarter of 2006 is discussed in Note 2 to the financial statements.

        In December 2004, the FASB issued SFAS No. 123R "Share Based Payment." SFAS No. 123R is a revision to SFAS 123 and supersedes APB Opinion No. 25 and amends FASB Statement No. 95, "Statement of Cash Flows." SFAS No. 123R requires a public entity to expense the cost of employee services received in exchange for an award of equity instruments. It provides guidance on valuing and expensing these awards, as well as disclosure requirements of these equity arrangements. SFAS No. 123R also requires the benefits of tax deductions in excess of recognized compensation cost to be reported as a financing cash flow, rather than as an operating cash flow as required under current literature. This requirement reduces net operating cash flows and increases net financing cash flows in periods after adoption. SFAS No. 123R permits an issuer to use either a prospective or one of two modified versions of retrospective application under which financial statements for prior periods are adjusted on a basis consistent with the pro forma disclosures required for those periods by the original SFAS No. 123. As modified by the SEC on April 15, 2005, SFAS No. 123R is effective for the first annual or interim reporting period of the registrant's first fiscal year that begins after June 15, 2005. The Company has implemented this pronouncement effective at the beginning of the fiscal year ended December 31, 2006.

        In December 2004, the FASB issued SFAS No. 153, "Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29." SFAS No. 153 is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. APB Opinion No. 29, "Accounting for Nonmonetary Transactions," provided an exception to its basic measurement principle (fair value) for exchanges of similar productive assets. Under APB Opinion No. 29, an exchange of a productive asset for a similar productive asset was based on the recorded amount of the asset relinquished. SFAS No. 153 eliminates this exception and replaces it with an exception for exchanges of nonmonetary assets that do not have commercial substance. SFAS No. 153 became effective for the Company as of July 2, 2005, and did not have a material impact on our consolidated financial statements.

        In May 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections, a replacement of Accounting Principles Board ("APB") Opinion No. 20 and FASB Statement No. 3."

SFAS No. 154 requires retrospective application to prior periods' financial statements of a voluntary change in accounting principle unless it is impracticable. APB Opinion No. 20, "Accounting Changes," previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. SFAS No. 154 became effective for the Company on January 1, 2006. The adoption of SFAS No. 154 did not have a material impact on our consolidated financial statements.

        In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements." SFAS No. 157 defines fair value, establishes a framework for measuring fair value and expands disclosure requirements about fair value measurements. SFAS No. 157 is effective for the Company on January 1, 2008. We believe that the adoption of SFAS No. 157 will not have a material impact on our consolidated financial statements.

        In February 2007, the FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115." SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value. Unrealized gains and losses on items for which the fair value option has been elected will be recognized in earnings at each subsequent reporting date. SFAS No. 159 is effective for the Company on January 1, 2008. The Company is evaluating the impact that the adoption of SFAS No. 159 will have on our consolidated financial statements.

        In July 2006, the FASB issued FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes" ("Interpretation No. 48"). Interpretation No. 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements in accordance with SFAS No. 109, "Accounting for Income Taxes." Interpretation No. 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Interpretation No. 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. For the Company, Interpretation No. 48 was effective beginning January 1, 2007, and the cumulative effect adjustment, if any, will be recorded in the first quarter of 2007. We believe that the adoption of Interpretation No. 48 will not have a material impact on our consolidated financial statements.

Results of Operations

        The following table sets forth certain financial data for the years ended December 31, 2006, 2005, and 2004. Operating results for any period are not necessarily indicative of results for any future period. Amounts (except per share data) are shown in thousands.

	For years ended December 31,
	2006	2005	2004
Revenues:	$68,667	$51,824	$53,570
Costs and expenses:
Cost of revenues	33,322	32,184	28,941
Sales and marketing	4,240	3,915	4,264
Research and development	1,779	1,107	1,520
General and administrative	10,462	7,587	6,328
Restructuring charges	—	434	—
Impairment charges	—	—	1,048
Depreciation and amortization	8,563	6,348	5,143

Total expenses	58,366	51,575	47,244
Income from operations	$10,301	$249	$6,326
Other (income) expense:
Reduction in fair value of long-term investments	4,758	—	—
Interest income and other (income) expense, net	(58)	—	—
Interest expense	2,844	2,990	1,284

Net income (loss) before income taxes from continuing operations	$2,757	$(2,741)	$5,042
Provision (benefit) for income taxes	2,378	(768)	1,728
Net income (loss) from continuing operations	$379	$(1,973)	$3,314
Discontinued operations:
(Loss) income from operations of discontinued operations	(539)	1,455	(6,181)
Income tax benefit (expense)	209	(572)	6,071
(Loss) on disposal of discontinued operations, net of tax benefit	(698)	—	—
Net (loss) income from discontinued operations	(1,028)	883	(110)

Net income (loss)	$(649)	$(1,090)	$3,204

Basic net income (loss) per common share from continuing operations	$0.04	$(0.27)	$0.46
Basic net income (loss) per common share from discontinued operations	$(0.10)	$0.12	$(0.02)
Basic net income (loss) per common share	$(0.06)	$(0.15)	$0.44
Diluted net income (loss) per common share from continuing operations	$0.04	$(0.27)	$0.96
Diluted net income (loss) per common share from discontinued operations	$(0.10)	$0.12	$(0.46)
Diluted net income (loss) per common share	$(0.06)	$(0.15)	$0.02
Basic weighted average common shares outstanding	10,568	7,378	7,277
Diluted weighted average common shares outstanding	10,568	7,378	7,320

2006 versus 2005

        Revenues.    For the year ended December 31, 2006, revenues from continuing operations increased $16.8 million or 32.5%, as compared to the prior year period. Revenues increased by $12.6 million due to the acquisition of FastChannel while the remainder of the increase was primarily from growth in the existing advertisement distribution operations.

        Cost of Revenues.    For the year ended December 31, 2006, cost of revenues increased $1.1 million, or 3.5%, from the prior year. Increases in cost of revenues occurred at a lower rate than the increases in related revenues due to the elimination of redundant costs that would have otherwise occurred in FastChannel if it had not merged with the Company.

        Sales and Marketing.    Sales and marketing expense increased $0.3 million, or 8.3%, for the year ended December 31, 2006 primarily due to incremental expenses related to sales support for the above noted incremental revenues attributable to the operations of FastChannel.

        Research and Development.    For the year ended December 31, 2006, research and development expense increased $0.7 million, or 60.7%, primarily due to certain costs incurred after the FastChannel acquisition related to transitioning these duties from personnel in the FastChannel division to personnel in the Company's existing engineering department.

        General and Administrative.    For the year ended December 31, 2006, general and administrative expenses increased $2.9 million, or 37.9%, from the prior year due to increases in headcount and office locations resulting from the acquisition of FastChannel. The FastChannel division incurred $1.1 million of these costs during the year even as attrition and lease terminations continued. Further, during 2005 we benefited from a one-time expense reduction of $0.5 million from the renegotiation of an existing service agreement.

        Depreciation and Amortization.    Depreciation and amortization expense increased $2.2 million, or 34.9%, during the year ended December 31, 2006, primarily due to amortization of certain intangible assets of FastChannel which accounts for $1.9 million of the increase. The remaining portion of the increase is from intangibles acquired in the 2005 acquisition of MDX that incurred a full year's amortization in 2006 as compared to a partial year in 2005.

        Reduction in fair value of investments.    During the year ended December 31, 2006, a loss from the reduction in fair value of investments of $4.8 million occurred as the Company's evaluation determined that its investment in Verance was other-than-temporarily impaired and the Company fully impaired the investment value.

        Interest (income) expense and other (income) expense.    Interest and other expense decreased $0.2 million, or 6.8%, for the year ended December 31, 2006, as compared to the prior year period due to lower interest during periods late in 2006 in which the Company paid off portions of the debt with proceeds from common stock issued.

        Provision for Income Taxes.    For the year ended December 31, 2006, the Company has recorded a valuation allowance on the deferred tax asset created as a result of the write down of its investment in Verance. A valuation allowance was deemed necessary since the Company does not have adequate history of generating capital gains to offset the capital loss when it occurs for tax purposes, and therefore, ultimate realization of the benefit was not more likely that not. Other than the aforementioned, the Company has no other valuation allowance on the remainder of its deferred tax assets.

        In the prior year ended December 31, 2005, the Company's effective tax rate was 39.4%. This effective tax rate remained constant during the current year except as net income was impacted by the valuation allowance recorded for the Company's write down of its investment in Verance.

        For the year ended December 31, 2006, income tax expense related to continuing operations increased $3.1 million also as a result of the increase in net income before taxes from continuing operations. In 2004, the Company recorded a valuation allowance of $0.9 million related to the impairment charge recognized for its investment in Verance. No valuation allowance was recorded in 2005.

2005 versus 2004

        Revenues.    For the year ended December 31, 2005, revenues decreased $1.7 million or 3.3%, as compared to the prior year period. $5.2 million in revenue reductions are the result of a more competitive rate environment and a decrease in distribution volumes, especially by automobile manufacturers and movie studios. In addition, the year ended December 31, 2004 contained $3.0 million in political revenues that did not recur in 2005. This decrease was partially offset by revenues increases of $0.5 million, $1.7 million, and $1.3 million related the acquisition of MDX, Broadcast, and SourceEcreative, respectively.

        Cost of Revenues.    For the year ended December 31, 2005, cost of revenues increased $3.2 million, or 11.2%, from the prior year period. Increases in cost of revenues are attributable to the Company's acquisition of MDX, Broadcast, and SourceEcreative, which account for increases of $0.7 million, $1.3 million, and $0.5 million, respectively.

        Sales and Marketing.    Sales and marketing expense decreased $0.3 million, or 8.2%, for the year ended December 31, 2005 primarily due to the elimination of redundant expenses in acquired companies.

        Research and Development.    For the year ended December 31, 2005, research and development expense decreased $0.4 million, or 27.2%, primarily due to increased capitalization of expenses related to internally developed software.

        General and Administrative.    For the year ended December 31, 2005, general and administrative expenses increased $1.3 million, or 19.9%, from the prior year due to increases in headcount and office locations resulting from the acquisitions of Broadcast and SourceEcreative, each accounting for $0.2 million of increase. The remaining portion of the increase is due to increased professional fees of $0.5 million for audit, tax and legal costs related to acquired companies and higher costs of employee benefit of $0.2 million.

        Depreciation and Amortization.    Depreciation and amortization expense increased $1.2 million, or 23.4%, during the year ended December 31, 2005, primarily due to depreciation and amortization of certain assets acquired from Broadcast, which accounts for $0.5 million of the increase, from SourceEcreative, which accounts for $0.3 million and from MDX which accounts for $0.4 million.

        Restructuring charges.    DGF incurred restructuring charges of $0.4 during the year ended December 31, 2005. Restructuring charges relate to lease termination costs for redundant facilities in New York and severance benefits paid or accrued to employees hired in connection with the Broadcast acquisition, who were subsequently terminated.

        Interest (income) expense and other (income) expense.    Interest and other expense increased $1.7 million, or 132.9%, for the year ended December 31, 2005, as compared to the prior year. Interest expense increased $0.7 million, or 56.7%, due to the debt incurred for acquisitions and working capital, as well as $0.9 million recorded to write off certain deferred loan fees as a result of DGF's debt refinancing in April 2005 and debt covenant violation at December 31, 2005.

        Provision for Income Taxes.    For the year ended December 31, 2005, as compared to the prior year, income tax benefit decreased $1.0 million, or 55.6%, due primarily to the reversal of DGF's valuation allowance for deferred tax assets which occurred in December 2004. At December 31, 2005, DGF has no valuation allowance on its deferred tax assets. DGF considered several factors in concluding that it was more likely than not that DGF would fully utilize its deferred tax assets including four consecutive years of reporting taxable income and utilizing over $20 million of net operating loss carryforwards and that DGF management expects to continue to generate the earnings necessary to utilize its deferred tax assets in future years. Accordingly, DGF has not recorded a valuation allowance on its deferred tax assets.

Liquidity and Capital Resources

        On a reported basis, net cash provided by operating activities for the year ended December 31, 2006 was $9.6 million compared to net cash provided by operating activities of $5.4 million for the year ended December 31, 2005. The increase of $4.2 million in net cash provided by operating activities is primarily due to net income as increased by the amounts of non-cash charges such as depreciation of $1.3 million, amortization of $1.2 million, deferred taxes of $5.4 million, and the reduction in fair value of long-term investment of $4.8 million partially offset by a net decrease in net operating assets and liabilities of $8.0 million.

        The Company purchased equipment and made capital additions of $3.1 million during the year ended December 31, 2006, comparable to the $3.0 million for the year ended December 31, 2005. In the year ended December 31, 2006, the Company used $4.8 million in cash to acquire an investment in the common stock of Point.360, Inc. The Company had used $5.1 million in 2005 to acquire an ownership interest investment in Verance, Inc.

        Net repayments of long-term debt and capital leases was $10.4 million for the year ended December 31, 2006 versus ($0.5) million for the year ended December 31, 2005. This fluctuation was due to the new credit facility obtained by the Company in February 2006 which was drawn against to payoff the prior credit facility and provide working capital in addition to the additional funds received at the refinancing of the new credit facility in May 2006 that was done to facilitate the merger with FastChannel. In 2005, operating activities provided sufficient funds to reduce the line of credit in place at that time.

        On February 10, 2006, the Company entered into a $25.0 million Credit Agreement with Wachovia Bank, N.A. This revolving credit facility replaced the prior senior secured credit facility. On May 31, 2006, the Company entered into an Amended and Restated Credit Agreement with Wachovia Bank, N.A. The facility, as amended, provides for maximum indebtedness of $35.0 million, made up of a term loan for $20.0 million, and a revolving line of credit for $15.0 million. None of the revolving line of credit was drawn as of December 31, 2006. Borrowings under the facility will continue to bear interest at various rates, over the applicable base rate or over LIBOR. The facility, as amended, is not subject to any borrowing base, contains customary debt to EBITDA leverage tests (EBITDA is defined as earnings before interest, taxes, depreciation and amortization) and minimum EBITDA tests, provides for customary events of default, is guaranteed by all of the Company' subsidiaries, including FastChannel, and is secured by substantially all of the assets of the Company and its subsidiaries, including FastChannel, but excludes the stock and assets of its subsidiary that owns the assets acquired from Media DVX. The term loan matures on May 31, 2009. The revolving loans mature on June 30, 2011. At December 31, 2006, the interest rate on the outstanding term loan was approximately 7.4%.

        At December 31, 2006 the Company's sources of liquidity included cash and cash equivalents of $24.5 million while the Company's debt consisted of a term loan to Wachovia Bank, N.A. totaling $19.6 million, the above referenced $15.0 million undrawn revolving credit facility and $0.2 million of capital lease obligations. The Company believes it has sufficient capital and capital resources to sustain liquidity in the foreseeable future.

        Effective on May 26, 2006, the Company's common stock was reverse split on a 1-for-10 basis.

        The Company filed a shelf registration statement with the SEC in October 2006. As a result of the shelf registration, the Company had the ability to offer, from time to time, up to 3,000,000 shares of common stock and the selling stockholder named therein (the "Selling Stockholder") had the ability to offer up to 659,177 shares. On December 14, 2006, the Company entered into an underwriting agreement (the "Underwriting Agreement") with Oppenheimer & Co., Inc., as representative of the several underwriters named therein (collectively, the "Underwriters") and the selling stockholder, related to a public offering of 2,556,000 shares of common stock, par value $0.001 per share, of the Company (the "Common Stock") and 400,000 shares of Common Stock of the Selling Stockholder at a price of $11.40 per share. Under the terms of the Underwriting Agreement, the Company granted the Underwriters an option, which they excercised in full, to purchase up to an additional 443,400 shares of Common Stock to cover over-allotments, if any. The offering was made pursuant to the Company's effective shelf registration statement on Form S-3, as amended and supplemented (Registration Statement No. 333-137958) filed with the Securities and Exchange Commission. Net proceeds to the Company from the offering was $31.7 million.

        The table below summarizes the Company's contractual obligations, including estimated interest, at December 31, 2006 (in thousands):

		Payments Due by Period
Contractual Obligation	Total	Less Than 1 Year	1-3 Years	4-5 Years	After 5 Years
Long-Term Debt	$23,217	$5,258	$15,313	$2,646	$—
Capital Leases	240	240	—	—
Operating Leases	11,685	2,810	7,300	1,575	—
Employment contracts	2,126	1,004	1,122	—	—
Unconditional Purchase Obligations	5,947	2,246	3,701	—	—

Total Contractual Cash Obligations	$43,215	$11,558	$27,436	$4,221	$—

ITEM 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Foreign Currency Exchange Risk

        The Company provides very limited services to entities located outside of the United States and, therefore, believes that the risk that changes in exchange rates will adversely impact its results of operations is remote. Historically, our foreign currency exchange gains and losses have been immaterial.

Interest Rate Risk

        The Company is exposed to interest rate risk primarily through its borrowing activities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources" for additional discussion of the terms of our credit facility.

        The Company pays interest on borrowings at a variable rate based on the lender's Prime Rate or LIBOR, plus an applicable margin. The applicable margin fluctuates based on the Company's leverage ratios as defined in the amended long-term credit agreement. As of December 31, 2006, the loan pays interest at a rate of approximately 7.4%. A hypothetical 10% increase or decrease in interest rates would increase or decrease annual interest expense by approximately $0.2 million.

ITEM 8.    FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

        The information required by this Item is set forth in the Company's Consolidated Financial Statements and the Notes thereto beginning at Page H-46 of this report.

ITEM 9.    CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

        None.

ITEM 9A. CONTROLS AND PROCEDURES

Evaluation of Disclosure Controls and Procedures

        We maintain disclosure controls and procedures that are designed to ensure that information required to be disclosed in our Exchange Act reports is recorded, processed, summarized and reported within time periods specified by the SEC's rules and forms, and that such information is accumulated and communicated to our management team, including our Chief Executive Officer and Chief Financial Officer, as appropriate, to allow for timely decisions regarding required disclosure. In designing and evaluating the Company's disclosure controls and procedures, management recognizes that any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving the desired control objectives, and management necessarily was required to apply its judgment in evaluating and implementing possible controls and procedures.

        We carried out an evaluation, under the supervision and with participation of our management, including our Chief Executive Officer and Chief Financial Officer, of the effectiveness of the design and operation of our disclosure controls and procedures as of December 31, 2006. Based upon that evaluation, our Chief Executive Officer and Chief Financial Officer concluded the disclosure controls and procedures were not effective at a reasonable assurance level as of December 31, 2006 due to a material weakness in our internal control over financial reporting described below.

Internal Control over Financial Reporting

        Internal control over financial reporting refers to a process designed by, or under the supervision of, our Chief Executive Officer and Chief Financial Officer and effected by our board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and includes those policies and procedures that:

  •
  pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of our assets;

  •
  provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that our receipts and expenditures are being made only in accordance with authorizations of our management and members of our board of directors; and

  •
  provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of our assets that could have a material effect on our financial statements.

        In connection with the preparation of our financial statements for the year ended December 31, 2006 and the related audit by our independent registered public accounting firm, KPMG LLP, management identified a material weakness in our internal control over financial reporting related to certain deficiencies in the controls surrounding monitoring and oversight of accounting and financial reporting related to business combinations and stock compensation. The Public Company Accounting Oversight Board's Auditing Standard No. 2 defines a material weakness as a significant deficiency, or combination of significant deficiencies, that results in a more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected.

        Specifically, we did not have sufficient personnel with adequate knowledge regarding accounting for business combinations and stock compensation expense to ensure that these transactions are accounted for in accordance with generally accepted accounting principles. In addition, we did not have adequate policies and procedures regarding our accounting related to completed business combinations and stock compensation. These control deficiencies required us to make audit adjustments related our accounting for the FastChannel acquisition and related to our recordation of stock compensation expense.

Limitations on Internal Control Over Financial Reporting

        Internal control over financial reporting cannot provide absolute assurance of achieving financial reporting objectives because of its inherent limitations. Internal control over financial reporting is a process that involves human diligence and compliance and is subject to lapses in judgment and breakdowns resulting from human failures. Internal control over financial reporting also can be circumvented by collusion or improper override. Because of such limitations, there is a risk that material misstatements may not be prevented or detected on a timely basis by internal control over financial reporting. However, these inherent limitations are known features of the financial reporting process, and it is possible to design into the process safeguards to reduce, though not eliminate, this risk.

Plans for Remediation

        To remediate the material weakness described above and enhance our internal control over financial reporting, we have:

  •
  required members of our corporate accounting staff receive training on business combinations and stock compensation on an ongoing basis, which we expect will commence immediately;

  •
  determined to add at least one senior level controller with significant accounting and financial reporting experience to strengthen the personnel in the corporate accounting department, which we expect to accomplish in the second quarter of 2007;

  •
  revised our internal control over financial reporting for non-routine business combinations transactions and stock compensation to require our accounting staff to take prescribed steps for such transactions, including: engaging external accounting advisors, establishing work groups, action plans, or monitoring meetings based on the nature of the event, in each case in an effort to ensure that individuals from the appropriate departments are involved, communication is thorough, and action items are addressed; and

  •
  revised our internal control over financial reporting to require the completion of a detailed business combinations checklist when acquisitions are completed in order to ensure purchase price consideration is complete and adequately recorded and the performance of ongoing reviews of existing acquisition accrual balances and accounting procedures designed to ensure proper accounting for business combination activities

        Although we are implementing remediation efforts, the existence of the material weaknesses described above indicates that there is a more than remote likelihood that a material misstatement of our financial statements will not be prevented or detected in a future period. In addition, we cannot assure you that we will not in the future identify additional material weaknesses or significant deficiencies in our internal control over financial reporting that we have not discovered to date. The remediation efforts we are taking are subject to continued management review supported by confirmation and testing by management and audit committee oversight. As a result, additional changes are expected to be made to our internal control over financial reporting. Other than the foregoing initiatives we are implementing in response to the material weakness, there has been no change in our internal control over financial reporting during the quarter ended December 31, 2006 that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

ITEM 9B. OTHER INFORMATION

        Not applicable.

PART III

ITEM 10.    DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE.

        Information concerning this item is incorporated herein by reference to the information under the headings "Corporate Governance", "Board of Directors and Committees", "Executive Officers" and "Section 16(a) "Beneficial Ownership Reporting Compliance" in the Company's Proxy Statement or amendment to this Form 10-K to be filed within 120 days of year end as required.

ITEM 11.    EXECUTIVE COMPENSATION.

        The information concerning this item is incorporated by reference to the information under the headings "Management Compensation," "Compensation of Directors," and "Corporate Governance," in the Company's Proxy Statement or amendment to this Form 10-K to be filed within 120 days of year end as required.

ITEM 12.    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS.

        The information concerning this item is incorporated by reference to the information under the heading "Principal Stockholders and Management Ownership" and "Equity Compensation Plan Information," in the Company's Proxy Statement or amendment to this Form 10-K to be filed within 120 days of year end as required.

ITEM 13.    CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE.

        The information concerning this item is incorporated by reference to the information under the heading "Certain Transactions," in the Company's Proxy Statement or amendment to this Form 10-K to be filed within 120 days of year end as required.

ITEM 14.    PRINCIPAL ACCOUNTING FEES AND SERVICES.

        The information concerning this item is incorporated by reference to the information under the heading "Independent Registered Public Accounting Firm Fees," in the Company's Proxy Statement or amendment to this Form 10-K to be filed within 120 days of year end as required.

PART IV

ITEM 15.    EXHIBITS, FINANCIAL STATEMENT SCHEDULES

(a)

1.     FINANCIAL STATEMENTS

        The following financial statements are filed as part of this Report:

2.     FINANCIAL STATEMENT SCHEDULES

II—Valuation and Qualifying Accounts	H-76

3.     EXHIBITS

Exhibit Number	Exhibit Title
3.1(a)	Certificate of Incorporation of registrant.
3.2(b)	Certificate of Amendment to the Certificate of Incorporation of registrant.
3.3(b)	Certificate of Amendment to the Certificate of Incorporation of registrant
3.4(a)	Bylaws of registrant, as amended to date.
4.1(c)	Form of Common Stock Certificate.
10.1(c)	1992 Stock Option Plan (as amended) and forms of Incentive Stock Option Agreement and Non-statutory Stock Option Agreement. *
10.2(c)	Form of Directors' and Officers' Indemnification Agreement.
10.3(c)	1995 Director Option Plan and form of Incentive Stock Option Agreement thereto. *
10.4(c)	Form of Restricted Stock Agreement. *
10.5(d)	Content Delivery Agreement between the Company and Hughes Network Systems, Inc., dated November 28, 1995.
10.6(d)	Equipment Reseller Agreement between the Company and Hughes Network Systems, Inc., dated November 28, 1995.
10.7(f)	Special Customer Agreement between the Company and MCI Telecommunications Corporation, dated May 5, 1997.
10.8(g)	Amendment and Restatement No. 5 of the Registration Rights Agreement, dated July 14, 1997, by and among the Registrant and certain of its security holders.
10.9(g)	Amended and Restated Registration Rights Agreement, dated December 9, 1998, by and among the Registrant and certain of its security holders
10.10(g)	Registration Rights Agreement, dated December 9, 1998, by and among the Registrant and certain of its security holders.
10.11(h)	Common Stock and Warrant Purchase Agreement dated December 9, 1998 by and among the Registrant and investors listed in Schedule A thereto.
10.12(h)	Common Stock Subscription Agreement dated December 9, 1998 by and among the Registrant and Scott Ginsburg.

10.13(h)	Warrant Purchase Agreement dated December 9, 1998 by and among the Registrant and Scott Ginsburg.
10.14(h)	Warrant No. 1 to Purchase Common Stock dated December 9, 1998 by and among Registrant and Scott K. Ginsburg.
10.15(h)	Warrant No. 2 to Purchase Common Stock dated December 9, 1998 by and among Registrant and Scott K. Ginsburg
10.16(i)	Registration Rights Agreement, dated December 17, 1999, by and among the Registrant and certain of its security holders.
10.17(i)	Common Stock Purchase Agreement dated December 17, 1999 by and among the Registrant and investors listed in Schedule A thereto.
10.18(j)	Customer Service Agreement, dated September 12, 2002 between Digital Generation Systems, Inc. and Sprint Communications Company L.P.
10.19(k)	Employment Agreement, dated December 10, 2003, between Digital Generation Systems, Inc. and Omar Choucair, Chief Financial Officer.*
10.20(l)	Amendment to Employment Agreement between Digital Generation Systems and Omar Choucair dated March 24, 2005.*
10.21(m)	First Amended and Restated Agreement and Plan of Merger by and among Digital Generation Systems, Inc., DG Acquisition Corp. IV and FastChannel Network, Inc. Dated as of January 13, 2006.
10.22(m)	Credit Agreement dated as of February 10, 2006 by and among Digital Generation Systems, Inc. and Wachovia Bank, NA as Administrative Agent and Issuing Lender.
10.23(m)	Amendment No. 1 to Common Stock Purchase Warrant by and among Registrant and Scott K. Ginsburg.*
10.24(m)	Amendment No. 2 to Warrant No. 1 by and among Registrant and Scott K. Ginsburg.*
10.25(m)	Amendment No. 2 to Warrant No. 2 by and among Registrant and Scott K. Ginsburg.*
10.26(m)	Amendment No. 1 to Common Stock Purchase Warrant by and among Registrant and Omar A. Choucair.*
10.27(m)	Amendment No. 2 to Warrant by and among Registrant and Omar A. Choucair.*
10.28(n)	Employment Agreement, dated June 22, 2006, between the Company and Scott K. Ginsburg*
10.29(n)	Amended and Restated Employment Agreement, dated June 22, 2006, between the Company and Omar A. Choucair*
10.30(o)	Form of DG FastChannel, Inc. 2006 Employee Stock Purchase Plan*
10.31(o)	Form of DG FastChannel, Inc. 2006 Long-term Stock Incentive Plan*
10.32(p)	Amended and Restated Credit Agreement dated as of May 31, 2006 by and among DG FastChannel, Inc. and Wachovia Bank, NA as Administrative Agent and Issuing Lender
10.33(q)	Debt Settlement and Exchange Agreement dated November 20, 2006 by and among DG FastChannel, Inc., DG Systems Acquisition III Corporation and MDVX, Inc.
10.34(r)	Underwriting Agreement, dated December 14, 2006 by and among DG FastChannel, Inc., a selling stockholder and Oppenheimer & Co., Inc., as representative of the several underwriters named therein.
10.35(s)	Securities Purchase Agreement dated December 22, 2006, between DG FastChannel, Inc. and Midwood Capital Management, LLC, Midwood Capital Partners, L.P., and Midwood Capital Partners QP, L.P.
21.1**	Subsidiaries of the Registrant.
23.1**	Consent of Independent Registered Public Accounting Firm
24.1**	Power of Attorney (included on signature page)
31.1**	Rule 13a-14(a)/15d-14(a) Certifications
31.2**	Rule 13a-14(a)/15d-14(a) Certifications

32.1**	Section 1350 Certifications

(a)
Incorporated by reference to exhibit bearing the same title filed with registrant's Annual Report on Form 10-K filed March 27, 2003.

(b)
Incorporated by reference to the exhibit bearing the same title filed with registrant's Quarterly Report on Form 10-Q filed November 14, 2006.

(c)
Incorporated by reference to the exhibit bearing the same title filed with registrant's Registration Statement on Form S-1 (Registration No. 33-80203).

(d)
Incorporated by reference to the exhibit bearing the same title filed with registrant's Registration Statement on Form S-1 (Registration No. 33-80203). The registrant has received confidential treatment with respect to certain portions of this exhibit. Such portions have been omitted from this exhibit and have been filed separately with the SEC.

(e)
Incorporated by reference to the exhibit bearing the same title filed with registrant's Quarterly Report on Form 10-Q filed November 13, 1996.

(f)
Incorporated by reference to the exhibit bearing the same title filed with registrant's Quarterly report on Form 10-Q filed August 14, 1997. Confidential treatment has been requested with respect to certain portions of this exhibit pursuant to a request for confidential treatment filed with the SEC, which request was granted. Omitted portions have been filed separately with the SEC.

(g)
Incorporated by reference to the exhibit bearing the same title filed with registrant's Registration Statement on Form S-3 filed on December 31, 1998.

(h)
Incorporated by reference to the exhibit bearing the same title filed with registrant's Annual Report on Form 10-K filed March 29, 1999.

(i)
Incorporated by reference to the exhibit bearing the same title filed with registrant's Quarterly Report on Form 10-Q filed May 11, 2000.

(j)
Incorporated by reference to the exhibits bearing the same title filed with registrant's Annual Report on Form 10-K filed on March 27, 2003. The registrant has requested confidential treatment with respect to certain portions of this exhibit.

(k)
Incorporated by reference to the exhibit bearing the same title filed with registrant's Annual Report on Form 10-K filed on March 12, 2004.

(l)
Incorporated by reference to the exhibit bearing the same title filed with registrant's Current Report on Form 8-K filed March 29, 2005.

(m)
Incorporated by reference to the exhibit bearing the same title filed with registrant's Annual Report on Form 10-K filed on March 28, 2006.

(n)
Incorporated by reference to the exhibit bearing the same title filed with registrant's Current Report on Form 8-K filed June 27, 2006.

(o)
Incorporated by reference to the exhibit bearing the same title filed with registrant's Definitive Proxy filed July 24, 1996

(p)
Incorporated by reference to the exhibit bearing the same title filed with registrant's Quarterly Report on Form 10-Q filed August 14, 1996.

(q)
Incorporated by reference to the exhibit bearing the same title filed with registrant's Current Report on Form 8-K filed November 22, 2006.

(r)
Incorporated by reference to the exhibit bearing the same title filed with registrant's Current Report on Form 8-K filed December 19, 2006

(s)
Incorporated by reference to the exhibit bearing the same title filed with registrant's Current Report on Form 8-K filed December 28, 2006

*
Management contract or compensatory plan or arrangement.

**
Filed herewith.

SIGNATURES

        Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DG FASTCHANNEL, INC.
Dated: April 2, 2007	By:	/s/ SCOTT K. GINSBURG Scott K. Ginsburg Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Scott K. Ginsburg and Omar A. Choucair, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him in his name, place and stead, in any and all capacities, to sign any or all amendments to this Form 10-K and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or its or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date
/s/ SCOTT K. GINSBURG Scott K. Ginsburg	Chairman of the Board of Directors and Chief Executive Officer	April 2, 2007
/s/ OMAR A. CHOUCAIR Omar A. Choucair	Chief Financial Officer and Director (Principal Financial and Accounting Officer)	April 2, 2007
/s/ WILLIAM DONNER William Donner	Director	April 2, 2007
/s/ DAVID M. KANTOR David M. Kantor	Director	April 2, 2007
/s/ LISA GALLEGHER Lisa Gallegher	Director	April 2, 2007
/s/ KEVIN C. HOWE Kevin C. Howe	Director	April 2, 2007
/s/ ANTHONY J. LEVECCHIO Anthony J. LeVecchio	Director	April 2, 2007

DG FASTCHANNEL, INC. AND SUBSIDIARIES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
DG FastChannel, Inc. f/k/a Digital Generation Systems, Inc.:

We have audited the accompanying consolidated balance sheets of DG FastChannel, Inc. and subsidiaries (f/k/a Digital Generation Systems, Inc.) as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2006. In connection with our audits of the consolidated financial statements, we also have audited financial statement schedule II. These consolidated financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of DG FastChannel, Inc. and subsidiaries (f/k/a Digital Generation Systems, Inc.) as of December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

As discussed in Note 2 to the consolidated financial statements, effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, and effective January 1, 2006, the Company adopted the provision of Securities and Exchange Commission Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in the Current Year Financial Statements.

KPMG LLP

Dallas, Texas
March 30, 2007

DG FASTCHANNEL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share amounts)

	December 31, 2006	December 31, 2005
Assets
CURRENT ASSETS:
Cash and cash equivalents	$24,474	$1,886
Accounts receivable (less allowance for doubtful accounts of $1,046 in 2006 and $491 in 2005)	15,433	10,363
Current deferred income taxes	2,290	829
Other current assets	811	910
Current assets held for sale from discontinued operations	711	1,928

Total current assets	43,719	15,916

Property and equipment (net of accumulated depreciation of $20,163 in 2006 and $16,245 in 2005)	12,829	11,494
Long term investments	5,180	4,758
Goodwill	65,545	43,397
Deferred income taxes, net	10,244	17,371
Intangible assets (net of accumulated amortization of $9,210 in 2006 and $5,638 in 2005)	35,112	18,242
Restricted cash	425	—
Other noncurrent assets	654	815
Noncurrent assets held for sale from discontinued operations	1,875	2,340

TOTAL ASSETS	$175,583	$114,333

Liabilities and Stockholders' Equity
CURRENT LIABILITIES
Accounts payable	$4,112	$4,870
Accrued liabilities (includes amounts owed to related party of $332 in 2006, and $103 in 2005—see Notes 7 and 19)	8,500	3,240
Deferred revenue, net	1,100	458
Current portion of long-term debt and capital leases	4,190	3,698
Short-term obligations of discontinued operations	145	1,026

Total current liabilities	18,047	13,292

Long-term debt and capital leases, net of current portion	15,650	20,834

TOTAL LIABILITIES	33,697	34,126

Commitments and contingencies (see Note 14)
STOCKHOLDERS' EQUITY:
Preferred stock, $0.001 par value—Authorized 15,000 shares; Issued and outstanding—none	—	—
Common stock, $0.001 par value—Authorized—200,000 shares; 15,900 issued and 15,844 outstanding at December 31, 2006; 7,479 issued and 7,423 outstanding at December 31, 2005	16	8
Additional paid-in capital	333,821	271,320
Accumulated deficit	(191,358)	(190,268)
Other comprehensive income	260	—
Treasury stock, at cost	(853)	(853)

TOTAL STOCKHOLDERS' EQUITY	141,886	80,207

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$175,583	$114,333

The accompanying notes are an integral part of these financial statements.

DG FASTCHANNEL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	For years ended December 31,
	2006	2005	2004
Revenues:
Audio and video content distribution	$64,911	$49,971	$52,970
Other	3,756	1,853	600

Total revenues	68,667	51,824	53,570
Cost of revenues:
Audio and video content distribution	32,919	31,578	28,806
Other	403	606	135

Total cost of revenues	33,322	32,184	28,941
Operating expenses:
Sales and marketing	4,240	3,915	4,264
Research and development	1,779	1,107	1,520
General and administrative	10,462	7,587	6,328
Restructuring charges	—	434	—
Impairment charges	—	—	1,048
Depreciation and amortization	8,563	6,348	5,143

Total operating expenses	25,044	19,391	18,303

Income from operations	$10,301	$249	$6,326
Other (income) expense:
Reduction in fair value of long-term investments	4,758	—	—
Interest income and other (income) expense, net	(58)	—	—
Interest expense	2,844	2,990	1,284

Net income (loss) before income taxes from continuing operations	$2,757	$(2,741)	$5,042
Provision (benefit) for income taxes	2,378	(768)	1,728

Net income (loss) from continuing operations	$379	$(1,973)	$3,314
Discontinued operations:
(Loss) income from operations of discontinued operations	(539)	1,455	(6,181)
Income tax benefit (expense)	209	(572)	6,071
(Loss) on disposal of discontinued operations, net of tax benefit	(698)	—	—

Net (loss) income from discontinued operations	(1,028)	883	(110)

Net income (loss)	(649)	(1,090)	3,204

Basic net income (loss) per common share from continuing operations	$0.04	$(0.27)	$0.46
Basic net income (loss) per common share from discontinued operations	$(0.10)	$0.12	$(0.02)
Basic net income (loss) per common share	$(0.06)	$(0.15)	$0.44
Diluted net income (loss) per common share from continuing operations	$0.04	$(0.27)	$0.46
Diluted net income (loss) per common share from discontinued operations	$(0.10)	$0.12	$(0.02)
Diluted net income (loss) per common share	$(0.06)	$(0.15)	$0.44
Basic weighted average common shares outstanding	10,568	7,378	7,277
Diluted weighted average common shares outstanding	10,568	7,378	7,330

The accompanying notes are an integral part of these financial statements.

DG FASTCHANNEL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY AND COMPREHENSIVE INCOME

(In thousands)

	Common Stock		Treasury Stock
					Additional Paid-in Capital	Other Comprehensive Income	Accumulated Deficit	Total Stockholders' Equity
	Shares	Amount	Shares	Amount
Balance at December 31, 2003	7,209	$7	(1)	$(101)	$267,950	$—	$(192,382)	$75,474
Exercise of stock options	109	0	—	—	1,254	—	—	1,254
Issuance of common stock under employee stock purchase plan	2	—	—	—	19	—	—	19
Tax benefits from employee stock option plans	—	—	—	—	75	—	—	75
Repurchase of common stock	—	—	(45)	(594)	—	—	—	(594)
Net income	—	—	—	—	—	—	3,204	3,204

Balance at December 31, 2004	7,320	$7	(46)	$(695)	$269,298	$—	$(189,178)	$79,432

Exercise of stock options	1	—	—	—	5	—	—	5
Issuance of common stock for acquisition	155	1	—	—	1,999	—	—	2,000
Issuance of common stock under employee stock purchase plan	3	—	—	—	18	—	—	18
Repurchase of common stock	—	—	(10)	(158)	—	—	—	(158)
Net loss	—	—	—	—	—	—	(1,090)	(1,090)

Balance at December 31, 2005	7,479	$8	(56)	$(853)	$271,320	$—	$(190,268)	$80,207

SAB 108 adoption	—	—	—	—	—	—	(441)	(441)
Exercise of stock options	2	—	—	—	23	—	—	23
Common stock issued to acquire FastChannel Networks, Inc.	5,160	5	—	—	27,444	—	—	27,449
Issuance of common stock to retire debt	259	—	—	—	3,000	—	—	3,000
Issuance of common stock under employee stock purchase plan	1	—	—	—	9	—	—	9
Proceeds from issuance of common stock	2,999	3	—	—	31,717	—	—	31,720
Share based compensation	—	—	—	—	308	—	—	308
Comprehensive income:
Currency translation adjustment	—	—	—	—	—	(2)	—	(2)
Unrealized gain on long-term investment (net of tax expense of $166)	—	—	—	—	—	262	—	262
Net loss	—	—	—	—	—	—	(649)	(649)

Total comprehensive income								(389)

Balance at December 31, 2006	15,900	$16	(56)	$(853)	$333,821	$260	$(191,358)	$141,886

The accompanying notes are an integral part of these financial statements.

DG FASTCHANNEL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Years ended December 31,
	2006	2005	2004
Cash flows from operating activities:
Net income (loss)	$(649)	$(1,090)	$3,204
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation of property and equipment	4,861	3,594	3,864
Amortization of intangibles	4,285	3,052	1,933
Impairment of fixed assets	—	—	1,048
Impairment of goodwill	—	655	8,083
Deferred income taxes	5,153	(226)	(4,678)
Tax benefits from employee stock options	—	—	75
Loss on extinguishment of debt	—	949	—
Reduction in fair value of long-term investment	4,758	—	—
Provision for doubtful accounts	806	330	275
Loss on disposal of fixed assets	—	8	—
Share based compensation	308	—	—
Changes in operating assets and liabilities, net of working capital from acquisitions:
Accounts receivable	(1,769)	1,510	1,051
Other assets	874	(2,310)	(380)
Accounts payable and accrued liabilities	(8,044)	517	(568)
Deferred revenue, net	(938)	(1,635)	(2,537)

Net cash provided by operating activities	9,645	5,354	11,370

Cash flows from investing activities:
Purchases of property and equipment	(3,054)	(3,044)	(3,342)
Long-term investments	(4,752)	(5,116)	—
Acquisitions, net of cash acquired	(257)	(1,809)	(18,251)

Net cash used in investing activities	(8,063)	(9,969)	(21,593)

Cash flows from financing activities:
Proceeds from issuance of common stock	31,753	23	1,273
Purchases of treasury stock	—	(158)	(594)
Payments to secure financing	(341)	(885)	(78)
Borrowings under long-term debt	51,850	19,500	16,500
Payments on long-term debt	(62,254)	(20,038)	(6,055)

Net cash provided by (used in) financing activities	21,008	(1,558)	11,046
Effect of exchange rate changes on cash and cash equivalents	(2)	—	—
Net increase (decrease) in cash and cash equivalents	22,588	(6,173)	823
Cash and cash equivalents at beginning of year including discontinued operations	1,886	8,059	7,236

Cash and cash equivalents at end of year including discontinued operations	$24,474	$1,886	$8,059

Cash paid for interest	$2,349	$1,209	$991
Cash paid for income taxes	$264	$195	$183
Noncash financing activities:
Vendor financed acquisition of software	$—	$468	$1,544
Equipment purchased under capital lease	$—	$—	$757
Non-cash component of purchase price to acquire a business	$49,048	$8,500	$—
Debt extinguished with the issuance of common stock	$3,000	$—	$—

The accompanying notes are an integral part of these financial statements.

DG FASTCHANNEL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.     The Company:

        DG FastChannel, Inc. (the "Company") owns a nationwide digital network that beneficially links more than 5,000 advertisers and advertising agencies with more than 21,000 radio, television, cable, network and print publishing destinations electronically throughout the United States and Canada. The Company has a Network Operation Center located in Irving, Texas that delivers audio, video, image and data content that comprise transactions among advertisers and various media outlets, including those in the broadcast industries.

2.     Summary of Significant Accounting Policies:

Consolidation

        The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

        Certain prior year amounts have been reclassified to conform to current year presentations.

Cash and Cash Equivalents

        Cash and cash equivalents consist of liquid investments with original maturities of three months or less. The Company maintains substantially all of its cash and cash equivalents within a few major financial institutions in the United States. As of December 31, 2006 and 2005, cash equivalents consisted primarily of investments in U.S. money market funds and/or certificates of deposit at U.S. financial institutions.

Allowance for Doubtful Accounts

        The Company maintains an allowance for doubtful accounts related to trade accounts receivable. The allowance is an estimate prepared by management based on identification of the collectibility of specific accounts and the overall condition of the receivable portfolio. The Company specifically analyzes trade receivables, historical bad debts, customer credits, customer concentrations, customer credit-worthiness, current economic trends and changes in customer payment terms when evaluating the adequacy of the allowance for doubtful accounts.

Property and Equipment

        Property and equipment are stated at cost. Depreciation is computed over the estimated useful lives of assets using the straight-line method. Equipment held under capital leases and leasehold improvements are amortized straight-line over the shorter of the lease term or estimated useful life of the asset. Estimated useful lives generally range from 2 to 7 years for network equipment, 3 to 5 years for office equipment and furniture and 3 to 6 years for leasehold improvements.

Impairment of Long-Lived Assets

        Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of assets may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

Goodwill

        Goodwill, which represents the excess of purchase price over the fair value of net identifiable assets acquired, is assessed annually for recoverability based on the fair value of the reporting unit to which it relates.

Identifiable Intangible Assets

        The Company assesses the impairment of long-lived assets whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Factors that the Company considers important which could trigger an impairment review include the following:

  •
  significant underperformance relative to expected historical or projected future operating results;

  •
  significant changes in the manner or use of the acquired assets or the strategy for the Company's overall business;

  •
  significant negative industry or economic trends;

  •
  significant decline in its stock price for a sustained period; and

  •
  the Company's market capitalization relative to net book value.

        If the Company determines that the carrying value of long-lived or intangible assets may not be recoverable based upon the existence of one or more of the above indicators of impairment, the Company assesses the recoverability of the long-lived or intangible asset by determining whether the amortization of the asset balance over its remaining life can be recovered through undiscounted future operating cash flow of the acquired operations. Any impairment is measured based on a projected discounted cash flow method using a discount rate reflecting the Company's average cost of funds.

        The Company determines the useful lives of identifiable intangible assets after considering the specific facts and circumstances related to each intangible asset. Factors considered when determining useful lives include the contractual term of any agreement, the history of the asset, the Company's long-term strategy for the use of the asset, any laws or other local regulations which could impact the useful life of the asset, and other economic factors, including competition and specific market conditions. Intangible assets that are deemed to have definite lives are amortized, generally on a straight-line basis, over their useful lives, ranging from 3 to 20 years. Refer to Note 6.

Restricted Cash

        Restricted cash consists of real estate security deposits totaling $0.4 million at December 31, 2006. These security deposits are carried at fair value and are restricted as to withdrawal. The security deposits are held in the name of one of the Company's subsidiaries with major financial institutions to collateralize certain of the Company's office leases. Deposits expected to be returned beyond one year are classified as non-current on the accompanying consolidated balance sheets.

Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an ongoing basis, the Company evaluates its estimates, including those related to the allowance for doubtful accounts, inventories, intangible assets and income taxes. The Company bases its estimates on historical experience and on other relevant assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates.

Revenue Recognition

        The Company's services revenue from digital distribution of audio and video advertising content is billed based on a rate per transmission, and the Company recognizes revenue for these services upon notification of successful transmission of the content at the broadcast destination. Revenue for distribution of analog audio and video content by tape is recognized when delivery has occurred, which is at the time the tapes are delivered to a common carrier.

        The Company recognizes product revenue when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed and determinable and collectibility is probable. Generally for product sales, these criteria are met at the time of delivery to a common carrier. Provision is made at the time the related revenue is recognized for estimated product returns, which historically have been immaterial. The Company analyzes historical returns, current economic trends, and changes in customer demand when evaluating the adequacy of provisions for sales returns. At the time of the transaction, the Company assesses whether the fee associated with revenue transactions is fixed and determinable and whether or not collection is reasonably assured. The Company assesses whether the fee is fixed and determinable based on the payment terms associated with the transaction. The Company assesses collectibility based on a number of factors, including past transaction history with the customer and the credit-worthiness of the customer. For all sales, the Company uses either a binding purchase order or signed sales agreement as evidence of an arrangement. Shipping and handling revenues are included in product revenues and costs are included in product costs.

Operating Leases

        The Company leases certain properties under terms that include both rent holidays and escalations of rent. Rent expense on all leases is recorded on a straight-line basis over the term of the lease.

Research and Development and Software Development Costs

        Research and development and other costs incurred to establish the technological feasibility of a software product to be sold are expensed as incurred. Costs of producing product masters incurred subsequent to establishing technological feasibility are capitalized. Capitalized software development costs are amortized on a product-by-product basis over the estimated economic life of the product (generally 3-5 years). Amortization is computed by using either the ratio that current gross revenues for a product bear to the total of current and anticipated gross revenues for that product or the straight-line method, whichever results in a greater annual amortization.

        Research and development and other costs incurred for the creation of internal use software are capitalized when the preliminary project stage is completed and only costs incurred during the application development stage are capitalized. Upon completion of the project, amortization is initiated and capitalized software development costs are amortized over their estimated useful lives, generally expected to be 3 years.

Income Taxes

        Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and its respective tax basis and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Foreign Currencies

        The Company provides services to certain entities located outside of the United States of America. Gains or losses on foreign currency transactions for the years ended December 31, 2006, 2005 and 2004, were not material.

Stock Option Plans

        Effective for the first quarter of 2006, the Company adopted SFAS No. 123R, "Share-Based Payment," which is a revision to SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123R focuses primarily on accounting for transactions in which an entity obtains employee services in exchange for share-based payments. Under SFAS No. 123R, share-based awards that do not require future service (i.e., vested awards) are expensed immediately. Share-based employee awards that require future service are amortized over the relevant service period. The Company adopted SFAS No. 123R under the modified prospective adoption method. Accordingly, beginning January 1, 2006, the Company recognizes compensation cost from share-based payment arrangements based on grant date fair value. Under the modified prospective transition method, compensation cost recognized in 2006 includes: (i) compensation cost for all share-based payments granted prior to, but not vested as of, January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of SFAS No.123, and (ii) compensation cost for all share-based payments granted subsequent to January 1, 2006, based on the grant date fair value estimated in accordance with the provisions of SFAS No.123R. The Company recognized approximately $308,000 in share-based compensation expense related to employee stock options in the year ended December 31, 2006.

        Share-based employee awards granted for the year ended December 31, 2005 and prior years were accounted for under the intrinsic-value-based method prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees," as permitted by SFAS No. 123. Therefore, no compensation expense was recognized for unmodified stock options issued for years prior to fiscal 2003 that had no intrinsic value on the date of grant. If the Company were to recognize compensation expense over the relevant service period, generally four years, under the fair value method per SFAS No. 123 with respect to stock options granted for the years ended December 31, 2005 and 2004, net earnings would have decreased, resulting in proforma net gain (loss) and earning (loss) per common share (EPS) as set forth below (in thousands, except per share amounts):

	2005	2004
Net income (loss):
As reported	$(1,090)	$3,204
Total stock-based employee compensation expense determined under fair value-based method for all awards, net of related tax effects	(1,528)	(2,999)

Pro forma	$(2,618)	$205

Basic earnings per share of common stock:
As reported	$(0.15)	$0.44
Pro forma	$(0.35)	$0.03
Diluted earnings per share of common stock:
As reported	$(0.15)	$0.44
Pro forma	$(0.35)	$0.03

        On January 17, 2006, the Company amended the total stock-based employee compensation expense determined under fair value-based method for all awards, net of related tax effects, pro forma net income, and pro forma basic and diluted earnings per share of common stock for the year ended December 31, 2004 to reflect the fair value of the modification of certain warrants during 2004.

Financial Instruments and Concentration of Credit Risk

        Financial instruments that potentially subject the Company to a concentration of credit risk consist primarily of cash and cash equivalents and accounts receivable. The Company performs ongoing credit evaluations of its customers, generally does not require collateral from its customers and maintains a reserve for potential credit losses. The Company believes that a concentration of credit risk with respect to accounts receivable related to audio and video content distribution (the primary source of revenues and related accounts receivable) is limited because its customers are geographically dispersed and the end users (the customers' clients) are diversified across industries. The Company's receivables are principally from advertising agencies, dub and ship houses, and syndicated programmers. The Company's revenues are not contingent on its customers' sales or collections. However, the timing of collections from its customers is affected by the billing cycle in which the customer bills its end-users (the customers' clients). The Company provides reserves for credit losses.

        The carrying values of accounts receivable and accounts payable approximate fair value due to their short maturities. The carrying value of long-term debt approximates fair value due to the variable rate of interest.

        During the years ended December 31, 2006, 2005 and 2004, the Company had no customers that accounted for more than 10% of the Company's total revenue.

Adoption of SAB 108

        On September 13, 2006, the SEC issued Staff Accounting Bulletin No. 108 ("SAB 108"). SAB 108 expresses the SEC Staff's views regarding the process of evaluating materiality of financial statement misstatements. SAB 108 addresses the diversity in evaluating materiality of financial statement misstatements and the potential under current practice used by the Company for the build up of improper amounts on the balance sheet. SAB 108 is effective for the Company for the year ended December 31, 2006. As allowed by SAB 108, the cumulative effect of the initial application of SAB 108 has been reported in the carrying amounts of assets and liabilities as of the beginning of fiscal 2006, with the offsetting balance to retained earnings. Upon adoption, the Company recorded an increase to accrued liabilities of $0.1 million, originally related to 2005, and an increase in deferred tax liabilities of approximately $0.3 million originally related to 2001 or earlier to record liabilities not previously identified and a decrease in retained earnings of approximately $0.4 million to correct errors in previous years that were considered immaterial under the Company's previous method of evaluating materiality.

3.     Investments and Acquisitions:

  Investment in Point.360

        On December 22, 2006, the Company entered into a Securities Purchase Agreement (the "Agreement") with Midwood Capital Management LLC, Midwood Capital Partners, L.P. and Midwood Capital Partners QP, L.P., related to the purchase by the Company of 1,108,674 shares (the "Shares") of common stock, no par value, of Point.360 (symbol "PTSX" on the NASDAQ Global Market), a California corporation, which were held by such entities.

        At December 31, 2006 the Company owned 1,442,974 shares of common stock or approximately 14.8% of Point.360 and accounts for the long-term investment as an "available for sale" equity security in accordance with SFAS 115. Other than a nondisclosure agreement and the Securities Purchase Agreement, the Company and its affiliates do not have a material relationship with Point.360. The Company has determined that these agreements are not "material contracts" for purposes of Item 601(b)(10) of Regulation S-K.

  Merger with FastChannel Network

        On December 15, 2005, the Company and privately-held FastChannel Network, Inc. ("FastChannel") entered into a definitive agreement to merge in a tax-free, stock-for-stock transaction. The purpose of the merger was to expand the Company's electronic distribution network and customer base. On May 31, 2006, the merger was consummated, pursuant to which FastChannel became a wholly owned subsidiary of the Company. As consideration for the transaction, the Company issued to holders of FastChannel common and preferred stock approximately 5.2 million shares of the Company's common stock (giving effect to the 1-for-10 share reverse stock split that was effective as of May 30, 2006) valued at $27.4 million. Additionally, the Company refinanced approximately $8.0 million of FastChannel debt. The net purchase price was allocated based on the current estimated fair values of the assets deemed acquired and liabilities deemed assumed at the date of acquisition, $14.6 million to customer relationships and $4.4 million to the trade name. Both intangibles are being amortized over 10 years. The remaining excess of the purchase price over the net assets deemed acquired was allocated to Goodwill. Goodwill created as a result of the acquisition totaled $22.0 million, none of which will be deductible for tax purposes.

  Investment in Verance Corporation

        Effective March 21, 2005, the Company purchased 6,286,146 shares of Series B Convertible Preferred Stock, $0.0001 par value per share (the "Series B Preferred Stock"), from Verance Corporation, a Delaware corporation ("Verance"), for $2.5 million pursuant to that certain Series B

Convertible Preferred Stock Purchase Agreement, dated March 16, 2005 (the "Verance Agreement") between Verance and the Company. As required by the Verance Agreement, the Company purchased an additional 6,286,146 shares of Series B Preferred Stock from Verance for $2.5 million in July 2005. The Series B Preferred Stock is convertible into common stock, $0.0001 par value per share (the "Common Stock"), and will be automatically converted into Common Stock (1) upon the election of the holders of 66 2/3% of the Series A Preferred Stock and Series B Preferred Stock acting together, or (2) immediately prior to a qualified public offering by Verance. The holders of Series B Preferred Stock are entitled to cumulative cash dividends of 7% per annum per share. Verance has the option to pay such dividends in kind with shares of Series B Preferred Stock. For purposes of liquidation or in connection with a sale or merger by Verance, the Series B Preferred Stock is senior to the Series A Preferred Stock and Common Stock of Verance, but is junior to the Series C Preferred Stock of Verance. Holders of Verance's preferred stock vote together with holders of its Common Stock on an as-converted basis.

        The Company owns approximately 8% of Verance on an as-converted basis and accounts for the long-term investment using the cost method of accounting. Other than the Verance Agreement, the Company and its affiliates do not have a material relationship with Verance. However, the Company and Verance have simultaneously entered into other agreements that enable the Company to add certain services provided by Verance to its products. The Company has determined that these other existing agreements are not "material contracts" for purposes of Item 601(b)(10) of Regulation S-K.

        The Company regularly evaluates the carrying value of its investments. When the carrying value of an investment exceeds the fair value and the decline in fair value is deemed to be other-than-temporary, the Company writes down the value of the investment to its fair value. As of September 30, 2006, the Company's evaluation of its investment in Verance determined that it had sustained an other-than-temporary reduction in fair value and reduced the carrying value of the investment down to zero. A license related to this investment was also deemed to have no further value and the Company recorded additional amortization expense to reduce the carrying value to zero. Details of the other-than-temporary reduction are as follows (in thousands):

Year ended December 31, 2006
Long-term investments:
Verance Series B Preferred Stock	$4,758
Intangible assets:
Verance license	329

$5,087

  Media DVX

        On April 15, 2005, the Company completed the acquisition of substantially all of the assets of Media DVX, Inc. ("MDX"). Accordingly, the results of MDX's operations have been included in the consolidated financial statements since that date. Based in Pennsylvania, MDX's core services are the distribution of program and/or advertising content to television stations throughout the country utilizing conventional and electronic duplication technology. The purpose of the acquisition was to expand the Company's electronic distribution network. The Company paid $1.5 million in cash, issued a $6.5 million promissory note and issued 155,039 shares of its common stock, worth approximately $2.0 million at the time of issuance, as consideration for the assets of MDX. The net purchase price was allocated based on the current estimated fair values of the assets acquired and liabilities assumed at the date of acquisition. Subsequent to the acquisition date, the Company obtained a third-party valuation of certain intangible assets of MDX and, accordingly, allocated $1.0 million to customer relationships and $0.1 million to the trade name. Both intangible assets are being amortized over 10 years. The remaining excess of the purchase price over the net assets acquired was allocated to Goodwill. Goodwill created as a result of the acquisition totaled $8.9 million, all of which is deductible for tax purposes.

        The following table summarizes the estimated fair values of the assets acquired and the liabilities assumed at the date of the acquisition for each of the aforementioned acquisitions other than Point.360 and Verance. The table also summarizes the preliminary fair values of the assets acquired and liabilities assumed of these companies adjusted to incorporate the results of a third party valuation analysis. The Company is in the process of finalizing the fair values of the assets required and liabilities assumed and will complete the process in the first quarter of 2007. The purchase price allocations for the acquisitions are currently as follows (in thousands):

	FastChannel	MDX
Current assets	$5,303	$—
Property, plant and equipment	2,950	1,004
Other non-current assets	1,052	—
Identifiable intangible assets	19,010	1,103
Goodwill	22,038	8,940

Total assets acquired	$50,353	$11,047

Liabilities assumed	21,597	890

Net assets acquired	$28,756	$10,157

        The following pro forma information details the results of continuing operations as if the acquisitions of MDX and FastChannel had taken place on January 1, 2005 (in thousands). A table of actual amounts is provided for reference:

	As Reported Year ended December 31,		Proforma Year ended December 31,
	2006	2005	2006	2005
Revenue	$68,667	$51,824	$78,148	$77,194
Income (loss) from operations	$10,301	$(249)	$7,175	$(12,415)
Net income (loss) from continuing operations:	$379	$(1,973)	$(3,585)	$(15,567)

Basic and Diluted income (loss) per share of common stock:	$0.04	$(0.27)	$(0.28)	$(1.23)

4.     Discontinued Operations

        During the fourth quarter of fiscal 2006, the Company's Board of Directors authorized management to begin marketing for sale certain assets of two subsidiaries: StarGuide Digital Networks, Inc. and Corporate Computer Systems, Inc. These subsidiaries made up our previously reported Product Sales Segment. The Company determined that these businesses were no longer consistent with our strategic business goals. These assets include inventories, property and equipment and certain intangible assets. The Company completed the sale of the assets of Corporate Computer

Systems for a price of $425,000 in March 2007 and as of December 31, 2006 has recorded a loss on sale of $1,163,000 ($698,000 net of tax benefit) related to this subsidiary. The sale of StarGuide is expected to result in a gain which will be recognized if the sale is completed.

        In accordance with the provisions of SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets," the financial data for these businesses have been presented as discontinued operations. The assets and liabilities of the discontinued operations are presented in the consolidated balance sheet under the captions "Assets held for sale from discontinued operations" and "Obligations of Discontinued Operations."

        The underlying assets and liabilities of the discontinued operations as of December 31, 2006 and 2005 are as follows:

	December 31,
	2006	2005
	(In thousands)
Assets
Accounts receivable	$376	$357
Inventories	316	1,548
Other current assets	19	23

Total current assets	711	1,928
Property and equipment, net	7	147
Goodwill, net	1,750	1,750
Intangible and other assets, net	118	443

Total noncurrent assets	1,875	2,340
Liabilities
Accounts payable	$102	$197
Accrued liabilities	43	100
Deferred revenue, net	—	729

Total current liabilities	145	1,026

        Operating results of the discontinued operations for the years ended December 31, 2006, 2005 and 2004 were as follows:

	Years Ended December 31,
	2006	2005	2004
	(in Thousands)
Revenues	$3,983	$6,528	$8,796
Cost of revenues	(2,448)	(3,159)	(4,414)
Operating expenses	(2,074)	(1,914)	(10,563)

Income/(loss) from operations of discontinued operations	(539)	1,455	(6,181)
Income taxes (benefit)	209	(572)	6,071
Loss from disposition net of tax benefit	(698)	—	—

Income/(loss) on discontinued operations	$(1,028)	$883	$110

5.     Property and Equipment:

        Property and equipment as of December 31, 2006 and 2005 are summarized as follows (in thousands):

	December 31, 2006	December 31, 2005
Network equipment	$25,862	$20,397
Office furniture and equipment	6,581	6,352
Leasehold improvements	549	990

	32,992	27,739

Less accumulated depreciation and amortization	(20,163)	(16,245)

	$12,829	$11,494

        The Company incurred restructuring charges of $0.4 million during the year ended December 31, 2005. Restructuring charges relate to lease termination costs for redundant facilities in New York and severance benefits paid or accrued to employees hired in connection with the Broadcast acquisition, who were subsequently terminated.

6.     Intangible and Other Assets:

        In accordance with SFAS No. 142, the Company performs an annual impairment test of its goodwill. A two-step impairment test is used to first identify potential goodwill impairment and then measure the amount of goodwill impairment loss, if any.

        In 2006, the Company engaged a third party to evaluate the amount of goodwill and identifiable intangibles to record as a result of the acquisition of FastChannel Network, Inc.

        The Company has identified two reporting units, as defined in SFAS No. 142, with goodwill, a digital distribution unit and SourceEcreative.

        Goodwill totaled $65.5 million at December 31, 2006 and $43.4 million at December 31, 2005. The changes in the carrying value of goodwill by segment for the years ended December 31, 2006 and 2005 are as follows (in thousands):

	Digital Distribution	SourceEcreative	Total
Balance at December 31, 2004	$32,569	$—	$32,569
Finalization of SourceEcreative acquisition	—	1,998	1,998
Goodwill created by acquisition of MDX	8,830	—	8,830

Balance at December 31, 2005	$41,399	$1,998	$43,397
Finalization of MDX acquisition	110	—	110
Goodwill created by acquisition of FastChannel	22,038	—	22,038

Balance at December 31, 2006	$63,547	$1,998	$65,545

        Intangible assets as of December 31, 2006, and December 31, 2005 are as follows (in thousands):

	Amortization Period	Gross Assets	Accumulated Amortization	Net Assets
December 31, 2006
Customer relationships	10 years	$21,902	$(2,596)	$19,306
Brand name	20 years	13,304	(2,907)	10,397
On-line resource and database	3 years	724	(560)	164
Software development costs	3-5 years	8,392	(3,147)	5,245

Total Intangible Assets		44,322	(9,210)	35,112

Other assets		654	—	654

Total Intangible and Other Assets		$44,976	$(9,210)	$35,766

December 31, 2005
Customer relationships	10 years	$7,393	$(979)	$6,414
Brand name	20 years	8,954	(2,351)	6,603
On-line resource and database	3 years	724	(315)	409
Software development costs	3-5 years	6,450	(1,993)	4,457
Other licenses	9 years	359	—	359

Total Intangible Assets		23,880	(5,638)	18,242

Other assets		815	—	815

Total Intangible and Other Assets		$24,695	$(5,638)	$19,057

        Intangible assets are amortized using the straight line method over the periods shown above. Amortization expense related to intangible assets totaled $3.8, $2.3, and $1.0 million during the years ended December 31, 2006, 2005 and 2004, respectively. The estimated aggregate future amortization expense for intangible assets remaining as of December 31, 2006 is as follows (in thousands):

2007	4,860
2008	4,582
2009	4,284
2010	3,682
2011	3,575
Thereafter	14,129

$35,112

7.     Accrued Liabilities:

        Accrued liabilities consist of the following (in thousands):

	December 31,
	2006	2005
Interest payable	$507	$220
Interest payable to guarantor of MDX note payable (see Note 19)	332	103
Lease obligations	615	147
Telecommunications liabilities	78	109
Employee compensation	432	329
Royalties obligations	935	823
Property tax liabilities	148	363
Merger liabilities	2,220	—
Due to broker for unsettled Point.360 trades	1,149	—
Other	2,084	1,146

	$8,500	$3,240

8.     Deferred Revenue:

        Deferred revenue is primarily from payments received for subscriptions and memberships within SourceEcreative for which revenue is recognized ratably over the membership or subscription period, generally less than one year. Deferred revenue was $1.1 million and $0.5 at December 31, 2006 and 2005, respectively all of which was classified as current. Cash received from customers in 2006 for subscriptions and memberships was $3.5 million. Amounts recognized as revenue during 2006 was $3.7 million. The Company acquired $0.9 million in deferred revenue from FastChannel.

9.     Long-Term Debt:

        Long-term debt as of December 31, 2006 and 2005 is summarized as follows (in thousands):

	December 31, 2006	December 31, 2005
Term loan	$19,600	$12,500
Revolving credit facility	—	4,276
Note Payable issued to Seller for MDX acquisition	—	6,500
Capital lease obligations	240	1,256

	19,840	24,532
Less current portion	(4,190)	(3,698)

	$15,650	$20,834

        In conjunction with the purchase of MDX, on April 15, 2005, the Company amended its credit facility. As a result of this amendment, the Company wrote off approximately $0.3 million in previously deferred loan origination fees incurred during the three months ended June 30, 2005. The amended credit facility provided for a $15.0 million revolving line of credit as well as a $15.0 million term loan. All previous outstanding debt was consolidated into the term loan effective as of the closing date of the transaction. The amended term loan was scheduled to mature on March 31, 2008 and required quarterly principal payments of $1.25 million. The Company paid interest on borrowings at a variable rate based on the lender's Prime Rate or LIBOR, plus an applicable margin. The applicable margin fluctuated based on the Company's leverage ratios as defined in the amended long-term credit agreement. At December 31, 2005, the loan interest rate was approximately 8.6%.

        Under the amended long-term credit agreement, the Company was required to maintain certain fixed charge coverage ratios, certain leverage ratios and minimum tangible net worth on a quarterly basis and was subject to limitations on capital expenditures for a rolling twelve-month period and limitations on capital lease borrowings on an annual basis. Other than its fixed charge coverage ratio, the Company was in compliance with these covenants for the period ended June 30, 2005. As of September 30, 2005, the Company was not in compliance with one of its covenants related to its leverage ratio. On November 9, 2005, the Company received a waiver from its lenders as of September 30, 2005. In connection with securing this waiver, certain other changes were made to the credit facility which, among other things, reduced the amount that could be borrowed under the Company's revolving line of credit from $15.0 million to $4.5 million. As such, no additional amounts were available to be borrowed under the revolving line of credit at December 31, 2005. As of December 31, 2005, the Company was not in compliance with its loan covenants. Upon making this determination, the Company agreed to seek a new lender.

        On February 10, 2006, the Company entered into a $25.0 million Credit Agreement with Wachovia Bank, N.A. This revolving credit facility replaced the Company's prior senior secured credit facility. The new facility provides that borrowings under the facility will bear interest at various rates, over the applicable base rate or over LIBOR. The new facility is not subject to any borrowing base, contains customary debt to EBITDA leverage tests (EBITDA is defined as earnings before interest, taxes, depreciation and amortization) and minimum EBITDA tests, provides for customary events of default, is guaranteed by all of the Company's subsidiaries and is secured by substantially all of the assets of the Company and its subsidiaries other than the stock and assets of its subsidiary that owns the assets acquired from MDX. This loan was originally set to mature on February 10, 2008. In addition, in 2005, the Company wrote off approximately $0.7 million in previously deferred loan origination fees incurred for the prior credit facility.

        On May 31, 2006, the Company entered into an Amended and Restated Credit Agreement with Wachovia Bank, N.A. The facility, as amended, provides for maximum indebtedness of $35.0 million made up of a term loan for $20.0 million, and a revolving line of credit for $15.0 million, of which none is drawn as of December 31, 2006. Borrowings under the facility will continue to bear interest at various rates, over the applicable base rate or over LIBOR. The facility, as amended, is not subject to any borrowing base, contains customary debt to EBITDA leverage tests and minimum EBITDA tests, provides for customary events of default, is guaranteed by all of the Company's subsidiaries, including FastChannel, and is secured by substantially all of the assets of the Company and its subsidiaries, including FastChannel, but other than the stock and assets of its subsidiary that owns the assets acquired from MDX. At December 31, 2006, the loan interest rate was approximately 7.4%. The Company pays quarterly a nominal commitment fee for the unused portion of the revolving line of credit. The Company is currently in compliance with its covenants as of December 31, 2006.

10.   Income Taxes:

        The components of income from continuing operations before income taxes were:

	2006	2005	2004
United States	2,040	(2,741)	5,042
Outside United States	717	—	—

Total	2,757	(2,741)	5,042

        Components of deferred tax assets at December 31, 2006 and 2005 are as follows (in thousands):

	2006	2005
Deferred Tax Assets
Net operating loss carryforwards	$29,818	$21,927
Current temporary differences	2,290	829
Other	5,397	294

Total gross deferred tax assets	37,505	23,050
Less valuation allowance	(13,051)	—

Net deferred tax assets after valuation allowance	$24,454	$23,050

Deferred Tax Liabilities
Non-deductible intangibles and fixed asset basis	$(11,920)	(4,850)

Net deferred tax assets	$12,534	$18,200

        Components of the provision for income taxes are as follows (in thousands):

	2006	2005	2004
Current:
US Federal	$92	$18	$138
State	197	11	85
Foreign	82

	371	29	223
Deferred:
US Federal	1,063	(697)	1,336
State	68	(100)	170

	1,131	(797)	1,506
Valuation allowance	876	—	—

	$2,378	$(768)	$1,729

        As of December 31, 2006, the Company's current tax liability was $0.1 million, primarily related to amounts due in foreign jurisdictions.

        Income tax expense (benefit) differs from the amounts that would result from applying the federal statutory rate of 34% to the Company's net income (loss) before income taxes from continuing operations as follows (in thousands):

	2006	2005	2004
Expected tax expense (benefit)	$937	$(932)	$1,714
State and foreign income taxes, net of federal benefit	207	(88)	227
Other non-deductible items	358	252	(212)
Utilization of acquired deferred tax assets recorded as reduction to goodwill	—	—	8,971
Valuation allowance	876	—	(8,971)

Provision (benefit) for income taxes	$2,378	$(768)	$1,729

        Net operating loss (NOL) carryforwards of approximately $88.0 million will expire on various dates ranging from 2011 to 2025. Utilization of these carryforwards will be limited on an annual basis as a result of previous business combinations, pursuant to Section 382 of the Internal Revenue Code.

        Generally accepted accounting principles require the Company to record a valuation allowance against its deferred tax assets if it is "more likely than not" that the Company will not be able to utilize them in the future. For the period from 2001 through 2004, the Company has utilized $20.0 million in NOL carryforwards to offset its current tax liability. During 2004, the Company concluded that realization of all tax benefits from NOL carryforwards and other deferred tax assets was more likely than not. As a result, $9.0 million of the valuation allowance for deferred tax assets was reversed related to acquired deferred tax assets and was recorded as a reduction to goodwill.

        During 2006, the Company has recorded a valuation allowance of $0.9 million related to the deferred tax asset created as a result of the impairment charge recorded for its investment in Verance. Additionally, the Company acquired approximately $33.7 million in NOL carryforwards in its acquisition of FastChannel and has maintained a full valuation allowance related to those NOL carryforwards. The Company will maintain a full valuation allowance on its acquired NOL carryforward until the Company's tax position can be completely assessed. In accordance with FAS 109, any future reduction in the valuation allowance related to acquired deferred tax assets will be recorded as a reduction to goodwill. Management believes that the results of future operations will generate sufficient taxable income to realize the benefits of all of its net deferred tax assets.

11.   Employee Benefit Plan:

        The Company has a 401(k) retirement plan for all U.S. based employees. Employees may contribute up to a maximum dollar limit for 2006 of $15,000. In September 2006, the Company began matching 1% of gross pay for those employees contributing at least 3% of their gross pay into the plan. Employees vest in the matched contribution after two years of employment. Employer contributions are funded concurrent with the employee contributions they matched. The Company made approximately$27,500 in matching contributions in 2006 to the plan and no matching contributions in 2005 or 2004.

12.   Stockholders' Equity:

        On May 26, 2006 the Company's common stock was reverse split on a 1-for-10 basis.

Warrants

        The Company has issued warrants in connection with certain financing and leasing transactions as well as through common stock offerings. All outstanding warrants are convertible into common stock. The warrants outstanding at December 31, 2006 expire on December 31, 2010. A summary of outstanding warrants at December 31, 2006, 2005 and 2004 and changes during the years then ended follows (in thousands, except per share amounts):

	2006		2005		2004
	Warrants	Wtd. Avg. Exercise Price	Warrants	Wtd. Avg. Exercise Price	Warrants	Wtd. Avg. Exercise Price
Outstanding at beginning of the year	708	$11.56	738	$23.00	738	$23.00
Canceled	(47)	33.45	(30)	14.40	—	—

Outstanding at end of the year	661	$10.00	708	$11.56	738	$23.00

        On June 24, 2004, the Company approved a proposal to extend the expiration date of certain fully-vested, outstanding warrants to purchase Common Stock of the Company held by Scott K. Ginsburg, Chairman and Chief Executive Officer, and Omar A. Choucair, Chief Financial Officer, from March 31, 2005 until March 20, 2008. The modification had no effect on the Company's consolidated financial statements but was included in the Company's disclosure of pro forma net income (loss) and earnings (loss) per share under SFAS No. 123 in Note 2 to these financial statements.

        On December 21, 2005, Company approved a proposal to (i) extend the expiration date of certain fully-vested, outstanding warrants to purchase Common Stock of the Company held by Scott K. Ginsburg, Chairman and Chief Executive Officer, and Omar A. Choucair, Chief Financial Officer, until December 31, 2010, and (ii) reduce the strike price of the warrants to $10.00 per share (split adjusted). Prior to these modifications, Mr. Ginsburg held fully vested warrants as follows: (i) warrant to purchase 146,007 shares of Common Stock, strike price $32.50, with an expiration date of December 20, 2006; (ii) warrant to purchase 154,846 shares of Common Stock, strike price $32.50, with an expiration date of February 20, 2008: and (iii) warrant to purchase 350,973 shares of Common Stock, strike price $14.40, with an expiration date of March 20, 2008. Prior to the approved modifications, Mr. Choucair held a fully vested warrant to purchase 8,666 shares of Common Stock, strike price $14.40 and an expiration date of March 20, 2008. The modification had no effect on the Company's consolidated financial statements but was included in the Company's disclosure of pro forma net income (loss) and earnings (loss) per share under SFAS No. 123 in Note 2 to these financial statements.

13.   Stock Plans:

        The Company has three stock incentive plans:

1992 Stock Option Plan

        Under the Company's 1992 Stock Option Plan, (the "1992 Plan"), the Company was permitted to issue up to 14,950,000 shares of common stock to employees, officers, directors and consultants. The exercise price and terms of the options granted were determined by the Board of Directors, provided that such price could not be less than the fair value of the common stock on the date of grant for incentive stock options or, in the case of non-statutory options, less than 85 percent of the fair value of the common stock on the date of grant. The options generally vest over four years. The 1992 Plan provided that, in the event of a change in control of the Company, executive officers of the Company would receive accelerated vesting for a portion of its unvested option shares. The term of the options granted is seven years. No options have been granted at less than fair value under this plan. As of December 31, 2006, the 1992 Plan has expired. As such, no shares are available for future grants.

1996 Supplemental Option Plan

        Under the Company's 1996 Supplemental Option Plan, the Company may issue up to 750,000 shares of common stock to employees, officers, directors and consultants. The exercise price and terms of the options granted are determined by the Board of Directors. The options generally vest over four years. The term of the options granted is seven years.

1995 Director Option Plan

        Under the Company's 1995 Director Option Plan (the "Director Plan"), the Company could issue up to 800,000 shares of common stock to non-employee directors. The Director Plan provided that each future non-employee director of the Company would be automatically granted an option to purchase 10,000 shares of common stock (the "First Option") on the date on which the optionee first became a non-employee director of the Company and an additional option to purchase 2,500 shares of common stock (the "Subsequent Option") on each anniversary date thereafter. The exercise price per share of all options granted under the Director Plan would be equal to the fair market value of a share of the Company's common stock on the date of grant. Shares subject to the First Option vest over 36 months, and the Subsequent Option shares vest over 12 months beginning with the month following the second anniversary of its date of grant. The term of the options granted is ten years. As of December 31, 2006, the Director Plan has expired and no shares are available for future grants.

2006 Long-Term Stock Incentive Plan

        The 2006 Long-Term Stock Incentive Plan (the "2006 Plan") has been adopted to replace the Company's 1992 Stock Option Plan. In addition, because the Director Plan has expired recently, the 2006 Plan has been prepared in a manner to enable stock awards to be granted to members of our Board of Directors. When the 2006 Plan was approved by our stockholders, the 1992 Plan terminated and the shares identified above as remaining for future grants under the 1992 Plan ceased to be available for grants under the 1992 Plan. The number of shares subject to the 2006 Plan is 1,100,000 shares.

        A summary of the Company's fixed plan stock options at December 31, 2006 and the year then ended is presented below:

	2006
	Shares	Wtd. Avg. Exercise Price
Outstanding at beginning of the year	318,216	$22.46
Granted	306,000	$5.82
Exercised	(2,404)	$9.67
Canceled	(49,636)	$43.75

Outstanding at end of the year	572,176	$11.71

Exercisable at end of the year (vested)	268,488	$17.93

        The following table summarizes information about stock options outstanding at December 31, 2006:

Options Outstanding				Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted- Average Remaining Contractual Life	Weighted- Average Exercise Price	Number Exercisable	Weighted- Average Exercise Price
$5.00 - $9.99	326,755	3.10 years	$6.01	34,922	$7.34
$10.00 - $12.49	61,853	2.87 years	$11.33	56,175	$11.24
$12.50 - $15.00	48,500	2.36 years	$12.92	45,255	$12.92
$20.00 - $50.00	135,068	2.44 years	$25.26	132,136	$25.28

$5.30 - $43.80	572,176			268,488

        As of December 31, 2006, there were 1,097,500 shares available for future grant under the stock option plans.

        The weighted average fair value per share of options granted during the year was $4.03, $5.10 and $6.40 for the years ended December 31, 2006, 2005 and 2004, respectively.

        The total intrinsic value of options exercised was approximately $7,000, $1,000, and $407,000 during the years ended December 31, 2006, 2005 and 2004, respectively.

        The aggregate intrinsic value of options outstanding at December 31, 2006 was approximately $2,600,000. The aggregate intrinsic value of options vested at December 31, 2006 was approximately $366,000.

        The fair value of each option was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:

	2006	2005	2004
Number of options granted	306,000	9,000	22,250
Weighted average exercise price of options granted	$5.82	$10.87	$12.79
Volatility(1)	86%	76%	83%
Risk free interest rate(2)	4.4%	4.0%	3.5%
Expected term (years)(3)(4)	4.8	5.5	4.8
Expected annual dividends	None	None	None

(1)
Expected volatility is based on historical volatility of our stock over a preceding period commensurate with the expected term of the award.

(2)
The risk free rate for periods within the contractual term of the stock is based on the U.S. Treasury yield curve in effect at the time of grant.

(3)
The expected term for 2006 is calculated as the average between the vesting term and the contractual term, weighted by tranche, pursuant to SAB No. 107.

(4)
The Company assumes a forfeiture rate of zero in its fair value calculations due to minimal turnover in holders of options in its workforce.

14.   Commitments and Contingencies:

        The Company leases its facilities and certain equipment under non-cancelable capital and operating leases.

        The table below summarizes the Company's contractual obligations, including estimated interest, at December 31, 2006 (in thousands):

		Payments Due by Period
Contractual Obligation	Total	Less Than 1 Year	1-3 Years	4-5 Years	After 5 Years
Long-Term Debt	$23,217	$5,258	$15,313	$2,646	$—
Capital Leases	240	240	—	—	—
Operating Leases	11,685	2,810	7,300	1,575	—
Employment contracts	2,126	1,004	1,122	—	—
Unconditional Purchase Obligations	5,947	2,246	3,701	—	—

Total Contractual Cash Obligations	$43,215	$11,558	$27,436	$4,221	$—

        The present value of obligations under capital lease was $227 of which $240 is classified as a current liability.

        Rent expense totaled $3,411, $2,675 and $2,422 in 2006, 2005 and 2004, respectively.

        As of December 31, 2006, the Company has non-cancelable future minimum purchase commitments with its telephone and satellite service providers of approximately $2,246 for 2007, $1,247 for 2008, $1,534 for 2009, and $920 for 2010.

        On February 2, 2006, a subsidiary of the Company initiated an arbitration proceeding against Pathfire, Inc. Our subsidiary seeks unspecified damages suffered due to Pathfire's alleged breach and wrongful termination of a Technology License and Services Agreement between Pathfire and Media DVX, Inc., which agreement was acquired by our subsidiary in April 2005. Pathfire has asserted a breach of contract counterclaim against our subsidiary and seeks damages in the approximate amount of $387,000. A hearing is scheduled for May 2007, at which the arbitrator is expected to decide whether Pathfire is liable for breaching an exclusivity and non-competition clause in the agreement. Discovery is in progress.

        The Company is involved in various legal actions arising from the ordinary course of business. Management does not believe the ultimate resolution of these matters will have a material effect on the Company's financial position.

15.   Net Income (Loss) Per Share:

        Under SFAS No. 128, "Earnings per Share," the Company is required to compute earnings per share under two different methods (basic and diluted). Basic earnings per share is calculated by dividing net income (loss) attributable to common shareholders by the weighted average shares of common stock outstanding during the period. Diluted earnings per share is calculated by dividing net income attributable to common shareholders by the weighted average shares of outstanding common stock and common stock equivalents during the period.

        A reconciliation of net income (loss) per basic and diluted share for the three years ended December 31, 2006 follows (in thousands, except per share amounts):

	December 31,
	2006	2005	2004
Basic:
Net income (loss) from continuing operations	$379	$(1,973)	$3,314
Net income (loss) from discontinued operations	$(1,028)	$883	$(110)
Net income (loss)	$(649)	$(1,090)	$3,204
Weighted average shares outstanding	10,568	7,378	7,277

Basic net income (loss) from continuing operations per common share	$0.04	$(0.27)	$.46
Basic net income (loss) from discontinued operations per common share	$(0.10)	$0.12	$(0.02)
Basic net income (loss) per common share	$(0.06)	$(0.15)	$0.44

Diluted:
Weighted average shares outstanding	10,568	7,378	7,277
Add: Net effect of potentially dilutive shares	—	—	53

Total shares	10,568	7,378	7,330

Diluted net income (loss) from continuing operations per common share	$0.04	$(0.27)	$0.46
Diluted net income (loss) from discontinued operations per common share	$(0.10)	$0.12	$(0.02)
Diluted net income (loss) per common share	$(0.06)	$(0.15)	$0.44

16.   Unaudited Quarterly Financial Information (in thousands, expect per share amounts)

	Quarter Ended
	March 31, 2006	June 30, 2006	September 30, 2006	December 31, 2006
Revenues	$13,034	$15,124	$18,769	$21,740
Gross profit	6,312	7,578	9,394	12,061
Net income (loss) from continuing operations	632	1,060	(4,426)	3,113
Net income (loss) from discontinued operations	118	32	(54)	(1,124)
Net income (loss)	$750	$1,092	$(4,480)	$1,989

Basic earnings (loss) per share from continuing operations	$0.08	$0.12	$(0.35)	$0.24
Basic earnings (loss) per share from discontinued operations	$0.02	$0.00	$(0.00)	$(0.09)
Basic earnings (loss) per share	$0.10	$0.12	$(0.35)	$0.15
Diluted earnings (loss) per share from continuing operations	$0.08	$0.12	$(0.35)	$0.24
Diluted earnings (loss) per share from discontinued operations	$0.02	$0.00	$(0.00)	$(0.09)
Diluted earnings (loss) per share	$0.10	$0.12	$(0.35)	$0.15
	Quarter Ended
	March 31, 2005	June 30, 2005	September 30, 2005	December 31, 2005
Revenues	$13,638	$13,555	$11,591	$13,040
Gross profit	5,611	5,018	3,648	5,363
Net income (loss) from continuing operations	471	(577)	(1,054)	(808)
Net income (loss) from discontinued operations	652	(227)	(218)	(216)
Net income (loss)	$1,125	$(350)	$(841)	$(1,024)

Basic earnings (loss) per share from continuing operations	$0.06	$(0.08)	$(0.14)	$(0.11)
Basic earnings (loss) per share from discontinued operations	$0.09	$0.03	$0.03	$(0.03)
Basic earnings (loss) per share	$0.15	$(0.05)	$(0.11)	$(0.14)
Diluted earnings (loss) per share from continuing operations	$0.06	$(0.08)	$(0.14)	$(0.11)
Diluted earnings (loss) per share from discontinued operations	$0.09	$0.03	$0.03	$(0.03)
Diluted earnings (loss) per share	$0.15	$(0.05)	$(0.11)	$(0.14)

17.   Segment Information:

        The Company operates predominantly in two industry segments: digital and physical distribution of audio and video content and broadcast business intelligence and creative research services ("SourceEcreative"). The Company has defined its reportable segments based on internal financial reporting used for corporate management and decision-making purposes. The information in the following tables is derived directly from the segments' internal financial reporting used for corporate management purposes (in thousands).

	Year ended December 31, 2006
	Audio and Video Content Distribution		SourceEcreative	Consolidated Totals
Revenues	$64,911		$3,756	$68,667
Depreciation and amortization expense	8,162		401	8,563
Operating income	$8,624		$1,677	$10,301

Total assets	$171,091	(a)	$4,492	$175,583

	Year ended December 31, 2005
	Audio and Video Content Distribution		SourceEcreative	Consolidated Totals
Revenues	$49,971		$1,853	$51,824
Depreciation and amortization expense	5,954		394	6,348
Operating income (loss)	$(37)		$286	$249

Total assets	$110,643	(a)	$3,690	$114,333

	Year ended December 31, 2004
	Audio and Video Content Distribution		SourceEcreative	Consolidated Totals
Revenues	$52,970		$600	$53,570
Depreciation and amortization expense	5,019		124	5,143
Operating income (loss)	$6,245		$81	$6,326

Total assets	$102,694	(a)	$4,533	$107,227

(a)
Net of intersegment elimination which relate to intercompany receivables and payables that occur when one operating segment pays costs that are related to another operating segment.

18.   New Accounting Pronouncements:

        In September 2006, the SEC staff published Staff Accounting Bulletin ("SAB") No. 108, "Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements." SAB No. 108 addresses quantifying the financial statement effects of misstatements, specifically, how the effects of prior year uncorrected errors must be considered in quantifying misstatements in the current year financial statements. SAB No. 108 is effective for fiscal years ending after November 15, 2006. The adoption of SAB No. 108 by the Company in the fourth quarter of 2006 is discussed in Note 2 to the financial statements.

        In December 2004, the FASB issued SFAS No. 123R "Share Based Payment." SFAS No. 123R is a revision to SFAS 123 and supersedes APB Opinion No. 25 and amends FASB Statement No. 95, "Statement of Cash Flows." SFAS No. 123R requires a public entity to expense the cost of employee services received in exchange for an award of equity instruments. It provides guidance on valuing and expensing these awards, as well as disclosure requirements of these equity arrangements. SFAS No. 123R also requires the benefits of tax deductions in excess of recognized compensation cost to be reported as a financing cash flow, rather than as an operating cash flow as required under current literature. This requirement reduces net operating cash flows and increases net financing cash flows in periods after adoption. SFAS No. 123R permits an issuer to use either a prospective or one of two modified versions of retrospective application under which financial statements for prior periods are adjusted on a basis consistent with the pro forma disclosures required for those periods by the original SFAS No. 123. As modified by the SEC on April 15, 2005, SFAS No. 123R is effective for the first annual or interim reporting period of the registrant's first fiscal year that begins after June 15, 2005. The Company has implemented this pronouncement effective at the beginning of the fiscal year ended December 31, 2006.

        In December 2004, the FASB issued SFAS No. 153, "Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29." SFAS No. 153 is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. APB Opinion No. 29, "Accounting for Nonmonetary Transactions," provided an exception to its basic measurement principle (fair value) for exchanges of similar productive assets. Under APB Opinion No. 29, an exchange of a productive asset for a similar productive asset was based on the recorded amount of the asset relinquished. SFAS No. 153 eliminates this exception and replaces it with an exception for exchanges of nonmonetary assets that do not have commercial substance. SFAS No. 153 became effective for the Company as of July 2, 2005, and did not have a material impact on our consolidated financial statements.

        In May 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections, a replacement of Accounting Principles Board ("APB") Opinion No. 20 and FASB Statement No. 3." SFAS No. 154 requires retrospective application to prior periods' financial statements of a voluntary change in accounting principle unless it is impracticable. APB Opinion No. 20, "Accounting Changes," previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. SFAS No. 154 became effective for the Company on January 1, 2006. The adoption of SFAS No. 154 did not have a material impact on our consolidated financial statements.

        In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements." SFAS No. 157 defines fair value, establishes a framework for measuring fair value and expands disclosure requirements about fair value measurements. SFAS No. 157 is effective for the Company on January 1, 2008. We believe that the adoption of SFAS No. 157 will not have a material impact on our consolidated financial statements.

        In February 2007, the FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115." SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value. Unrealized gains and losses on items for which the fair value option has been elected will be recognized in earnings at each subsequent reporting date. SFAS No. 159 is effective for the Company on January 1, 2008. The Company is evaluating the impact that the adoption of SFAS No. 159 will have on our consolidated financial statements.

        In July 2006, the FASB issued FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes" ("Interpretation No. 48"). Interpretation No. 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements in accordance with SFAS No. 109, "Accounting for Income Taxes." Interpretation No. 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Interpretation No. 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. For the Company, Interpretation No. 48 was effective beginning January 1, 2007, and the cumulative effect adjustment, if any, will be recorded in the first quarter of 2007. We believe that the adoption of Interpretation No. 48 will not have a material impact on our consolidated financial statements.

19.   Related Party Transaction

        In connection with the Company's acquisition of MDX, a $6.5 million promissory note was issued to the seller of Media DVX and was payable over three years with an interest rate of the one month LIBOR rate for the applicable period with principal and then accrued interest due as follows: $1.5 million due on April 15, 2006, $2.0 million due on April 15, 2007, and $3.0 million due on April 15, 2008. However, during the fourth quarter of 2006, the Company retired the entire remaining balance of this obligation through a combination of issuing common stock and cash. The Company paid accrued interest on the promissory note on a quarterly basis. The promissory note was personally guaranteed by Scott K. Ginsburg, the Company's Chief Executive Officer and Chairman of the Board. Mr. Ginsburg's personal guarantee of the Company's debt was evaluated for the purpose of determining an amount to compensate him for such guarantee. The Company obtained an independent valuation which determined that the improved interest rate obtained by the Company as a direct result of the personal guarantee was worth approximately $0.6 million over the term of the loan. For the years ended December 31, 2006 and 2005 respectively, the Company has recognized additional interest expense of $0.3 million and $0.1 million associated with the guarantee.

20.   Subsequent Event

        On March 1, 2007, the Company completed its sale of Corporate Computer Systems, Inc. and proceeds of $425,000 were received in cash. Note 4 describes how this subsidiary is reflected in these financial statements as discontinued operations.

DG FASTCHANNEL, INC. AND SUBSIDIARIES

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

(in thousands)

Classification	Balance at Beginning of Period	Additions Charged to Operations	Acquired	Write-offs	Balance at End of Period
Allowance for Doubful Accounts
Year Ended:
December 31, 2004	$507	262	157	(504)	$422
December 31, 2005	$422	343	—	(274)	$491
December 31, 2006	$491	789	199	(433)	$1,046

Exhibit 31.1

DG FASTCHANNEL, INC. AND SUBSIDIARIES

CERTIFICATION PURSUANT TO RULE 13a-14(a)/15d-14(a)

I, Scott K. Ginsburg, certify that:

1.
I have reviewed this annual report on Form 10-K of DG FastChannel, Inc. (the "Registrant");

2.
Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.
Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the Registrant as of, and for, the periods presented in this report;

4.
The registrant's other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the Registrant and have:

(a)
Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the Registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)
[Intentionally omitted]

(c)
Evaluated the effectiveness of the Registrant's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d)
Disclosed in this report any change in the Registrant's internal control over financial reporting that occurred during the Registrant's most recent fiscal quarter (the Registrant's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the Registrant's internal control over financial reporting; and

5.
The Registrant's other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the Registrant's auditors and the audit committee of the Registrant's board of directors (or persons performing the equivalent functions):

(a)
All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Registrant's ability to record, process, summarize and report financial information; and

(b)
Any fraud, whether or not material, that involves management or other employees who have a significant role in the Registrant's internal control over financial reporting.

Date: April 2, 2007	/s/ SCOTT K. GINSBURG

Scott K. Ginsburg Chairman of the Board of Directors and Chief Executive Officer

Exhibit 31.2

DG FASTCHANNEL, INC. AND SUBSIDIARIES

CERTIFICATION PURSUANT TO RULE 13a-14(a)/15d-14(a)

I, Omar A. Choucair, certify that:

1.
I have reviewed this annual report on Form 10-K of DG FastChannel, Inc. (the "Registrant");

2.
Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.
Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the Registrant as of, and for, the periods presented in this report;

4.
The registrant's other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the Registrant and have:

(a)
Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the Registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)
[Intentionally omitted]

(c)
Evaluated the effectiveness of the Registrant's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d)
Disclosed in this report any change in the Registrant's internal control over financial reporting that occurred during the Registrant's most recent fiscal quarter (the Registrant's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the Registrant's internal control over financial reporting; and

5.
The Registrant's other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the Registrant's auditors and the audit committee of the Registrant's board of directors (or persons performing the equivalent functions):

(a)
All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Registrant's ability to record, process, summarize and report financial information; and

(b)
Any fraud, whether or not material, that involves management or other employees who have a significant role in the Registrant's internal control over financial reporting.

Date: April 2, 2007	/s/ OMAR A. CHOUCAIR

Omar A. Choucair Chief Financial Officer

EXHIBIT 32.1

SECTION 1350 CERTIFICATIONS

        In connection with the Annual Report of DG FastChannel, Inc. (the "Company") on Form 10-K for the annual period ended December 31, 2006, as filed with the SEC on the date hereof (the "Report"), the undersigned, in the capacities and dates indicated below, hereby certify pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that: (1) the Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and (2) the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: April 2, 2007	By:	/s/ SCOTT K. GINSBURG Scott K. Ginsburg Chairman of the Board of Directors and Chief Executive Officer
Date: April 2, 2007	By:	/s/ OMAR A. CHOUCAIR Omar A. Choucair Chief Financial Officer

Annex I

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 10-K/A
AMENDMENT NO. 1

☒ ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For The Fiscal Year Ended December 31, 2006
OR
☐ TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the Transition Period From to .

COMMISSION FILE NUMBER: 0-27644

DG FastChannel, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	94-3140772
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

750 West John Carpenter Freeway, Suite 700
Irving, Texas 75039
(Address Of Principal Executive Offices, Including Zip Code)

(972) 581-2000
(Registrant's Telephone Number, Including Area Code)

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Name of each exchange on which registered
Common Stock, $0.001 par value	Nasdaq Global Market

Securities registered pursuant to Section 12(g) of the Act: None

        Indicate by check mark if the Registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act.    Yes ☐ No ☒

        Indicate by check mark if the Registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Exchange Act.    Yes ☐ No ☒

        Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months and (2) has been subject to such filing requirements for the past 90 days.    Yes ☒ No ☐

        Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of Registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. ☐

        Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer or a non-accelerated filer. See definition of "accelerated filer" and "large accelerated filer" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒

        Indicate by check mark if the Registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).    Yes ☐ No ☒

        The aggregate market value of the Common Stock held by non-affiliates of the registrant, computed by reference to the closing price and shares outstanding, was approximately $177.6 million as of December 31, 2006, and approximately $52.9 million as of June 30, 2006, the last business day of the registrant's most recently completed second quarter. Shares of Common Stock held by each officer and director of the registrant and by each person who may be deemed to be an affiliate have been excluded. This determination of affiliate status is not necessarily a conclusive determination for other purposes.

        As of March 31, 2007, the registrant had 15,849,796 shares of Common Stock outstanding.

DOCUMENTS INCORPORATED BY REFERENCE

None

I-1

EXPLANATORY NOTE

        The purpose of this Amendment No. 1 (the "Amendment") to the Annual Report on Form 10-K of DG FastChannel, Inc. (the "Registrant") for the year ended December 31, 2006 (the "Original Form 10-K") is to include the disclosure required in Part III, Items 10, 11, 12, 13 and 14. In connection with the filing of this Amendment and pursuant to the rules of the Securities and Exchange Commission, we are also including with this Amendment certain currently dated certifications and other exhibits. Accordingly, Item 15 of Part IV has also been amended to reflect the filing thereof. Except for Items 10, 11, 12, 13 and 14 of Part III and the inclusion of such exhibits in Item 15 of Part IV, no other information included in the Original Form 10-K is amended or changed by this Amendment.

DG FASTCHANNEL, INC.

FORM 10-K/A

I-i

PART III

Item 10. DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Executive Officers and Directors

        The following table sets forth certain information concerning our executive officers and directors as of March 31, 2007:

Name	Age	Title(s)	Expiration of Term as Director
Scott K. Ginsburg(1)	54	Chief Executive Officer and Chairman of the Board	2007
Omar A. Choucair(1)	45	Chief Financial Officer and Director	2009
William Donner(2)	54	Director	2008
Lisa C. Gallagher(3)	50	Director	2009
Kevin C. Howe(2),(3)	58	Director	2008
David M. Kantor(3)	50	Director	2009
Anthony J. LeVecchio(2)	60	Director	2008
Neil H. Nguyen	33	Executive Vice President of Sales and Operations	N/A
Pamela Maythenyi	51	Senior Vice President of SourceEcreative	N/A

(1)
Member of the Executive Committee

(2)
Member of the Audit Committee

(3)
Member of the Compensation Committee

        Scott K. Ginsburg joined the Company in December 1998 as Chief Executive Officer and Chairman of the Board. In July 1999, Matthew E. Devine assumed the responsibilities as Chief Executive Officer, but Mr. Ginsburg remained the Company's Chairman. Mr. Ginsburg reassumed the responsibilities as Chief Executive Officer of the Company in November 2003 following Mr. Devine's resignation. Mr. Ginsburg founded the Boardwalk Auto Group in 1998, which consists of several car dealerships located in the Dallas area. From 1997 to 1998, Mr. Ginsburg served as Chief Executive Officer and Director of Chancellor Media Corporation (now part of Clear Channel Communications, Inc.). Mr. Ginsburg founded Evergreen Media Corporation in 1988, and was the co-founder of Statewide Broadcasting, Inc. and H&G Communications, Inc. Mr. Ginsburg earned a B.A. from George Washington University in 1974 and a J.D. from Georgetown University in 1978.

        Omar A. Choucair joined the Company as Chief Financial Officer in July 1999 and has been a member of the Board of Directors of the Company since November 2000. Prior to joining the Company, Mr. Choucair served as Vice President of Finance for AMFM, Inc. (formerly Chancellor Media Corporation) and served as Vice President of Finance for Evergreen Media Corporation before it was acquired by Chancellor Media Corporation in 1997. Prior to entering the media industry, Mr. Choucair was a Senior Manager at KPMG LLP, where he specialized in media and telecommunications clients. Mr. Choucair received a B.B.A. from Baylor University.

        William Donner has been a member of the Board of Directors of the Company since May 2006 after having served as a director of FastChannel Network, Inc. Since 2004, Mr. Donner has served as CEO of MedCommons, a personal health record storage and transport company. In the early 1980s, Mr. Donner built and ran Precision Business Systems, a Wall Street based systems integrator. Precision Business Systems was sold to Bank of America in 1988 and subsequently, a division was sold to Reuters, PLC, where Mr. Donner ran the Reuters Dealing 2001 and 2002 Trading Services. In 1994, Mr. Donner was named Chief Architect of Reuters where he ran the central research group. Mr. Donner joined the Greenhouse Group, Reuters' corporate venture capital arm, in 1996. In 1999,

Mr. Donner joined Fenway Partners, a private equity fund, where he led the technology investment group. Mr. Donner holds a B.S.E.E. from Massachusetts Institute of Technology.

        Lisa C. Gallagher has been a member of the Board of Directors of the Company since May 2006 after having served first as a director, and most recently as Chairman of the Board of Directors, of FastChannel Network, Inc. since 2002. Since 2003, Ms. Gallagher has served as the Senior Vice President and Chief Operating Officer of Hawtan Leathers, a privately held international manufacturer of specialty leathers for the garment industry. She previously spent over 20 years as both a commercial as well as investment banker specializing in media transactions. She started her banking career in the early 1980s at the Bank of Boston and in 1997 moved to its investment bank, BancBoston Securities as Managing Director to run their Media &Communications Group. In 1998 she became Managing Director and Group head of the Internet/Media Convergence Group of Robertson Stephens, a leading high technology investment banking firm, upon the BancBoston Securities acquisition of Robertson Stephens. After leaving Robertson Stephens in 2001, she worked for Remy Capital Partners, a small investment banking boutique, before joining Hawtan Leathers. Ms. Gallagher holds a B.A. from Mount Holyoke College and an M.B.A. from the Simmons Graduate School of Management in Boston.

        Kevin C. Howe has been a member of the Board of Directors of the Company since February 2001. Since 1999, he has been the Managing Partner of Mercury Ventures. Mercury Ventures manages six different funds that invest in emerging technology companies that focus on Internet applications. Mr. Howe serves on the board of The Sage Group, plc. which is traded on the London Stock Exchange. Mr. Howe also sits on the boards of seven privately held technology firms. In 1985, he co-founded DacEasy, an early leader in packaged application software. In 1987, Mr. Howe led the sale of DacEasy to Insilco (a Fortune 500 company). In 1991, Mr. Howe led the carve-out of DacEasy from Insilco and subsequent sale to The Sage Group, plc. which had market capitalization of over $7 billion. He was Chief Executive Officer of the US operations of The Sage Group, plc. responsible for operations and acquisitions until 1999. In 1993, Mr. Howe also co-founded Martin Howe Associates, which was an early leader in the merchant credit card processing industry and a pioneer in wireless solutions. The company was sold in 1997 to PMT Services, Inc., a Nasdaq listed company. Mr. Howe received his MBA from Southern Methodist University in 1976.

        David M. Kantor has been a member of the Board of Directors of the Company since August 1999. Since 2003, Mr. Kantor has been Vice Chairperson and Chief Executive Officer of Reach Media, a company that develops, acquires and partners in quality media and marketing opportunities targeting the African-American population. Formerly, he was Senior Vice President for Network Operations of AMFM, Inc. (formerly Chancellor Media Corporation) and President of ABC Radio Network, having previously served as Executive Vice President. Prior to joining ABC Radio Network, he held executive positions with Cox Cable and Satellite Music Network. Mr. Kantor holds a B.S. from the University of Massachusetts and an MBA from Harvard Business School.

        Anthony J. LeVecchio has been a member of the Board of Directors of the Company since August 2004. Since its formation in 1988, he has been the President of The James Group, a general business consulting firm that has advised clients across a range of high-tech industries. Prior to forming The James Group in 1988, Mr. LeVecchio was the Senior Vice President and Chief Financial Officer for VHA Southwest, Inc., a regional healthcare system. He currently serves on the Board of Directors of Microtune, Inc., a company that is listed on the Nasdaq Global Market, and serves as the Chairman of its Audit Committee. He currently serves on the Board of Directors of Ascendent Solutions, Inc., a company that is tracked on the OTC Bulletin Board and serves as the Chairman of its Audit Committee. He also serves on the Board of Directors of Viewpoint Financial Group, a Plano, Texas based bank holding group traded on the Nasdaq Global Select Market and is on their audit and compensation committees.

        Neil H. Nguyen joined the Company as Executive Vice President of Sales and Operations in March 2005. Prior to joining the Company, from 1998 to 2002, Mr. Nguyen served as President of Point.360's MultiMedia Group and also served in various senior management roles at FastChannel Network including Executive Vice President, Strategic Planning and Vice President Global Sales and Business Development from 2003 to 2005. Mr. Nguyen received a B.S. from California State University, Northridge.

        Pamela Maythenyi joined the Company as Senor Vice President of SourceEcreative in August 2004. Prior to joining the Company, Ms. Maythenyi owned The Source Maythenyi (also known as Source TV), which she formed in 1988 and sold to the Company in 2004, at which time she was hired by the Company to oversee that division, now known as SourceEcreative. Formerly, she was a producer for BBDO and executive producer for J. Walter Thomson. Ms. Maythenyi received a B.A. from the University of Florida.

Corporate Governance

  Independence

        The Board of Directors has determined, after considering all of the relevant facts and circumstances, that each of Mr. Howe, Mr. Kantor, Mr. LeVecchio, Mr. Donner and Ms. Gallagher is independent from our management, and is an "independent director" as defined under the Nasdaq Marketplace Rules. This means that none of those directors (1) is an officer or employee of the Company or its subsidiaries or (2) has any direct or indirect relationship with the Company that would interfere with the exercise of his or her independent judgment in carrying out the responsibilities of a director. As a result, the Company has a majority of independent directors as required by the Nasdaq Marketplace Rules.

  Code of Business Conduct and Ethics

        The Company has adopted a Code of Business Conduct and Ethics that applies to its directors, officers and employees. A copy of the Company's Code of Business Conduct and Ethics is available on its website at www.dgfastchannel.com by clicking first on "Who We Are," then on "Careers & Ethics." The Company will also provide a copy of its Code of Business Conduct and Ethics, without charge, to any stockholder who so requests in writing.

  Executive Sessions of Independent Directors

        The Company's independent directors have executive sessions at which only independent directors are present after every regularly scheduled meeting of the Board of Directors. Mr. Howe presides over these executive sessions.

  Communications with the Board of Directors

        Stockholders may communicate with the Board of Directors by writing to the Board in care of the Company's Secretary, DG FastChannel, Inc., 750 West John Carpenter Freeway, Suite 700, Irving, Texas 75039. The Board of Directors has delegated responsibility for initial review of stockholder communications to the Company's Secretary. In accordance with the Board's instructions, the Secretary will forward the communication to the director or directors to whom it is addressed, except for communications that are (1) advertisements or promotional communications, (2) solely related to complaints by users with respect to ordinary course of business customer service and satisfaction issues or (3) clearly unrelated to our business, industry, management or Board or committee matters. In addition, the Secretary will make all communications available to each member of the Board, at the Board's next regularly scheduled meeting.

Board Committees

        The Board of Directors of the Company has three standing committees: the Audit Committee, the Compensation Committee and the Executive Committee. None of the directors who serve as members of the Audit Committee or the Compensation Committee are employees of the Company or any of its subsidiaries. The Company has no nominating committee or committee that recommends qualified candidates to the Board of Directors for nomination or election as directors.

  Audit Committee

        The Audit Committee operates under an Amended and Restated Charter of the Audit Committee adopted by the Company's Board of Directors, a copy of which was attached as Appendix A to the Company's 2004 Proxy Statement.

        The Audit Committee's functions include:

  •
  engaging independent auditors and determining their compensation;

  •
  making recommendations to the Board of Directors for reviewing the completed audit and audit report with the independent auditors, the conduct of the audit, significant accounting adjustments, recommendations for improving internal controls, and all other significant findings during the audit;

  •
  meeting at least quarterly with the Company's management and auditors to discuss internal accounting and financial controls, as well as results of operations reviews performed by the auditors;

  •
  determining the scope of and authorizing or approving any permitted nonaudit services provided by the independent auditors and the compensation for those services; and

  •
  initiating and supervising any special investigation it deems necessary regarding the Company's accounting and financial policies and controls.

        The Audit Committee is composed solely of directors who are not officers or employees of the Company and who, the Company believes, have the requisite financial literacy to serve on the Audit Committee, have no relationship to the Company that might interfere with the exercise of their independent judgment, and meet the standards of independence for members of an audit committee under the rules of the Securities and Exchange Commission (the "SEC") and under the Nasdaq Marketplace Rules.

        In accordance with the rules and regulations of the SEC, the preceding paragraph regarding the independence of the members of the Audit Committee shall not be deemed to be "soliciting material" or to be "filed" with the SEC or subject to Regulations 14A or 14C of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or to the liabilities of Section 18 of the Exchange Act and shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, notwithstanding any general incorporation by reference of this section of this Proxy Statement into any other filed document.

        Messrs. LeVecchio (Chairman), Donner and Howe are the current members of the Audit Committee. The Board of Directors, after reviewing all of the relevant facts, circumstances and attributes, has determined that Mr. LeVecchio, the Chairman of the Audit Committee, is the sole "audit committee financial expert" on the Audit Committee.

  Compensation Committee

        The Compensation Committee's functions include:

  •
  establishing and administering the Company's compensation policies;

  •
  determining, or recommending to the Board, the compensation of the Company's executive officers;

  •
  administering the Company's equity compensation plans; and

  •
  overseeing the administration of other employee benefit plans and fringe benefits paid to or provided for the Company's officers.

        See "Executive Compensation—Compensation Committee Report" below. Messrs. Howe (Chairman) and Kantor and Ms. Gallagher are the current members of the Compensation Committee. All current members of the Compensation Committee are "independent directors" as defined under the Nasdaq Marketplace Rules.

  Executive Committee

        The Executive Committee was established in January 2001. The Executive Committee has the authority, between meetings of the Board of Directors, to take all actions with respect to the management of the Company's business that require action by the Board of Directors, except with respect to certain specified matters that by law must be approved by the entire Board of Directors. Messrs. Ginsburg and Choucair are the current members of the Executive Committee.

Attendance at Meetings of the Board of Directors and Committees

        During 2006, the Board of Directors held five meetings. The Audit Committee held five meetings during 2006, and the Compensation Committee did not have any meetings during 2006. Instead, all issues normally considered by the Compensation Committee were considered by the entire Board of Directors. All persons who were directors during 2006 attended at least 75% of the total of the Board meetings and the meetings of committees on which they served that were held while such person served as a director.

Nominations to the Board of Directors

        The Board of Directors does not have a nominating committee or other committee that recommends qualified candidates to the Board for nomination or election as directors. The Board of Directors believes that, because of its relatively small size, it is sufficient for the independent directors to select or recommend director nominees. The Board of Directors has adopted a nominations process that provides that the Company's independent directors (as defined under the Nasdaq Marketplace Rules), acting by a majority, are authorized to recommend individuals to the Board of Directors for the Board's selection as director nominees. Under the rules promulgated by the SEC, the independent directors are, therefore, treated as a "nominating committee" for the purpose of the disclosures in this section.

        With respect to the nominations process, the independent directors do not operate under a written charter, but under resolutions adopted by the Board of Directors.

        The independent directors are responsible for reviewing and interviewing qualified candidates to serve on the Board of Directors, for making recommendations to the full Board for nominations to fill vacancies on the Board, and for selecting the management nominees for the directors to be elected by the Company's stockholders at each annual meeting. The independent directors have not established specific minimum age, education, experience or skill requirements for potential directors. The independent directors have, however, been authorized by the Board of Directors to take into account all factors they consider appropriate in fulfilling their responsibilities to identify and recommend individuals to the Board as director nominees. Those factors may include, without limitation, the following:

  •
  an individual's business or professional experience, accomplishments, education, judgment, understanding of the business and the industry in which the Company operates, specific skills and talents, independence, time commitments, reputation, general business acumen and personal and professional integrity or character;

  •
  the size and composition of the Board and the interaction of its members, in each case with respect to the needs of the Company and its stockholders; and

  •
  regarding any individual who has served as a director of the Company, his past preparation for, attendance at, and participation in meetings and other activities of the Board or its committees and his overall contributions to the Board and the Company.

        The independent directors may use multiple sources for identifying and evaluating nominees for directors, including referrals from the Company's current directors and management as well as input from third parties, including executive search firms retained by the Board. The independent directors will obtain background information about candidates, which may include information from directors' and officers' questionnaires and background and reference checks, and will then interview qualified candidates. The Company's other directors will also have an opportunity to meet and interview qualified candidates. The independent directors will then determine, based on the background information and the information obtained in the interviews, whether to recommend to the Board of Directors that a candidate be nominated to the Board.

        The independent directors will consider qualified nominees recommended by stockholders, who may submit recommendations to the independent directors in care of the Company's Board of Directors through a written notice as described under "—Corporate Governance—Communications with the Board of Directors" above. To be considered by the independent directors, a stockholder nomination (1) must be submitted by May 1, 2008, (2) must contain a statement by the stockholder that such stockholder holds, and has continuously held for at least a year before the nomination, at least $2,000 in market value or 1% of the shares of Common Stock and that such stockholder will continue to hold at least that number of shares through the date of the annual meeting of stockholders, and (3) must be accompanied by a description of the qualifications of the proposed candidate and a written statement from the proposed candidate that he or she is willing to be nominated and desires to serve, if elected. Nominees for director who are recommended by the Company's stockholders will be evaluated in the same manner as any other nominee for director.

Director Compensation

        Directors of the Company receive compensation for services provided as a director as well as reimbursement for documented reasonable expenses incurred in connection with attendance at meetings of the Board and the committees thereof. Other than Mr. LeVecchio, the Company pays its directors $2,500 per Board meeting attended, plus $1,000 per meeting of each committee or special assignments of the Board. Mr. LeVecchio is paid $25,000 as an annual retainer, $1,000 for each meeting of the Board attended, and $750 for each meeting of the Audit Committee attended. Directors of the Company are also eligible to receive stock-based compensation in the form of stock options.

Section 16(a) Beneficial Ownership Reporting Compliance

        The members of the Board of Directors, the officers of the Company and persons who hold more than 10% of the Company's outstanding common stock are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended, which require them to file reports with respect to their ownership of the Company's common stock and their transactions in such common stock. Based upon (i) the copies of Section 16(a) reports that the Company received from such persons for their 2006 fiscal year transactions in the common stock and their common stock holdings and (ii) the written representation received from one or more of such persons that no annual Form 5 reports were required to be filed by them for the 2006 fiscal year, the Company believes that all reporting requirements under Section 16(a) for such fiscal year were met in a timely manner by its officers, Board members and greater than 10% shareholders at all times during the 2006 fiscal year.

Other Information

        In September 1999, a civil lawsuit was filed by the SEC in the United States District Court for the Southern District of Florida against Scott K. Ginsburg, the Chairman of the Board of the Company, his brother and his father. The lawsuit alleged that Mr. Ginsburg had violated the insider trading provisions of the federal securities laws by communicating material, non-public information to his brother in 1996 regarding the securities of EZ Communications, Inc. ("EZ") and in 1997 regarding the securities of Katz Media, Inc. ("Katz"). The lawsuit further alleged that Mr. Ginsburg's father and brother, relying upon the information allegedly furnished by Mr. Ginsburg, purchased securities in EZ and Katz, and subsequently profited from the sale of such securities.

        In April 2002, a jury found that Mr. Ginsburg did make these communications, known as "tipping," and therefore concluded that he had violated Sections 10(b) and 14(e) of the Exchange Act and Rules 10b-5 and 14e-3 thereunder. In July 2002, the United States District Court imposed a $1,000,000 civil penalty against Mr. Ginsburg.

        Mr. Ginsburg filed a motion asking the Court to set aside its ruling and the verdict of the jury. On December 19, 2002, the United States District Court granted Mr. Ginsburg's motion for judgment notwithstanding the verdict. The Court overturned the jury verdict in its entirety and set aside the civil penalty.

        On February 13, 2003, the SEC filed a Notice of Appeal, seeking to reverse the Court's decision and challenging the Court's earlier refusal to impose an injunction against Mr. Ginsburg. On March 19, 2004 a decision of a three-judge panel of the Eleventh Circuit U.S. Court of Appeals reversed the decision by the U.S. District Court for the Southern District of Florida on December 19, 2002. The Court of Appeals (i) reinstated the jury verdict that Mr. Ginsburg had, in matters unrelated to the Company, violated Sections 10(b) and 14(e) of the Exchange Act and Rules 10b-5 and 14e-3 thereunder, (i) reinstated a $1 million civil penalty against Mr. Ginsburg and (iii) remanded the case to the District Court with instructions to enjoin Mr. Ginsburg from violations of the federal securities laws and regulations. The Court of Appeals did not bar Mr. Ginsburg from serving as an officer or director of a public company and the Company's Board immediately and unanimously moved to affirm Mr. Ginsburg in his capacity as Chairman of the Board of Directors.

Item 11. EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

  Compensation Philosophy and Objectives

        The Compensation Committee believes that the most effective executive compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals by the Company, and which aligns executives' interests with those of the stockholders by rewarding performance at or above established goals, with the ultimate objective of improving stockholder value. The philosophy of the Compensation Committee is to evaluate both performance and compensation to ensure that we maintain our ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of our peer companies. To that end, the Compensation Committee believes executive compensation packages should include both cash and equity-based compensation that reward performance as measured against established goals.

  Setting Executive Compensation

        Management develops our compensation plans by utilizing publicly available compensation data in the media services and technology industries. We believe that the practices of these groups of companies provide us with appropriate compensation benchmarks, because these groups of companies are in similar businesses and tend to compete with us for executives and other employees. For benchmarking executive compensation, we typically review the compensation data we have collected from these groups of companies, as well as a subset of the data from those companies that have a similar number of employees as the Company. For purposes of determining executive compensation, we have not engaged consultants to help us analyze this data or to compare our compensation programs with the practices of the companies represented in the compensation data we review.

        Based on management's analyses and recommendations, the Compensation Committee has approved a pay-for-performance compensation philosophy, which is intended to establish base salaries and total executive compensation (taking into consideration the executive's experience and abilities) that are competitive with those companies with a similar number of employees represented in the compensation data we review.

        We work within the framework of this pay-for-performance compensation philosophy to determine each component of an executive's initial compensation package based on numerous factors, including:

  •
  the individual's particular background, track record and circumstances, including training and prior relevant work experience;

  •
  the individual's role with us and the compensation paid to similar persons in the companies represented in the compensation data that we review;

  •
  the demand for individuals with the individual's specific expertise and experience;

  •
  performance goals and other expectations for the position; and

  •
  uniqueness of industry skills.

        The terms of each executive officer's compensation are derived from employment agreements negotiated between the Company and the executive. Each executive's employment agreement is generally negotiated to cover a three-year period, and outlines annual pay increases and targeted annual bonus amounts. Employment agreements for the Chief Executive Officer and Chief Financial Officer are approved by the Board of Directors or Compensation Committee. Employment agreements for other executives are approved by the Company's Chief Executive Officer.

  2006 Executive Compensation Components

        For the fiscal year ended December 31, 2006, the principal components of compensation that our named executive officers were eligible to receive were:

  •
  Base salary;

  •
  Performance-based incentive compensation (annual bonus);

  •
  Long-term equity incentive compensation;

  •
  Participation in the Company's 401(k) Plan; and

  •
  Perquisites and other personal benefits.

  Base Salary

        Base salaries for our executives are established based on the scope of their responsibilities and their prior relevant background, track record, training and experience, taking into account competitive market compensation paid by the companies represented in the compensation data we review for similar positions and the overall market demand for such executives at the time the respective employment agreements are negotiated. As with total executive compensation, we believe that executive base salaries should be competitive with the range of salaries for executives in similar positions and with similar responsibilities in the companies of similar size to us represented in the compensation data we review. An executive's base salary is also evaluated together with components of the executive's other compensation to ensure that the executive's total compensation is consistent with our overall compensation philosophy.

        The base salaries were established in arms-length negotiations between the executive and the Company, taking into account their extensive experience, knowledge of the industry, track record, and achievements on behalf of the Company.

        Base salaries are adjusted annually in accordance with the terms of the executive's employment contract.

  Annual Bonus

        Our compensation program includes eligibility for an annual performance-based cash bonus. The amount of the cash bonus is generally consistent with the targeted bonus established in the executive's employment contract and may be adjusted on a discretionary basis, in accordance with the employment contract. All executives are eligible for annual performance-based cash bonuses as set forth in their employment agreements and in accordance with Company policies. As provided in their employment agreements, our Chief Executive Officer and Chief Financial Officer are eligible for annual performance-based cash bonuses of up to $187,500 and $75,500, respectively (which amounts are adjusted upward during the term of the agreement). In its discretion, the Compensation Committee and Board of Directors may, however, award a bonus payment above or below this target amount.

        During 2006, Mr. Ginsburg was awarded a cash bonus of $175,000. Mr. Choucair was awarded a cash bonus of $75,000. In addition, the Compensation Committee approved a supplemental bonus in February 2006 for Mr. Choucair in the amount of $30,000, in accordance with his employment agreement in effect at the time, due to the achievement of certain Company objectives, including refinancing the Company's credit facilities. Mr. Nguyen's annual bonus of $75,000 was paid in accordance with the terms of his current employment agreement. In addition, Mr. Nguyen received a bonus in February 2006 in the amount of $40,000, as called for in his employment agreement in effect at the time. Ms. Maythenyi received bonuses totaling $60,000 in 2006, in accordance with the terms of her employment agreement.

  Long-Term Equity Incentive Compensation

        We believe that long-term performance is achieved through an ownership culture that encourages long-term participation by our executives in equity-based awards. Our 2006 Long-term Stock Incentive Plan (the "2006 Plan") allows us to grant stock options to employees. We currently make initial equity awards of stock options to new executive and certain non-executive employees in connection with their employment with the Company. Annual grants of options, if any, are approved by the Compensation Committee.

        Initial Equity Incentives.    Executives and certain non-executive employees who join us are awarded initial stock option grants. These grants have an exercise price equal to the fair market value of our common stock on the later of the grant date or the date the employee joins us, and they typically vest ratably over four years. The initial stock option awards are intended to provide the executive with incentive to build value in the organization over an extended period of time. The size of the initial stock option award is also reviewed in light of the executive's track record, base salary, other compensation and other factors to ensure that the executive's total compensation is in line with our overall compensation philosophy.

        Subsequent Equity Incentives.    We may make annual stock option awards as part of our overall annual review process. The Compensation Committee believes that stock options provide management with a strong link to long-term corporate performance and the creation of stockholder value. We expect that the annual aggregate value of these awards would be set near competitive median levels for companies represented in the compensation data we review. As is the case when the amounts of base salary and initial equity awards are determined, a review of all components of compensation is conducted when determining equity awards to ensure that total compensation conforms to our overall philosophy and objectives.

  Perquisites and Other Personal Benefits

        We provide named executive officers with perquisites and other personal benefits that we and the Compensation Committee believe are reasonable and consistent with our overall compensation program to better enable the Company to attract and retain superior employees for key positions. The Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to executive officers.

        We maintain benefits and perquisites that are offered to all employees, including health insurance, life and disability insurance, dental insurance and a 401(k) plan, including Company matching contributions.

  Termination Based Compensation

        Upon termination of employment, all executive officers are entitled to receive severance payments under their employment agreements. In determining whether to approve and as part of the process of setting the terms of such severance arrangements, the Compensation Committee recognizes that executives and officers often face challenges securing new employment following termination. Our Chief Executive Officer's employment agreement provides, if his employment is terminated without cause, he is entitled to (a) all remaining salary in lump sum payments to the end of the employment term, plus salary in lump sum payments from the end of the employment term through the end of the first anniversary of the Date of Termination, and (b) the continuation by the Company of medical and dental insurance coverage for him and his family until the end of the employment term. Our Chief Financial Officer's employment agreement provides, if his employment is terminated without cause, he is entitled to (a) all remaining salary in lump sum payments to the end of the employment term, plus salary in lump sum payments from the end of the employment term through the end of the third anniversary of the Date of Termination, and (b) the continuation by the Company of medical and dental insurance coverage for him and his family until the end of the employment term. Following the end of the employment term, upon termination for any reason other than cause, our Chief Executive Officer and Chief Financial Officer each are entitled to continuation of his salary in effect at that time for a period of six months.

Tax and Accounting Implications

  Deductibility of Executive Compensation

        As part of its role, the Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that we may not deduct compensation of more than $1,000,000 that is paid to certain individuals. We believe that compensation paid under the management incentive plans are generally fully deductible for federal income tax purposes.

  Accounting for Stock-Based Compensation

        Beginning on January 1, 2006, we began accounting for stock-based payments, including awards under the 2006 Plan, in accordance with the requirements of Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, or SFAS 123(R).

Compensation Committee Report

        The Compensation Committee of the Board of Directors of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors of the Company that the Compensation Discussion and Analysis be included in this Amendment No. 1 to the Annual Report on Form 10-K/A.

THE COMPENSATION COMMITTEE
Kevin C. Howe, Chairman Lisa C. Gallagher David M. Kantor

Summary Compensation Table

        The following table shows the compensation for the fiscal year ended December 31, 2006 earned by our Chairman and Chief Executive Officer, our Chief Financial Officer who is our Principal Financial and Accounting Officer, and others considered to be executive officers of the Company.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)(1)		All Other Compensation ($)		Total ($)
Scott K. Ginsburg Chairman and Chief Executive Officer	2006	323,077	175,000	42,482	(2)	230,085	(3)	770,644
Omar A. Choucair Chief Financial Officer	2006	229,230	105,000	22,942	(4)	20,660	(5)	377,832
Neil H. Nguyen Executive Vice President of Sales and Operations	2006	192,500	115,000	22,558	(6)	58,051	(7)	388,109
Pamela Maythenyi Sr. Vice President of SourceEcreative	2006	173,308	60,000	16,902	(8)	7,647	(9)	257,857

(1)
See Note 2 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for our fiscal year ended December 31, 2006 for details as to the assumptions used to determine the fair value of stock awards.

(2)
Represents compensation expense incurred by us in fiscal year 2006 in connection with the grant of options to purchase 100,000 shares of common stock to Mr. Ginsburg on July 12, 2006, calculated in accordance with SFAS 123(R).

(3)
Consists of $12,000 paid for automobile allowance, $203,425 which represents the amount paid for Mr. Ginsburg's personal guarantee of a portion of the Company's debt, and $14,660 which represents the costs of insurance premiums paid by the Company for participation in the health insurance program.

(4)
Consists of $16,891, $3,496, and $2,555 representing compensation expense incurred by us in fiscal year 2006 in connection with the grant of options to purchase 40,000, 2,500, and 25,000 shares of common stock to Mr. Choucair on July 12, 2006, May 16, 2003, and February 20, 2002, respectively, calculated in accordance with SFAS 123(R).

(5)
Consists of $6,000 paid for automobile allowance, and $14,660 which represents the costs of insurance premiums paid by the Company for participation in the health insurance program.

(6)
Consists of $16,891 and $5,667 representing compensation expense incurred by us in fiscal year 2006 in connection with the grant of options to purchase 40,000 and 3,000 shares of common stock to Mr. Nguyen on July 12, 2006 and March 30, 2005, respectively, calculated in accordance with SFAS 123(R).

(7)
Consists of $3,000 paid for automobile allowance, $40,391 for sales commissions, and $14,660 which represents the costs of insurance premiums paid by the Company for participation in the health insurance program.

(8)
Consists of $1,373, $8,445, $3,113, and $3,971 representing compensation expense incurred by us in fiscal year 2006 in connection with the grant of options to purchase 2,500, 20,000, 2,500, and 2,500 shares of common stock to Ms. Maythenyi on August 31, 2006, July 12, 2006, August 31, 2005, and August 31, 2004, respectively, calculated in accordance with SFAS 123(R).

(9)
Represents the costs of insurance premiums paid by the Company for participation in the health insurance program.

Grants of Plan-Based Awards

        The following table shows information regarding grants of equity awards that we made during the fiscal year ended December 31, 2006 to each of the individuals named in the Summary Compensation Table.

Name	Grant Date	Approval Date	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Closing Market Price on Grant Date ($/Sh)(1)	Grant Date Fair Value of Stock and Option Awards ($)
Scott K. Ginsburg	July 12, 2006	July 12, 2006	—	100,000	5.88	5.89	400,877
Omar A. Choucair	July 12, 2006	July 12, 2006	—	40,000	5.88	5.89	160,351
Neil H. Nguyen	July 12, 2006	July 12, 2006	—	40,000	5.88	5.89	160,351
Pamela Maythenyi	July 12, 2006 August 31, 2006	July 12, 2006 August 31, 2004(2)	— —	20,000 2,500	5.88 8.14	5.89 7.99	80,175 16,316

(1)
Our 1992 Plan and 2006 Plan, under which these options were granted, provide that the exercise price shall be determined by using the fair market value of our common stock, which is defined under the Plans as the closing price of our common stock on the Nasdaq Global Market on the day prior to the grant date.

(2)
Represents the commencement date of Ms. Maythenyi's employment agreement. According to the terms of such agreement, she is to be issued 2,500 stock options on the first and second anniversaries of her agreement at the then-current market price.

Discussion of Summary Compensation Table and Grants of Plan-Based Awards

        The terms of our executive officers' compensation are derived from our employment agreement with them and the annual performance review by our Compensation Committee. The terms of Mr. Ginsburg's employment agreement with us were the result of negotiations between us and Mr. Ginsburg and were approved by our Board of Directors. The terms of Mr. Choucair's employment agreement with us were the result of negotiations between our Chief Executive Officer and Mr. Choucair and were approved by our Board of Directors. The terms of Ms. Maythenyi's employment agreement with us were the result of negotiations between our Chief Executive Officer and Ms. Maythenyi and were approved by our Board of Directors in conjunction with their approval of the acquisition of The Source Maythenyi in 2004. The terms of Mr. Nguyen's employment agreement with us were the result of negotiations between our Chief Executive Officer and Mr. Nguyen and were approved by our Compensation Committee.

        All of the equity awards disclosed in the Grants of Plan-Based Awards table were issued under our 2006 Plan or 1992 Plan. All option awards were granted with an exercise price per share equal to the closing price of our common stock on the Nasdaq Global Market on the day prior to the grant date of each award. Subject to the terms and conditions of the 2006 Plan or 1992 Plan and the option agreements issued in connection with these grants, all of the options granted in 2006 vest 25% on the first anniversary of the date of grant, and the remainder vests ratably over each of the 36 months thereafter.

Employment Agreement with Scott K. Ginsburg

        On June 22, 2006, the Company entered into an Employment Agreement with our Chief Executive Officer, Scott K. Ginsburg. Pursuant to the Employment Agreement between Mr. Ginsburg and the Company (the "CEO Agreement"), the Company agreed to employ Mr. Ginsburg as its Chief Executive Officer from the date of the Agreement through May 31, 2008. Under the CEO Agreement, Mr. Ginsburg is entitled to an annualized base salary of $375,000 and is eligible for an annual bonus of up to $187,500 for the term of the Agreement. The Company retained the right to increase the base compensation as it deems necessary. In addition, Mr. Ginsburg is entitled to participate in the Company's stock option plans, is entitled to four weeks of paid vacation per calendar year and is to receive a car allowance totaling $1,000 per month for the term of the Agreement. Finally, during the term of the Agreement, the Company shall pay the amount of premiums or other costs incurred for the coverage of Mr. Ginsburg and his spouse and dependent family members under the Company's health plan.

        The CEO Agreement also includes provisions respecting severance, non-solicitation, non-competition, and confidentiality obligations. Pursuant to the CEO Agreement, if he terminates his employment for Good Reason (as described below), or, is terminated prior to the end of the Employment Term by the Company other than for Cause (as described below) or death, he shall be entitled to all remaining salary to the end of the Employment Term, plus salary from the end of the Employment Term through the end of the first anniversary of the Date of Termination, at the rate of salary in effect on the Date of Termination in a lump sum payment. He shall have no obligation to seek other employment and any income so earned shall not reduce the foregoing amounts. If he is terminated by the Company for Cause (as described below), or at the end of the Employment Term, he shall not be entitled to further compensation. Following the end of the Employment Term, upon termination of his employment with the Company for any reason other than Cause, but upon ninety days prior written notice if such termination is by him, the Company shall pay to the employee his salary as then in effect for a period of six months. Under the Agreement, Good Reason includes the assignment of duties inconsistent with his title, a material reduction in salary and perquisites, the relocation of the Company's principal office by 20 miles, the transfer to an office other than the principal office or a material breach of the CEO Agreement by the Company. Under the CEO Agreement, Cause includes conviction of or a plea of guilty or nolo contendre by Mr. Ginsburg to a felony or certain criminal conduct against the Company, habitual neglect of or failure to perform his duties to the Company or any material breach of the CEO Agreement by Mr. Ginsburg.

        The above summary of the CEO Agreement is qualified in its entirety by reference to the full text of the Agreement, a copy of which was filed as an exhibit to the Current Report on Form 8-K filed by the Company on June 27, 2006.

Employment Agreement with Omar A. Choucair

        On June 22, 2006, the Company entered into an Amended and Restated Employment Agreement with our Chief Financial Officer, Omar A. Choucair. Pursuant to the Amended and Restated Employment Agreement between Mr. Choucair and the Company (the "CFO Agreement"), the Company agreed to employ Mr. Choucair as its Chief Financial Officer from the date of the Agreement through May 31, 2009. Under the CFO Agreement, Mr. Choucair is entitled to an annualized base salary of $250,000 for the period June 1, 2006 through May 31, 2007 (increasing to $260,000 and $270,000 on the anniversaries of the CFO Agreement during its term), and is eligible for an annual bonus of $75,500 for the term of the Agreement. The Company retained the right to increase the base compensation as it deems necessary. In addition, Mr. Choucair is entitled to participate in the Company's stock option plans, is entitled to four weeks of paid vacation per calendar year and is to receive a car allowance totaling $500 per month for the term of the CFO Agreement. Finally, during the term of the Agreement, the Company shall pay the amount of premiums or other costs incurred for the coverage of Mr. Choucair and his spouse and dependent family members under the Company's health plan.

        The CFO Agreement also includes provisions respecting severance, non-solicitation, non-competition, and confidentiality obligations. Pursuant to the CFO Agreement, if he terminates his employment for Good Reason (as described below), or, is terminated prior to the end of the Employment Term by the Company other than for Cause (as described below) or death, he shall be entitled to all remaining salary to the end of the Employment Term, plus salary from the end of the Employment Term through the end of the third anniversary of the Date of Termination, at the rate of salary in effect on the Date of Termination in a lump sum payment. He shall have no obligation to seek other employment and any income so earned shall not reduce the foregoing amounts. If he is terminated by the Company for Cause (as described below), or at the end of the Employment Term, he shall not be entitled to further compensation. Following the end of the Employment Term, upon termination of his employment with the Company for any reason other than Cause, but upon ninety days prior written notice if such termination is by him, the Company shall pay to him his salary as then in effect for a period of six months. Under the CFO Agreement, Good Reason includes the assignment of duties inconsistent with his title, a material reduction in salary and perquisites, the relocation of the Company's principal office by 20 miles, the transfer to an office other than the principal office or a material breach of the Agreement by the Company. Under the CFO Agreement, Cause includes conviction of or a plea of guilty or nolo contendre by Mr. Choucair to a felony or certain criminal conduct against the Company, habitual neglect of or failure to perform his duties to the Company or any material breach of the CFO Agreement by Mr. Choucair.

        The above summary of the CFO Agreement is qualified in its entirety by reference to the full text of the Agreement, a copy of which was filed as an exhibit to the Current Report on Form 8-K filed by the Company on June 27, 2006.

Employment Agreement with Neil H. Nguyen

        On August 30, 2006, the Company entered into an Amended and Restated Employment Agreement with our Executive Vice President of Sales and Operations, Neil H. Nguyen. Pursuant to the Amended and Restated Employment Agreement between Mr. Nguyen and the Company (the "Nguyen Agreement"), the Company agreed to employ Mr. Nguyen as its Executive Vice President of Sales and Operations from the date of the Agreement through July 1, 2009. Under his agreement, Mr. Nguyen is entitled to an annualized base salary of $210,000 for the period July 1, 2006 through June 30, 2007 (increasing to $230,000 and $240,000 on the anniversaries of the Nguyen Agreement during its term), and is eligible for an annual bonus of $75,000 each year for the term of the Nguyen Agreement. Half of the annual bonus is based on acquiring new customers and existing customer retention. The remaining 50% of the annual bonus is determined in the sole discretion of the Compensation Committee. The Company retained the right to increase the base compensation as it deems necessary. Mr. Nguyen earns a commission which is based on the amount of revenue recognized by the Company. Sales commissions are paid monthly, and are increased if revenues exceed certain budgeted targets. During fiscal 2006, Mr. Nguyen earned and was paid $40,391 in sales commissions. In addition, Mr. Nguyen is entitled to participate in the Company's stock option plans, is entitled to four weeks of paid vacation per calendar year and is to receive a car allowance totaling $500 per month for the term of the Nguyen Agreement. Finally, during the term of the Agreement, the Company shall pay the amount of premiums or other costs incurred for the coverage of Mr. Nguyen and his spouse and dependent family members under the Company's health plan.

        The Nguyen Agreement also includes provisions respecting severance and confidentiality obligations. Pursuant to the Nguyen Agreement, if he terminates his employment for Good Reason (as described below), or, is terminated prior to the end of the Employment Term by the Company other than for Cause (as described below), he shall be entitled to all remaining salary to the end of the Employment Term. If he is terminated by the Company for Just Cause (as described below), or at the end of the Employment Term, he shall not be entitled to further compensation. Under the Nguyen Agreement, Good Reason includes the assignment of duties inconsistent with his title, a material reduction in salary and perquisites, the requirement by the Company for Mr. Nguyen to move out of the State of California, a reduction in title below "Executive Vice President," a material breach of the Nguyen Agreement by the Company, or in the event of a change in control of the Company in which the successor does not assume the Nguyen Agreement or the surviving entity terminates the employment of Mr. Nguyen within one year of the change in control, other than for Just Cause. Under the Nguyen Agreement, Just Cause includes conviction of or a plea of guilty or nolo contendre by the employee to a felony or certain criminal conduct against the Company, habitual neglect of or failure to perform his duties to the Company or any material breach of the Nguyen Agreement by the employee.

Employment Agreement with Pamela Maythenyi

        On August 31, 2004, the Company entered into an Employment Agreement with our Senior Vice President of SourceEcreative. Pursuant to the Employment Agreement between Ms. Maythenyi and the Company (the "Maythenyi Agreement"), the Company agreed to employ Ms. Maythenyi to be in charge of SourceEcreative, one of its principal business units from the date of the Maythenyi Agreement through August 31, 2007. Under her agreement, Ms. Maythenyi is entitled to an annualized base salary of $160,000 for the period August 31, 2004 through August 31, 2005 (increasing to $170,000 and $180,000 on the anniversaries of the Maythenyi Agreement during its term), and is eligible for an annual bonus of $30,000 each year for the term of the Maythenyi Agreement. Payment of the annual bonus is dependent upon the business unit achieving certain budgeting revenue targets. In addition, Ms. Maythenyi is entitled to participate in the Company's stock option plans and receive a 2,500 employee stock options at the commencement of the Maythenyi Agreement at an exercise price per share equal to the fair market value of the stock on the respective date of grant, and if she has not terminated prior to such time, is entitled to receive an equal number on each of the first two anniversaries of the Maythenyi Agreement. Furthermore, she is entitled to four weeks of paid vacation per calendar year. The Maythenyi Agreement also includes provisions respecting severance, covenants against competition, and confidentiality obligations. Pursuant to the Maythenyi Agreement, if she is terminated prior to the end of the term by the Company other than for Just Cause (as described below), she shall be entitled to all remaining salary to the end of the Employment Term. If she is terminated by the Company for Just Cause (as described below), or at the end of the Employment Term, she shall not be entitled to further compensation. Under the Maythenyi Agreement, Just Cause includes conviction of or a plea of guilty or nolo contendre by the employee to a felony or certain criminal conduct against the Company, habitual neglect of or failure to perform her duties to the Company or any material breach of the Maythenyi Agreement by the employee.

Outstanding Equity Awards at Fiscal Year-End

        The following table shows grants of stock options and grants of unvested stock awards outstanding on December 31, 2006, the last day of our fiscal year, to each of the individuals named in the Summary Compensation Table.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#)(1) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Scott K. Ginsburg	43,330 5,000 2,500 —	— — — 100,000	21.60 33.10 12.90 5.88	November 29, 2009 January 18, 2008 February 20, 2009 July 12, 2013
Omar A. Choucair	17,332 5,000 25,000 2,240 —	— — — 260 40,000	21.60 33.10 12.90 26.00 5.88	November 29, 2009 January, 18, 2008 February 20, 2009 May 16, 2010 July 12, 2013
Neil H. Nguyen	1,313 —	1,687 40,000	12.60 5.88	March 30, 2012 July 12, 2013
Pamela Maythenyi	1,458 833 — —	1,042 1,667 20,000 2,500	13.00 6.50 5.88 8.14	August, 31, 2011 August 31, 2012 July 12, 2013 August 31, 2013

(1)
Options will vest 25% on the first anniversary of the date of grant, and the remainder vests ratably over each of the 36 months thereafter.

Option Exercises and Stock Vested

        None of the individuals named in the Summary Compensation Table have ever exercised stock options. Furthermore, the Company has never issued restricted stock awards to the individuals named in the Summary Compensation Table.

Pension Benefits

        We do not have any qualified or non-qualified defined benefit pans.

Potential Payments upon Termination or Change of Control

        Generally, regardless of the manner in which a named executive officer's employment terminates, he is entitled to receive amounts earned during his term of employment. Such amounts include:

  •
  the portion of the executive's base salary that has accrued prior to any termination and not yet been paid;

  •
  unused vacation pay; and

  •
  distribution from the Company's 401(k) plan (assuming the executive participated in the plan).

In addition, we are required to make the additional payments and/or provide additional benefits to the individuals named in the Summary Compensation Table in the event of a termination of employment or a change of control, as set forth below.

2006 Long-Term Stock Incentive Plan

        The 2006 Plan has been adopted to replace the Company's 1992 Stock Option Plan. In addition, because the Director Plan has expired recently, the 2006 Plan has been prepared in a manner to enable stock awards to be granted to members of our Board of Directors. When the 2006 Plan was approved by our stockholders, the 1992 Plan terminated and the shares identified above as remaining for future grants under the 1992 Plan ceased to be available for grants under the 1992 Plan. The number of shares subject to the 2006 Plan is 1,100,000 shares.

Termination or Change-in-Control Payments

  Scott K. Ginsburg, Chairman and Chief Executive Officer

        Pursuant to terms of the 1992 Plan, under which Mr. Ginsburg's options are issued, in the event of a change of control, 50% of the unvested portion of stock options held by Mr. Ginsburg which have not previously vested shall immediately and fully vest and shall remain exercisable for at least 15 days. If Mr. Ginsburg's employment is terminated by us or by Mr. Ginsburg for any reason, any unvested portion of his stock options will be immediately cancelled, and any vested portion thereof shall remain exercisable by Mr. Ginsburg for a period of up to three months from the date of termination. If Mr. Ginsburg's employment is terminated as a result of his death or disability, then immediately upon the date of Mr. Ginsburg's termination, any unvested portion of his stock options will be immediately cancelled, and any vested portion thereof shall remain exercisable by Mr. Ginsburg for a period of six months from the date of termination.

        The following table summarizes the potential payments to Mr. Ginsburg assuming his employment with us was terminated or a change of control occurred on December 31, 2006, the last day of our most recently completed fiscal year.

Benefits and Payments	Change of Control	Termination upon Death or Disability		Termination by us without Cause or by Mr. Ginsburg for Good Reason
Base Salary	$531,250		$—		$531,250
Bonus	$—		$—		$—
Acceleration of Vesting of Options:
Number of Stock Options and Value(1)	$50,000 380,000	$ $	— —	$ $	— —

Total	$911,250				$531,250

(1)
Value upon change of control is calculated using a value of our common stock of $13.48 per share, the closing price of our common stock on December 29, 2006, the last trading day in the fiscal year ended December 31, 2006, less the exercise price of the option of $5.88 per share.

  Omar A. Choucair, Chief Financial Officer

        Pursuant to terms of the 1992 Plan, under which Mr. Choucair's options are issued, in the event of a change of control, 50% of the unvested portion of stock options held by Mr. Choucair which have not previously vested shall immediately and fully vest and shall remain exercisable for at least 15 days. If Mr. Choucair's employment is terminated by us or by Mr. Choucair for any reason, any unvested portion of his stock options will be immediately cancelled, and any vested portion thereof shall remain exercisable by Mr. Choucair for a period of up to three months from the date of termination. If Mr. Choucair's employment is terminated as a result of his death or disability, then immediately upon the date of Mr. Choucair's termination, any unvested portion of his stock options will be immediately cancelled, and any vested portion thereof shall remain exercisable by Mr. Choucair for a period of six months from the date of termination.

        The following table summarizes the potential payments to Mr. Choucair assuming his employment with us was terminated or a change of control occurred on December 31, 2006, the last day of our most recently completed fiscal year.

Benefits and Payments	Change of Control	Termination upon Death or Disability		Termination by us without Cause or by Mr. Choucair for Good Reason
Base Salary	$774,167		$—		$774,167
Bonus	$—		$—		$—
Acceleration of Vesting of Options:
Number of Stock Options and Value(1)	$20,130 152,000	$	— —	$	— —

Total	$926,167		$—		$774,167

(1)
Value upon change of control is calculated using a value of our common stock of $13.48 per share, the closing price of our common stock on December 29, 2006, the last trading day in the fiscal year ended December 31, 2006, less the exercise price of the option of $5.88 per share.

Neil H. Nguyen, Executive Vice President of Sales and Operations

        Pursuant to terms of the 1992 Plan, under which Mr. Nguyen's options are issued, in the event of a change of control, 50% of the unvested portion of stock options held by Mr. Nguyen which have not previously vested shall immediately and fully vest and shall remain exercisable for at least 15 days. If Mr. Nguyen's employment is terminated by us or by him for any reason, any unvested portion of his stock options will be immediately cancelled, and any vested portion thereof shall remain exercisable by Mr. Nguyen for a period of up to three months from the date of termination. If his employment is terminated as a result of his death or disability, then immediately upon the date of Mr. Nguyen's termination, any unvested portion of his stock options will be immediately cancelled, and any vested portion thereof shall remain exercisable by Mr. Nguyen for a period of six months from the date of termination.

        The following table summarizes the potential payments to Mr. Nguyen assuming his employment with us was terminated or a change of control occurred on December 31, 2006, the last day of our most recently completed fiscal year.

Benefits and Payments	Change of Control	Termination upon Death or Disability		Termination by us without Just Cause or by Mr. Nguyen for Good Reason
Base Salary	$—		$—		$575,000
Bonus	$—		$—		$—
Acceleration of Vesting of Options:
Number of Stock Options and Value(1)	$20,843 152,742	$	— —	$	— —

Total	$152,742		$—		$575,000

(1)
Value upon change of control is calculated using a value of our common stock of $13.48 per share, the closing price of our common stock on December 29, 2006, the last trading day in the fiscal year ended December 31, 2006, less the exercise price of the option of $5.88 per share.

Pamela Maythenyi, Senior Vice President, SourceEcreative

        Pursuant to terms of the 1992 Plan and 2006 Plan, under which Ms. Maythenyi's options are issued, in the event of a change of control, 50% of the unvested portion of stock options held by Ms. Maythenyi which have not previously vested shall immediately and fully vest and shall remain exercisable for at least 15 days. If Ms. Maythenyi's employment is terminated by us or by her for any reason, any unvested portion of her stock options will be immediately cancelled, and any vested portion thereof shall remain exercisable by Ms. Maythenyi for a period of three months from the date of termination. If her employment is terminated as a result of her death or disability, then immediately upon the date of Ms. Maythenyi's termination, any unvested portion of her stock options will be immediately cancelled, and any vested portion thereof shall remain exercisable by her for a period of six months from the date of termination.

        The following table summarizes the potential payments to Ms. Maythenyi assuming her employment with us was terminated or a change of control occurred on December 31, 2006, the last day of our most recently completed fiscal year.

Benefits and Payments	Change of Control	Termination upon Death or Disability		Termination by us without Just Cause or by Ms. Maythenyi for Good Reason
Base Salary	$—		$—		$120,000
Bonus	$—		$—		$—
Acceleration of Vesting of Options:
Number of Stock Options and Value(1)	$12,605 88,743	$	— —	$	— —

Total	$88,743		$—		$120,000

(1)
Value upon change of control is calculated using a value of our common stock of $13.48 per share, the closing price of our common stock on December 29, 2006, the last trading day in the fiscal year ended December 31, 2006, less the exercise price of the option of $5.88 per share.

Director Compensation

  Director Compensation Table

        The following table sets forth a summary of the compensation earned by our Directors and/or paid to certain of our Directors pursuant to the Company's compensation policies for the fiscal year ended December 31, 2006, other than Scott K. Ginsburg, our Chairman and Chief Executive Officer, and Omar A. Choucair, our Chief Financial Officer and Director.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)(2)	Total ($)
William Donner	7,000	—	7,000
Lisa Gallagher	2,500	—	2,500
Kevin C. Howe	12,000	9,198	21,198
David M. Kantor	5,000	9,198	14,198
Anthony J. LeVecchio	32,000	9,198	41,198
Cappy R. McGarr(3)	8,500	23,921	32,421

(1)
See Note 2 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for our fiscal year ended December 31, 2006 for details as to the assumptions used to determine the fair value of option awards.

(2)
Represents the compensation expense incurred by us in fiscal year 2006 in connection with grants of options to purchase 10,000 shares of common stock on May 26, 2006 at an exercise price of $5.30, calculated in accordance with SFAS 123(R).

(3)
Mr. McGarr resigned from our Board of Directors effective May 26, 2006.

  Director Compensation Policy

        Messrs. Ginsburg and Choucair, our Chairman and Chief Executive Officer, and Chief Financial Officer and Director, respectively, are not paid any fees or other compensation for services as a member of our Board of Directors or of any committee of our Board of Directors.

        The non-employee members of our Board of Directors receive compensation for services provided as a director as well as reimbursement for documented reasonable expenses incurred in connection with attendance at meetings of our Board of Directors and the committees thereof. Other than Mr. LeVecchio, the Company pays its directors $2,500 per Board of Directors meeting attended, plus $1,000 per meeting of each committee or special assignments of the Board of Directors. Mr. LeVecchio is paid $25,000 as an annual retainer, $1,000 for each meeting of the Board attended, and $750 for each meeting of the Audit Committee attended.

        Members of our Board of Directors are also eligible to receive stock option grants both upon joining the Board of Directors and on an annual basis in line with recommendations by the Compensation Committee, which grants are non-qualified stock options under our 2006 Plan, and which typically vest ratably over four years.

Guarantor Agreement with Scott K. Ginsburg

        In connection with the Company's acquisition of Media DVX, a $6.5 million promissory note was issued to the seller of Media DVX, payable over three years with an interest rate of the one month LIBOR rate for the applicable period with principal and then accrued interest due as follows: $1.5 million due on April 15, 2006, $2.0 million due on April 15, 2007, and $3.0 million due on April 15, 2008. However, during the fourth quarter of 2006, the Company retired the entire remaining balance of this obligation through a combination of issuing common stock and cash. The Company paid accrued interest on the promissory note on a quarterly basis. The promissory note was personally guaranteed by Scott K. Ginsburg, the Company's Chief Executive Officer and Chairman of the Board. Mr. Ginsburg's personal guarantee of the Company's debt was evaluated for the purpose of determining an amount to compensate him for such guarantee. The Company obtained an independent valuation which determined that the improved interest rate obtained by the Company as a direct result of the personal guarantee was worth approximately $0.6 million over the term of the loan. For the years ended December 31, 2006 and 2005 respectively, the Company has recognized additional interest expense of $0.3 million and $0.1 million associated with the guarantee. Amounts paid to Mr. Ginsburg associated with this guarantee were $0.2 million and $0, for the years ended December 31, 2006 and 2005, respectively.

Employee Benefit Plans

        We sponsor a 401(k) plan covering employees who meet certain defined requirements. Under the terms of our 401(k) plan, participants may elect to make contributions on a pre-tax and after-tax basis, subject to certain limitations under the Internal Revenue Code and we may match a percentage of employee contributions, on a discretionary basis, as determined by our Board of Directors. We currently match 1% of the participating employees' salary who contribute at least 3% of their salary. We may make other discretionary contributions to the 401(k) plan pursuant to a determination by our Board of Directors, although, to date, no such other discretionary contributions have been made.

Compensation Committee Interlocks and Insider Participation

        The current members of the Compensation Committee are Messrs. Howe (Chairman) and Kantor, and Ms. Gallagher. There were no other members of the committee during 2006. All current members of the Compensation Committee are "independent directors" as defined under the Nasdaq Marketplace Rules. None of these individuals were at any time during 2006, or at any other time, an officer or employee of the Company.

        No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

Item 12.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

Security Ownership of Directors and Executive Officers

        The following table sets forth the beneficial ownership of our common stock as of March 31, 2007, except as noted, for (a) each stockholder known by us to own beneficially more than 5% of our common stock; (b) each of our Directors; (c) each executive officer named in the Summary Compensation Table; (d) and all of our current Directors and executive officers as a group. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the securities.

	Shares Beneficially Owned as of March 31, 2007(1)(2)
Beneficial Owner	Number of Shares	Percentage of Class
Scott K. Ginsburg(3) Moon Doggie Family Partnership	3,298,199	19.9%
Omar A. Choucair(4)	61,884	*
Pamela Maythenyi(5)	2,812	*
Neil H. Nguyen(6)	1,625	*
David M Kantor(7)	17,416	*
Kevin C. Howe(8)	28,616	*
Anthony J. LeVecchio(9)	11,721	*
Lisa C. Gallagher	14,664	*
William Donner	1,745	*
Kinderhook Partners, LP 1 Executive Dr., Suite 160 Fort Lee, NJ 07024	1,376,885	8.7%
William Blair & Company, L.L.C. 222 West Adam Street Chicago, IL 60606	1,100,000	6.9%
Costa Brava Partnership III, LP 420 Boylston St. Boston, MA 02116	1,001,089	6.3%
CrossPoint Venture Partners The Pioneer Hotel Building 2925 Woodside Road Woodside, CA 94062	846,701	5.3%
All directors and executive officers as a group (9 persons)(10)	3,438,682	20.7%

*
Less than 1% of the Company's common stock.

(1)
Except as indicated in the footnotes to this table and pursuant to applicable community property laws, to the Company's knowledge, the persons and entities named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Unless otherwise indicated, the business address of each beneficial owner listed is 750 West John Carpenter Freeway, Suite 700, Irving, TX 75039

(2)
The number of shares of common stock outstanding as of March 31, 2007 was 15,849,796. The number of beneficially owned shares includes shares issuable pursuant to stock options and warrants that may be exercised within sixty days after March 31, 2007.

(3)
Based on filings with the Securities and Exchange Commission indicating beneficial ownership. Includes 2,303,531 shares held of record by Scott K. Ginsburg and 292,013 shares held in the name of Moon Doggie Family Partnership, L.P. Scott K. Ginsburg is the sole general partner of Moon Doggie Family Partnership, L.P. Includes options exercisable into 50,830 shares of common stock, warrants issued to Moon Doggie Family Partnership, L.P. exercisable into 300,852 shares of common stock and warrants issued to Scott K. Ginsburg exercisable into 350,973 shares of common stock.

(4)
Includes options exercisable into 49,832 shares of common stock and warrants exercisable into 8,666 shares of common stock.

(5)
Represents options exercisable into 2,812 shares of common stock.

(6)
Represents options exercisable into 1,625 shares of common stock.

(7)
Includes options exercisable into 16,416 shares of common stock.

(8)
Includes options exercisable into 15,416 shares of common stock.

(9)
Includes options exercisable into 4,221 shares of common stock.

(10)
Includes options exercisable into 141,152 shares of common stock and warrants exercisable into 660,491 shares of common stock.

Equity Compensation Plan Information

        The following table provides certain aggregate information with respect to all of the Company's equity compensation plans in effect as of December 31, 2006.

Plan category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in first column)
Common stock options	572,176	$11.71	1,097,500
Common stock warrants	660,491	$10.00	—

Total	1,232,667	$10.79	1,097,500

Item 13.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Certain Relationships and Related Transactions

        Our Audit Committee reviews and approves in advance all related party transactions in accordance with its written charter. None of the Company's directors or executive officers (1) has entered into any transaction or series of similar transactions with the Company except as described below, (2) has any relationship, or has had any relationship with the Company except as described below, or (3) has outstanding indebtedness to the Company, which (in any case) requires disclosure under Item 404 of the SEC's Regulation S-K.

        In connection with the Company's acquisition of Media DVX, a $6.5 million promissory note was issued to the seller of Media DVX and was payable over three years with an interest rate of the one month LIBOR rate for the applicable period with principal and then accrued interest due as follows: $1.5 million due on April 15, 2006, $2.0 million due on April 15, 2007, and $3.0 million due on April 15, 2008. However, during the fourth quarter of 2006, the Company retired the entire remaining balance of this obligation through a combination of issuing common stock and cash. The Company paid accrued interest on the promissory note on a quarterly basis. The promissory note was personally guaranteed by Scott K. Ginsburg, the Company's Chief Executive Officer and Chairman of the Board. Mr. Ginsburg's personal guarantee of the Company's debt was evaluated for the purpose of determining an amount to compensate him for such guarantee. The Company obtained an independent valuation which determined that the improved interest rate obtained by the Company as a direct result of the personal guarantee was worth approximately $0.6 million over the term of the loan. For the years ended December 31, 2006 and 2005 respectively, the Company has recognized additional interest expense of $0.3 million and $0.1 million associated with the guarantee. Amounts paid to Mr. Ginsburg associated with this guarantee were $0.2 million and 0, for the years ended December 31, 2006 and 2005, respectively.

  Director Independence

        The Board of Directors has determined, after considering all of the relevant facts and circumstances, that each of Mr. Howe, Mr. Kantor, Mr. LeVecchio, Mr. Donner and Ms. Gallagher are independent from our management, as an "independent director" as defined under the Nasdaq Marketplace Rules. This means that none of those directors (1) is an officer or employee of the Company or its subsidiaries or (2) has any direct or indirect relationship with the Company that would interfere with the exercise of his or her independent judgment in carrying out the responsibilities of a director. As a result, the Company has a majority of independent directors as required by the Nasdaq Marketplace Rules.

Item 14.  PRINCIPAL ACCOUNTANT FEES AND SERVICES

        The following is a summary of the fees billed to the Company by KPMG for professional services rendered for the fiscal years ended December 31, 2006 and December 31, 2005:

	Years Ended December 31,
	2006	2005
Audit Fees	$1,169,000	$924,000
Audit Related Fees	25,408	25,000
Tax Fees	197,500	110,000
All Other Fees	—	—

Total	$1,391,908	$1,059,000

        The Audit Committee has considered whether (and has determined that) the provision by KPMG of the services described under Tax Fees is compatible with maintaining KPMG's independence from management and the Company. In addition, all of the services rendered to the Company by KPMG were pre-approved by the Audit Committee.

  Audit Fees

        These are fees for professional services for the audit of the Company's annual financial statements, and for the review of the financial statements included in the Company's filings on Form 10-Q, and for services that are normally provided in connection with statutory and regulatory filings or engagements, including fees relating to compliance with the provisions of the Sarbanes-Oxley Act, Section 404, and audits of acquired entities. The amount for 2006 includes approximately $172,000 for the Registration Statements on Forms S-3, S-4, and S-8.

  Audit-Related Fees

        We paid KPMG $25,408 and $25,000 in 2006 and 2005, respectively, for services related to auditing our 401(k) plan.

  Tax Fees

        The amounts shown are fees paid to KPMG associated with tax compliance and tax consultation.

  All Other Fees

        We paid no other fees to KPMG in 2006 or 2005.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

        Consistent with the policies of the Securities and Exchange Commission regarding auditor independence, the Audit Committee has responsibility, pursuant to its written charter, for appointing, setting compensation and overseeing the work of our independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. The Audit Committee's policy is to approve all audit and non-audit services provided by our independent registered public accounting firm prior to the commencement of the services using a combination of pre-approvals for certain engagements up to predetermined dollar thresholds in accordance with the pre-approval policy and specific approvals for certain engagements on a case-by-case basis. The Audit Committee has delegated authority to the committee chair to pre-approve between committee meetings those services that have not already been pre-approved by the committee. The chair is required to report any such pre-approval decisions to the full committee at its next scheduled meeting.

PART IV

Item 15.  EXHIBITS, FINANCIAL STATEMENT SCHEDULES.

(a)(3)	See Exhibit Index on page 27 of this Amendment No. 1 for a list of exhibits furnished as part of this Amendment No. 1

SIGNATURES

        Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

DG FASTCHANNEL, INC.
Date: April 27, 2007	By:	/s/ SCOTT K. GINSBURG Scott K. Ginsburg Chairman of the Board of Directors and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1934, this report has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Name	Title	Date

* Scott K. Ginsburg	Chairman of the Board of Directors and Chief Executive Officer	April 27, 2007
* Omar A. Choucair	Chief Financial Officer and Director (Principal Financial and Accounting Officer)	April 27, 2007
* William Donner	Director	April 27, 2007
* David M. Kantor	Director	April 27, 2007
* Lisa C. Gallagher	Director	April 27, 2007
* Kevin C. Howe	Director	April 27, 2007
* Anthony J. LeVecchio	Director	April 27, 2007

*By	/s/ SCOTT K. GINSBURG Scott K. Ginsburg As Attorney-in-Fact Pursuant to Powers of Attorney Previously Filed

Index to Exhibits

Exhibit Number	Description
10.1	Employment Agreement by and between Digital Generation Systems, Inc., (the "Company") and Pamela Maythenyi (the "Employee") entered into as of the 31st day of August 2004.
10.2
Amended and Restated Employment Agreement by and between Digital Generation Systems, Inc., (the "Corporation") and Neil Nguyen (the "Employee"), entered into as of the 30th day of August 2006, but effective as of the 1st day of July 2006.
31.1	Rule 13a-14(a)/15d-14(a) Certification of Principal Executive Officer
31.2	Rule 13a-14(a)/15d-14(a) Certification of Principal Financial Officer

Exhibit 31.1

DG FASTCHANNEL, INC. AND SUBSIDIARIES

CERTIFICATION PURSUANT TO RULE 13a-14(a)/15d-14(a)

I, Scott K. Ginsburg, certify that:

  1.
  I have reviewed this Amendment No. 1 on Form 10-K/A to the annual report on Form 10-K of DG FastChannel, Inc. (the "Registrant");

  2.
  Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

  3.
  Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the Registrant as of, and for, the periods presented in this report;

  4.
  The registrant's other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the Registrant and have:

  (a)
  Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the Registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

  (b)
  [Intentionally omitted]

  (c)
  Evaluated the effectiveness of the Registrant's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

  (d)
  Disclosed in this report any change in the Registrant's internal control over financial reporting that occurred during the Registrant's most recent fiscal quarter (the Registrant's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the Registrant's internal control over financial reporting; and

  5.
  The Registrant's other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the Registrant's auditors and the audit committee of the Registrant's board of directors (or persons performing the equivalent functions):

  (a)
  All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Registrant's ability to record, process, summarize and report financial information; and

  (b)
  Any fraud, whether or not material, that involves management or other employees who have a significant role in the Registrant's internal control over financial reporting.

Date: April 27, 2007	/s/ SCOTT K. GINSBURG

Scott K. Ginsburg Chairman of the Board of Directors and Chief Executive Officer

Exhibit 31.2

DG FASTCHANNEL, INC. AND SUBSIDIARIES

CERTIFICATION PURSUANT TO RULE 13a-14(a)/15d-14(a)

I, Omar A. Choucair, certify that:

  1.
  I have reviewed this Amendment No. 1 on Form 10-K/A to the annual report on Form 10-K of DG FastChannel, Inc. (the "Registrant");

  2.
  Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

  3.
  Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the Registrant as of, and for, the periods presented in this report;

  4.
  The registrant's other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the Registrant and have:

  (a)
  Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the Registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

  (b)
  [Intentionally omitted]

  (c)
  Evaluated the effectiveness of the Registrant's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

  (d)
  Disclosed in this report any change in the Registrant's internal control over financial reporting that occurred during the Registrant's most recent fiscal quarter (the Registrant's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the Registrant's internal control over financial reporting; and

  5.
  The Registrant's other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the Registrant's auditors and the audit committee of the Registrant's board of directors (or persons performing the equivalent functions):

  (a)
  All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Registrant's ability to record, process, summarize and report financial information; and

  (b)
  Any fraud, whether or not material, that involves management or other employees who have a significant role in the Registrant's internal control over financial reporting.

Date: April 27, 2007	/s/ OMAR A. CHOUCAIR

Omar A. Choucair Chief Financial Officer

THE EXCHANGE AGENT AND DEPOSITORY FOR THIS OFFER IS:

American Stock Transfer & Trust Company

By Mail or Overnight Courier:	By Hand:
American Stock Transfer & Trust Company Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, NY 11219	American Stock Transfer & Trust Company Attn: Reorganization Department 59 Maiden Lane New York, NY 10038

        Questions and requests for assistance may be directed to the information agent at the address and telephone numbers listed below. Additional copies of this prospectus, the letter of transmittal and other tender offer materials may be obtained from the information agent as set forth below, and will be furnished promptly at our expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the offer.

THE INFORMATION AGENT FOR THIS OFFER IS:

D.F. King & Co., Inc.

You may obtain information regarding the Tender Offer from the Information Agent as follows:

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, NY 10005

Banks and Brokerage Firms, Please Call: (212) 269-5550
All Others Call Toll-free: (800) 488-8075